UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Better World Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Heritage Distilling Group, Inc. may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2023

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF THE STOCKHOLDERS OF
BETTER WORLD ACQUISITION CORP.

To the Stockholders of Better World Acquisition Corp.:

You are cordially invited to attend the special meeting in lieu of an annual meeting (the “Special Meeting”) of the stockholders of Better World Acquisition Corp. (“BWAC”), which will be held virtually at 10:00 a.m., Eastern Time, on            , 2023, or at such other time and on such other date to which the Special Meeting may be adjourned or postponed. The Special Meeting will be a virtual meeting conducted via live webcast. You or your proxyholder will be able to attend and vote at the Special Meeting by visiting https://www.cstproxy.com/betterworld/sm2023 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

On December 9, 2022, BWAC entered into a Business Combination Agreement (as it may be amended, restated and/or supplemented from time to time in accordance with its terms, the “Business Combination Agreement”), with Heritage Distilling Holding Company, Inc., a Delaware corporation (together with its successors, “Heritage”), Heritage Distilling Group, Inc. (formerly known as HDH Newco, Inc.), a Delaware corporation and a wholly-owned subsidiary of BWAC (“Pubco”), BWA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), HD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”), BWA Holdings LLC, a Delaware limited liability company (the “Sponsor”), in the capacity as the representative for the stockholders of BWAC and Pubco (other than the former Heritage stockholders), and Justin Stiefel, in the capacity as the representative for certain security holders of Heritage (the “Holder Representative”), for a proposed business combination among the parties (the “Business Combination”).

Pursuant to the Business Combination Agreement, subject to the terms and upon the conditions set forth therein, (i) SPAC Merger Sub will merge with and into BWAC, with BWAC continuing as the surviving entity (the “SPAC Merger”), and, in connection therewith, (A) each share of BWAC Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder thereof to receive, with respect to each share of BWAC Common Stock that is not redeemed or converted in the redemption in connection with the closing of the Business Combination (the “Redemption”), one share of Pubco Common Stock and one contingent value right (“CVR”) (subject to the holders of Founder Shares and Representative Shares described in the accompanying proxy statement/prospectus waiving their right to receive CVRs for such shares pursuant to the CVR Funding and Waiver Letter described in the accompanying proxy statement/prospectus), and (B) Pubco will assume all of the outstanding BWAC warrants and each warrant will become a warrant to purchase the same number of shares of Pubco Common Stock at the same exercise price during the same exercise period and otherwise on the same terms as the warrant being assumed; (ii) Company Merger Sub will merge with and into Heritage, with Heritage continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), and, in connection therewith, (A) the shares of capital stock of Heritage issued and outstanding immediately prior to the effective time of the Mergers (the “Effective Time”) will be cancelled in exchange for the right of the holders thereof to receive shares of Pubco Common Stock as set forth in the Business Combination Agreement, (B) holders of certain Heritage unsecured convertible promissory notes will receive shares of Pubco Common Stock separate from the Stockholder Merger Consideration (as defined in the Business Combination Agreement and described in the accompanying proxy statement/prospectus), (C) Pubco will assume certain Heritage warrants (the “Heritage Financing/Interim Warrants”) and each Heritage Financing/Interim Warrant will become a warrant to purchase shares of Pubco Common Stock, with the number of shares and exercise price thereof equitably adjusted in accordance with the Business Combination Agreement, (D) certain Heritage warrants (“Contributed Warrants”) will be contributed to Pubco and exchanged for the right to receive such number of shares of Pubco Common Stock as such holder of a Contributed Warrant would have received pursuant to the Business Combination Agreement if such Contributed Warrant had been exercised immediately prior to the Effective Time for the number of shares of Heritage Common Stock set forth in the Contribution Agreement, (E) each Restricted Stock Unit Award of Heritage outstanding immediately prior to the Effective Time, as amended in accordance with the Business

Combination Agreement, will be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted in accordance with the Business Combination Agreement, and (F) all other Heritage Convertible Securities will be terminated; and (iii) as a result of the Mergers, BWAC and Heritage each will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly-traded company (such transactions, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

Pursuant to the terms of the Business Combination Agreement, the consideration to be delivered to security holders (other than the holders of certain Heritage warrants that are assumed by Pubco, which will not affect the consideration) of Heritage (“Heritage Securityholders”) in connection with the Business Combination (the “Participant Consideration”) will be a number of newly-issued securities of Pubco with a value equal to $77,500,000, subject to adjustments for Heritage’s closing debt (net of cash) and certain transaction bonuses (if any).

At the closing of the Business Combination (the “Closing”), BWAC Public Stockholders who do not redeem their shares of BWAC Common Stock in connection with the Transactions will receive one CVR in the SPAC Merger in addition to one share of Pubco Common Stock. At the Closing, the Sponsor will place 1,000,000 shares of Pubco Common Stock (the “Founder CVR Escrow Shares”), and certain Heritage security holders will place 3,000,000 shares of Pubco Common Stock from the Participant Consideration (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) (the “Company CVR Escrow Shares”) into escrow, for an aggregate of 4,000,000 shares of Pubco Common Stock to support the CVRs, pursuant to a contingent value rights agreement (the “CVR Agreement”) to be entered into prior to the Closing by and among the Holder Representative (on behalf of the applicable Heritage security holders), Pubco, the Sponsor and Continental Stock Transfer & Trust Company, as rights agent. Upon the date that is 18 months from Closing (which date may be extended to 24 months following the Closing at the option of the Sponsor), CVR holders will be entitled to receive a number of escrowed shares (and earnings thereon other than ordinary dividends) designed to provide the CVR holders with a simple annual rate of return of 10% on the redemption price for their BWAC Common Stock based on the price of the Pubco Common Stock as of such 18- or 24-month anniversary and any amounts that they have received with respect to their shares of Pubco Common Stock through such time, including if the stock price drops below the price in connection with the Redemption, but solely to the extent of the escrowed shares and earnings thereon other than ordinary dividends, and up to a maximum of the equivalent of two shares of Pubco Common Stock for each CVR. The number of shares to be released to the CVR holders will be allocated from the Heritage security holders’ and the Sponsor’s escrowed shares on a pro-rata basis, and any escrowed shares not released to CVR holders by the end of the CVR term will be released to the contributing Heritage security holders and the Sponsor on a pro-rata basis.

In addition, certain security holders of Heritage (the “Heritage Earnout Participants”) will have the contingent right to receive up to an aggregate of 3,000,000 additional shares of Pubco Common Stock, as contingent consideration after the Closing based on Pubco’s net revenue performance for the years 2023, 2024 and 2025 and stock price performance during the three-year period following the Closing, as more particularly described in the proxy statement/prospectus.

At the Closing, the Sponsor will also contribute 500,000 of its Founder Shares (the “Sponsor Escrow Shares”) into an escrow account (the “Sponsor Escrow Account”), which shares will be released based on Pubco’s achievement of the earnout milestones applicable to the earnout that may be payable to the Heritage Earnout Participants under the Business Combination Agreement, as more particularly described in the proxy statement/prospectus.

It is anticipated that upon completion of the Business Combination, the BWAC Public Stockholders would own an interest of approximately 25.3% of Pubco, the Sponsor and the initial stockholders of BWAC will own an interest of approximately 29.4% of Pubco, and the Heritage security holders will own an interest of approximately 45.3% of Pubco. See “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information.” If the actual facts are different from the assumptions set forth therein (which they are likely to be), the percentage ownerships set forth above will be different.

The BWAC Units, Common Stock and Public Warrants are traded on the Nasdaq Stock Market (the “Nasdaq”) under the symbols “BWACU”, “BWAC” and “BWACW”, respectively. On February 1, 2023, the closing sale prices of the BWAC Units, Common Stock and Public Warrants were $10.70, $10.595 and $0.0857, respectively. Pubco will apply for listing, to be effective upon the Closing (acceptance of such listing is a condition to the Closing), of the shares of Pubco Common Stock and Pubco Warrants on the Nasdaq under the proposed symbols “CASK” and “CASKW”, respectively, and intends to cause the CVRs to be quoted on the OTC Pink Market at the Closing. There is no assurance that Pubco will be able to satisfy the Nasdaq (or, with respect to the CVRs, the OTC Pink Market’s) listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Only holders of record of shares of BWAC Common Stock at the close of business on            , 2023 (the “Record Date”), are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments of the Special Meeting.

The proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. BWAC urges you to carefully read the entire document and the documents incorporated therein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 52 of the proxy statement/prospectus.

After careful consideration, BWAC’s board of directors has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Special Meeting is in the best interests of BWAC and its stockholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of BWAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BWAC and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of BWAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion of these matters.

Your vote is very important. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Special Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of BWAC’s board of directors, I would like to thank you for your support of BWAC and look forward to a successful completion of the Business Combination.

Very truly yours,
Rosemary L. Ripley
Chairman and Chief Executive Officer
Better World Acquisition Corp.

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR BWAC UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE

SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF THE STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated            , 2023 and is first being mailed to the stockholders of BWAC on or about            , 2023.

ADDITIONAL INFORMATION

The accompanying document is the prospectus for securities of Pubco. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting of BWAC at which BWAC stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. This proxy statement/prospectus is available without charge to stockholders of BWAC upon written or oral request. This document and other filings by BWAC with the Securities and Exchange Commission (the “SEC”) may be obtained by either written or oral request to BWAC’s Chief Executive Officer, Rosemary L. Ripley, at Better World Acquisition Corp., 775 Park Avenue, New York, New York 10021, or by telephone at (212) 450-9700.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the SEC’s internet site at www.sec.gov.

In addition, if you have questions about the proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Advantage Proxy, Inc., BWAC’s proxy solicitor, at (877) 870-8565 (toll free) or email at ksmith@advantageproxy.com. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.

Information contained on the Heritage website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting, or no later than            , 2023.

BETTER WORLD ACQUISITION CORP.
775 Park Avenue
New York, New York 10021

NOTICE OF SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF THE STOCKHOLDERS
TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF BETTER WORLD ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of an annual meeting (the “Special Meeting”) of the stockholders of Better World Acquisition Corp., a Delaware corporation (“BWAC”), will be held at 10:00 a.m., Eastern Time, on            , 2023. The Special Meeting will be a virtual meeting conducted via live webcast. You or your proxyholder will be able to attend and vote at the Special Meeting by visiting https://www.cstproxy.com/betterworld/sm2023 and using a control number assigned by Continental Stock Transfer & Trust Company. The Special Meeting will be held for the purpose of considering and voting on the proposals described below and in the accompanying proxy statement/prospectus. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement/prospectus. You will not be able to vote or submit questions through the listen-only format.

At the Special Meeting, you will be asked to consider and vote on the following proposals:

(1) Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement by and among BWAC, Heritage Distilling Holding Company, Inc., a Delaware corporation (“Heritage”), Heritage Distilling Group, Inc. (formerly known as HDH Newco, Inc.), a Delaware corporation and a wholly-owned subsidiary of BWAC (“Pubco”), BWA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), HD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”), BWA Holdings LLC, in the capacity as the representative from and after the Effective Time (as defined below) of the stockholders of Pubco (other than the Heritage stockholders and their successors and assignees) (the “SPAC Representative”), and Justin Stiefel, in the capacity as the representative of certain Heritage security holders from and after the Effective Time (the “Holder Representative”) (as it may be amended, restated and/or or supplemented from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which BWAC and Heritage will become wholly-owned subsidiaries of Pubco. A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The Business Combination Proposal.”

(2) Proposal 2 — The Charter Proposal — To consider and vote upon a proposal to approve, in connection with the Business Combination, the adoption of Pubco’s amended and restated certificate of incorporation (the “Proposed Charter”), in the form appended to the accompanying proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by BWAC stockholders. The Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Charter Proposal.”

(3) – (7) Proposals 3 – 7 — The Organizational Documents Proposals — To consider and vote upon five separate non-binding advisory proposals to approve, assuming the Business Combination Proposal is approved and adopted, material differences between BWAC’s amended and restated certificate of incorporation, as amended (the “Current Charter”), currently in effect and the Proposed Charter of Pubco upon completion of the Business Combination, specifically:

Proposal 3

To approve provisions to be included in the Proposed Charter providing that directors may only be removed by the affirmative vote of the holders of at least 66⅔% of the voting power of all the then-outstanding shares of stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.

Proposal 4

To approve provisions to be included in the Proposed Charter providing that (i) stockholder special meetings may only be called by the Pubco Board (as defined below) pursuant to a resolution adopted by a majority of the Pubco Board or the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco, and (ii) stockholders may only act at annual and special meetings and not by written consent.

Proposal 5

To approve provisions to be included in the Proposed Charter providing that the amendment of certain provisions of the Proposed Charter related to the number of directors and director terms and that any amendment of the Proposed Bylaws requires the affirmative vote of the holders of at least 66⅔% of the voting power of the then-outstanding shares of capital stock of Pubco entitled to vote on such amendment.

Proposal 6

To approve provisions to be included in the Proposed Charter to remove certain provisions related to BWAC’s status as a blank check company that will no longer apply upon consummation of the Business Combination.

Proposal 7

To approve provisions to be included in the Proposed Charter changing the total number of authorized shares of all classes of stock to 155,000,000 shares, each with a par value of $0.0001 per share, consisting of (i) 150,000,000 shares of common stock and (ii) 5,000,000 shares of preferred stock.

The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposals 3 – 7: The Organizational Documents Proposals.”

(8) Proposal 8 — The Nasdaq Proposal — To consider and vote upon a proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of common stock of Pubco (the “Pubco Common Stock”) in connection with the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan (as defined below), to the extent such issuances would require stockholder approval under Nasdaq Rule 5635. The Nasdaq Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 8: The Nasdaq Proposal.”

(9) Proposal 9 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve the Heritage Distilling Group, Inc. 2023 Equity Incentive Plan, referred to as the “Incentive Plan.” The form of Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex D. The board of directors of Pubco (the “Pubco Board”) intends to adopt the Incentive Plan, subject to approval from the stockholders of BWAC, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 9: The Incentive Plan Proposal.”

(10) Proposal 10 — The Director Election Proposal — To consider and vote upon a proposal to elect nine (9) directors to the Pubco Board, a majority of whom will be independent under the Nasdaq Stock Market (the “Nasdaq”) requirements, including four directors designated by Heritage prior to the Closing, one director designated by BWAC prior to the Closing, who will qualify as independent under Nasdaq requirements, and four directors mutually agreed upon by each of Heritage and BWAC, which approval will not be unreasonably denied or delayed, all of whom will be required to qualify as independent directors under Nasdaq rules, effective upon the Closing, to serve on the Pubco Board until Pubco’s 2024 annual meeting of stockholders, or when such directors’ successors have been duly elected and qualified, or upon such directors’ earlier death, resignation, retirement or removal for cause. The Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 10: The Director Election Proposal.”

(11) Proposal 11 — The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary or desirable, at the determination of the BWAC Board. This proposal is referred to as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 11: The Adjournment Proposal.”

The proposals being submitted for a vote at the Special Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. BWAC urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.

After careful consideration, the BWAC Board has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Special Meeting is in the best interests of BWAC and its stockholders and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of BWAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BWAC and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of BWAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion of these conflicts.

The record date for the Special Meeting is            , 2023 (the “Record Date”). Only holders of record of BWAC Common Stock at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments of the Special Meeting.

The BWAC Units, Common Stock and Public Warrants (each as defined in the accompanying proxy statement/prospectus) are traded on Nasdaq under the symbols “BWACU”, “BWAC” and “BWACW”, respectively. On February 1, 2023, the closing sale prices of the BWAC Units, Common Stock and Public Warrants were $10.70, $10.595 and $0.0857, respectively. Pubco will apply for listing, to be effective upon the Closing (acceptance of such listing is a condition to the Closing), of the shares of Pubco Common Stock and Pubco Warrants (each as defined in the accompanying proxy statement/prospectus) on the Nasdaq under the proposed symbols “CASK” and “CASKW”, respectively and intends to cause the CVRs to be quoted on the OTC Pink Market at the Closing. There is no assurance that Pubco will be able to satisfy the Nasdaq (or, with respect to the CVRs, the OTC Pink Market’s) listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Pursuant to the Current Charter, a Public Stockholder (as defined in the accompanying proxy statement/prospectus) may request that BWAC redeem all or a portion of its Public Shares (as defined in the proxy statement/prospectus) for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through BWAC Units and you elect to separate your BWAC Units into the underlying Public Shares and Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, BWAC’s transfer agent, that BWAC redeem your Public Shares for cash, and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company.

Holders of BWAC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their BWAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BWAC Units into the underlying Public Shares and Public Warrants, or if a holder holds BWAC Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, BWAC will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with BWAC’s initial public offering (the “IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of            , 2023, this would have amounted to approximately $            per Public Share. If a Public Stockholder exercises its redemption rights, it will be exchanging such stockholder’s Public Shares for the right to receive such stockholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with BWAC’s consent, until the consummation of the Business Combination, or such other date as determined by the BWAC Board. The stockholder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “Special Meeting of the Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

The Required Proposals (as defined in the accompanying proxy statement/prospectus) are interdependent on each other. The Organizational Documents Proposals are conditional upon the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal. If BWAC’s stockholders do not approve each of the Required Proposals at the Special Meeting, the Business Combination may not be consummated.

Each of the Proposals except the Charter Proposal, the Organizational Documents Proposals and the Director Election Proposal requires the affirmative vote of holders of a majority of the shares of BWAC Common Stock that are voted at the Special Meeting.

The Charter Proposal and each of the Organizational Documents Proposals require the affirmative vote of the holders of at least a majority of the then outstanding shares of BWAC Common Stock.

The Director Election Proposal requires a plurality vote of the holders of BWAC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. BWAC urges you to read the accompanying proxy statement/prospectus carefully.

If you have any questions or need assistance voting your Common Stock, please contact Advantage Proxy, Inc., BWAC’s proxy solicitor, at (877) 870-8565 (toll free) or email at ksmith@advantageproxy.com. This notice of the Special Meeting and the proxy statement/prospectus are available at the SEC’s website at www.sec.gov.

By Order of the Board of Directors of BWAC
Rosemary L. Ripley
Chairman of the Board

i

BASIS OF PRESENTATION AND GLOSSARY

Frequently Used Terms

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

“2023 Net Revenue Earnout Milestone” means $18,100,000.

“2024 Net Revenue Earnout Milestone” means $29,300,000.

“2025 Net Revenue Earnout Milestone” means $46,500,000.

“Ancillary Documents” means each agreement, instrument or document attached as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement.

“BCMA” means the Business Combination Marketing Agreement, dated November 14, 2020, entered into by BWAC and the Representative in connection with the IPO.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 9, 2022, as may be amended, restated or supplemented from time to time in accordance with its terms, by and among BWAC, Heritage, Pubco, SPAC Merger Sub, Company Merger Sub, the SPAC Representative, and the Holder Representative. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“BWAC Board” means the board of directors of BWAC.

“BWAC Common Stock” or “Common Stock” means the shares of common stock, par value $0.0001 per share, of BWAC, which shares will have the rights and preferences, and otherwise be subject to the terms and conditions set forth in, the Current Charter.

“BWAC Parties” means BWAC, Pubco, Company Merger Sub and SPAC Merger Sub.

“BWAC Stockholder Approval” means the approval of the Required Proposals by the requisite vote of the stockholders of BWAC at the Special Meeting in accordance with BWAC’s organizational documents, applicable law and this proxy statement/prospectus.

“BWAC Units” means the units, each consisting of one share of Common Stock and one Public Warrant (each Public Warrant entitling the holder thereof to purchase one share of Common Stock) issued by BWAC pursuant to, and with the terms set forth in, the Current Charter.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Merger Sub” means HD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco.

“Company Surviving Subsidiary” means the surviving entity in the Company Merger.

“Continental” means Continental Stock Transfer & Trust Company.

“Contributed Warrants” means those warrants issued by Heritage to the individuals party to the Contribution Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated December 8, 2022, by and among Heritage and the warrant holders party thereto, pursuant to which such warrant holders agreed to contribute the Contributed Warrants to Pubco in exchange for the Stockholder Merger Consideration that such warrant holder would have received had such Contributed Warrants been exercised immediately prior to the Effective Time for such number of shares of Heritage Common Stock set forth in the Contribution Agreement.

“Current Charter” means BWAC’s Amended and Restated Certificate of Incorporation, as amended.

“CVR” means a contractual contingent value right (which will not be evidenced by a certificate or other instrument) representing the right of qualifying CVR Holders to receive, in certain circumstances, a contingent payment in the form of shares of Pubco Common Stock pursuant to the terms and conditions of the CVR Agreement.

“CVR Agreement” means the Contingent Value Rights Agreement to be entered into by and among Pubco, the Sponsor, Justin Stiefel, in the capacity as the Holder Representative under the Business Combination Agreement, and Continental, as rights agent.

“CVR Escrow Account” means a segregated escrow account from which the Escrow Property to be disbursed in accordance with the terms of the Business Combination Agreement, the CVR Agreement and the Escrow Agreement.

“CVR Escrow Shares” means the 4,000,000 shares (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) of Pubco Common Stock which, at the Closing, will be placed into the CVR Escrow Account to satisfy obligations to CVR Holders in accordance with the terms of the CVR Agreement, of which (i) 3,000,000 shares (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) will be withheld from the Participant Consideration otherwise deliverable to Heritage Securityholders at the Closing and contributed to the CVR Escrow Account, and (ii) 1,000,000 shares will be Founder Shares contributed to the CVR Escrow Account (subject to the terms of the CVR Funding and Waiver Letter) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted).

“CVR Funding and Waiver Letter” means the letter agreement entered into on December 9, 2022, by and among the Sponsor, the IPO Underwriter, BWAC, Heritage and Pubco, pursuant to which (i) the Sponsor agreed at the Closing to deposit into escrow an aggregate of 1,000,000 of its Founder Shares (the “Founder CVR Escrow Shares”), with such Founder CVR Escrow Shares (together with the Company CVR Escrow Shares) to be held in escrow in accordance with the terms and conditions of the Business Combination Agreement and the CVR Escrow Agreement and the CVR Agreement, and (ii) the Sponsor and the IPO Underwriter agreed to waive any rights to receive any CVRs for or with respect to their Founder Shares and Representative Shares.

“CVR Holders” means, collectively, holders of CVRs.

“CVR Settlement Date” means the date the CVR Escrow Shares will be released upon the occurrence of certain events on or about the 18-month anniversary of the Closing, which date may be extended to 24 months following the Closing at the option of the Sponsor, in accordance with the CVR Agreement.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” means the Heritage Common Stock held by Dissenting Stockholders, if any.

“Dissenting Stockholders” means the Heritage Stockholders that have validly exercised appraisal rights pursuant to Section 262 of the DGCL with respect to Heritage Common Stock.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Earnout Consideration” means the additional shares of Pubco Common Stock that may be issuable to certain Heritage Securityholders after Closing in the event that certain stock price and revenue-based conditions are satisfied.

“EBC” means EarlyBirdCapital, Inc., the Representative of the IPO Underwriters.

“EBC Transaction Fee” means the transaction fee equal to 3.5% of the gross proceeds received by BWAC in the IPO, or $4,416,510 payable to EBC at the Closing, provided that, to the extent applicable, up to 30% ($1,324,953) of such fee may be paid to investment banks or other financial advisors that did not participate in the IPO and assist BWAC in consummating a business combination pursuant to the terms of the BCMA.

“Effective Time” means the date and time that the Mergers are consummated in accordance with the terms of the Business Combination Agreement.

“Employment Agreements” means, collectively, the employment agreements between Pubco and each of Justin Stiefel, Jennifer Stiefel and such other individuals as may be mutually agreed by Heritage and BWAC prior to the Closing, which employment agreements will be entered into on or prior to and as a condition to the Closing.

“Escrow Agent” means Continental (or such other escrow agent mutually acceptable to BWAC and Heritage).

“Escrow Property” means the CVR Escrow Shares, along with any special or extraordinary dividends, distributions or other income paid or otherwise accruing on the CVR Escrow Shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental, or another agent reasonably acceptable to Heritage, appointed in accordance with the terms of the Business Combination Agreement for the purpose of exchanging shares of Heritage Stock for the Participant Consideration in accordance with the terms of the Business Combination Agreement.

“Extension” means an extension of the deadline by which BWAC must complete its business combination pursuant to, and obtained in accordance, with the terms of the Current Charter.

“Extension Amendment” means the amendment to BWAC’s Current Charter, approved by BWAC stockholders at a special meeting on February 8, 2023.

“Extension Expenses” means the costs and expenses necessary for an Extension.

“FINRA” means Financial Industry Regulatory Authority, Inc.

“First Price Earnout Milestone” means the VWAP of the Pubco Common Stock is at or above $12.50 (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for twenty (20) out of thirty (30) consecutive trading days during the three-year period following the Closing.

“Flavored Bourbon” means B S B — Brown Sugar Bourbon.

“Flavored Bourbon LLC” means the limited liability company formed as a spinout for the Flavored Bourbon.

“Founder Shares” means the Common Stock held by the Sponsor that was initially purchased by the Sponsor in a private placement prior to the IPO.

“GAAP” means U.S. generally accepted accounting principles.

“Heritage” means Heritage Distilling Holding Company, Inc., a Delaware corporation.

“Heritage Base Value” means $77,500,000.

“Heritage Charter” means the Amended and Restated Certificate of Incorporation of Heritage, as amended and effective under the DGCL, prior to the Effective Time.

“Heritage Common Stock” means the common stock, par value $0.0001 per share, of Heritage (including, shares of Heritage Common Stock designated as Founder Common Stock).

“Heritage Company” and “Heritage Companies” means, individually and collectively, respectively, each of Heritage and its direct and indirect Subsidiaries.

“Heritage Convertible Securities” means, collectively, the Heritage Options, Heritage Financing/Interim Warrants, Contributed Warrants, Heritage Interim Notes, Restricted Stock Unit Awards and any other options, warrants or rights to subscribe for or purchase any capital stock of Heritage or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Heritage.

“Heritage Equity Plan” means collectively, the Heritage Distilling Company, Inc. 2018 Stock Incentive Plan and the Heritage Distilling Holding Company, Inc. 2019 Stock Incentive Plan.

“Heritage Interim Notes” means the Unsecured Convertible Promissory Notes issued by Heritage between April 19, 2022 and November 8, 2022 in an aggregate invested amount equal to $10,075,000 (not including original issue discount and other fees included in the principal amount thereof), including any similar Unsecured Convertible Promissory Notes issued by Heritage after the date hereof, up to an aggregate invested amount of $11,000,000.

“Heritage Option” means an option to purchase Heritage Common Stock that was granted pursuant to the Heritage Equity Plan.

“Heritage Securities” means, collectively, Heritage Stock, Heritage Options and any other Heritage Convertible Securities.

“Heritage Securityholders” means, collectively, the holders of Heritage Securities.

“Heritage Stock” means any shares of Heritage Common Stock and Heritage founder stock.

“Heritage Stockholders” means, collectively, the holders of Heritage Stock.

“Holder Representative” means Justin Stiefel, in the capacity as the representative for certain Heritage Securityholders from and after the Effective Time.

“Incentive Plan” means the Heritage Distilling Group, Inc. 2023 Equity Incentive Plan, to be adopted by the Pubco Board, subject to the approval by BWAC stockholders at the Special Meeting, which will provide for awards for the number of shares of Pubco Common Stock equal to 12.5% of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption). The form of Incentive Plan to become effective upon consummation of the Business Combination is attached as Annex D to this proxy statement/prospectus and is further described in the “Proposal 9: The Incentive Plan Proposal” section of this proxy statement/prospectus.

“Initial Stockholders” means all of BWAC’s stockholders immediately prior to its IPO, including its officers and directors and the underwriters in its IPO, to the extent they hold such shares.

“Insider Escrow Agreement” means the Share Escrow Agreement, dated as of November 12, 2020, among BWAC, the Insiders and the Transfer Agent.

“Insider Letter Agreement” means the letter agreement dated November 12, 2020, between BWAC and each of the Insiders.

“Insider Registration Rights Agreement” means the Registration Rights Agreement, by and among BWAC, the Insiders and EBC, dated November 12, 2020 entered into in connection with the IPO, as amended from time to time in accordance with its terms.

“Insiders” means BWAC’s officers and directors, the Sponsor and each transferee of Founder Shares.

“Interim Period” means the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement or the Closing.

“IPO” or “Initial Public Offering” means BWAC’s initial public offering of its units, Common Stock and Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of BWAC, dated as of November 12, 2020, and filed with the SEC on November 17, 2020 (File Nos. 333-249374 and 333-250051).

“IPO Underwriters” means the underwriters for BWAC’s IPO, EBC and I-Bankers Securities, Inc.

“Lock-Up Agreements” means the agreements entered into prior to or simultaneously with the Business Combination Agreement pursuant to which certain security holders of Heritage agreed to certain restrictions on transfers of securities to be received by them at the Closing (and securities underlying those securities) after the Closing in accordance with the terms of the Business Combination Agreement.

“Mergers” means, together, the SPAC Merger and the Company Merger.

“Merger Subs” means, together, Company Merger Sub and SPAC Merger Sub.

“Nasdaq” means the Nasdaq Stock Market.

“Net Revenue” means, for purposes of the Business Combination Agreement, consolidated revenue (net of returns and allowance for doubtful accounts) of Pubco and its Subsidiaries, including the Heritage Companies, as determined in accordance with GAAP, consistently applied (for the avoidance of doubt, including periods prior to the Closing, but excluding the revenues of BWAC, if any, for periods prior to the Closing). Net Revenue will exclude (i) any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income and (ii) any revenues that are non-recurring and earned outside of the ordinary course of business.

“Net Revenue Earnout Milestones” means, collectively, the 2023 Net Revenue Earnout Milestone and the 2024 Net Revenue Earnout Milestone and 2025 Net Revenue Earnout Milestone.

“Noble” means Noble Capital Markets, Inc., the fairness opinion provider to the BWAC Board.

“Non-Competition Agreements” means the Non-Competition and Non-Solicitation Agreements entered into by Pubco and certain members of Heritage’s management team prior and as a condition to the Closing.

“Participant Consideration” means the aggregate consideration payable to Heritage Securityholders pursuant to the Business Combination Agreement, which will be a number of newly-issued shares of Pubco Common Stock with a value equal to $77,500,000, subject to adjustments for Heritage’s closing debt (net of cash) and any transaction bonuses.

“Preferred Return” means an additional contingent consideration to be received by the CVR Holders in the form of additional shares of Pubco Common Stock if the trading price of Pubco Common Stock is below the price that would provide the CVR Holders with a 10% preferred return over the 18-month period (or 24-month period, at the election of the Sponsor) after the Closing (based on the Redemption Price per Public Share at Closing).

“Private Warrants” means the warrants to purchase Common Stock that BWAC issued to the Sponsor and to the Representative in a private placement completed at the time of the IPO, each of which entitles the holder thereof to purchase one share of Common Stock at a purchase price of $11.50 per share.

“Proposals” means all of the proposals presented to BWAC stockholders at the Special Meeting.

“Proposed Bylaws” means Pubco’s amended and restated bylaws in the form included as Annex C to this proxy statement/prospectus, proposed to be in effect at and following the Closing of the Business Combination, as further described in the “Charter Proposal” section of this proxy statement/prospectus.

“Proposed Charter” means Pubco’s amended and restated certificate of incorporation in the form included as Annex B to this proxy statement/prospectus, proposed to be in effect at and following the Closing of the Business Combination.

“Pubco” means Heritage Distilling Group, Inc. (formerly known as HDH Newco, Inc.), a Delaware corporation and a wholly-owned subsidiary of BWAC.

“Pubco Board” means the board of directors of Pubco subsequent to the completion of the Business Combination, as constituted from time to time.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco.

“Pubco Unit” means a unit, issuable by Pubco in connection with the consummation of the Business Combination, consisting of a pair of Pubco securities that includes one share of Pubco Common Stock and one CVR.

“Pubco Warrant” means a warrant, each exercisable to purchase one share of Pubco Common Stock.

“Public Shares” means the Common Stock sold in the IPO (including Common Stock included in the overallotment units acquired by BWAC’s underwriters), whether they were purchased in the IPO or thereafter in the open market.

“Public Stockholder” means a holder of Public Shares as of the relevant date.

“Public Unit” means a unit of one share of Common Stock and one Public Warrant sold by BWAC in the IPO.

“Public Warrant” means the warrant originally included as part of Public Units entitling the holder thereof to purchase one share of Common Stock at a purchase price of $11.50 per share.

“Record Date” means            , 2023.

“Redemption” means the redemption of the Public Shares for the Redemption Price in connection with the Closing of the Business Combination.

“Redemption Date” means that date on which holders of Public Shares may be eligible to redeem their Public Shares for Redemption in accordance with the Current Charter in connection with the Closing of the Business Combination.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated in accordance with the Current Charter as of the applicable Redemption Date.

“Representative” means EBC, in its capacity as representative of the IPO Underwriters in accordance with the terms of the Underwriting Agreement.

“Representative Shares” means the 332,420 shares of Common Stock issued by BWAC to the Representative and its designees in connection with the IPO.

“Required Proposals” means the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal.

“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Heritage Common Stock granted under the Heritage Equity Plan.

“Rights Agent” means Continental Stock Transfer and Trust Company.

“RSU Shares” means the shares of Heritage Common Stock or, following the Closing, the shares of Pubco Common Stock, issuable upon settlement of the Restricted Stock Unit Awards.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Price Earnout Milestone” means the VWAP of the Pubco Common Stock is at or above $15.00 (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for twenty (20) out of thirty (30) consecutive trading days during the three-year period following the Closing.

“Securities Act” means the Securities Act of 1933, as amended.

“SPAC Merger Sub” means BWAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco.

“SPAC Representative” means BWA Holdings LLC, in the capacity as the representative of the stockholders of Pubco (other than the Heritage Securityholders and their successors and assignees) from and after the Effective Time of the Mergers.

“SPAC Surviving Subsidiary” means the surviving entity in the SPAC Merger.

“Special Meeting” means the special meeting in lieu of an annual meeting of the stockholders of BWAC, to be held by virtual meeting at 10:00 a.m., Eastern Time, on            , 2023 and any adjournments thereof.

“Sponsor” means BWA Holdings LLC, a Delaware limited liability company.

“Sponsor Advance” means $270,000 that has been advanced by the Sponsor to BWAC in 2023.

“Sponsor Note” means that certain promissory note issued by BWAC to the Sponsor in November 2021 and subsequently amended and restated in February 2022, May 2022, August 2022 and December 2022 in the principal amount of $4,323,720, in connection with the extensions of the time period during which BWAC must complete an initial business combination pursuant to the Current Charter.

“Stockholder Merger Consideration” means a number of shares of Pubco Common Stock equal to (a)(i) the Participant Consideration less (ii) the number of shares of Pubco Common Stock issuable to holders of Heritage Interim Notes, divided by (b) the number of Fully-Diluted Company Shares (as defined in the Business Combination Agreement), provided, that the Stockholder Merger Consideration otherwise payable to Company Stockholders and holders of Contributed Warrants will be subject to the withholding of their portion of the CVR Escrow Shares to be deposited in the CVR Escrow Account in accordance with the Business Combination Agreement, the CVR Agreement and the CVR Escrow Agreement.

“Surviving Subsidiaries” means Company Surviving Subsidiary and SPAC Surviving Subsidiary.

“Transaction Financing” means any private placement of shares of Pubco Common Stock pursuant to a subscription agreement with investors, backstop or non-redemption agreement or arrangement entered into between BWAC and any current holder of BWAC Public Units or Common Stock or any potential investor prior to the Closing in connection with the Business Combination.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account established by BWAC with the proceeds from the IPO and the sale of Private Warrants pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of November 12, 2020, as it may be amended, by and between BWAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Voting Agreements” means the voting agreements entered into by BWAC, Heritage and certain Heritage Securityholders and delivered to BWAC on or prior to execution of the Business Combination Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) will be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Warrant Agreement” means the Warrant Agreement, dated as of November 12, 2020, between BWAC and Continental, which governs BWAC’s outstanding Warrants.

“Warrants” means the Private Warrants and Public Warrants, collectively.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to Pubco’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.      No Public Stockholders exercise their redemption rights in connection with the Closing of the Business Combination, and the balance of the Trust Account as of the Closing is the same as its balance on February 1, 2023 of approximately $44.7 million. Please see the section entitled “Special Meeting of the Stockholders — Redemption Rights.”

2.      There are no transfers by the Sponsor of Common Stock or Private Warrants prior to the Closing, though the share calculations and ownership assume that the 2,154,650 shares of Pubco Common Stock to be issued to the Sponsor upon consummation of the SPAC Merger in respect of 1,000,000 Founder Shares held by the Sponsor will be issued and deemed outstanding and beneficially owned by the Sponsor and deposited into the CVR Escrow Account at the Closing (though the CVR Escrow Shares may, following the CVR Settlement Date, be distributed to CVR Holders or may be distributed to the Heritage Stockholders and the Sponsor, respectively, in proportion to their respective contributions to the CVR Escrow Account, upon and subject to the conditions of the CVR Agreement).

3.      No holders of BWAC Warrants exercise any of the outstanding BWAC Warrants.

4.      The assumed redemption price upon the consummation of the Business Combination is $10.80, which assumes the deposit of four extension payments for an aggregate of $0.135 per share and an interest rate of 2.75% per annum for the fund in the Trust Account. Solely for purposes of the pro forma financial statement sections of this proxy statement/prospectus, the assumed redemption price upon consummation of the Business Combination is $10.60, which is based on the amount in the Trust Account as of February 1, 2023, adjusted for withdrawals for redemptions in connection with the Extension Amendment, but not including any interest earned on the funds in the Trust Account following February 1, 2023.

5.      Upon consummation of the SPAC Merger, (i) non-redeeming BWAC Public Stockholders will receive, as consideration in the SPAC Merger for the shares of BWAC Common Stock held by such holders, 3,000,000 shares of Pubco Common Stock and an equivalent number of CVRs; (ii) the Sponsor (which has waived its right to receive CVRs) will receive, as consideration in the SPAC Merger for the shares of BWAC Common Stock held by the Sponsor, 3,154,650 shares of Pubco Common Stock (1,000,000 of which will be deposited into the CVR Escrow Account at the Closing), (iii) the SPAC Representative (which has waived its right to receive CVRs) will receive, as consideration in the SPAC Merger, for the shares of BWAC Common Stock held by the Representative, 332,420 shares of Pubco Common Stock and (iv) all of the outstanding BWAC Warrants will become Pubco Warrants exercisable for shares of Pubco Common Stock, in each case in accordance with the terms of the Business Combination Agreement.

6.      At the Closing, 5,369,562 shares of Pubco Common Stock otherwise deliverable to the Heritage Securityholders as a portion of the Stockholder Merger Consideration are issued and outstanding and deemed to be beneficially owned by the Heritage Securityholders, as a group, and deposited into the CVR Escrow Account (though the CVR Escrow Shares may, following the CVR Settlement Date, be distributed to CVR Holders or may be distributed to the Heritage Securityholders and the Sponsor, respectively, in proportion to their respective contributions to the CVR Escrow Account, upon and subject to the conditions of the CVR Agreement).

7.      Other than (i) the shares of Pubco Common Stock issued to BWAC upon Pubco’s formation, which shares will be cancelled in connection with the Business Combination; (ii) the shares of Pubco Common Stock, CVRs and Pubco Warrants to be issued upon consummation of the SPAC Merger and (iii) the shares of Pubco Common Stock to be issued to the Heritage Securityholders as consideration upon consummation of the Company Merger, there are no other issuances of equity securities of Pubco prior to or in connection with the Closing.

8.      None of the holders of Heritage Options exercise any of the outstanding Heritage Options.

9.      None of the Heritage Stockholders exercises appraisal rights in connection with the Closing.

10.    At the Closing, the aggregate principal amount of the Sponsor Note and Sponsor Advances will be repaid in cash from proceeds from the Business Combination.

11.    1,213,453 shares of BWAC Common Stock were redeemed by Public Stockholders in connection with the special meeting of stockholders held by BWAC on February 8, 2023 to extend the date by which BWAC must consummate an initial business combination from February 17, 2023 to August 17, 2023 or such earlier date as determined by the BWAC Board.

12.    Pro forma ownership calculations following the closing exclude Restricted Stock Unit Awards since they are not exchangeable for up to 830,143 RSU Shares for 18 months after the Closing. As of September 30, 2022, 185,107 RSU Shares were outstanding. The issuance of 23,776 additional Restricted Stock Unit Awards is anticipated prior to the Closing, resulting in a total of 208,883 RSU Shares outstanding at Closing. The 830,143 non-exchangeable RSU Share total is derived from the anticipated total of 208,883 RSU Shares outstanding, with each Share multiplied by 3.97 (the amount of Pubco Common Stock each holder is entitled to purchase per Share in accordance with the terms of the Business Combination Agreement).

TRADEMARKS

This proxy statement/prospectus contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “Trademarks.”

Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains market and industry data, estimates and statistics obtained from third-party sources. Although both BWAC and Heritage believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. BWAC’s and Heritage’s internal company reports have not been verified by any independent source. Statements as to industry position are based on market data currently available. While BWAC and Heritage are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, which are statements other than those of historical fact. These forward-looking statements include, among other things, statements about the parties’ ability to close the Business Combination, the timing of the closing of the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of BWAC, Heritage and Pubco prior to the Business Combination and the period following the consummation of the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and on the current expectations, forecasts and assumptions of the management of BWAC and Heritage, involve a number of judgments, risks and uncertainties and are inherently subject to changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by BWAC and the following:

•        expectations regarding (and Heritage’s ability to meet expectations regarding) Heritage’s strategies and future financial performance, including Heritage’s future business plans or objectives, anticipated demand and acceptance of Heritage’s products, pricing, marketing plans, manufacturing, production and supply capabilities, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and Heritage’s ability to invest in growth initiatives;

•        Heritage has a history of losses and may be unable to achieve or sustain profitability;

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against BWAC, Heritage, Pubco and others following announcement of the Business Combination Agreement and the transactions contemplated therein;

•        the inability to complete the Business Combination due to the failure to obtain BWAC stockholders’ approval or satisfy other conditions to closing under the Business Combination Agreement;

•        the risk that the proposed Business Combination disrupts current plans and operations of Heritage as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        unexpected costs related to the proposed Business Combination;

•        the amount of any redemptions by stockholders of BWAC being greater than expected;

•        the ability to list Pubco securities on Nasdaq;

•        limited liquidity and trading of Pubco’s securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        the possibility that BWAC, Heritage or Pubco may be adversely affected by other economic, business, and/or competitive factors;

•        the possibility that the COVID-19 pandemic, or another major disease or epidemic, disrupts Heritage’s business;

•        the risk that, following the consummation of the Business Combination, Heritage fails to cost-effectively attract and retain new customers, fails to attract, retain, motivate or integrate its personnel, fail to maintain and continue developing its reputation, or fails to maintain its company culture, in each case negatively affecting its business;

•        the possibility that Heritage may require additional capital to support the growth of its business, which may not be available following the consummation of the Business Combination;

•        litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Heritage’s or Pubco’s resources;

•        the possibility that expansion of Heritage’s or Pubco’s customer offerings or certain operations (including expansion into additional U.S. and foreign jurisdictions) may subject it to additional legal and regulatory requirements;

•        risks that the consummation of the Business Combination is substantially delayed or does not occur, impacting the ability of Heritage to operate or implement its business plan;

•        the ability of Heritage or Pubco to respond to general economic conditions;

•        the ability of Heritage or Pubco to manage its growth effectively;

•        the ability of Heritage or Pubco to develop and protect its brand;

•        the ability of Heritage or Pubco to maintain, protect, and enhance its intellectual property; and

•        the ability of Heritage or Pubco to compete with competitors in existing and new markets and offerings.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of BWAC or Heritage prove incorrect, actual results may vary in material respects from those projected in or contemplated by these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to BWAC or Heritage or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, neither BWAC nor Heritage undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to BWAC’s stockholders. BWAC’s stockholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     You are receiving this proxy statement/prospectus in connection with the Special Meeting of the stockholders of BWAC. BWAC is holding the Special Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

         (1) Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement by and among BWAC, Heritage, Pubco, SPAC Merger Sub, Company Merger Sub, the SPAC Representative, and the Holder Representative, pursuant to which BWAC and Heritage will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly-traded company.

         A copy of the Business Combination Agreement is appended to this proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 1: The Business Combination Proposal.”

         (2) Proposal 2 — The Charter Proposal — To consider and vote upon a proposal to approve, in connection with the Business Combination, the adoption of Pubco’s Proposed Charter, in the form appended to this proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by BWAC stockholders. The Charter Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 2: The Charter Proposal.”

         (3) − (7) Proposals 3 – 7 — The Organizational Documents Proposals — To consider and vote upon five separate non-binding advisory proposals to approve, assuming the Business Combination Proposal is approved and adopted, material differences between the Current Charter of BWAC and the Proposed Charter of Pubco upon completion of the Business Combination, specifically:

Proposal 3

         To approve provisions to be included in the Proposed Charter providing that directors may only be removed by the affirmative vote of the holders of at least 662/3% of the voting power of all the then outstanding shares of stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.

Proposal 4

         To approve provisions to be included in the Proposed Charter providing that (i) stockholder special meetings may only be called by the Pubco Board pursuant to a resolution adopted by a majority of the Pubco Board or the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco and (ii) stockholders may only act at annual and special meetings and not by written consent.

Proposal 5

         To approve provisions to be included in the Proposed Charter providing that the amendment of certain provisions of the Proposed Charter related to the number of directors and director terms and that any amendment of the Proposed Bylaws requires the affirmative vote of the holders of at least 662/3% of the voting power of the then outstanding shares of capital stock of Pubco entitled to vote on such amendment.

Proposal 6

         To approve provisions to be included in the Proposed Charter to remove certain provisions related to BWAC’s status as a blank check company that will no longer apply upon consummation of the Business Combination.

Proposal 7

         To approve provisions to be included in the Proposed Charter changing the total number of authorized shares of all classes of stock to 155,000,000 shares, each with a par value of $0.0001 per share, consisting of (i) 150,000,000 shares of Pubco Common Stock and (ii) 5,000,000 shares of preferred stock.

         The Organizational Documents Proposals are described in more detail in this proxy statement/prospectus under the heading “Proposals 3 – 7: The Organizational Documents Proposals.”

         (8) Proposal 8 — The Nasdaq Proposal — To consider and vote upon a proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of Pubco Common Stock in connection with the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require stockholder approval under Nasdaq Rule 5635. The Nasdaq Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 8: The Nasdaq Proposal.”

         (9) Proposal 9 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve the Heritage Distilling Group, Inc. 2023 Equity Incentive Plan, referred to as the “Incentive Plan.” The form of Incentive Plan to become effective upon consummation of the Business Combination is appended to this proxy statement/prospectus as Annex D. The Pubco Board intends to adopt the Incentive Plan, subject to approval from the stockholders of BWAC, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 9: The Incentive Plan Proposal.”

         (10) Proposal 10 — The Director Election Proposal — To consider and vote upon a proposal to appoint nine directors, a majority of whom will be independent under Nasdaq requirements, including four directors designated by Heritage, prior to the Closing, one director designated by BWAC prior to the Closing, who will qualify as independent under Nasdaq requirements, and four persons mutually agreed upon by each of Heritage and BWAC, which approval will not be unreasonably denied or delayed, all of whom will be required to qualify as independent directors under Nasdaq rules, effective upon the Closing, to serve on the Pubco Board in accordance with the Proposed Charter. The Director Election Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 10: The Director Election Proposal.”

         (11) Proposal 11 — The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary or desirable, at the determination of the BWAC Board. The Adjournment Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 11: The Adjournment Proposal.”

         The Required Proposals are interdependent on each other. The Organizational Documents Proposals are conditional upon the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If BWAC’s stockholders do not approve each of the Required Proposals at the Special Meeting, the Business Combination may not be consummated.

         Each of the Proposals except the Charter Proposal, the Organizational Documents Proposals and the Director Election Proposal requires the affirmative vote of holders of a majority of the shares of BWAC Common Stock that are voted at the Special Meeting.

         The Charter Proposal and each of the Organizational Documents Proposals require the affirmative vote of the holders of at least a majority of the then outstanding shares of BWAC Common Stock.

         The Director Election Proposal requires a plurality vote of the holders of BWAC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Q:     What interests do BWAC’s Insiders and advisors have in the Business Combination?

A:     In considering the recommendation of the BWAC Board to vote in favor of the Business Combination, Public Stockholders should be aware that BWAC’s Insiders have interests in the Business Combination that are different from, or in addition to, those of BWAC’s other stockholders generally. BWAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to BWAC’s stockholders that they approve the Business Combination. Public Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor holds 3,154,650 Founder Shares purchased from BWAC for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Common Stock on February 1, 2023, which was $10.595, would have an aggregate value of approximately $33.4 million as of the same date. If BWAC does not consummate the Business Combination or another initial business combination by August 17, 2023, and BWAC is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.008 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per BWAC Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the BWAC Units in the IPO and the BWAC Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•        the fact that the 4,377,121 Private Warrants purchased by the Sponsor for $1.00 per Private Warrant will be worthless if a business combination is not consummated (although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 4,377,121 Private Warrants held by the Sponsor is estimated to be approximately $375,119, assuming the per warrant value of the Private Warrants is the same as the $0.0857 closing price of the Public Warrants on Nasdaq on February 1, 2023);

•        the Sponsor Note was issued in November 2021 and subsequently amended and restated in February 2022, May 2022, August 2022 and December 2022. As of December 31, 2022, an aggregate of $4,323,720 was outstanding under the Sponsor Note. As of February 1, 2023, an aggregate of $270,000 of Sponsor Advance was outstanding. If the Business Combination or another initial business combination is not consummated, the Sponsor Note may not be repaid to the Sponsor, in whole or in part;

•        the fact that BWAC’s Insiders have waived their right to redeem their Founder Shares and any other Common Stock held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon BWAC’s liquidation if BWAC is unable to consummate its initial business combination;

•        the fact that unless BWAC consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of February 1, 2023, no directors or officers of BWAC have incurred any expenses for which they expect to be reimbursed at the Closing (other than the Sponsor Note and Sponsor Advance); and

•        the anticipated election of Rosemary L. Ripley, Chief Executive Officer, President and Chairman of BWAC, as a director of Pubco after the consummation of the Business Combination. As such, in the future, Ms. Ripley will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

         In addition to the interests of BWAC’s Insiders in the Business Combination, BWAC stockholders should be aware that the IPO Underwriters may have financial interests that are different from, or in addition to, the interests of BWAC stockholders, including:

•        the fact that EBC and its designees own (i) 332,420 shares of Common Stock (the “Representative Shares”), issued to them for nominal consideration in connection with the IPO and (ii) 908,459 Private Warrants, purchased by EBC at a price of $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated. Although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the Private Warrants held by EBC or its designees is estimated to be approximately $77,855, assuming the per warrant value of the Private Warrants is the same as the $0.0857 closing price of the Public Warrants on Nasdaq on February 1, 2023, and the aggregate value of the Representative Shares is estimated to be approximately $3,521,990, assuming the per share value of the Representative Shares is the same as the $10.595 closing price of the Public Shares on Nasdaq on February 1, 2023; and

•        the fact that, pursuant to the Business Combination Marketing Agreement (the “BCMA”) entered into by BWAC and EBC in connection with the IPO, upon consummation of the Business Combination, a transaction fee equal to 3.5% of the gross proceeds received by BWAC in the IPO, or $4,416,510 payable to EBC at the Closing, provided that, to the extent applicable, up to 30% (or $1,324,953) of such fee may be paid to investment banks or other financial advisors that did not participate in the IPO and assist BWAC in consummating a business combination (the “EBC Transaction Fee”), will be payable to EBC and EBC will also be reimbursed for reasonable costs and expenses associated with services performed in connection with the BCMA, up to an aggregate amount of $20,000. Accordingly, EBC has an interest in BWAC completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, EBC will neither receive the EBC Transaction Fee nor have these expenses reimbursed.

Please also see the sections “Certain Other Benefits in the Business Combination,” “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of BWAC’s Insiders and advisors and Heritage’s directors and officers in the Business Combination.

Q:     Why is BWAC proposing the Business Combination?

A:     BWAC was incorporated to effect a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. Since BWAC’s incorporation, the BWAC Board has sought to identify suitable candidates in order to effect such a transaction. In its review of Heritage, the BWAC Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the BWAC Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of BWAC’s stockholders. The BWAC Board believes that, based on its review and consideration, the Business Combination with Heritage presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination is required by the Business Combination Agreement and the Current Charter.

Q:     What will happen in the Business Combination?

A:     Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) SPAC Merger Sub will merge with and into BWAC, with BWAC continuing as the surviving entity (the “SPAC Merger”), and, in connection therewith, (A) each share of BWAC Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder thereof to receive, with respect to each share of BWAC Common Stock that is not redeemed or converted in the redemption in connection with the closing of the Business Combination (the “Redemption”), one share of Pubco Common Stock and one CVR (subject to the holders of Founder Shares and Representative Shares waiving their right to receive CVRs for such shares pursuant to the CVR Funding and Waiver Letter ), and (B) Pubco will assume all of the outstanding BWAC warrants and each BWAC warrant will become a warrant to purchase the same number of shares of Pubco Common Stock at the same exercise price during the same exercise period and otherwise on the same terms as the warrant being assumed; (ii) Company Merger Sub will merge with and into Heritage, with Heritage continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), and, in connection therewith, (A) the shares of capital stock of Heritage issued and outstanding immediately prior to the effective time of the Mergers (the “Effective Time”) will be cancelled in exchange for the right of the holders thereof to receive shares of Pubco Common Stock as set forth in the Business Combination Agreement, (B) holders of certain Heritage unsecured convertible promissory notes will receive shares of Pubco Common Stock separate from the Stockholder Merger Consideration, (C) Pubco will assume certain Heritage warrants (the “Heritage Financing/Interim Warrants”) and each Heritage Financing/Interim Warrant will become a warrant to purchase shares of Pubco Common Stock, with the number of shares and exercise price thereof equitably adjusted in accordance with the Business Combination Agreement, (D) certain

Heritage warrants (“Contributed Warrants”) will be contributed to Pubco and exchanged for the right to receive such number of shares of Pubco Common Stock as such holder of a Contributed Warrant would have received pursuant to the Business Combination Agreement if such Contributed Warrant had been exercised immediately prior to the Effective Time for the number of shares of Heritage Common Stock set forth in the Contribution Agreement, (E) each Restricted Stock Unit Award outstanding immediately prior to the Effective Time, as amended in accordance with the Business Combination Agreement, will be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted in accordance with the Business Combination Agreement, and (F) all other Heritage Convertible Securities will be terminated; and (iii) as a result of the Mergers, BWAC and Heritage each will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly-traded company (such transactions, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

Q:     What form of, and how much, consideration will the Heritage Securityholders receive in return for the acquisition of Heritage by BWAC?

A:     The Heritage Securityholders will have the potential to receive two forms of consideration in connection with the Business Combination: (i) shares of Pubco Common Stock deliverable at Closing and (ii) shares of Pubco Common Stock that may be issuable upon achievement of the Net Revenue Earnout Milestones and Price Earnout Milestones.

         The aggregate merger consideration to be paid pursuant to the Business Combination Agreement to the Heritage Securityholders will be an amount equal to $77,500,000, subject to adjustments for Heritage’s closing net debt and certain transaction bonuses, if any (the “Participant Consideration”), and will be paid in the form of Pubco Common Stock. The Stockholder Merger Consideration to be payable to the Heritage Stockholders will be allocated among the Heritage Stockholders and holders of Contributed Warrants pro rata based on the number of shares of Heritage Common Stock owned by such Heritage Stockholder or issuable to such holder of Contributed Warrants. At the Closing, Pubco will issue to the CVR Escrow Agent, on behalf of the Heritage Stockholders and holders of Contributed Warrants, from the Stockholder Merger Consideration, a number of shares of Pubco Common Stock equal to 3,000,000 (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) to be held in the CVR Escrow Account and disbursed therefrom in accordance with the terms of the Business Combination Agreement, the CVR Agreement and the Escrow Agreement.

         It is anticipated that upon completion of the Business Combination, the BWAC Public Stockholders would own an interest of approximately 25.3% of Pubco, the Sponsor and the initial stockholders of BWAC will own an interest of approximately 29.4% of Pubco, and the Heritage stockholders will own an interest of approximately 45.3% of Pubco. See “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information.” If the actual facts are different from the assumptions set forth therein (which they are likely to be), the percentage ownership set forth above will be different.

         Heritage Stockholders that have validly exercised appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) with respect to Heritage Common Stock (“Dissenting Shares”) will not be entitled to receive any portion of the Stockholder Merger Consideration with respect to the Dissenting Shares, unless and until such Dissenting Stockholder has effectively withdrawn or lost such appraisal rights under the DGCL.

Q:     What are the Contingent Value Rights?

A:     At the Closing, BWAC Public Stockholders who do not redeem their shares of BWAC Common Stock in connection with the Transactions will receive one CVR in the SPAC Merger in addition to one share of Pubco Common Stock. At the Closing, the Sponsor will place 1,000,000 shares of Pubco Common Stock (the “Founder CVR Escrow Shares”), and certain Heritage security holders will place 3,000,000 shares of Pubco Common Stock from the Participant Consideration (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) (the “Company CVR Escrow Shares”) into escrow, for an aggregate of 4,000,000 shares of Pubco Common Stock to support the CVR, pursuant to the CVR Agreement to be entered into prior to the Closing, by and among the Holder Representative (on behalf of the Heritage stockholders), Pubco, the Sponsor and Continental Stock Transfer & Trust Company, as rights agent. Upon the date that is 18 months from Closing (which date may be extended to 24 months following the Closing at the option of the

Sponsor), CVR holders will be entitled to receive a number of escrowed shares (and earnings thereon other than ordinary dividends) designed to provide the CVR holders with a simple annual rate of return of 10% on the redemption price for their BWAC Common Stock based on the price of the Pubco Common Stock as of such 18 or 24 month anniversary and any amounts that they have received with respect to their shares of Pubco Common Stock through such time, including if the stock price drops below the price in the Closing Redemption, but solely to the extent of the escrowed shares and earnings thereon other than ordinary dividends, and up to a maximum of the equivalent of two shares of Pubco Common Stock for each CVR. The number of shares to be released to the CVR holders will be allocated from the Heritage security holders’ and the Sponsor’s escrowed shares on a pro-rata basis, and any escrowed shares not released to CVR holders by the end of the CVR term will be released to the contributing Heritage security holders and the Sponsor on a pro-rata basis. Please see “Proposal 1: The Business Combination Proposal — Ancillary Documents — CVR Agreement” for additional detail regarding the Contingent Value Rights and the Contingent Value Rights Agreements.

         For reference, an illustration of the aggregate number of CVR Escrow Shares that would constitute the Preferred Return for a CVR Holder under a variety of price scenarios, based on an assumption that such CVR Holder held one CVR as of the CVR Settlement Date, is included below:

ILLUSTRATION OF PUBCO COMMON STOCK ISSUED AS PREFERRED RETURN ASSUMING A CVR SETTLEMENT DATE OF THE EIGHTEEN MONTH ANNIVERSARY OF CLOSING AND ASSUMING THE APPLICABLE CVR HOLDER HOLDS 1 CVR AND NO REDEMPTIONS

Stock Price at Settlement	Shares Escrowed Per CVR	Shares Disbursed per CVR	Total Shares to CVR Holders	Total Value at Settlement
$3.00	1.33	1.33	2.33	$7.00
$4.00	1.33	1.33	2.33	$9.33
$5.00	1.33	1.33	2.33	$11.67
$7.50	1.33	0.66	1.66	$12.42
$10.00	1.33	0.24	1.24	$12.42
$12.50	1.33	0.00	1.00	$12.50
$15.00	1.33	0.00	1.00	$15.00

ILLUSTRATION OF PUBCO COMMON STOCK ISSUED AS PREFERRED RETURN ASSUMING A CVR SETTLEMENT DATE OF THE EIGHTEEN MONTH ANNIVERSARY OF CLOSING AND ASSUMING THE APPLICABLE CVR HOLDER HOLDS 1 CVR AND MAXIMUM REDEMPTIONS

Stock Price at Settlement	Shares Escrowed Per CVR	Shares Disbursed per CVR	Total Shares to CVR Holders	Total Value at Settlement
$3.00	2.00	2.00	3.00	$9.00
$4.00	2.00	2.00	3.00	$12.00
$5.00	2.00	1.48	2.48	$12.42
$7.50	2.00	0.66	1.66	$12.42
$10.00	2.00	0.24	1.24	$12.42
$12.50	2.00	0.00	1.00	$12.50
$15.00	2.00	0.00	1.00	$15.00

Q:     Did the BWAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. The BWAC Board obtained a fairness opinion from Noble, dated December 5, 2022, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by BWAC in the Business Combination was fair, from a financial point of view, to BWAC. See the section entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Noble Capital Markets, BWAC Board’s Financial Advisor” of this proxy statement/prospectus for additional information.

Q:     What equity stake will current BWAC Public Stockholders, the Insiders and the Heritage stakeholders hold in Pubco immediately after the completion of the Business Combination?

A:     BWAC stockholders that elect not to redeem their Public Shares will experience significant dilution as a result of the Business Combination. BWAC Public Stockholders currently own approximately 46% of BWAC. As noted above, if no BWAC stockholders redeem their shares of Common Stock in connection with the Business Combination and no Public Warrants or Private Placement Warrants are exercised, BWAC Public Stockholders will own approximately 25% of Pubco’s total shares outstanding and approximately 17% of Pubco’s total shares outstanding under the maximum redemption scenario. Following the Business Combination, an aggregate of up to 12,618,600 Public Warrants and 5,285,580 Private Warrants, excluding any assumed securities from Heritage, will be outstanding as well as 509,259 Heritage Assumed Warrants. BWAC stockholders who redeem their shares of Common Stock may continue to hold any Public Warrants that they owned prior to redemption, the exercise of which would result in additional dilution to non-redeeming BWAC stockholders.

         If any of the Public Stockholders exercise their redemption rights, the percentage of shares of Pubco Common Stock held by the Public Stockholders will decrease and the percentages of the Pubco’s outstanding Common Stock held by the Sponsor and by the Heritage Securityholders will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

         If any of the Public Stockholders as of February 1, 2023 redeem their Public Shares at Closing in accordance with the Current Charter but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of February 1, 2023, would be approximately $1,081,414 regardless of the amount of redemptions by the Public Stockholders. Upon the issuance of shares of Pubco Common Stock in connection with the Business Combination, the percentage ownership of Pubco by Public Stockholders who do not redeem their Public Shares will be diluted. Public Stockholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Stockholders and through the issuance of the Earnout Shares. The percentage of the total number of outstanding shares of Pubco Common Stock that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Stockholders, assuming no redemptions by Public Stockholders, 10% redemption by Public Stockholders, 20% redemption by Public Stockholders, 30% redemption by Public Stockholders and the maximum redemptions by Public Stockholders:

	No Redemptions(1)%		10% Redemptions(1)%		20% Redemptions(1)%		30% Redemptions(1)%		Maximum Redemptions(1)%
Heritage Securityholders	5,369,562	45.3%	5,369,562	46.5%	5,369,562	47.7%	5,369,562	49.0%	5,369,562	50.1%
BWAC Public Stockholders	3,000,000	25.3%	2,700,000	23.4%	2,400,000	21.3%	2,100,000	19.2%	1,851,852	17.3%
Representative Shares	332,420	2.8%	332,420	2.9%	332,420	3.0%	332,420	3.0%	332,420	3.1%
Sponsor Founder Shares	3,154,650	26.6%	3,154,650	27.3%	3,154,650	28.0%	3,154,650	28.8%	3,154,650	29.5%
Total Shares of Common Stock	11,856,632	100%	11,556,632	100%	11,256,632	100%	10,956,632	100%	10,708,484	100%

•        Assuming no redemption scenario:    This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

•        Assuming 10% redemption scenario:    This presentation assumes that the Public Stockholders holding approximately 10% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 26% of the Public Shares assumed to be redeemed under the maximum redemption scenario. This scenario assumes that 300,000 Public Shares are redeemed for an aggregate redemption payment of approximately $3.2 million plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming 20% redemption scenario:    This presentation assumes that the Public Stockholders holding approximately 20% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 52% of the Public Shares assumed to be redeemed under the maximum redemption scenario. This scenario assumes that 600,000 Public Shares are redeemed for an aggregate redemption payment of approximately $6.4 million including an estimated pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming 30% redemption scenario:    This presentation assumes that the Public Stockholders holding approximately 30% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 78% of the Public Shares assumed to be redeemed under the maximum redemption scenario. This scenario assumes that 900,000 Public Shares are redeemed for an aggregate redemption payment of approximately $9.5 million including an estimated pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•        Assuming maximum redemption scenario:    This presentation assumes that the Public Stockholders holding approximately 38% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 1,148,148 Public Shares are redeemed for an aggregate redemption payment of approximately $12.2 million including an estimated pro rata portion of interest accrued on the Trust Account (net of taxes payable). This maximum redemption scenario is based on the maximum permitted amount of redemptions while still satisfying the Minimum Cash Condition, which is waivable by BWAC and Heritage.

The cash fees paid to the IPO underwriters in connection with the IPO, which will not be adjusted on the basis of the number of redemptions by Public Stockholders at the Closing, totaled $4.4 million.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     After completion of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights and, after paying the Redemptions, a portion will be used to pay transaction expenses incurred in connection with the Business Combination and for working capital and general corporate purposes of Heritage, BWAC and their respective subsidiaries. Such funds may also be used to reduce the indebtedness and certain other liabilities of Heritage, BWAC and their respective subsidiaries. As of February 1, 2023, there were investments and cash held in the Trust Account of approximately $44.7 million. These funds will not be released until the earlier of the completion of the Business Combination or the Redemption of the Public Shares if BWAC is unable to complete a Business Combination by August 17, 2023 (except that interest earned on the amounts held in the Trust Account may be released earlier as necessary to pay for any taxes).

Q:     Do I have redemption rights?

A:     If you are a holder of Public Shares, you have the right to demand that BWAC redeem such shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

         Under the Current Charter, BWAC will not redeem any Public Shares if BWAC would not have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares.

         Additionally, if you exercise your redemption rights, you will not be entitled to the issuance of CVRs in connection with the Business Combination.

Q:     What happens if a substantial number of BWAC’s Public Stockholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:     BWAC’s Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights, provided that BWAC will not redeem any Public Shares if BWAC would not have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares. The Business Combination may be completed even though the funds available from the Trust Account and the number of Public Stockholders is substantially reduced as a result of redemptions by Public Stockholders.

         It is a condition to the parties’ obligation to close the Business Combination, waivable by Heritage, that BWAC or Pubco will have cash or cash equivalents of at least $10 million, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any Transaction Financing, and after the payment of the parties’ transaction expenses (the “Minimum Cash Condition”). If the Business Combination is completed notwithstanding Redemptions, Pubco will have fewer shares of Pubco Common Stock and fewer Public Stockholders, the trading market for Pubco’s securities may be less liquid and Pubco may not be able to meet the minimum listing standards for Nasdaq, which is a condition to Closing. Furthermore, the funds available from the Trust Account for working capital purposes of Pubco after the Business Combination may not be sufficient for its future operations and may not allow Pubco to reduce Pubco’s indebtedness and/or pursue its strategy for growth.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     In addition to the approval of the Required Proposals, there are a number of closing conditions in the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     If BWAC is not able to complete the Business Combination or another initial business combination by August 17, 2023, its current deadline for completing its initial business combination (as such date may be extended by vote of the BWAC stockholders), BWAC will cease all operations except for the purpose of winding up and redeeming its Public Shares and liquidating the Trust Account, in which case BWAC’s Public Stockholders may only receive the amount in the Trust Account as of the applicable Redemption Date (less any interest earned on the amounts held in the Trust Account released earlier to pay for any taxes), which would be only approximately $10.60 per share, based on the amount held in the Trust Account as of February 1, 2023, and BWAC’s Warrants will expire and have no value.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Special Meeting, which is set for            , 2023; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by BWAC’s stockholders at the Special Meeting and the BWAC stockholders elect to adjourn the Special Meeting to a later date or dates at the determination of the BWAC Board, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:     What proposals are stockholders being asked to vote upon?

A:

•        Proposal 1: The Business Combination Proposal

•        Proposal 2: The Charter Proposal

•        Proposals 3 – 7: The Organizational Documents Proposals

•        Proposal 8: The Nasdaq Proposal

•        Proposal 9: The Incentive Plan Proposal

•        Proposal 10: The Director Election Proposal

•        Proposal 11: The Adjournment Proposal

If BWAC’s Public Stockholders do not approve each of the Required Proposals, then the Business Combination may not be consummated.

As required by applicable SEC guidance to give stockholders the opportunity to present their views on important corporate governance provisions, BWAC is requesting that its stockholders vote, on a non-binding advisory basis, upon the Organizational Documents Proposals to approve certain governance provisions contained in the Proposed Charter of Pubco that materially affect stockholder rights, and will be adopted when the Proposed Charter is adopted by Pubco. See “Proposals 3 – 7: The Organizational Documents Proposals.” These separate votes are not otherwise required by Delaware law, but pursuant to SEC guidance, BWAC is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on BWAC or the BWAC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals.

After careful consideration, the BWAC Board has approved the Business Combination Agreement and the Transactions and determined that the Business Combination Proposal, the Charter Proposal, each of the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal each is in the best interests of BWAC and recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What material negative factors did the BWAC Board consider in connection with the Business Combination?

A:     Among the material negative factors that the BWAC Board considered in its evaluation of the Business Combination were the risk that the Business Combination may not be fully achieved or may not be consummated, the risk of Heritage not achieving its financial projections and the risk that Heritage may not be able to grow its business. These factors are discussed in greater detail in the section entitled “Proposal 1: The Business Combination Proposal — BWAC Board’s Reasons for the Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Related to the Business Combination.”

Q:     How do the Public Warrants differ from the Private Warrants and what are the related risks to any holders of Public Warrants following the Business Combination?

A:     The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants will not be redeemable by Pubco and will be exercisable on a cashless basis, in each case so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers of the Private Warrants or their permitted transferees, the Private Warrants will be redeemable by Pubco in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

         Following the Business Combination, Pubco may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Common Stock equals or exceeds $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30-trading-day-period ending on the third business day prior to the date on which a notice of redemption is sent to the warrant holders. Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act has been declared effective. If and when the Public Warrants become redeemable by Pubco, if Pubco has elected to require the exercise of Public Warrants on a cashless basis, Pubco may redeem the warrants as described above even if it is unable to register or qualify the shares underlying the Public Warrants for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

         In the event Pubco determines to redeem the Public Warrants, holders of redeemable Warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that Pubco elects to redeem all of the redeemable Warrants as described above, Pubco will fix a date for the redemption (“Warrant Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Warrant Redemption Date to the registered holders of the redeemable Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC. The closing price for the shares of Common Stock as of February 1, 2023 was $10.595 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Q:     How do I exercise my redemption rights?

A:     Pursuant to the Current Charter, a Public Stockholder may request that BWAC redeem all or a portion of its Public Shares if the Business Combination is consummated, subject to certain limitations, for cash equal to the pro rata portion of the funds available in the Trust Account; provided, however, that BWAC will not redeem any Public Shares if BWAC would not have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares. As of February 1, 2023, based on funds in the Trust Account of approximately $44.7 million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of the shares of Common Stock was approximately $10.60 per share.

         You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through BWAC Units and you elect to separate your BWAC Units into the underlying Public Shares and Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental, BWAC’s transfer agent, that BWAC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company.

         Holders of BWAC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their BWAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BWAC Units into the underlying Public Shares and Public Warrants or if a holder holds BWAC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If you exercise your redemption rights, you will not be entitled to the issuance of CVRs in connection with the Business Combination.

         Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with BWAC’s consent, until the consummation of the Business Combination, or such other date as determined by the BWAC Board. If you delivered your shares for redemption to the Transfer

Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

         Any corrected or changed written demand of redemption rights must be received by BWAC’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Special Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Special Meeting.

         Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is BWAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, BWAC does not have any control over this process and it may take longer than two weeks. Public Stockholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to stockholders for the return of their shares.

         If a Public Stockholder properly demands redemption as described above, then, if the Business Combination is completed, BWAC will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your BWAC shares for cash and will no longer own these shares following the Business Combination.

         If you are a Public Stockholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Public Warrants. Your Public Warrants will continue to be outstanding following a Redemption of your Public Shares and will become exercisable in connection with the completion of the Business Combination. Holders of Private Warrants do not have redemption rights in connection with the Business Combination. Additionally, if you exercise your redemption rights, you will not be entitled to the issuance of CVRs in connection with the Business Combination.

         If you intend to seek redemption of your Public Shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

Q:     Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:     No. If you have redemption rights, you may exercise your redemption rights irrespective of whether you vote your Common Stock for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus.

Q:     If I am a holder of BWAC Units, can I exercise redemption rights with respect to my BWAC Units?

A:     No. Holders of outstanding BWAC Units must elect to separate the BWAC Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your BWAC Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the BWAC Units into the underlying Public Shares and Public Warrants, or if you hold BWAC

Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 pm, Eastern Time, on            , 2023, you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:     What are the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights?

A:     For a description of the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights, see the description in the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption — Tax Consequences to U.S. Holders that Elect to Have Their BWAC Common Stock Converted for Cash.”

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     Stockholders of BWAC do not have appraisal rights in connection with the Business Combination under the DGCL.

Q:     What do I need to do now?

A:     BWAC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a BWAC stockholder. BWAC stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on            , 2023. The Special Meeting can be accessed by visiting https://www.cstproxy.com/betterworld/sm2023, where you will be able to listen to the meeting live and vote during the meeting.

         If you are a holder of record of BWAC Common Stock on the Record Date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

         Any proxy may be revoked by the person giving it at any time before the polls close at the Special Meeting. A proxy may be revoked by filing with BWAC’s Chief Executive Officer at the following address: Better World Acquisition Corp., BWAC’s office at 775 Park Avenue, New York, New York 10021, either (i) a written notice of revocation bearing a date later than the date of such proxy, (ii) a subsequent proxy relating to the same shares, or (iii) by attending the Special Meeting and voting.

         Simply attending the Special Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

         As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal.

         This is called a “broker non-vote.” Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

         For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Special Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:     When and where will the Special Meeting be held?

A:     The Special Meeting will be held via live webcast at 10:00 am, Eastern Time, on            , 2023, unless the Special Meeting is adjourned.

         The Special Meeting can be accessed by visiting https://www.cstproxy.com/betterworld/sm2023, where you will be able to listen to the meeting live and vote during the Special Meeting.

Q:     How do I register and attend the virtual Special Meeting?

A:     As a registered stockholder, you received a Proxy Card from Continental. The form contains instructions on how to attend the virtual annual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

         You can pre-register to attend the virtual meeting starting            , 2023 at 10:00 a.m., Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/betterworld/sm2023, enter your control number, name and email address. Once you pre-register, you can vote your shares. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

         Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

         If you do not have internet capabilities, you can attend the Special Meeting via a listen-only format by dialing 1 800-450-7155 (toll-free), or +1 857-999-9155 (standard rates apply) outside of the U.S. and Canada; when prompted enter the pin number 5219212#. This is listen-only mode and you will not be able to vote or enter questions during the meeting.

Q:     Who is entitled to vote at the Special Meeting?

A:     BWAC has fixed            , 2023 as the Record Date. If you were a Public Stockholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Special Meeting. However, a Public Stockholder may only vote his, her or its shares if he, she or it is present in person (which would include presence at the virtual Special Meeting) or is represented by proxy at the Special Meeting.

Q:     How many votes do I have?

A:     Public Stockholders are entitled to one vote at the Special Meeting for each share of Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were            shares of Common Stock outstanding.

Q:     What constitutes a quorum?

A:     The holders of issued and outstanding BWAC Common Stock representing a majority of the voting power of all outstanding shares entitled to vote at the special meeting are represented in person or by proxy (which would include presence at the virtual Special Meeting) will constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn in accordance with the terms of BWAC’s bylaws.

         As of the Record Date for the Special Meeting,            shares of Common Stock would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the Special Meeting?

A:     The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of BWAC Common Stock that are voted at the Special Meeting.

•        Charter Proposal:    The Charter Proposal must be approved by the affirmative vote of holders of a majority of the outstanding BWAC Common Stock voting together as a single class.

•        Organizational Documents Proposals:    The Organizational Documents Proposals, each of which is a non-binding advisory vote, must be approved by the affirmative vote of holders of a majority of the outstanding BWAC Common Stock voting together as a single class.

•        Nasdaq Proposal:    The Nasdaq Proposal must be approved by the affirmative vote of holders of a majority of the outstanding BWAC Common Stock that are voted at the Special Meeting.

•        Incentive Plan Proposal:    The Incentive Plan Proposal requires the affirmative vote of a majority of the holders of shares of BWAC Common Stock that are voted at the Special Meeting.

•        Director Election Proposal:    The election of the director nominees requires a plurality vote of the holders of BWAC Common Stock that are present or represented by proxy at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

•        Adjournment Proposal:    The Adjournment Proposal requires the affirmative vote of a majority of the holders of shares of BWAC Common Stock that are voted at the Special Meeting.

Q:     What are the recommendations of the Board?

A:     The BWAC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of BWAC and recommends that BWAC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal.

         The existence of financial and personal interests of BWAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BWAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. These conflicts of interest include, among other things, that if BWAC does not consummate an initial business combination by August 17, 2023, BWAC may be forced to liquidate and the 3,154,650 Founder Shares and 5,285,580 Private Warrants owned by BWAC’s Insiders would be worthless. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of BWAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:     How do BWAC’s Insiders intend to vote their shares?

A:     All of BWAC’s Insiders have previously agreed to vote all of their Public Shares in favor of a business combination proposed to them for approval, including the Business Combination. Additionally, Insiders and their affiliates, who collectively own approximately 41.0% of BWAC’s issued and outstanding Common Stock, have agreed to vote all of their Common Stock in favor of the Business Combination.

Q:     May BWAC’s initial stockholders, Heritage or their respective affiliates purchase Public Shares or Warrants prior to the Special Meeting?

A:     At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding BWAC or BWAC’s securities, BWAC’s initial stockholders, Heritage and/or their respective affiliates, may purchase Public Shares and/or Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Common Stock or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Common Stock will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Common Stock they acquire in such transactions.

         The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

         Entering into any such incentive arrangements may have a depressive effect on the trading price of the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

         As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, BWAC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Common Stock for which BWAC has received redemption requests.

Q:     What happens if I sell my shares before the Special Meeting?

A:     The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to BWAC’s Chief Executive Officer at the address set forth below so that it is received by BWAC’s Chief Executive Officer prior to the vote at the Special Meeting or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to BWAC’s Chief Executive Officer, which must be received by the Chief Executive Officer prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:      If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by BWAC’s stockholders and consummated, you will become a stockholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a stockholder and/or warrant holder of BWAC. However, if you fail to take any action with respect to the Special Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:     What should I do with my share certificates, warrant certificates and/or unit certificates?

A:     Pursuant to the Current Charter, a Public Stockholder may request that BWAC redeem all or a portion of such Public Stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through BWAC Units and you elect to separate your BWAC Units into the underlying Public Shares and Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days prior to the vote at the Special Meeting):

(i)     submit a written request to the Transfer Agent that BWAC redeem your Public Shares for cash; and

(ii)    deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

         As noted above, holders of BWAC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds BWAC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Stockholders may elect to redeem all or a portion of such Public Stockholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, BWAC will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds (net of required tax payments), divided by the number of then outstanding Public Shares.

         If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with BWAC’s consent, until the consummation of the Business Combination, or such other date as determined by the BWAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. BWAC will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

         Warrant holders should not submit certificates, if any, relating to their Warrants. Public stockholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

         Upon effectiveness of the Business Combination, subject to the treatment of certain Private Warrants pursuant to the Insider Escrow Agreement, holders of Common Stock and Warrants will receive shares of Pubco Common Stock and warrants to purchase shares of Pubco Common Stock, respectively, without needing to take any action and accordingly such holders should not submit the certificates, if any, relating to their Common Stock or Warrants. BWAC’s securities will not trade following the Business Combination.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Common Stock.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Advantage Proxy, Inc., BWAC’s proxy solicitor, at (877) 870-8565 (toll free) or email at ksmith@advantageproxy.com.

         You also may obtain additional information about BWAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days prior to the vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

SPAC Redemption Team
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, whether or not you plan to attend such meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

BWAC

BWAC is a Delaware blank check company incorporated on August 5, 2020, formed for the purpose of effecting formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination.

The BWAC Units, Common Stock and Public Warrants are each traded on the Nasdaq Capital Market under the symbols “BWACU,” “BWAC” and “BWACW,” respectively. BWAC’s units commenced public trading on November 13, 2020, and BWAC’s Common Stock and Public Warrants commenced public trading separately on December 28, 2020. BWAC Units, each consisting of one share of Common Stock and one Public Warrant (each warrant entitling the holder thereof to purchase one share of Common Stock), will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer exist as a separate security. BWAC Units, Common Stock and Public Warrants will not be listed following the Closing.

BWAC’s principal executive offices are located at 775 Park Avenue, New York, New York 10021 and its phone number is (212) 450-9700.

Heritage

Heritage is one of the leading craft distilleries in the United States and produces, markets and sells a diverse line of award-winning craft spirits, including whiskeys, vodkas, gins, rums, and “ready-to-drink” canned cocktails. With recognition that taste and innovation are key criteria for consumer choices in spirits, and by innovating new products for trial in its company-owned distilleries and tasting rooms, Heritage has developed differentiated products that are responsive to consumer desires for rewarding and novel taste experiences. As a result, out of the more than 2,600 craft producers in North America, Heritage has been recognized with more awards for its products from the American Distilling Institute, the leading independent spirits association in the U.S., than any other North American craft distiller for each of the last nine years. Heritage is one of the largest craft spirits producers on the West coast based on revenues and is developing a national reach in the U.S. through traditional sales channels (wholesale, on-premise and ecommerce) and its unique and recently-developed Tribal Beverage Network sales channel.

Heritage’s principal executive offices are located at 9668 Bujacich Rd., Gig Harbor, Washington 98332 and its telephone number is (253) 509-0008.

For more information about Heritage, see the sections entitled “Information About Heritage”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heritage” and the financial statements of Heritage included herein.

Pubco

Heritage Distilling Group, Inc. (formerly known as HDH Newco, Inc.) (“Pubco”) was formed as a corporation under the laws of the State of Delaware on November 15, 2022. Pubco was formed for the purpose of effectuating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. As a result of the Business Combination, BWAC and Heritage will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly-traded company.

Pubco will apply for listing, to be effective upon the Closing, of the Pubco Common Stock and Pubco Warrants on Nasdaq under the proposed symbols “CASK” and “CASKW”, respectively, and intends to cause the CVRs to be quoted on the OTC Pink Market at the Closing. There is no assurance that Pubco will be able to satisfy Nasdaq (or, with respect to the CVRs, the OTC Pink Market’s) listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Pubco’s principal executive offices are located at 775 Park Avenue, New York, New York 10021 and its phone number is (212) 450-9700.

SPAC Merger Sub

BWA Merger Sub, Inc. (or SPAC Merger Sub) was formed as a corporation under the laws of the State of Delaware on November 15, 2022 and is currently a wholly-owned subsidiary of Pubco. SPAC Merger Sub was formed for the purpose of effectuating the SPAC Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. SPAC Merger Sub will not be the surviving entity in the SPAC Merger, as contemplated by the Business Combination Agreement and described herein.

SPAC Merger Sub’s principal executive offices are located at 775 Park Avenue, New York, New York 10021 and its phone number is (212) 450-9700.

Company Merger Sub

HD Merger Sub, Inc. (or Company Merger Sub) was formed as a corporation under the laws of the State of Delaware on November 15, 2022 and is currently a wholly-owned subsidiary of Pubco. Company Merger Sub was formed for the purpose of effectuating the Company Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. Company Merger Sub will not be the surviving entity in the Company Merger, as contemplated by the Business Combination Agreement and described herein.

Company Merger Sub’s principal executive offices are located at 775 Park Avenue, New York, New York 10021 and its phone number is (212) 450-9700.

SPAC Representative

BWA Holdings LLC, BWAC’s Sponsor, will act in the capacity as the representative from and after the Effective Time for the stockholders of Pubco (other than Heritage Securityholders and their assignees). Pursuant to the Business Combination Agreement, the SPAC Representative is appointed to represent the Public Stockholders (other than the former Heritage securityholders). BWA Holdings LLC has been appointed to fill such administrative function and while conflicts may exist between the SPAC Representative and the Public Stockholders, the nature of the scope and the duties of the SPAC Representative are limited and are largely administrative and ministerial.

Holder Representative

Justin Stiefel, Heritage’s co-founder and Chief Executive Officer, will act in the capacity as the representative from and after the Effective Time for certain Heritage Securityholders and their assignees. Mr. Stiefel has been appointed to fill such function and the nature of the scope and the duties of the Holder Representative are limited and are largely administrative and ministerial.

Proposals to be Submitted at the Special Meeting

Proposal 1: The Business Combination Proposal

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A, and the Ancillary Documents. BWAC’s stockholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination.

Business Combination Agreement

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the effective time (i) SPAC Merger Sub will merge with and into BWAC, with BWAC continuing as the surviving entity, and, in connection therewith, (A) each share of BWAC Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder thereof to receive, with respect to each share of BWAC Common Stock that is not redeemed or converted in the Redemption, one share of Pubco Common Stock and one CVR (subject to the holders of Founder Shares and Representative Shares waiving their right to receive CVRs for such shares pursuant to the CVR Funding and Waiver Letter ), and (B) Pubco will assume all of the outstanding BWAC warrants and each BWAC warrant will become a warrant to purchase the same number of shares of Pubco Common Stock at the same exercise price during the same exercise period and otherwise on the same terms as the warrant being assumed; (ii) Company Merger Sub will merge with and into Heritage, with Heritage continuing as the surviving entity, and, in connection therewith, (A) the shares of capital stock of Heritage issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holders thereof to receive shares of Pubco Common Stock as set forth in the Business Combination Agreement, (B) holders of certain Heritage unsecured convertible promissory notes will receive shares of Pubco Common Stock separate from the Stockholder Merger Consideration, (C) Pubco will assume the Heritage Financing/Interim Warrants and each Heritage Financing/Interim Warrant will become a warrant to purchase shares of Pubco Common Stock, with the number of shares and exercise price thereof equitably adjusted in accordance with the Business Combination Agreement, (D) the Contributed Warrants will be contributed to Pubco and exchanged for the right to receive such number of shares of Pubco Common Stock as such holder of a Contributed Warrant would have received pursuant to the Business Combination Agreement if such Contributed Warrant had been exercised immediately prior to the Effective Time for the number of shares of Heritage Common Stock set forth in the Contribution Agreement, (E) each Restricted Stock Unit Award outstanding immediately prior to the Effective Time, as amended in accordance with the Business Combination Agreement, will be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted in accordance with the Business Combination Agreement, and (F) all other Heritage Convertible Securities will be terminated; and (iii) as a result of the Mergers, BWAC and Heritage each will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly-traded company.

The aggregate merger consideration to be paid pursuant to the Business Combination Agreement to Heritage Securityholders will be an amount equal to $77,500,000, subject to adjustments for Heritage’s closing debt and certain transaction bonuses, if any (the “Participant Consideration”). The Stockholder Merger Consideration to be payable to the Heritage Stockholders will be allocated among the Heritage Stockholders pro rata based on the number of shares of Heritage Common Stock owned by such Heritage Stockholder.

Contingent Value Rights

At the Closing, each Public Stockholder that did not redeem their shares of BWAC Common Stock in connection with the Transactions will receive one CVR in the SPAC Merger in addition to one share of Pubco Common Stock. At the Closing, the Sponsor will place 1,000,000 shares of Pubco Common Stock (the “Founder CVR Escrow Shares”), and certain Heritage security holders will place 3,000,000 shares of Pubco Common Stock from the Participant Consideration (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) (the “Company CVR Escrow Shares”) into escrow, for an aggregate of 4,000,000 shares of Pubco Common Stock to support the CVRs, pursuant to the CVR Agreement to be entered into prior to the Closing, by and among the Holder Representative (on behalf of such Heritage security holders), Pubco, the Sponsor and Continental, as rights agent. Upon the date that is 18 months from Closing (which date may be extended to 24 months following the Closing at the option of the Sponsor), CVR holders will be entitled to receive a number of escrowed shares (and earnings thereon other than ordinary dividends) designed to provide the CVR holders with a simple annual rate of return of 10% on the redemption price for their BWAC Common Stock based on the price of the Pubco Common Stock as of such 18- or 24-month anniversary and any amounts that they have received with respect to their shares of Pubco Common Stock through such time, including if the stock price drops below the price in the Closing Redemption, but solely to the extent of the escrowed shares and earnings thereon other than ordinary dividends, and up to a maximum of the equivalent of two shares of Pubco Common Stock for each CVR. The number of shares to be released to the CVR holders will be allocated from the Heritage security holders’ and the Sponsor’s escrowed shares on a pro-rata basis, and any escrowed shares not released to CVR holders by the end of the CVR term will be released to the contributing Heritage security holders and the Sponsor on a pro-rata basis.

Earnout

The Heritage Earnout Participants, including holders of Restricted Stock Unit Awards, will have the contingent right to receive to up to an aggregate of 3,000,000 additional shares of Pubco Common Stock (the “Earnout Shares”) as contingent consideration after the Closing based on Pubco’s net revenue performance for the years 2023, 2024 and 2025 and stock price performance during the three-year period following the Closing (the “Earnout Period”), as follows:

(i)     an aggregate of 500,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2023, equal to or in excess of $18,100,000 (the “2023 Net Revenue Earnout Milestone”);

(ii)    an aggregate of 500,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that the VWAP of the Pubco Common Stock equals or exceeds $12.50 per share for 20 out of 30 consecutive trading days during the Earnout Period (the “First Price Earnout Milestone”);

(iii)   an aggregate of 750,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2024, equal to or in excess of $29,300,000 (the “2024 Net Revenue Earnout Milestone”) (provided that if the 2023 Net Revenue Earnout Milestone was not met and such Earnout Shares were not issued, an aggregate of 1,250,000 Earnout Shares will be issued to the Heritage Earnout Participants);

(iv)   an aggregate of 750,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that the VWAP of the Pubco Common Stock equals or exceeds $15.00 per share for 20 out of 30 consecutive trading days during the Earnout Period (the “Second Price Earnout Milestone”) (provided that if the First Price Earnout Milestone was not met and such Earnout Shares were not issued, an aggregate of 1,250,000 Earnout Shares will be issued to the Earnout Participants); and

(v)    an aggregate of 500,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2025, equal to or in excess of $46,500,000 (the “2025 Net Revenue Earnout Milestone”) (provided that if any prior Earnout Shares were not previously earned and issued, the Heritage Earnout Participants will be entitled to receive all unissued Earnout Shares).

In the event of a Change of Control (as defined in the Business Combination Agreement) during the Earnout Period, the Heritage Earnout Participants will be entitled to receive all Earnout Shares with respect to the Earnout Year in which such Change of Control is consummated plus all Earnout Shares with respect to each Earnout Year subsequent to the Earnout Year in which the Change of Control was consummated.

At the Closing, the Sponsor will also contribute 500,000 of its Founder Shares (the “Sponsor Escrow Shares”) into an escrow account (the “Sponsor Escrow Account”), which shares will be released as set forth below based on Pubco’s achievement of the earnout milestones set forth above (with any Sponsor Escrow Shares remaining in escrow at the end of the Earnout Period to be forfeited) (the “Sponsor Earnout”):

(i)     100,000 of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the 2023 Net Revenue Earnout Milestone;

(ii)    100,000 of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the First Price Earnout Milestone;

(iii)   150,000 of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the 2024 Net Revenue Earnout Milestone;

(iv)   150,000 of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the Second Price Earnout Milestone; and

(v)    in the event that fewer than all of the Sponsor Escrow Shares have been released from the Sponsor Escrow Account based upon the achievement of the foregoing events, then any such remaining Sponsor Escrow Shares in the Sponsor Escrow Account will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the 2025 Net Revenue Milestone.

In addition, all of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account to the Sponsor upon the first to occur of certain “Triggering Events” described in the sponsor earnout letter agreement to be entered into by and among BWAC, Pubco, Heritage and the Sponsor prior to the Closing (the “Sponsor Earnout Letter”).

Ancillary Documents

Lock-Up Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, directors, officers and certain significant security holders of Heritage entered into a lock-up agreement with Pubco, BWAC, and Heritage (the “Lock-Up Agreements”). The Business Combination Agreement includes a closing condition requiring certain additional significant security holders of Heritage to enter into Lock-Up Agreements prior to Closing. Pursuant to the Lock-Up Agreements, the Heritage security holders agreed not to, during the period commencing from the Closing and ending on the 12-month anniversary of the Closing (subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers, provided that the transferred shares will continue to be subject to the Lock-Up Agreement). Notwithstanding the foregoing, 50% of the restricted securities will be released in the event that the closing price of Pubco Common Stock on Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $12.50 per share for any 20 out of 30 consecutive trading days.

Voting Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, BWAC and Heritage entered into voting agreements (collectively, the “Voting Agreements”) with directors, officers and certain Heritage significant security holders required to approve the Transactions. Under the Voting Agreements, each such Heritage security holder party thereto agreed, among other matters, to vote all of such Heritage security holder’s shares of Heritage in favor of the Business Combination Agreement and the Transactions, and to otherwise take (or not take, as applicable) certain other actions in support of the Business Combination Agreement and the Transactions and the other matters to be submitted to the Heritage security holders for approval in connection with the Transactions, in the manner and subject to the conditions set forth in the Voting Agreements, and provide a proxy to BWAC to vote such shares accordingly in the event that such security holder fails to perform or otherwise comply with the covenants, agreements or other obligations set forth in the Voting Agreement. The Voting Agreements prevent transfers of the Heritage shares held by such Heritage security holder party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the terms of the Voting Agreement.

Non-Competition Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, directors, officers and certain significant Heritage security holders entered into non-competition and non-solicitation agreements (the “Non-Competition Agreements”) in favor of Heritage, BWAC and Pubco and their direct and indirect subsidiaries and their respective present and future successors and direct and indirect subsidiaries (“Covered Parties”), to be effective as of the Closing. Under the Non-Competition Agreements, the signatory thereto agrees not to compete with the Covered Parties during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers of such entities. The Non-Competition Agreements also contain customary confidentiality and non-disparagement provisions.

Registration Rights Agreement

At or prior to the Closing, certain Heritage security holders will enter into a registration rights agreement (the “Registration Rights Agreement”) with Pubco and BWAC, pursuant to which, among other matters, Pubco will agree to undertake certain registration obligations in accordance with the Securities Act and such security holders will be granted customary demand and piggyback registration rights.

Founder Registration Rights Agreement Amendment

At or prior to the Closing, Pubco, BWAC and the Sponsor will enter into an amendment to the registration rights agreement (the “Founder Registration Rights Agreement Amendment”) entered into by BWAC and the Sponsor at the time of BWAC’s IPO (the “Founder Registration Rights Agreement”). Under the Founder Registration Rights Agreement Amendment, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco Common Stock and warrants pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Registration Rights Agreement, including making the registration rights of the Heritage security holders and the Sponsor pari passu with respect to any underwriting cutbacks.

CVR Agreement

BWAC Public Stockholders who do not redeem their shares of BWAC Common Stock in connection with the Transactions will receive one CVR in the Business Combination in addition to one share of Pubco Common Stock. At the Closing, the Sponsor will place the 1,000,000 Founder CVR Escrow Shares and certain Heritage security holders will place 3,000,000 Company CVR Escrow Shares (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) into escrow, for an aggregate of up to 4,000,000 shares of Pubco Common Stock to support the CVR, pursuant to the CVR Agreement. Upon the date that is 18 months from Closing (which date may be extended to 24 months following the Closing at the option of the Sponsor), CVR holders will be entitled to receive a number of escrowed shares (and earnings thereon other than ordinary dividends) designed to provide the CVR holders with a simple annual rate of return of 10% on the redemption price for their BWAC Common Stock based on the price of the Pubco Common Stock as of such 18- or 24-month anniversary and any amounts that they have received with respect to their shares of Pubco Common Stock through such time, including if the stock price drops below the price in the Redemption, but solely to the extent of the escrowed shares and earnings thereon other than ordinary dividends, and up to a maximum of the equivalent of two shares of Pubco Common Stock for each CVR. The number of shares to be released to the CVR holders will be allocated from the Heritage security holders’ and the Sponsor’s escrowed shares on a pro-rata basis, and any escrowed shares not released to CVR holders by the end of the CVR term will be released to the contributing Heritage security holders and the Sponsor on a pro-rata basis.

CVR Funding and Waiver Letter

Simultaneously with the execution and delivery of the Business Combination Agreement, the Sponsor, EBC, BWAC, Heritage and Pubco entered into a letter agreement (the “CVR Funding and Waiver Letter”), pursuant to which (i) the Sponsor agreed at the Closing to deposit into escrow an aggregate of 1,000,000 of its Founder Shares (the “Founder CVR Escrow Shares”), with such Founder CVR Escrow Shares (together with the Company CVR Escrow

Shares) to be held in escrow in accordance with the terms and conditions of the Business Combination Agreement, the CVR Escrow Agreement and the CVR Agreement, and (ii) the Sponsor and EBC have agreed to waive any rights to receive any CVRs for or with respect to their Founder Shares and Representative Shares.

Sponsor Earnout Letter

At the Closing, the Sponsor will contribute 500,000 of its Founder Shares (the “Sponsor Escrow Shares”) into an escrow account (the “Sponsor Escrow Account”). All of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account to the Sponsor upon the first to occur of certain “Triggering Events” described in the sponsor earnout letter agreement to be entered into by and among BWAC, Pubco, Heritage and the Sponsor prior to the Closing (the “Sponsor Earnout Letter”).

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of BWAC and Heritage, respectively.

BWAC Current Organizational Structure

Heritage Current Organizational Structure

Heritage
Stockholders
Heritage Distilling Holding
Company, Inc.
(Delaware)
100%
Heritage Distilling Company, Inc.
(Washington)

Pubco Post-Business Combination

Additional Information

For additional information, including information about certain material U.S. Federal Income Tax Consequences to U.S. Holders of Public Shares and other agreements relating to the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal.”

Proposal 2: The Charter Proposal

In connection with the Business Combination, BWAC is asking its stockholders to approve a proposal for Pubco to adopt the Proposed Charter of Pubco, to be effective upon the consummation of the Business Combination.

The Charter Proposal is set forth in the section entitled “Proposal 2: The Charter Proposal” of this proxy statement/prospectus.

The Proposed Charter differs in material respects from the Current Charter of BWAC and BWAC urges stockholders to carefully consult the information set out in the section entitled “Proposal 2: The Charter Proposal” and the full text of the Proposed Charter, attached hereto as Annex B.

The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Charter Proposal will have no effect, even if approved by BWAC’s stockholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Proposals. The Charter Proposal is to be submitted for consideration and vote by the BWAC stockholders by special resolution.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 2: The Charter Proposal.”

Proposals 3 – 7: The Organizational Documents Proposals

BWAC’s stockholders are also being asked to approve, on a non-binding advisory basis, the Organizational Documents Proposals, which relate to certain corporate governance provisions in the Proposed Charter of Pubco that will be adopted when the Proposed Charter is adopted, if the Charter Proposal is approved. These separate votes are not otherwise required by Delaware law, but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals.

The Organizational Documents Proposals relate to the Proposed Charter of Pubco which: (i) includes supermajority voting standards in connection with the removal of directors, amendment of the number of directors and term of directors’ office provisions of the Proposed Charter, and stockholder amendments to the Proposed Bylaws; (ii) provides that stockholder special meetings may only be called by the Pubco Board or by demand from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco; (iii) does not include the right of the stockholders to take action by written consent; (iv) does not include certain blank check provisions that will not be necessary upon consummation of the Business Combination; and (v) provides for an increased number of shares of Pubco capital stock that Pubco is authorized to issue as compared to the number of authorized shares of capital stock that BWAC is authorized to issue under the Current Charter.

For additional information, see the sections of this proxy statement/prospectus entitled “Proposals 3 – 7: The Organizational Documents Proposals.”

Proposal 8: The Nasdaq Proposal

Assuming the Business Combination Proposal and the Charter Proposal are approved, BWAC’s stockholders are also being asked to consider and vote upon a proposal to approve for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of Pubco Common Stock in connection with the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require stockholder approval under Nasdaq Rule 5635. The Nasdaq Proposal is to be submitted for consideration and vote by the BWAC stockholders.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 8: The Nasdaq Proposal.”

Proposal 9: The Incentive Plan Proposal

Assuming the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal are approved, BWAC’s stockholders are also being asked to approve the Incentive Plan Proposal.

BWAC expects that, prior to the consummation of the Business Combination, the Pubco Board will adopt the Incentive Plan. BWAC stockholders should carefully read the entire Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex D, before voting on this proposal. The Incentive Plan Proposal is to be submitted for consideration and vote by the BWAC stockholders.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 9: The Incentive Plan Proposal.”

Proposal 10: The Director Election Proposal

Effective upon the Business Combination, Pubco’s Board will consist of nine directors, a majority of whom will be independent under Nasdaq requirements, including four directors designated by Heritage prior to the Closing, at least one of whom will qualify as independent under Nasdaq requirements, one director designated by BWAC prior to the Closing, who will qualify as independent under Nasdaq requirements, and four directors mutually agreed upon by each of Heritage and BWAC, which approval will not be unreasonably denied or delayed, all of whom will be required to qualify as independent directors under Nasdaq rules, effective upon the Closing, to serve on the Pubco Board until the 2024 annual meeting of stockholders, or when such directors’ successors have been duly elected and qualified, or upon such directors’ earlier death, resignation, retirement or removal for cause. BWAC is proposing that its stockholders approve the election of the nine director nominees to serve on the Pubco Board following the Closing of the Business Combination. The Director Election Proposal is being submitted for consideration and vote by the BWAC stockholders.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 10: The Director Election Proposal.”

Proposal 11: The Adjournment Proposal

The Adjournment Proposal allows the BWAC Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or desirable, at the determination of the BWAC Board. If the Adjournment Proposal is presented to the Public Stockholders, it will be submitted to consideration and vote.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 11: The Adjournment Proposal.”

Date and Time and Place of Special Meeting

The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on             , 2023, at https://www.cstproxy.com/betterworld/sm2023, to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary or desirable, the Adjournment Proposal.

The Special Meeting can be accessed by visiting https://www.cstproxy.com/betterworld/sm2023, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Continental, the transfer agent.

Registering for the Special Meeting

As a registered stockholder, you received a Proxy Card from Continental. The form contains instructions on how to attend the virtual annual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the Special Meeting starting             , 2023 at 10:00 a.m., Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/betterworld/sm2023, enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Special Meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Special Meeting.

Beneficial owners, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way, you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Special Meeting by dialing 800-450-7155, within the U.S. or Canada, or +1 857-999-9155, outside the U.S. and Canada (standard rates apply); when prompted, enter the pin number 5219212#. This is listen-only, you will not be able to vote or enter questions during the Special Meeting. If you attend the Special Meeting in person, you will be able to communicate with other stockholders and vote at the Special Meeting.

Voting Power; Record Date

Public Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned Common Stock at the close of business on             , 2023, which is the Record Date. Public Stockholders will have one vote for each share of BWAC Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. BWAC’s Warrants do not have voting rights. On the Record Date, there were              shares of BWAC Common Stock issued and outstanding, of which 3,154,650 were held by Insiders.

Quorum and Vote of Stockholders

A quorum of BWAC’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of issued and outstanding BWAC Common Stock representing a majority of the voting power of all outstanding shares entitled to vote at the Special Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting. As of the Record Date for the Special Meeting, an aggregate of              shares of BWAC Common Stock (on an as-converted basis) would be required to achieve a quorum, voting together as a single class.

The Insiders at the time of the IPO entered into the Insider Letter Agreement, pursuant to which the Insiders agreed to vote their Founder Shares, as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the Record Date, the Insiders own approximately             % of BWAC’s total outstanding shares of Common Stock.

The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of BWAC Common Stock that are voted at the Special Meeting.

•        Charter Proposal:    The Charter Proposal must be approved by the affirmative vote of holders of a majority of the outstanding BWAC Common Stock voting together as a single class.

•        Organizational Documents Proposals:    The Organizational Documents Proposals, each of which is a non-binding advisory vote, must be approved by the affirmative vote of holders of a majority of the outstanding BWAC Common Stock voting together as a single class.

•        Nasdaq Proposal:    The Nasdaq Proposal must be approved by the affirmative vote of holders of a majority of the outstanding BWAC Common Stock that are voted at the Special Meeting.

•        Incentive Plan Proposal:    The Incentive Plan Proposal requires the affirmative vote of a majority of the holders of shares of BWAC Common Stock that are voted at the Special Meeting.

•        Director Election Proposal:    The election of the director nominees requires a plurality vote of the holders of BWAC Common Stock that are present or represented by proxy at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

•        Adjournment Proposal:    The Adjournment Proposal requires the affirmative vote of a majority of the holders of shares of BWAC Common Stock that are voted at the Special Meeting.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

Redemption Rights

Pursuant to the Current Charter, a Public Stockholder may request that BWAC redeem all or a portion of such Public Stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through BWAC Units and you elect to separate your BWAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on             , 2023 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental, that BWAC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

As noted above, holders of BWAC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their BWAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BWAC Units into the underlying Public Shares and Public Warrants, or if a holder holds BWAC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Public Stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, BWAC will redeem each such Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of February 1, 2023, this would have amounted to approximately $10.60 per Public Share.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with BWAC’s consent, until the consummation of the Business Combination, or such other date as determined by the BWAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. BWAC will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

In order for Public Stockholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Stockholders must properly exercise their right to redeem the Public Shares they hold and deliver their share certificates (if any) and other redemption forms (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on             , 2023 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, BWAC will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Stockholders that validly exercised their redemption rights.

Holders of BWAC’s Warrants will not have redemption rights with respect to any of the Warrants (including any shares of Common Stock underlying Warrants).

Appraisal Rights

Stockholders of BWAC do not have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. BWAC has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at the virtual Special Meeting) if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of the Stockholders — Revoking Your Proxy.”

Interests of BWAC’s Insiders, Officers and Directors in the Business Combination

In considering the recommendation of the BWAC Board to vote in favor of the Business Combination, Public Stockholders should be aware that, aside from their interests as stockholders, BWAC’s Insiders, directors and officers have interests in the Business Combination that are different from, or in addition to, those of BWAC’s other stockholders generally. BWAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to BWAC’s stockholders that they approve the Business Combination. Public Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor holds 3,154,650 Founder Shares purchased from BWAC for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the BWAC Common Stock on February 1, 2023, which was $10.595, would have an aggregate value of approximately $33.4 million as of the same date. If BWAC does not consummate the Business Combination or another initial business combination by August 17, 2023, and BWAC is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.008 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per BWAC Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the BWAC Units in the IPO and the BWAC Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•        the fact that the 4,377,121 Private Warrants purchased by the Sponsor for $1.00 per Private Warrant will be worthless if a business combination is not consummated (although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 4,377,121 Private Warrants held by the Sponsor is estimated to be approximately $375,119, assuming the per warrant value of the Private Warrants is the same as the $0.0857 closing price of the Public Warrants on Nasdaq on February 1, 2023);

•        the Sponsor Note was issued in November 2021 and subsequently amended and restated in February 2022, May 2022, August 2022 and December 2022. As of December 31, 2022, an aggregate of $4,323,720 was outstanding under the Sponsor Note. As of February 1, 2023, an aggregate of $270,000 of Sponsor Advance was outstanding. If the Business Combination or another initial business combination is not consummated, the Sponsor Note may not be repaid to the Sponsor, in whole or in part;

•        the fact that BWAC’s Insiders have waived their right to redeem their Founder Shares and any other Common Stock held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon BWAC’s liquidation if BWAC is unable to consummate its initial business combination;

•        the fact that unless BWAC consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of February 1, 2023, no directors or officers of BWAC have incurred any expenses for which they expect to be reimbursed at the Closing (other than the Sponsor Note and Sponsor Advance); and

•        the anticipated election of Rosemary L. Ripley, Chief Executive Officer, President and Chairman of BWAC, as a director of Pubco after the consummation of the Business Combination. As such, in the future, Ms. Ripley will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding BWAC or BWAC’s securities, BWAC’s Insiders or initial stockholders, and Heritage and/or their respective affiliates, may purchase Public Shares and/or Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Public Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the trading price of the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, BWAC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which BWAC has received redemption requests.

The existence of financial and personal interests of BWAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BWAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “Proposal 1: The Business Combination Proposal — Interests of BWAC’s Directors and Officers and Others in the Business Combination and “Beneficial Ownership of Securities” and “Proposal 1: The Business Combination Proposal — Recommendation of the BWAC Board and Reasons for the Business Combination” for more information and other risks.

Certain Other Benefits in the Business Combination

In addition to the interests of BWAC’s Insiders in the Business Combination, BWAC stockholders should be aware that the IPO Underwriters may have financial interests that are different from, or in addition to, the interests of BWAC stockholders, including:

•        the fact that EBC and its designees own (i) 332,420 Representative Shares, issued to them for nominal consideration in connection with the IPO and (ii) 908,459 Private Warrants, purchased by EBC at a price of $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated. Although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the Private Warrants held by EBC or its designees is estimated to be approximately $77,855, assuming the per warrant value of the Private Warrants is the same as the $0.0857 closing price of the Public Warrants on Nasdaq on February 1, 2023, and the aggregate value of the Representative Shares is estimated to be approximately $3,521,990, assuming the per share value of the Representative Shares is the same as the $10.595 closing price of the Public Shares on Nasdaq on February 1, 2023; and

•        the fact that, pursuant to the BCMA, upon consummation of the Business Combination, the EBC Transaction Fee equal to 3.5% of the gross proceeds received by BWAC in the IPO, or $4,416,510, payable to EBC at the Closing, provided that, to the extent applicable, up to 30% ($1,324,953) of such fee may be paid to investment banks or other financial advisors that did not participate in the IPO and assist BWAC in consummating a business combination, will be payable to EBC and EBC will also be reimbursed for reasonable costs and expenses associated with services performed in connection with the BCMA, up to an aggregate amount of $20,000. Accordingly, EBC has an interest in BWAC completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, EBC will neither receive the EBC Transaction Fee nor have these expenses been reimbursed.

Recommendation of the Board

The BWAC Board believes that the Business Combination Proposal and the other Proposals to be presented at the Special Meeting are in the best interest of BWAC and recommends that BWAC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal.

Conditions to the Closing of the Business Combination

For a discussion of the conditions to the closing of the Business Combination, please see “Proposal 1: The Business Combination Proposal.”

In the event cash or cash equivalents available at closing is insufficient to meet the Minimum Cash Condition, after taking into account the amount of Redemptions and other available sources of financing, one or more conditions to Closing may not be met. In the event the Minimum Cash Condition (or any other condition to Closing) is not satisfied, the parties intend to engage in a commercial discussion to address such lack of satisfaction. In the event that the parties cannot come to terms with respect to an adjustment or waiver of Minimum Cash Condition (or any other condition to Closing), the Business Combination may not be consummated.

United States Federal Income Tax Consequences

For a description of the material United States federal income tax considerations of an exercise of redemption rights and the Business Combination, please see “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption — Tax Consequences to U.S. Holders That Elect to Have Their BWAC Common Stock Converted for Cash” and “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to BWAC Stockholders.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 1: The Business Combination Proposal — Anticipated Accounting Treatment.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for filings required with the SEC pursuant to the reporting requirements applicable to BWAC, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to BWAC’s stockholders.

Risk Factors Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under the “Risk Factors” section. Such risks include, but are not limited to, the following risks with respect to Pubco subsequent to the Business Combination:

Risks Related to the Business Combination

•        The ability of BWAC stockholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow BWAC to complete the Business Combination or optimize its capital structure.

•        There are risks to BWAC stockholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of Heritage directly in an underwritten public offering, including no independent due diligence review by an underwriter.

•        Because BWAC’s initial stockholders, executive officers and directors will lose their entire investment in BWAC if the Business Combination or an alternative business combination is not completed, and because BWAC’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Heritage was appropriate for BWAC’s initial business combination.

•        The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Common Stock at such time is substantially less than $10.00 per share.

•        The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Common Stock or the Public Warrants from BWAC Public Stockholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the BWAC Common Stock.

Risks Related to Ownership of Pubco Common Stock

•        An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

•        There can be no assurance that the shares of Pubco Common Stock that will be issued in connection with the Business Combination or the CVRs will be approved for listing on an appropriate market or exchange following the Closing, or that Pubco will be able to comply with the initial or continued listing rules of Nasdaq.

•        Pubco’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

•        There will be material differences between your current rights as a holder of BWAC Common Stock and the rights one will have as a holder of Pubco Common Stock, some of which may adversely affect you.

•        Pubco may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Risks Related to Redemption

•        There is no guarantee that a BWAC Public Stockholder’s decision whether to redeem its shares of Common Stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

•        If BWAC Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•        If you elect to exercise your redemption rights with respect to your Common Stock, you will not receive any CVRs.

Risks Related to BWAC

•        If third parties bring claims against BWAC, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Stockholders may be less than $10.60 per share.

•        If BWAC were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), it may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for BWAC to complete the Business Combination.

Risks Related to the Contingent Value Rights

•        Under certain circumstances, the CVRs will have no value and will be automatically terminated without any further consideration.

•        Consideration owed to the holders of the Contingent Value Rights, if any, will not be delivered prior to the CVR Settlement Date, except in certain limited circumstances.

•        A market for the CVRs may not develop and, even if a market for the CVRs does develop, there can be no assurance the extent to which trading of the CVRs will lead to an illiquid trading market with respect to such CVRs, which would adversely affect the liquidity and price of the CVRs.

Risks Related to Heritage

•        Heritage’s operating history and evolving business make it difficult to evaluate Heritage’s prospects and risks.

•        The COVID-19 pandemic and related responsive measures have negatively impacted Heritage’s business.

•        Heritage faces competition and could lose market share to competitors.

•        Heritage could fail to attract, retain, motivate or integrate its personnel.

•        Heritage may not be able to maintain and continue developing its reputation.

•        Heritage could fail to maintain its company culture as it grows, which could negatively affect Heritage’s business.

•        Heritage’s growth strategy will subject it to additional costs, compliance requirements and risks.

•        Heritage could fail to effectively manage its growth and optimize its organizational structure.

•        There may be uncertainties with respect to the legal systems in the jurisdictions in which Heritage operates.

•        As Heritage expands its offerings, it may become subject to additional laws and regulations.

•        Heritage may be subject to claims, lawsuits, government investigations and other proceedings.

•        Failure to protect or enforce Heritage’s intellectual property rights could harm Heritage’s business.

•        Claims by others that Heritage infringed their intellectual property rights could harm Heritage’s business.

•        Changes in laws relating to privacy and data protection could adversely affect Heritage’s business.

•        Heritage is subject to changing laws regarding regulatory matters, corporate governance and public disclosure.

•        Heritage’s working capital deficiency, incurrence of significant losses and required additional funding to meet its obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern.

•        Heritage’s failure to maintain an effective system of internal control over financial reporting could adversely affect its ability to present accurately its financial statements and could materially and adversely affect Heritage and Pubco after the consummation of the Business Combination, including Pubco’s business, reputation, results of operations, financial condition or liquidity.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus and is provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined financial statements are based on the BWAC’s historical financial statements, adjusted to give effect to the redemption of 1,213,453 Public Shares in February 2023 (the “Financing Transaction”), and Heritage’s historical consolidated financial statements as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the nine-month period ended September 30, 2022 and for the year ended December 31, 2021 gives effect to the Business Combination as if they had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Business Combination.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of BWAC as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of Heritage as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “BWAC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Heritage Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to BWAC and Heritage included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that 2,185,306 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $23.2 million out of the Trust Account based on an assumed redemption price of $10.60 per share that is calculated using the approximately $31.3 million cash in the Trust Account divided by 3,000,000 Public Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination

Agreement. This redemption figure is derived by reducing the 814,694 Public Shares that will not be redeemed from the 3,000,000 Public Shares issued and outstanding on the date of the Closing. The 3,000,000 Public Shares are adjusted to give effect to the redemption of 1,213,453 Public Shares that occurred in February 2023. After a redemption of approximately $23.2 million out of the $31.3 million in the Trust Account, the available cash at Closing would be approximately $2.8 million. The Business Combination Agreement includes a condition to the Closing for Heritage’s benefit, that the closing cash be at least equal to $10 million (which includes funds remaining in the Trust Account after giving effect to the Redemption and the proceeds of any Transaction Financing, and after the payment of the parties’ transaction expenses) that can be waived prior to Closing by Heritage. However there is no guarantee that it would and, if it did not, the Business Combination would not be consummated if the condition is not met.

	Unaudited Pro Forma
	Nine Months Ended September 30, 2022		Year Ended December 31, 2021
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands, except share and per share amounts)
Combined Statement of Operations data:
Revenue	$5,315	$5,315	$8,287	$8,287
Total gross profit	$2,032	$2,032	$2,238	$2,238
Loss from operations	$(9,312)	$(9,312)	$(16,644)	$(16,644)
Net loss	$(9,116)	$(9,116)	$(12,023)	$(12,023)
Basic and diluted net loss per share, common stock	$(0.62)	$(0.72)	$(0.81)	$(0.95)
Basic and diluted weighted average shares outstanding, common stock	14,763,115	12,577,809	14,763,115	12,577,809
	Unaudited Pro Forma
	As of September 30, 2022
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands)
Combined Balance Sheet data:
Cash	$25,917	$2,753
Total assets	$49,813	$26,649
Total liabilities	$27,663	$27,663
Total shareholders’ equity	$22,150	$(1,014)

COMPARATIVE PER SHARE INFORMATION

Net loss per share was calculated using the historical weighted-average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted-average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.

	Nine Months Ended September 30, 2022
	BWAC	Heritage	Pro Forma Combined (No Redemptions)	Pro Forma Combined (Full Redemptions)
	(in thousands, except share and per share data)
Net income (loss)	$3,407	$(11,758)	$(9,116)	$(9,116)
Stockholders’ equity (deficit)	$(3,164)	$(4,476)	$22,150	$(1,014)
Shares subject to redemption	2,185,306	—	—	—
Ending shares	3,487,070	668,912	14,763,115	12,577,809
Ending shares (including shares subject to redemption)	5,672,376	668,912	14,763,115	12,577,809
Weighted average common shares outstanding – basic	3,487,070	668,912	14,763,115	12,577,809
Weighted average common shares outstanding – diluted	3,487,070	668,912	14,763,115	12,577,809
Book equity (deficit) per share	$(0.56)	$(6.69)	$1.50	$(0.08)
Basic net income (loss) per common share	$0.27	$(17.58)	$(0.62)	$(0.72)
Diluted net income (loss) per common share	$0.27	$(17.58)	$(0.62)	$(0.72)
Cash dividends per share	NA	NA	NA	NA
	Year Ended December 31, 2021
	BWAC	Heritage	Pro Forma Combined (No Redemptions)	Pro Forma Combined (Full Redemptions)
	(in thousands, except share and per share data)
Net income (loss)	$2,100	$(7,220)	$(12,023)	$(12,023)
Shares subject to redemption	2,185,306	—	—	—
Ending shares	3,487,070	663,219	14,763,115	12,577,809
Ending shares (including shares subject to redemption)	5,672,376	663,219	14,763,115	12,577,809
Weighted average common shares outstanding – basic	3,487,070	663,219	14,763,115	12,577,809
Weighted average common shares outstanding – diluted	3,487,070	663,219	14,763,115	12,577,809
Basic net income (loss) per common share	$0.13	$(10.89)	$(0.81)	$(0.95)
Diluted net income (loss) per common share	$0.13	$(10.89)	$(0.81)	$(0.95)
Cash dividends per share	NA	NA	NA	NA

The unaudited pro forma condensed consolidated combined financial information has been prepared to present two alternative scenarios with respect to redemption of Public Shares by BWAC Public Stockholders at the time of the Business Combination for the nine months ended September 30, 2022 and year ended December 31, 2021:

(i)     This scenario, which we refer to as the “No Redemption Scenario” assumes that no BWAC Public Stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the closing is available for the Business Combination; and

(ii)    This scenario, which we refer to as the “Maximum Redemption Scenario”, assumes that 2,185,306 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $23.2 million out of the Trust Account based on an assumed redemption price of $10.60 per share that is calculated using the $31.3 million cash in the Trust Account divided by 3,000,000 shares of BWAC Common Stock subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. After a redemption of approximately $23.2 million out of the $31.3 million Trust Account, the available cash at Closing would be approximately $2.8 million. The Business Combination Agreement includes a condition to the Closing for Heritage’s benefit, that the Pubco closing cash be at least equal to $10 million (which includes funds remaining in the Trust Account after giving effect to the Redemption and the proceeds of any Transaction Financing, and after the payment of the parties’ transaction expenses) that can be waived prior to Closing by Heritage, however there is no guarantee that it would and, if it did not, the Business Combination would not be consummated if the condition is not met.

MARKET PRICE AND DIVIDEND INFORMATION

BWAC

Ticker Symbol and Market Price

The BWAC Units, Common Stock and Public Warrants are each traded on the Nasdaq Capital Market under the symbols “BWACU,” “BWAC” and “BWACW,” respectively. BWAC’s units commenced public trading on November 13, 2020, and its Common Stock and Public Warrants commenced public trading separately on December 28, 2020.The BWAC Units, each consisting of one share of Common Stock and one Public Warrant (each Public Warrant entitling the holder thereof to purchase one share of Common Stock), will automatically separate into their component securities upon consummation of the Business Combination and no BWAC securities will trade following the Closing. As of the Record Date, the closing price for the BWAC Units, Common Stock and the Public Warrants was $            , $            and $            , respectively. BWAC Public Warrant holders and those stockholders who do not elect to have their Public Shares redeemed need not deliver their Public Shares or Public Warrant certificates to BWAC or to BWAC’s Transfer Agent and they will be converted into the respective Pubco securities upon the Closing. Upon the Closing, Pubco intends to apply for the listing of its shares of Pubco Common Stock and Pubco warrants on Nasdaq under the symbols “CASK” and “CASKW,” respectively.

Holders

As of the close of business on the Record Date, there were outstanding            shares of BWAC Common Stock and there were              holders of record of BWAC Units,          holders of record of BWAC Common Stock, and          holders of record of Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose BWAC Units, Common Stock, and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

BWAC has not paid any cash dividends on its Common Stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time.

Heritage

There is no public market for any of Heritage’s equity securities.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following the consummation of the Business Combination will be subject to significant risks affecting, among other things, Pubco’s business, financial condition or results of operations. If any of the events described below occur, Pubco’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of Pubco’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of BWAC and Heritage. Certain of the following risk factors apply to the business and operations of Heritage and will also apply to the business and operations of Pubco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, or may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Pubco following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by BWAC and Heritage, which later may prove to be incorrect or incomplete. Pubco, BWAC, and Heritage may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heritage” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BWAC” and the financial statements of Heritage and BWAC and the notes thereto included herein, as applicable.

Risks Related to the Business Combination

The ability of BWAC stockholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow BWAC to complete the Business Combination or optimize its capital structure.

If a larger number of shares are submitted for redemption than BWAC currently expects and such redemptions or other conditions are determined to result in a failure to satisfy the net tangible asset requirement set forth in BWAC’s Current Charter, BWAC may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to BWAC. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until BWAC liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporate actions as set forth in the Current Charter. If you are in need of immediate liquidity, you could attempt to sell your BWAC Common Stock in the open market; however, at such time, the BWAC Common Stock may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with BWAC’s redemption until BWAC liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Current Charter or you are able to sell your shares in the open market.

You may be unable to ascertain the merits or risks of Heritage’s operations.

If the Business Combination is consummated, Pubco will be affected by numerous risks inherent in the lines of business that Pubco expects to pursue. Although BWAC’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Heritage, BWAC cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of BWAC’s control. BWAC also cannot assure you that an investment in BWAC’s securities will not ultimately prove to be less favorable to investors in BWAC than a direct investment, if an opportunity were available, in Heritage. In addition, if BWAC stockholders do not believe that the prospects for the Business Combination are promising, a greater number of stockholders may exercise their redemption rights, which may make it difficult for BWAC to consummate the Business Combination.

There is no assurance that BWAC’s diligence will reveal all material risks that may be present with regard to Heritage. Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

BWAC cannot assure you that the due diligence BWAC has conducted on Heritage will reveal all material issues that may be present with regard to Heritage, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of BWAC’s control will not later arise. Heritage is aware that BWAC must complete an initial business combination by August 17, 2023. Consequently, Heritage may have obtained leverage over BWAC, knowing that if BWAC does not complete the Business Combination, BWAC may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, BWAC has had limited time to conduct due diligence. Heritage is a privately-held company that offers products and services that have only recently been developed and commercialized and BWAC therefore has made its decision to pursue a business combination with Heritage on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses.

Even if BWAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with BWAC’s preliminary risk analysis. This could contribute to negative market perceptions about BWAC or BWAC’s securities. In addition, they may cause BWAC to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by Heritage or by virtue of it obtaining debt financing following the Closing. Accordingly, any stockholders of BWAC who choose to remain stockholders of Pubco following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by BWAC’s officers or directors of a duty of care or other fiduciary duty owed by them to BWAC, or if they are able to successfully bring a private claim under securities laws that the registration statement of which this proxy statement/prospectus forms a part contained an actionable material misstatement or material omission.

The Business Combination Agreement includes the Minimum Cash Condition as a condition to the consummation of the Business Combination, which may make it more difficult for the Business Combination to be consummated as contemplated.

The Business Combination Agreement provides that Heritage’s obligation to consummate the Business Combination is conditioned upon, among other things, at the Closing, BWAC having cash and cash equivalents sufficient to satisfy the Minimum Cash Condition (inclusive of the amount of any Transaction Financing), after full satisfaction of payments to redeeming BWAC stockholders and payment of transaction expenses. If the Minimum Cash Condition is not satisfied or waived by Heritage, Heritage will not be required, under the terms of the Business Combination Agreement, to consummate the Business Combination.

If the Minimum Cash Condition is waived and the Business Combination is consummated with less than the $10 million of cash and cash equivalents, the cash held by Heritage in the aggregate, after the Closing, may not be sufficient to allow Heritage to operate and pay Heritage’s bills as they become due; or, even if Heritage continues to be able to operate and pay its bills, Heritage may not be able to successfully pursue its business plan or may not be able to achieve its planned efforts to grow its business or the results that Heritage management expects to achieve if Heritage has access to the capital required to continue to grow and expand its business. The additional exercise of redemption rights with respect to a large number of BWAC’s public stockholders may make the parties unable to take such actions as may be desirable in order to optimize the capital structure of Heritage after consummation of the Business Combination and the parties may not be able to raise additional financing from unaffiliated parties necessary to fund Heritage’s expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding Heritage’s ability to continue as a going concern at such time.

There are risks to BWAC stockholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of Heritage directly in an underwritten public offering, including no independent due diligence review by an underwriter.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of BWAC’s securities in connection therewith, investors will not receive the benefit of any outside independent review of BWAC’s and Heritage’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, BWAC stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If Heritage became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time … the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as BWAC, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by BWAC and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Heritage. Accordingly, it is possible that defects in Heritage’s business or problems with Heritage’s management that would have been discovered if Heritage conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the shares of Pubco Common Stock.

Unlike an underwritten initial public offering, the initial trading of Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the Pubco’s securities during the period immediately following the listing.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of Pubco’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of Pubco and your investment decision.

BWAC and Heritage currently operate as separate companies. BWAC has had no prior history as an operating company and its operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Pubco. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from BWAC’s and Heritage’s historical financial statements and certain adjustments and assumptions have been made regarding Pubco after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and Pubco’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Pubco’s financial condition or results of operations following the Closing. Any potential decline in Pubco’s financial condition or results of operations may cause significant variations in the stock price of Pubco.

BWAC is dependent upon its executive officers and directors and their departure could adversely affect BWAC’s ability to operate and to consummate the initial business combination. Additionally, BWAC’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on BWAC’s ability to complete the initial business combination.

BWAC’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. BWAC believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. BWAC does not have an employment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of BWAC’s directors or executive officers could have a detrimental effect on BWAC and the ability to consummate the Business Combination. In addition, BWAC’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of BWAC’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and BWAC’s directors also serve as officers and board members for other entities. If BWAC’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to BWAC’s affairs which may have a negative impact on BWAC’s ability to consummate the Business Combination.

Pubco’s ability to be successful following the Business Combination will depend upon the efforts of the Pubco Board and key personnel and the loss of such persons could negatively impact the operations and profitability of Pubco’s post-Business Combination business.

Pubco’s ability to be successful following the Business Combination will be dependent upon the efforts of the Pubco Board and key personnel. BWAC cannot assure you that the Pubco Board and key personnel will be effective or successful or remain with Pubco. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Pubco’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Business Combination Agreement, BWAC’s public stockholders will own approximately 25.3% of the equity interests or assets of Pubco (assuming no redemptions) and BWAC’s management, other than Rosemary L. Ripley, who is expected to serve on the Pubco Board, will not be engaged in the management of Pubco’s business. Accordingly, the future performance of Pubco will depend upon the quality of the post-Business Combination board of directors, management and key personnel of Pubco.

BWAC’s key personnel may negotiate employment or consulting agreements with Pubco in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

BWAC’s key personnel may be able to remain with Pubco after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of Pubco for services they would render to Pubco after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, BWAC believes the ability of such individuals to remain with Pubco after the completion of the Business Combination will not be the determining factor in BWAC’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of BWAC’s key personnel will remain with Pubco after the consummation of the Business Combination. BWAC cannot assure you that any of its key personnel will remain in senior management or advisory positions with Pubco.

EBC may have a conflict of interest in rendering services to BWAC in connection with its initial business combination.

BWAC is required to pay EBC a cash fee for such services upon the consummation of our initial business combination in an aggregate amount equal to 3.5% of the total gross proceeds raised in the IPO. EBC’s Representative Shares and Private Warrants will also be worthless if BWAC does not consummate an initial business combination. The financial interests may result in EBC having a conflict of interest when providing the services to BWAC in connection with an initial business combination.

Because BWAC’s initial stockholders, executive officers and directors will lose their entire investment in BWAC if the Business Combination or an alternative business combination is not completed, and because BWAC’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Heritage was appropriate for BWAC’s initial business combination.

BWAC’s initial stockholders currently own various interests in BWAC, in an aggregate value of approximately $38,470,211 as of February 1, 2023, which may be worthless if BWAC does not complete a business combination. BWAC’s initial stockholders currently own 3,154,650 Founder Shares, which, based on the closing trading price of the Public Shares on February 1, 2023, would have an aggregate value of approximately $33,423,517 as of the same date. In addition, the Sponsor purchased an aggregate of 5,285,580 Private Warrants, which have an aggregate value of approximately $452,974, assuming the per warrant value of the Private Warrants is the same as the $0.0857 closing price of the Public Warrants on Nasdaq on February 1, 2023. The Sponsor has also provided BWAC with the Sponsor Note, which, as of February 1, 2023, had an aggregate of $4,323,720 outstanding. As of February 1, 2023, an aggregate of $270,000 of the Sponsor Advance was outstanding. Additionally, while BWAC’s directors’ and officers’ out-of-pocket expenses incurred in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account) are reimbursable by BWAC. As of February 1, 2023, no directors or officers of BWAC have incurred any expenses for which they expect to be reimbursed at the Closing (other than the Sponsor Note and the Sponsor Advance).

The personal and financial interests of BWAC’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of BWAC’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on BWAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on BWAC’s behalf. However, BWAC’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of BWAC’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of BWAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities.”

Some of BWAC’s and Heritage’s officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of BWAC and Heritage participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of Pubco, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of Pubco Common Stock. If the Business Combination is not consummated and BWAC is forced to wind up, dissolve and liquidate in accordance with the Current Charter, the 3,154,650 Founder Shares currently held by the Sponsor, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). The Founder Shares had an aggregate market value of approximately $33,423,517 based on the last sale price of $10.595 per share on Nasdaq on February 1, 2023. Accordingly, the Sponsor and BWAC’s current executive officers and directors have interests that may be different from, or in addition to, your interests as a stockholder.

These interests, among others, may influence the officers and directors of BWAC and Heritage to support or approve the Business Combination. For more information concerning the interests of BWAC and Heritage executive officers and directors, see the sections entitled “Proposal 1: The Business Combination Proposal — Interests of BWAC’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Common Stock at such time is substantially less than $10.00 per share.

The Sponsor has invested in BWAC an aggregate of $5,310,580, comprised of the $25,000 purchase price for the Founder Shares and the $5,285,580 purchase price for the Private Warrants. Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the 3,154,650 Founder Shares would have an aggregate implied value of $31,546,500. Even if the trading price of the shares of Pubco Common Stock were as low as approximately $1.68 per share, and the Placement Warrants were worthless, the value of the Founder Shares would be equal to the Sponsor’s initial investment in BWAC. As a result, the Sponsor is likely to be able to recoup its investment and make a substantial profit on that investment, even if the Public Shares have lost significant value. Accordingly, the BWAC management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the public stockholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the cash in the Trust Account to the public stockholders. For the foregoing reasons, you should consider the BWAC management team’s financial incentive to complete the Business Combination when evaluating whether to redeem your shares prior to or in connection with the Business Combination.

BWAC stockholders and Heritage Stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If Pubco is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, BWAC stockholders and Heritage Stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Pubco is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, BWAC and Heritage may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of BWAC and Heritage to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s security holders.

If the conditions to the Business Combination are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the stockholders of BWAC and the stockholders of Heritage, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Business Combination Agreement and in addition to stockholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Business Combination Agreement which remains continuing and uncured, (vi) the members of the post-Closing board being elected or appointed, (vii) an effective registration statement, (viii) the conditional Nasdaq approval, (ix) the CVR Agreement having been duly executed by the parties thereto; and (x) the CVR Escrow Agreement having been duly executed by the parties thereto. See “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination” below for a more complete summary. BWAC and Heritage cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination may not occur, or may be delayed and such delay may cause BWAC and Heritage to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, BWAC may not be able to find another potential candidate for its initial business combination prior to BWAC’s deadline, and BWAC will be required to liquidate.

Delaware law and the Proposed Charter and Proposed Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter and the Proposed Bylaws of Pubco that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Pubco Board and therefore depress the trading price of Pubco Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Heritage Board or taking other corporate actions, including effecting changes in the management of Pubco. Among other things, the Proposed Charter and the Proposed Bylaws include provisions regarding:

•        the ability of the Pubco Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, Pubco’s directors and officers;

•        the exclusive right of the Pubco Board to elect a director to fill a vacancy created by the expansion of the Pubco Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Pubco Board;

•        the requirement that a special meeting of stockholders may be called only by (i) directors then in office; or (ii) the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Proposed Bylaws, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 662/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Proposed Charter, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the Pubco Board to amend the bylaws, which may allow the Pubco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Pubco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Pubco Board or management.

Any provision of the Proposed Charter, the Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Pubco Common Stock and could also affect the price that some investors are willing to pay for shares of Pubco Common Stock.

The Proposed Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between Pubco and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of the Pubco’s stockholders to choose the judicial forum for disputes with Pubco or its directors, officers, or employees.

The Proposed Charter, which will become effective upon the Closing, will provide that, unless Pubco consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees of Pubco or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine will be the Court of Chancery of the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Proposed Charter will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. It should be noted, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of Pubco’s securities will be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or its directors, officers or other employees, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage such lawsuits against Pubco and its directors, officers and employees. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Pubco may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Pubco’s business and financial condition.

The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Public Shares or the Public Warrants from BWAC Public Stockholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Public Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding BWAC or BWAC’s securities, BWAC’s initial stockholders, Heritage and/or their respective affiliates may purchase Public Shares and/or Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Public Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the trading price of the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, BWAC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which BWAC has received redemption requests.

In addition, if such purchases are made, the public “float” of Public Shares or the Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the BWAC securities on a national securities exchange.

BWAC stockholders who redeem their Public Shares may continue to hold any Public Warrants that they own, which will result in dilution to non-redeeming BWAC stockholders upon exercise of such Public Warrants.

BWAC stockholders who redeem their Public Shares may continue to hold any Public Warrants that they own at such time, which will result in additional dilution to non-redeeming holders upon exercise of such warrants. Assuming (a) all redeeming BWAC stockholders that acquired BWAC Units in the BWAC IPO and continue to hold the Public Warrants that were included in such BWAC Units, and (b) maximum redemption of Public Shares held by the redeeming BWAC stockholders, 1,148,148 Public Warrants would be retained by redeeming BWAC stockholders. As a result, the redeeming BWAC stockholders would hold Public Warrants with an aggregate market value of approximately $98,396, as of February 1, 2023, while non-redeeming BWAC stockholders would suffer dilution in their percentage ownership and voting interest of Pubco upon exercise of the Public Warrants held by redeeming BWAC stockholders.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect BWAC’s business, including its ability to complete the Business Combination, and results of operations.

BWAC is subject to laws and regulations enacted by national, regional and local governments. In particular, BWAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on BWAC’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on BWAC’s business, including its ability to complete the Business Combination, and results of operations.

With respect to the regulation of special purpose acquisition companies like BWAC (“SPACs”), on March 30, 2022, the SEC issued proposed rules relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in a revised form, may increase the costs of and the time needed to complete the Business Combination.

The ability of Public Stockholders to exercise redemption rights with respect to Public Shares may prevent BWAC from completing the Business Combination or maximizing its capital structure.

BWAC does not know how many Public Stockholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on BWAC’s expectations (and those of other parties to the Business Combination Agreement) as to the amount of funds available in the Trust Account after giving effect to any redemptions of Public Shares.

It is a condition to the parties’ obligation to close the Business Combination, waivable by Heritage, that BWAC or Pubco have cash and cash equivalents, including funds remaining in the Trust Account and the proceeds of any Transaction Financing, and after the payment of the parties’ expenses, of at least $10 million. If too many Public Stockholders elect to redeem their shares or Heritage does not waive the condition described in the preceding sentence as a condition to the Closing and additional third-party financing may not be available to BWAC, the Business Combination may not be completed. For information regarding the parameters of the Minimum Cash Condition described in this paragraph, please see the sections of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties” and “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Risks Related to Ownership of Pubco Common Stock

An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

The price of Pubco’s securities may vary significantly due to factors specific to Pubco as well as to general market or economic conditions. Furthermore, an active trading market for Pubco’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

BWAC received a written notice from the Listing Qualifications Department of Nasdaq indicating that it is not in compliance with Nasdaq Rule 5620(a) for continued listing due to its failure to hold an annual meeting of stockholders within twelve months of the end of its fiscal year ended December 31, 2021. While BWAC intends to timely submit a plan to regain compliance with Nasdaq Rule 5620(a) within the required timeframe, if it cannot regain compliance, its securities will be subject to delisting and the liquidity and the trading price of its securities could be adversely affected.

On January 9, 2023, BWAC received a written notice from the Listing Qualifications Department of Nasdaq indicating that BWAC is not in compliance with Nasdaq Rule 5620(a) for continued listing, due to its failure to hold an annual meeting of stockholders within twelve months of the end of its fiscal year ended December 31, 2021. The notice is only a notice a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of BWAC’s securities on Nasdaq.

BWAC has until February 23, 2023 to submit a plan to regain compliance with Nasdaq Rule 5620(a). BWAC intends to timely submit a plan to regain compliance with Nasdaq Rule 5620(a) within the required timeframe and believes that holding the Special Meeting will bring it back into compliance with Nasdaq Rule 5620(a). If Nasdaq accepts BWAC’s plan, Nasdaq may grant BWAC an extension of up to 180 calendar days from the fiscal year end, or until June 29, 2023, to evidence compliance with Nasdaq Rule 5620(a). If Nasdaq does not accept BWAC plan, BWAC will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel. If BWAC timely appeals, its securities would remain listed pending such panel’s decision. There can be no assurance that, if BWAC does appeal, such appeal would be successful. If BWAC does not regain compliance, its securities will be subject to delisting and the liquidity and the trading price of its securities could be adversely affected.

There can be no assurance that the shares of Pubco Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that Pubco will be able to comply with the initial or continued listing rules of Nasdaq.

In connection with the Business Combination and as a condition to Heritage’s obligations to complete the Business Combination, Pubco will be required to demonstrate compliance with the Nasdaq’s initial listing requirements, which are more rigorous than the Nasdaq continued listing requirements, in order to continue to maintain the listing of Pubco’s securities on the Nasdaq. Nasdaq’s initial listing requirements set forth in Nasdaq Rule 5505(a) require, among other things, that Pubco’s minimum stock price be at least $4.00 per share and that Pubco have at least 1,000,000 unrestricted publicly-held shares and a minimum of 300 public holders of “round lots” of 100 shares. Furthermore, Nasdaq Rule 5505(b)(2) requires, among other things, that Pubco have a market value of listed securities of at least $50 million, stockholders’ equity of at least $4 million and a public float of at least $15 million. In addition to the listing requirements for Pubco Common Stock, Nasdaq imposes listing standards on warrants. The foregoing is a brief description of the Nasdaq’s initial listing requirements applicable to Pubco’s securities, and more detailed information about such requirements is set forth in Nasdaq Rule 5505. We cannot assure you that Pubco will be able to meet those initial listing requirements, in which case Heritage will not be obligated to complete the Business Combination.

In order to continue the listing of its securities on Nasdaq, BWAC prior to the Business Combination, and Pubco following the consummation of the Business Combination, must maintain certain financial, share price and, subject to change as a result of recent rule changes proposed by the Nasdaq, distribution levels. Pubco must, among other things, maintain a minimum bid price of $1.00 per share, a minimum amount of stockholders’ equity (generally $2,500,000) and a minimum number of holders of its securities (generally 300 public holders). The foregoing is a brief description of the Nasdaq’s continued listing requirements applicable to Pubco securities, and more detailed information about such requirements is set forth in Nasdaq Rule 5550.

If subsequent to the closing of the Business Combination, Pubco is unable to maintain a minimum bid price for its shares of $1.00 per share, or to satisfy any other continued listing requirement, Nasdaq may delist Pubco’s securities from trading on its exchange. Such a delisting would likely have a negative effect on the price of Pubco’s securities and may impair your ability to sell or purchase Pubco’s securities when you wish to do so.

If Nasdaq delists Pubco’s securities from trading on its exchange and Pubco is not able to list its securities on another national securities exchange, Pubco’s securities could be quoted on an over-the-counter market. If this were to occur, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that the Pubco Common Stock is a “penny stock” which will require brokers trading in the Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco’s securities; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The continued eligibility for listing of Pubco’s securities may depend on, among other things, the number of shares of Common Stock that are redeemed.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the BWAC Units, Common Stock and Public Warrants are listed on Nasdaq, the BWAC Units, Common Stock and Public Warrants qualify as covered securities under the statute. Although the states are preempted from regulating the sale of BWAC’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While BWAC is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if BWAC was no longer listed on Nasdaq, BWAC’s securities would not qualify as covered securities under the statute and BWAC would be subject to regulation in each state in which BWAC offers its securities.

The market price of the shares of Pubco Common Stock may decline as a result of the Business Combination.

The market price of the shares of Pubco Common Stock may decline as a result of the Business Combination for a number of reasons including if:

•        investors react negatively to the prospects of Pubco’s business and the prospects of the Business Combination;

•        the effect of the Business Combination on Pubco’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Pubco’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of shares of Pubco Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Pubco Common Stock at an attractive price due to a number of factors such as those listed in “— Risks Related to Heritage” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of Pubco’s competitors;

•        changes in expectations as to Pubco’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by Pubco or its competitors;

•        announcements by Pubco or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in Pubco’s management;

•        changes in general economic or market conditions or trends in Pubco’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Pubco’s business;

•        future sales of Pubco Common Stock or other securities;

•        investor perceptions of the investment opportunity associated with Pubco Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by Pubco or third parties, including Pubco’s filings with the SEC;

•        litigation involving Pubco, Pubco’s industry, or both, or investigations by regulators into the Pubco Board, Pubco’s operations or those of Pubco’s competitors;

•        guidance, if any, that Pubco provides to the public, any changes in this guidance or Pubco’s failure to meet this guidance;

•        the development and sustainability of an active trading market for Pubco Common Stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Pubco Common Stock, regardless of Pubco’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Pubco were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Pubco’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on shares of Pubco Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Pubco Common Stock at a price greater than what you paid for it.

Pubco intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Pubco Common Stock will be at the sole discretion of the Pubco Board. The Pubco Board may take into account general and economic conditions, Pubco’s financial condition and results of operations, Pubco’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by Pubco to its stockholders or by its subsidiaries to it and such other factors as the Pubco Board may deem relevant. As a result, you may not receive any return on an investment in the shares of Pubco Common Stock unless you sell your shares of Pubco Common Stock for a price greater than that which you paid for it.

Pubco may issue additional shares of Pubco Common Stock or other equity securities without seeking approval of the Pubco stockholders, which would dilute your ownership interests and may depress the market price of the shares of Pubco Common Stock.

Upon consummation of the Business Combination, Pubco will have warrants outstanding to purchase up to an aggregate of 17,904,180 shares of Pubco Common Stock. Assuming earnout targets are satisfied, Pubco will be required to issue up to an additional 3,000,000 shares of Pubco Common Stock to current Heritage Securityholders. Further, Pubco may choose to seek third party financing to provide additional working capital for the Pubco business, in which event Pubco may issue additional equity securities. Following the consummation of the Business Combination, Pubco may also issue additional shares of Pubco Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares of Pubco Common Stock or other equity securities of equal or senior rank would have the following effects:

•        Pubco’s existing stockholders’ proportionate ownership interest in Pubco will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of Pubco Common Stock may be diminished; and

•        the market price of the shares of Pubco Common Stock may decline.

If securities or industry analysts do not publish research or reports about Pubco’s business, if they change their recommendations regarding the shares of Pubco Common Stock or if Pubco’s operating results do not meet their expectations, the price and trading volume of shares of Pubco Common Stock could decline.

The trading market for shares of Pubco Common Stock will depend in part on the research and reports that securities or industry analysts publish about Pubco or its businesses. If no securities or industry analysts commence coverage of Pubco, the trading price for shares of Pubco Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Pubco downgrade its securities or publish unfavorable research about its businesses, or if Pubco’s operating results do not meet analyst expectations, the trading price of shares of Pubco Common Stock would likely decline. If one or more of these analysts cease coverage of Pubco or fail to publish reports on Pubco regularly, demand for shares of Pubco Common Stock could decrease, which might cause the share of Pubco Common Stock price and trading volume to decline.

Pubco will issue shares of Pubco Common Stock as consideration for the Business Combination, and Pubco may issue additional shares of Pubco Common Stock or other equity or convertible debt securities without approval of the holders of shares of Pubco Common Stock, which would dilute existing ownership interests and may depress the market price of Pubco Common Stock.

It is anticipated that, following the Business Combination, the (i) former Heritage Securityholders are expected to own approximately 45.3% of the outstanding shares of Pubco Common Stock, (ii) former BWAC Public Stockholders are expected to own approximately 25.3% of the outstanding shares of Pubco Common Stock, and (iii) Sponsor and the initial stockholders are expected to own approximately 29.4% of the outstanding shares of Pubco Common Stock. These percentages assume the “No Redemption Scenario”. If the actual facts differ from these assumptions, these percentages will differ.

Pubco may continue to require capital investment to support its business, and Pubco may issue additional shares of Pubco Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of shares of Pubco Common Stock in certain circumstances.

Furthermore, employees, directors and consultants of Heritage hold equity awards under the Heritage Equity Plan, and after Business Combination, are expected to be granted equity awards under the new Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for shares of Pubco Common Stock. See “Executive Compensation.”

There will be material differences between your current rights as a holder of BWAC Common Stock and the rights one will have as a holder of Pubco Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, BWAC stockholders will no longer be stockholders of BWAC, but will be stockholders of Pubco. There will be material differences between the current rights of BWAC stockholders and the rights you will have as a holder of Pubco Common Stock, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of BWAC stockholders and the Pubco stockholders, see the section of this proxy statement/prospectus titled “Comparison of the Rights of Holders of Common Stock.”

Future sales, or the perception of future sales, by Pubco or its stockholders in the public market following the Business Combination could cause the market price for shares of Pubco Common Stock to decline.

The sale of shares of Pubco Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Pubco Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Pubco to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that Pubco will have a total of 11,856,632 shares of Pubco Common Stock outstanding (excluding the exercise of any Options and Pubco Warrants and assuming that (i) there are no redemptions of any shares by BWAC’s Public Stockholders in connection with the Business Combination, and (ii) no awards are issued under the Incentive Plan). All shares currently held by BWAC Public Stockholders and all of the shares issued in the Business Combination to existing Heritage Securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than Pubco’s “affiliates” (as defined under Rule 144 under the Securities Act (“Rule 144”)), including Pubco’s directors, executive officers and other affiliates.

Simultaneously with the execution and delivery of the Business Combination Agreement, certain stockholders of Heritage, who are expected to collectively own approximately 20.97% of the shares of Pubco Common Stock outstanding following the Business Combination (based on the above assumptions and Heritage’s current stockholdings), agreed not to, during the period commencing from the Closing and ending on, (i) with respect to fifty percent (50%) of their restricted securities, the earlier of (x) the twelve (12)-month anniversary of the date of the Closing and (y) the date after the Closing on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s stockholders having the right to exchange their equity holdings in Pubco for cash, securities or other property; and (ii) with respect to the remaining fifty percent (50%) of their restricted securities, the earliest of (x) the twelve (12)-month anniversary of the date of the Closing, (y) the date on which the closing price of Pubco Common Stock on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $12.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s stockholders having the right to exchange their equity holdings in Pubco for cash, securities or other property: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (C) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (A) or (B) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). See “Proposal 1: The Business Combination Proposal — Ancillary Documents — Lock-Up Agreements.”

In addition, the shares of Pubco Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 12.5% of the fully-diluted outstanding shares of Pubco Common Stock immediately following the consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. Pubco is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Pubco Common Stock or securities convertible into or exchangeable for shares of Pubco Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, Pubco may also issue its securities in connection with investments or acquisitions. The amount of shares of Pubco Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of Pubco Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Pubco stockholders.

BWAC currently is, and Pubco will be, an “emerging growth company” within the meaning of the Securities Act, and if Pubco takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make BWAC’s securities less attractive to investors and may make it more difficult to compare BWAC’s performance with other public companies.

BWAC is currently and, following the consummation of the Business Combination, Pubco will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Pubco may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, Pubco stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by Pubco less attractive because Pubco will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of Pubco’s securities may be lower than they otherwise would be, there may be a less active trading market for Pubco’s securities and the trading prices of Pubco’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. BWAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which Pubco has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which Pubco is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of shares of Pubco Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which Pubco has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Pubco may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of shares of Pubco Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date Pubco sends the notice of redemption to the warrant holders. If and when the Public Warrants become redeemable by Pubco, Pubco may exercise its redemption right if there is a current registration statement in effect with respect to the shares of Pubco Common Stock underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your Public Warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by Pubco for cash so long as they are held by the Sponsor or its permitted transferees.

In the event Pubco determines to redeem the Public Warrants, holders of Public Warrants would be notified of such redemption as described in Pubco’s warrant agreement. Specifically, in the event that Pubco elects to redeem all of the redeemable warrants as described above, Pubco will fix a Warrant Redemption Date. Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Warrant Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the Public Warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC. The closing price for the Public Common Stock as of February 1, 2023 was $10.595 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Risks Related to Redemption

There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We cannot assure you as to the price at which a Public Stockholder may be able to sell the shares of Pubco Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in Pubco’s stock price, and may result in a lower value realized now than a BWAC stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Public Stockholder does not redeem such stockholder’s shares, such stockholder will bear the risk of ownership of shares of Pubco Common Stock after the consummation of the Business Combination, and there can be no assurance that a Pubco stockholder can sell such stockholder’s shares of Pubco Common Stock in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A BWAC Public Stockholder should consult such stockholder’s own tax or financial advisor for assistance on how this may affect its individual situation.

If BWAC Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

BWAC intends to comply with the U.S. federal proxy rules in conducting Redemptions in connection with the Business Combination. However, despite BWAC’s compliance with these rules, if a BWAC stockholder fails to receive BWAC’s proxy materials, such stockholder may not become aware of the opportunity to redeem its Public Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a Public Stockholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.

In order to exercise their Redemption rights, Public Stockholders are required to deliver their Public Shares, either physically or electronically using The Depository Trust Company’s DWAC System, to BWAC’s transfer agent prior to the vote at the Special Meeting. If a Public Stockholder properly seeks Redemption as described in this proxy statement/prospectus and the Business Combination is consummated, BWAC will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the Public Stockholder will no longer own such Public Shares following the Business Combination. See the section entitled “Special Meeting of the Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you elect to exercise your redemption rights with respect to your Public Shares, you will not receive any CVRs.

In connection with the Business Combination and to provide additional consideration to holders of Public Shares that do not redeem their Public Shares, BWAC intends, subject to compliance with applicable law, to issue CVRs to the holders of record of the BWAC Common Stock as of the date of the Closing. However, the CVRs will be distributed only to the holders of record of those Public Shares that remain outstanding after Redemptions in connection with the Business Combination. The CVRs are not typical of other similar business combination transactions. Although the CVRs are intended to provide additional consideration to holders of Public Shares that do not redeem their shares in connection with the Business Combination, such holders may ultimately decide to forego such additional consideration and redeem their Public Shares. Holders who choose to redeem Public Shares will not receive any CVRs. Accordingly, to the extent that you elect to redeem your Public Shares, you will receive no CVRs in respect of such shares.

Risks Related to BWAC

Public Stockholders have limited rights or interests in funds in the Trust Account. For Public Stockholders to liquidate their investment, therefore, they may be forced to sell Public Shares, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account either (a) because they hold Public Shares or (b) they hold Public Shares through BWAC Units and have elected to separate such BWAC Units into the underlying Public Shares and Public Warrants prior to exercising Redemption rights with respect to the Public Shares, only upon (i) such Public Stockholders’ exercise of Redemption rights in connection with BWAC’s initial business combination (which will be the Business Combination, should it occur) and then only in connection with those Public Shares that such Public Stockholder properly elected to redeem or (ii) the Redemption of Public Shares if BWAC is unable to complete an initial business combination by August 17, 2023, subject to applicable law and as further described herein. In addition, if BWAC is unable to complete an initial business combination by August 17, 2023, compliance with applicable law and the Current Charter may result in a delay in winding up BWAC and may require BWAC submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in BWAC’s Trust Account. In that case, Public Stockholders may be forced to wait beyond August 17, 2023 before they receive funds from the Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, Public Stockholders may be forced to sell their Public Shares, potentially at a loss.

BWAC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of September 30, 2022, BWAC had marketable securities held in the Trust Account of approximately $44,203,481 and stockholders’ deficit of $3,164,501. Further, BWAC has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. BWAC cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

Holders of Public Shares may be held liable for claims by third parties against BWAC to the extent of distributions received by them upon Redemption of their shares.

The Sponsor has agreed that, if BWAC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay the debts and obligations to BWAC businesses or vendors or other entities that are owed money by BWAC for services rendered or contracted for or products sold to BWAC in excess of the net proceeds of BWAC’s IPO not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so.

If BWAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against BWAC that is not dismissed, any distributions received by Public Stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as a “preferential transfer,” or a “fraudulent preference, conveyance or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by BWAC’s Public Stockholders. Furthermore, because BWAC intends to distribute the proceeds held in the Trust Account to BWAC’s Public Stockholders promptly after expiration of the time BWAC has to complete an initial business combination, this may be viewed or interpreted as giving preference to BWAC’s Public Stockholders over any potential creditors with respect to access to or distributions from BWAC’s assets. Furthermore, the BWAC Board may be viewed as having breached its fiduciary duties to BWAC or BWAC’s creditors and/or having acted in bad faith, thereby exposing itself and BWAC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against BWAC for these reasons.

Although BWAC seeks to have all vendors, service providers (other than its independent registered public accounting firm and the underwriters of the IPO) or other entities with which it does business, execute agreements with BWAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of BWAC’s Public Stockholders, as well as distributions to Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Stockholders or claims challenging the enforceability of the waiver.

If third parties bring claims against BWAC, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Stockholders may be less than $10.60 per share.

BWAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against BWAC. Although BWAC seeks to have all vendors, service providers (other than its independent registered public accounting firm and the underwriters of the IPO), or other entities with which it does business execute agreements with BWAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of BWAC’s Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against BWAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, BWAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to BWAC than any alternative. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Marcum LLP, BWAC’s independent registered public accounting firm, and the underwriters of the IPO, will not execute agreements with BWAC waiving such claims to the monies held in the Trust Account.

Examples of possible instances where BWAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with BWAC and will not seek recourse against the Trust Account for any reason. Upon Redemption of BWAC’s Public Shares, if BWAC is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, BWAC will be required to provide for payment of claims of creditors that were not waived that may be brought against BWAC within the ten years following Redemption. Accordingly, the Redemption Price received by Public Stockholders could be less than the approximately $44.7 million held in the Trust Account as of February 1, 2023, due to claims of such creditors. In such event, BWAC may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

The Sponsor has agreed that, if BWAC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to BWAC. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to BWAC outside of the Trust Account or available to be released to BWAC from interest earned on the trust account balance, the Sponsor would not have any obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the Sponsor’s obligations to pay such claim would be if the party executed an agreement waiving any right, title, interest or claim of any kind they have in or to any monies held in the trust account. BWAC has not asked the Sponsor to reserve any amount to satisfy any indemnification obligations that may arise and its only assets are expected to be BWAC’s securities. Accordingly, BWAC believes it is unlikely that the Sponsor will be able to satisfy these indemnification obligations if it is required to do so. Therefore, BWAC cannot assure you that the per-share distribution from the Trust Account, if we liquidate the Trust Account because BWAC has not completed a business combination within the required time period, will not be less than $10.60.

BWAC’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to BWAC’s Public Stockholders.

The Sponsor has agreed that, if BWAC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to BWAC.

In the event that the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, BWAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While BWAC currently expects that its independent directors would take legal action on behalf of BWAC against the Sponsor to enforce its indemnification obligations to BWAC, it is possible that BWAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If BWAC’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to BWAC’s Public Stockholders.

If, after BWAC distributes the proceeds in the Trust Account to its Public Stockholders, BWAC files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against BWAC that is not dismissed, a bankruptcy or other court may seek to recover such proceeds and the members of the BWAC Board may be viewed as having breached their fiduciary duties to BWAC’s creditors, thereby exposing the members of the BWAC Board and BWAC to claims of punitive damages.

If, after BWAC distributes the proceeds in the Trust Account to its Public Stockholders, BWAC files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against BWAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by BWAC’s stockholders. In addition, the BWAC Board may be viewed as having breached its fiduciary duty to BWAC’s creditors and/or having acted in bad faith, thereby exposing itself and BWAC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of BWAC.

BWAC is subject to laws and regulations enacted by national, regional and local governments. In particular, BWAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of BWAC. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on BWAC’s business and results of operations.

BWAC’s outstanding Warrants may have an adverse effect on the market price of Common Stock or may create dilution for Public Stockholders.

BWAC has issued Warrants that will result in the issuance of additional Common Stock. Such securities, when converted or exercised, will increase the number of issued and outstanding shares of BWAC Common Stock. The sale, or even the possibility of sale, of the shares underlying the Warrants could have an adverse effect on the market price for BWAC’s securities. If and to the extent these Warrants are converted or exercised, BWAC’s Public Stockholders may experience dilution to their holdings.

BWAC’s management’s ability to require holders of BWAC’s Public Warrants to exercise such Public Warrants on a cashless basis will cause holders to receive fewer shares of Common Stock upon their exercise of the Public Warrants than they would have received had they been able to exercise their Public Warrants for cash.

If BWAC calls Public Warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, BWAC’s management will have the option to require any holder that wishes to exercise his warrants (including any warrants held by BWAC’s initial stockholders or their permitted transferees) to do so on a “cashless basis.” If BWAC’s management chooses to require holders to exercise their warrants on a cashless basis, the number of shares of Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in BWAC.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for BWAC to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that BWAC evaluate and report on its system of internal controls. Following the initial business combination, if Pubco is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as BWAC remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, Pubco will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations on Pubco following the Business Combination.

If BWAC were deemed an “investment company” under the Investment Company Act, it may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If BWAC were deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of its investments; and

•        restrictions on the issuance of its securities, each of which may make it difficult for us to complete the Business Combination.

In addition, BWAC may have imposed upon it burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless BWAC can qualify for an exclusion, BWAC must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

BWAC does not believe that its principal activities and the Business Combination will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Pursuant to the Trust Agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), BWAC intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in BWAC’s securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of BWAC’s initial business combination (which will be the Business Combination, should it occur); (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend BWAC’s Current Charter (A) to modify the substance or timing of BWAC’s obligation to provide holders of its Common Stock the right to have their shares redeemed in connection with its initial business combination (which will be the Business Combination, should it occur) or to redeem 100% of its Public Shares if it does not complete its initial business combination within 12 months (as extended) from the closing of its IPO or (B) with respect to any other provision relating to the rights of holders of BWAC’s Common Stock; or (iii) absent an initial business combination (which will be the Business Combination, should it occur) within 12 months (as extended) from the closing of BWAC’s IPO, its return of the funds held in the Trust Account to its Public Stockholders as part of its redemption of the Public Shares. If BWAC does not invest the proceeds as discussed above, it may be deemed to be subject to the Investment Company Act. If BWAC were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which it has not allotted funds and may hinder its ability to complete a business combination. If BWAC is unable to complete the Business Combination, its Public Stockholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Stockholders, and BWAC’s warrants will expire worthless.

On March 30, 2022, the SEC issued proposed rules relating to, among other matters, the extent to which SPACs could become subject to regulation under the Investment Company Act. The SEC’s proposed rule under the Investment Company Act would provide a safe harbor for SPACs from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require a SPAC to file a current report on Form 8-K with the Commission announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than 18 months after the effective date of the SPAC’s registration statement for its initial public offering. The SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of its registration statement for its initial public offering. Although that proposed safe harbor rule has not yet been adopted, the SEC has indicated that there are serious questions concerning the applicability of the Investment Company Act to a SPAC that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule.

The proposed safe harbor rule has not yet been adopted, and one or more elements of the proposed safe harbor rule may not be adopted or may be adopted in a revised form. However, if BWAC were deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which it has not allotted funds and could increase the costs and time needed to complete a business combination or impair its ability to complete a business combination. If BWAC has not completed its initial business combination within the required time period, its Public Stockholders may receive only approximately $10.60 per share, or less in certain circumstances, on the liquidation of its trust account and its warrants will expire worthless.

In connection with the Special Meeting, Public Stockholders may need to comply with specific requirements for Redemption of their Public Shares that may make it more difficult for Public Stockholders to exercise their Redemption rights prior to the deadline for exercising their rights.

In connection with any stockholders meeting called to approve a proposed initial business combination, each Public Stockholder will have the right, regardless of whether it is voting for or against such proposed business combination, to demand that BWAC redeem its Public Shares into a share of the Trust Account. BWAC may require Public Stockholders who wish to redeem their Public Shares in connection with a proposed business combination to either tender their certificates (if any) and redemption forms to the Transfer Agent or to deliver their share certificates (if any) and other redemption forms to the Transfer Agent electronically using DTC’s DWAC System. In order to obtain a physical share certificate, a Public Stockholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is BWAC’s understanding that Public Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because BWAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. It is also BWAC’s understanding that it takes a short time to deliver shares through the DWAC System. However, this too may not be the case. Accordingly, if it takes longer than BWAC anticipates for Public Stockholders to deliver their share certificates (if any) and other redemption forms, Public Stockholders who wish to redeem may be unable to meet the deadline for exercising their Redemption rights and thus may be unable to redeem their Public Shares.

If BWAC requires Public Stockholders who wish to redeem their Public Shares to comply with the delivery requirements for Redemption, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.

If BWAC requires Public Stockholders who wish to redeem their Public Shares to comply with specific delivery requirements for Redemption described above and such proposed business combination is not consummated, BWAC will promptly return such certificates to the tendering Public Stockholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until BWAC has returned their securities to them. The market price for BWAC’s shares may decline during this time and BWAC’s Public Stockholders may not be able to sell their securities when they wish to, even while other stockholders that did not seek Redemption may be able to sell their securities.

Risks Related to the Contingent Value Rights

Under certain circumstances, the Contingent Value Rights will have no value and will be automatically terminated without any further consideration.

The terms of the Contingent Value Rights will be governed by the CVR Agreement. The CVR Holders are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of shares of Pubco Common Stock if the trading price of the shares of Pubco Common Stock is below the price that would provide a CVR Holder with a 10% preferred simple annual return (based on a $10.80 per share price at Closing) at the CVR Settlement Date. If the stock price has generated a 10% preferred simple annual return with respect to the shares of Pubco Common Stock as of the CVR Settlement Date, then no shares of Pubco Common Stock will be issued to the CVR Holders and the CVR Escrow Shares will be released to Heritage securityholders and the Sponsor pro rata based on their contribution of CVR Escrow Shares.

Consideration owed to the holders of the Contingent Value Rights, if any, will not be delivered prior to the CVR Settlement Date, except in certain limited circumstances.

The CVRs will mature on the earlier of (i) the date that is eighteen (18) months following the Closing, or (ii) in certain circumstances, the occurrence of certain change of control events with respect to Pubco, including certain mergers, consolidations and asset sales. The calculation and satisfaction of any Preferred Returns will occur, if applicable, following the CVR Settlement Date in accordance with the terms of the CVR Agreement. Because no interest will accrue on the Contingent Value Rights, you will not receive any compensation for holding any Contingent Value Rights between the Closing and either the termination of such Contingent Value Rights or the receipt of shares of Pubco Common Stock needed to satisfy any Preferred Return, if any.

A market for the CVRs may not develop and, even if a market for the CVRs does develop, there can be no assurance the extent to which trading of the CVRs will lead to an illiquid trading market with respect to such CVRs, which would adversely affect the liquidity and price of the CVRs.

Pubco cannot predict the extent to which trading of the CVRs will lead to an illiquid trading market with respect to such CVRs or whether the market price of the CVRs will be volatile following the Closing. Following the Business Combination, the price of the CVRs may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for the CVRs following the Business Combination may never develop or, if it does develop, it may not be sustained. In addition, the price of the CVRs after the business combination can vary due to general economic conditions and forecasts, Pubco’s general business condition and the release of Pubco’s financial reports. Additionally, although the parties intend that the CVRs will be traded on an over-the-counter (OTC) market until the CVR Agreement has been terminated, the CVRs may not be so successfully listed. Even if the CVRs are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the CVRs may be more limited than if they were quoted or listed on a national securities exchange. You may be unable to sell your CVRs unless a market can be established or sustained.

Risks Related to Tax

U.S. Holders of BWAC Common Stock may recognize gain for U.S. federal income tax purposes upon receipt of CVRs in connection with the Business Combination.

The CVRs are intended to represent a deferred payment obligation under the Code, and as a result recipients of the CVRs would recognize imputed interest income at the time of receipt of any additional Pubco Common Stock pursuant to the CVRs based on discounting at the applicable federal rate at the time of receipt back to the date of the Business Combination. However, except for such imputed interest, and subject to the following paragraph, if the CVRs are treated as a deferred payment obligation, U.S. Holders will generally not recognize gain or loss upon the receipt of such CVRs and any additional BWAC Common Stock pursuant to the CVRs.

Notwithstanding the foregoing, there is a material possibility that the IRS could successfully challenge the intended tax treatment of the issuance of the CVRs and any additional shares of Pubco Common Stock pursuant to the CVRs. If so, then the receipt of the CVRs by U.S. Holders could result in the recognition of gain by such U.S. Holders up to the fair market value of such CVRs (but in no event greater than the amount of gain such U.S. Holders would recognize if the U.S. Holders sold their shares of Pubco Common Stock for their fair market value).

Pubco could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.

Pubco could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce Pubco’s after-tax income and adversely affect Pubco’s business and financial condition. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect BWAC, Heritage or Pubco, or BWAC’s or their subsidiaries. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on BWAC’s, Heritage’s or Pubco’s financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

In addition, Pubco’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge Pubco’s interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to Pubco’s income tax provision that could increase Pubco’s effective tax rate. Changes to tax laws may also adversely affect Pubco’s ability to attract and retain key personnel.

The Excise Tax included in the Inflation Reduction Act of 2022 may decrease the value of Pubco Common Stock following the Business Combination and decrease the amount of funds available for distribution.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemptions occurring in connection with the Business Combination may be subject to the excise tax. Whether and to what extent BWAC would be subject to the excise tax will depend on a number of factors. The imposition of this excise tax could cause a reduction in the value of Pubco Common Stock.

Risks Related to Heritage

Risks Related to Heritage’s Financial Position and Capital Needs

Heritage has a history of losses, anticipates increasing its operating expenses in the future and may not achieve or maintain profitability in the future.

Heritage has a history of operating losses, including operating losses of $8,074,791, $7,927,908 and $10,364,738 in the nine-month period ended September 30, 2022 and the years ended December 31, 2021 and 2020, and has incurred net losses in each year other than in 2021, the year in which Heritage sold a controlling interest in its Flavored Bourbon brand. Heritage had an accumulated deficit of $37,535,585 at September 30, 2022, and there can be no assurance if or when Heritage will produce sufficient revenue from its operations to support its costs. Heritage must generate and sustain higher revenue levels in future periods to become profitable, and, even if it does, it may not be able to maintain or increase its profitability. Heritage expects to continue to incur losses for the foreseeable future as it expends substantial financial and other resources on, among other things:

•        sales and marketing, including expanding its direct sales organization and marketing programs, particularly for larger customers and for expanding its Tribal Beverage Network efforts;

•        investments in its research and development team, and the development of new formulations and enhancements of its existing brands;

•        expansion of its ready-to-drink canned cocktails into national distribution;

•        hiring additional personnel to add to its production teams if it is able to successfully increase its wholesale sales; and

•        general administration, including legal, accounting and other expenses related to being a public company.

These expenditures may not result in additional revenue or the growth of Heritage’s business. Accordingly, Heritage may not be able to generate sufficient revenue to offset its expected cost increases and achieve and sustain profitability. If Heritage fails to achieve and sustain profitability, the market price of Pubco’s common stock could decline.

As Heritage has incurred recurring operating losses and negative cash flows from operations since its inception, there is no assurance that Heritage will be able to continue as a going concern absent additional financing, which Heritage prior to the consummation of the Business Combination, and Pubco, after consummation of the Business Combination, may not be able to obtain on favorable terms, or at all.

Heritage has incurred operating losses since its inception and there can be no assurance if or when it will produce sufficient revenue from its operations to support its costs. Even if profitability is achieved in the future, Heritage may not be able to sustain profitability on a consistent basis. Heritage expects to continue to incur substantial losses and negative cash flow from operations for the foreseeable future. Heritage’s financial statements included in this proxy statement/prospectus have been prepared assuming that it will continue as a going concern. However, Heritage has concluded that, absent access to additional working capital, substantial doubt about its ability to continue as a going concern exists and Heritage’s auditors have made reference to this in their audit report on Heritage’s audited consolidated financial statements for the years ended December 31, 2021 and 2020. As a result, it may be more difficult for Heritage to attract investors. Heritage’s future is dependent upon its ability to obtain financing and upon future profitable operations from the sale of its products and services.

Heritage’s ability to obtain additional financing prior to the consummation of the Business Combination and Pubco’s ability to obtain additional financing following the consummation of the Business Combination will be subject to a number of factors, including market conditions, Heritage’s operating performance and investor sentiment. If Heritage or Pubco is unable to raise additional capital when required or on acceptable terms, Heritage may have to significantly delay or scale back its operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on Heritage’s and Pubco’s business, stock price and Heritage’s business relationships with third parties, at least until additional funding is obtained. If Heritage does not have sufficient funds to continue operations, it could be required to seek bankruptcy protection or other alternatives, including selling some or all of its aging barreled spirits inventory or equipment. The sale of such assets could impact Heritage’s operations, its ability to produce products for sale and diminish future revenue opportunities. Any of these actions would likely result in Heritage’s stockholders losing some or all of their investment in Heritage.

Heritage does not have any credit facilities as a source of future funds, and there can be no assurance that Heritage or Pubco will be able to raise sufficient additional capital on acceptable terms, or at all. Heritage or Pubco may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. If Heritage or Pubco raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Heritage or Pubco stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting Heritage’s or Pubco’s ability to take specific actions, such as incurring additional debt, could increase Heritage’s or Pubco’s expenses and require that Heritage’s or Pubco’s assets secure such debt. Moreover, any debt Heritage or Pubco incurs must be repaid regardless of their operating results.

Heritage’s future capital needs are uncertain and Heritage, prior to the consummation of the Business Combination, and Pubco, after consummation of the Business Combination, may need to raise additional funds to support those needs.

Heritage believes the net proceeds from the Trust Account following the consummation of the Business Combination and Heritage’s cash generated from its current operations, will enable it to fund its operations for a minimum of 12 months following the consummation of the Business Combination. However, Heritage may need to seek significant future financing, namely to:

•        expand its sales and marketing efforts to further commercialize its products and services;

•        hire additional personnel;

•        add operational, financial and management information systems;

•        pay increased costs as a result of operating as a public company; and

•        expand its research and development efforts to expand and improve its product offerings and to successfully launch new products;

Heritage’s future funding requirements will depend on many factors, including:

•        market acceptance of its products and services;

•        the cost and timing of establishing additional sales, marketing and distribution capabilities;

•        its ability to expand the TBN and to generate royalty revenues therefrom;

•        the cost of its research and development activities;

•        the success of its existing distribution and marketing arrangements and its ability to enter into additional arrangements in the future; and

•        the effect of competing product and market developments.

Heritage cannot assure you that it will be able to obtain additional funds on acceptable terms, or at all. Heritage’s ability to obtain additional financing will be subject to market conditions, Heritage’s operating performance and investor sentiment, among other factors. If Heritage, or, following consummation of the Business Combination, Pubco on behalf of Heritage, raises additional funds by issuing equity or equity-linked securities, Heritage’s or Pubco’s stockholders may experience dilution. Future debt financing, if available, may involve covenants restricting Heritage’s or Pubco’s operations or its ability to incur additional debt. Any debt or equity financing may contain terms that are not favorable to Heritage or Pubco or its stockholders. If Heritage does not have, or is not able to obtain, sufficient funds, it may have to delay development or commercialization of its products. Heritage also may have to reduce marketing, customer support or other resources devoted to its products or cease operations. Any of these factors could have a material adverse effect on Heritage’s financial condition, operating results and business.

Heritage may continue to have limited capital depending on how much cash Heritage receives upon consummation of the Business Combination, how Heritage’s funds are managed and how well Heritage’s products and services continue to be received in the market place.

There can be no assurance that Heritage can timely realize its business plan, if at all, in order to reach sustainable revenues to cover future operational costs or new obligations that Heritage may incur in order to expand its operations. Any material deviation from its business plan timetable could require Heritage to seek additional capital. There can be no assurance that such capital would be available at reasonable cost, or that it would not materially dilute the investment of its stockholders if it is obtained.

If Redemptions by BWAC’s stockholders prior to the consummation of the Business Combination are greater than expected and Heritage fails to raise a sufficient amount of additional funds, Heritage may receive less than the minimum net cash required at closing. However, Heritage may agree to proceed with the transaction anyway and, accordingly, it may have insufficient cash to implement its business, and Pubco stockholders could be at a heightened risk of loss or diminished value in their investments.

Heritage’s senior secured lender may accelerate Heritage’s indebtedness and foreclose on Heritage’s assets.

In the past, Heritage has not met certain financial covenants required pursuant to the terms of its indebtedness with its senior secured lender. These covenants include semi-annual minimum liquidity tests, semi-annual minimum interest coverage ratios and semi-annual minimum EBITDA ratios. In addition, Heritage has missed certain reporting deadlines required pursuant to the terms of such indebtedness. While Heritage’s senior secured lender has waived such defaults in the past, there is no guarantee that its senior secured lender will waive future defaults, if any. If Heritage’s senior secured lender were to call a default and accelerate Heritage’s indebtedness, including seizing Heritage’s assets, it would be very difficult, if not impossible, to continue normal operations. Such a result would likely result in Heritage’s stockholders losing some or all of their investment in Heritage.

Heritage may not be able to achieve its financial projections.

Heritage’s financial projections and planning are based upon assumptions that Heritage believes to be reasonable. Such assumptions may, however, be incomplete or inaccurate, and unanticipated events and circumstances may occur. For these reasons, actual results achieved during the periods covered may be materially and adversely different.

Even if the assumptions underlying Heritage’s plans prove to be correct, there can be no assurances that Heritage will not incur substantial operating losses or costs and expenses in excess of what was planned, while trying to attain its goals. Heritage’s plans are based on the premise that existing demand for premium spirits and newly-created demand for Heritage’s planned products and services will materialize, continue and grow. However, there can be no assurances that Heritage’s objectives will be realized if any of the assumptions underlying its plans prove to be inaccurate.

Investors should be aware that Heritage has not conducted any independent market studies regarding its business plan, nor are any such studies currently planned. Any material differences from Heritage’s projections could result in the loss of some or all of your investment.

Heritage has broad discretion in how it uses the funds it receives upon consummation of the Business Combination and may not use these funds effectively, which could affect Heritage’s results of operations and cause Pubco’s stock price to decline.

Heritage will have considerable discretion in the application of the funds it receives upon consummation of the Business Combination. Because of the number and variability of factors that determine Heritage’s use of such funds, their ultimate use may vary substantially from their currently intended uses. Management might not apply Heritage’s funds in ways that ultimately increase the value of its stockholders’ investment. While Heritage currently intends to use the funds it receives upon consummation of the Business Combination to fund growth, planned and ongoing working capital needs, and repayment of certain indebtedness, Heritage is not obligated to do so. As a result, investors will be relying upon management’s judgment with only limited information about Heritage’s specific intentions for the use of the balance of the funds from this transaction. Heritage may use such funds for purposes that do not yield a significant return or any return at all for its stockholders. In addition, pending their use, Heritage may invest the funds it receives upon consummation of the Business Combination in a manner that does not produce income or that loses value.

The uncertainty created in the market during and after the COVID-19 pandemic could continue to disrupt or otherwise negatively impact Heritage’s operations, including the demand for its products and its ability to produce and deliver its products.

The ongoing response to the country’s emergence from the COVID-19 global pandemic has resulted in significant confusion and uncertainty in the market, which has negatively impacted and could continue to negatively impact the global economy. The near and long-term impacts of COVID-19 are unknown and impossible to predict with any level of certainty, including the possibly of the reinstitution of government-mandated actions, restrictions, lockdowns or other responses in the event cases of COVID-19 re-emerge in great numbers. The global and regional impact of the pandemic, including official or unofficial quarantines and governmental restrictions on activities taken in response to the outbreak, could have a negative impact on Heritage’s operations, including voluntary or mandatory temporary closures of its facilities or offices; interruptions in Heritage’s supply chain, which could impact the cost or availability of raw materials; disruptions or restrictions on Heritage’s ability to travel or to market and distribute its products; reduced consumer demand for Heritage’s products or those of its customers due to bar and restaurant closures or reduced consumer traffic in bars, restaurants and other locations where Heritage’s products or those of its customers are sold; and labor shortages.

Furthermore, Heritage’s facilities and those of its customers and suppliers have been required to comply with additional regulations and may be required to comply with new regulations imposed by state and local governments in response to the COVID-19 pandemic, including COVID-19 safety guidance for production and manufacturing facilities. Compliance with these measures, or new measures, may cause increases in the cost, or delays or reduction in the volume, of products produced at Heritage’s facilities or those of the TBN partners of suppliers. The COVID-19 outbreak has disrupted credit markets, and may continue to disrupt or negatively impact credit markets, which could adversely affect the availability and cost of capital. Such impacts could limit Heritage’s ability to fund its operations and satisfy Heritage’s obligations.

The response to COVID-19 resulted in social distancing, travel bans, temporary closures of businesses, shelter-in-place orders, and quarantines, among other measures. As the country has reopened after the government mandates ended, some consumers have refused to go back to their pre-pandemic purchasing habits. This change in purchasing and consumption habits could have a negative impact on demand for Heritage’s products and services, thereby reducing its revenue and work to achieve or maintain profitability.

Although many of the COVID-19 restrictions have ended, the ongoing response to the COVID-19 pandemic has limited, and may continue to limit, access to Heritage’s facilities, customers, management, support staff, professional advisors and its independent auditors. These factors, in turn, may not only impact Heritage’s operations, financial condition and demand for its products but Heritage’s overall ability to react timely to mitigate the impact of this ongoing event.

The extent of the impact on Heritage’s business, financial condition, and results of operations is dependent on the length of time in which society, consumers, the supply chain and markets return to pre-pandemic “normal” levels of operations, if they do at all. The COVID-19 pandemic was an unprecedented situation and Heritage’s understanding of and response to its impacts is changing and evolving, as are markets and consumers. The additional risk factors identified here are based upon information known at this time. The response to the COVID-19 pandemic may adversely impact Heritage’s business, financial condition, and results of operations in one or more ways not identified to date.

Heritage’s working capital deficiency, incurrence of significant losses and required additional funding to meet its obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern. Furthermore, Heritage’s independent registered public accounting firm has included an explanatory paragraph relating to its ability to continue as a going concern in its report on Heritage’s audited consolidated financial statements included in this proxy statement/prospectus. Heritage’s audited consolidated financial statements at December 31, 2021 and 2020 and for the years then ended were prepared assuming that Heritage will continue as a going concern.

Heritage’s report from its independent registered public accounting firm for the year ended December 31, 2021 includes an explanatory paragraph stating that its working capital deficiency, incurrence of significant losses and needs to raise additional funds to meet its obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern. If Heritage is unable to obtain sufficient funding, its business, prospects, financial condition and results of operations will be materially and adversely affected and it may be unable to continue as a going concern. If Heritage is unable to continue as a going concern, it may have to liquidate its assets and may receive less than the value at which those assets are carried on its audited consolidated financial statements, and it is likely that investors will lose all or a part of their investment. After the Business Combination, future reports from our independent registered public accounting firm may also contain statements expressing doubt about Pubco’s ability to continue as a going concern. If Pubco seeks additional financing to fund its business activities in the future and there remains doubt about its ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.

Heritage’s failure to maintain an effective system of internal control over financial reporting could adversely affect its ability to present accurately its financial statements and could materially and adversely affect Heritage and Pubco after the consummation of the Business Combination, including Pubco’s business, reputation, results of operations, financial condition or liquidity.

Heritage’s independent registered public accounting firm identified material weaknesses in Heritage’s internal controls over financial reporting in connection with the preparation of the financial statements and audit as of and for the year ended December 31, 2021, which relate to a deficiency in the design and operation of its financial accounting and reporting controls. Specifically, the material weaknesses resulted from (i) a lack of segregation of duties within the financial accounting and reporting processes due to limited personnel and (ii) a lack of adequate and precise review of account reconciliations and journal entries resulting in audit adjustments. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Since the execution of the Business Combination Agreement, Heritage has begun to address and remediate such material weaknesses, including by hiring a Chief Financial Officer and a Controller with significant accounting and public company experience. While Pubco also intends to implement additional measures to remediate the material weaknesses, there is no guarantee that they can be remediated in a timely fashion or at all. Pubco’s failure to correct these material weaknesses could result in inaccurate financial statements and could also impair its ability to comply with the applicable financial reporting requirements on a timely basis. These compliance issues could cause investors to lose confidence in Pubco’s reported financial information and may result in volatility in and a decline in the market price of Pubco’s securities.

Upon completion of the Business Combination, Heritage will become a wholly-owned subsidiary of Pubco. Prior to the closing of the Business Combination, Heritage is not subject to the Sarbanes-Oxley Act. Following such closing, Section 404 thereof will require that Pubco include a report from management on the effectiveness of its internal control over financial reporting in its annual report on Form 10-K. It may take Pubco time to develop the requisite internal control framework. Pubco’s management may conclude that its internal control over financial reporting is not effective, or the level at which Pubco’s controls are documented, designed or reviewed is not adequate, and may result in Pubco’s independent registered public accounting firm issuing a report that is qualified. In addition, the reporting obligations may place a significant strain on Pubco’s management, operational and financial resources and systems for the foreseeable future. Pubco may be unable to complete its evaluation testing and any required remediation in a timely manner.

Risks Related to Heritage’s Business Model

Heritage faces significant competition with an increasing number of products and market participants that could materially and adversely affect Heritage’s business, results of operations and financial results.

Heritage’s industry is intensely competitive and highly fragmented. Heritage’s craft spirits compete with many other domestic and foreign premium whiskies and other spirits. Heritage’s products also compete with popularly-priced generic whiskies and with other alcoholic and, to a lesser degree, non-alcoholic beverages, for drinker acceptance and loyalty, shelf space and prominence in retail stores, presence and prominence on restaurant alcoholic beverage lists and for marketing focus by Heritage’s distributors, many of which carry extensive portfolios of spirits and other alcoholic beverages. Heritage generally competes on the basis of product taste and quality, brand image, price, service and ability to innovate in response to consumer preferences. This competition is driven by established companies as well as new entrants in Heritage’s markets and categories. In the United States, spirits sales are relatively concentrated among a limited number of large suppliers, including Diageo plc (NYSE:DEO), Pernod Ricard SA, E & J Gallo Winery, Proximo Spirits, Sazerac Company, MGP, and Constellation Brands, Inc. (NYSE:STZ), among others. These and Heritage’s other competitors may have more robust financial, technical, marketing and distribution networks and public relations resources than Heritage has. As a result of this intense competition, combined with Heritage’s growth goals,

Heritage has experienced and may continue to face upward pressure on its selling, marketing and promotional efforts and expenses. There can be no assurance that in the future Heritage will be able to successfully compete with its competitors or that Heritage will not face greater competition from other distilleries, producers and beverage manufacturers.

If Heritage is unable to successfully compete with existing or new market participants, or if Heritage does not effectively respond to competitive pressures, Heritage could experience reductions in market share and margins that could have a material and adverse effect on its business, results of operations and financial results.

Heritage competes in an industry that is brand-conscious, so brand name recognition and acceptance of its products are critical to Heritage’s success.

Heritage’s business is substantially dependent upon awareness and market acceptance of its products and brands by its targeted consumers. In addition, Heritage’s business depends on the acceptance by its independent distributors of Heritage’s brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although Heritage believes it has been relatively successful in establishing its brands as recognizable brands in the premium craft spirits industry, it may be too early in the product life cycle of these brands to determine whether Heritage’s products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors, retail customers and consumers. Heritage believes the success of its brands will also be substantially dependent upon acceptance of Heritage’s product name brands. Accordingly, any failure of Heritage’s brands to maintain or increase acceptance or market penetration would likely have a material adverse effect on its revenues and financial results.

A reduction in consumer demand for whisky and other spirits, which may result from a variety of factors, including demographic shifts and decreases in discretionary spending, could materially and adversely affect Heritage’s business, results of operations and financial results.

Heritage relies on consumers’ demand for its craft spirits. While over the past several years there have been modest increases in consumption of beverage alcohol in most of Heritage’s product categories and geographic markets, there have been periods in the past in which there were substantial declines in the overall per capita consumption of beverage alcohol products in the U.S. and other markets in which Heritage participates or plans to participate. Consumer preferences may shift due to a variety of factors, including changes in demographic or social trends, changes in discretionary income, public health policies and perceptions and changes in leisure, dining and beverage consumption patterns. Heritage’s success will require Heritage to anticipate and respond effectively to shifts in consumer behavior and drinking tastes. If consumer preferences were to move away from Heritage’s Heritage Distilling or other brands, its results of operations would be materially and adversely affected.

A limited or general decline in consumer demand could occur in the future due to a variety of factors, including:

•        a general decline in economic or geopolitical conditions;

•        a general decline in the consumption of alcoholic beverage products in on-premise establishments, such as those that may result from smoking bans and stricter laws relating to driving while under the influence of alcohol and changes in public health policies, including those implemented to address the COVID-19 pandemic;

•        a generational or demographic shift in consumer preferences away from whiskies and other spirits to other alcoholic beverages;

•        increased activity of anti-alcohol groups;

•        increased regulation placing restrictions on the purchase or consumption of alcoholic beverage products;

•        concern about the health consequences of consuming alcoholic beverage products; and

•        increased federal, state, provincial, and foreign excise, or other taxes on beverage alcohol products and increased restrictions on beverage alcohol advertising and marketing.

Demand for premium spirits brands, like Heritage’s, may be particularly susceptible to changing economic conditions and consumer tastes, preferences and spending habits, particularly among younger demographic groups, which may reduce Heritage’s sales of these products and adversely affect its profitability. For instance, a reduction in the overall number of consumers over the legal drinking age, but who are relatively new to the market, may choose to consume less alcohol, or to stop consuming alcohol altogether. An unanticipated decline or change in consumer demand or preference could also materially impact Heritage’s ability to forecast for future production requirements, which could, in turn, impair its ability to effectively adapt to changing consumer preferences. Any reduction in the demand for Heritage’s spirits products would materially and adversely affect its business, results of operations and financial results.

Adverse public opinion about alcohol could reduce demand for Heritage’s products.

Anti-alcohol groups have, in the past, advocated successfully for more stringent labeling requirements, higher taxes and other regulations designed to discourage alcohol consumption. More restrictive regulations, negative publicity regarding alcohol consumption and/or changes in consumer perceptions of the relative healthfulness or safety of beverage alcohol could decrease sales and consumption of alcohol and thus the demand for Heritage’s products. This could, in turn, significantly decrease both Heritage’s revenues and Heritage’s revenue growth, causing a decline in its results of operations.

Due to the three-tier alcohol beverage distribution system in the United States, Heritage is heavily reliant on its distributors that resell alcoholic beverages in all states in which Heritage does business. A significant reduction in distributor demand for Heritage’s products would materially and adversely affect its sales and profitability.

Due to regulatory requirements in the United States, Heritage sells a significant portion of its craft spirits to wholesalers for resale to retail accounts. A change in the relationship with any of Heritage’s significant distributors could harm its business and reduce Heritage’s sales. The laws and regulations of several states prohibit changes of distributors, except under certain limited circumstances, making it difficult to terminate or otherwise cease working with a distributor for poor performance without reasonable justification, as defined by applicable statutes. Any difficulty or inability to replace distributors, poor performance of Heritage’s major distributors or its inability to collect accounts receivable from Heritage’s major distributors could harm its business. In addition, an expansion of the laws and regulations limiting the sale of Heritage’s spirits would materially and adversely affect its business, results of operations and financial results. There can be no assurance that the distributors and accounts to which Heritage sells its products will continue to purchase Heritage’s products or provide its products with adequate levels of promotional support, which could increase competitive pressure to increase sales and marketing spending and could materially and adversely affect Heritage’s business, results of operations and financial results.

Failure of third-party distributors upon which Heritage rely could adversely affect its business.

Heritage relies heavily on third-party distributors for the sale of its products to retailers, restaurants, bars, hotels, casinos, entertainment venues and other accounts. Heritage expects sales to distributors to represent an increasingly substantial portion of its future net sales as Heritage continues to grow its network of wholesale distributors. Consolidation among distributors or the loss of a significant distributor could have a material adverse effect on Heritage’s business, financial condition and results of operations. Heritage’s distributors may also provide distribution services to competing brands, as well as larger, national or international brands, and may be to varying degrees influenced by their continued business relationships with other larger beverage, and specifically, craft spirits companies. Heritage’s independent distributors may be influenced by a large competitor if they rely on that competitor for a significant portion of their sales. There can be no assurance that Heritage’s distributors will continue to effectively market and distribute its products. The loss of any distributor or the inability to replace a poorly-performing distributor in a timely fashion could have a material adverse effect on Heritage’s business, financial condition and results of operations. Furthermore, no assurance can be given that Heritage will successfully attract new distributors as they increase their presence in their existing markets or expand into new markets.

Heritage incurs significant time and expense in attracting and maintaining key distributors.

Heritage’s marketing and sales strategy depends in large part on the availability and performance of its independent distributors. Heritage currently does not have, nor does Heritage anticipate in the future that it will be able to establish, long-term contractual commitments or agreements from some of Heritage’s distributors and some of its distributors may discontinue their relationship with Heritage on short notice. Some distributors handle a number of competitive products. In addition, Heritage’s products are a small part of Heritage’s distributors’ businesses. Heritage may not be able to maintain its current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that Heritage may have to incur additional expenditures to attract and maintain key distributors in one or more of its geographic distribution areas in order to profitably exploit Heritage’s geographic markets.

The marketing efforts of Heritage’s distributors are important for its success. If Heritage’s brands prove to be less attractive to its existing distributors and/or if Heritage fails to attract additional distributors, and/or its distributors do not market and promote Heritage’s products above the products of its competitors, Heritage’s business, financial condition and results of operations could be adversely affected.

It is difficult to predict the timing and amount of Heritage’s sales because its distributors and their accounts are not required to place minimum orders with Heritage.

Heritage’s independent distributors and their accounts are not required to place minimum monthly or annual orders for Heritage’s products. In order to reduce their inventory costs, independent distributors typically order products from Heritage on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. For products in higher demand, there is typically a minimum par level held in distributors’ warehouses, and only once the inventory falls below that par level will a reorder be triggered. Accordingly, Heritage cannot predict the timing or quantity of purchases by any of its independent distributors or whether any of its distributors will continue to purchase products from Heritage in the same frequencies and volumes as they may have done in the past. Additionally, Heritage’s larger distributors and partners may make orders that are larger than Heritage has historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect Heritage.

The sales of Heritage’s products could decrease significantly if it cannot secure and maintain listings in the control states.

In the control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states, and at what prices they will be offered to consumers. Products selected for listing must generally reach certain volumes and/or profit levels to maintain their listings. Products are selected for purchase and sale through listing procedures that are generally made available to new products only at periodically-scheduled listing intervals. Products not selected for listings can only be purchased by consumers in the applicable control state through special orders, if at all. If, in the future, Heritage is unable to maintain its current listings in the control states, or secure and maintain listings in those states for any additional products Heritage may produce or acquire, sales of its products could decrease significantly.

Substantial disruption to production at Heritage’s distilleries and distribution facilities, or at a facility with which Heritage contracts or partners for production, could occur.

A disruption in production at Heritage’s distilleries or third-party production facilities could have a material adverse effect on Heritage’s business. In addition, a disruption could occur at any of Heritage’s other facilities or those of its suppliers, bottlers, co-packers or distributors. The disruption could occur for many reasons, including a full production schedule, fire, natural disasters, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, government regulation, cybersecurity attacks or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect Heritage’s business and financial performance.

Disruption within Heritage’s supply chain, contract manufacturing or distribution channels could have an adverse effect on its business, financial condition and results of operations.

The prices of ingredients, other raw materials, packaging materials, aluminum cans, glass bottles and other containers fluctuate depending on market conditions, governmental actions, climate change and other factors beyond Heritage’s control, including the COVID-19 pandemic. Substantial increases in the prices of Heritage’s ingredients, other raw materials, packaging materials, aluminum cans and other containers, to the extent they cannot be recouped through increases in the prices of finished beverage products, could increase Heritage’s operating costs and reduce its profitability. Increases in the prices of Heritage’s finished products resulting from a higher cost of ingredients, other raw materials, packaging materials, aluminum cans and other containers could affect affordability in some markets and reduce Heritage’s sales. In addition, some of Heritage’s ingredients as well as some packaging containers, such as aluminum cans and glass bottles, are available from a limited number of suppliers. Heritage and its suppliers and co-packers may not be able to maintain favorable arrangements and relationships with these suppliers, and Heritage’s contingency plans may not be effective in preventing disruptions that may arise from shortages of any ingredients that are available from a limited number of suppliers. Adverse weather conditions may affect the supply of other agricultural commodities from which key ingredients for Heritage’s products are derived. An increase in the cost, a sustained interruption in the supply, or a shortage of some of these ingredients, other raw materials, packaging materials, aluminum cans and other containers that may be caused by changes in or the enactment of new laws and regulations; a deterioration of our relationships with suppliers; supplier quality and reliability issues; trade disruptions; changes in supply chain; and increases in tariffs; or events such as natural disasters, widespread outbreaks of infectious diseases (such as the COVID-19 pandemic), power outages, labor strikes, political uncertainties or governmental instability, or the like could negatively impact Heritage’s net operating revenues and profits.

Heritage’s reliance on distributors, retailers and brokers, or Heritage’s inability to expand the TBN, could affect Heritage’s ability to efficiently and profitably distribute and market Heritage’s products, maintain its existing markets and expand its business into other geographic markets.

Heritage’s ability to maintain and expand its existing markets for its products, and to establish markets in new geographic distribution areas, is dependent on Heritage’s ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas, and Heritage’s ability to expand the reach of the TBN. Most of Heritage’s distributors, retailers and brokers sell and distribute competing products and Heritage’s products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning Heritage’s products in localities that may not be receptive to its product. Heritage’s ability to incentivize and motivate distributors to manage and sell its products is affected by competition from other beverage companies who have greater resources than Heritage does. To the extent that Heritage’s distributors, retailers and brokers are distracted from selling Heritage’s products or do not employ sufficient efforts in managing and selling its products, including re-stocking the retail shelves with Heritage’s products, Heritage’s sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect Heritage’s distribution, marketing and sales activities.

Heritage also expects to expand its business into other geographic markets by expanding Heritage’s TBN network and entering into new relationships or joint ventures with additional North American Indian tribes. While Heritage believes it has a significant first mover advantage in its ability to attract and expand the interest of North American Indian tribes in establishing distilleries on Tribal lands and in partnering or entering into a joint venture with Heritage in the construction, management and operations of those distilleries and related facilities, it is possible that the interest of tribes in the construction or operation of distilleries will not develop as expected or will develop at a slower pace. To the extent Heritage is unable to expand the TBN in a timely manner or at all, Heritage’s sales and results of operations could be adversely affected.

Heritage’s ability to maintain and expand its distribution network and attract additional distributors, retailers and brokers, and Heritage’s ability to expand the TBN, will depend on a number of factors, some of which are outside Heritage’s control. Some of these factors include:

•        the level of demand for its brands and products in a particular distribution area;

•        Heritage’s ability to price its products at levels competitive with those of competing products; and

•        Heritage’s ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

Heritage may not be able to successfully manage all or any of these factors in any of its current or prospective geographic areas of distribution. Heritage’s inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on Heritage’s relationships in that particular geographic area, thus limiting Heritage’s ability to maintain or expand its market, which will likely adversely affect its revenues and financial results.

Heritage’s TBN efforts may not be successful.

Heritage plans to license its products, services and concepts to certain third parties, specifically tribal business entities or American Indian Tribes as part of the TBN. As part of the envisioned transactions, Heritage would receive royalties associated with revenues earned through non-exclusive limited licenses for the right to use, sell and assign certain of Heritage’s patents, trademarks, brands, recipes and other protected assets. However, these efforts may not be successful. While the current plan does not envision Heritage providing any capital to build out and operate these licensed locations, Heritage’s involvement in these efforts will require the time and efforts of its employees and executives, which may detract from their time spent building Heritage’s brand and value as a standalone entity. The risks associated with Heritage’s TBN plan, which individually or in the aggregate, could harm its overall brand, reputation, perception in the market and financial position, include:

•        Sovereign Immunity — Tribes enjoy sovereign immunity for certain activities that take place on trust land. Since it is envisioned that these partnerships will occur on trust land, Heritage intends to seek a waiver of sovereign immunity. There can be no assurance that such waiver will be granted, or if it is granted that it would be interpreted as being enforceable at a later date.

•        Right of entry — In the event Heritage secures a waiver of sovereign immunity, there is no guarantee that it will secure an adequate right of entry onto Tribal land to enforce Heritage’s rights. Such rights could include, but are not limited to, recovery of property, goods, equipment, stock or other tangible assets owed to Heritage. Even if Heritage secures a right of entry, there can be no assurance that it will be respected or enforced by proper authorities with jurisdiction over the matter.

•        Product Quality — There can be no assurance that Heritage’s Tribal partners will adequately follow each of Heritage’s prescribed procedures, recipes and protocols to insure compliance with labeling standards or the quality of product that Heritage otherwise insists on or they may not keep detailed enough records for state and federal auditing purposes. Either event could cause products to be redistilled, dumped, impounded or otherwise disposed of in a manner that is materially adverse to Heritage’s operating results and financial condition.

•        Failure to Produce — Heritage’s Tribal partners might fail to produce the amount of product required to meet demand, fulfill contracts or propose new products to distribution outlets. Further, equipment, raw ingredients and/or finished ingredients or goods may not be readily available for licensed partners at any given time, which could negatively impact the cash flow and deliverability of an operation, the licensed partners and/or Heritage’s brand as a whole.

•        Cross Sales into Distribution Channels — Heritage’s Tribal partners might attempt to directly sell into the market in violation of its distribution agreements, or attempt to compete with Heritage in distribution outside the context of a formal company-wide distribution plan, which could disrupt Heritage’s contractual or legal obligations, undercut Heritage in the market, flood the market with product or cause confusion with distribution channels.

•        Change of leadership — Tribal organizations have regular elections for leadership positions. It is almost certain that at some point during the negotiation, design, construction or operation of a location that a change in Tribal governance will conflict with the operation of the business to the detriment of Heritage as a whole.

•        Failure to resell the concept — The initial Tribes with which Heritage works may not inspire other Tribes to join the TBN, thereby impacting the future number of TBN locations and future anticipated growth plans. Accordingly, an insufficient number of Tribal partners may decide to join the TBN, or such licensees may have an insufficient level of sales to justify or sustain continued operations.

•        Failure to take Heritage management input into account — Tribal partners may not take into account Heritage’s desires or input with respect to production, branding, marketing, sales and distribution.

•        Failure to have adequate oversight over employees, personnel, product — As the actual employer of employees operating the new locations, Tribes may not take into account Heritage’s hiring input or guidance as it relates to customer service, technical and quality assurance, documentation and compliance, among other issues. In such an event, Heritage would have little recourse to remove Tribal employees from key positions.

•        Failure to have access to the books and records — Tribal partners might withhold financial information from Heritage such that it cannot adequately determine sales, costs and net revenues, among other financial metrics.

•        Interpretation of federal or state law — Heritage is one of the first entities attempting to license spirits manufacturing. There is a risk that federal, state and/or local regulators may view this activity as a violation of applicable laws, rules or regulations, such that Heritage and its licensed partners must adapt Heritage’s business plans and strategies, or to abandon its TBN plans altogether.

•        Community backlash — Before, during or after Heritage’s partnerships, Tribal or non-Tribal members might accuse Heritage of engaging in activities that enhance or promote alcoholism and its impact on Indian communities. Such a campaign could tarnish Heritage’s brand and put pressure on Heritage or its Tribal partners to terminate Heritage’s arrangements.

•        Failure to be perceived as authentically “local” — Some consumers may not view the idea of licensed distilleries as being authentically “local,” such that Heritage’s brand reputation and products may be diminished in a particular region.

If Heritage does not adequately manage its inventory levels, its operating results could be adversely affected.

Heritage needs to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Heritage’s inventory supply depends on its ability to correctly estimate demand for its products. Heritage’s ability to estimate demand for its products is imprecise, particularly for new products, seasonal promotions and new markets. If Heritage materially underestimates demand for its products or is unable to maintain sufficient inventory of raw materials, Heritage might not be able to satisfy demand on a short-term basis. If Heritage overestimates distributor or retailer demand for its products, Heritage may end up with too much inventory, resulting in higher storage costs, increased trade spending and the risk of inventory spoilage. If Heritage fails to manage its inventory to meet demand, Heritage could damage its relationships with its distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact Heritage’s future sales and adversely affect Heritage’s operating results. In addition, if the inventory of Heritage’s products held by its distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact Heritage’s sales and adversely affect its operating results.

Heritage may not be able to replicate the flavor profiles of its products.

Heritage may develop a following for one or more products in which it might not be able to replicate the recipe or flavor profile. In particular, Heritage’s super premium aged whiskeys, rums and brandies take time to age and Heritage follows specific steps in its recipes. There is a chance a particular step is not taken properly, or is missed entirely. In this case, it might be years before Heritage finds the impact of such actions on the final product and by that time, Heritage may not be able to use that product for its intended purposes, which could impact Heritage’s business plans and/or revenue targets. It could also mean that such product Heritage was planning on aging to meet future plans might not be available, which could impact future revenues or value.

There is a long lead time for the production of Heritage’s products due to the aging process for spirits.

There is a significant lead time required for Heritage to age products to scale up for increased demand. As Heritage’s footprint and sales grow, it may be difficult for Heritage to produce and adequately age its product to meet or sustain demand. Likewise, if Heritage finds suppliers of adequate product in the market, there is no guarantee such supplies will remain available, or that if they are available, that the price for such items will be commercially reasonable.

Heritage has a minority ownership interest in another brand, the value of which may never be realized or monetized.

While Heritage has a minority interest in Flavored Bourbon LLC, there is no guarantee that such brand will ever grow in value, or retain its current value. The management team of such brand could fail in its efforts to grow the brand and Heritage’s investment in such brand may never be monetized. The majority owners of the brand, or the brand’s management team, could fail to adhere to their contractual obligations to Heritage as they relate to future distributions or payments, which could adversely affect Heritage’s financial condition and results of operations. If an investor invests in Heritage assuming a certain return or share in proceeds from the growth or sale of such brand, such investor may never realize such returns, or the value of such investor’s investment in Heritage could decrease materially.

An interruption of operations or a catastrophic event at Heritage’s facilities could negatively affect its business.

Although Heritage maintains insurance coverage for various property damage and loss events, an interruption in or loss of operations at any of Heritage’s distilleries or other production facilities could reduce or postpone production of its products, which could have a material adverse effect on Heritage’s business, results of operations, or financial condition. To the extent that Heritage’s premium or value-added products rely on unique or proprietary processes or techniques, replacing lost production by purchasing from outside suppliers would be difficult.

Part of Heritage’s business plan calls for having customers store a substantial amount of barreled inventory of aged premium whiskeys, rums and brandies at Heritage’s barrel storage facility in Gig Harbor, Washington. If a catastrophic event were to occur at this facility or at Heritage’s warehouses, its customers’ business could be adversely affected. The loss of a significant amount of aged inventory at these facilities through fire, natural disaster, or otherwise could result in customer claims against Heritage, liability for customer losses, and a reduction of warehouse services revenue.

Heritage also stores a substantial amount of Heritage’s own inventory at its distribution warehouses in Gig Harbor, Washington and Eugene, Oregon. Heritage also stores finished goods and merchandise at all of its retail locations. Some of Heritage’s raw inputs are stored at supplier warehouses until Heritage is ready to receive them. At times Heritage has raw goods, work-in-progress inventory, or finished goods at third party production or co-packing facilities, or in transit between any number of locations. If a catastrophic event were to occur at any of these locations or while in transit, Heritage’s business, financial condition, or results of operations could be adversely affected. The loss of a significant amount of Heritage’s aged inventory at these facilities through fire, natural disaster, or otherwise, could result in a reduction in supply of the affected product or products and could affect Heritage’s long-term performance of any affected brands.

The actual formulas, recipes and proportions contained in Heritage’s products may differ materially from those that Heritage has assumed for purposes of its business plan.

The assumed formulas, recipes and proportions contained in Heritage’s business plan, and the resulting product yields, revenues and profits, could greatly differ in reality from what Heritage has assumed. As a result, Heritage’s financial projections could change dramatically overall and on a per-bottle or per-unit basis. Such changes could result in significant reductions in the assumptions for sales, profits and distributions for stockholders, thereby negatively impacting potential returns for investors or putting the investors’ investments at risk.

Heritage may be disparaged publicly or in the press for not being authentically “craft”.

Having multiple distillery locations, increasing the scale of Heritage’s operations, collaborating with larger partners to achieve its goals, licensing Heritage’s brand to third parties for production, or becoming a publicly-traded company could, individually or in the aggregate, impact how and whether consumers, competitors, regulators and the media, among others, perceive Heritage as a “craft” distiller. In addition, because Heritage is permitted to, and often does, source intermediate and finished spirits materials in bulk, such as whiskeys and neutral grain spirits, for blending, flavoring, bottling, mixing or aging, a public accusation or pronouncement by a third party or the press of such a practice as not “craft” could cause Heritage to come under intense scrutiny in the market such that Heritage loses its perception as a “craft” distiller, which could result in consumer backlash, negative news stories, the removal of its products from bars, restaurants and retail stores and the dropping of Heritage’s products by distributors and wholesalers. Any such scenario would likely cause significant hardship for Heritage and could cause an investment in Heritage to lose all or some of its value.

Heritage is subject to seasonality related to sales of its products.

Heritage’s business is subject to substantial seasonal fluctuations. Historically, a significant portion of Heritage’s net sales and net earnings has been realized during the period from June through August and in November and December. Accordingly, Heritage’s operating results may vary significantly from quarter to quarter. Heritage’s operating results for any particular quarter are not necessarily indicative of any other results. If for any reason Heritage’s sales were to be substantially below seasonal norms, Heritage’s annual revenues and earnings could be materially and adversely affected.

If Heritage’s inventory is lost due to theft, fire or other damage or becomes obsolete, Heritage’s results of operations would be negatively impacted.

Heritage expects its inventory levels to fluctuate to meet customer delivery requirements for Heritage’s products. Heritage is always at risk of loss of that inventory due to theft, fire or other damage, and any such loss, whether insured against or not, could cause Heritage to fail to meet its orders and harm its sales and operating results. Also, Heritage’s inventory may become obsolete as it introduces new products, ceases to produce old products or modifies the design of its products’ packaging, which would increase its operating losses and negatively impact its results of operations.

Weather conditions may have a material adverse effect on Heritage’s sales or on the price of raw materials used to produce spirits.

Heritage operates in an industry where performance is affected by the weather. Extreme changes in weather conditions may result in lower consumption of craft spirits and other alcoholic beverages. In particular, unusually cold spells in winter or high temperatures in the summer can result in temporary shifts in customer preferences and impact demand for the alcoholic beverages Heritage produces and distributes. Similar weather conditions in the future may have a material adverse effect on Heritage’s sales, which could affect its business, financial condition and results of operations. In addition, inclement weather may affect the availability of grain used to produce raw spirit, which could result in a rise in raw spirit pricing that could negatively affect margins and sales.

Climate change, or legal, regulatory or market measures to address climate change, may negatively affect Heritage’s business, operations or financial performance, and water scarcity or poor quality could negatively impact its production costs and capacity.

Heritage’s business depends upon agricultural activity and natural resources. There has been much public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. Severe weather events and climate change may negatively affect agricultural productivity in the regions from which Heritage presently sources its agricultural raw materials, such as agave syrup. Decreased availability of Heritage’s raw materials may increase the cost of goods for its products. Severe weather events, or changes in the frequency or intensity of weather events, can also disrupt Heritage’s supply chain, which may affect production operations, insurance cost and coverage, as well as delivery of Heritage’s products to wholesalers, retailers and consumers.

Water is essential in the production of Heritage’s products. The quality and quantity of water available for use is important to the supply of agave and Heritage’s ability to operate its business. Water is a limited resource in many parts of the world and if climate patterns change and droughts become more severe, there may be a scarcity of water or poor water quality which may affect Heritage’s production costs or impose capacity constraints. Such events could adversely affect Heritage’s results of operations and financial condition.

During the fermentation process required to make spirits, carbon dioxide is produced and vented into the atmosphere. Currently there are no regulations in the industry requiring capture of carbon dioxide. If a government decided to implement such requirements, it might not be technically feasible for Heritage to comply, or to comply in a way that allow it to operate profitably. Failure to implement any such rules could result in temporary or permanent loss of licenses, fines, penalties or other negative outcomes for Heritage.

The equipment Heritage uses and intends to purchase in the future to make Heritage’s products or offer its services may not perform as planned or designed.

The equipment Heritage uses and intends to purchase in the future to make Heritage’s products or offer its services may not perform as planned or designed. Such failures could significantly extend the time required to make batches of products for sale. As such, Heritage’s reputation could suffer, thereby impacting future sales and revenues.

Further, given that Heritage will be engaged in a manufacturing process, it is likely that equipment will break down or wear out, including after the lapse of a warranty period related to such equipment, which could require Heritage to expend unanticipated resources to repair or replace such equipment, thereby delaying, reducing or otherwise impacting its anticipated revenues.

Temperature issues in fermentation vessels, as well as bacteria or other contamination, could negatively affect the fermentation process for Heritage’s products.

Heritage’s products require proper fermentation of grains or fruits. Temperature issues in fermentation vessels could negatively affect the fermentation process, as could bacteria or other contamination. As such, faulty fermentation or contamination could force Heritage to discard batches of fermenting product before it can be distilled. This would not only cost Heritage in wasted fermenting products that must be disposed of, but would also extend the sales cycle for the affected products, thereby delaying, reducing or otherwise impacting its anticipated revenues.

Heritage operates in highly-competitive industries, and competitive pressures could have a material adverse effect on its business.

The alcoholic beverages production and distribution industries in Heritage’s region are intensely competitive. The principal competitive factors in these industries include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product. The alcoholic beverage industry competes with respect to brand recognition, product quality, brand loyalty, customer service and price. Heritage’s failure to maintain and enhance its competitive position could materially and adversely affect Heritage’s business and prospects for business. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of Heritage’s products, including its quality or pricing, compared to competitor’s products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers, state and provincial agencies, and retailers which could affect their supply of, or consumer demand for, Heritage’s products. Heritage could also experience higher than expected selling, general and administrative expenses if Heritage finds it necessary to increase the number of its personnel or its advertising or marketing expenditures to maintain Heritage’s competitive position or for other reasons.

If Heritage fails to manage growth effectively or prepares for product scalability, it could have an adverse effect on its employee efficiency, product quality, working capital levels and results of operations.

Any significant growth in the market for Heritage’s products or its entry into new markets may require an expansion of Heritage’s employee base for managerial, operational, financial, and other purposes. During any period of growth, Heritage may face problems related to its operational and financial systems and controls, including quality control and delivery and service capacities. Heritage would also need to continue to expand, train and manage its employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, Heritage may also encounter working capital issues, as it will need increased liquidity to finance the marketing of the products Heritage sells, and the hiring of additional employees. For effective growth management, Heritage will be required to continue improving its operations, management, and financial systems and controls. Heritage’s failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on Heritage’s profitability. Heritage cannot assure investors that it will be able to timely and effectively meet that demand and maintain the quality standards required by Heritage’s existing and potential customers.

Heritage may not be successful in introducing new products and services.

Heritage’s success in developing, introducing, selling and supporting new and enhanced products or services depends upon a variety of factors, including timely and efficient completion of service and product design, development and approval, and timely and efficient implementation of product and service offerings. Because new product and service commitments may be made well in advance of sales, new product or service decisions must anticipate changes in the industries served. There can be no assurance that Heritage will be successful in selecting, developing, and marketing new products and services or in enhancing Heritage’s planned products or services. Failure to do so successfully may adversely affect Heritage’s business, financial condition and results of operations.

Further, new product and service introductions or enhancements by Heritage’s competitors, or their use of other novel technologies, could cause a decline in sales or loss of market acceptance of Heritage’s planned products and services. Specifically, Heritage’s competitors may attempt to install systems or introduce products or services that directly compete with Heritage’s planned products or service offerings with newer technology or at prices Heritage cannot meet. Depending on Heritage’s customer arrangements then in effect, Heritage could lose customers as a result.

Heritage’s management team may not be able to successfully implement its business strategies.

If Heritage’s management team is unable to execute on its business strategies, then Heritage’s development, including the establishment of revenues and its sales and marketing activities, would be materially and adversely affected. In addition, Heritage may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any future growth. Heritage may seek to augment or replace members of its management team or it may lose key members of its management team, and Heritage may not be able to attract new management talent with sufficient skill and experience.

If Heritage is unable to retain key executives and other key affiliates, its growth could be significantly inhibited and Heritage’s business harmed with a material adverse effect on its business, financial condition and results of operations.

Heritage’s success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Justin Stiefel, Heritage’s Chief Executive Officer, and Jennifer Stiefel, Heritage’s current President, perform key functions in the operation of Heritage’s business. The loss of either of these officers could have a material adverse effect upon Heritage’s business, financial condition and results of operations. Heritage does not maintain key-person insurance for members of its management team beyond such two executive officers because it is cost prohibitive to do so at this point. If Heritage loses the services of any senior management, it may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt Heritage’s business and prospects.

Heritage’s success in the future may depend on its ability to establish and maintain strategic alliances, and any failure on Heritage’s part to establish and maintain such relationships would adversely affect Heritage’s market penetration and revenue growth.

Due to the regulated nature of the alcoholic beverage industry, Heritage will be required to establish strategic relationships with third parties. Heritage’s ability to establish strategic relationships will depend on a number of factors, many of which are outside its control, such as the competitive position of its product and marketing plan relative to Heritage’s competitors. Heritage may not be able to establish other strategic relationships in the future. In addition, any strategic alliances that Heritage establishes may subject Heritage to a number of risks, including risks associated with sharing proprietary information, loss of control of operations that are material to developed business and profit-sharing arrangements. Moreover, strategic alliances may be expensive to implement and subject Heritage to the risk that the third party will not perform its obligations under the relationship, which may subject Heritage to losses over which it has no control or expensive termination arrangements. As a result, even if Heritage’s strategic alliances with third parties are successful, Heritage’s business may be adversely affected by a number of factors that are outside of its control.

Heritage’s strategy may include acquiring companies, which may result in unsuitable acquisitions or failure to successfully integrate acquired companies, which could lead to reduced profitability.

Heritage may embark on a growth strategy through acquisitions of companies or operations that complement its existing product lines, customers or other capabilities. Heritage may be unsuccessful in identifying suitable acquisition candidates, or may be unable to consummate desired acquisitions. To the extent any future acquisitions are completed, Heritage may be unsuccessful in integrating acquired companies or their operations, or if integration is more difficult than anticipated, Heritage may experience disruptions that could have a material adverse impact on future profitability. Some of the risks that may affect Heritage’s ability to integrate, or realize any anticipated benefits from, acquisitions include:

•        unexpected losses of key employees or customers of the acquired company;

•        difficulties integrating the acquired company’s standards, processes, procedures and controls;

•        difficulties coordinating new product and process development;

•        difficulties hiring additional management and other critical personnel;

•        difficulties increasing the scope, geographic diversity and complexity of Heritage’s operations;

•        difficulties consolidating facilities or transferring processes and know-how;

•        difficulties reducing costs of the acquired company’s business;

•        diversion of management’s attention from Heritage’s management; and

•        adverse impacts on retaining existing business relationships with customers.

From time to time, Heritage may become subject to litigation specifically directed at the alcoholic beverage industry, as well as litigation arising in the ordinary course of business.

Companies operating in the alcoholic beverage industry may, from time to time, be exposed to class action or other private or governmental litigation and claims relating to product liability, alcohol marketing, advertising or distribution practices, alcohol abuse problems or other health consequences arising from the excessive consumption of or other misuse of alcohol, including underage drinking. Various groups have, from time to time, publicly expressed concern over problems related to harmful use of alcohol, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. These campaigns could result in an increased risk of litigation against Heritage and other companies in Heritage’s industry. Lawsuits have been brought against beverage alcohol companies alleging problems related to alcohol abuse, negative health consequences from drinking, problems from alleged marketing or sales practices and underage drinking. While these lawsuits have been largely unsuccessful in the past, others may succeed in the future.

From time to time, Heritage may also be party to other litigation in the ordinary course of its operations, including in connection with commercial disputes, enforcement or other regulatory actions by tax, customs, competition, environmental, anti-corruption and other relevant regulatory authorities, or, following this transaction, securities-related class action lawsuits, particularly following any significant decline in the price of Heritage’s securities. Any such litigation or other actions may be expensive to defend and result in damages, penalties or fines as well as reputational damage to Heritage and Heritage’s spirits brands and may impact the ability of management to focus on other business matters. Furthermore, any adverse judgments may result in an increase in future insurance premiums, and any judgments for which Heritage is not fully insured may result in a significant financial loss and may materially and adversely affect Heritage’s business, results of operations and financial results.

Heritage may not be able to maintain its production, co-branded or co-packed spirits products or Heritage may not be able to win any such agreements in the future.

Heritage has previously secured, and continues to bid on, contract production, co-branded or co-packed spirits products. However, there is no guarantee that Heritage can maintain those contracts, or that any products produced pursuant to such contracts will have success in the market, or that Heritage can continue to secure additional similar projects. The loss of any such current or future projects could significantly impact Heritage’s cash flow, finances and equipment utilization rates.

Heritage has affiliations with products associated with more established brands and celebrities.

More established brands with which Heritage partners, for which it produces products or are otherwise engaged in business with could become subject of public criticism for the actions, or lack thereof, related to issues in the public sphere. This could include, but is not limited to, the actions of executives, employees or spokespersons associated with such brands, or public positions related to social or political matters. Such items could negatively impact the perception of Heritage’s brand by association.

Heritage is also endorsed by certain celebrities and Heritage has an ownership interest in brands associated with celebrities. There is a risk that actions taken by such celebrities could negatively impact Heritage’s brand or the perception of its goods and services. Any brands in which Heritage has an ownership interest that are associated with public figures could have a diminished value due to certain actions taken by such public figures.

Heritage may be subject to claims for personal injuries at its facilities.

Heritage offers tours of its facility and, pursuant to Heritage’s My Batch program, allow customers to assist the distillers and other employees in the use of its equipment to make products for the customers’ specific purchase under its supervision. Heritage also allows the public entry into other areas of Heritage’s facilities, including Heritage’s tasting rooms, and from time to time, Heritage makes its spaces available for private events.

Because of the processes, equipment, products and chemicals Heritage has on-site, employees, customers, delivery persons, vendors, suppliers, contractors or other persons could be injured or killed in the event of an accident. Any such result could force Heritage to limit or curtail all or some of its operations or sales, thereby negatively impacting Heritage’s financial performance significantly. Such an incident may also cause Heritage to be subject to significant liability that may not be covered by insurance. In addition, such an event would likely result in litigation that could be costly and which would distract management from operations.

Heritage may be subject to vandalism or theft of its products or equipment.

Heritage may be subject to vandalism or theft of its products or equipment, including, but not limited to, theft by Heritage’s employees or “shrinkage.” The loss of product or equipment could take an extended period of time to replace, causing disruptions in Heritage’s cash flow and overall financial position. Such events may not be covered by insurance, in whole or in part. If covered by insurance, the cost of Heritage’s deductible could be high. Any such event could pose a material challenge to Heritage’s ability to maintain operations. Further, if loss is the result of employee theft or shrinkage of products, federal or state agency audits may result in a penalty for loss of product outside of allowed norms.

A failure of one or more of Heritage’s key IT systems, networks, processes, associated sites or service providers could have a material adverse impact on business operations, and if the failure is prolonged, Heritage’s financial condition.

Heritage relies on IT systems, networks and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and used by third parties or their vendors, to assist Heritage in the management of its business. The various uses of these IT systems, networks and services include, but are not limited to: hosting Heritage’s internal network and communication systems; supply and demand planning; production; shipping products to customers; hosting Heritage’s distillery websites and marketing products to consumers; collecting and storing customer, consumer, employee, stockholder, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing and sharing confidential and proprietary research, business plans and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage Heritage’s business.

Increased IT security threats and more sophisticated cybercrimes and cyberattacks, including computer viruses and other malicious codes, ransomware, unauthorized access attempts, denial of service attacks, phishing, social engineering, hacking and other types of attacks pose a potential risk to the security of Heritage’s IT systems, networks and services, as well as the confidentiality, availability, and integrity of Heritage’s data, and Heritage has in the past, and may in the future, experience cyberattacks and other unauthorized access attempts to its IT systems. Because the techniques used to obtain unauthorized access are constantly changing and often are not recognized until launched against a target, Heritage or its vendors may be unable to anticipate these techniques or implement sufficient preventative or remedial measures. If Heritage is unable to efficiently and effectively maintain and upgrade Heritage’s system safeguards, Heritage may incur unexpected costs and certain of its systems may become more vulnerable to unauthorized access. In the event of a ransomware or other cyber-attack, the integrity and safety of Heritage’s data could be at risk or Heritage may incur unforeseen costs impacting its financial position. If the IT systems, networks or service providers Heritage relies upon fail to function properly, or if Heritage suffers a loss or disclosure of business or other sensitive information due to any number of causes ranging from catastrophic events, power outages, security breaches, unauthorized use or usage errors by employees, vendors or other third parties and other security issues, Heritage may be subject to legal claims and proceedings, liability under laws that protect the privacy and security of personal information (also known as personal data), litigation, governmental investigations and proceedings and regulatory penalties, and Heritage may suffer interruptions in Heritage’s ability to manage its operations and reputational, competitive or business harm, which may adversely affect Heritage’s business, results of operations and financial results. In addition, such events could result in unauthorized disclosure of material confidential information, and Heritage may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to Heritage or to its employees, stockholders, customers, suppliers, consumers or others. In any of these events, Heritage could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or technological failure and the reputational damage resulting therefrom, to pay for investigations, forensic analyses, legal advice, public relations advice or other services, or to repair or replace networks and IT systems. As a result of the COVID-19 pandemic, a greater number of Heritage’s employees are working remotely and accessing Heritage’s IT systems and networks remotely, which may further increase its vulnerability to cybercrimes and cyberattacks and increase the stress on its technology infrastructure and systems. Even though Heritage maintains cyber risk insurance, this insurance may not be sufficient to cover all of its losses from any future breaches or failures of Heritage’s IT systems, networks and services.

Heritage’s failure to adequately maintain and protect personal information of its customers or Heritage’s employees in compliance with evolving legal requirements could have a material adverse effect on its business.

Heritage collects, uses, stores, discloses or transfers (collectively, “process”) personal information, including from employees and customers, in connection with the operation of Heritage’s business. A wide variety of local and international laws as well as regulations and industry guidelines apply to the privacy and collecting, storing, use, processing, disclosure and protection of personal information and may be inconsistent among countries or conflict with other rules. Data protection and privacy laws and regulations are changing, subject to differing interpretations and being tested in courts and may result in increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

A variety of data protection legislation apply in the United States at both the federal and state level, including new laws that may impact Heritage’s operations. For example, the State of California has enacted the California Consumer Privacy Act of 2018 (“CCPA”), which generally requires companies that collect, use, share and otherwise process “personal information” (which is broadly defined) of California residents to make disclosures about their data collection, use, and sharing practices, allows consumers to opt-out of certain data sharing with third parties or the sale of personal information, allows consumers to exercise certain rights with respect to any personal information collected and provides a new cause of action for data breaches. In addition, a new privacy law, the California Privacy Rights Act (“CPRA”), which significantly modifies the CCPA, was approved by ballot initiative during the November 3, 2020 general election. There remains significant uncertainty regarding the timing and implementation of the CPRA, which may require Heritage to incur additional expenditures to ensure compliance. Additionally, the Federal Trade Commission, and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination, and security of data. The burdens imposed by the CCPA and other similar laws that have been or may be enacted at the federal and state level may require Heritage to modify its data processing practices and policies and to incur additional expenditures in order to comply.

Compliance with these and any other applicable privacy and data protection laws and regulations is a rigorous and time-intensive process, and Heritage may be required to put in place additional mechanisms ensuring compliance with the new privacy and data protection laws and regulations. Heritage’s actual or alleged failure to comply with any applicable privacy and data protection laws and regulations, industry standards or contractual obligations, or to protect such information and data that Heritage processes, could result in litigation, regulatory investigations, and enforcement actions against Heritage, including fines, orders, public censure, claims for damages by employees, customers and other affected individuals, public statements against Heritage by consumer advocacy groups, damage to its reputation and competitive position and loss of goodwill (both in relation to existing customers and prospective customers) any of which could have a material adverse effect on Heritage’s business, financial condition, results of operations, and cash flows. Additionally, if third parties that Heritage works with, such as vendors or developers, violate applicable laws or its policies, such violations may also place personal information at risk and have an adverse effect on Heritage’s business. Even the perception of privacy concerns, whether or not valid, may harm Heritage’s reputation, subject Heritage to regulatory scrutiny and investigations, and inhibit adoption of its spirits and other products by existing and potential customers.

Contamination of Heritage’s products and/or counterfeit or confusingly similar products could harm the image and integrity of, or decrease customer support for, Heritage’s brands and decrease its sales.

The success of Heritage’s brands depends upon the positive image that consumers have of them. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for Heritage’s brands, could affect the demand for its products. Contaminants in raw materials purchased from third parties and used in the production of Heritage’s products or defects in the distillation and fermentation processes could lead to low beverage quality as well as illness among, or injury to, consumers of Heritage’s products and could result in reduced sales of the affected brand or all of Heritage’s brands. Also, to the extent that third parties sell products that are either counterfeit versions of Heritage’s brands or brands that look like its brands, consumers of Heritage’s brands could confuse its products with products that they consider inferior. This could cause them to refrain from purchasing Heritage’s brands in the future and in turn could impair Heritage’s brand equity and adversely affect its sales and operations.

Risks Related to Heritage’s Intellectual Property

It is difficult and costly to protect Heritage’s proprietary rights.

Heritage’s commercial success will depend in part on obtaining and maintaining trademark protection and trade secret protection of Heritage’s products and brands, as well as successfully defending these trademarks against third-party challenges. Heritage will only be able to protect its intellectual property related to Heritage’s trademarks and brands to the extent that Heritage has rights under valid and enforceable trademarks or trade secrets that cover Heritage’s products and brands. Changes in either the trademark laws or in interpretations of trademark laws in the U.S. and other countries may diminish the value of Heritage’s intellectual property. Accordingly, Heritage cannot predict the breadth of claims that may be allowed or enforced in its issued trademarks or in third-party patents. The degree of future protection for Heritage’s proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect Heritage’s rights or permit Heritage to gain or keep its competitive advantage.

Heritage may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in Heritage’s loss of significant rights and the assessment of treble damages.

From time-to-time Heritage may face intellectual property infringement, misappropriation or invalidity/non-infringement claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect Heritage negatively. For example, were a third party to succeed on an infringement claim against Heritage, it may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, Heritage could face an injunction, barring it from conducting the allegedly infringing activity. The outcome of the litigation could require Heritage to enter into a license agreement that may not be acceptable, commercially reasonable, or practical terms or Heritage may be precluded from obtaining a license at all. It is also possible that an adverse finding of infringement against Heritage may require Heritage to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible.

Finally, Heritage may initiate claims to assert or defend its own intellectual property against third parties. Any intellectual property litigation, irrespective of whether Heritage is the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert Heritage’s management’s attention from Heritage’s business and negatively affect its operating results or financial condition.

Heritage may be subject to claims by third parties asserting that its employees or Heritage has misappropriated their intellectual property, or claiming ownership of what Heritage regards as its own intellectual property.

Although Heritage tries to ensure that Heritage and its employees and independent contractors do not use the proprietary information or know-how of others in their work for Heritage, it may be subject to claims that Heritage or its employees or independent contractors have used or disclosed intellectual property in violation of others’ rights. These claims may cover a range of matters, such as challenges to Heritage’s trademarks, as well as claims that Heritage’s employees or independent contractors are using trade secrets or other proprietary information of any such employee’s former employer or independent contractors. As a result, Heritage may be forced to bring claims against third parties, or defend claims they may bring against Heritage, to determine the ownership of what Heritage regards as its intellectual property. If Heritage fails in prosecuting or defending any such claims, in addition to paying monetary damages, Heritage may lose valuable intellectual property rights or personnel. Even if Heritage is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Regulation

Heritage is subject to extensive government regulation and is required to obtain and renew various permits and licenses; changes in or violations of laws or regulations or failure to obtain or renew permits and licenses could materially adversely affect Heritage’s business and profitability.

Heritage’s business of marketing and distributing craft spirits and other alcoholic beverages in the United States is subject to regulation by national and local governmental agencies. These regulations and laws address such matters as licensing and permit requirements, regarding the production, storage and import of alcoholic products; competition and anti-trust matters; trade and pricing practices; taxes; distribution methods and relationships; required labeling and packaging; advertising; sales promotion; and relations with wholesalers and retailers. Loss of production capacity due to regulatory issues can negatively affect Heritage’s sales and increase its operating costs as Heritage attempts to increase production at other facilities during that time to offset the lost production. It is possible that Heritage could have similar issues in the future that will adversely impact its sales and operating costs. Additionally, new or revised regulations or requirements or increases in excise taxes, customs duties, income taxes, or sales taxes could materially adversely affect Heritage’s business, financial condition and results of operations.

In addition, Heritage is subject to numerous environmental and occupational, health and safety laws and regulations in the countries in which Heritage plan to operate. Heritage may incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. Future legal or regulatory challenges to the industry in which Heritage operates or its business practices and arrangements could give rise to liability and fines, or cause Heritage to change its practices or arrangements, which could have a material adverse effect on Heritage or its revenues and profitability.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect Heritage, its competitors or Heritage’s industry generally, strongly influence Heritage’s viability and how it operates its business. Complying with existing laws, regulations and government policy is burdensome, and future changes may increase Heritage’s operational and administrative expenses and limit its revenues.

Additionally, governmental regulatory and tax authorities have a high degree of discretion and may at times exercise this discretion in a manner contrary to law or established practice. Heritage’s business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Heritage’s ability to introduce new products and services may also be affected if Heritage cannot predict how existing or future laws, regulations or policies would apply to such products or services.

Heritage is subject to regulatory overview by the Federal Alcohol and Tobacco Tax and Trade Bureau and state liquor control agencies.

Heritage is required to secure certain label and formula approvals for the products it makes. Such approvals are made at the discretion of the Federal Alcohol and Tobacco Tax and Trade Bureau (the “TTB”). The TTB could deny Heritage’s applications for labels and/or formulas entirely or could force Heritage to change its labels and/or formulas such that the final result would be materially different from that which Heritage currently sells or plans to sell. The TTB could also force Heritage to change labels it has already approved and that Heritage has already began to sell or could revoke approval for existing formulas and/or labels. Any such delays in formula and/or label approval could cause delays in bringing products to market and could force Heritage to limit or curtail all or some operations or sales, thereby negatively impacting Heritage’s financial performance significantly.

Similarly, one or more state liquor control agencies may not approve a product for sale even though Heritage has received federal approval to produce and sell the product.

Heritage’s regulatory licenses may be suspended or revoked or it may fail to secure or retain required permits or licenses.

Samples or servings provided through Heritage’s tasting room or at other events in which Heritage participates could be provided to minors. The result of such an event could be a fine or penalty applied against Heritage by a state or federal enforcement agency. Further, such penalty could result in a temporary or permanent suspension of Heritage’s license to operate, which would negatively impact its financial results.

Heritage also might not be able to secure or keep permits and/or licenses required to open and operate its business, including but not limited to building and trades permits, Conditional Use/Special Use Permits or other zoning permits, health permits, food permits, Heritage’s federal TTB license, federal Food and Drug Administration license, state liquor licenses or other licenses or permits. Any such suspension or losses could negatively impact Heritage’s financial results.

Heritage is subject to various insurance and bonding requirements.

Heritage is required by TTB to secure and maintain insurance for various aspects of its operations. Heritage may not be able to secure all of the insurance its business requires or, once Heritage obtains the required insurance, such insurance could be cancelled or terminated. Heritage may also only be able to secure insurance at rates that it deems to be commercially unreasonable.

Heritage is also required by TTB to provide bonds for the distilled spirits products Heritage makes, stores, bottles and prepares for sale. Such bonds could be revoked or the cost of bonding might become materially more expensive than Heritage currently anticipates. As production and storage grows, there is a chance Heritage may not be able to secure an increase in its bonding adequate to cover federal obligations, or Heritage’s operations could exceed its bonded authority. This could require Heritage to halt its operations until such increased bonding is secured, if at all. Further, as a condition of obtaining a bond, a bonding company could require that Heritage set aside dedicated funds to backstop the bond. Such a requirement would hamper its ability to use funds for revenue generating purposes, thereby changing its plans for growth. In any of these situations, Heritage would be forced to limit or curtail all or some of its operations, thereby negatively impacting Heritage’s financial performance significantly.

Heritage is subject to certain record keeping requirements to which it may not properly adhere.

Heritage is required to track the source of products it makes, produces and/or bottles, including raw ingredients used, mashing, fermentation, distillation, storage, aging, blending, bottling, removal from bond and sales. Historically, Heritage may not have accurately captured, or in the future may not accurately capture, all of such data. Moreover, in the event of an audit, state or federal revenue officers may interpret Heritage’s data differently than Heritage does, which could lead to a finding that Heritage either underpaid or overpaid federal excise and state sales taxes.

As Heritage opens new locations, the staff at those locations may not properly track and record all data. The failure to adequately track production could put some products at risk from a labeling or valuation standpoint, or cause the TTB to impound certain of Heritage’s products from future sale. Failure to properly track and report the required data could also result in fines and/or penalties levied against Heritage, or the suspension or rescission of its permits or licenses. Suspension or rescission of a permit or license would put Heritage at risk of not being able to continue operations.

Heritage operates in a highly regulated industry subject to state and federal regulation, and it is possible that state or federal legislative or regulatory bodies could change or amend laws that impact Heritage.

Heritage operates in a highly regulated industry subject to state and federal regulation, and it is possible that state or federal legislative or regulatory bodies could change or amend laws that impact Heritage. Such changes could include, but are not limited to:

•        the amount of product it is able to produce annually;

•        regulations on the manufacturing, storage, transportation and sale of distilled spirits;

•        license rates it must pay to the state;

•        tax rates on products it makes and sells;

•        how, where and when Heritage can advertise its products;

•        how products are classified; and

•        labeling and formulation approvals.

In addition, it is possible that legislative bodies could amend or revoke the statutes that allow Heritage to operate, in whole or in part. In such an event, Heritage may be forced to cease operations, which would materially affect its value and any investment made in Heritage.

Heritage may become subject to audits by government agencies that find the mis-collection or mis-payment of taxes or fees.

Heritage may become subject to audits by government agencies that could find the mis-collection or mis-payment of taxes or fees. Such an event could require Heritage to allocate financial resources and personnel into areas to which Heritage is not currently planning to allocate and to subject Heritage to fines, interest and penalties in addition to the taxes or fees that may be owed. In the past, Heritage has not timely filed and paid certain taxes, but no fines or penalties have been assessed for such late filings to date. However, a governmental entity could attempt to institute fines and/or assess other penalties for Heritage’s past late tax filings and payments. Such an action could also include a suspension or termination of one or more of its permits or licenses.

Heritage’s products could be subject to a voluntary or involuntary recall.

Heritage’s products could be subject to a voluntary or involuntary recall for any number of reasons. In such an event, Heritage may be forced to repurchase products Heritage has already sold, cover other costs associated with the product or the recall, cease the sale of product already in the sales pipeline, destroy product still in Heritage’s control or that Heritage is still processing. Any such product recalls could negatively impact its financial performance and impugn its reputation with consumers.

Heritage’s agreements with partners may be perceived as de factor franchise relationships.

Heritage’s agreements with partners, including American Indian Tribes or other licensees, allowing such partner to operate a Heritage-branded location could be interpreted by a state or federal court or administrative body as being a de facto franchise relationship, in which case Heritage may need to revise the terms of its licensing arrangement with such partner, thereby altering Heritage’s anticipated return and risk profile. If an agreement with a partner is determined to be a de facto franchise relationship, Heritage may be required to file franchise documents with state and the federal governments for approval and Heritage will be liable for fines or penalties for not pre-filing such franchise documents.

Heritage is subject to state-specific regulatory risks related to its location in Eugene, Oregon.

There are several risks associated with Heritage’s locations in Eugene, Oregon, including but not limited to:

•        The legislature or voters in Oregon may elect to privatize the state’s current monopoly-owned retail and distribution system, which would likely materially alter the way in which spirits are distributed and priced in the state and would also change the way Heritage has to market to secure shelf space in stores and in restaurants and bars in order to gain or maintain market share.

•        The Oregon Liquor Control Commission (the “OLCC”) may not approve some or all of Heritage’s products for listing and sale in the state or in its tasting rooms located in Oregon.

•        The OLCC could deny Heritage’s request to open additional tasting rooms in the state of Oregon, thereby stranding equipment and capital and materially impacting its plan to generate more retail sales in its own locations.

•        The equipment that is installed in its Eugene location may not operate as anticipated because Heritage has not previously used some of the equipment, which could decrease its productivity, efficiency, output or flavor profiles of its products.

SPECIAL MEETING OF THE STOCKHOLDERS

General

BWAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the BWAC Board for use at the Special Meeting to be held on            , 2023, and at any adjournments thereof. This proxy statement/prospectus is first being furnished to BWAC’s stockholders on or about,            , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides BWAC’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on            , 2023, at https://www.cstproxy.com/betterworld/sm2023, to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary or desirable, the Adjournment Proposal.

The Special Meeting can be accessed by visiting https://www.cstproxy.com/betterworld/sm2023, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental, the transfer agent.

Registering for the Special Meeting

As a registered stockholder, you received a Proxy Card from Continental. The form contains instructions on how to attend the virtual annual meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting at 10:00 a.m., Eastern Time, on            , 2023. Enter the URL address into your browser https://www.cstproxy.com/betterworld/sm2023, enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Special Meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Special Meeting.

Beneficial investors who own their investments through a bank or broker will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Special Meeting by dialing +1 800-450-7155, within the U.S. and Canada, and +1 857-999-9155 outside of the U.S. and Canada (standard rates apply). When prompted, enter the pin number 5219212#. This is listen only, you will not be able to vote or enter questions during the meeting.

Purpose of the Special Meeting

At the Special Meeting, BWAC is asking holders of its Common Stock:

•        To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        To consider and vote upon the Charter Proposal. The form of Proposed Charter of Pubco to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex B.

•        To consider and vote upon the Organizational Documents Proposals.

•        To consider and vote upon the Nasdaq Proposal.

•        To consider and vote upon the Incentive Plan Proposal. The form of Incentive Plan to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex D.

•        To consider and vote upon the Director Election Proposal.

•        To consider and vote upon the Adjournment Proposal, if presented at the Special Meeting.

Recommendation of the BWAC Board with Respect to the Proposals

The BWAC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of BWAC and recommends that BWAC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal.

Record Date; Who is Entitled to Vote

BWAC has fixed the close of business on             , 2023, as the Record Date for determining the stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on             , 2023, there were              shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share.

Quorum

The holders of issued and outstanding BWAC Common Stock representing a majority of the voting power of all outstanding shares entitled to vote at the special meeting represented in person or by proxy (which would include presence at the virtual Special Meeting) will constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn in accordance with the terms of the Current Charter.

Abstentions and Broker Non-Votes

With respect to each Proposal except the Director Election Proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the director nominees described in the Director Election Proposal, you may vote “FOR ALL” or “WITHHOLD ALL” or may withhold your vote with respect to particular nominee(s) named by you.

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any other proposal in this proxy statement/prospectus.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

Vote Required for Approval

The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of BWAC Common Stock that are voted at the Special Meeting.

•        Charter Proposal:    The Charter Proposal must be approved by the affirmative vote of holders of a majority of the outstanding BWAC Common Stock voting together as a single class.

•        Organizational Documents Proposals:    The Organizational Documents Proposals, each of which is a non-binding advisory vote, must be approved by the affirmative vote of holders of a majority of the outstanding BWAC Common Stock voting together as a single class.

•        Nasdaq Proposal:    The Nasdaq Proposal must be approved by the affirmative vote of holders of a majority of the outstanding BWAC Common Stock that are voted at the Special Meeting.

•        Incentive Plan Proposal:    The Incentive Plan Proposal requires the affirmative vote of a majority of the holders of shares of BWAC Common Stock that are voted at the Special Meeting.

•        Director Election Proposal:    The election of the director nominees requires a plurality vote of the holders of BWAC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

•        Adjournment Proposal:    The Adjournment Proposal requires the affirmative vote of a majority of the holders of shares of BWAC Common Stock that are voted at the Special Meeting.

The Required Proposals are interdependent on each other. The Organizational Documents Proposals are conditional upon the Business Combination Proposal; the Adjournment Proposal is not conditioned on the approval of any other Proposal. If BWAC’s stockholders do not approve each of the Required Proposals at the Special Meeting, the Business Combination will not be consummated.

Voting Your Shares

Each share of BWAC Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of Common Stock at the Special Meeting.

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the BWAC Board “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote Online.    BWAC will be hosting the Special Meeting via live webcast. If you attend the Special Meeting virtually, you may submit your vote at the Special Meeting online at https://www.cstproxy.com/betterworld/sm2023, in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy

Stockholders may send a later-dated, signed proxy card to BWAC’s Chief Executive Officer at the address set forth below so that it is received by BWAC’s Chief Executive Officer prior to the vote at the Special Meeting or attend the Special Meeting virtually or at the physical address for the Special Meeting and vote. Stockholders also may revoke their proxy by sending a notice of revocation to BWAC’s Chief Executive Officer, which must be received by BWAC’s Chief Executive Officer prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may contact Advantage Proxy, Inc., BWAC’s proxy solicitor, at (877) 870-8565 (toll free) or email at ksmith@advantageproxy.com.

Vote of BWAC’s Insiders

All of BWAC’s Insiders have previously agreed to vote all of their Public Shares in favor of the Business Combination and have waived any redemption rights in connection with the Business Combination.

Redemption Rights

Public Stockholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination, or do not vote in relation to the proposed Business Combination.

Any Public Stockholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds and not previously released to BWAC to pay BWAC’s taxes, divided by the number of then-outstanding Public Shares, provided, however that such Public Stockholder must follow the procedures outlined in this proxy statement/prospectus (including, with respect to Public Shares that are part of BWAC Units, that the BWAC Units must first be separated into component Public Shares and Public Warrants as described in this proxy statement/prospectus), in order to receive cash for any Public Shares such Public Stockholder intends to redeem. As of February 1, 2023, this would have amounted to approximately $10.60 per Public Share, based on the amount held in the Trust Account on such date.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with BWAC’s consent, until the consummation of the Business Combination, or such other date as determined by the BWAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

BWAC’s Insiders will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through BWAC Units and you elect to separate your BWAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days prior to the vote at the Special Meeting):

(i)     submit a written request to the Transfer Agent that BWAC redeem your Public Shares for cash, and

(ii)    deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders of BWAC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their BWAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BWAC Units into the underlying Public Shares and Public Warrants, or if a holder holds BWAC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with BWAC’s consent, until the consummation of the Business Combination, or such other date as determined by the BWAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. BWAC will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then the Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, BWAC will promptly return any shares previously delivered by Public Stockholders.

The closing price of shares of Public Shares on February 1, 2023 was $10.595 per share. Prior to exercising redemption rights, stockholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their shares of Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. BWAC cannot assure Public Stockholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in BWAC’s securities when BWAC’s Stockholders wish to sell their shares.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. Public Stockholders will be entitled to receive cash for their Public Shares only if they:

(a)     hold Public Shares or hold Public Shares through BWAC Units and have elected to separate their BWAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days prior to the vote at the Special Meeting) (i) submitted a written request to the Transfer Agent that BWAC redeem the holder’s Public Shares for cash and (ii) delivered the holder’s share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Appraisal Rights

Stockholders of BWAC do not have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

BWAC is soliciting proxies on behalf of the BWAC Board. This solicitation is being made by mail but also may be made by telephone or in person. BWAC and BWAC’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. BWAC will bear the cost of the solicitation.

BWAC has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. BWAC will pay that firm a fee of $10,000 plus out-of-pocket expenses. Such fee will be paid with funds available at the Closing.

BWAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. BWAC will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding BWAC or BWAC’s securities, BWAC’s Insiders or initial stockholders, and Heritage and/or their respective affiliates, may purchase Public Shares and/or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Public Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the trading price of the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, BWAC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which BWAC has received redemption requests.

The existence of financial and personal interests of BWAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BWAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the Proposals. See the sections entitled “Risk Factors”, “Proposal 1: The Business Combination Proposal — Interests of BWAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

BWAC is asking its stockholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Ancillary Documents. BWAC’s stockholders and other interested parties are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 1: The Business Combination Proposal — Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. BWAC does not believe that the disclosure schedules contain information that is material to an investment decision.

The Business Combination Agreement

On December 9, 2022, BWAC entered into the Business Combination Agreement with Heritage, Pubco, SPAC Merger Sub, Company Merger Sub, the SPAC Representative and the Holder Representative.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) at the Effective Time, SPAC Merger Sub will merge with and into BWAC, with BWAC continuing as the surviving entity and wholly-owned subsidiary of Pubco, in connection with which all of the existing securities of BWAC will be exchanged for rights to receive securities of Pubco as follows: (a) each share of BWAC Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder thereof to receive, with respect to each share of BWAC Common Stock that is not redeemed or converted in the Redemption, one share of Pubco Common Stock and one CVR (subject to the holders of Founder Shares and Representative Shares waiving their right to receive CVRs for such shares pursuant to the CVR Funding and Waiver Letter), and (B) Pubco will assume all of the outstanding BWAC Warrants and each BWAC Warrant will become a warrant to purchase the same number of shares of Pubco Common Stock at the same exercise price during the same exercise period and otherwise on the same terms as the BWAC Warrant being assumed; (ii) Company Merger Sub will merge with and into Heritage, with Heritage continuing as the surviving entity, and, in connection therewith, (A) the shares of capital stock of Heritage issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holders thereof to receive shares of Pubco Common Stock as set forth in the Business Combination Agreement, (B) holders of Heritage Interim Notes will receive shares of Pubco Common Stock separate from the Stockholder Merger Consideration, (C) Pubco will assume all of the outstanding Company Financing/Interim Warrants and each Company Financing/Interim Warrant will become a warrant to purchase shares of Pubco Common Stock with the number of shares and exercise price thereof equitably adjusted in accordance with the Business Combination Agreement, (D) each Contributed Warrant will be contributed to Pubco and exchanged for the right to receive such number of shares of Pubco Common Stock as such holder of a Contributed Warrant would have received pursuant to Section 1.14(a) of the Business Combination Agreement if such Contributed Warrant had been exercised immediately prior to the Effective Time for the number of shares of Company Common Stock set forth in the Contribution Agreement, (E) each Restricted Stock Unit Award outstanding immediately prior to the Effective

Time, as amended in accordance with the Business Combination Agreement, will be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted in accordance with the Business Combination Agreement, and (F) all other Heritage Convertible Securities will be terminated; and (iii) as a result of such Mergers, BWAC and Heritage each will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly-traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Ancillary Documents.

The total consideration to be paid by Pubco to Heritage’s security holders (other than the holders of Heritage warrants that are assumed by Pubco, which will not affect the consideration) at the Closing (the “Participant Consideration”) will be an amount equal to $77,500,000, less the amount of Closing Net Debt and the aggregate amount of any Company Transaction Bonuses, which Participant Consideration will payable in new shares of Pubco Common Stock, each valued at a price per share of $10.00; provided that such shares of Pubco Common Stock payable to holders of Heritage Interim Notes will be valued at a price per share equal to 75% of the Redemption Price. Any such shares of Pubco Common Stock payable to holders of Heritage Interim Notes will reduce the shares of Pubco Common Stock allocable to other Heritage security holders, and therefore will not affect the total consideration payable by the Pubco. The portion of the Participant Consideration payable to Heritage security holders is set forth in the Business Combination Agreement.

BWAC Public Stockholders who do not redeem their shares of BWAC Common Stock in connection with the Transactions will receive one CVR in the SPAC Merger in addition to one share of Pubco Common Stock. At the Closing, the Sponsor will place 1,000,000 shares of Pubco Common Stock (the “Founder CVR Escrow Shares”), which represents 33% of its shares, and certain Heritage security holders will place 3,000,000 shares of Pubco Common Stock from the Participant Consideration (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) (the “Company CVR Escrow Shares”), which represents approximately 75% of its shares, into escrow, for an aggregate of 4,000,000 shares of Pubco Common Stock (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) to support the CVR, pursuant to the CVR Agreement to be entered into prior to the Closing, by and among the Holder Representative (on behalf of the Heritage stockholders), Pubco, the Sponsor and Continental, as rights agent. Upon the date that is 18 months from Closing (which date may be extended to 24 months following the Closing at the option of the Sponsor), CVR holders will be entitled to receive a number of escrowed shares (and earnings thereon other than ordinary dividends) designed to provide the CVR holders with a simple annual rate of return of 10% on the redemption price for their BWAC Common Stock based on the price of the Pubco Common Stock as of such 18- or 24-month anniversary and any amounts that they have received with respect to their shares of Pubco Common Stock through such time, including if the stock price drops below the price in the Closing Redemption, but solely to the extent of the escrowed shares and earnings thereon other than ordinary dividends, and up to a maximum of the equivalent of two shares of Pubco Common Stock for each CVR. The number of shares to be released to the CVR holders will be allocated from the Heritage security holders’ and the Sponsor’s escrowed shares on a pro-rata basis, and any escrowed shares not released to CVR holders by the end of the CVR term will be released to the contributing Heritage security holders and the Sponsor on a pro-rata basis.

In addition, the Heritage Earnout Participants, including holders of Restricted Stock Unit Awards, will have the contingent right to receive up to an aggregate of 3,000,000 additional shares of Pubco Common Stock (the “Earnout Shares”) as contingent consideration after the Closing based on Pubco’s net revenue performance for the years 2023, 2024 and 2025 and stock price performance during the three-year period following the Closing (the “Earnout Period”), as follows:

(i)     an aggregate of 500,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2023, equal to or in excess of $18,100,000 (the “2023 Net Revenue Earnout Milestone”);

(ii)    an aggregate of 500,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that the VWAP of the Pubco Common Stock equals or exceeds $12.50 per share for 20 out of 30 consecutive trading days during the Earnout Period (the “First Price Earnout Milestone”);

(iii)   an aggregate of 750,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2024, equal to or in excess of $29,300,000 (the “2024 Net Revenue Earnout Milestone”) (provided that if the 2023 Net Revenue Earnout Milestone was not met and such Earnout Shares were not issued, an aggregate of 1,250,000 Earnout Shares will be issued to the Heritage Earnout Participants );

(iv)   an aggregate of 750,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that the VWAP of the Pubco Common Stock equals or exceeds $15.00 per share for 20 out of 30 consecutive trading days during the Earnout Period (the “Second Price Earnout Milestone”) (provided that if the First Price Earnout Milestone was not met and such Earnout Shares were not issued, an aggregate of 1,250,000 Earnout Shares will be issued to the Earnout Participants); and

(v)    an aggregate of 500,000 Earnout Shares will be issued to the Heritage Earnout Participants in the event that Pubco reports net revenue in its audited financial statements for the fiscal year ended December 31, 2025, equal to or in excess of $46,500,000 (the “2025 Net Revenue Earnout Milestone”) (provided that if any prior Earnout Shares were not previously earned and issued, the Heritage Earnout Participants will be entitled to receive all unissued Earnout Shares).

In the event of a Change of Control during the Earnout Period, the Heritage Earnout Participants will be entitled to receive all Earnout Shares with respect to the Earnout Year in which such Change of Control is consummated plus all Earnout Shares with respect to each Earnout Year subsequent to the Earnout Year in which the Change of Control was consummated.

At the Closing, the Sponsor will also contribute 500,000 of its Founder Shares (the “Sponsor Escrow Shares”) into an escrow account (the “Sponsor Escrow Account”), which shares will be released as set forth below based on Pubco’s achievement of the earnout milestones set forth above (with any Sponsor Escrow Shares remaining in escrow at the end of the Earnout Period to be forfeited) (the “Sponsor Earnout”):

(i)     100,000 of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the 2023 Net Revenue Earnout Milestone;

(ii)    100,000 of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the First Price Earnout Milestone;

(iii)   150,000 of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the 2024 Net Revenue Earnout Milestone;

(iv)   150,000 of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the Second Price Earnout Milestone; and

(v)    in the event that fewer than all of the Sponsor Escrow Shares have been released from the Sponsor Escrow Account based upon the achievement of the foregoing events, then any such remaining Sponsor Escrow Shares in the Sponsor Escrow Account will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Heritage Earnout Participants are issued any Earnout Shares based upon the achievement of the 2025 Net Revenue Milestone.

In addition, all of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account to the Sponsor upon the first to occur of certain “Triggering Events” described in the Sponsor Earnout Letter to be entered into by and among BWAC, Pubco, Heritage and the Sponsor prior to the Closing.

Conditions to the Closing of the Business Combination

The Business Combination Agreement contains conditions to Closing, including the following mutual conditions of the parties, unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of BWAC’s stockholders; (ii) Heritage stockholder approval (although Heritage stockholders with sufficient ownership to approve the Transactions have entered into Voting Agreements (as defined below) in support of the Transactions concurrently with the execution of the Business Combination Agreement); (iii) obtaining any material regulatory approvals and third-party consents; (iv) no law or order preventing or prohibiting the Transactions; (v) either BWAC (immediately prior to the Closing) or Pubco (upon the consummation of the Closing) having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Closing Redemption and any Transaction Financing; (vi) appointment of the post-closing board of directors of Pubco in accordance with the Business Combination Agreement; (vii) the effectiveness of the Registration Statement; (viii) the Pubco Common Stock to be issued in connection with the Transactions having been approved for listing on Nasdaq; (ix) the CVR Agreement having been duly executed by the parties thereto; and (x) the CVR Escrow Agreement having been duly executed by the parties thereto.

In addition, unless waived by Heritage, the obligations of Heritage to consummate the Transactions are subject to the satisfaction of the following Closing conditions, among others, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of the BWAC Parties being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) each of the BWAC Parties having performed in all material respects its obligations and having complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to BWAC since the date of the Business Combination Agreement, which is continuing and uncured; (iv) Pubco having amended and restated its Organizational Documents in the forms agreed by the parties; (v) BWAC and Pubco having cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption) and the proceeds of any Transaction Financing, following the payment or deduction of (a) BWAC’s and Pubco’s unpaid transaction expenses and indebtedness and other outstanding liabilities due and payable at the Closing and (b) the Heritage Companies’ transaction expenses) at least equal to $10,000,000; (vi) receipt by Heritage of the Founder Registration Rights Agreement Amendment; and (vii) Heritage having received from Pubco a registration rights agreement covering shares of Pubco Common Stock held by certain Heritage security holders, duly executed by Pubco.

Unless waived by BWAC, the obligations of the BWAC Parties to consummate the Transactions are subject to the satisfaction of the following Closing conditions, among others, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Heritage being true and correct on and as of the Closing (subject to Material Adverse Effect on the Heritage Companies, taken as a whole); (ii) Heritage having performed in all material respects the respective obligations and having complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to the Heritage Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (iv) certain Ancillary Documents being in full force and effect from the Closing; (v) receipt by BWAC of the Founder Registration Rights Agreement Amendment duly executed by the parties thereto; (vi) any issued and outstanding convertible securities of Heritage (except as otherwise specified in the Business Combination Agreement) having been terminated without any consideration or liability; (vii) the Restricted Stock Unit Awards of Heritage having been amended in accordance with the terms of the Business Combination Agreement; (viii) the holders of Heritage Interim Notes having executed and delivered to BWAC lock-up agreements; and (ix) if applicable, certain contracts involving the Heritage Companies having been terminated with no obligation or liability.

Representations and Warranties

Under the Business Combination Agreement, BWAC made customary representations and warranties to Heritage relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; SEC filings and BWAC financials; absence of certain changes; compliance with laws; actions; orders; permits; taxes and returns; employees and employee benefit plans; properties; material contracts; transactions with affiliates; Investment Company Act; finders and brokers; certain business practices; insurance; BWAC Trust Account; and independent investigation.

Under the Business Combination Agreement, BWAC, Merger Subs and Pubco, jointly and severally, made customary representations and warranties to Heritage relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; ownership of exchange shares; Pubco and Merger Sub activities; finders and brokers; and Investment Company Act.

Under the Business Combination Agreement, Heritage made customary representations and warranties to the BWAC Parties relating to, among other things: organization and standing; authorization; binding agreement; capitalization; subsidiaries; governmental approvals; non-contravention; financial statements; absence of certain changes; compliance with laws; company permits; litigation; material contracts; intellectual property; taxes and returns; real property; personal property; title to and sufficiency of assets; employee matters; benefit plans; environmental matters; transactions with related persons; insurance; product warranty and liability; books and records; top customers and suppliers; certain business practices; Investment Company Act; finders and brokers; independent investigation; and information supplied.

Material Adverse Effect

Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) will not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in applicable laws (including COVID-19 measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic (including COVID-19) or the worsening thereof; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) with respect to BWAC, the consummation and effects of any Redemption; and (vii) any action taken by Heritage at the written request or direction of BWAC, Pubco or a Merger Sub provided that any such action is taken by Heritage in accordance with the express terms of such request or direction; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iv) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to BWAC, the amount of any Redemption or the failure to obtain the Required BWAC Stockholder Approval will not be deemed to be a Material Adverse Effect on or with respect to BWAC.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at, and do not survive, the Closing, except for the covenants and agreements relevant to the Closing and any agreements or covenants which by their terms contemplate performance after the Closing.

Covenants of the Parties

Certain Covenants of Heritage

Heritage made certain covenants under the Business Combination Agreement, including, among others, the following:

Except as expressly contemplated by the Business Combination Agreement or any of the other Ancillary Documents, as set forth in the Heritage disclosure schedules or as consented to in writing by BWAC (such consent not to be unreasonably withheld, conditioned or delayed), from the date of the Business Combination Agreement through the Closing or termination of the Business Combination Agreement (the “Interim Period”):

•        Heritage will, and will cause its subsidiaries to, conduct their respective businesses, in all material respects, in the ordinary course, consistent with past practice, to comply in all material respects with all laws applicable to Heritage and its subsidiaries and take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; and

•        Heritage will not, and will cause its subsidiaries not to, do any of the following:

•        amend, waive or otherwise change, in any respect, its organizational documents, except as required by applicable law;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $200,000 individually or $500,000 in the aggregate;

•        (i) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than 5%; or (ii) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Heritage benefit plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable law, pursuant to the terms of any Heritage benefit plans or in the ordinary course of business, consistent with past practice;

•        make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of taxes, file any amended income or other material tax return, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

•        transfer or license to any person or otherwise extend, materially amend or modify, or permit to lapse or fail to maintain any material Heritage registered intellectual property, Heritage licensed intellectual property, or other Heritage intellectual property (excluding non-exclusive licenses of Heritage intellectual property to Heritage Company customers or Tribal Beverage Network collaborators in the ordinary course of business consistent with past practice), or disclose to any person who has not entered into a confidentiality agreement or subject to confidentiality obligations any trade secrets;

•        terminate, or waive or assign any material right under, any Heritage material contract or enter into any contract that would be a Heritage material contract, in any case outside of the ordinary course of business consistent with past practice;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Heritage’s outside auditors;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Heritage Company or its affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in Heritage’s financial statements;

•        close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities (other than terminations of non-executive employees in the ordinary course of business, provided that Heritage promptly notifies BWAC of any such terminations);

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

•        make capital expenditures in excess of $200,000 (individually for any project (or set of related projects) or $500,000 in the aggregate), provided that Heritage will not be prohibited from (A) repairing existing fixed assets in the ordinary course of business consistent with past practice or (B) with advance notice to BWAC, making a capital expenditure in response to a requirement from a local, county or state governmental authority required to maintain or regain compliance with applicable laws;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Heritage material contract or in connection with the purchase of raw goods in the ordinary course of business consistent with past practice;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights other than in the ordinary course of business consistent with past practice;

•        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Heritage;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (as defined in the Business Combination Agreement) (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

•        authorize or agree to do any of the foregoing actions.

•        Heritage will deliver certain financial statements to BWAC prior to the Closing.

•        Heritage will not purchase or sell any BWAC securities (other than to engage in the Business Combination) while in possession of material nonpublic information of BWAC and will not communicate such information to any third party, take any other action with respect to BWAC in violation of federal securities laws, or cause or encourage any third party to do any of the foregoing.

•        As promptly as practicable after the registration statement having been declared effective by the SEC, Heritage will duly call for and give notice of a stockholders’ meeting or seek the written consent of its stockholders for the purposes of obtaining the requisite vote of the Heritage Stockholders (including any separate class or series vote that is required, whether pursuant to Heritage’s organizational documents, any stockholder agreement or otherwise), to authorize, approve and consent to, the execution, delivery and performance of the Business Combination Agreement and each of the Ancillary Documents to which Heritage is or is required to be a party or bound, and the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, including the Company Merger (the “Heritage Stockholder Approval”), and will use its reasonable best efforts to solicit from the Heritage Stockholders proxies in favor of the Heritage Stockholder Approval prior to such meeting, and to take all other actions necessary or advisable to secure the Heritage Stockholder Approval, including enforcing the Voting Agreements.

Certain Covenants of BWAC

BWAC made certain covenants under the Business Combination Agreement, including, among others, the following:

Except as expressly contemplated by the Business Combination Agreement or any of the other Ancillary Documents, as set in BWAC disclosure schedules or as consented to in writing by Heritage (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period:

•        BWAC will, and will cause its subsidiaries to, conduct their respective businesses, in all material respects, in the ordinary course, consistent with past practice; comply with all laws applicable to BWAC and its subsidiaries; and take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; and

•        BWAC will not, and will cause its subsidiaries not to, do any of the following:

•        amend, waive or otherwise change, in any respect, its organizational documents except as required by applicable law;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities; provided that nothing in the Business Combination Agreement will prevent BWAC from entering into any Transaction Financing;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person (provided, that this covenant will not prevent BWAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (including any Transaction Financing), up to aggregate additional indebtedness of $500,000, costs and expenses in connection with this proxy statement/prospectus and the Special Meeting and the solicitation of proxies in connection therewith, and the costs and expenses necessary for an Extension;

•        make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended income or other material tax return, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

•        amend, waive or otherwise change that certain Trust Agreement in any manner adverse to BWAC;

•        terminate, waive or assign any material right under any BWAC material contract;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting BWAC’s outside auditors;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, BWAC or its subsidiaries) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in BWAC’s financial statements;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•        make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses (as defined in the Business Combination Agreement));

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a contract in existence as of the date of the Business Combination Agreement or entered into in the ordinary course of business;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        enter into any agreement, understanding or arrangement with respect to the voting of BWAC’s securities;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement; or

•        authorize or agree to do any of the foregoing actions.

BWAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and will use its commercially reasonable efforts prior to the Closing to maintain the listing of the BWAC Units, the Public Shares and the Public Warrants on Nasdaq.

As soon as practicable following the date of the Business Combination Agreement, BWAC and Pubco will prepare a registration statement on Form S-4, which will include a proxy statement relating to the BWAC Stockholder Approval and Pubco and BWAC should take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the BWAC Special Meeting and the Redemption;

As soon as practicable following the registration statement “clearing” comments from the SEC and having been declared effective by the SEC, BWAC and Pubco will distribute the proxy statement to BWAC’s stockholders and Heritage Stockholders, and, pursuant thereto, will call the BWAC Special Meeting in accordance with the Companies Act for a date no later than 30 days following the effectiveness of this registration statement.

Subject to certain exceptions, prior to the Closing, Pubco or BWAC will be permitted to obtain tail directors’ and officers’ liability insurance coverage for the benefit of BWAC and its directors and officers with respect to matters occurring on or prior to the Effective Time and if purchased, Pubco and the Surviving Subsidiaries will keep such policy in effect for six years from the Effective Time.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, agreeing to:

•        use commercially reasonable efforts to consummate the Business Combination;

•        give prompt notice to the other parties of certain matters;

•        take all necessary action such that effective as of the Closing, the Pubco Board will consist of nine directors, a majority of whom will be independent under Nasdaq requirements, including four directors designated by Heritage prior to the Closing, one director designated by BWAC prior to the Closing, who will qualify as independent under Nasdaq requirements, and four directors to be mutually agreed upon by each of Heritage and BWAC, which approval will not be unreasonably denied or delayed, all of whom will be required to qualify as independent directors under Nasdaq rules;

•        that after the Closing, the funds in the Trust Account, after giving effect to the completion and payment of the Redemption, and the proceeds of any transaction financing, following the payment or deduction of BWAC’s and Pubco’s unpaid transaction expenses and indebtedness and other outstanding liabilities due and payable at the Closing and the Heritage Companies’ transaction expenses, will be at least equal to $10,000,000;

•        keep certain information confidential; and

•        make relevant public announcements.

Covenants of Pubco

For a period of six (6) years after the Effective Time, Pubco agreed to cause the organizational documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to directors and officers than are set forth in the organizational documents of BWAC Parties and the Merger Subs on the date of the Business Combination Agreement to the extent permitted by applicable Law.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either BWAC or Heritage if the Closing does not occur by February 17, 2023 (the “Outside Date”), provided, that if BWAC seeks and obtains an Extension, BWAC has the right by providing written notice thereof to Heritage to extend the Outside Date for one or more additional periods equal in the aggregate to the shortest of (a) three additional months, (b) the period ending on the last date for BWAC to consummate its business combination pursuant to such Extension (after giving effect to any automatic extension rights that BWAC may obtain in such Extension where it can extend its deadline to consummate a business combination without requiring an amendment to its organizational documents), and (c) such period as determined by BWAC. The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of BWAC and Heritage; (ii) by either BWAC or Heritage if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by Heritage for the uncured breach of the Business Combination Agreement by a BWAC Party, such that the related Closing condition would not be met; (iv) by BWAC for the uncured breach of the Business Combination Agreement by Heritage, such that the related Closing condition would not be met; (v) by either BWAC or Heritage if BWAC holds its stockholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; (vi) by either BWAC or Heritage, if the stockholders of Heritage have not approved the Business Combination Agreement and the Transactions; (vi) by BWAC if there has been a Material Adverse Effect on the Heritage Companies (taken as a whole) which is uncured or continuing; and (vii) by Heritage if there has been a Material Adverse Effect on BWAC Parties (taken as a whole) which is uncured or continuing.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, and customary miscellaneous provisions) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver

Heritage and the Holder Representative agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in BWAC’s trust account held for its public stockholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

SPAC Representative and Holder Representative

BWA Holdings LLC is serving as the SPAC Representative under the Business Combination Agreement, and in such capacity will represent the interests of Pubco’s stockholders after the Closing (other than the Heritage Securityholders) with respect to certain matters under the Business Combination Agreement, including with respect to the determination of any Earnout Consideration. Justin Stiefel is serving as the Holder Representative under the Business Combination Agreement, and in such capacity will represent the interests of the Heritage Stockholders with respect to certain matters under the Business Combination Agreement, including with respect to the determination of any Earnout Consideration.

Governing Law

The Business Combination Agreement is governed by Delaware law and, subject to the required arbitration provisions, the parties are subject to the Delaware Court of Chancery (and if such court lacks jurisdiction, any other state or federal court located in the State of Delaware). Any disputes under the Business Combination Agreement, other than claims for injunctive or temporary equitable relief or enforcement of an arbitration award, will be subject to arbitration by the American Arbitration Association, to be held in the State of Delaware.

Ancillary Documents

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the Business Combination Agreement (the “Ancillary Documents”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, copies of each of which are attached hereto as exhibits. Stockholders and other interested parties are urged to read such Ancillary Documents in their entirety.

Voting Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, BWAC and Heritage entered into voting agreements (collectively, the “Voting Agreements”) with directors, officers and certain Heritage significant security holders required to approve the Transactions. Under the Voting Agreements, each such Heritage security holder party thereto agreed, among other matters, to vote all of such Heritage security holder’s shares of Heritage in favor of the Business Combination Agreement and the Transactions, and to otherwise take (or not take, as applicable) certain other actions in support of the Business Combination Agreement and the Transactions and the other matters to be submitted to the Heritage security holders for approval in connection with the Transactions, in the manner and subject to the conditions set forth in the Voting Agreements, and provide a proxy to BWAC to vote such shares accordingly in the event that such security holder fails to perform or otherwise comply with the covenants, agreements or other obligations set forth in the Voting Agreement. The Voting Agreements prevent transfers of the Heritage shares held by such Heritage security holder party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the terms of the Voting Agreement.

Lock-Up Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, the directors, officers and certain significant security holders of Heritage entered into a lock-up agreement with Pubco, BWAC and Heritage (the “Lock-Up Agreements”). The Business Combination Agreement includes a closing condition requiring certain additional significant security holders of Heritage to enter into Lock-Up Agreements prior to Closing. Pursuant to the Lock-Up Agreements, the Heritage security holders agreed not to, during the period commencing from the Closing and ending on the 12-month anniversary of the Closing (subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers, provided that the transferred shares will continue to be subject to the Lock-Up Agreement). Notwithstanding the foregoing, fifty percent (50%) of the restricted securities will be released in the event that the closing price of Pubco Common Stock on Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 out of 30 consecutive trading days.

Non-Competition Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, directors, officers and certain significant Heritage security holders entered into the Non-Competition Agreements in favor of the Covered Parties, to be effective as of the Closing. Under the Non-Competition Agreements, the signatory thereto agrees not to compete with the Covered Parties during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers of such entities. The Non-Competition Agreements also contain customary confidentiality and non-disparagement provisions.

Registration Rights Agreement

At or prior to the Closing, certain Heritage security holders will enter into the Registration Rights Agreement with Pubco and BWAC, pursuant to which, among other matters, Pubco will agree to undertake certain registration obligations in accordance with the Securities Act and such security holders will be granted customary demand and piggyback registration rights.

Founder Registration Rights Agreement Amendment

At or prior to the Closing, Pubco, BWAC and the Sponsor will enter into the Founder Registration Rights Agreement Amendment amending the Founder Registration Rights Agreement. Under the Founder Registration Rights Agreement Amendment, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco Common Stock and warrants pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Registration Rights Agreement, including making the registration rights of the Heritage security holders and the Sponsor pari passu with respect to any underwriting cutbacks.

CVR Agreement

BWAC Public Stockholders who do not redeem their shares of BWAC Common Stock in connection with the Transactions will receive one CVR in the SPAC Merger in addition to one share of Pubco Common Stock. At the Closing, the Sponsor will place the 1,000,000 Founder CVR Escrow Shares and certain Heritage security holders will place 3,000,000 Company CVR Escrow Shares (less the number of RSU Shares attributable to Restricted Stock Unit Awards that also will support the CVRs) into escrow, for an aggregate of up to 4,000,000 shares of Pubco Common Stock to support the CVR, pursuant to the CVR Agreement. Upon the date that is 18 months from Closing (which date may be extended to 24 months following the Closing at the option of the Sponsor), CVR holders will be entitled to receive a number of escrowed shares (and earnings thereon other than ordinary dividends) designed to provide the CVR holders with a simple annual rate of return of 10% on the redemption price for their BWAC Common Stock based on the price of the Pubco Common Stock as of such 18 or 24 month anniversary and any amounts that they have received with respect to their shares of Pubco Common Stock through such time, including if the stock price drops below the price in the Redemption, but solely to the extent of the escrowed shares and earnings thereon other than ordinary dividends, and up to a maximum of the equivalent of two shares of Pubco Common Stock for each CVR. The number of shares to be released to the CVR holders will be allocated from the Heritage security holders’ and the Sponsor’s escrowed shares on a pro-rata basis, and any escrowed shares not released to CVR holders by the end of the CVR term will be released to the contributing Heritage security holders and the Sponsor on a pro-rata basis.

CVR Funding and Waiver Letter

Simultaneously with the execution and delivery of the Business Combination Agreement, the Sponsor, EBC, BWAC, Heritage and Pubco entered into the CVR Funding and Waiver Letter, pursuant to which (i) the Sponsor agreed at the Closing to deposit into escrow an aggregate of 1,000,000 of its Founder Shares (the “Founder CVR Escrow Shares”), with such Founder CVR Escrow Shares (together with the Company CVR Escrow Shares) to be held in escrow in accordance with the terms and conditions of the Business Combination Agreement, the CVR Escrow Agreement and the CVR Agreement, and (ii) the Sponsor and EBC have agreed to waive any rights to receive any CVRs for or with respect to their Founder Shares and Representative Shares.

Sponsor Earnout Letter

At the Closing, the Sponsor will contribute 500,000 of its Founder Shares (the “Sponsor Escrow Shares”) into an escrow account (the “Sponsor Escrow Account”). All of the Sponsor Escrow Shares will vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account to the Sponsor upon the first to occur of certain “Triggering Events” described in the sponsor earnout letter agreement to be entered into by and among BWAC, Pubco, Heritage and the Sponsor prior to the Closing (the “Sponsor Earnout Letter”).

Transaction Financing

During the Interim Period, BWAC may, but is not required to, enter into agreements with potential investors for additional financing agreements on such terms as BWAC and Heritage will agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Transaction Financing”), and if so, each of BWAC and Heritage will use their respective commercially reasonably efforts to cooperate with each other and cause such Transaction Financing to occur.

Interests of BWAC’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the BWAC Board to vote in favor of the Business Combination, Public Stockholders should be aware that, aside from their interests as stockholders, BWAC’s Insiders have interests in the Business Combination that are different from, or in addition to, those of BWAC’s other stockholders generally. BWAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to BWAC’s stockholders that they approve the Business Combination. Public Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor holds 3,154,650 Founder Shares purchased from BWAC for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the BWAC Common Stock on February 1, 2023, which was $10.595, would have an aggregate value of approximately $33.4 million as of the same date. If BWAC does not consummate the Business Combination or another initial business combination by August 17, 2023, and BWAC is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.008 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per BWAC Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the BWAC Units in the IPO and the BWAC Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•        the fact that the 4,377,121 Private Warrants purchased by the Sponsor for $1.00 per Private Warrant will be worthless if a business combination is not consummated (although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 4,377,121 Private Warrants held by the Sponsor is estimated to be approximately $375,119, assuming the per warrant value of the Private Warrants is the same as the $0.0857 closing price of the Public Warrants on Nasdaq on February 1, 2023);

•        the Sponsor Note was issued in November 2021 and subsequently amended and restated in February 2022, May 2022, August 2022 and December 2022. As of December 31, 2022, an aggregate of $4,323,720 was outstanding under the Sponsor Note. As of February 1, 2023, an aggregate of $270,000 of Sponsor Advance was outstanding. If the Business Combination or another initial business combination is not consummated, the Sponsor Note and the Sponsor Advance may not be repaid to the Sponsor, in whole or in part;

•        the fact that BWAC’s Insiders have waived their right to redeem their Founder Shares and any other Common Stock held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon BWAC’s liquidation if BWAC is unable to consummate its initial business combination;

•        the fact that unless BWAC consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of February 1, 2023, no directors or officers of BWAC have incurred any expenses for which they expect to be reimbursed at the Closing (other than the Sponsor Note and Sponsor Advance); and

•        the anticipated election of Rosemary L. Ripley, Chief Executive Officer, President and Chairman of BWAC, as a director of Pubco after the consummation of the Business Combination. As such, in the future, Ms. Ripley will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of BWAC’s Insiders in the Business Combination, BWAC stockholders should be aware that the IPO Underwriters may have financial interests that are different from, or in addition to, the interests of BWAC stockholders, including:

•        the fact that EBC and its designees own (i) 332,420 Representative Shares, issued to them for nominal consideration in connection with the IPO and (ii) 908,459 Private Warrants, purchased by EBC at a price of $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated. Although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the Private Warrants held by EBC or its designees is estimated to be approximately $77,855, assuming the per warrant value of the Private Warrants is the same as the $0.0857 closing price of the Public Warrants on Nasdaq on February 1, 2023, and the aggregate value of the Representative Shares is estimated to be approximately $3,521,990, assuming the per share value of the Representative Shares is the same as the $10.595 closing price of the Public Shares on Nasdaq on February 1, 2023; and

•        the fact that, pursuant to the BCMA entered into by BWAC and EBC in connection with the IPO, upon consummation of the Business Combination, a transaction fee equal to 3.5% of the gross proceeds received by BWAC in the IPO, or $4,416,510 payable to EBC at the Closing, provided that, to the extent applicable, up to 30% ($1,324,953) of the EBC Transaction Fee, will be payable to EBC and EBC will also be reimbursed for reasonable costs and expenses associated with services performed in connection with the BCMA, up to an aggregate amount of $20,000. Accordingly, EBC has an interest in BWAC completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, EBC will neither receive the EBC Transaction Fee nor have these expenses reimbursed.

Exchange Listing

The BWAC units, Common Stock and Warrants are each traded on the Nasdaq Capital Market under the symbols “BWACU,” “BWAC” and “BWACW,” respectively. The BWAC Units commenced public trading on November 13, 2020, and BWAC Common Stock and Warrants commenced public trading separately on December 28, 2020. Following the Closing, the BWAC Units, Common Stock and Public Warrants will no longer trade. Pubco will apply for listing, to be effective upon the Closing, of the shares of Pubco Common Stock and Pubco Warrants on Nasdaq under the symbols “CASK” and “CASKW,” respectively, and will use commercially reasonable efforts to cause the CVRs quoted on the OTC Pink Market at the Closing. There is no assurance that Pubco will be able to satisfy the Nasdaq (or, with respect to the CVRs, the OTC Pink Market’s) listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Background of the Business Combination

The following is a discussion of BWAC’s formation, the IPO, the background of BWAC’s previous pursuits with respect to a business combination and its negotiations with and evaluation of Heritage, preparation and negotiation of the Business Combination Agreement and related matters.

In August 2020, BWAC was formed as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses.

On November 17, 2020, BWAC closed its IPO of 11,000,000 units, with each unit consisting of one share of BWAC Common Stock and one warrant to acquire one share of BWAC Common Stock at an exercise price of $11.50 per share. On November 19, 2020, BWAC consummated the sale of an additional 1,618,600 units which were subject to an over-allotment option granted to the underwriters of its IPO. The units from the IPO (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $122,162,280. Simultaneously with the closing of its IPO, BWAC consummated the sale of 4,800,000 warrants at a price of $1.00 per warrant in a private placement to the Sponsor and EBC, generating gross proceeds of $4,800,000, and simultaneously with the consummation of the over-allotment option, BWAC completed the private sale of an additional 485,580 warrants to the Sponsor and EBC, generating gross proceeds of $485,580. A total of $127,447,860, or $10.10 per unit sold in the IPO, comprised of $122,162,280 of the proceeds from the IPO and the exercise of the over-allotment option after offering expenses and $5,285,580 of the proceeds of the sale of the placement warrants, was placed in a U.S.-based trust account maintained by Continental, acting as trustee.

Promptly following its IPO, BWAC commenced searching for potential target businesses that could benefit from a strategically experienced owner with extensive investment experience in the healthy consumer and smart cities sectors, and that presented potential for an attractive risk-adjusted return profile. BWAC’s officers contacted individuals and companies within their business networks, as well as a wide range of investment bankers, private equity firms, large multinationals, and consulting firms. Over the subsequent months, BWAC identified and evaluated over 130 potential target companies in industry segments ranging from consumer products and services, renewable energy, logistics and distribution, agriculture technology, advanced materials and manufacturing, environmental services, real estate and construction technology, and data analytics. As part of these evaluations, BWAC participated in telephonic or in-person meetings with more than 60 potential targets, executed 57 non-disclosure agreements, and provided 17 non-binding letters of intent to targets other than Heritage. Of the letters of intent exchanged, a limited subset progressed to in-depth negotiations and due diligence employing use of material resources and efforts of BWAC’s officers. Prior to signing a letter of intent with Heritage, BWAC executed five letters of intent with other parties. Each of these letters of intent were subsequently terminated, as the parties could not reach agreement on a variety of issues such as valuation, capital requirements and timing.

Description of Negotiation Processes with Candidates Other Than Heritage

Company A:

On November 20, 2020, Peter Grubstein, Chief Financial Officer of BWAC, held an introductory call with the Chief Executive Officer of Company A, a U.S.-based lighting technology business, to discuss a potential business combination between BWAC and Company A. From November 20 through December 7, 2020, a series of diligence calls were held between BWAC and Company A’s Chief Executive Officer and Chief Financial Officer on the financial model, product and technology innovation, sales and marketing, and Company A’s intellectual property portfolio. On December 8, 2020, BWAC’s team presented their vision and proposal for a business combination to Company A’s board of directors. Throughout December 2020, a number of meetings were held between BWAC and Company A’s Chief Executive Officer to discuss valuation, sensitize revenue projections, and other potential terms for the proposed business combination. On December 24, 2020, Mr. Grubstein sent an initial draft of a non-binding letter of intent to the Chief Executive Officer of Company A. Over the next two months, numerous additional diligence calls were conducted, as well as lengthy negotiations on terms for the letter of intent. On March 5, 2021, BWAC terminated negotiations with Company A prior to the execution of a letter of intent due to continued disagreements on valuation and proposed terms of the business combination.

Company B:

On January 6, 2021, upon an introduction by a member of BWAC’s advisory board, Mr. Grubstein and Shay Murphy, Vice President of BWAC, held an introductory conference call with the Chief Executive Officer of Company B, a U.S.-based industrials technology company, to discuss the possibility of engaging in a business combination transaction. On January 22, 2021, a management presentation was given to the entire BWAC team, including an introduction of the business to Rosemary Ripley, Chief Executive Officer of BWAC. On February 8, 2021, Company B was discussed during a call with the BWAC Board where the business model, financial statements, and valuation were discussed. On February 19, 2021 and February 24, 2021, conference calls between Company B’s Chief Executive Officer, one of Company B’s board members, and the BWAC team were held to discuss Company B’s financial model, valuation, and potential terms for a business combination. On February 27, 2021, Mr. Grubstein sent the Chief Executive Officer of Company B an initial non-binding letter of intent. The letter of intent was executed by both parties on March 5, 2021. Concurrently with the letter of intent negotiation process, BWAC’s team began a series of due diligence meetings with Company B’s management team. On March 14, 2021, Mr. Grubstein had a call with Company B’s Chief Financial Officer to discuss planned acquisitions and understand estimates of timing for Company B to finish its PCAOB audits. At this point, Mr. Grubstein learned of the lengthy expected delay in finishing the PCAOB audits due to complications with recent acquisitions. On April 2, 2021, the letter of intent was terminated by BWAC due to the risks stemming from a severe delay in achieving PCAOB audits and concerns with valuation.

Company C:

On February 9, 2021, after an introduction by a member of the BWAC Board, Ms. Ripley held an introductory conference call with the Chief Executive Officer of Company C, a U.S.-based real estate tech company. On February 11, 2021, Company C’s Chief Executive Officer and a board member gave a management presentation to the entire BWAC team. After the management presentation, a lengthy discussion occurred around a potential business combination, domestic and international growth paths for Company C, and its readiness to be a publicly-listed company on Nasdaq. On February 14, 2021, Ms. Ripley e-mailed Company C’s Chief Executive Officer a draft of a non-binding letter of intent. Over the following days, a number of meetings were held to negotiate terms, present the target company with a roadmap and overview of the expected de-SPAC process, and continue due diligence. On February 26, 2021, the BWAC team presented its strategy and vision for a potential business combination to a special committee of the board of directors of Company C formed to evaluate the de-SPAC transaction. On March 5, 2021, the Chief Executive Officer of Company C informed Ms. Ripley that Company C had decided to stay private to further prove its business model and complete a final round of private capital.

Company D:

On March 31, 2021, Ms. Ripley was introduced to Company D, an Israel-based advance manufacturing and material science business, by its sell-side advisor. On April 20, 2021, Company D’s management team gave a full management presentation to the BWAC team. Over the following 10 days, BWAC and Company D’s management participated in numerous follow up diligence calls on the financial model, technology and IP, market intelligence, and competition. Concurrent with the diligence calls, on April 23, 2021, BWAC held a call with Company D’s sell-side advisor to discuss valuation, capital formation needs, and potential terms for the business combination. On May 1, 2021, Ms. Ripley sent a non-binding letter of intent to Company D’s executive chairman. Over the next eight weeks, protracted negotiations took place over the terms of a letter of intent among the parties. On July 6, 2021, Company D’s management and BWAC agreed to cease negotiations and abandon the proposed business combination due to a lack of agreement on valuation and other business terms.

Company E:

On June 6, 2021, Mr. Murphy was introduced by an investor in his network to, and held an introductory video conference call with, Company E, a U.S.-based distribution technology platform in the energy sector. On June 24, 2021, after Company E had engaged a sell-side advisor, Company E’s Chief Executive Officer gave the BWAC team a management presentation. From June 25 through July 6, 2021, due diligence calls with Company E’s management team were conducted, including calls on the financial model, sales strategy, potential risks, and market trends. From July 7 through July 20, 2021, due diligence calls continued in parallel with initial discussions with Company E’s sell-side advisor on valuation, structure, and Company E’s readiness to be a publicly-listed company on Nasdaq. On July 24, 2021, Mr. Grubstein sent a draft of a non-binding letter of intent to Company E’s Chief Executive Officer and sell-side advisor. On July 27, 2021, Company E’s Chief Executive Officer informed the BWAC team that it planned to stay private to prove its business model and concentrate on the execution of its business plans.

Company F:

On June 4, 2021, Messrs. Grubstein and Murphy held a conference call with Company F’s advisor, Stephens Inc., regarding a proposed business combination opportunity. It involved a proposed merger of three unaffiliated operating companies in the renewable energy and environmental sectors (collectively, “Company F”) that would close simultaneously with a business combination with BWAC. Company F, the combined company, would be acquired by BWAC in the business combination. On June 8, 2021, the BWAC team hosted a full telephonic management presentation with the management teams of each of the three companies. A follow-up call between Company F and

BWAC took place on June 10, 2021 to discuss valuation, competition, and initial structuring matters. From July 1, 2021 through July 13, 2021, a series of diligence call occurred between BWAC and representatives of Company F to better understand each of the target businesses, the financial model, projections, and potential synergies among the three operating companies.

A letter of intent among all of the parties was executed on July 20, 2021. Shortly after the execution of the letter of intent, the majority shareholder of one of the operating companies required the full cash payment for its interest concurrent with close of the business combination. Given current PIPE market conditions, a payout of that size would, in BWAC’s opinion, considerably heighten the risk of deal failure. On August 1, 2021, Ms. Ripley sent a letter to all relevant parties to terminate the letter of intent. On August 10, 2021, the termination letter agreement was executed by all parties.

Company G:

After BWAC terminated the letter of intent with Company F, BWAC and Company G, the largest of the three operating companies that would have formed a part of Company F in the abandoned transaction, began discussions to determine if it alone was an attractive business combination candidate for BWAC. Company G is a leader in waste management services in emerging markets within the Middle East, Africa and India. On subsequent calls with Company G’s management team, BWAC received a series of management presentations and discussed preliminary thoughts on competition and valuation. On or around August 15, 2021, BWAC and Company G’s advisor held a call to discuss a PIPE financing, as well as valuation and potential terms for the business combination. From August 1, 2021 through the end of August 2021, the parties conducted a series of diligence calls and in-person meetings. On August 31, 2021, Company G and BWAC signed a letter of intent for a business combination. Over the following months, BWAC conducted detailed diligence of Company G’s strategies, operations, finance and legal capabilities, organization structure, facilities, and compliance and risk matters.

In the fourth quarter of 2021 through January 2022, numerous meetings were held with potential investors to raise a PIPE. After evaluating the outcome of these meetings and the deteriorating conditions of the overall PIPE market, the parties agreed that the potential of a successful outcome for a financing was unlikely, and the letter of intent was terminated by the parties on February 25, 2022.

Company H:

On February 15, 2022, Mr. Grubstein was introduced to Company H, a company which had developed proprietary technology for rapid DNA testing, by Company H’s financial advisor, BNP Paribas. On February 22, 2022, the BWAC team visited the offices of Company H’s control investor for two days of diligence meetings with Company H’s Chief Executive Officer, as well as two of Company H’s investors and BNP Paribas. BWAC also met Company H’s founder, Chief Sales Officer, and Finance Director via video conference calls. BWAC gained access to Company H’s data room on February 17, 2022 and commenced due diligence. BWAC signed a letter of intent with Company H on March 17, 2022. The letter of intent was followed by continued due diligence and drafting of a business combination agreement. In parallel, BWAC had numerous calls with Company H’s control investor on the state of the financial markets and the challenges of raising the necessary capital for Company H. After some time, it was determined by Company H’s investors that the likelihood of raising the amount of capital required by Company H at the agreed valuation was uncertain, and the parties signed a termination letter on July 4, 2022.

Company I:

On July 18, 2022, BWAC was introduced by EBC to Company I, an electric vehicle company. Company I is engaged in the development of a sturdy flexible vehicle with off-the-shelf light weight, durable battery technology. On July 27, 2022, BWAC’s management visited Company I’s headquarters to meet its Chief Executive Officer, to discuss Company I’s business and prospects and to test drive the vehicle.

On August 5, 2022, BWAC and Company I signed a letter of intent, and BWAC continued its due diligence. On September 9, 2022, discussions were terminated, as Company I decided to file a registration statement for an initial public offering.

Timeline of the Business Combination

On August 25, 2022, Ms. Ripley was introduced to Heritage by Heritage’s advisor, Force Family Office.

Between August 26 and September 2, 2022, Ms. Ripley had initial calls with Heritage’s Chief Financial Officer. Ms. Ripley separately spoke with Heritage’s Chief Executive Officer, Justin Stiefel, who also gave a management presentation to the BWAC team. The parties engaged in further discussions, and BWAC drafted and discussed the due diligence scope, critical path priorities and next steps. BWAC conducted further preliminary due diligence on calls with Heritage management including review of Heritage’s investor presentation, supporting materials, such as projections and financials, and industry research reports in order to evaluate its interest in Heritage’s business. In turn, Heritage conducted due diligence calls with BWAC to begin a full review of BWAC’s IPO prospectus and history as a special purpose acquisition company.

On August 30, 2022, BWAC and Heritage executed a non-disclosure agreement with respect to a potential business combination in order to facilitate their discussions and due diligence processes.

In parallel with the diligence discussions and refinement of valuation assumptions based on analysis of Heritage’s projections and comparable company valuation metrics, the BWAC team also arranged introductions to a number of possible advisors in investor relations, public relations and branding.

In total, from August 25, 2022 through October 20, 2022, the BWAC team conducted over 75 due diligence calls and meetings with Heritage and its counsel, Pryor Cashman LLP (“Pryor Cashman”). In addition, BWAC, EBC and Ellenoff Grossman & Schole LLP (“EGS”), BWAC’s legal counsel, reviewed the due diligence documents uploaded by Heritage into the deal virtual data room.

Between September 1, 2022 and September 4, 2022, Heritage and BWAC began preliminary discussions with respect to a possible business combination, as well as potential terms thereof, including a $100 million purchase price in enterprise value for Heritage.

On September 5, 2022, BWAC presented a non-binding letter of intent and term sheet to Heritage setting forth terms for a proposed business combination.

On September 6, 2022, Heritage circulated a revised draft of the letter of intent with comments and questions about certain terms such as valuation, exclusivity, CVRs, and performance earnout.

Between September 6, 2022 and September 13, 2022, BWAC and Heritage engaged in negotiations with respect to the terms of the letter of intent, including, among other provisions, purchase price, exclusivity, CVRs, management incentive plan, and treatment of net debt and working capital changes at closing.

On September 13, 2022, EGS sent an updated draft of the letter of intent, including the agreed-upon terms from the prior day’s negotiations. On the same day, both parties executed the letter of intent.

In parallel with letter of intent negotiations, BWAC commenced in-depth due diligence during the weeks of September 5, 2022 and September 12, 2022, including calls with advisors, directors and business partners of Heritage.

Between September 18, 2022 and September 20, 2022, BWAC management met with Heritage’s management team and visited its facilities in Oregon and Washington. During the visit, BWAC management conducted diligence, met numerous members of Heritage’s executive team as well as other employees and partners, and visited Heritage’s two distilleries, warehouse facilities and tasting rooms. Additionally, while in the Pacific Northwest on September 19, 2022, BWAC visited and conducted diligence on Heritage’s first operational Tribal Beverage Network location, which was completed in partnership with the Chehalis Tribe in Washington called Talking Cedar. Representatives of EBC joined BWAC for the trip to assist with diligence and evaluation of Heritage.

Between September 16, 2022 and October 5, 2022, BWAC conducted extensive due diligence on Heritage’s Tribal Beverage Network, including meeting via video conference senior finance executives from two Native American tribes with Tribal Beverage Network sites under development, an in-person diligence meeting with the Chehalis Tribe’s Talking Cedar Tribal Beverage Network facility, including the Tribe’s financial director responsible for overseeing its operations, and a number of video conference meetings with Heritage management on the development of Tribal Beverage Network, tax advantages, ability to scale, and recurring revenue attributes to Heritage.

On or about September 17, 2022, BWAC and Heritage began preparing an investor presentation for the proposed business combination.

On September 22, 2022, BWAC conducted background checks on Heritage’s senior management and on Heritage. On October 12, 2022, BWAC received the preliminary results of the background check and proceeded with more comprehensive background checks on Heritage’s senior management. On November 9, 2022, the results of the background checks were provided to BWAC and found to be satisfactory.

On September 24, 2022, EGS distributed a first draft of the Business Combination Agreement to Heritage, its attorneys and advisors. Pryor Cashman reviewed the draft agreement in detail with Heritage. Between September 24, 2022 and December 8, 2022, numerous discussions transpired between the parties and their counsels. On October 11, 2022, Pryor Cashman circulated its comments on the draft agreement. EGS circulated a revised draft of the agreement on October 19, 2022.

On October 10, 2022, BWAC engaged Noble Capital Markets, Inc. (“Noble”) to serve as a financial advisor to the BWAC Board and to provide an opinion as to the fairness to the stockholders of BWAC from a financial point of view of the potential business combination between BWAC and Heritage (the “Opinion”).

On October 13, 2022, BWAC gave a presentation via video conference to Heritage’s board of directors providing the background on the principals of BWAC, outlining the proposed transaction terms and structure, walking through a potential timeline until the closing of the transaction, and answering questions from the board.

On October 21, 2022, BWAC sent an initial draft of the investor presentation to Heritage for its review.

On October 26, 2022, Pryor Cashman sent back a revised draft of the Business Combination Agreement to EGS and BWAC. The main points of discussion from this draft were thresholds for the disclosure schedules, the representation and warranties section, treatment of deal expenses, and introducing a potential excise tax issue that could arise in connection with redemptions by BWAC stockholders, stemming from the recent tax bill passed by the U.S. Congress.

On or around October 27, 2022, due to deteriorating market conditions and a drop in valuation multiples for company comparables, BWAC and Heritage began discussing updating economic deal terms to better reflect the value of Heritage. Among the updated deal terms were a reduction in the purchase price enterprise value to $77.5 million, updated earnout terms, and finalization of the total amount of shares to be contributed to the CVRs escrow by both BWAC and Heritage security holders. To memorialize this agreement, on November 8, 2022, the parties executed a supplement to the letter of intent containing updated economic terms of the transaction.

On October 28, 2022, the management teams of BWAC and Heritage gave a presentation of the proposed Business Combination via video conference to the BWAC Board.

On November 4, 2022, BWAC and Heritage management conducted an additional video teleconference with EGS and Heritage’s outside legal counsel specializing in Indian law and regulated substances, including liquor laws related to spirits, to discuss the specifics of Heritage’s TBN platform and the nuances of Indian law as it relates to contracts, performance, remedies and other topics.

On November 8, 2022, EGS sent a revised draft of the Business Combination Agreement reflecting, among other things, the updated economic terms of the transaction.

On November 8, 2022, the updated economic terms were sent to Noble so that Noble could update its analysis in the Opinion.

In parallel with work on the Business Combination Agreement, on or around November 9, 2022 through the date of the execution of the Business Combination Agreement, all parties exchanged drafts of other ancillary agreements related to the proposed Business Combination Agreement, such as the voting agreement, lock-up agreement, non-competition agreement, and agreements related to the CVRs.

On November 28, 2022, Pryor Cashman sent a revised draft of the Business Combination Agreement to EGS.

Beginning on November 29, 2022 through December 9, 2022, Heritage, BWAC, Pryor Cashman, and EGS began daily calls to finalize the Business Combination Agreement and address any remaining open items such as the treatment of outstanding Heritage warrants, net debt adjustments, CVR Agreements and arrangements, and Heritage security holder lock-up thresholds and calculations.

On December 3, 2022, EGS sent a revised draft of the Business Combination Agreement to Pryor Cashman and Heritage, which reflected the agreed upon changes stemming from the calls between the parties.

Between December 3 and December 9, 2022, numerous drafts of the Business Combination Agreement were sent between parties reflecting mostly immaterial changes.

On December 5, 2022, there was a meeting of the BWAC Board at which representatives of Noble presented their findings regarding their engagement to provide an Opinion in connection with the Business Combination. Noble presented their assumptions, valuation methodologies, and company comparables that led to their final opinion that the transaction value was fair, from a financial point of view, to BWAC’s stockholders. After the presentation, the BWAC Board asked a number of questions to Noble regarding the analysis.

On December 5, 2022, after the close of Noble’s presentation to the BWAC Board, Noble delivered the final version of the Opinion to BWAC via email.

On December 5, 2022, the BWAC Board held a follow-on video conference meeting to approve the Business Combination Agreement and the transactions contemplated thereunder. BWAC’s management presented to the BWAC Board the valuation analysis of the Business Combination and key findings in the due diligence process. EGS presented the key terms of the Business Combination Agreement and their findings from the legal due diligence process. BWAC’s management and directors reviewed the information and discussed, among other things, the parties’ negotiations, prospects for the business, valuation, potential risks of the business, potential risks of closing the Business Combination, likely market reaction to the proposed transaction, and the timeline for a potential closing. After a lengthy discussion about the merits and considerations of the transaction, the BWAC Board unanimously approved entering into the Business Combination Agreement and related agreements via written board consent on December 8, 2022.

On December 9, 2022, Heritage, BWAC, Pryor Cashman, and EGS conducted a video conference call to review the remaining outstanding issues with regard to the proposed Business Combination Agreement.

On December 9, 2022, BWAC, Heritage and the other parties thereto entered into the Business Combination Agreement. On the same day, BWAC issued a press release announcing the execution of the Business Combination Agreement with Heritage. On December 15, 2022, BWAC filed a Current Report on Form 8-K with the SEC disclosing the material provisions of the Business Combination Agreement.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the Business Combination Agreement to facilitate the completion of the Business Combination.

BWAC Board’s Reasons for the Approval of the Business Combination

Before reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby, the BWAC Board reviewed the results of the due diligence investigation undertaken by BWAC management and by BWAC’s advisors with respect to Heritage.

The diligence conducted by BWAC’s management and presented to the BWAC Board included the following:

•        An overview of the public markets in distilled spirits;

•        Research on comparable companies and transactions;

•        A review of the transaction structure presented by BWAC’s management and counsel;

•        Legal diligence review conducted by counsel to BWAC;

•        Compliance and risk diligence review conducted by counsel and consultants to BWAC;

•        On-site diligence by BWAC’s management at Heritage’s headquarters and operating facilities in two states;

•        Review of feedback from existing and potential BWAC investors on the key aspects of the proposed Business Combination;

•        The potential for accelerating scale through additional acquisitions;

•        A financial, operational and documentation review by management of financial, operational and other materials provided by Heritage, including but not limited to, a review of Heritage’s periodic financial statements;

•        Extensive meetings and calls with Heritage’s management, representatives and principal stockholders and directors regarding Heritage’s operations, financial condition, strategies and prospects; and

•        The Opinion provided by Noble to the BWAC Board on December 5, 2022.

In addition, the BWAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the BWAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors.

The BWAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Participates in the fastest growth segment of a large industry:    Heritage participates in the craft sector of the alcoholic spirits industry. The craft segment was an approximately $17 billion market out of the total alcoholic spirits market in North America estimated at $154 billion in 2020 according to an IWSR research report. The CAGR of the U.S. craft spirits segment by volume is expected by The Business Research Company in its Craft Spirits Global Market Report 2022 to be approximately 30.6% from 2020 to 2026, which is significantly stronger than for the industry as a whole which has been in the single digits. In addition, the global beverage industry is undergoing a transformation, blurring the category lines of traditional multinationals, which has created interest in companies across the traditional category dividing lines of beer, spirits or soft drinks.

•        Differentiated strategy:    Heritage’s founder lobbied for the repeal in 2018 of a federal law outlawing the production of distilled spirits on Native American lands since 1834. This repeal has opened a new business opportunity for Native American tribes and Heritage has partnered with a number of tribes to aid in the development of regional distilleries, creating new brands and opportunities for the tribes and for Heritage. In addition, Heritage has focused on employing quality components throughout its manufacturing process, which include Spanish oak barrels for aging its whiskey products which have been naturally aged in the outdoors, requiring approximately two years as compared to baking the oak staves in an oven, which requires significantly less time. In addition, Heritage utilizes Italian distilling equipment, which adds a refinement to the process, smoothing and “polishing” the taste.

•        ESG attributes:    Environmental benefits and economic empowerment of Native American Tribes: Heritage supports both environmentally sustainable agriculture and has created a new channel for economic opportunity for Native American tribes.

•        Native American tribes are a minority group that has been under-represented economically over the last century and excluded from many political power centers. The average Native American household income was $49,906 in 2019 and was approximately 69% of the U.S. average household income, and the poverty rate for Native Americans was 20.3% versus a national average of 11.6% of the total population according to the U.S. Health and Human Services census in 2019. Heritage’s Tribal Beverage Network provides tribes with an opportunity to develop a significant new business with the potential to deliver considerable revenue and profit and diversify their current sources of income.

•        Where possible, Heritage sources grains from organic farms practicing regenerative practices such as no-till agriculture, and in some cases utilize heritage grains that have been recently brought back into use by small farms. Many of these farmers also employ water efficient methods for irrigation.

•        Compelling growth plan:    Heritage’s revenue is expected to grow at the CAGR of approximately 25% over the next two years. This growth is projected based on the continued growth of the craft spirits segment, which is currently growing by volume at approximately 30.6% based on The Business Research Company’s Craft Spirits Global Market Report 2022, the continued growth of Heritage’s branded premium craft spirits, the addition of new distribution both in new outlets and new geographies and the growth of Heritage’s Tribal Business Network. Additionally, Heritage’s growth and returns will be aided by a low-capital-expenditure model in which significant production, marketing and distribution will be provided through the Tribal Beverage Network over time.

The following criteria were evaluated by the BWAC Board and were also the focus of BWAC’s diligence:

Evaluation Criteria	Evaluation of Heritage by the BWAC Board
Company Management Team

The BWAC Board considered Heritage’s knowledgeable and committed management team that is expected to remain with Pubco and continue to seek to execute Heritage’s strategy. Heritage’s co-founder and Chief Executive Officer, Justin Stiefel, has a strong engineering background that prepared him well for developing distinctive distilled spirits. In addition, as an attorney who worked in the U.S. Senate for 8 years, and in Washington, DC for a total of 13 years, Mr. Stiefel has a strong understanding of regulatory environments. Both of these assisted him in 2018 in successfully changing a 184-year-old law prohibiting distilling on tribal lands and provides Heritage with credibility when negotiating with tribes.

Compelling Category Growth and Profitability

The BWAC Board believes the craft spirits sector is one of the most compelling sectors in consumer products given its relative growth and profitability profile. The CAGR of the U.S. craft spirits segment by volume is expected to grow by approximately 30.6% from 2020 to 2026, according to The Business Research Company’s Craft Spirits Global Market Report 2022. The spirits category is a consistently profitable category evidenced by the top 6 public spirits consumer brands in the category averaging approximately 60.5% gross margins for the past 5 years, according to data from Seeking Alpha.

Capital Light Growth Plan

The BWAC Board considered Heritage’s capital-light growth plan, which does not require additional capital expenditures on new production capacity or tasting rooms. Investment in team and sales and marketing support represent the majority of planned expenditures through 2025.

Significant Growth Potential	The BWAC Board believes that Heritage has significant growth potential through regional expansion, development of new distribution channels, and continued premiumization of its product offerings.
Differentiated, Innovative New Distribution Channel

The BWAC Board believes that Heritage has created an innovative, new channel through the Tribal Beverage Network. Heritage will work with select Native American tribes under long-term contracts to develop spirit production facilities and tasting rooms, which will be Heritage-branded and sell Heritage products. The BWAC Board expects the Tribal Beverage Network to diversify Heritage’s revenue mix and generate high-margin licensing revenue.

Attractive Valuation

Following a review of the financial data provided to BWAC, including the financial projections of Heritage, and the due diligence of Heritage’s business conducted by BWAC’s management and BWAC’s advisors, and taking into account the Opinion received from Noble regarding the fairness of the consideration to be paid by BWAC in the Business Combination, the BWAC Board determined that the aggregate consideration to be paid in the Business Combination was fair to BWAC.

Evaluation Criteria	Evaluation of Heritage by the BWAC Board
Alignment with Public Investors

The BWAC Board believes the merger consideration and other terms, such as CVRs and Earnout Consideration, as well as the establishment of a majority-independent Board of Directors for Pubco, aligns with the interests of the public investors.

Stockholder Liquidity

The BWAC Board believes that the obligation in the Business Combination Agreement to apply to list Pubco Common Stock issued as merger consideration on Nasdaq, a major U.S. stock exchange, has the potential to offer stockholders enhanced liquidity.

Environmental and Social Impact

Select whiskeys are created utilizing grains that are grown regeneratively, which better protects the soil and does not require irrigation, saving water. Socially, the Tribal Beverage Network should provide substantial income for the respective tribes, supporting their operating expenses, which include education, healthcare and housing.

Projection and Fairness Opinion

The BWAC Board reviewed and discussed the background of the financial projections of Heritage. Noble provided its Opinion to the BWAC Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the Opinion, the consideration to be issued by Pubco to the Heritage Securityholders in the Business Combination was fair, from a financial point of view, to BWAC.

Lock-Up

Certain securityholders of Heritage have agreed to transfer restrictions in respect of their Pubco Common Stock subject to certain customary exceptions, which will provide important stability to the leadership and governance of Pubco.

Due Diligence

Prior to entering into the Business Combination Agreement, the BWAC Board reviewed and discussed in detail the results of the due diligence examination of Heritage conducted by BWAC’s management team and BWAC’s financial and legal advisors, which included a substantial number of virtual and in-person meetings among the management team and advisors of Heritage regarding Heritage’s business and business plan, operations, prospects and forecasts, valuation analyses with respect to the Business Combination, review of significant contracts, management interviews and reviewed other material matters, as well as general financial, technical, legal, regulatory and accounting due diligence.

Other Alternatives

The BWAC Board believes, after a thorough review of other business combination opportunities reasonably available to BWAC, that the proposed Business Combination represents the best potential business combination for BWAC and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets.

The foregoing discussion of the material factors considered by the BWAC Board is not intended to be exhaustive, but does set forth the principal factors considered by the BWAC Board.

In making its recommendation, the BWAC Board also considered, among other things, the following potential risks to the consummation of the Business Combination and the subsequent operations of Heritage as a public company:

•        the risk that some or all of the current BWAC Public Stockholders would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account;

•        the risks associated with the distilled spirits industries in general;

•        the risk associated with macroeconomic uncertainty and the effects it could have on the combined company’s revenues and financial condition;

•        the risk of COVID-19, and the resulting limitations on Pubco’s business;

•        the risk that business plans and projections may not be achieved or that timing to close may delay the achievement of projections;

•        the risk of competition in craft spirits, including the potential for new entrants;

•        the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the efforts of the parties thereto, including by reason of a failure to obtain the approval of BWAC’s stockholders;

•        the potential inability to maintain the listing of the combined company’s securities on Nasdaq following the Business Combination;

•        the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to consummate the Business Combination; and

•        the other risks described in the “Risk Factors” section of this proxy statement/prospectus.

The BWAC Board concluded that these risks could be managed or mitigated by Heritage or BWAC or were unlikely to have a material effect on the Business Combination or Heritage, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to BWAC and its stockholders. The BWAC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in this section.

The BWAC Board, in evaluating the Business Combination, consulted with BWAC’s management and its financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of Pubco securities in connection therewith, are advisable and in the best interests of BWAC and its stockholders and (ii) to recommend that the BWAC stockholders adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the BWAC Board considered a range of factors, including, but not limited to, the factors discussed above. This explanation of BWAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Satisfaction of 80% Test

It is a requirement under the Current Charter that any business acquired by BWAC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding deferred underwriting commission and tax payable on interest earned) at the time of the execution of a definitive agreement for an initial business combination.

As of December 9, 2022, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $44 million (excluding deferred underwriting commissions and taxes payable on interest earned) and following stockholder redemptions in connection with extensions, 80% thereof was approximately $35 million. Based on the fact that the $77.5 million fair market value of Heritage is significantly in excess of the threshold of approximately $35 million, representing in excess of 80% of the balance of the funds in the Trust Account (excluding deferred underwriting commission and tax payable on interest earned), the BWAC Board determined that the fair market value of Heritage was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was therefore satisfied.

Certain Projected Financial Information

In connection with BWAC’s due diligence and consideration of the potential business combination with Heritage and, in particular, the parties’ negotiation of the Earnout Consideration (including the 2023 Revenue Target, the 2024 Revenue Target and the 2025 Revenue Target associated therewith), Heritage’s management provided BWAC with certain financial forecasts, including forecasted revenues for 2022, 2023, 2024 and 2025 (the “financial projections”), reflecting the business model that Heritage expects to pursue, which were prepared by Heritage’s management based on a number of assumptions, as further described below. The financial projections should not be viewed as public guidance. The financial projections were not prepared with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Heritage’s management, were prepared on a reasonable basis, reflecting the best estimates and judgments available to Heritage’s management at the time such financial projections were prepared, and present, to the best knowledge and belief of Heritage’s management, the expected course of action and revenues that Heritage anticipates generating, assuming the assumptions incorporated in the financial projections are themselves realized (including that the Business Combination is consummated during the second quarter of 2023 and results in proceeds to Heritage, after satisfaction of all unpaid BWAC and Heritage expenses and taking into account any redemptions by BWAC Public Stockholders, of $10,000,000).

Heritage’s management believes the assumptions included in the financial projections to be reasonable, based on currently available information and professional judgement and experience, which are inherently uncertain and difficult to predict and many of which are beyond the preparing parties’ control. Such information, professional judgment, and experience underlying the assumptions included in the financial projections must be considered in the context of the particular offering.

Additional Information

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that BWAC, Heritage or their respective directors, officers, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any BWAC stockholder regarding the information included in these financial projections. Pubco will not refer back to the financial projections in its future periodic reports filed under the Exchange Act. The financial projections have not been audited; further, as of the date the financial projections were prepared, Heritage’s historical financial statements had not been audited. Neither the independent registered public accounting firms of Heritage or BWAC nor any other independent accountants have compiled, examined or performed any procedures with respect to the financial projections contained or described in this proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the registered independent public accounting firms of BWAC and Heritage assume no responsibility for the financial projections.

The financial projections were developed in good faith by Heritage’s management team based on their reasonable best estimates and taking into account certain estimates and assumptions, which assumptions relative to industry averages were developed based on Heritage management’s experience and consultation by Heritage with its advisors:

Income Statement ($ in millions)	2021 Actual	2022 Projected	2023 Projected	2024 Projected	2025 Projected
Revenue	$8.3	$8.5	$18.1	$29.3	$46.6
Total Gross Profit	2.2	3.6	10.1	17.4	28.9
Gross Margin	27%	42%	56%	59%	62%
EBITDA	$(5.2)	$(6.3)	$(0.9)	$5.7	$15.6
EBITDA Margin	n/m	n/m	-5%	19%	33%
Spirits Gross Profit (excluding Tribal Beverage Network)	$2.2	$3.1	$7.2	$13.2	$21.1
Spirit Gross Margin (excluding Tribal Beverage Network)	27%	39%	48%	53%	55%
For EBITDA Reconciliation:(1),(2)
Sales, General, and Administrative Expenses	$8.8	$11.5	$12.8	$13.6	$15.1
Depreciation and Amortization	$1.2	$1.6	$1.8	$2.0	$2.0

____________

(1)      Excludes any potential future non-cash expenses for settlement of restricted stock units or other employee stock programs.

(2)      Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a non-GAAP metric. For a reconciliation from total gross profit, subtract total sales, general, and administrative expenses and add back depreciation and amortization.

The financial projections are subjective in many respects. As a result, there can be no assurance that the financial projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the financial projections cover multiple years, that information by its nature becomes less predictive with each successive year. Heritage has not warranted the accuracy, reliability, appropriateness or completeness of the financial projections to anyone, including BWAC. Neither Heritage’s management nor its representatives have made or make any representations to any person regarding the ultimate performance of Heritage relative to the financial projections. The financial projections are not fact nor a guarantee of actual future performance. The future financial results of Heritage may differ materially from those expressed in the financial projections due to factors beyond Heritage’s ability to control or predict.

Opinion of Noble Capital Markets, BWAC Board’s Financial Advisor

BWAC retained Noble to provide to the Board a fairness opinion in connection with the Business Combination pursuant to an engagement letter dated October 11, 2022. On December 5, 2022, Noble delivered its Opinion to the members of the BWAC Board (solely in their capacity as members of the BWAC Board) that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the merger consideration to be issued by BWAC in the Business Combination is fair from a financial point of view to BWAC, as opposed to only those stockholders unaffiliated with the Sponsor or its affiliates.

In selecting Noble, the BWAC Board considered, among other things, Noble’s expertise in providing fairness opinions to boards of directors and the fact that Noble is a regulated entity by FINRA and the SEC. Noble is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

The Opinion was provided for the information of, and directed to, the BWAC Board for its information and assistance in connection with the Business Combination.

The full text of the Opinion is attached to this proxy statement/prospectus as Annex E and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. BWAC’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Noble in connection with the Opinion, as well as other qualifications contained in the Opinion.

In connection with the Opinion, Noble made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable Noble to render the Opinion. Noble also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Noble’s procedures, investigations and financial analyses with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:

•        reviewed certain terms of the Business Combination Agreement and the Ancillary Documents;

•        discussed with the senior management of BWAC the financial consequences of the Business Combination;

•        held meetings and/or conference calls with the senior management of BWAC and Heritage to discuss the business and operations of the business;

•        reviewed and analyzed financial statements and other financial and operating information of Heritage for the fiscal years ended December 31, 2020, 2021 and 2022 and nine months ended September 30, 2022;

•        reviewed financial projections prepared by the management teams of BWAC and Heritage;

•        considered financial and other publicly-available information concerning companies engaged in the spirits, liquors, alcohol cocktails and drink mixes market segments and considered the financial characteristics and valuations of those companies whose equity securities trade in the public capital markets;

•        reviewed and analyzed certain publicly-available and proprietary information concerning the financial and operating characteristics and valuations of certain M&A transactions;

•        performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including: Public Market Comparable Methodology, Precedent Transaction Methodology and Discounted Cash Flow Methodology; and

•        conducted such other analyses and considered such other factors as Noble deemed appropriate.

In performing its analyses and rendering the Opinion with respect to the Business Combination, Noble, with BWAC’s consent:

•        relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including Heritage management and BWAC management, and did not independently verify such information;

•        relied upon the fact that the BWAC Board and BWAC have been advised by counsel as to all legal matters with respect to the Business Combination, including whether all procedures required by law to be taken in connection with the Business Combination have been duly, validly and timely taken;

•        assumed that any estimates, evaluations, forecasts and projections furnished to Noble were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing or approving for Noble’s use the same, and Noble expressed no opinion with respect to such projections or the underlying assumptions;

•        assumed that information supplied and representations made by Heritage management and BWAC management are substantially accurate regarding BWAC, Heritage and the Business Combination;

•        assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

•        assumed that the final versions of all documents reviewed by Noble in draft form conform in all material respects to the drafts reviewed;

•        assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of BWAC or Heritage since the date of the most recent financial statements and other information made available to Noble, and that there is no information or facts that would make the information reviewed by Noble incomplete or misleading;

•        assumed that all of the conditions required to implement the Business Combination will be satisfied and that the Business Combination will be completed in accordance with the Business Combination Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•        assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any adverse effect on BWAC, Heritage or the contemplated benefits expected to be derived in the Business Combination.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion was based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Noble’s analysis and in connection with the preparation of the Opinion, Noble made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.

Noble prepared the Opinion effective as of the date thereof. The Opinion was necessarily based upon market, economic, financial and other conditions as they then existed and could be evaluated as of the date thereof, and Noble disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Noble after the date thereof. As BWAC was aware, the credit, financial and stock markets were experiencing unusual volatility and Noble expressed no opinion or view as to any potential effects of such volatility on BWAC, Heritage, or the Business Combination.

Noble did not evaluate BWAC’s or Heritage’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Noble was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of BWAC or Heritage, or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, and therefore, Noble assumed that such terms are the most beneficial terms, from BWAC’s perspective, that could, under the circumstances, be negotiated among the parties to Business Combination Agreement, or (iii) advise the BWAC Board or any other party with respect to alternatives to the Business Combination.

In rendering the Opinion, Noble was not expressing any opinion as to the market price or value of the BWAC Common Stock or Heritage’s common stock (or anything else) after the announcement of the Business Combination. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of BWAC’s or Heritage’s credit-worthiness, as tax advice, or as accounting advice. Noble did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Opinion, Noble was not expressing any opinion with respect to the amount or nature of any compensation to any of BWAC’s or Heritage’s officers, directors or employees, or any class of such persons, relative to the consideration to be issued by BWAC in the Business Combination, or with respect to the fairness of any such compensation.

Noble’s Opinion was furnished solely for the use and benefit of the BWAC Board in connection with its consideration of the Business Combination and was not intended to, and did not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, by any other person or for any other purpose, without Noble’s express consent. The Opinion (i) did not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) did not address any transaction related to the Business Combination; (iii) was not a recommendation as to how the BWAC Board or any stockholder should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction; and (iv) did not indicate that the consideration issued is the best possibly attainable under any circumstances; instead, it merely stated whether the consideration in the Business Combination is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. The Opinion should not be construed as creating any fiduciary duty on the part of Noble to any party.

Set forth below is a summary of the material analyses performed by Noble in connection with the delivery of the Opinion to the BWAC Board. This summary is qualified in its entirety by reference to the full text of the Opinion, a copy of which is attached to this proxy statement/prospectus as Annex E. While this summary describes the analyses and factors that Noble deemed material in its presentation to the BWAC Board, it is not a comprehensive description of all analyses and factors considered by Noble. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the Opinion, Noble did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Noble believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Noble was based on all analyses and factors taken as a whole, and also on the application of Noble’s own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Noble’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Noble’s financial analyses.

Valuation Methodologies

Public Market Comparable Analysis

The Public Market Comparable Analysis is a valuation technique that looks at ratios of similar public companies and uses them to derive an estimation of the fair market value of another business. The valuation process is a comparison between the subject asset (or business) and other similar assets (or businesses). Considerations such as time, liquidity and size are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair market value of the subject asset.

Precedent Transaction Analysis

The Precedent Transaction Analysis is a valuation technique that provides an estimation of the Fair Market Value based on prices paid for similar assets (businesses) in the past used to estimate the value of a subject asset (business). In the context of an acquisition, a precedent transaction analysis is performed to derive an implied market valuation for a public or private company. A precedent transaction study examines historical mergers and acquisitions transactions to determine how much it would have cost to purchase a similar business in the past. The valuation multiples are used by the company that is being valued to arrive at an estimation of the fair market value of the subject asset.

Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (“DCF”) is a valuation technique that provides an estimation of the Fair Market Value of an asset (or business) based on the cash flows that an asset (or business) can be expected to generate over its remaining useful life. The DCF begins with an estimation of the annual cash flows a market participant would expect the subject asset (or business) to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual/terminal value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of fair market value.

Public Market Comparable Analyses Summary

Noble analyzed selected public companies for purposes of estimating valuation multiples to be utilized in this analysis. This collective analysis was based on publicly-available information.

The companies utilized for comparative purposes were considered comparable to Heritage by Noble. Companies were selected based on their relative similarity, primarily in terms of market capitalization, market segments and geographies, to that of Heritage. Noble does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Heritage cannot rely solely upon a quantitative review, but also involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Heritage.

Noble compared certain financial information of Heritage to corresponding data and ratios from publicly traded companies that were deemed relevant to its analysis, including spirits, liquors, alcohol cocktails and drink mixes market segments. For purposes of its analysis, Noble used certain publicly-available historical financial data and consensus equity analyst estimates for the selected publicly-traded companies.

Precedent Transaction Analyses Summary

Noble analyzed selected mergers and acquisitions (“M&As”) transactions for purposes of estimating valuation multiples to be utilized in this analysis. This collective analysis was based on publicly-available information.

Noble does not have access to non-public information of any of the companies used for this analysis. Accordingly, a complete valuation analysis of Heritage cannot rely solely upon a quantitative review of the selected precedent transactions but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Heritage. Therefore, the precedent transaction analysis is subject to certain limitations.

Noble included relevant M&A transactions for the period of 2016 – 2022 within the spirits, liquors, alcohol cocktails and drink mixes market segments. For purposes of its analysis, Noble used certain publicly-available historical financial data.

Discounted Cash Flow Analysis Summary

Noble performed a discounted cash flow analysis (the “DCF Analysis”) of the estimated future unlevered free cash flows attributable to Heritage for the years ending December 31, 2022 through December 31, 2025, with “unlevered free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. In applying the DCF Analysis, Noble relied on the financial projections provided by BWAC and Heritage. Noble estimated the net present value of all unlevered free cash flows for Heritage after fiscal year 2025 (the “Terminal Value”). The Terminal Value is calculated by dividing the last cash flow forecast by the difference between the discount rate and terminal growth rate. Noble discounted the unlevered free cash flows in the discrete period and the Terminal Value in 2025 back to the present to obtain a range of the estimated current enterprise value of Heritage.

Determination of an appropriate discount rate to use in the DCF Analysis requires a degree of judgment. Noble considered a number of factors in determining the discount rate estimate, including the results of published studies on discount rates. Noble also considered (i) Heritage’s projected financial performance and growth and (ii) the risks facing Heritage in order to achieve the projected results, including execution risk and competitive risks, among others. Based on these factors, Noble utilized a terminal growth rate estimate of 1% and a discount rate estimate of 8.15% to discount the projected unlevered free cash flows and the Terminal Value. Noble used three different cash flow scenarios applying downward adjustments to the financial projections provided for this analysis.

Summary of Financial Analysis

Based on Noble’s analyses and an equally weighted average approach of the three different methodologies previously described, Noble concluded that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the merger consideration to be issued by BWAC in the Business Combination is fair from a financial point of view to BWAC, as opposed to only those stockholders unaffiliated with the Sponsor or its affiliates.

The Opinion was only one of the many factors considered by the BWAC Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the BWAC Board.

Fees and Expenses

As compensation for Noble’s services in connection with the rendering of the Opinion to the BWAC Board, BWAC agreed to pay Noble a fee of $150,000, a portion of which was paid upon the execution of the engagement between BWAC and Noble and the balance of which was paid prior to the delivery of the Opinion. No portion of Noble’s fee is refundable or contingent upon the conclusion reached in the Opinion.

Furthermore, Noble is entitled to be paid additional fees at Noble’s standard hourly rates for any time incurred should Noble be called upon to support its findings subsequent to the delivery of its opinion. BWAC has also agreed to reimburse Noble for its reasonable out-of-pocket expenses and reasonable fees and expenses of outside counsel retained by Noble in connection with the engagement. BWAC has also agreed to indemnify Noble for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Noble, which BWAC believes are customary in transactions of this nature, were negotiated at arm’s length, and the BWAC Board is aware of these fee arrangements.

Disclosure of Prior Relationships

During the five years preceding the date of the Opinion, Noble had not had any material relationship with any party to the Business Combination for which compensation had been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Redemption Rights

Public Stockholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination, or do not vote in relation to the proposed Business Combination.

Any Public Stockholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds and not previously released to BWAC to pay BWAC’s taxes, divided by the number of then-outstanding Public Shares, provided, however that such Public Stockholder must follow the procedures outlined in this proxy statement/prospectus (including, with respect to Public Shares that are part of BWAC Units, that the BWAC Units must first be separated into component Public Shares and Public Warrants as described in this proxy statement/prospectus), in order to receive cash for any Public Shares such Public Stockholder intends to redeem. As of February 1, 2023, this would have amounted to approximately $10.60 per Public Share, based on the amount held in the Trust Account on such date.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with BWAC’s consent, until the consummation of the Business Combination, or such other date as determined by the BWAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

BWAC’s Insiders will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through BWAC Units and you elect to separate your BWAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)     prior to 5:00 p.m., Eastern Time, on           , 2023 (two business days prior to the vote at the Special Meeting):

(i)     submit a written request to the Transfer Agent that BWAC redeem your Public Shares for cash, and

(ii)    deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders of BWAC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their BWAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BWAC Units into the underlying Public Shares and Public Warrants, or if a holder holds BWAC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with BWAC’s consent, until the consummation of the Business Combination, or such other date as determined by the BWAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. BWAC will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then the Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, BWAC will promptly return any shares previously delivered by Public Stockholders.

The closing price of shares of Public Shares on February 1, 2023 was $10.595 per share. Prior to exercising redemption rights, stockholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their shares of Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. BWAC cannot assure Public Stockholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in BWAC’s securities when BWAC’s Stockholders wish to sell their shares.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. Public Stockholders will be entitled to receive cash for their Public Shares only if they:

(a)     hold Public Shares or hold Public Shares through BWAC Units and have elected to separate their BWAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on , 2023 (two business days prior to the vote at the Special Meeting) (i) submitted a written request to the Transfer Agent that BWAC redeem the holder’s Public Shares for cash and (ii) delivered the holder’s share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Material U.S. Federal Income Tax Consequences of the Business Combination to BWAC Stockholders

The following description addresses the U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of BWAC Common Stock that (i) elect to have their BWAC Common Stock redeemed for cash if the Business Combination is completed, or (ii) participate in the Business Combination. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this description, a “U.S. Holder” means a beneficial owner of BWAC Common Stock that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of BWAC Common Stock that, for U.S. federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This description does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this description considers only holders that hold BWAC Common Stock as capital assets within the meaning of Section 1221 of the Code. This description does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions, underwriters or other financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        specified expatriates or former long-term residents of the United States;

•        persons that hold BWAC Common Stock as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        specified foreign corporations;

•        “qualified foreign pension funds” as defined in Section 897(I)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        partnerships (or other entities classified as partnership for U.S. federal income tax purposes) or partners in such partnerships or entities classified for U.S. federal income tax purposes as a “disregarded entity”;

•        persons required to accelerate the recognition of any item of gross income with respect to BWAC Common Stock as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5% or more of BWAC Common Stock by vote or value (except as specifically provided below); or

•        the Sponsor or its affiliates and holders of Founder Shares.

This description does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as described herein, any tax reporting obligations of a holder of BWAC Common Stock. Additionally, this description does not address the tax treatment of partnerships or other pass-through entities or entities classified for U.S. federal income tax purposes as a “disregarded entity” or persons who hold BWAC Common Stock through such entities. If a partnership (or other entity classified as a partnership or treated as a disregarded entity for U.S. federal income tax purposes) is the beneficial owner of BWAC Common Stock, the U.S. federal income tax treatment of a partner in the partnership or owner of the disregarded entity will generally depend on the status of the partner or owner and the activities of the partnership or disregarded entity. This description also assumes that any distribution made (or deemed made) on BWAC Common Stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of BWAC Common Stock is made in U.S. dollars.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF BWAC COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. BWAC URGES BENEFICIAL OWNERS OF BWAC COMMON STOCK WHO CHOOSE TO EXERCISE THEIR REDEMPTION RIGHTS OR WHO CHOOSE TO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND OWNING AND DISPOSING OF PUBCO COMMON STOCK AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the Business Combination to U.S. Holders of BWAC Common Stock

It is intended that the Business Combination qualifies as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of BWAC Common Stock for Pubco Common Stock will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351 of the Code. Assuming such qualification, a U.S. Holder that receives Pubco Common Stock in exchange for BWAC Common Stock in the Business Combination generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Common Stock received in the Business Combination by a U.S. Holder should be equal to the adjusted tax basis of the BWAC Common Stock exchange there for. The holding period of the Pubco Common Stock should include the holding period during which the BWAC Common Stock exchanged therefor were held by such U.S. Holder.

The CVRs are intended to represent a deferred payment obligation under the Code, and as a result recipients of the CVRs would recognize imputed interest income at the time of receipt of any additional Pubco Common Stock pursuant to the CVRs based on discounting at the applicable federal rate at the time of receipt back to the date of the Business Combination. However, except for such imputed interest, and subject to the following paragraph, if the CVRs are treated as a deferred payment obligation, U.S. Holders will generally not recognize gain or loss upon the receipt of such CVRs and any additional Pubco Common Stock pursuant to the CVRs.

Notwithstanding the foregoing, there is a material possibility that the IRS could successfully challenge the intended tax treatment of the issuance of the CVRs and any additional Pubco Common Stock pursuant to the CVRs. If so, then the receipt of the CVRs by U.S. Holders could result in the recognition of gain by such U.S. Holders up to the fair market value of such CVRs (but in no event greater than the amount of gain such U.S. Holders would recognize if the U.S. Holders sold their BWAC Common Stock for their fair market value). The balance of this discussion assumes that the intended tax treatment of the issuance of the CVRs will be respected.

Each U.S. Holder receiving Pubco Common Stock and/or CVRs should consult with its own tax advisor as to the allocation of its tax basis among such securities. A U.S. Holder should have a full fair market value tax basis in any shares received pursuant to the CVRs that are treated as interest.

The Receipt of Pubco Warrants in the Business Combination

If the Business Combination qualifies as an exchange pursuant to Section 351(a) of the Code, a U.S. Holder of only BWAC Warrants would realize and recognize gain or loss in such exchange in an amount equal to the difference between the fair market value of Pubco Warrants received by such U.S. Holder in the Business Combination and the adjusted tax basis of BWAC Warrants surrendered by such U.S. Holder in the Business Combination. If such U.S. Holder surrenders both BWAC Common Stock and BWAC Warrants in the Business Combination in exchange for both Pubco Common Stock and Pubco Warrants, such U.S. Holder of BWAC Common Stock and BWAC Warrants should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess of (x) the sum of the fair market value of the BWAC Common Stock and BWAC Warrants over (y) such U.S. Holder’s aggregate adjusted tax basis in the BWAC Common Stock and BWAC Warrants) and (ii) the fair market value of the Pubco Warrants received by such U.S. Holder in such exchange. As a result of such an exchange, such U.S. Holder should have a tax basis in the Pubco Common Stock equal to the tax basis in the BWAC Common Stock and BWAC Warrants surrendered, plus any gain recognized in the exchange, less the fair market value of the Pubco Warrants received. In addition, such U.S. Holder’s tax basis in the Pubco Warrants should be fair market value determined on the date of the Business Combination. In addition, the holding period for the Pubco Common Stock should include the period during which the U.S. Holder held its BWAC Common Stock, and the holding period for the Pubco Warrants should start on the day after the Business Combination.

In the event that the Business Combination does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, generally, the Business Combination will be treated as a taxable sale or exchange of BWAC Warrants or BWAC Warrants and BWAC Common Stock, as may be applicable to any particular U.S. Holder, by U.S. Holders in exchange for Pubco Warrants or Pubco Warrants and Pubco Common Stock, as may be applicable.

U.S. Holders of BWAC Warrants are urged to consult with their tax advisors regarding the treatment of their warrants in connection with the Business Combination.

Material U.S. Federal Income Tax Consequences to Redemption

Tax Consequences to U.S. Holders That Elect to Have Their BWAC Common Stock Converted for Cash

This section makes references to holders of BWAC Common Stock that elect to have their BWAC Common Stock “converted” for cash. For purposes of this description, “conversion” refers to the process of requesting that a holder’s BWAC Common Stock be redeemed for cash. This section is addressed to U.S. Holders of BWAC Common Stock that elect to have their BWAC Common Stock redeemed for cash. For purposes of this description, a “Converting U.S. Holder” is a U.S. Holder that so converts its BWAC Common Stock into cash.

Except as described in the following paragraph, a Converting U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received on the conversion and such stockholder’s adjusted basis in the BWAC Common Stock exchanged if the conversion completely terminates the Converting U.S. Holder’s interest in BWAC (taking into account certain constructive ownership rules). A U.S. Holder’s adjusted tax basis in its BWAC Common Stock will generally be equal to the cost of such BWAC Common Stock. A U.S. Holder who purchased BWAC Common Stock in the IPO generally will have a tax basis in the BWAC Common Stock that were part of the units equal to the portion of the purchase price of such units allocated to the BWAC Common Stock (such allocation based on the relative fair market value of the BWAC Common Stock and the Warrants at the time). This gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. It is possible that because of the conversion rights associated with the BWAC Common Stock, the holding period of such shares may not be considered to begin until the date of such conversion (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Stockholders who hold different blocks of BWAC Common Stock (generally, shares of BWAC purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon conversion that does not completely terminate the Converting U.S. Holder’s interest will still give rise to capital gain or loss, if the conversion is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the conversion is substantially disproportionate or not essentially equivalent to a dividend with respect to a Converting U.S. Holder, that Converting U.S. Holder is deemed to own not only shares actually owned, but also, in some cases, shares such holder may acquire pursuant to options (including shares that may be acquired pursuant to the Warrants) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the conversion will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership of the outstanding voting shares (including all classes that carry voting rights) of BWAC is reduced immediately after the conversion to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the conversion; (ii) the Converting U.S. Holder’s percentage ownership of the outstanding BWAC Common Stock (both voting and nonvoting) immediately after the conversion is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the conversion; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the conversion, less than 50% of the total combined voting power of all classes of shares of BWAC entitled to vote. Whether the conversion will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Holder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the conversion must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of BWAC. If the stockholder’s relative interest in the corporation is minimal and the stockholder does not have meaningful control over the corporation, and taking into account the effect of Redemptions by other stockholder’s, its percentage ownership (including constructive ownership) is reduced as a result of the Redemption, such U.S. Holder should generally be regarded as having a meaningful reduction in its interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any Redemption of its BWAC Common Stock.

If none of the tests described above applies, the consideration paid to the Converting U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of BWAC’s current or accumulated earnings and profits. Any distribution in excess of earnings and profits will reduce the Converting U.S. Holder’s basis in the BWAC Common Stock (but not below zero) and any remaining excess will be treated as gain realized on the sale or other disposition of the BWAC Common Stock. U.S. Holders of BWAC Common Stock considering exercising their conversion rights should consult their own tax advisors as to whether the conversion will be treated as a sale or as a distribution under the Code.

Non-U.S. Holders

Tax Consequences to Non-U.S. Holders That Elect to Have Their BWAC Common Stock Converted for Cash

This section is addressed to Non-U.S. Holders of BWAC Common Stock that elect to have their BWAC Common Stock converted for cash. For purposes of this section of this proxy statement/prospectus, “conversion” of shares for cash means the process of exercising a holder’s right to redeem its shares for cash as further described in this proxy statement/prospectus. For purposes of this description, a “Converting Non-U.S. Holder” is a Non-U.S. Holder that so converts its BWAC Common Stock.

Except as otherwise described in this section, a Converting Non-U.S. Holder who elects to have its BWAC Common Stock converted for cash will generally be treated in the same manner as a Converting U.S. Holder for U.S. federal income tax purposes. See the description above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their BWAC Common Stock Converted for Cash.”

A Converting Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the exchange unless:

•        such Converting Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the Redemption takes place and certain other conditions are met; or

•        such Converting Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Converting Non-U.S. Holder will generally be subject to the same treatment as a Converting U.S. Holder with respect to the exchange, and a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any Redemption of BWAC Common Stock for cash that is treated as a distribution rather than a sale, any amount treated as dividend income to a Converting Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Converting Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. However, dividends received by a Converting Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a United States permanent establishment of the Converting Non-U.S. Holder), will be taxed as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their BWAC Common Stock Converted for Cash.” In addition, dividends received by a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Converting Non-U.S. Holders of BWAC Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption of their shares will be treated as a sale or as a distribution under the Code.

Information Reporting and Backup Withholding

BWAC must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of BWAC Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including BWAC Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of BWAC Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of BWAC Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of BWAC Common Stock.

Anticipated Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Heritage will be treated as the accounting acquirer and BWAC will be treated as the accounting acquiree for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Heritage issuing shares at the Closing for the net assets of BWAC as of the date of the Closing, accompanied by a recapitalization. The net assets of BWAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Heritage has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•        The former owners of Heritage hold the largest portion of voting rights in Pubco;

•        Heritage has the right to appoint a majority of the directors in Pubco;

•        Heritage’s existing senior management team comprises a majority of management of Pubco; and

•        the operations of Heritage represent the ongoing operations of Pubco.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.

Appraisal Rights

Stockholders of BWAC do not have appraisal rights in connection with the Business Combination under the DGCL.

Vote Required for Approval

The approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the shares of BWAC Common Stock that are voted at the Special Meeting.

If any of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal or the Director Election Proposal fails to receive the required stockholder approval, the Business Combination will not be completed.

Recommendation of the Board

THE BWAC BOARD RECOMMENDS THAT THE BWAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2: THE CHARTER PROPOSAL

Overview

In connection with the Business Combination, BWAC is asking BWAC’s stockholders to consider and vote upon and to approve a proposal to replace the current charter of Pubco with the Amended and Restated Certificate of Incorporation (the “Proposed Charter”), substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination (the “Charter Proposal”). The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by BWAC’s stockholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Proposals.

Proposed Amended and Restated Certificate of Incorporation of Pubco

The following table sets forth a summary of the principal changes proposed to be made between the Current Charter of BWAC and the Proposed Charter of Pubco. This summary is qualified by reference to the complete text of the proposed Current Charter, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read each of the Current Charter, the Proposed Charter, and the Proposed Bylaws in their entirety for a more complete description of their terms.

Provision	Current Charter of BWAC	Proposed Charter of Pubco
Removal of Directors

Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the BWAC Board may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Any director or the entire board may be removed from office by the affirmative vote of the holders of 66⅔% of the voting power of the outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Actions

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of BWAC which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon BWAC and upon all the stockholders as though it had been approved or ratified by every stockholder of BWAC, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

The Proposed Charter will provide that subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of Pubco may be called only by the Pubco Board pursuant to a resolution adopted by a majority of the Pubco Board or the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Proposed Bylaws. Except as may be otherwise provided for or fixed

Provision	Current Charter of BWAC	Proposed Charter of Pubco

pursuant to the Proposed Charter relating to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the stockholders of Pubco must be effected by a duly called annual or special meeting of such stockholders.

Charter Amendments

An amendment of such Current Charter shall be in accordance with the DGCL, which generally requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of any class entitled to vote thereon as a class, if any. Generally, the DGCL standard used for amendment to BWAC’s Current Charter described above will apply. However, an amendment to Article Sixth of the Current Charter shall be approved by the affirmative vote of the holders of at least a majority of the then outstanding shares of BWAC Common Stock.

The Proposed Charter provides that an amendment shall be in accordance with the DGCL, which generally requires (1) the approval of the Pubco Board, (2) the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of any class entitled to vote thereon as a class, if any. Generally, the DGCL standard used for amendment to the Proposed Charter described above will apply. However, an amendment to certain provisions of the Proposed Charter relating to number of directors and director terms and to Bylaw amendments cannot be made without the affirmative vote of holders of at least 66⅔% of the voting power of the then outstanding shares of capital stock entitled to vote on such amendment and stockholder amendments to the Bylaws cannot be made without the affirmative vote of holders of at least 66⅔% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Name of the Company	Better World Acquisition Corp.	Heritage Distilling Group, Inc.
Provisions Specific to a Blank Check Company

The Current Charter contains provisions in Article Sixth in connection with the mechanics and logistics relating to a Business Combination, and such provisions cannot be amended without the affirmative vote of the holders of at least a majority of the then outstanding shares of BWAC Common Stock.

The Current Charter also contains provisions in Article Sixth that BWAC will consummate an initial business combination only if a majority of the then outstanding shares of BWAC Common Stock present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination.

The Proposed Charter does not include blank check company provisions or other provisions applicable prior to a Business Combination, such as Article IX of the Current Charter, because, upon consummation of the Business Combination, Pubco will not to be a blank check company.

Provision	Current Charter of BWAC	Proposed Charter of Pubco
Common Stock; Preferred Stock	BWAC’s Current Charter authorizes 51,000,000 shares consisting of (i) 50,000,000 shares of BWAC Common Stock and (ii) 1,000,000 shares of preferred stock.

The Proposed Charter will provide for, upon completion of the Business Combination, a change of the authorized capital stock from 505,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 5,000,000 shares of preferred to stock, to 155,000,000 shares, consisting of (1) 150,000,000 shares of common stock and (2) 5,000,000 shares of preferred stock.

Bylaws of Pubco

In addition, below is a summary of the Proposed Bylaws. This summary is qualified by reference to the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Bylaws in its entirety for a more complete description of its terms.

Pursuant to the Proposed Bylaws, Pubco will maintain a registered office as set forth in the Proposed Charter. All meetings of stockholders will be held at such place, if any, as may be designated from time to time by the Pubco Board and stated in the notice of the meeting.

Except as otherwise provided by applicable law, the Proposed Charter or the Proposed Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Pubco representing a majority of the voting power of all outstanding shares of capital stock of Pubco entitled to vote at such meeting will constitute a quorum for the transaction of business at such meeting. Any meeting of stockholders, annual or special, if a quorum is not presented or represented, may be adjourned by the chair of the meeting or a majority in voting power, from time to time, to reconvene at the same or some other place. At the adjourned meeting the stockholders, Pubco may transact any business which might have been transacted at the original meeting.

At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy will be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Unless otherwise required by law, the Proposed Charter, or the Proposed Bylaws, the election of directors will be decided by a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election; provided, however, that, if Pubco’s secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes properly cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present will be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless otherwise provided by applicable law, the Proposed Charter or the Proposed Bylaws. No business may be transacted at an annual meeting of stockholders, other than business that is either specified in the notice of meeting given by or at the direction of the Pubco Board, otherwise properly brought before the annual meeting by or at the direction of the Pubco Board or otherwise properly brought before the annual meeting by any stockholder of Pubco who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and who complies with the notice procedures set forth in the Proposed Bylaws. Business transacted at a special meeting requested by stockholders will be limited to the matters described in the special meeting request; provided, however, that nothing in the Proposed Bylaws will prohibit the Pubco Board from submitting matters to the stockholders at any special meeting requested by stockholders.

The business and affairs of Pubco will be managed by or under the direction of the Pubco Board, which may exercise all such powers of Pubco except as otherwise provided by law, by the Proposed Charter or by the Proposed Bylaws. Directors need not be stockholders or residents of the State of Delaware. The number of directors will consist of not less than seven (7) and not more than fifteen (15) directors as fixed from time to time solely by resolution of a majority of the total number of directors that Pubco would have if there were no vacancies.

Only persons who are nominated in accordance with the following procedures will be eligible for election as directors of Pubco, except as may be otherwise provided by the terms of one or more series of preferred stock with respect to the rights of holders of one or more series of preferred stock to elect directors. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice of nomination to the Secretary must be received by the Secretary at the principal executive offices of Pubco (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Pubco; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Pubco.

A majority of the Pubco Board will constitute a quorum for the transaction of business at any meeting of the Pubco Board, and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Pubco Board, except as may be otherwise specifically provided by applicable law, the Proposed Charter or the Proposed Bylaws. A majority of the directors present at any meeting of the Pubco Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place.

The Pubco Board may, by resolution of the Pubco Board, designate one or more committees, each committee to consist of one or more of the directors of Pubco. Each committee will keep regular minutes of its meetings. Any committee established will have and may exercise all of the powers and authority of the Pubco Board in the management of the business and affairs of Pubco, and may authorize the seal of Pubco to be affixed to all papers that may require it. At meetings of a committee, unless the Pubco Board provides otherwise, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) will constitute a quorum for the transaction of business. Unless the Pubco Board otherwise provides and except as provided in the Proposed Bylaws, each committee designated by the Pubco Board may make, alter, amend and repeal rules for the conduct of its business.

The officers of Pubco will be chosen by the Pubco Board and will include a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary. The Pubco Board, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with the Bylaws. Any two or more offices may be held by the same person. The Chairman of the Pubco Board will preside when present at all meetings of the stockholders and the Pubco Board, or in his or her absence or inability to act, the Chief Executive Officer, or, in his or her absence or inability to act, the officer or director whom the Pubco Board shall appoint. The Chief Executive Officer will have general supervision, direction and control of the business of Pubco and over its officers. The Chief Executive Officer will perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Pubco Board, in each case subject to the control of the Pubco Board. The elected officers of Pubco will be appointed by the Pubco Board and will hold office until their successors are duly elected and qualified by the Pubco Board or until their earlier death, resignation, or removal from office. Any officer elected by the Pubco Board may be removed, with or without cause, at any time by the Pubco Board.

The shares of stock of Pubco will be represented by certificates; provided that the Pubco Board may provide by resolution or resolutions that some or all of any class or series will be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock.

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, Pubco will indemnify and hold harmless such persons, and advance such expenses, on such terms as set forth in the Proposed Charter and the Bylaws. The rights to indemnification and advancement of expenses conferred on any indemnitee by the Proposed Charter will not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, the Proposed Charter, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise. Pubco may purchase and maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of Pubco or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not Pubco would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Vote Required for Approval

The approval of the Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of BWAC Common Stock.

Recommendation of the Board

THE BWAC BOARD RECOMMENDS THAT THE BWAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSALS 3 – 7: THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

As required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions, BWAC is requesting that BWAC’s stockholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions in the Proposed Charter, which are separately being presented. These separate votes are not otherwise required by Delaware law separate and apart from the Charter Proposal. Accordingly, the votes regarding the Organizational Documents Proposals are advisory votes, and are not binding on BWAC or the BWAC Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Proposals, BWAC intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Charter Proposal).

Proposal 3

BWAC’s stockholders are being asked to approve provisions to be included in the Proposed Charter providing that directors may only be removed by the affirmative vote of the holders of at least 66⅔% of the voting power of all the then outstanding shares of stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.

Proposal 4

BWAC’s stockholders are being asked to approve provisions to be included in the Proposed Charter providing that (i) stockholder special meetings may only be called by the Pubco Board pursuant to a resolution adopted by a majority of the Pubco Board or the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco and (ii) stockholders may only act at annual and special meetings and not by written consent.

Proposal 5

BWAC’s stockholders are being asked to approve provisions to be included in the Proposed Charter providing that the amendment of certain provisions of the Proposed Charter related to the number of directors and director terms and that any amendment of the Proposed Bylaws requires the affirmative vote of the holders of at least 66⅔% of the voting power of the then-outstanding shares of capital stock of Pubco entitled to vote on such amendment.

Proposal 6

BWAC’s stockholders are being asked to approve provisions to be included in the Proposed Charter to remove certain provisions related to BWAC’s status as a blank check company that will no longer apply upon consummation of the Business Combination.

Proposal 7

BWAC’s stockholders are being asked to approve provisions to be included in the Proposed Charter changing the total number of authorized shares of all classes of stock to 155,000,000 shares, each with a par value of $.0001 per share, consisting of (i) 150,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock.

Reasons for the Approvals of the Organizational Documents Proposals

Director Removal

The Current Charter provides for a classified board of directors, such that only a specified portion of the directors is to be elected each year. In contrast, the Proposed Charter does not include a classified Board. However, the Proposed Charter provides that a director may only be removed by the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors. The BWAC Board believes that the supermajority vote requirement will (i) increase board continuity and the likelihood that experienced board members with familiarity of Pubco’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco Board.

Calling of Stockholder Meetings; Stockholder Action by Written Consent

The BWAC Board believes that special meetings of stockholders should be called by the Pubco Board or certain officers to make it more difficult for a potential acquirer or other person, group or entity to gain control of the Pubco Board. The BWAC Board further believes that each decision of the stockholders should be made by all stockholders and only after thoughtful consideration of complete information. Information will be provided to stockholders through a proxy statement, and the period between delivery of the proxy statement and the stockholder meeting provides time for consideration of stockholder proposals. The BWAC Board believes that all stockholders, not just stockholders executing a written consent, should have the opportunity to participate in the decision-making process. This allows minority stockholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority stockholders to follow a different course, or selling their shares.

Charter Amendments

Requiring (i) the affirmative vote of holders of at least 66⅔% of the voting power of Pubco’s then outstanding shares of capital stock entitled to vote on such amendment to amend certain provisions of the Proposed Charter relating to number of directors and director terms and to Bylaw amendments and (ii) the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class, for stockholders to amend the Bylaws is intended to protect key provisions of the Proposed Charter and Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Blank Check Company

The BWAC Board has determined it is in the best interest of Pubco to eliminate provisions, including the specific provisions highlighted as being removed in the Charter Proposal, specific to BWAC’s status as a blank check company. This elimination is desirable because these provisions will serve no purpose following consummation of the Business Combination.

Authorized Capital Stock

The BWAC Board believes that it is important for Pubco to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination to support Pubco’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of the Organizational Documents Proposals requires the affirmative vote of holders of a majority of the outstanding shares of BWAC Common Stock.

As discussed above, the Organizational Documents Proposals are advisory votes and therefore are not binding on BWAC or the BWAC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Organizational Documents Proposals, BWAC intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).

Recommendation of the Board

THE BWAC BOARD RECOMMENDS THAT THE BWAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL 8: THE NASDAQ PROPOSAL

Overview

To consider and vote upon a proposal to approve, and for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of Pubco Common Stock in connection with the Business Combination, to the extent such issuance would require stockholder approval under Nasdaq Rule 5635.

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Upon the consummation of the Business Combination, Pubco expects to issue, in the aggregate, up to an estimated 11,856,632 shares of Pubco Common Stock in connection with the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan). For further details, see “Proposal 1: The Business Combination Proposal — The Business Combination Agreement” and “Proposal 1: The Business Combination Proposal — Transaction Financing.”

Accordingly, the aggregate number of shares of Pubco Common Stock that Pubco will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of BWAC Common Stock outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Rule 5635(b), and for these reasons, BWAC is seeking the approval of BWAC stockholders for the issuance of shares of Pubco Common Stock in connection with the Business Combination . For further details, see “Proposal 1: The Business Combination Proposal — The Business Combination Agreement ” and “Proposal 1: Business Combination Proposal — Transaction Financing.” In addition, in the future, Pubco will issue additional shares of Pubco Common Stock reserved for issuance under the Incentive Plan (assuming the approval of the Incentive Plan Proposal by the BWAC stockholders). For further details, see “Proposal 1: The Business Combination Proposal — The Business Combination Agreement,” “Proposal 1: Business Combination Proposal — Transaction Financing” and “Proposal 9: The Incentive Plan Proposal.”

Effect of the Proposal on Current Stockholders

In the event that this Proposal is not approved by BWAC stockholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by BWAC stockholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Pubco Common Stock pursuant to the Business Combination Agreement, Pubco will not issue such Pubco Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of the holders of a majority of the shares of BWAC Common Stock that are present or represented by proxy and entitled to vote thereon at the special meeting, voting together as a single class at the Special Meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. The Nasdaq Proposal is conditioned on the approval and adoption of each of the Required Proposals.

Recommendation of the Board

THE BWAC BOARD RECOMMENDS THAT THE BWAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 9: THE INCENTIVE PLAN PROPOSAL

Overview

To consider and vote upon a proposal to approve the Heritage Distilling Group, Inc. 2023 Equity Incentive Plan, which is referred to herein as the “Incentive Plan,” the form of which is attached to this proxy statement/prospectus as Annex D (such proposal, the “Incentive Plan Proposal”). The Incentive Plan, if approved by the BWAC stockholders, will allow Pubco to provide equity awards as part of Pubco’s compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote Pubco’s business and increased stockholder value. Non-approval of the Incentive Plan will compel Pubco to significantly increase the cash component of employee compensation following the Closing to continue to attract and retain key employees because Pubco would need to replace components of compensation Heritage previously delivered in equity awards, which would therefore reduce Pubco’s operating cash flow.

The Pubco Board intends to adopt the Incentive Plan, subject to approval by BWAC’s stockholders.

If the Incentive Plan is approved by BWAC stockholders, then the Incentive Plan will be effective upon the consummation of the Business Combination and no additional stock awards will be granted under the Heritage Equity Plan as in effect immediately prior to the consummation of the Business Combination. All outstanding Heritage Options granted under the Heritage Equity Plan will be terminated by Heritage prior to Closing. Each Restricted Stock Unit Award of Heritage outstanding immediately prior to the Effective Time, as amended in accordance with the Business Combination Agreement, will be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted in accordance with the Business Combination Agreement.

If the Incentive Plan is not approved by BWAC stockholders, it will not become effective and no awards will be granted thereunder.

Summary of the Incentive Plan

The following is a summary of the material features of the Incentive Plan. This summary is qualified in its entirety by the full text of the Incentive Plan, the form of which is attached as Annex D to this proxy statement/prospectus.

Purpose

The purpose of the Incentive Plan is to enhance Pubco’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

Eligibility

Persons eligible to participate in the Incentive Plan will be officers, employees, non-employee directors, and consultants of Pubco and its subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately              individuals will be eligible to participate in the Incentive Plan, which includes approximately              officers,              employees who are not officers,              non-employee directors, and              consultants.

Administration

The Incentive Plan will be administered by the compensation committee of the Pubco Board, the Pubco Board or such other similar committee pursuant to the terms of the Incentive Plan. The plan administrator, which initially will be the compensation committee of the Pubco Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Incentive Plan. The plan administrator may delegate to one or more officers of Pubco, the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Share Reserve

The number of shares of Pubco Common Stock that may be issued under the Incentive Plan is equal to 12.5% of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Business Combination (after giving effect to the Redemption). All of the shares initially available under the Incentive Plan may be issued upon the exercise of incentive stock options.

Shares underlying any awards under the Incentive Plan that are forfeited, cancelled, held back to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Incentive Plan. The payment of dividend equivalents in cash shall not count against the share reserve.

Annual Limitation on Awards to Non-Employee Directors

The Incentive Plan contains a limitation whereby the grant date value of all awards under the Incentive Plan and all other cash compensation paid by Pubco to any non-employee director may not exceed $250,000 in any calendar year, although the Pubco Board may, in its discretion, make exceptions to the limit in extraordinary circumstances.

Types of Awards

The Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other stock or cash based awards, or collectively, awards. Unless otherwise set forth in an individual award agreement, each award shall vest over a four (4) year period, with one-quarter (1/4) of the award vesting on the first annual anniversary of the date of grant, with the remainder of the award vesting monthly thereafter.

Stock Options

The Incentive Plan permits the granting of both options to purchase shares of Pubco Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Incentive Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Pubco and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the Incentive Plan.

The exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the Common Stock of Pubco on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant (or five years for an incentive stock option granted to a 10% stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the exercise price must be paid in full either in cash, check, or, with the approval of the plan administrator, by delivery (or attestation to the ownership) of shares of Pubco Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law and approval of the plan administrator, the exercise price may also be made by means of a broker-assisted cashless exercise. In addition, the plan administrator may permit nonqualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Pubco Common Stock, or cash, equal to the value of the appreciation in Pubco’s stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Common Stock of Pubco on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Stock

The plan administrator may award restricted shares of Pubco Common Stock subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Pubco or its subsidiaries through a specified vesting period. Unless otherwise provided in the applicable award agreement, the participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable.

Restricted Stock Units and Dividend Equivalents

The plan administrator may award restricted stock units which represent the right to receive Pubco Common Stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the plan administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with Pubco or its subsidiaries, the passage of time or other restrictions or conditions. The plan administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in Pubco Common Stock, cash, other securities, other property, or a combination of the foregoing, as determined by the plan administrator.

A participant holding restricted stock units will have no voting rights as Pubco’s stockholders. Prior to settlement or forfeiture, restricted stock units awarded under the Incentive Plan may, at the plan administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one share of Pubco Common Stock while each restricted stock unit is outstanding. Dividend equivalents may be converted into additional restricted stock units. Settlement of dividend equivalents may be made in the form of cash, Pubco Common Stock, other securities, other property, or a combination of the foregoing. Prior to distribution, any dividend equivalents will be subject to the same conditions and restrictions as the restricted stock units to which they attach.

Other Stock or Cash Based Awards

Other stock or cash based may be granted either alone, in addition to, or in tandem with, other awards granted under the Incentive Plan and/or cash awards made outside of the Incentive Plan. The plan administrator shall have authority to determine the persons to whom and the time or times at which such awards will be made, the amount of such awards, and all other conditions, including any dividend and/or voting rights.

Changes in Capital Structure

The Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of Pubco Common Stock that are subject to the Incentive Plan, to certain limits in the Incentive Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Change in Control

Except as set forth in an award agreement issued under the Incentive Plan, in the event of a change in control (as defined in the Incentive Plan) each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (a) Pubco’s continuation of such outstanding stock awards (if Pubco is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) provide that such award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award; or (f) provide that the award will terminate and cannot vest, be exercised or become payable after the applicable event.

The Incentive Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon a Change in Control as may be provided in the award agreement for such stock award, but in the absence of such provision, no such acceleration will occur.

Tax Withholding

Participants in the Incentive Plan are responsible for the payment of any federal, state or local taxes that Pubco or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of Pubco or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of Pubco Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of Pubco or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Pubco or its subsidiaries in an amount that would satisfy the withholding amount due.

Transferability of Awards

The Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution; however, the plan administrator has the discretion to permit awards (other than incentive stock options) to be transferred by a participant.

Term

The Incentive Plan will become effective when adopted by the BWAC Board and, unless terminated earlier, the Incentive Plan will continue in effect for a term of ten (10) years, after which time no awards may be granted under the Incentive Plan.

Amendment and Termination

The Pubco Board and the plan administrator may each amend, suspend, or terminate the Incentive Plan and the plan administrator may amend or cancel outstanding awards, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Incentive Plan will require the approval of Pubco’s stockholders. Generally, without stockholder approval, (i) no amendment or modification of the Incentive Plan may reduce the exercise price of any stock option or stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the Common Stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange.

All stock awards granted under the Incentive Plan will be subject to recoupment in accordance with any clawback policy that Pubco is required to adopt pursuant to the listing standards of any national securities exchange or association on which Pubco securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Pubco Board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Pubco Board determines necessary or appropriate.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, Pubco intends to file with the SEC a registration statement on Form S-8 covering the shares of Pubco Common Stock issuable under the Incentive Plan.

Material United States Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax considerations related to awards and certain transactions under the Incentive Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not describe all federal tax consequences under the Incentive Plan, nor does it describe state, local, or foreign income tax consequences or federal employment tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Pubco’s ability to realize the benefit of any tax deductions described below depends on Pubco’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of Pubco’s tax reporting obligations.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Pubco Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither Pubco nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Pubco Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Pubco Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Pubco Common Stock) over the exercise price thereof, and (ii) Pubco or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Pubco Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonqualified Options.    No income is generally realized by the optionee at the time a nonqualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of Pubco Common Stock on the date of exercise, and Pubco or its subsidiaries receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Pubco Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering shares of Pubco Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, and Other Stock or Cash Based.     The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. Pubco or its subsidiaries generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of Pubco Common Stock acquired from a stock appreciation right, restricted stock, restricted stock unit, or other stock or cash based award will be the amount paid for such shares plus any ordinary income recognized when the shares of Pubco Common Stock were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either Pubco or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award under the Incentive Plan. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted stock awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two-and-one-half months after the end of the later of (1) the end of Pubco’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

New Plan Benefits

If the Incentive Plan is approved by the BWAC stockholders, it is expected that the following restricted stock unit and stock option grants will be made on or about 60 days following the Closing, once Pubco registers the securities being offered under the Incentive Plan under the Securities Act on a registration statement on Form S-8. The vesting and other material terms for the grants will be commensurate with the vesting terms of the Heritage Options and Restricted Stock Unit Awards, in each case, outstanding immediately prior to the consummation of the Business Combination. Pubco expects that additional awards will be made to the Pubco directors at such time in amounts and on the terms to be determined by the compensation committee of the Pubco board of directors. In addition, in the event that Pubco makes additional new management and other hires over the coming months, such individuals may also receive grants under the Incentive Plan.

New Plan Benefits Table
Heritage Distilling Group, Inc. 2023 Incentive Equity Plan
Restricted Stock Units

Name and Position	Dollar Value ($)*
Justin Stiefel, CEO
Jennifer Stiefel, Chief Executive – TBN Division
Executive Group
Non-Executive Director Group
Non-Executive Officer Employee Group

____________

*        The intended dollar value of each grant is shown in the table above. The actual value of each grant will not be ascertainable until the date of grant, as it will depend on the fair market value of Pubco Common Stock at such time.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the holders of shares of BWAC Common Stock represented in person or by proxy and entitled to vote thereon, voting together as a single class on an as-converted basis. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Incentive Plan Proposal.

Following the consummation of the Business Combination, the Incentive Plan and all awards granted under it will be governed by the laws of the State of Delaware.

The Incentive Plan Proposal is conditioned on the approval and adoption of each of the Required Proposals.

Recommendation of the Board

THE BWAC BOARD RECOMMENDS THAT THE BWAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 10: THE DIRECTOR ELECTION PROPOSAL

Upon the closing of the Business Combination, the Pubco Board will consist of nine directors. The election of the nine director nominees is contingent upon the Closing of the Business Combination.

Nominees

Effective upon the Business Combination, Pubco’s Board will consist of nine directors, a majority of whom will be independent under Nasdaq requirements, including four directors designated by Heritage, prior to the Closing, at least one of whom will qualify as independent under Nasdaq requirements, one director designated by BWAC prior to the Closing, who will qualify as independent under Nasdaq requirements, and four directors to be mutually agreed upon by each of Heritage and BWAC, which approval will not be unreasonably denied or delayed, all of whom will be required to qualify as independent directors under Nasdaq rules, effective upon the Closing, to serve on the Pubco Board until the 2024 annual meeting of stockholders, or when such directors’ successors have been duly elected and qualified, or upon such directors’ earlier death, resignation, retirement or removal for cause. BWAC is proposing that its stockholders approve the election of the nine director nominees to serve on the Pubco Board following the Closing of the Business Combination. The Director Election Proposal is being submitted for consideration and vote by the BWAC stockholders.

For more information on the experience of each of these director nominees, see the section entitled “Management of Pubco Following the Business Combination” in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires a plurality vote of the holders of BWAC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Following the consummation of the Business Combination, the election of directors of Pubco will be governed by its charter documents and the laws of the State of Delaware.

Recommendation of the Board

THE BWAC BOARD RECOMMENDS THAT THE BWAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL AND THE ELECTION OF EACH OF THE NOMINEES NAMED THEREIN.

PROPOSAL 11: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the BWAC Board to adjourn the Special Meeting to a later date or dates, at the determination of the BWAC Board. In no event will the BWAC Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and the DGCL.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by BWAC stockholders, the BWAC Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Vote Required

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the holders of shares of BWAC Common Stock represented in person or by proxy and entitled to vote thereon, voting together at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE BWAC BOARD RECOMMENDS THAT THE BWAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined financial statements are based on the BWAC historical financial statements and the Heritage historical consolidated financial statements as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 gives effect to the Business Combination as if they had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of BWAC as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of Heritage as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “BWAC Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Heritage Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information relating to BWAC and Heritage included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no BWAC public stockholders exercise their right to have their BWAC Common Stock converted into their pro rata share of the trust account and thus the full amount held in the trust account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that 2,185,306 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $23.2 million out of the Trust Account based on an assumed redemption price of $10.60 per share that is calculated using the $31.3 million cash in the Trust Account divided by 3,000,000 Public Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. This redemption figure is derived by reducing the 814,694 Public Shares that will not be redeemed from the 3,000,000 Public Shares issued and outstanding on the date of the Closing. The 3,000,000 Public Shares are adjusted to give effect to the redemption of 1,213,453 Public Shares that occurred in February 2023. After a redemption of approximately $23.2 million out of the approximately $31.3 million in the Trust Account, the available cash at Closing would be approximately $2.8 million. The Business Combination Agreement includes a condition to the Closing for Heritage’s benefit, that the closing cash be at least equal to $10 million that can be waived prior to Closing by Heritage. However there is no guarantee that it would and, if it did not, the Business Combination would not be consummated if the condition is not met.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2022

(in thousands, except share and per share information)

	Historical	Historical	Financing Transaction		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) BWAC	(B) Heritage			Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash	$84	$147	$—		$25,686	5(g)	$25,917	$(23,164)	5(n)	$2,753
Accounts receivable	—	276	—		—		276	—		276
Inventory	—	4,373	—		—		4,373	—		4,373
Prepaid expenses and other current assets	48	409	—		(48)	5(b)	409	—		409
Total current assets	132	5,205	—		25,638		30,975	(23,164)		7,811
Cash and marketable securities held in Trust Account	44,203	—	(12,874)	5(a)	(588)	5(c)	—	—		—
					(1,371)	5(d)		—
					(3,684)	5(e)		—
					(25,686)	5(g)		—
Property and equipment, net of accumulated depreciation	—	7,790	—		—		7,790	—		7,790
Investment in Flavored Bourbon LLC	—	10,864	—		—		10,864	—		10,864
Other long-term assets	—	184	—		—		184	—		184
Total assets	$44,335	$24,043	$(12,874)		$(5,691)		$49,813	$(23,164)		$26,649

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$561	$2,218	$—		$(561)	5(c)	$8,825	$—		$8,825
					6,607	5(f)		—
Accrued payroll	—	993	—		—		993	—		993
Income taxes payable	27	1,265	—		(27)	5(c)	1,265	—		1,265
Deferred legal fees	1,371	—	—		(1,371)	5(d)	—	—		—
Convertible promissory note – related party, at fair value	914	—	—		(914)	5(e)	—	—		—
Warrant liabilities	423	—	—		—		423	—		423
Other current liabilities	—	973	—		—		973	—		973
Capital lease, current	—	27	—		—		27	—		27
Notes payable, current	—	2,642	—		—		2,642	—		2,642
Total current liabilities	3,296	8,118	—		3,734		15,148	—		15,148
Notes payable, net of current portion	—	18,332	—		(6,879)	5(k)	11,453	—		11,453
Accrued interest, net of current portion	—	2,069	—		(1,007)	5(k)	1,062	—		1,062
Total liabilities	3,296	28,519	—		(4,152)		27,663	—		27,663

BWAC common stock, subject to possible redemption	44,203	—	(12,874)	5(a)	(31,329)	5(j)	—	—		—

Stockholders’ equity (deficit):
BWAC preferred stock	—	—	—		—		—	—		—
BWAC common stock	—	—	—		—	5(h)	—	—		—
Heritage common stock	—	—	—		—	5(l)	—	—		—
Pubco common stock	—	—	—		—	5(h)	—	—	5(l)	—
					—	5(i)		—
					—	5(j)		—
					—	5(k)		—
					—	5(l)		—
					—	5(m)		—
Pubco CVR escrow shares	—	—	—		—	5(i)	—	—		—
					—	5(m)		—
Additional paid-in capital	—	33,059	—		31,329	5(j)	69,110	(23,164)	5(n)	45,946
					7,886	5(k)		—
					—	5(f)		—
					(3,164)	5(l)		—
Accumulated deficit	(3,164)	(37,535)	—		(48)	5(b)	(46,960)	—		(46,960)
					(2,770)	5(e)		—
					(6,607)	5(f)
					3,164	5(l)		—
Total stockholders’ equity (deficit)	(3,164)	(4,476)	—		29,790		22,150	(23,164)		(1,014)
Total liabilities and stockholders’ equity (deficit)	$44,335	$24,043	$(12,874)		$(5,691)		$49,813	$(23,164)		$26,649

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except share and per share information)

	Historical		Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	(C) BWAC	(D) Heritage	Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$5,315	$—		$5,315		$—		$5,315
Cost of revenue	—	3,283	—		3,283		—		3,283
Total gross profit	—	2,032	—		2,032		—		2,032
Operating expenses:
Sales and marketing	—	3,513	—		3,513		—		3,513
General and administrative	1,327	6,594	(90)	6(a)	7,831		—		7,831
Total operating expenses	1,327	10,107	(90)		11,344		—		11,344
Loss from operations	(1,327)	(8,075)	90		(9,312)		—		(9,312)
Other income (expense), net:
Interest expense, net	—	(3,681)	1,689	6(d)	(1,992)		—		(1,992)
Income earned on marketable securities held in Trust Account	424	—	(424)	6(c)	—		(424)	6(c)	—
Change in fair value of Private Warrants liabilities	2,218	—	—		2,218		—		2,218
Change in fair value of convertible promissory note – related party	2,120	—	(2,120)	6(b)	—		—		—
Other expense, net	—	6	—		6		—		6
Total other income (expense), net	4,762	(3,675)	(855)		232		(424)		232
Net income (loss) before income taxes	3,435	(11,750)	(765)		(9,080)		(424)		(9,080)
Provision for income taxes	28	8	—		36		—		36
Net income (loss)	$3,407	$(11,758)	$(765)		$(9,116)		$(424)		$(9,116)
Weighted average common shares outstanding:
Basic	3,487,070	668,912	11,276,045		14,763,115	6(j)	9,090,379		12,577,809	6(j)
Diluted	3,487,070	668,912	11,276,045		14,763,115	6(j)	9,090,379		12,577,809	6(j)
Net income (loss) per share:
Basic	$0.27	$(17.58)			$(0.62)	6(j)			$(0.72)	6(j)
Diluted	$0.27	$(17.58)			$(0.62)	6(j)			$(0.72)	6(j)
Weighted average redeemable common shares outstanding:
Basic	9,268,327	N/A			N/A				N/A
Diluted	9,268,327	N/A			N/A				N/A
Net income (loss) per share:
Basic	$0.27	N/A			N/A				N/A
Diluted	$0.27	N/A			N/A				N/A

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	(E) BWAC	(F) Heritage	Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$8,287	$—		$8,287		$—		$8,287
Cost of revenue	—	6,049	—		6,049		—		6,049
Total gross profit	—	2,238	—		2,238		—		2,238
Operating expenses:
Sales and marketing	—	3,924	—		3,924		—		3,924
General and administrative	2,181	6,242	(120)	6(e)	14,958		—		14,958
			48	6(i)
			6,607	6(h)
Total operating expenses	2,181	10,166	6,535		18,882		—		18,882
Loss from operations	(2,181)	(7,928)	(6,535)		(16,644)		—		(16,644)
Other income (expense), net:
Interest expense, net	—	(2,660)	—		(2,660)		—		(2,660)
Income earned on marketable securities held in Trust Account	64	—	(64)	6(g)	—		(64)	6(g)	—
Unrealized gain on marketable securities held in Trust Account	1	—	(1)	6(g)	—		(1)	6(g)	—
Change in fair value of Private Warrants liabilities	3,913	—	—		3,913		—		3,913
Change in fair value of convertible promissory note – related party	303	—	(303)	6(f)	—		—		—
Gain on PPP loan forgiveness	—	3,507	—		3,507		—		3,507
Other COVID relief	—	7	—		7		—		7
Loss on conversion of debt	—	(143)	—		(143)		—		(143)
Other expense, net	—	6	—		6		—		6
Total other expense, net	4,281	717	(368)		4,630		(65)		4,630
Net income (loss) before income taxes	2,100	(7,211)	(6,903)		(12,014)		(65)		(12,014)
Provision for income taxes	—	9	—		9		—		9
Net income (loss)	$2,100	$(7,220)	$(6,903)		$(12,023)		$(65)		$(12,023)
Weighted average common shares outstanding:
Basic	3,487,070	663,219	11,276,045		14,763,115	6(j)	9,090,379		12,577,809	6(j)
Diluted	3,487,070	663,219	11,276,045		14,763,115	6(j)	9,090,379		12,577,809	6(j)
Net income (loss) per share:
Basic	$0.13	$(10.89)			$(0.81)	6(j)			$(0.95)	6(j)
Diluted	$0.13	$(10.89)			$(0.81)	6(j)			$(0.95)	6(j)
Weighted average redeemable common shares outstanding:
Basic	12,618,600	N/A			N/A				N/A
Diluted	12,618,600	N/A			N/A				N/A
Net income (loss) per share:
Basic	$0.13	N/A			N/A				N/A
Diluted	$0.13	N/A			N/A				N/A

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Description of the Transactions

On December 9, 2022, BWAC entered into the Business Combination Agreement with Heritage, pursuant to which, BWAC will merge with Heritage with the steps of the Business Combination described at an estimated combined enterprise value of approximately $77.5 million. The cash components of the transaction will be funded by BWAC cash in trust of $31.3 million (assuming no further redemptions). The Business Combination is expected to close by the end of the second quarter of 2023 and remains subject to customary closing conditions.

Pursuant to the Business Combination Agreement, SPAC Merger Sub will merge with and into BWAC, with BWAC continuing as the surviving entity (the “SPAC Merger”). Each share of BWAC Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for one share of Pubco Common Stock and one contingent value right (“CVR”) and Pubco will assume all of the outstanding BWAC warrants and each warrant will become a warrant to purchase the same number of shares of Pubco Common Stock. Company Merger Sub will merge with and into Heritage, with Heritage continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”). All issued and outstanding shares of Heritage’s capital stock immediately prior to the effective time of the Mergers will be cancelled in exchange for the right of the holders to receive shares of Pubco Common Stock, holders of unsecured convertible promissory notes will receive shares of Pubco Common Stock and Pubco will assume certain Heritage warrants (“Heritage Financing/Interim Warrants”) with each warrant becoming a warrant to purchase shares of Pubco Common Stock, certain Heritage warrants (“Heritage Contributed Warrants”) will be contributed to Pubco and exchanged for the right to receive Pubco Common Stock, each restricted stock unit of Heritage outstanding immediately prior to the Effective Time will be assumed by Pubco with the number of shares underlying the restricted stock units and all other Heritage Convertible Securities will be terminated.

Other related events that will occur in connection with the Business Combination are summarized below:

•        At the closing of the Business Combination, holders of BWAC Public Shares who do not redeem their shares of BWAC Common Stock in connection with the transactions will receive one CVR in the SPAC Merger in addition to one share of Pubco Common Stock.

•        The Sponsor will place 1,000,000 shares of Pubco Common Stock and certain Heritage security holders will place 3,000,000 shares of Pubco Common Stock to support the CVRs pursuant to the CVR Agreement. The CVR Agreement will be entered into prior to the closing of the Business Combination.

2.      Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Business Combination.

The unaudited pro forma condensed combined financial statements are based on the BWAC historical financial statements, and the Heritage historical consolidated financial statements as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 gives effect to the Business Combination as if they had occurred on January 1, 2021.

The redemption of the Public Shares that occurred during February 2023 requires separate presentation of the adjustment related to BWAC’s redemption, in the column titled “Financing Transaction”. The historical financial information has been adjusted to give pro forma effect to the event that relates to the redemption completed during February 2023 and pro forma adjustments that are directly attributable to the Transaction. The adjustment related to redemption reflects a pre-combination redemption of 1,213,453 Public Shares, at a redemption price of $10.60 per share, or an aggregate of $12.9 million. Immediately after the redemption, there are 3,000,000 Public Shares issued and outstanding.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. BWAC and Heritage have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no BWAC public stockholders exercise their right to have their BWAC Common Stock converted into their pro rata share of the trust account and thus the full amount held in the trust account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that 2,185,306 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $23.2 million out of the Trust Account based on an assumed redemption price of $10.60 per share that is calculated using the $31.3 million cash in the Trust Account divided by 3,000,000 Public Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. This redemption figure is derived by reducing the 814,694 Public Shares that will not be redeemed from the 3,000,000 Public Shares issued and outstanding on the date of the Closing. The 3,000,000 Public Shares are adjusted to give effect to the redemption of 1,213,453 Public Shares that occurred in February 2023. After a redemption of approximately $23.2 million out of the approximately $31.3 million in the Trust Account, the available cash at Closing would be approximately $2.8 million. The Business Combination Agreement includes a condition to the Closing for Heritage’s benefit, that the closing cash be at least equal to $10 million that can be waived prior to Closing by Heritage. However there is no guarantee that it would and, if it did not, the Business Combination would not be consummated if the condition is not met.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include 8,276,045 shares of Pubco Common Stock to be issued to Heritage stockholders, 3,000,000 shares of Pubco Common Stock issued to BWAC stockholders (assuming there are no BWAC public stockholders who exercise their redemption rights), and 3,487,070 shares of Pubco Common Stock issued to the Sponsor.

Assuming no BWAC public stockholders elect to redeem their shares for cash, Heritage stockholders will own approximately 56% of the shares of Pubco Common Stock, BWAC public stockholders will own approximately 20% of the shares of Pubco Common Stock, and the Sponsor will own approximately 24% of the shares of Pubco Common Stock, based on the number of Pubco Common Stock outstanding as of September 30, 2022.

If 2,185,306 Public Shares are redeemed for cash, which assumes the maximum redemption of Public Shares, Heritage stockholders will own approximately 66% of the shares of Pubco Common Stock, BWAC public stockholders will own approximately 6% of the shares of Pubco Common Stock, and the Sponsor will own approximately 28% of the shares of Pubco Common Stock, based on the number of Pubco Common Stock outstanding as of September 30, 2022.

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of BWAC as of and for the nine months period ended September 30, 2022 and the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of Heritage as of and for the nine months ended September 30, 2022 and the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “BWAC Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Heritage Management’s Discussion and Analysis of Financial Condition and Results of Operation”, and other financial information relating to BWAC and Heritage included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3.      Accounting for the Merger

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, BWAC will be treated as the acquired company for financial reporting purposes, whereas Heritage will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Heritage issuing stock for the net assets of BWAC, accompanied by a recapitalization. The net assets of BWAC will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Heritage. Heritage has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•        If the Director Election proposal is approved by BWAC stockholders, persons affiliated with Heritage will control a majority of the governing body of Pubco;

•        Heritage’s operations prior to the Business Combination will comprise the ongoing operations of Pubco; and

•        Heritage’s existing senior management team will comprise the senior management team of the Combined Company.

4.      BWAC Common Stock Issued to Heritage Stockholders upon Closing of the Business Combination

Based on 668,880 shares of Heritage Common Stock outstanding on a fully diluted basis, 3,000,000 shares of Pubco Common stock issued to Heritage stockholders to be allocated to the CVR, the conversion of Heritage Interim Notes of $7.8 million into additional 1,489,454 shares of Heritage Common Stock and immediately prior to the closing of the Business Combination, the estimated Conversion Ratio (as defined in the section of this proxy statement / prospectus entitled “Frequent Used Terms”) determined in accordance with the terms of the Business Combination Agreement is approximately 5.6611, which means Pubco expects to issue approximately 6,786,591 shares of Pubco Common Stock in the Business Combination, determined as follows:

	Nine Months Ended September 30, 2022
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Full Redemptions into Cash)
BWAC common stock subject to redemption converted into Pubco common stock subject to redemption upon closing	2,185,306	—
BWAC common stock not subject to redemption converted into Pubco common stock upon closing	814,694	814,694
BWAC Founder shares converted into Pubco common stock upon closing	3,487,070	3,487,070
Issuance of Pubco common stock to Heritage stockholders in connection with the Business Combination	6,786,591	6,786,591
Issuance of Pubco common stock to Heritage convertible note holders in connection with the Business Combination	1,489,454	1,489,454
Outstanding shares @ September 30, 2022	14,763,115	12,577,809

5.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Notes:

(A)    Derived from the unaudited condensed consolidated balance sheet of BWAC as of September 30, 2022.

(B)    Derived from the unaudited condensed consolidated balance sheet of Heritage as of September 30, 2022.

Pro Forma Transaction Accounting Adjustments:

a.      To reflect the aggregate redemption payment of $12.9 million made from the Trust Account for a pre-combination redemption of 1,213,453 Public Shares for a redemption price of $10.60 per share in February 2023.

b.      To reflect an adjustment related to the write-off of prepayments recognized in prepaid expenses and other current assets of $0.1 million in connection with BWAC’s directors and officers (“D&O”) insurance incurred for the benefit of BWAC’s directors and officers. Other than Rosemary Ripley, BWAC’s directors and officers will not continue as directors and officers in the post combination entity. These balances do not represent any future benefit for the post combination entity.

c.      To record the settlement of $0.6 million from the funds available in the Trust Account, $0.5 million of which is related to BWAC’s accounts payable and accrued expenses, and $0.1 million of which is related to BWAC’s income taxes payable. Upon the close of the Business Combination, BWAC is obligated to pay these balances off pursuant to the Business Combination Agreement and reflect the settlement as an elimination of the accounts payable, accrued expenses and income taxes payable.

d.      To record the settlement of $1.4 million from the funds available in the Trust Account related to deferred legal costs incurred during BWAC’s IPO. BWAC recorded these costs by crediting its deferred legal costs liability accounts and debiting additional paid-in capital on its balance sheet. Upon the close of the Business Combination, BWAC is obligated to pay these balances off pursuant to the Business Combination Agreement and reflect the settlement as an elimination of the deferred legal costs liabilities.

e.      To record the settlement of $3.7 million of the outstanding balance of the BWAC promissory note due to related parties from funds available in the Trust Account upon the completion of the Business Combination. The corresponding offsets related to the settlement have been recorded as an elimination of convertible promissory note — related party, at fair value of $0.9 million and a reduction to accumulated deficit of $2.8 million.

f.       To reflect BWAC’s total estimated advisory, legal, accounting and auditing fees and other professional fees in consummating the Business Combination of $6.6 million, as deferred transaction costs and subsequently reclassify to accumulated deficit upon the close of the Business Combination.

g.      To reflect the release of $25.7 million from the Trust Account to cash upon the completion of the Business Combination, assuming no BWAC public stockholders exercise their right to have their common stock redeemed for their pro rata share of the Trust Account.

h.      To reflect BWAC Merger Sub, Inc. to merge with and into BWAC, with BWAC continuing as a surviving entity. Upon the Business Combination, the carrying value of BWAC’s common stock, or 3,487,070 shares, has been derecognized and the related Pubco’s common stock issued in 3,487,070 shares has been recorded.

i.       To reflect 1,000,000 founder shares to be deposited into escrow with the CVR escrow agent from the Sponsors upon the completion of the Business Combination pursuant to the CVR Agreement.

j.       To reflect an adjustment related to the conversion of 3,000,000 shares, or $31.3 million of BWAC’s common stock subject to redemption into Pubco’s common stock and additional paid-in capital of $31.3 million in Scenario 1, which assumes no BWAC public stockholders exercise their redemption rights.

k.      To record an adjustment related to the conversion of the outstanding principal balance of $6.9 million of the Heritage convertible notes payables, including unamortized debt discount of $4.0 million, and accrued interest of $1.0 million into 1,489,454 shares of Pubco Common Stock pursuant to the terms of the Business Combination Agreement. The corresponding offset related to the conversion has been recorded as an increase of $7.9 million to additional paid-in capital.

l.       To reflect HD Merger Sub, Inc. to merge with and into Heritage, with Heritage continuing as a surviving entity. Pursuant to the Business Combination Agreement, the recapitalization of Heritage through the contribution of all the common stock of Heritage to BWAC and the issuance of 6,786,591 shares of Pubco Common Stock and the elimination of the accumulated deficit of BWAC, the accounting acquiree. As a result of the recapitalization in connection with the Business Combination, the carrying value of Heritage common stock of $0.1 thousand, and BWAC’s accumulated deficit of $3.2 million are derecognized. The shares of Pubco Common Stock issued in exchange for Heritage’s capital have been recorded to Pubco Common Stock of $1.0 thousand and additional paid-in capital in amount of $3.2 million.

m.     To reflect 3,000,000 shares of Pubco Common Stock to be deposited into escrow with the CVR escrow agent issued by Pubco upon the completion of the Business Combination pursuant to the CVR Agreement.

n.      To reflect, in Scenario 2, the assumption that BWAC public stockholders exercise their redemption rights with respect to a maximum of 2,185,306 Public Shares prior to the consummation of the Business Combination at a redemption price of approximately $10.60 per share, or $23.2 million in cash. The $23.2 million or 2,185,306 shares of common stock represents the maximum redemption amount providing for a minimum net tangible asset of $5.0 million upon the consummations of the Business Combination on September 30, 2022.

o.      To reflect the accelerated vesting of restricted stock units as if the Business Combination occurred on January 1, 2021. The Company is in the process of evaluating the compensation expense to be recorded.

6.      Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Notes:

(A)    Derived from the unaudited condensed consolidated statement of operations of BWAC for the nine-month period ended September 30, 2022.

(B)    Derived from the audited consolidated statement of operations of BWAC for the year ended December 31, 2021.

(C)    Derived from the unaudited condensed consolidated statement of operations of Heritage for the nine-months period ended September 30, 2022.

(D)    Derived from the audited consolidated statement of operations of Heritage for the year ended December 31, 2021.

Pro Forma Transaction Accounting Adjustments:

a.      To reflect an adjustment to eliminate BWAC’s monthly administrative support fees of $0.01 million as if the Business Combination had occurred on January 1, 2021.

b.      To reflect an adjustment to eliminate the impact of the change in the fair value of promissory notes due to related party of $2.1 million as it is assumed that the promissory notes issued by BWAC would have been extinguished upon the cash settlement pursuant to the Business Combination Agreement as if the Business Combination had occurred on January 1, 2021.

c.      To reflect the derecognition of investment income of $0.4 million related to the investments held in the trust account in the maximum redemption scenario as if the Business Combination had occurred on January 1, 2021.

d.      To reflect an adjustment to eliminate interest expense on the conversion of Heritage convertible notes payable of $1.7 million.

e.      To reflect an adjustment to eliminate BWAC’s monthly administrative support fees of $0.01 million as if the Business Combination had occurred on January 1, 2021.

f.       To reflect an adjustment to eliminate the impact of the change in the fair value of promissory notes due to related party of $0.3 million as it is assumed that the promissory notes issued by BWAC would have been extinguished upon the cash settlement pursuant to the Business Combination Agreement as if the Business Combination had occurred on January 1, 2021.

g.      To reflect the derecognition of investment income of $64 thousand and unrealized gain of $1 thousand related to the investments held in the trust account in the maximum redemption scenario as if the Business Combination had occurred on January 1, 2021.

h.      To reflect BWAC’s estimated advisory, legal, accounting and auditing fees and other professional fees in consummating the Business Combination of $6.6 million as if the Business Combination had occurred on January 1, 2021.

i.       To reflect an adjustment related to the write-off of prepaid expense of $0.1 million in connection with BWAC’s Director and Officer insurance incurred for the benefit of BWAC’s directors and officers. Other than Rosemary Ripley, BWAC’s directors and officers will not continue as directors and officers in the post combination entity. These balances do not represent any future benefit for the post combination entity.

j.       The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Pubco Common Stock outstanding at the closing of the Business Combination, assuming the Business Combination occurred on January 1, 2021. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entirety of the period presented. Pro forma basic and diluted net loss per share is calculated as follows:

	Nine Months Ended September 30, 2022
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Full Redemptions into Cash)
Numerator:
Net loss – basic and diluted	$(9,116)	$(9,116)

Denominator:
Weighted average common shares outstanding used in basic and diluted net loss per share(1)	14,763,115	12,577,809
Net loss per share – basic and diluted	$(0.62)	$(0.72)
	Year Ended December 31, 2021
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Full Redemptions into Cash)
Numerator:
Net loss – basic and diluted	$(12,023)	$(12,023)

Denominator:
Weighted average common shares outstanding used in basic and diluted net loss per share(1)	14,763,115	12,577,809
Net loss per share – basic and diluted	$(0.81)	$(0.95)

____________

(1)      Represents the total number of outstanding shares Pubco would issue as of the consummation of the Business Combination pursuant to the Business Combination Agreement, which, for purposes for these pro forma financial statements:

•        Assuming No Redemptions:    the weighted average share of common stock outstanding — basic and diluted is calculated as the sum of: a) 8,276,045 shares of Pubco Common Stock to be held by Heritage stockholders, b) 2,185,306 shares of Pubco Common Stock subject to possible redemption held by BWAC’s stockholders, c) 814,694 shares of Pubco Common Stock held by BWAC’s stockholders, and d) 3,487,070 shares of Pubco Common Stock held by BWAC’s Sponsor; and

•        Assuming Maximum Redemptions:    the weighted average share of common stock outstanding — basic and diluted is calculated as the sum of: a) 8,276,045 shares of Pubco Common Stock to be held by Heritage stockholders, b) 814,694 shares of Pubco Common Stock held by BWAC’s stockholders, and c) 3,487,070 shares of Pubco Common Stock held by BWAC’s Sponsor.

INFORMATION ABOUT BWAC

Introduction

BWAC is a blank check company formed under the laws of the State of Delaware on August 5, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. BWAC has generated no operating revenues to date and will not generate operating revenues until consummating an initial business combination. BWAC has implemented two automatic extensions of its deadline to complete an initial business combination in accordance with the procedures set forth in the IPO Prospectus. BWAC also held a special meeting of stockholders on February 8, 2023 to extend the date by which it must consummate an initial business combination from February 17, 2023 to August 17, 2023.

Significant Activities Since Inception

On November 17, 2020, BWAC consummated its IPO of 11,000,000 BWAC Units. Each BWAC Unit consists of one Public Share and one Public Warrant, with each Warrant entitling the holder thereof to purchase one share of Common Stock for $11.50 per share. The BWAC Units were sold at a price of $10.00 per BWAC Unit, generating gross proceeds of $110,000,000.

On November 17, 2020, simultaneously with the consummation of the IPO, BWAC completed the private sale (the “Private Placement”) of 4,800,000 warrants (the “Placement Warrants”) to the Sponsor and the Representative (3,975,000 Placement Warrants to the Sponsor and 825,000 to the Representative) at a purchase price of $1.00 per Placement Warrant, generating gross proceeds of $4,800,000.

In connection with the IPO, the underwriters were granted a 45-day option from the date of the prospectus (the “Over-Allotment Option”) to purchase up to 1,650,000 additional BWAC Units (the “Over-Allotment Units”) to cover over-allotments, if any. On November 19, 2020, the underwriters purchased an additional 1,618,600 Over-Allotment Units pursuant to the partial exercise of the Over-Allotment Option, and cancelled the remainder of the Over-Allotment Option. The Over-Allotment Units were sold at an offering price of $10.00 per Over-Allotment Unit, generating aggregate additional gross proceeds of $16,186,000 to BWAC. In connection with the cancellation of the remainder of the Over-Allotment Option, BWAC cancelled an aggregate of 7,850 shares of Common Stock issued to the Sponsor prior to the IPO. Simultaneously with the consummation of the Over-Allotment Option, BWAC completed the private sale of an additional 485,580 Placement Warrants to the Sponsor and EBC (402,121 Placement Warrants to the Sponsor and 83,459 to EBC), generating gross proceeds to BWAC of $485,580.

A total of $127,447,860, comprised of $122,162,280 of the proceeds from the IPO and $5,285,580 of the proceeds from the private sales, was placed in a U.S.-based Trust Account maintained by Continental, acting as trustee.

On November 9, 2021, BWAC’s board of directors approved the first extension of the date by which BWAC has to consummate a Business Combination from November 17, 2021 to February 17, 2022. In connection with the extension, the Sponsor deposited into the Trust Account $0.10 for each of the 12,618,600 shares issued in the IPO, for a total of $1,261,860. BWAC issued the Sponsor a non-interest bearing unsecured promissory note in the principal amount of $1,261,860 which is payable upon the earlier of the consummation of the Business Combination or the liquidation of BWAC. The Sponsor Note may be repaid in cash or convertible into Private Warrants at a price of $1.00 per Private Warrant.

On February 16, 2022, BWAC issued a press release announcing that its Sponsor has requested that BWAC extend the date by which BWAC has to consummate a Business Combination from February 17, 2022 to May 17, 2022 (the “Extension”). The Extension is the second of two three-month extensions permitted under BWAC’s governing documents and provides BWAC with additional time to complete its Business Combination. On February 18, 2022, BWAC issued a press release announcing that the Sponsor had deposited an additional $1,261,860 (representing $0.10 per public share) into the Trust Account for its Public Stockholders.

After the two automatic extensions and on May 12, 2022, BWAC held a special meeting of stockholders in which a proposal to amend BWAC’s amended and restated certificate of incorporation to extend the date by which BWAC must consummate an initial business combination from May 17, 2022 to August 17, 2022 was approved by the stockholders. In connection with this extension, BWAC deposited $500,000 into the Trust Account on May 18, 2022. In connection with the extension amendment, stockholders holding approximately 5,586,910 shares of BWAC

Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.30 per share. On August 15, 2022, BWAC held another special meeting of stockholders in which a proposal to amend BWAC’s amended and restated certificate of incorporation to extend the date by which BWAC must consummate an initial business combination from August 17, 2022 to February 17, 2023 was approved by the stockholders. In connection with this extension, BWAC deposited $360,000 into the Trust Account on August 17, 2022. In connection with the extension amendment, stockholders holding approximately 2,818,237 shares of BWAC Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.37 per share.

Fair Market Value of Heritage Business

Pursuant to the Nasdaq rules, the Heritage business that BWAC is acquiring must have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the execution of a definitive agreement for the Business Combination. The fair market value of Heritage was determined by the BWAC Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The Public Stockholders will be relying on the business judgment of the BWAC Board, which had significant discretion in choosing the standard used to establish the fair market value of Heritage, and different methods of valuation may have varied greatly in outcome from one another. As discussed in the Section entitled “Proposal 1: The Business Combination Proposal — Satisfaction of 80% Test,” the BWAC Board determined that this test was met in connection with the Business Combination.

If Nasdaq delists BWAC’s securities from trading on its exchange, BWAC would not be required to satisfy the fair market value requirement described above and could complete a business combination with the Heritage business having a fair market value substantially below 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account).

Stockholder Approval of the Business Combination

BWAC is seeking stockholder approval of the Business Combination at the Special Meeting and, in connection with such meeting, Public Stockholders may redeem their Public Shares for cash in accordance with the procedures described in this proxy statement/prospectus. BWAC’s Insiders have agreed in the Insider Letter Agreement (i) to vote the Founder Shares and any other Public Shares owned by the Insiders, or BWAC’s directors and officers, in favor of the Business Combination; and (ii) not to redeem any Common Stock in connection with a stockholder vote to approve a proposed initial business combination, including the Business Combination. Insiders own approximately 54% of BWAC’s total outstanding shares of Common Stock.

BWAC will not complete the Business Combination (or any other proposed initial business combination, if the Business Combination is not completed) if BWAC does not have net tangible assets of at least $5,000,001 either before or after such consummation and, solely if BWAC obtains approval from a majority of the issued and outstanding Common Stock. BWAC chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act. Further, it is a condition to the parties’ obligation to close the Business Combination, waivable by BWAC and Heritage, that BWAC or Pubco will have cash or cash equivalents equal to at least $10 million, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any Transaction Financing, and after the payment of the parties’ transaction expenses. For more information related to this condition, please refer to the section entitled “Risk Factors — Risks Related to BWAC” for more information. If the condition above is (1) not waived by Heritage; (2) BWAC is unable to satisfy such condition, including with funds in any Transaction Financing, and (3) BWAC is not able to secure additional third-party financing in order to meet the condition, BWAC may not be able to consummate the Business Combination with Heritage and it may not be able to locate another suitable target prior to August 17, 2023, if at all. Public Stockholders may therefore have to wait until after August  17, 2023 in order to be able to receive a pro rata share of the Trust Account.

Redemption Rights

In connection with the Special Meeting, Public Stockholders (but not BWAC’s Insiders) may seek to exercise redemption rights with respect to their Public Shares, regardless of whether they vote for or against the Business Combination, for the Redemption Price. Notwithstanding the foregoing, BWAC’s Insiders have agreed, pursuant to the Insider Letter with us, not to exercise their rights to redeem any Public Shares held by them for the Redemption Price. Redemption rights of Public Stockholders, if properly exercised in the manner described in this proxy statement/prospectus will be effected under the Current Charter and the DGCL. At the Special Meeting, Public Stockholders have the ability to vote for or against the Business Combination and still seek redemption of their Public Shares.

BWAC’s Insiders, directors and officers will not have redemption rights with respect to any Common Stock owned by them, directly or indirectly, whether acquired prior to the IPO or purchased by them in the IPO or in the aftermarket. Additionally, the purchasers of the Private Warrants will not have redemption rights with respect to any Private Warrants owned by them.

Pursuant to BWAC’s Current Charter, a Public Stockholder may request that BWAC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that BWAC may not redeem such shares if such redemption would result in BWAC not having net tangible assets (as determined under the Exchange Act) of at least $5,000,001 either prior to or following the completion of the Business Combination.

A Public Stockholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Stockholder:

(a)     holds Public Shares or holds Public Shares through BWAC Units and elects to separate such BWAC Units into the underlying Public Shares and Warrants prior to exercising redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental that BWAC redeem its Public Shares for cash and (ii) deliver its share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

Holders of BWAC Units must elect to separate the underlying Public Shares and Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their BWAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BWAC Units into the underlying Public Shares and Public Warrants, or if a holder holds BWAC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with BWAC’s consent, until the consummation of the Business Combination, or such other date as determined by the BWAC Board.

Any corrected or changed written demand of redemption rights must be received by BWAC’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Special Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Special Meeting.

Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is BWAC’s understanding that Public Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, BWAC does not have any control over this process and it may take longer than two weeks. Public Stockholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to stockholders for the return of their shares.

If a Public Stockholder properly demands redemption as described above, then, if the Business Combination is completed, BWAC will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your BWAC shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Stockholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Public Warrants. Your Public Warrants will continue to be outstanding following a Redemption of your Public Shares and will become exercisable in connection with the completion of the Business Combination. Holders of Private Warrants do not have redemption rights in connection with the Business Combination.

If the initial business combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights would not be entitled to exercise their rights to redeem their Public Shares for the applicable pro rata share of the Trust Account. In such case, BWAC will promptly return any share certificates (if any) and other redemption forms delivered by Public Stockholders.

Redemption of Public Shares if No Business Combination

Unless BWAC effectuates another Extension, if BWAC does not complete a business combination by August 17, 2023, BWAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to us to pay BWAC’s tax obligations, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of BWAC’s remaining stockholders and the BWAC Board, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to BWAC’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

Prior to such redemption of Public Shares, BWAC would be required to assess all claims that may be potentially brought against us by BWAC’s creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Stockholders with respect to amounts that are owed to them. There can be no assurances that BWAC will properly assess all claims that may be potentially brought against us. As such, BWAC’s stockholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with BWAC’s search for Heritage) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

Each of BWAC’s initial stockholders and the purchasers of the Private Warrants have agreed to waive its rights to participate in any liquidation of BWAC’s Trust Account with respect to the Founder Shares and Private Warrants. There will be no distribution from the Trust Account with respect to Warrants which will expire worthless.

If BWAC is unable to complete an initial business combination and expend all of the net proceeds of BWAC’s IPO, other than the proceeds deposited in the Trust Account, the per-share distribution from the Trust Account would be approximately $10.60 (based on the Trust Account balance as of February 1, 2023).

The proceeds deposited in the Trust Account could, however, become subject to the claims of BWAC’s creditors which would be prior to the claims of the Public Stockholders. Although BWAC will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against BWAC’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of the Public Stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, BWAC’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

The Sponsor has agreed that, if we liquidate the Trust Account prior to the consummation of a business combination, it will be personally liable to pay the debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of the IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so. Accordingly, the actual per-share distribution could be less than $10.60 (based on the Trust Account balance as of February 1, 2023) due to claims of creditors. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in BWAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Public Stockholders. To the extent any bankruptcy claims deplete the Trust Account, there can be no assurances that we will be able to return to the Public Stockholders at least $10.60 (based on the Trust Account balance as of February 1, 2023). The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Marcum LLP, BWAC’s independent registered public accounting firm, and the underwriters of the IPO, will not execute agreements with BWAC waiving such claims to the monies held in the Trust Account.

Employees

BWAC has three executive officers. These individuals are not obligated to devote any specific number of hours to BWAC matters and devote only as much time as they deem necessary to BWAC’s affairs. BWAC does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of BWAC’s management, there is no litigation currently pending or contemplated against BWAC, any of BWAC’s officers or directors in their capacity as such or against any of BWAC’s property.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF BWAC PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

BWAC’s current directors and executive officers are as follows:

Name	Age	Position
Rosemary L. Ripley	68	Chairman of the Board of Directors, President and Chief Executive Officer
Peter S.H. Grubstein	67	Chief Financial Officer, Treasurer and Director
Shay Murphy	39	Vice President and Secretary
Brad Oberwager	53	Director
Kristopher Wood	51	Director
Robert M. Chiste	75	Director

The experience of our directors and executive officers is as follows:

Rosemary L. Ripley has served as BWAC’s Chairman of the Board of Directors and Chief Executive Officer since August 2020. She has been a Managing Member and control shareholder of N*GEN, a venture capital and growth equity investment firm investing in healthy and sustainable living, since 2007. Ms. Ripley leads the firm’s focus on consumer companies with differentiated products and services in food and beverage, and personal and household care. She works actively on and with the boards of several portfolio companies including Zevia, Revolution Foods and Enzymedica. She also serves on the board of Heineken, N.V. Over her career in the consumer industry, Ms. Ripley has orchestrated transactions worth approximately $40 billion for a wide variety of companies, both large and small. Many of these transactions were with counterparties that are some of the largest multinational CPG companies in the world. Responsible for Corporate Business Development worldwide at Altria Group (previously Philip Morris Companies) from 1990 to 2005, Ms. Ripley helped accelerate growth at Altria’s operating companies, Kraft Foods and Miller Brewing Company, through expansionary growth plans and transformative acquisitions. Among the transformative transactions she led were the acquisition of Nabisco Foods, a $19 billion transaction, the initial public offering and spinout of Kraft Foods, raising $8.7 billion, and the $5.5 billion merger of Miller Brewing Company with South African Breweries. In addition to these transactions, Ms. Ripley has led numerous other transactions raising billions of dollars for a wide range of companies in the consumer industry. Prior to joining Philip Morris, she ran the Retail and Consumer Group in Investment Banking at two different boutique firms on Wall Street. Ms. Ripley also co-founded Circle Financial Group, a multi-family investment advisory firm, specializing in the investment needs of ultra-high net worth women, which has been re-branded as Circle Wealth Management. She graduated cum laude from Yale University and received an MBA from the Yale School of Management. Ms. Ripley is the wife of Peter S.H. Grubstein, BWAC’s Chief Financial Officer and a director. We believe Ms. Ripley is well-qualified to serve as a member of our board of directors due to her experience as a business leader in a variety of industries and her contacts and relationships.

Peter S.H. Grubstein has served as BWAC’s Chief Financial Officer, Treasurer and Director since August 2020. He is the founder and Managing Member of N*GEN, a venture capital and growth equity investment firm investing in healthy and sustainable living. Mr. Grubstein founded N*GEN in 2001 and has since been investing in sustainable businesses with innovative solutions to impact the world’s biggest problems. Mr. Grubstein has 40 years of experience as an entrepreneur, operating executive, and venture capital investor and has grown N*GEN from one of the earliest to invest in sustainable technologies, to a firm with three funds, raising over $500 million. At N*GEN, he invests in healthy living, which includes consumer-facing brands and services that span various sectors, from personal care to energy efficiency products and innovative agricultural solutions, all with the goal of changing consumer behavior to improve consumer and environmental health. Prior to founding N*GEN, Mr. Grubstein made diverse private investments, ranging from leveraged buyouts and leveraged recapitalizations to early venture investments in materials science enterprises. Earlier in his career, he was CEO of American Tanning, a manufacturing business owned by his family, from 1982 to 1983. Subsequently at KD/P Equities. J.B. Poindexter & Co. and Grubstein Holdings, LTD., he worked on investments such as Carolina Steel Corporation and focused on supply chain and logistics efficiencies to drive profitability, including selecting acquisitions to improve overall operations for businesses that reach a certain scale. Mr. Grubstein is currently a member of the Board of Directors of Enzymedica, a provider of digestive enzyme supplements. Mr. Grubstein is a graduate of Yale University. Mr. Grubstein is the husband of Rosemary L. Ripley, BWAC’s Chairman and Chief Executive Officer. We believe Mr. Grubstein is well-qualified to serve as a member of our board of directors due to his experience as a business leader in a variety of industries and his contacts and relationships.

Shay Murphy has served as BWAC’s Vice President and Secretary since August 2020. Mr. Murphy has been with N*GEN for nearly seven years since he began as an associate after graduating from business school in 2015 and is currently a partner. He leads N*GEN’s focus on smart cities and sustainable food systems and also supports the healthy consumer investment strategy. His duties include current portfolio management, new deal pipeline and diligence, financial modeling, and fundraising. Mr. Murphy is current a member of the Board of Directors of Encycle Corporation. From 2012 to 2013, Mr. Murphy worked at DG Energy Partners, a solar energy financial advisory start-up where he sourced and evaluated prospective new commercial-scale solar projects and developed a project finance and feasibility model that was sold and disseminated to DG Energy Partners’ financial and EPC clients. In 2006, Mr. Murphy began his career at Citigroup Global Markets in the fixed income capital markets division where his primary role was providing debt restructuring and refinancing solutions for sponsor-backed companies, corporates, and sovereign nations. Until he left in 2011, Mr. Murphy was involved in the restructuring or refinancing of over $200 billion of debt, including the $38 billion debt exchange for GMAC in December 2008. Mr. Murphy holds an MBA from NYU Stern School of Business and a B.A. in Philosophy from Columbia University where he played varsity football.

Brad Oberwager has served as a member of BWAC’s board of directors since November 2020. Mr. Oberwager has spent his career in technology and consumer focused companies. He is an experienced board member and has served on multiple boards. Currently, he is member of the board of directors of Asure Software (Nasdaq: ASUR) and chairs its compensation committee. Mr. Oberwager is also on the boards of TEGSCO (aka AutoReturn), an information services company, Linden Lab (owner of Second Life), a developer of digital entertainment, Tilia.io, a fintech company, and Sundia Corporation, a food company, where he is also Chairman. He also owned Bare Snacks, a food company acquired by PepsiCo in 2018. From July 2017 to June 2018, he was Vice-chair of YPO International, a global organization of 55,000 CEOs. Mr. Oberwager received his BS from Georgetown University and his MBA from the Wharton School of the University of Pennsylvania. We believe Mr. Oberwager is well-qualified to serve as a member of our board of directors due to his experience in technology and consumer focused industries and his contacts and relationships.

Kristopher Wood has served as a member of BWAC’s board of directors since November 2020. Mr. Wood is a private investor in numerous private start-ups and in smaller established businesses where he often assumes an operating role in repositioning the business for dynamic growth and enhanced profitability. He has served as the President of Wellness Coaches USA, LLC, a leading provider of health and wellness program to government agencies and large employers, since November 2021. Previously, Mr. Wood served as the President of Impact Health, Inc., a provider of rapidly deployed, turn-key, COVID-19 testing programs at scale, from March 2020 to September 2021. Mr. Wood led the development of Impact Health’s COVID-19 programs and oversaw its operations and strategy. From 2012 to April 2018, Mr. Wood served as the Chief Investment Officer for Lurie Holdings, Inc., a family office, where he worked on the turnaround, sale and integration of a number of Lurie investments, including Joint Juice, which later acquired Premier Nutrition. He served as Executive Chairman of the combined company from September 2012 to August 2013 where he was active in integrating the two companies and led the subsequent sale of Premier Nutrition to Post Holdings. From 2011 to 2012, Mr. Wood was Head of Strategy for NewPage Corporation, a large freesheet paper manufacturer. From 2009 to 2011, he was Head of Strategy for Worldcolor, a large printing company. Earlier in his career, Mr. Wood was a member of the investment team at several middle market private equity companies including MidOcean Partners where he sourced investments and took active leadership roles and a member of the Global Finance Group of Deutsche Bank Securities. Mr. Wood was a director of Viamet Pharmaceuticals and was also a member of the Finance Committee of the Lurie Children’s Hospital of Chicago. He graduated cum laude with a B.S. in economics from The Wharton School of the University of Pennsylvania. We believe Mr. Wood is well-qualified to serve as a member of our board of directors due to his experience as a business leader in a variety of industries and his contacts and relationships.

Robert M. Chiste has served as a member of BWAC’s board of directors since April 2022. Mr. Chiste has served as the Chairman of Encycle Corporation since July 2012 and also served as its Chief Executive Officer from 2015 to 2022. Mr. Chiste has served as a director of MetOx Technologies, Inc. since November 2020. He served as the Chairman of Enbala Power Systems from May 2012 to October 2019 and also served as its interim CEO from 2014 to 2015. Mr. Chiste was the Chairman, CEO and President of Comverge, Inc. from September 2001 to June 2009. He also served as President and CEO of Allwaste, Inc. from October 1994 to August 1997. In addition, he served as a senior executive in several public companies, including Transco Energy Venture Companies, from 1988 to 1993, and Enron Corporation, through a series of acquisitions, from 1980 to 1988. Mr. Chiste has also served as the Chief Executive Officer of Sorfina Capital, a family investment fund focused on early-stage clean energy and traditional energy services, from 1998 to 2022 and has remained as a director to the board of directors of Sorfina Capital. Mr. Chiste received a BA in Mathematics from The College of New Jersey, a JD from Rutgers University School of Law and an MBA from Rutgers University School of Business. We believe Mr. Chiste is well-qualified to serve as his experience as a business leader and his contacts and relationships.

Family Relationships

Rosemary L. Ripley, our Chief Executive Officer, President and chairman of the board of directors, is the wife of Peter S.H. Grubstein, our Chief Financial Officer, Treasurer and director. Other than that, there are no family relationships among any of our executive officers or directors.

Number and Terms of Office of Officers and Directors

Our board consists of five directors and is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Robert M. Chiste, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Brad Oberwager and Kristopher Wood, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Rosemary L. Ripley and Peter S. H. Grubstein, will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Presidents, Vice Presidents, Secretary, Assistant Secretaries, Treasurer, and such other offices as may be determined by the board of directors.

Director Independence

Currently, Brad Oberwager, Kristopher Wood and Robert M. Chiste would each be considered an “independent director” under the Nasdaq rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

BWAC’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. BWAC’s board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Audit Committee

BWAC has established an audit committee of the board of directors, which consists of Brad Oberwager, Kristopher Wood and Robert M. Chiste, each of whom is an independent director under Nasdaq’s listing standards. The audit committee’s duties, which are specified in BWAC’s Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in BWAC’s Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of BWAC’s financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management BWAC’s compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by BWAC’s independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding BWAC’s financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by BWAC’s management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, BWAC must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The BWAC Board has determined that Kristopher Wood qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Director Nominations

BWAC does not have a standing nominating committee though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The BWAC Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Brad Oberwager, Kristopher Wood and Robert M. Chiste. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, BWAC does not have a nominating committee charter in place.

The BWAC Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to BWAC’s board of directors should follow the procedures set forth in BWAC’s bylaws.

BWAC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of BWAC’s stockholders.

Compensation Committee

BWAC has established a compensation committee of the board of directors, which consists of Brad Oberwager, Kristopher Wood and Robert M. Chiste, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in BWAC’s Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of BWAC’s other executive officers;

•        reviewing BWAC’s executive compensation policies and plans;

•        implementing and administering BWAC’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for BWAC’s executive officers and employees;

•        if required, producing a report on executive compensation to be included in BWAC’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

BWAC has adopted a Code of Ethics that applies to all of its executive officers, directors and employees. The Code of Ethics codifies the business and ethical principles that govern all aspects of BWAC’s business. BWAC has filed a copy of its Code of Ethics and its audit and compensation committee charters as exhibits to the registration statement filed in connection with its IPO. You are able to review these documents by accessing BWAC’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from BWAC. BWAC intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION OF BWAC

The following discussion and analysis of BWAC’s financial condition and results of operations should be read in conjunction with BWAC’s audited financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 5, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from August 5, 2020 (inception) through September 30, 2022 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and to identify a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and transaction expenses.

For the three months ended September 30, 2022, we had net income of $844,154 which consists of the change in fair value of convertible promissory note — related party of $1,113,700, interest earned on marketable securities held in the Trust Account of $254,709 and unrealized gain on marketable securities held in the Trust Account of $1,078, offset by change in fair value of warrant liability of $106,018, a provision for income taxes of $23,249 and operational costs of $396,066.

For the nine months ended September 30, 2022, we had net income of $3,407,252 which consists of the change in fair value of warrant liability of $2,218,358, change in fair value of convertible promissory note — related party of $2,119,960, and interest earned on marketable securities held in the Trust Account of $423,734, offset by provision for income taxes of $27,528 and operational costs of $1,327,272.

For the three months ended September 30, 2021, we had net income of $1,475,730 which consists of the change in fair value of warrant liability of $2,192,941 and interest earned on marketable securities held in the Trust Account of $23,138, and unrealized loss on marketable securities held in the Trust Account of $4,654, offset by formation and operational costs of $735,695.

For the nine months ended September 30, 2021, we had net income of $2,207,258, which consists of the change in fair value of warrant liability of $3,302,913 and interest earned on marketable securities held in the Trust Account of $58,976, and unrealized loss on marketable securities held in the Trust Account of $5,829, offset by formation and operational costs of $1,148,802.

For the year ended December 31, 2021, we had net income of $2,100,223 which consists of the change in fair value of warrant liabilities of $3,912,915, change in fair value of convertible promissory note — related party of $303,460 and interest earned on marketable securities held in the Trust Account of $64,088, and unrealized gain on marketable securities held in the Trust Account of $1,371, offset by operational costs related to potential business combinations that were pursued of $2,181,611.

For the period from August 5, 2020 (inception) through December 31, 2020, we had a net loss of $4,187,718, which consisted of formation and operating costs of $121,087, change in fair value of warrant liabilities of $4,069,896, and transaction costs incurred in connection with the Initial Public Offering of $11,564 offset by interest income on marketable securities held in the Trust Account of $11,521 and an unrealized gain on marketable securities held in the Trust Account of $3,308.

Liquidity and Capital Resources

On November 17, 2020, we consummated the Initial Public Offering of 11,000,000 units, at $10.00 per unit, generating gross proceeds of $110,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 4,800,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor and EBC, generating gross proceeds of $4,800,000.

On November 19, 2020, in connection with the underwriters’ partial exercise of their over-allotment option, we consummated the sale of an additional 1,618,600 units at a price of $10.00 per unit, generating total gross proceeds of $16,186,000. In addition, we also consummated the sale of an additional 485,580 private placement warrants at $1.00 per private placement warrant, generating total gross proceeds of $485,580.

Following the Initial Public Offering, the partial exercise of the over-allotment option, and the sale of the private placement warrants, $111,100,000 was placed in the Trust Account on November 18, 2020 and $16,347,860 was placed in the Trust Account on November 20, 2020, respectively, for a total of $127,447,860. We incurred $2,880,354 in The Initial Public Offering related costs, including $2,523,720 of underwriting fees and $356,634 of other costs.

For the nine months ended September 30, 2022, cash used in operating activities was $853,148. Net income of $3,407,252 was affected by the change in fair value of warrant liability of $2,218,358, change in fair value of convertible promissory note — related party of $2,119,960 and interest earned on marketable securities held in the Trust Account of $423,734. Changes in operating assets and liabilities provided $501,652 of cash for operating activities.

For the nine months ended September 30, 2021, cash used in operating activities was $528,273. Net income of $2,207,258 was affected by the change in fair value of warrant liability of $3,302,913, interest earned on marketable securities held in the Trust Account of $58,976, and an unrealized loss on marketable securities held in our Trust Account of $5,829. Changes in operating assets and liabilities provided $620,529 of cash for operating activities.

For the year ended December 31, 2021, cash used in operating activities was $744,981. Net income of $2,100,223 was affected by the change in fair value of warrant liabilities of $3,912,915, change in fair value of convertible promissory note — related party of $303,460, interest earned on marketable securities held in the Trust Account of $64,088, and an unrealized gain on marketable securities held in our Trust Account of $1,371. Changes in operating assets and liabilities provided $1,436,630 of cash for operating activities.

For the period from August 5, 2020 (inception) through December 31, 2020, cash used in operating activities was $147,816. Net loss of $4,187,718 was affected by interest earned on marketable securities held in the Trust Account of $11,521, changes in fair value of warrant liabilities of $4,069,896, transaction costs incurred in connection with the Initial Public Offering of $11,564 and unrealized gain on marketable securities held in the Trust Account of $3,308. Changes in operating assets and liabilities used $26,729 of cash for operating activities.

As of September 30, 2022, in the U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee, we had cash held of $947 and marketable securities held in the Trust Account of $44,202,534 (including approximately $145,311 of interest income) consisting of securities held in a money market fund that invests in U.S. Treasury securities with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. In connection with the extension on May 12, 2022, stockholders holding 5,586,910 shares of BWAC’s redeemable common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.30 per share. In connection with the extension on August 15, 2022, stockholders holding 2,818,237 shares of BWAC’s redeemable common stock exercised their right to redeem such shares for a pro rata portion of the funds on the Trust Account at a redemption price of approximately $10.37 per share. Through September 30, 2022, we have withdrawn $358,711 of interest earned on the trust account to pay our taxes.

As of December 31, 2021, we had primarily marketable securities held in the Trust Account of $128,790,008 (including $80,288 of interest income and unrealized gains, net of unrealized losses) consisting of securities held in a money market fund that invests in U.S. Treasury securities with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through December 31, 2021, we did not withdraw any interest earned on the Trust Account to pay our taxes.

We intend to use substantially all of the funds held in the Trust Account, to acquire a target business and to pay our expenses relating thereto upon consummation of our initial business combination for assisting us in connection with our initial business combination. To the extent that our capital stock is used in whole or in part as consideration to effect an initial business combination, the remaining funds held in the Trust Account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of September 30, 2022, we had cash of $83,760 held outside the trust account. We intend to use the funds held outside the trust account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the insiders, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The units would be identical to the private placement warrants. On November 9, 2021, we issued a promissory note in the principal amount of $1,261,860 to the Sponsor in connection with the Extension (“Convertible Promissory Note”) (as defined below). On February 17, 2022, April 14, 2022, May 18, 2022, August 17, 2022 and December 31, 2022, we amended and restated the Convertible Promissory Note to increase the principal amount thereunder from $1,261,860 to $4,323,720. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which BWAC’s business combination is consummated and (ii) the liquidation of BWAC on or before August 17, 2023 or such later liquidation date as may be approved by BWAC’s stockholders. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Convertible Promissory Note may be converted into warrants of BWAC, each warrant exercisable for one share of common stock of BWAC upon the consummation of its Business Combination, equal to: (x) the portion of the principal amount of the Note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants.

We expect that we will need to raise additional capital through loans or additional investments from the Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.

In connection with BWAC’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” BWAC has until August 17, 2023 to consummate an initial business combination. It is uncertain that BWAC will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date and an extension has not been requested by the Sponsor and approved by BWAC’s stockholders, there will be a mandatory liquidation and subsequent dissolution of BWAC. Management has determined that the liquidity condition and the mandatory liquidation and potential subsequent dissolution raises substantial doubt about BWAC’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should BWAC be required to liquidate after August 17, 2023.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We have agreed, commencing on November 12, 2020 through the earlier of our consummation of an initial business combination and our liquidation, to pay an affiliate of our management a total of $10,000 per month for office space, utilities and secretarial support. For the three and nine months ended September 30, 2022, BWAC incurred and accrued $30,000 and $90,000 in fees for these services, respectively, and those fees are included in accounts payable and accrued expenses in the accompanying condensed balance sheets. For the three and nine months ended September 30, 2021, BWAC incurred and paid $30,000 and $90,000 in fees for these services. For the year ended December 31, 2021, we incurred $120,000 in fees for these services. At December 31, 2021 and 2020, fees of $0 and $20,000 are included in accounts payable and accrued expenses in the accompanying balance sheets, respectively.

We granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 1,650,000 additional units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On November 19, 2020, the underwriters partially exercised their over-allotment option to purchase an additional 1,618,600 units at $10.00 per unit and forfeited the remaining over-allotment option.

We have engaged EBC as an advisor in connection with an initial business combination to assist us in holding meetings with its stockholders to discuss the potential initial business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with an initial business combination, assist us in obtaining stockholder approval for the initial business combination and assist us with our press releases and public filings in connection with the initial business combination. We will pay EBC a cash fee for such services upon the consummation of an initial business combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $4,416,510 (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at our sole discretion to other FINRA members that assist us in identifying and consummating an initial business combination.

We have engaged various law firms to provide legal due diligence services and business combination services related to a potential target company. All fees and expenses related to the various engagements will be deferred and are to be paid fully upon the closing of any initial business combination. The law firms will not be entitled to any fees or expense reimbursement if we do not consummate an initial business combination within our deadline. Deferred fees of $1,371,549 and $1,009,868 related to these legal services have been accrued as of September 30, 2022 and December 31, 2021, respectively.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for the private placement warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the private placement warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the private placement warrants as liabilities at their fair value and adjusts the private placement warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The private placement warrants for periods where no observable traded price was available were valued by using a binomial lattice simulation model.

Convertible Promissory Note

We account for our convertible promissory note under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. We have made such election for our convertible promissory note. Using fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash change in the fair value of the convertible promissory note in the statements of operations. The fair value of the option to convert the convertible promissory note into private placement warrants was valued by utilizing a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.

Common Stock Subject to Possible Redemption

We account for our Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable Common Stock (including Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, Common Stock is classified as stockholders’ equity. Our Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net Income (Loss) per Share of Common Stock

Net income (loss) per share of Common Stock is computed by dividing net income (loss) by the weighted average number of shares of Common Stock outstanding for the period. Accretion associated with the redeemable shares of Common Stock is excluded from net income (loss) per share of Common Stock because the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The impact of the adoption of ASU 2020-06 is being assessed by us; however no significant impact on the financial statements is anticipated.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operation and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, volatility in the financial markets or economic conditions, increase of oil price and interest rate, inflation, supply chain disruption, decline in consumer confidence and spending, the on-going effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine. We cannot at this time fully predict one or more of the above events, their duration or magnitude of, or the extent to, which they may negatively impact our business and our ability to complete an initial business combination.

INFORMATION ABOUT HERITAGE

Unless the context otherwise requires, all references in this section to “we”, “us” or “our” refer to Heritage Distilling Holding Company, Inc. and its subsidiaries prior to the Business Combination.

Overview

Heritage is one of the leading craft distilleries in the United States and produces, markets and sells a diverse line of award-winning craft spirits, including whiskeys, vodkas, gins, rums, and “ready-to-drink” canned cocktails. With recognition that taste and innovation are key criteria for consumer choices in spirits, and by innovating new products for trial in its company-owned distilleries and tasting rooms, Heritage has developed differentiated products that are responsive to consumer desires for rewarding and novel taste experiences. As a result, out of the more than 2,600 craft producers in North America, Heritage has been recognized with more awards for its products from the American Distilling Institute, the leading independent spirits association in the U.S., than any other North American craft distiller for each of the last nine years. Heritage is one of the largest craft spirits producers on the West Coast based on revenues and is developing a national reach in the U.S. through traditional sales channels (wholesale, on-premise and ecommerce) and its unique and recently-developed Tribal Beverage Network (“TBN”) sales channel.

Heritage competes in the craft spirits segment, which is the most rapidly growing segment of the overall $288 billion spirits market. According to the American Craft Spirits Association, a craft distillery is defined generally as a distillery that produces fewer than 750,000 gallons annually and holds an ownership interest of 51% or more of a distilled spirits plant that is licensed by the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury. According to the Craft Spirits Global Market Report 2022 of Research and Markets, the craft spirits segment had revenues of in excess of $17.7 billion in 2021 and is estimated to grow at a compound annual growth rate (“CAGR”) of 30.6% to $66.0 billion in 2026. Heritage believes it is well positioned to grow in excess of the growth rate of the market by increasing its marketing efforts, increasing the size of its management and sales teams and broadening its wholesale distribution.

Heritage sells its products through wholesale distribution, directly to consumers through its six owned and operated distilleries and tasting rooms located in Washington and Oregon and by shipping directly to consumers on-line where legal. Currently, Heritage sells products primarily in the Pacific Northwest with limited distribution in other states throughout the U.S. In addition, in collaboration with Native American tribes, Heritage has recently developed a new sales, manufacturing and distribution channel on tribal lands which Heritage expects will increase and broaden recognition of the Heritage brand as that network expands nationally.

Heritage’s growth strategy is based on two primary areas. First, Heritage is focused on growing wholesale volume with its distributors through key national accounts both on and off-premise. Second, Heritage is focused on expanded growth of its collaboration with Native American tribes through the TBN. In concert with tribal partners, this footprint includes Heritage-branded micro production hubs, Heritage-branded stores and tasting rooms and the sale of Heritage product. In the typical TBN collaboration, the tribes will own these businesses, and Heritage will receive a royalty on gross sales. The TBN is expected to form a network of regional production hubs, supporting product trial and sampling, and generating sales. Importantly, because products will be distilled and bottled locally, Heritage believes the TBN will promote the positioning of the Heritage brands as local and regional. As the brands grow and the TBN footprint expands, there will be an important synergy with increased adoption and growth through wholesale. Similarly, as demand for Heritage products grow through wholesale channels, there should be a positive effect on the demand for Heritage’s products through the tribal distilleries.

Benefits to Tribal Partners

The TBN is expected to provide significant economic benefits to tribal partners with the creation of a new business opportunity. Heritage will work with the tribes to provide them with the know-how to build turnkey distilling, bottling and/or canning facilities. In addition to providing an opportunity to generate additional revenue, these operations are expected to provide the tribes competitive tax advantages available under state and local laws compared to production outside of tribal lands. Additionally, Heritage will assist tribal partners with construction and placement of adjacent operations for tasting and selling products, as well as a family of brands for sale. Heritage believes its expertise will allow tribes to get into business relatively quickly and reliably with a seasoned partner.

Competitive Strengths

Heritage attributes its success to the following competitive strengths.

•        Compelling Product Offerings — Flavored Craft Spirits and RTD Segments.    Heritage offers a diverse line of traditional and flavored craft spirits and innovative and refreshing canned “ready-to-drink,” or RTD, alcoholic beverages with appealing taste profiles, such as Cocoa Bomb Chocolate Whiskey, Florescence Grapefruit & Pomelo Vodka, Peachy Bourbon Canned Cocktail, and Blood Orange Vodkarita. This is evidenced by the more than 250 awards it has received over the past nine years. Heritage was the original creator of Flavored Bourbon, a flavored bourbon that won “World’s Best Flavored Whiskey” by Whiskey Magazine in London two years in a row — an unprecedented feat.

•        Premium Aged Whiskeys.    Heritage has been testing, distilling and aging whiskeys since its inception over ten years ago. Unlike many new brands entering the premium craft whiskey and bourbon category that rely on sourced liquid for their blends, Heritage produces and ages all of its own product in-house. This allows Heritage to leverage its experience and its innovative distillation methods while taking advantage of the Pacific Northwest’s unique climate to produce aged whiskeys that are authentic to the Heritage name and of the highest quality. Heritage introduced its first single barrel selections to the public in late 2022 under the Stiefel’s Select brand. The initial single barrel selections, which included a four-grain bourbon, a high rye bourbon, a wheated bourbon, a peated bourbon, a 100% rye whiskey and a single malt whiskey, sold out quickly, and Heritage has begun negotiations with one of its distributors for the release of future single barrel selections to the market. Heritage expects to release these whiskeys as either “single barrel picks” or “small batch blends” depending on the recipe and target market. According to gearpatrol.com, an on-line publication focused on consumer products, the single barrel market is growing rapidly as consumers seek alternatives to larger brands that are on allocation or are becoming increasingly difficult to find. According to Men’s Journal, the single barrel market is growing rapidly as consumers seek alternatives to large brands that are on allocation or that are becoming increasingly difficult to find.

•        Differentiated Distribution Strategy.    Heritage believes it has a strong three-pronged distribution approach that increases the availability of its brand and product offerings to its target consumers.

•        Direct to Consumer (“DTC”). Heritage has six Heritage-branded tasting rooms in the Pacific Northwest that allow it to sell directly to consumers and which it uses to sample new products and ideas. Heritage also sells through ecommerce and engages in other subscription-based program activities to target customers to generate recurring revenue and customer loyalty. In Heritage’s Cask Club program, consumers join as members and work with the Heritage distilling team to develop their own 10-liter barrel batches, which are customer aged, flavored, bottled, proofed and labelled. Heritage believes this program creates repeat customer foot traffic and encourages members to bring friends and family to the locations to sample products, enjoy cocktails and purchase products of their own. It also serves as an innovation laboratory that provides Heritage with an opportunity to develop and test new products and concepts with the goal of bringing the strongest performers to market. Heritage’s Spirits Club, a DTC subscription service provided by Heritage, offers members the opportunity to purchase three or four selections of spirits per year, which are automatically shipped to their homes.

•        Wholesale.    Heritage has distribution agreements with the two largest spirits distributors in the U.S., Southern Glazers Wine and Spirits (“SGWS”) and Republic National Distributing Company (“RNDC”). These revenues of these distributors in 2021 collectively represented more than 50% of the market share of the total wine and spirits wholesale market in the U.S. Heritage’s existing wholesale footprint includes the seven states in the Pacific Northwest (Washington, Oregon, Alaska, Idaho, Montana, Utah and Wyoming) plus Virginia. In the few states in which these distributors do not have operations, Heritage plans to partner with the leading wholesalers in those states or territories

•        Tribal Beverage Network.    Heritage believes the TBN model is unique in the adult beverage industry. To set up this network, Heritage has leveraged the role of its Chief Executive Officer in 2018 in overturning a 184-year-old law prohibiting Native Americans from distilling spirits on tribal lands. Heritage designed the TBN to assist Native American tribes to develop a new business, complementary to their existing casino and entertainment businesses, in order to attract new visitors and consumers. Heritage works with the tribes to learn the distillery business, and sell Heritage’s and their own spirits through their adjacent facilities including tasting rooms, restaurants and shops.

By working with Heritage, tribes get access to Heritage expertise and to its full portfolio of brands. Heritage believes this is a significant new business for tribes with the potential for strong revenue and profit growth, allowing tribes to capture the full margin benefit as manufacturers.

According to 500nations.com, a website focused on Native American tribal casinos and casino gambling, there are currently 245 tribes in the U.S. operating 524 gaming operations in 29 states, generating annual revenues of approximately $32 billion. In every county across the U.S. where there are casinos, they are the largest consumers of alcohol, beer and wine in the U.S. Heritage believes a significant percentage of the millions of visitors collectively visiting those tribally-owned operations will patronize the Heritage-branded TBN distillery tasting rooms to sample and consume cocktails, sign up for one or more of Heritage’s subscription-based member programs and purchase bottles of spirits to go. Under this model, the tribes exercise their tribal sovereignty and enter a new business with significant revenue and margin potential. The TBN model also envisions Heritage working with each of the participating tribes to develop their own unique brands to feature in their properties and regions.

•        Capital-Efficient and Scalable Operational Structure.    Heritage has strategically structured, and plans to continue to structure, its organization and operations to minimize its capital investment requirements while maintaining flexibility to rapidly scale its production capabilities to meet consumer demands. Heritage does this by utilizing its internal distilling and bottling capabilities while leveraging a network of reputable third-party providers with industry expertise and experience performing various functions falling outside of Heritage’s internal core competencies. For example, Heritage contracts with third-party canning and packaging companies to pack its RTDs rather than investing in the required equipment and supporting infrastructure and personnel for in-house canning operations. Heritage believes the planned expansion of the TBN will also enhance Heritage’s ability to scale its production, distribution and selling operations with limited capital expenditures across many regions of the U.S. while allowing it to retain “local” brand status in those areas.

•        Food and Beverage Industry Experience.    The Heritage executive team and board of directors operates with a focus on human capital management that holds a firm belief that quality people, with proven track records can produce quality results. The leadership team and board of directors are made up of multi-disciplinary executives with a proven track records of successfully launching, growing and operating companies of all sizes and across industries. Supporting this leadership team are deeply skilled individuals in key disciplines.

Strategies for Growth

Heritage’s growth plan focuses on gaining brand and product visibility, thereby increasing sales and market share, by executing the following strategies:

•        Grow Its Principal Product Lines Through High-Volume Distribution.    Heritage plans to continue to produce and sell innovative, premium-branded products through its primary channels of distribution. These channels consist of: wholesale distribution, including retail supermarkets, liquor stores, state liquor stores (in control states), hotels, casinos, bars and restaurants; direct-to-consumer sales through Heritage-owned and other e-commerce sites, as well as Heritage-owned distilleries and tasting rooms; and through the TBN.

•        Grow the TBN model.    One of Heritage’s primary focus areas is the expansion of the TBN to create a national network of tribal spirits production and retail operation locations in or around tribal casinos and high-foot-traffic entertainment districts on tribal lands. Heritage believes these operations will benefit from the fact that, as sovereign nations, tribes are exempt from a variety of state and local zoning and construction codes and can collect and keep state and local excise and sales taxes on the products they produce and sell on tribal lands, along with distributing products to their own properties.

•        Continue to Innovate New Products.    Heritage plans to continue to employ a synergistic process of rapid development and testing of new products through sales and sampling in its Heritage-owned distilleries and tasting rooms and in collaboration with the TBN to sell products to consumers in Heritage-branded TBN distilleries. This direct-to-consumer model is a strategy Heritage has utilized since its inception and that has been an important part of its ability to launch, test, re-formulate and re-launch products that have subsequently proven to be appealing to consumers.

Market

Heritage believes it is positioned in an advantageous part of the alcohol beverage industry. According to the ISWR, a leading source of data and intelligence on the alcoholic beverage market, spirits have gained market share among other alcoholic beverages for 21 consecutive years from 1998 to 2019, which has come at the expense of beer and wine as consumers trend away from those products and into spirits. From 2000 to 2021, the market share of spirits by value increased nearly 13 percentage points, from 28.7% to 41.3%, according to Statista, a global market research and analytics firm. IWSR projects that by 2030, spirits will occupy the largest percentage of the overall alcoholic beverage market by volume of servings. In the U.S., spirits sales are projected by Grandview Research, a market research firm, to be $279 billion by 2028, growing at a 7.7% CAGR.

Source: Statista Report: “Sales market share of the United States alcohol industry from 2000 to 2021, by beverage”

The market size in the U.S. for craft spirits was estimated at $7.5 billion in 2021 according to the American Craft Spirits Association. Globally, this segment is projected by Research and Markets, a leading global market research firm, to grow faster than the overall spirits market at 31% through 2026. In 2020, the U.S. craft spirits segment was approximately 7% of the total market by value, and this segment is expected to nearly double to a 13% market share by value by 2025. This growth is in line with historic and current trends across the craft beer market from its inception in the 1980s, which market initially represented less than 1% of the overall beer market and now commands more than 20% of the beer market by volume.

US Craft Spirits Market Share Will Nearly Double from 2020 - 2025

Projected Craft Market Share of Spirits Industry by Value
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
1.10%
3.00%
7.00%
13.00%
2010A
2015A
2020A
2025P
Craft Market Share by Value

As a result of its position in the craft spirits segment of the overall spirits market, Heritage is situated in the fastest-growing segment of the spirits market, which itself is the highest growth segment of the adult beverage market. In addition, according to Distilled Spirits Council of The United States, consumers are increasingly shifting towards higher premium products in the spirits market, with spirits brands in the U.S. enjoying a multi-decade-long trend towards high-end and super premium products. Goldman Sachs Equity Research predicts super premium spirits products will soon represent almost 38% of the overall spirits market, and spirits have also demonstrated to be recession resistant in the U.S. over time, with a correlation coefficient of 0.002 since 1962 by volume.

Premium & Super-Premium Drove 82% Spirit Revenue Growth in 2021[1]

High-End and Super-Premium Volumes as a % of Total US Spirits Market[2]

40%
35%
30%
25%
20%
15%
10%
5%
0%
4%
13%
23%
23%
25%
29%
34%
38%
1970
1980
1990
2000
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021

1) https://thewhiskeywash.com/uncategorized/demand-for-premium-spirits-drives-12th-straight-year-of-market-growth/

2) *How defensive is Beer versus Spirits in a downturn?*, June 2022, Goldman Sachs Equity Research

Premiumization is occurring across categories

2020-21 Change in Volume, 9-Liter Cases, Thousands

Tequila/Mezcal
584
1,067
971
1,991
Whisk(e)y
-618
2,003
1,973
Vodka
-865
-818
2,196
691
Cordials
889
939
532
Brandy & Cognac
-366
568
Gin
-493
318
Rum
-390
Value
Premium
High End Premium
Super Premium

Source: DISCUS Market Segmentation Database

Note: Labels for values under 250,000 are not shown

Heritage Brands and Products

Heritage produces a variety of Heritage-branded craft spirits and craft RTDs, including vodka, gin, whiskey and rum; flavored products; and super-premium aged products. Its broad product line is focused on high-quality consumer staples, such as vodka distilled from corn, a refreshing and clean gin, everyday whiskeys and a core line-up of bold-flavored vodkas featuring flavors such as lavender, huckleberry, bacon, coffee and sweet ghost pepper. These products are distributed under the Heritage Distilling brand primarily in the Pacific Northwest and particularly in the states of Washington, Oregon and Alaska, and to a lesser degree in Idaho, Montana, Wyoming, Utah and Virginia.

Traditional Spirits Products.    In the more traditional whiskey segment, Heritage has produced and sold Dual Barrel Bourbon and Dual Barrel Rye nationwide through Total Wine and More, a national retail liquor chain, since 2015. In 2015, Heritage launched Special Forces Whiskey, a premium brand positioned towards active-duty military, retired military, military families and others supportive of the armed forces. There are approximately 3.6 million active-duty military and retirees in the U.S. excluding families and other military supporters. Heritage has produced seven blends of Special Forces Whiskey annually since 2015, and a portion of the sales proceeds of this brand are donated by Heritage to special forces charities. These donations currently support the 1st Special Forces Group at Joint Base Lewis McChord (“JBLM”) and Heritage has raised more than $150,000 for charities at JBLM to support military personnel and their families. Heritage expects to expand this concept to the multiple Special Forces groups across the country with a greater emphasis on distribution in more states.

Most recently, Heritage launched its most premium line of products to date under the banner of Stiefel’s Select, named after the company’s founders. These whiskeys are super-premium single barrel whiskey selections from the best of its aging barrel inventory. Each barrel is bottled, hand labeled and hand numbered with individual and sequentially-numbered bottles. All of the whiskeys under this brand are aged at least four years and are selected based on stringent tasting protocols developed by Heritage. Heritage is working with Julia Nourney, an international whiskey expert, on additional blending and maturation protocols and the selection of barrels qualified for bottling under the brand. Heritage released six barrels under this program at the end of 2022 and is planning to expand this offering in 2023 and beyond while also building its inventory of aging whiskey in barrels to increase product availability over time. Aged whiskeys are priced at super-premium prices and are frequently supply-constrained due to market demand and the time required to produce these products. As of November 2022, Heritage had 894 barrels of aged spirits. This inventory is comprised of predominantly aged whiskeys, but also includes some barrels of rum and brandy. The prices at which Heritage sells a barrel range from a low of $5,500 at wholesale to a high of approximately $20,000 if the contents are sold by the bottle through Heritage’s own retail channels.

All of the spirits bottled under the Stiefel’s Select brand are 100% mashed, fermented, distilled and aged in house by Heritage’s award-winning team. Heritage believes the quality of these products are set apart from others in the industry because of how it selects its grains, the unique steps its takes during mash, the speed with which it ferments to control flavor profiles, the type of specially-made Italian stills the company utilizes and the methodology for operating them, and finally, the selection of barrel type and wood specifications. The spirits age in the natural climate of the Pacific Northwest without climate control, giving the spirits time to age without the extreme and harsh conditions that more mainstream whiskeys are subjected to in other parts of the U.S.

In addition to its more widely-distributed products, Heritage has an expanded line of products and flavored spirits for sale in its tasting rooms and online. Heritage tracks consumer feedback on these limited-offering products and determines which of the best-performing products might be good candidates for broader distribution. This product line includes an expanded offering of flavored vodkas, unique or one-off experimental spirits, collaboration blends and the Distiller’s Reserve products, which are small batch products created and selected by the distilling team to test with consumers. Finally, Heritage produces a line of vodkas, gins, rums and whiskeys that are sold under the Elk Rider brand at retail only in the Heritage tasting rooms, which pays homage to the family history of Heritage co-founder Jennifer Stiefel’s ancestors, who raised and domesticated Roosevelt Elk in the heart of what is now Olympic National Park.

Flavored Spirits Products.    When Heritage first opened in 2012 it produced only a limited line of traditional spirits products. However, in response to customer demand and consumer testing that Heritage performed through its tasting rooms, Heritage moved into the flavored segment in 2014 and launched 22 different flavored vodkas. As sales increased, Heritage offered eight products through local distribution and over time has winnowed those products down to a core six flavors at wholesale. In 2017, Heritage created and launched Flavored Bourbon, a bourbon flavored with brown sugar and cinnamon. It quickly grew into one of the fastest-growing flavored whiskeys in the Pacific Northwest, and was named “World’s Best Flavored Whiskey” in 2018 and 2019 by Whiskey Magazine in London. In 2020, Heritage sold a majority interest in the brand to an industry group and retained a significant minority position. Heritage has an economic right to participate in any ultimate sales proceeds of any sale or other disposition of substantially all of purchaser’s business or assets (for example, if the brand is sold, or if distributions or revenue shares from brand profits are generated). Following on the success of the Flavored Bourbon brand, and after examining the market, Heritage created Cocoa Bomb chocolate whiskey, and tested it in limited distribution in the Pacific Northwest in 2022 with plans for wholesale expansion in 2023 and beyond. Cocoa Bomb was recently recognized as the best flavored whiskey in the West by Sunset Magazine.

In late 2022, Heritage also launched Florescence Vodka, a bold and clean vodka flavored with pomelo and grapefruit and made in collaboration with cookbook author and celebrity chef, Danielle Kartes. The product flavor and label of this product is geared towards female consumers, and through Ms. Kartes’s strong media presence, this product has already received significant media placement. It was recently approved for sale by Total Wine & More across California, Washington and Colorado beginning in early 2023. Heritage and Ms. Kartes are exploring line extensions for a Florescence Gin and a line of low alcohol, low calorie RTDs under the brand.

In keeping with consumer trends, Heritage also developed a line of super premium spirits-based RTDs in 12-ounce cans for on-the-go consumers. The RTD segment is among the fastest-growing segments of the alcoholic beverage market in the U.S., and Heritage’s line of award-winning RTDs began to gain wholesale momentum in the Pacific Northwest in late 2022. These products come in four flavors: Peachy Bourbon, Gin Jam Fizzzz, Easy Peasy Lemon Squeezy and Blood Orange Vodkarita. Each recipe features a burst of flavors, carbonation and a low 6.9% ABV (alcohol by volume). In a recent survey of 993 customers in the Heritage tasting rooms, 70% replied they would purchase Heritage RTD products at a retailer, with the largest group of responders to the survey in the 26-45 age demographic. All four products have won awards from respected tasting competitions, including Peachy Bourbon, which was named best overall RTD among all RTD products by the Seattle Cocktail Club, a collection of the top bartenders and industry insiders in the region. In the U.S., RTDs are projected by Grand View Research to reach $2.4 billion in revenue by 2030 with a 13% CAGR from 2020-2030. Consumers are increasingly favoring RTDs because of their convenience, consistent flavor profiles and lower alcohol content, which Heritage believes helps to position the products in the growing “better for you” segment of the adult beverages market.

Aged Whiskeys.    Aged whiskeys are priced at super-premium prices and are frequently supply constrained due to market demand and the time required to produce these products. Heritage has been aging whiskey for over ten years, and focuses on creating bottles of single barrel selections with specific flavor profiles to appeal to the growing “bourbon hunter” demographic — a subset of whiskey drinkers seeking out small batch and unique high-quality whiskeys. Unlike many new brands entering the premium craft whiskey and bourbon category that rely on sourced liquid for all or a portion of their blends, Heritage produces and ages all of its own product in-house. This allows Heritage to leverage its experience and its innovative distillation methods while taking advantage of the Pacific Northwest’s unique climate to produce aged whiskeys that are authentic to the Heritage name and of the highest quality. Depending on the particular product, ingredients are blends of corn, rye, malted barley, unmalted barley, peated malt and wheat. Once aged, the finished product is bottled at 94 to 100 proof and are all aged in heavy-charred American Oak barrels. Future releases could also include barrel-strength releases to be priced at the high end of the super-premium range.

Heritage introduced its first single barrel selections to the public in late 2022 under the Stiefel’s Select brand. The initial single barrel selections, which included a four-grain bourbon, a high rye bourbon, a wheated bourbon, a peated bourbon, a 100% rye whiskey and a single malt whiskey, sold out quickly, and Heritage has begun negotiations with one of its distributors for the release of future single barrel selections to the market. Heritage expects to release these whiskeys as either “single barrel picks” or “small batch blends” depending on the recipe and target market.

Other Products and Services.    Heritage continues to evaluate and, where considered appropriate, introduce additional products, flavors and types of beverages to complement its existing product lines. Heritage may also evaluate, and where considered appropriate, introduce additional types of consumer products it considers complementary to its existing products or to which its brand names and logos are able to add value, including, but not limited to clothing, hats, t-shirts, bar glasses and cocktail accessories.

In addition to its proprietary products for the wholesale and retail trade, Heritage produces private label and joint venture co-packed spirits products for others. In most cases, the contracts for this production require Heritage to protect the brand’s name by not disclosing the brands publicly. Heritage believes its private label products provide improved asset and labor utilization, while generating incremental revenue with no additional marketing or sales spend. These products also allow Heritage to acquire raw materials in larger quantities, which helps to reduce input costs for its own products.

Distribution and Sales

Heritage utilizes an omni-channel approach for the distribution of its products, which includes sales through Heritage-branded distilleries and tasting rooms; wholesale through distributors to retailers and on-premise accounts, such as bars and restaurants; DTC online sales; sales through state control systems; and through the TBN.

This approach includes six company-owned and Heritage-branded tasting rooms, two of which are attached to Heritage’s distilleries in Washington and Oregon. As part of its innovation cycle, Heritage utilizes its owned distilleries and tasting rooms in the Pacific Northwest to test products and trial and sell directly to consumers. In its tasting rooms, consumers can try new products as well as the mainstay or limited-production Heritage-branded spirits and cocktails while they experience the excitement of drinking in a differentiated environment. Heritage has developed a strong membership base across its facilities with over 2,500 active members, many of whom participate in Heritage surveys on trends and taste preferences. These members are either part of the Heritage’s Cask Club, which allows them to develop custom products selected from a list of pre-approved recipes in the Heritage portfolio and to age them in their own 10-liter casks in a Heritage facility, or they are members of the Spirits Club, receiving regular shipments of spirits throughout the year.

Heritage also relies upon, and intends to increasingly grow, wholesale distribution of its products. SGWS, the leading U.S. spirits distributor with an approximately 34.6% market share across the U.S. in 2021, distributes Heritage’s original mainstream products in Washington, Oregon and Alaska. For the year ended December 31, 2021 and 2022, SGWS represented over 10% of Heritage’s revenues. In July 2021, Heritage began a distribution arrangement with RNDC, the second largest U.S. spirits distributor with an approximate 20.3% market share in 2021, covering 39 of the 50 states in the U.S. plus Canada. The contract covers states beyond the Pacific Northwest and emerging new product launches. Heritage supplements the work of its distributors with a direct sales force of five individuals assigned to specific sales territories in the Pacific Northwest. These individuals manage the relationships with the applicable distributor’s sales teams, who themselves have more than 200 people selling products to accounts. This team works directly with retailers and on-premise operators to build demand and support their needs for marketing and other Heritage specific information. In 2022, Heritage sold approximately 23,000 cases through approximately 2,600 points of distribution. Heritage plans to grow substantially both its points of distribution and the number of cases sold in 2023.

In order to achieve its first growth objective of increasing wholesale sales and revenue, Heritage plans to hire a national sales executive to work directly with its distributors and key accounts to gain greater focus and execution. In the U.S., liquor sales in approximately 17 states are controlled by state governments (such states, “Control States”), and as a result, all spirits products in such states are sold and distributed through state liquor warehouses and state owned or controlled stores. In those jurisdictions, distributors function similar to brokers, increasing product awareness to gain placement in retail and on-premise outlets. Heritage also utilizes sales managers who handle regional and local sales for specific stores. Sales managers are responsible for all activities related to the sales, distribution and marketing of its brands to the retail partners and distribution network.

Heritage also has a small but growing presence selling directly to consumers where permitted by law. Heritage has started to utilize new technologies and collaborations with the goal of reaching consumers in more than 40 states in 2023. Heritage expects that this direct-to-consumer opportunity will allow it to sell products to consumers in more states and that, by enabling the collection of consumer data and supporting growth in product demand, it will also help Heritage’s distributors sell Heritage-branded products in more states.

Tribal Beverage Network (TBN)

In addition to its traditional distribution channels, Heritage has formed the TBN, which Heritage believes will become an important production, sales and marketing channel over time, while helping to build the overall Heritage brand. This network was formed in collaboration with Native American tribes interested in entering a new business line that became available to them for the first time in 2018. In 2018, Justin Stiefel, Heritage’s Co-Founder, Chairman and Chief Executive Officer, worked with the Chehalis Tribe of Oakville, Washington to lobby the U.S. Congress to pass legislation that overturned a 184-year federal law prohibiting spirits production on tribal lands. As a result of this landmark legislation, Native American tribes have a new economic opportunity and Heritage is working with a number of Native American tribes on the development of Heritage-branded distilleries and tasting rooms, as well as the sale of Heritage’s products and the creation of brands unique to participating tribes.

Today, Native American tribes that sell spirits to visitors at their casinos, restaurants, golf courses, hotels, resorts and shops are the largest sales accounts for spirits, wine and beer in each county in which they are present. Accordingly, Heritage believes the potential revenue for participating Native American tribes is significant. There are currently approximately 245 Native American tribes in the U.S. with approximately 524 tribal casinos in 29 states that generate annual revenues of approximately $32 billion. Not all tribes own casinos and several do not permit the sale of alcohol on their tribal lands. Each tribal casino that serves alcoholic beverages is the largest beer, wine and spirits account in the county in which it is located. Of the 524 tribal casinos, Heritage estimates that approximately 250 are viable candidates for its TBN model. Heritage calculates that with 100 TBN production and retail locations up and running in or near tribal casinos and entertainment districts, the participating tribes collectively can earn revenue from spirits sales and taxes on the products produced on their lands in excess of $450 million per year, and that it can earn royalties of approximately $50 million annually from these activities. Heritage believes the combination of growing TBN locations with more consumer exposure to the Heritage brand and products and the resulting product adoption within each region will support wholesale product sales with a positive feedback loop for its wholesale growth initiatives.

Using a “distributive and localized” network model, Heritage expects to collaborate with tribes to lead the development of a nationwide tribal network for the production and sale of premium, branded craft spirits. The network will be comprised of tribally-owned, localized distilleries with a centralized high-volume distributive distillery serving a specific area or region of the U.S. Initial distilling production will occur at a single facility with additional distillers receiving bulk spirits for final distillation, aging, flavoring, blending, finishing, bottling and sale. By using this approach to production, grain handling, the resulting waste and the need for increased infrastructure becomes highly efficient, and the localized distilleries are expected to be able to produce finished spirits through bottling, canning and labeling without the need for excess distilling equipment.

Heritage generally seeks to negotiate multi-year (5-9 year) contracts with tribes and to charge a mix of advisory fees and royalties. In exchange for these fees, Heritage provides services relating to economic analysis, location design, pre-opening hiring and training, marketing support, centralized marketing development, raw input sourcing, bulk buying power for direct inputs such as glass, labels, caps, merchandise, new product development, monthly reporting, compliance and back-office support. Upon the commencement of a contract, Heritage charges development fees associated with analysis, pre-design, design and pre-opening service for advising the tribe on the development of distilleries, tasting rooms and brands and then charges a royalty on gross revenue once the distillery is operating. As part of the agreement, the applicable tribe is expected to produce and sell Heritage-branded products, and Heritage and the tribe are expected to jointly work on products and brands unique to the tribe and its locations and regions. Heritage has already entered into one definitive agreement with a tribe (the Chehalis Tribe) and has memoranda of understanding in place with several other tribes.

Heritage believes that membership in the TBN provides extensive benefits to participating U.S. tribes, whether a tribe owns and operates a distributive facility or a localized distillery within the network, including profit margins that are estimated to equal or exceed 85%. Tribes also enjoy unique benefits related to property and sales taxes associated with the production and sale of spirits on tribal trust land, including:

•        Tribes keep state and local liquor taxes on the sale of spirits they produce and sell to consumers on their lands, which allows tribes to generate strong profitability.

•        Because Tribal land is sovereign land, tribes control their own zoning and permitting, which enables them to substantially reduce the time and expense required to begin construction as compared to building on non-tribal land.

•        Tribes pay no sales tax on purchases of equipment or construction of distilleries and tasting rooms, which lowers start-up costs as compared to non-tribal locations.

•        Tribes also pay no state or county property tax, inventory tax, personal property tax or ad valorem tax, lowering their overall cost of operations compared to operations set up off of the tribal land.

•        Tribes are able to charge sales tax and state excise taxes on products they make and sell on sovereign land, but they are not required to remit such taxes to state governments, thereby increasing profitability per transaction.

In addition to the revenue generated by spirits produced on-site, Heritage plans to create a member-based rebate for each tribe participating in the TBN based upon the production and sale of products on tribal lands and the overall growth of the brands produced on tribal lands and benefitting from marketing support at tribal casinos and entertainment districts. Heritage believes this rebate will encourage more tribes to enter the TBN and will enable participating tribes to share in the overall growth. In addition, by aligning with Heritage’s nationwide branding and marketing efforts, TBN member tribes will receive support for the promotion of their own spirits production and associated events and activities. Heritage believes that tribes that choose to locate a TBN distillery and Heritage-branded tasting room on, in or near a gaming and hospitality property will find the refined presentation of the Heritage locations adds a sophisticated, appealing experience to a dynamic space. The addition of this new customer amenity to a casino resort can highlight certain programs, thereby driving customer loyalty and repeat visits, while increasing margins through beverage sales via on-site restaurants and bars.

Under the TBN model, the participating tribes will fund the construction of their own distilleries and production and storage facilities and will pay all of the operating expenses of those facilities while Heritage provides support for the tribe’s operations, marketing, new product development and regulatory compliance functions. To facilitate the efficient construction of tribal distilleries, Heritage has a strategic relationship with Haskell Corporation (“Haskell”), a leading architectural, design and construction company in the beverage space. Under this arrangement, Haskell will serve as the engineering, procurement and construction partner for the tribal properties developing a larger production facility. Haskell has been recognized for its work in the design and construction of distilleries and was the highest-ranked food and beverage manufacturing contractor by Engineering News-Record in 2020 and 2021.

To date, Heritage has entered into agreements for the analysis and pre-design planning for eight locations with five tribes and is in active negotiations with additional tribes. In 2023, Heritage plans to add to its TBN marketing and project management team to increase its business development opportunities and execution.

Marketing

Heritage believes it has developed a successful sales and marketing approach with limited resources and anticipates that additional resources will be an important element in increasing the visibility of its brands and product offerings to its target consumers.

Omni-Channel Marketing Approach.    Today’s consumers interact with brands through many channels, from traditional media to social media and other digital channels, and through various in-person and online purchasing methods. In order to build the visibility of Heritage’s brands and create a grassroots consumer following to support its distribution channels, Heritage has employed a strategic multichannel marketing approach that it believes allows consumers to engage on their own terms and permits Heritage to expand and deepen recognition for its brands. In addition to promotional activities, Heritage’s marketing strategy utilizes data analytics and digital techniques and efficiency metrics, and utilizes a cross section of social media, lifestyle and brand influencer activities.

Labelling and Innovative Packaging Initiatives.    Heritage recognizes the importance of packaging and product labelling and their influence on consumers’ purchasing practices. Heritage conducts surveys and consumer research to validate the taste profile and positioning of its products. As Heritage grows, and as it gets access to more resources, it expects that its ability to refine its products in response to consumer interests will improve.

Production

Heritage has two distilleries and two warehouses comprising an aggregate of approximately 100,000 square feet dedicated to end-to-end production and storage. Each distillery has and maintains mash, fermentation, distillation and bottling equipment. Heritage began production of spirits after a thorough market search for high-quality equipment at each stage of the production process. For example, Heritage selected Italian distilling equipment that provides for gentle treatment of the spirits and easy calibration in order to produce clean flavor profiles. Additionally, Heritage sources barrels made by Spanish coopers using American white oak that is cured in Spain for two years. Heritage believes that these special barrels and the charring levels in each one allows Heritage to make consistent, smooth and flavorful spirits.

Sustainability is also an important aspect of Heritage’s selection of grains. Where possible, Heritage selects family farms using organic and regenerative processes. As an example, according to the research database Science Direct, regeneratively grown grains typically save approximately 170,000 gallons of water per barrel produced over the course of the growing cycle.

Based on management’s estimates, Heritage believes its current capacity can expand by approximately six times without the need for additional investment. As volumes grow, Heritage expects that future production will be provided by distilleries affiliated with member tribes in the TBN.

Raw Materials and Suppliers

Generally, the principal raw materials used in Heritage’s products include corn and other grains (including rye, barley, wheat, barley malt and milo), and flavorings. The principal materials used in the packaging of Heritage’s spirits include oak barrels, glass bottles, labels, aluminum cans and cartons. These materials are generally readily available from a number of sources, except for new oak barrels, which are available from only a more limited number of sources. As Heritage has historically sourced grains from farms with which it has personal relationships, Heritage has few long-term contracts in place with suppliers. However, from time to time, these raw materials are affected by weather and other forces that could impact production and quantity.

Competition

The alcoholic beverage industry is highly competitive. Heritage believes that principal areas of competition include, among others, flavor, packaging and positioning innovations, pricing, and distribution locations and shelf space, as well as promotional and marketing strategies. Heritage’s products compete with a wide range of other beverages, including spirits, beers and wines, and other alcoholic beverages, and increasingly non-alcoholic beverages designed and marketed to mimic the flavor of alcoholic beverages. Many of these products are produced by a relatively large number of companies, many of which have substantially greater financial, marketing and distribution resources than Heritage.

Within the craft spirits segment of the market, important factors affecting Heritage’s ability to compete include speed of innovation, product appeal and differentiation to consumers, brand and product image, taste and flavor of products, trade and consumer promotions, attractive packaging, product placement and distribution, access to capital and other resources, marketing and pricing. Heritage also relies on its distributors to provide stable and reliable distribution and secure adequate shelf space in retail outlets. Competitive pressures could cause Heritage’s products to lose market share or experience price erosion, materially impacting its business and results of operations. These pressures could include directly competitive innovations, new products better aligned with consumer preferences, greater marketing spending, better placements, or decline in consumer interest in the craft spirits segment overall.

Heritage has experienced, and continues to experience, competition from new entrants in the craft spirits category. According to the American Craft Spirits Association, in 2021 there were approximately 2,600 active craft distilleries in the United States. Leading global participants entering and operating in the craft spirits market through the acquisition of small brands include Rémy Cointreau, William Grant & Sons, Pernod Ricard SA, Anchor Brewers & Distillers, Diageo PLC (NYSE: DEO) and Rogue Ales & Spirits.

While competition in the craft spirits space is growing, most craft producers attempt to boast about a singular accomplishment, such as a singular product, a special package or a single marketing idea. Heritage believes it offers several advantages relative to its competitors, including a complete and end-to-end experience and product positioning, superior production methods resulting in award-winning products, a savvy and experienced team, an on-ramp for national distribution growth, a unique go-to-market growth route through the TBN, and creative marketing strategies. Heritage believes few participants in the craft spirits segment can point to a similar collection of assets and opportunity.

Regulatory Matters

Heritage, along with its distributors, retail accounts and ingredients and packaging suppliers, are subject to extensive regulation in the United States by federal, state and local government authorities with respect to registration, production processes, product attributes, packaging, labeling, storage and distribution of the craft spirits, RTD canned cocktails and other products Heritage produces. Where Heritage works with tribes, it is also subject to certain tribal requirements.

Heritage is subject to state and local tax requirements in all states in which its products are sold. Heritage monitors the requirements of relevant jurisdictions to maintain compliance with all tax liability and reporting matters. In states in which Heritage maintains distilleries and tasting rooms, it is subject to a number of governmental authorities, including city and county building, land use, licensing and other codes and regulations.

Heritage has contracted with a third party to manage its regulatory licensing and renewal activities. Heritage maintains licenses that enable it to distribute its craft spirits and RTD pre-mixed cocktails in all 50 states plus Washington, D.C., and to sell directly to consumers from its e-commerce website in nine states. Beginning in 2023, Heritage plans to begin using new platforms to allow consumers aged 21 and over in 40 states to order Heritage products for delivery straight to their homes. Heritage currently utilizes software tools available to the industry and works with its license compliance service provider to navigate and manage the complex state-by-state tax and other regulations that apply to its operations in the alcoholic beverage industry. This has enabled Heritage to expand its operations and grow its revenue while reducing the administrative burden of tax compliance, reporting and product registration. Heritage plans to leverage its expertise and relationships with third-party service providers in this area to assist tribes participating in the TBN.

Alcohol-related regulation

Heritage is subject to extensive regulation in the United States by federal, state and local laws and regulations regulating the production, distribution and sale of consumable food items, and specifically alcoholic beverages, including by the Alcohol and Tobacco Tax and Trade Bureau (the “TTB”) and the Food and Drug Administration (the “FDA”). The TTB is primarily responsible for overseeing alcohol production records supporting tax obligations, issuing spirits labeling guidelines, including input and alcohol content requirements, as well as reviewing and issuing certificates of label approval, which are required for the sale of spirits and alcoholic beverages through interstate commerce. Heritage carefully monitors compliance with TTB rules and regulations, as well as the state law of each state in which it sells its products. In the states in which its distilleries are located, Heritage is subject to alcohol-related licensing and regulations by many authorities, including the state department of alcohol beverage control or liquor control. State agents and representatives investigate applications for licenses to sell alcoholic beverages, report on the moral character and fitness of alcohol license applicants and the suitability of premises where sales are to be conducted and enforce state alcoholic beverages laws. Heritage is subject to municipal authorities with respect to aspects of its operations, including the terms of its use permits. These regulations may limit the production of alcoholic beverages and control the sale of alcoholic beverages, among other elements.

Employee and occupational safety regulation

Heritage is subject to certain state and federal employee safety and employment practices regulations, including regulations issued pursuant to the U.S. Occupational Safety and Health Act (“OSHA”), and regulations governing prohibited workplace discriminatory practices and conditions, including those regulations relating to COVID-19 virus transmission mitigation practices. These regulations require Heritage to comply with manufacturing safety standards, including protecting its employees from accidents, providing its employees with a safe and non-hostile work environment and being an equal opportunity employer. Heritage also is subject to employment and safety regulations issued by state and local authorities.

Environmental regulation

As a result of its distilleries and production activities, Heritage and certain third parties with which Heritage works are subject to federal, state and local environmental laws and regulations. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogs to federal regulations and authorities intended to perform similar purposes.

Privacy and security regulation

Heritage collects personal information from individuals. Accordingly, Heritage is subject to several data privacy and security related regulations, including but not limited to: U.S. state privacy, security and breach notification laws; the General Data Protection Regulation (“GDPR”); and other European privacy laws, as well as privacy laws being adopted in other regions around the world. In addition, the Federal Trade Commission and many state attorneys general have interpreted existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of information about individuals. Certain states have also adopted robust data privacy and security laws and regulations. In response to such data privacy laws and regulations and those in other countries in which Heritage does business, Heritage has implemented several technological safeguards, processes, contractual third-party provisions, and employee trainings to help ensure that it handles information about its employees and customers in a compliant manner. Heritage maintains a global privacy policy and related procedures and trains its workforce to understand and comply with applicable privacy laws.

Intellectual Property

Heritage strives to protect the reputation of its brand. Heritage establishes, protects and defends its intellectual property in a number of ways, including through employee and third-party nondisclosure agreements, copyright laws, domestic and foreign trademark protections, intellectual property licenses and social media and information security policies for employees. Heritage has been granted over 75 trademark registrations in the United States for, among others, Heritage Distilling®, Heritage Distilling Co. (Stylized)®, its HDC Logo®, Cask Club®, Tribal Beverage Network® and the individual names and logos of certain of its products and numerous trademark registrations in other countries for the Heritage Distilling®, Heritage Distilling Co. (Stylized)®, HDC Logo® marks and the names and logos of certain Heritage products. The Company expects to continue to file trademark applications to protect its spirits brands.

Heritage has also been granted a copyright registration in the first version of its website located at www.heritagedistilling.com. Information contained on or accessible through Heritage’s website is not incorporated by reference in or otherwise a part of this proxy statement/prospectus. As a copyright exists in a work of art once it is fixed in tangible medium, Heritage intends to continue to file copyright applications to protect newly-developed works of art that are important to its business.

Heritage also relies on, and carefully protects, proprietary knowledge and expertise, including the sources of certain supplies, formulations, production processes, innovation regarding product development and other trade secrets necessary to maintain and enhance its competitive position.

Human Capital

As of December 31, 2022, Heritage had a total of 140 employees, of which 36 worked on a part-time basis. Of its 140 employees, Heritage employs 17 in corporate and administrative capacities, 16 in marketing and sales and e-commerce activities, 61 in retail activities, 45 in production, warehouse and product development activities and one dedicated to TBN activities. None of its employees is covered by a collective bargaining agreement.

Heritage believes its employees are key to achieving its business objectives. Its key human capital measures include employee safety, turnover, absenteeism and productivity. Heritage frequently benchmarks its compensation practices and benefit programs against those of companies in comparable industries and in the geographic areas where its facilities are located. Heritage believes its compensation and employee benefits are competitive and allow it to attract and retain skilled and unskilled labor throughout its organization. Its notable health, welfare and retirement benefits include:

•        company-subsidized health insurance;

•        401(k) Plan;

•        tuition assistance program via FSA savings plan; and

•        paid time off.

Employee safety is one of Heritage’s top priorities. Heritage develops and administers company-wide policies designed to ensure the safety of each team member and compliance with OSHA standards. Throughout the COVID-19 pandemic, Heritage was deemed an essential employer and continued to operate with COVID-19 prevention protocols in place to minimize the risk of the spread of COVID-19 in its workplaces. Many of its administrative staff were engaged or required to work from home.

Heritage strives for workforce retention with semi-annual retention bonuses for hourly employees and critical new hires. New and open positions are posted for its current workforce to apply for and internal promotions are encouraged.

Heritage strives to maintain an inclusive environment free from discrimination of any kind, including sexual or other discriminatory harassment. It requires and provides training for its employees covering harassment, discrimination and unconscious bias. This training is tracked and recorded by Heritage and is mandatory for all new hires. Its employees have multiple avenues available through which inappropriate behavior can be reported, including a confidential hotline. Its policies require all reports of inappropriate behavior to be promptly investigated with appropriate action taken.

Seasonality

Heritage experiences some seasonality whereby the peak summer months and the winter holidays show a higher level of sales and consumption. However, the structure of its business and range of products in its portfolio are designed to mitigate major fluctuations. Based on historic activities, more than one-third of the Company’s annual revenue is earned in the fourth quarter of each year, and absent a major disruption or change in operations, management does not anticipate that to change in the foreseeable future.

Properties

Heritage maintains its principal corporate offices, distribution warehouse and barreling aging rickhouse in Gig Harbor, Washington. It has production distilleries in both Tumwater, Washington and Eugene, Oregon. Heritage also maintains retail tasting rooms in Gig Harbor, Ballard, Roslyn and Tumwater, Washington and two tasting rooms in Eugene, Oregon. All of its facilities are leased, and Heritage believes its facilities are adequate for its current needs and that suitable additional space will be available on commercially-acceptable terms as required.

Legal Proceedings

Heritage may be subject to legal disputes and subject to claims that arise in the ordinary course of business. It is not a party or subject to any pending legal proceeding the resolution of which is expected to have a material adverse effect on its business, operating results, cash flows or financial condition.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF HERITAGE PRIOR TO THE BUSINESS COMBINATION

Current Directors and Executive Officers

The names, ages, and current positions of Heritage’s current directors and executive officers are listed in the table below.

Name	Age	Position(s)
Justin Stiefel	47	Chairman; Chief Executive Officer
Jennifer Stiefel	47	Director; President
Laura Baumann	45	Director
Christopher (Toby) Smith	84	Director
Eric Trevan	46	Director
Jeffrey P. Wensel	61	Director

Each of Heritage’s directors holds office until the next annual meeting of its stockholders or until his/her successor has been elected and qualified, or until his/her death, resignation, or removal. Heritage’s executive officers are appointed by its board of directors and hold office until their death, resignation, or removal from office.

All of Heritage’s executive officers and significant employees work full-time for Heritage. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal; proceeding, excluding traffic violations and other minor offenses.

Business Experience

The following description of the experiences of the current directors and executive officers of Heritage do not include a description for Justin Stiefel, Jennifer Stiefel, Laura Baumann, Christopher (Toby) Smith, or Eric Trevan, who are included in the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination.”

Jeffrey P. Wensel is a director of Heritage and has served on its board of directors since April 2019 and on the board of directors of Heritage’s predecessor since October 2014. Dr. Wensel is a practicing neuroradiologist in Eugene, Oregon and is an inventor with multiple patents. He has been a staff radiologist and medical director of Willamette Valley Imaging in Eugene, Oregon since it began serving patients in May 2006. Dr. Wensel has a medical degree from the University of Iowa. He completed his residency at the University of Arizona and completed his Neuroradiology Fellowship at the UCLA Medical Center in Los Angeles.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF HERITAGE

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus and the section of this proxy statement/prospectus entitled “Information about Heritage.” In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, for the purposes of this section, “Heritage”, “we”, “us”, “our”, or the “Company” refer to Heritage Distilling Company, Inc. and its subsidiaries.

Business Overview

Heritage is one of the leading craft distilleries in the United States and produces, markets and sells a diverse line of award-winning craft spirits, including whiskeys, vodkas, gins, rums, and canned cocktails, categorized in the industry as “ready-to-drink” or “RTDs”. With recognition that taste and innovation are key criteria for consumer choices in spirits, and by innovating new products for trial in its company-owned distilleries and tasting rooms, Heritage has developed differentiated products that are responsive to consumer desires for rewarding and novel taste experiences. As a result, out of the more than 2,600 craft producers in North America, Heritage has been recognized with more awards for its products from the American Distilling Institute, the leading independent spirits association in the U.S., than any other North American craft distiller for each of the last nine years. Heritage is one of the largest craft spirits producers on the West coast based on revenues and is developing a national reach in the U.S. through its traditional sales channels and its unique and recently-developed Tribal Beverage Network sales channel.

Heritage competes in the craft spirits segment, which is the most rapidly growing segment of the overall $288 billion spirits market. According to the American Craft Spirits Association, a craft distillery is defined generally as a distillery that produces fewer than 750,000 gallons annually and holds an ownership interest of 51% or more of the distilled spirits plant that is licensed by the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury.

Heritage sells its products directly to consumers through its six owned and operated distilleries and tasting rooms located in Washington and Oregon, two of which have production distilleries attached to them. The Company also sells direct to consumers on-line where legal, and through wholesale distributors. Historically Heritage has sold s products in 26 states through a sizeable liquor retailer and is in the process of expanding that footprint through wholesale distribution. In addition, in collaboration with Native American tribes, Heritage has recently developed a new sales channel on tribal lands that it calls the TBN, which Heritage expects will increase and broaden the recognition of the Heritage brand as that network expands nationally. Heritage’s growth strategy is based on two primary areas of focus. First, it plans to grow its wholesale volume and revenue by selling to distributors which sell directly to retailers including groceries, mass merchandisers, liquor stores, convenience stores as well as to bars and restaurants. Second, and simultaneously, it plans to grow its royalty revenues by expanding the TBN footprint throughout the country in concert with various tribes, which will build Heritage-branded distilleries, micro production hubs and tasting rooms. Heritage expects the TBN channel to support product trials, adoption and sales at the regional and local level, and drive regional and local marketing efforts resulting in increased brand recognition. Increased product availability and brand recognition will support further adoption and growth of Heritage’s wholesale business as the TBN footprint expands. Heritage believes the resulting sales opportunities for tribes will be significant, using both consumer accepted Heritage branded products produced locally and new products developed for the tribes with their own brand and story. Heritage believes the combination of growing TBN locations with more consumer exposure to the brand and products and the resulting product adoption within each region to support wholesale product sales creates a positive feedback loop to support the growth of both focus areas.

Recent Developments

Business Combination

On December 9, 2022, we entered into the Business Combination Agreement with BWAC. Pursuant to the Business Combination Agreement, and assuming a favorable vote of BWAC’s stockholders, we will effect a series of transactions resulting in the Business Combination of Heritage with BWAC. The surviving parent company will be renamed Heritage Distilling Group, Inc. The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP.

COVID-19

As a result of the COVID-19 pandemic, the Company experienced significant disruption in its business which complicate the picture of the Company’s historical and period-to-period performance. The primary impacts included the closure of its own tasting rooms to indoor service, the closure of bars and restaurants across the region that would normally buy the Company’s products from distributors, and limited availability of staff, all of which had a depressive effect on the core business activities of the Company. In the early days of the pandemic the management team quickly pivoted to fill demand for sale of non-core hand sanitizers, which it produced for approximately 6 months in 2020.

From March to August 2020, we temporarily manufactured hand sanitizers under emergency authorizations issued by the Federal Drug Administration and the Tax Tariff and Trade Bureau. This resulted from supply chain disruptions during the beginning days of the large scale COVID-19 shutdowns and the government’s attempt to secure critical PPE supplies. The temporary increase in public demand for sanitizers and our manufacturing and distribution capabilities allowed us to manufacture the product. We saw a significant increase in revenue from the sale of hand sanitizers over that very short period of time. By late August 2020, we saw market conditions change and we therefore ceased manufacturing the product to focus our available capital, time and efforts on our core business. All revenues associated with the sales of hand sanitizer in 2020 are itemized in the following tables and are removed from the Company’s core revenue to clarify understanding.

Key Factors Affecting Our Operating Results

Management believes that the Company’s performance and future success depend on many factors that present significant opportunities, but also pose challenges, including the following:

Pricing, Product Cost and Margins

To date, the majority of the Company’s revenue has been generated by retail sales of Company produced spirits in our six retail tasting rooms and eCommerce platform. Having completed the construction of its existing facilities for production and retail sales, the Company is now poised to put its production capacity, record of success in developing award winning products, and capital derived from the envisioned transaction, to focus on growth in the wholesale channel. Going forward, the Company expects to sell our products in a variety of vertical industry markets in partnership with its distributors across states and geographic regions. Pricing may vary by region due to market-specific dynamics and various layers of taxes applied by the states at the different steps of distribution and retail sales. As a result, financial performance will depend, in part, on the mix of sales in different markets during a given period and to scale efficiently

Management is keenly aware of raw goods and wage inflation. Raw goods for its products — such as grains, bottles, cans, barrels, botanicals or flavoring agents — have increased at rapid rates over the last twelve to eighteen months. While the Company has begun to see a slowdown in the rate of inflation, management has locked in pricing for the Company’s glass bottles for the next two years. The cost of oak barrels necessary for aging spirits continues to escalate rapidly as more spirits entrants come into the market while the supply of suitable wood remains strained. The war in Ukraine caused significant increases in both raw grain commodities and fertilizer, all of which impacted production costs in the last year term. While constraints in the freight market caused historically high shipping rates; those shipping rates have now come back down to previous levels. Likewise, employees are facing financial stress as inflation hits them at home, and their desire for more compensation applies higher costs pressures on overall operations absent finding efficiencies to offset those costs. Unlike singular commodities spikes in the recent past due to an isolated incident, or a short-term supply chain issue, the confluences of all of these factors created pressure across all parts of the operation, requiring the team to manage each aspect carefully.

Continued Investment and Innovation

The Company’s performance is significantly dependent on the investments made in research and development and on the ability to continue to develop products that resonate with consumers. It is essential that the Company continually identifies and responds to rapidly evolving consumer trends, develop and introduce innovative new products, enhance existing products and generate consumer demand for its products. Management believes that investment in beverage product innovation will contribute to long-term revenue growth.

Flavored Bourbon LLC Equity gain

On July 26, 2019, the Company spun out a subsidiary for its Flavored Bourbon, bringing in new partners and capital to the venture while maintaining majority control. On June 30, 2020, the Company sold majority interest in the entity to the minatory partners, retaining a minority interest. The transaction produced a one-time book gain of approximately $22.6 million. Revenue earned from the sale of product associated with the spinout was included in the first half of 2020 up through June 30.

Key Components of Results of Operations

Revenue

The Company’s revenue consists primarily of the sale of spirits domestically in the United States. Customers consist primarily of wholesale distributors and direct consumers.

Substantially all revenue is recognized from sales or services transferred at a point in time when control is transferred and contract performance obligations are met. As such, the accompanying consolidated financial statements present financial information in a format which does not further disaggregate revenue, as there are no significant variations in economic factors affecting the nature, amount, timing, and uncertainty of cash flows.

Cost of Revenue

We recognize cost of revenues in the same manner that the related revenue is recognized. The Companies cost of revenue consists of product costs, including manufacturing costs, duties and other applicable importing costs, shipping and handling costs, packaging, warranty replacement costs, fulfillment costs, warehousing costs, and certain allocated costs related to management, facilities, and personnel-related expenses associated with supply chain logistics.

Cost of Product Revenue

Cost of product revenue consists primarily of costs paid to third party manufacturers, labor costs, and shipping costs.

Gross Profit and Gross Margin

Our gross profit is calculated based on the difference between our revenues and cost of revenues. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin are, or may be, influenced by a number of factors, including:

•        Market conditions that may impact our pricing;

•        Product mix changes between established products and new products;

•        Our cost structure for manufacturing operations, including contract manufacturers, relative to volume, and our product support obligations; and

•        Our ability to maintain our costs on the components that go into the manufacture of our product.

•        Seasonal sales offerings or product promotions in conjunction with plans created with our distributor or retail channels.

We expect our gross margins to fluctuate over time, depending on the factors described above.

Sales and Marketing

Sales and marketing expenses consist primarily of employee-related costs for individuals working in our sales and marketing departments, wages for our tasting room general managers and Cask Club directors, our hourly tasting room sales associates, the executive to whom all general managers report, executives whose primary function is sales or marketing and rent and associated costs for running each tasting room. The expenses include our personnel responsible for managing our eCommerce platform, wages, commissions and bonuses for our outside sales team members who market and sell our products to distributors and retail end users and the associated costs of such sales. The expense category also includes the cost of sports and venue sponsorships, radio, television, social media, influencers, direct mail and other traditional marketing costs and costs related to trade shows and events and an allocated portion of overhead costs. We expect our sales and marketing costs will increase on an absolute dollar basis as we expand our headcount, open new locations in partnership with tribes, expand our wholesale distribution footprint and initiate new marketing campaigns, which should decline as a percent of sales as the Company increases scale over time.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses associated with our executive, finance, legal, information technology and human resources functions, as well as professional fees for legal, audit, accounting and other consulting services, and an allocated portion of overhead costs. We expect our general and administrative expenses will increase on an absolute dollar basis as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of the business.

Interest Expense

Interest expenses include cash interest paid on our long-term debt, interest on leased equipment or assets, interest paid in kind and rolled over into convertible notes and exercisable into shares, as well as amortization of deferred financing fees and costs and interest on credit cards.

Income Taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law.

Results of Operations

Comparison of the results for the year ended December 31, 2021, and 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020.

	For The Year Ended December 31
	2021	2020	Change
REVENUE:
Revenues, net	$8,286,923	$16,589,067	$(8,302,144)
Cost of goods sold	6,048,596	12,033,097	(5,984,501)
Gross profit	2,238,327	4,555,970	(2,317,643)

OPERATING EXPENSES
Sales and marketing	3,923,934	6,033,189	(2,109,255)
General and administrative	6,242,301	8,887,519	(2,645,218)
Total operating expenses	10,166,235	14,920,708	(4,754,473)
Loss from operations	(7,927,908)	(10,364,738)	2,436,830

OTHER INCOME (EXPENSES):
PPP loan forgiveness	3,506,644	—	3,506,644
Other Covid relief	7,540	37,940	(30,400)
Interest expense	(2,659,647)	(1,571,153)	(1,088,494)
Loss on conversion of debt	(143,190)	—	(143,190)
Gain on spinoff of Flavored Bourbon LLC (note 11)	—	22,583,141	(22,583,141)
Other income	6,450	34,785	(28,335)
Total other income (expense)	717,797	21,084,713	(20,366,916)

Income (loss) before income tax	(7,210,111)	10,719,974	(17,930,085)
Income tax expense	(9,030)	(4,758)	(4,272)

Net income (loss)	(7,219,141)	10,715,216	(17,925,813)

Less: Net income attributable to noncontrolling interest	—	(1,099,056)	1,099,056
Net income attributable to Heritage Distilling Holding Company	(7,219,141)	11,814,272	(19,033,413)

Revenue, Cost of Revenue and Gross Profit

For comparative purposes non-recurring or one-time revenue has been adjusted for presentation in the following chart to clarify changes in performance in the Company’s core business activities.

	For The Year Ended December 31,		Change Amount
	2021	2020
Recurring revenue, net	$8,194,211	$6,074,695	$2,119,516
Hand sanitizer revenue	92,712	6,349,477	(6,256,765)
Flavored Bourbon LLC revenue	—	4,164,895	(4,164,895)
	$8,286,923	$16,589,067	$(8,302,144)

Revenue

Recurring product revenue grew from $6.1 million in 2020 to $8.2 million in 2021, an increase of 34%, despite an environment in both years dominated by closures of bars and restaurants, limited ability to gain product placement for new products, ramping up an interim business in the form of hand sanitizers and engaging in the majority ownership of the sale of a core product.

Government mandated shutdowns of bars and restaurants in 2020 and 2021 due to COVID-19 led to a severe drop off in wholesale revenue as distributors were not able to sell to accounts that were closed.

In 2020 sales of hand sanitizers added $6.3 million in revenue as the Company ramped up quickly in 2020 to produce and sell hand sanitizers under emergency authorization. In addition, the Company generated $4.16 million in revenue in the first 6 months of 2020 from sales of Flavored Bourbon LLC, before selling majority control effective June 30, 2020.

Cost of Goods Sold

Cost of Goods Sold declined from $12.0 million to $6.0 million as the Company exited the sale of hand sanitizers and shed responsibility for production costs associated with its Flavored Bourbon during 2020.

Gross Profit

Gross profit was $4.6 million in 2020 versus $2.2 million in 2021. 2020 gross profit resulted from the sale of a variety of products including core products, hand sanitizers and Flavored Bourbon. The resulting gross margins were 27% in 2020 and 26% in 2021, in both cases reflecting the challenged economic environment during Covid and the under-scaled nature of the Company’s business. The Company’s core products in spirits tend to carry attractive gross margins and as the Company scales it expects gross margins to improve.

Sales and Marketing Expenses

Sales and marketing expenses were $3.9 million for the year ended December 31, 2021, compared to $6.0 million for the year ended December 31, 2020. The decrease of $2.1 million was primarily due to a decrease of a pro rata portion of $2.7 million in employee-related expenses due to the elimination of the Company’s national sales team, consisting of 26 employees and a significant reduction in marketing spend associated with the Company’s deals with major league baseball teams. The contracts the Company had with those teams were paused in 2021 due to uncertainty in the market and not knowing what the teams could deliver for marketing services during the season. It was agreed by the parties that the deals would resume in 2022. The Company also put a halt to marketing travel and participating in trade shows and exhibitions in 2021 as uncertainty in the market resulting from continue COVID-19 shutdowns made it difficult to plan sales efforts with distributors, who themselves were not taking in-person meetings, and travel related to trade shows.

The Company reports the costs associated with its tasting rooms and eCommerce platform as sales and marketing expenses. The closure of one of its retail tasting rooms in Seattle beginning summer 2020 was fully captured on a full year basis for 2021. A portion of the reduction in expenses was directly attributable to that closure, necessarily reducing the associated retail wage expenditures in 2021 versus 2020.

General and Administrative Expenses

General and administrative expenses for 2020 were $8.9 million and for 2021 they were $6.2 million, a savings of $2.9 million. Of this $2.6 million reduction, $1.8 million is due to the federal Employee Retention Credit for 2021, which directly reduced the Company’s general and administrative payroll expense. This federal credit was not available in 2020.

Of the 2021 general and administrative expenses, $0.9 million was associated with idle equipment, compared to $0.8 million for 2020. During 2021 the Company was involved in consolidating and moving production locations. As a result, some of the production equipment was not installed and in service. For those reporting periods the Company removed the associated equipment usage costs and overhead from Cost of Goods as idle equipment and instead captured the depreciation and overhead in general and administrative costs. As the equipment comes online in 2023 it will then be reallocated in Cost of Goods as products are produced. This will have the net result of reducing general and administrative costs for these activities and potentially increasing cost of goods, depending on how much product is produced and how the costs are spread across such products. The Company is targeting completion of this by the early part of the second quarter of 2023, but until the final date of service is known the cost shift cannot be absolutely identified.

In 2020 the Company had a one-time payment of approximately $0.5 million associated with a termination fee to end a long-term lease on a warehouse as a result of COVID-19 and the need for much less space as the Company rethought its plans. In addition, the Company had multiple locations it was paying rent on for duplicate activities as it consolidated and moved locations — all activities that were planned and in the works before COVID-19. With duplicate leases ending in 2021 the long-term reductions were finally realized on a full year basis for 2021 versus 2020. Finally, in summer 2020 the Company was forced to shut down one of its Seattle tasting room locations as it could not function during the time period. The Company made the decision to permanently close the space, removing all equipment and taking write downs for the activities associated with the location. The Company retained the rent obligation for the space through 2020 and 2021 with no income to offset those costs.

Interest Expense

Interest expense was $2.7 million for the year ended December 31, 2021, compared to $1.6 million for the year ended December 31, 2020. The increase of $1.1 million was primarily due to the issuance of a $12.5 million of new debt for the year ended December 31, 2021 with monthly escalating principal payments and the option for the Company to delay some interest and “Pay In Kind (“PIK”) it into the principal. This loan will mature on April 15, 2025.

Loss on conversion of debt

Loss on extinguishment of debt was $0.1 million for the year ended December 31, 2021, while there were no such conversions of debt during the year ended December 31, 2020. The balance of these notes which converted as of December 31, 2020, was $1.1 million. In 2021, all but one of the notes were converted into shares of the Company. In aggregate, 9,578 shares of the Company’s stock were issued to investors. As of December 31, 2021, the Company had one investor that did not elect to convert, and the convertible note payable balance was $0.5 million with accrued interest of $0.05 million. On July 26, 2019, spun out a subsidiary for its Flavored Bourbon, bringing in new partners and capital to the venture while maintaining majority control. On June 30, 2020, the Company sold majority interest in the entity to the minatory partners, retaining a minority interest. The transaction produced a one-time book gain of approximately $22.5 million, the gain represents forgiveness of debt of $11.4 million and recognition of fair value of the Company’s residual interest in Flavored Bourbon of $10.9 million.

Income Taxes

The tax provision for income taxes for the year ended December 31, 2021, and 2020 were nine thousand and five thousand dollars, respectively. We have valuation allowance for deferred tax assets because of our historical net losses in the jurisdictions in which we operate. The change in the valuation allowance for the period ended December 31, 2021 and December 31, 2020 was an increase of $2.3 million and $2.3 million, respectively. For additional information, see Note 7, Income Taxes, of the notes to the financial statements.

Comparison of the results for the nine months ended September 30, 2022, and 2021

The following table summarizes our results of operations for the nine months ended September 30, 2022 and 2021.

	Nine Months Ended September 30,
	2022	2021	Change
REVENUE:
Revenues, net	$5,315,308	$5,520,388	$(205,079)
Cost of goods sold	3,282,803	4,569,819	(1,287,016)
Gross profit	2,032,506	950,569	1,081,937

OPERATING EXPENSES
Sales and marketing	3,512,715	2,718,052	794,663
General and administrative	6,594,582	3,988,972	2,605,610
Total operating expenses	10,107,297	6,707,024	3,400,273
Loss from operations	(8,074,791)	(5,756,455)	(2,318,336)

OTHER INCOME (EXPENSES):
PPP Loan Forgiveness	—	3,506,644	(3,506,644)
Other COVID Relief	—	7,540	(7,540)
Interest expense	(3,681,282)	(2,031,132)	(1,650,150)
Loss on conversion of debt	—	(143,190)	143,190
Other income	6,431	6,450	(19)
Total other income (expense)	(3,674,851)	1,346,312	(5,021,163)

Income (loss) before income tax	(11,749,643)	(4,410,143)	(7,339,500)
Income tax expense	(8,101)	(5,056)	(3,045)

Net income (loss)	(11,757,744)	(4,415,199)	(7,336,455)

Less: Net income attributable to noncontrolling interest	—	—	—
Net income attributable to Heritage Distilling Holding Company	(11,757,744)	(4,415,199)	(7,342,545)

Revenue, Cost of Revenue and Gross Profit

Product revenue declined slightly to $5.3 million for the nine months ended September 30, 2022, compared to $5.5 million for the nine months ended September 30, 2021. The decline was due primarily to reductions in eCommerce revenue as a large interstate carrier that the Company relied upon for the shipping of spirits to consumers in 32 states exited the market at the end of 2021. This meant that instead of shipping products to 41 states as it did in 2021, the Company only shipped products to 9 states in 2022. That created a loss of approximately $0.4 million in eCommerce sales for the period in 2022. Management worked in 2020 to find a new shipping solution to re-enter these 32 markets for eCommerce activities and that solution will go live in the first quarter of 2023.

Additionally, the Company increased wholesale prices on some of its lower margin products during 2022, slowing sales for those products, which impacted sales by approximately $0.1 million. In addition, the Company estimates that sales in its busiest tasting room were negatively affected by $0.1 million due to construction in front of its location for approximately 7 months, which severely limited foot traffic. Collectively, these items account for approximately $0.6 million in lost revenue in the first 9 months of 2022, which it partially made up with additional sales across the business. The addition of two new tasting rooms that were open for the full nine months in 2022, but not in 2021, contributed $0.5 million in new revenue compared to 2021, which largely offset the lost eCommerce revenue. In all, the loss of $0.6 million associated with the activities listed above, was offset by additional revenue of $0.5 million, so the resulting difference between the periods was $0.2 million.

Lastly, the team spent considerable time in the first nine months of the year preparing for the fourth quarter launch of its Florescence Vodka and its super premium Stiefel’s Select line of aged whiskies while also gearing up for the traditional increase in revenue from holiday sales. This revenue will begin to be realized in Q4 2022 and in 2023.

Gross Profit

Gross profit was $2.0 million in the first 9 months of 2022, an increase of $1.1 million versus 2021 due primarily to increased productivity and the increased sale of higher margin products. In addition, as tasting rooms re-opened, these product sales resulted in higher margins compared to the sale of products through wholesale channels. Given the reduction in eCommerce sales due to the interstate carrier discontinuation mentioned earlier, spending on freight and packaging was reduced. And lastly, revenue from consulting and service fees for new Tribal partners contributed revenue without associated product costs. The Company expects to book the remaining TBN consulting revenue in the fourth quarter.

Sales and Marketing Expenses

Sales and marketing expenses were $3.5 million for the nine months ended September 30, 2022, compared to $2.7 million for the nine months ended September 30, 2021 which partly is attributable to restarting baseball related marketing and sponsorship expenses in 2022 that were paused in 2021 and the full year operation of two new tasting rooms in Tumwater, Washington and in Eugene, Oregon. Both tasting rooms came on line in the latter half of 2021, meaning 2022 records their first full year of operations with all of their associated adjusted sales and marketing costs. In addition, minimum wages increased in Washington and Oregon in 2022 versus 2021, increasing the overall cost of staffing tasting rooms, which were also fully reopened in 2022 as the COVID-19 restrictions were lifted. Finally, the Company, hired 3 new full-time sales employees in 2022 to prepare to support its sales through wholesale channels and key accounts going into 2023.

General and Administrative Expenses

General and administrative expenses were $6.6 million for the nine months ended September 30, 2022, compared to $4.0 million for the nine months ended September 30, 2021. Of this $2.6 million increase, $1.8 million is directly attributed to the loss of the Federal Employee Retention Credit in 2022 versus 2021. Of the remaining increase, $0.3 million is attributable to the full year overhead associated with the Company’s final warehouse coming online and increasing staff and compensation to keep key personnel as wage demands increased. The Company also hired five new employees for the finance and management teams to prepare for its entry into the public markets and saw a significant increases in professional fees associated with completing its first audit and retaining legal and banking professionals to prepare for the SPAC merger.

Interest Expense

Interest expense was $3.7 million for the nine months ended September 30, 2022, compared to $2.0 million for the nine months ended September 30, 2021. The increase of $1.7 million was primarily due to the issuance of $10.8 million of new unsecured convertible note debt for the nine months ended September 30, 2022.

Income Taxes

The tax provision for income taxes for nine-month period 2022 and 2021 were eight thousand and five thousand respectively.

Liquidity and Capital Resources

Since our inception, and in line with our growth strategy, we have prepared our financial statements assuming we will continue as a going concern. Since our inception, we have incurred net losses and experienced negative cash flows from operations. To date, our primary sources of capital have been through private placements of equity securities and convertible debt. During the nine months ended September 30, 2022 and 2021, we had net losses of $11.8 million and $4.4 million, respectively. During the years ended December 31, 2021 and 2020, we incurred net loss of $7.2 million and net income $10.7 million, respectively. We expect to incur additional losses and higher operating expenses for the foreseeable future as we continue to invest in research and development programs. We have determined that additional financing will be required to fund our operations for the next 12 months and our ability to continue as a going concern is dependent upon obtaining additional capital and financing, including through the consummation of the Business Combination.

Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations. Until such time as we can generate significant revenue from commercialization of our product, we expect to finance our cash needs through public or private equity or debt financings or other capital sources, including strategic partnerships. However, we may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common shareholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce research and development efforts. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. There is currently no public market for the Company’s ordinary shares. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issue date of this report. These financial statements have been prepared assuming the Company will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

We continue to assess the effect of the COVID-19 pandemic and the Russia/Ukraine crisis on our operations. The extent to which the COVID-19 pandemic will impact our business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the continuing spread of the infection, new and emerging variants of the virus, the duration of the pandemic, and the effectiveness of actions taken in the U.S. and other countries to contain and treat the disease. The extent to which the Russia/Ukraine crisis will impact our business and operations will also depend on future developments that are highly uncertain and cannot be predicted with confidence, including restrictive actions that may be taken by the U.S. and/or other countries, such as sanctions or export controls, and the duration of the conflict. We currently do not have any current business relationships in Russia or the Ukraine.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors — Risks Related to Conduit’s Business and Industry.”

Cash Flows

The following table sets forth a summary of cash flows for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2021	2020	2022	2021
Net cash used in operating activities	$(7,687,993)	$(9,707,759)	$(7,034,525)	$(7,061,127)
Net cash used in investing activities	(1,189,165)	(10,071,602)	(558,667)	(1,095,498)
Net cash provided by financing activities	8,877,030	7,459,690	7,535,070	8,935,897
Net increase (decrease) in cash and cash equivalents and restricted cash	$(128)	$(12,319,671)	$(58,122)	$779,272

Operating Activities

During the years ended December 31, 2021, and 2020, operating activities used $7.7 million and $9.7 million resulting from a net loss of $7.2 million and a profit of $10.7 million. In 2021 and 2020 $0.2 million and 0.6 million of cash was provided and used by changes in operating assets and liabilities, and non-cash adjustments of $0.7 and $19.8 million in the respective years. The non-cash adjustments for the years ended December 31, 2021, and 2020 consisted primarily of a $0.70 and $1.1 million interest expense, $1.2 and $1.3 million of depreciation, $3.5 million of PPP loan forgiveness in 2021, $22.6 million gain from the spinoff of the Flavored Bourbon LLC in 2020 and $0.4 and $0.3 million of issuance of warrants.

During the nine months ended September 30, 2022, and 2021, operating activities used $7.0 million and $7.1 million resulting from net losses of $11.8 million and $4.4 million in the respective interim periods. In 2021 and 2020 $0.9 and 1.9 million of cash was generated and used by changes in operating assets and liabilities, and non-cash adjustments were $3.8 and $0.8 million in the respective interim periods. The non-cash adjustments for the nine months ended September 30, 2022 consisted of $1.0 million of depreciation expense, $0.3 million of issuance of warrants to certain broker companies as part of consideration for services performed related to funding purposes, and $2.5 million of noncash interest expense primarily associated with the Company’s convertible promissory notes while those in 2021 consisted of $0.9 million of depreciation expense, $0.5 million of loss on disposal of property and equipment, $0.1 million of loss on the conversion of convertible notes primarily due to the convertible notes were converted at a discounted conversion price, $0.4 million of issuance of warrants, and $0.7 million of noncash interest expense primarily associated with the Company’s convertible promissory notes, offset by $3.5 million of forgiveness on PPP loans approved by the Company’s bank.

Investing Activities

During the years ended December 31, 2021, and 2020, investing activities used $1.2 million and $10.1 million, respectively for the purchases of property and equipment. 2021 saw the completion of two new tasting rooms (Tumwater, Washington and Eugene, Oregon) and move to the Company’s new distribution warehouse. 2020 expenses were largely driven by the construction projects that were completed in 2021. Included in 2020 is a $7.6 million cash outflow related to the spinoff of Flavored Bourbon.

During the nine months ended September 30, 2022, and 2021, investing activities used $0.6 million and $1.1 million. 2021 expenses were drive by the Tumwater and Eugene tasting room construction, while the 2022 expense were completing the office buildout at the Companies’ distribution warehouse and the whiskey storage facility for aging barrels of product.

Financing Activities

During the years ended December 31, 2021, and 2020, cash provided by financing activities was $8.9 million and $7.5 million, respectively. During the years ended December 31, 2021, and 2020, the Company raised $13.3 million and $8.3 million through the issuance of long-term debt, net of issuance costs.

During the nine months ended September 30, 2022, and 2021, cash provided by financing activities was $7.5 million and $8.9 million, respectively. During the nine months ended September 30, 2022, and 2021, the Company raised $8.2 and $13.3 million through the issuance of long-term debt, net of issuance costs.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements is included in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks from fluctuations in interest rates, which may adversely affect our results of operations and financial condition. We seek to minimize these risks through regular operating and financing activities. For additional information on our variable rate debt, refer to the notes to our condensed consolidated financial statements for the years ended December 31, 2021, and 2020.

Interest Rate Risk

We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. At December 31, 2021 and 2020, we had less than $0.0 and $1.5 million in variable rate debt outstanding respectively. A hypothetical 10% change in interest rates would have an immaterial impact on annualized interest expense.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any periods presented in our consolidated financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our condensed consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our consolidated financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our condensed consolidated financial statements.

Revenue Recognition

We recognize revenue in accordance with ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In order to achieve this core principle, we apply the following five steps when recording revenue: (1) identify the contract, or contracts, with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when, or as, performance obligations are satisfied.

The Company’s revenue consists primarily of the sale of spirits domestically in the United States. Customers consist primarily of wholesale distributors and retail. The Company’s revenue generating activities have a single performance obligation and are recognized at the point in time when control transfers and the obligation has been fulfilled, which is when the related goods are shipped or delivered to the customer, depending upon the method of distribution and shipping terms. Revenue is measured as the amount of consideration the Company expects to receive in exchange for the sale of product. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Sales terms do not allow for a right of return unless the product is damaged. Historically, returns have not been material to the Company. Amounts billed to customers for shipping and handling are included in sales. The results of operations are affected by economic conditions, which can vary significantly by time of year and can be impacted by the consumer disposable income levels and spending habits.

In control states, where the state owns the spirits distribution and/or retail sales channel, product is transferred to the state warehouse where it is held under bailment. The state control system does not necessarily pay for the product at this time and ownership resides with the Company. Only when products are ordered through the state system and delivered to a state liquor store does the ownership transfer from the Company to the state, an invoice is issued and the bill paid by the state. In these situations, the Company reports shipments to control states but it cannot count depletions or sales until an order actually triggers the products to leave the state warehouse.

Wholesale — The Company sells its spirits to wholesale distributors under purchase orders. The Company transfers control and recognizes revenue for these orders upon shipment of the spirits from the Company’s warehouse facilities. Payment terms to wholesale distributors typically range from 30 to 45 days. The Company pays depletion allowances to its wholesale distributors based on their sales to their customers which are recorded as a reduction of wholesale product revenue. The Company also pays certain incentives to distributors which are reflected net within revenues as variable consideration. The total amount of depletion allowances and sales incentives for fiscal year ended December 31, 2021 and 2020 were, $68,931 and $331,364, respectively. The higher amount in 2020 is attributable to the first half consolidation of the sales of products associated with the Flavored Bourbon LLC while the Company had responsibility for sales during that time period.

Direct to Consumer — The Company sells its spirits and other merchandise directly to consumers through spirits club memberships, at the Heritage Distilling tasting rooms and through the internet.

Spirits club membership sales are made under contracts with customers, which specify the quantity and timing of future shipments. Customer credit cards are charged in advance of quarterly spirit shipments in accordance with each contract. The Company transfers control and recognizes revenue for these contracts upon shipment of the spirits to the customer.

Tasting room and internet spirit sales are paid for at the time of sale. The Company transfers control and recognizes revenue for the spirits and merchandise when the product is either received by the customer (on-site tasting room sales) or upon shipment to the customer (internet sales).

The Company periodically offers discounts on spirits and other merchandise sold directly to consumers through spirits club memberships, at the Heritage Distilling tasting rooms and through the internet. All discounts are recorded as a reduction of retail product revenue.

Stock-Based Compensation

The Company measures compensation for all stock-based awards at fair value on the grant date and recognizes compensation expense over the service period on a straight-line basis for awards expected to vest.

The fair value of options granted is estimated on the grant date using the Black-Scholes option pricing model. The Company uses a third-party valuation firm to assist in calculating the fair value of the Company’s options. This valuation model requires the Company to make assumptions and judgment about the variables used in the calculation, including the volatility of the Company’s common stock and assumed risk-free interest rate, expected years until liquidity, and discount for lack of marketability. Since we do not have sufficient trading history of our common stock, we estimate the expected volatility of our options at the grant date by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options. We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term. We determine the expected term based on the average period the options are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. We utilize a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future. Forfeitures are accounted for and are recognized in calculating net expense in the period in which they occur. No compensation cost is recorded for options that do not vest, and stock-based compensation from vested options, whether forfeited or not, is not reversed.

Stock option awards generally vest on time-based vesting schedules. Stock-based compensation expense is recognized based on the value of the portion of stock-based payment awards that is ultimately expected to vest and become exercisable during the period. The Company recognizes compensation expense for all stock-based payment awards made to employees, directors, and non-employees using a straight-line method, generally over a service period of four years.

The Company grants stock options to purchase common stock with exercise prices equal to the value of the underlying stock, as determined by the Board of Directors on the date the equity award was granted. The fair value of the common stock underlying our stock-based awards has historically been determined by our board of directors, with input from management and corroboration from contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:

•        contemporaneous valuations of our common stock performed by independent third-party specialists;

•        the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•        the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions for shares repurchased by us in arm’s-length transactions, including any tender offers;

•        the lack of marketability inherent in our common stock;

•        our actual operating and financial performance;

•        our current business conditions and projections;

•        the hiring of key personnel and the experience of our management;

•        the history of the company and the introduction of new products;

•        our stage of development;

•        the likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given prevailing market conditions;

•        the operational and financial performance of comparable publicly traded companies; and

•        the U.S. and global capital market conditions and overall economic conditions.

In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

For each valuation, the fair value of our business determined by the income and market approaches was then allocated to the common stock using either the option-pricing method (OPM), or a hybrid of the probability-weighted expected return method (PWERM) and OPM methods.

In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

For valuations after the closing of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

Income taxes

The Company follows the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 740, “Income Taxes” for establishing and classifying any tax provisions for uncertain tax positions. The Company’s policy is to recognize and include accrued interest and penalties related to unrecognized tax benefits in operating expenses. The Company is not aware of any entity level uncertain tax positions.

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enacted date.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to twenty years. Amortization of leasehold improvements is computed using the straight-line method over the life of the lease or the useful lives of the assets, whichever is shorter. The cost and related accumulated depreciation and amortization of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as current period income or expense. The costs of repairs and maintenance are expensed as incurred.

Emerging Growth Company Status

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Effective immediately following the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board. The following table lists the names, ages and positions of the individuals who are expected to serve as directors, executive officers and/or key employees of Pubco upon consummation of the Business Combination:

Name	Age	Position(s)
Justin Stiefel	47	Chief Executive Officer and Director
Craig McCallum	64	Chief Financial Officer
John Jensen	59	Controller
Jennifer Stiefel	47	Chief Executive – TBN Division
Rosemary L. Ripley	68	Independent Director
Mark Breene	56	Independent Director
Louise Firestone	66	Independent Director
Troy Alstead	59	Independent Director
Andrew Varga	57	Independent Director
Christopher (Toby) Smith	84	Independent Director
Eric Trevan	46	Independent Director
Laura Baumann	45	Independent Director

Executive Officers

Justin Stiefel has been a co-founder and the Chief Executive Officer of Heritage Distilling Company, Inc. since 2011 and is Chairman of its board of directors and the board of directors of its parent holding company, Heritage. He will serve as CEO of Heritage Distilling Group, Inc. upon completion of the Business Combination, and he will serve as a non-independent Director and Chairman of the board. Mr. Stiefel is the driving force behind the Company’s focus on consumer-friendly products and experiences and is the creator of the TBN concept, having worked in 2018 to secure in Congress the repeal of an 1834 statute that prohibited distilling in Indian country. Prior to founding Heritage, Mr. Stiefel served as a top staff member in the United States Senate, first as Deputy Press Secretary, then Legislative Aide, then Chief Counsel to the senior Senator for Alaska, Ted Stevens. He then become one of the youngest Chiefs of Staff in the history of the U.S. Senate for Lisa Murkowski, the junior Senator for Alaska. In 2004, Mr. Stiefel joined the international law firm of Dorsey and Whitney LLP as Of Counsel. Mr. Stiefel later formed his own consulting firm assisting clients, tribes (American Indian, Alaskan Native and Native Hawaiians), with their needs in advancing legislation, regulations and policy initiatives in Washington, DC. Mr. Stiefel holds a BS in Chemical Engineering from the University of Idaho and a Juris Doctor from Catholic University of America, where he graduated in the top ten in his class, Magna Cum Laude. He has also completed coursework at the United States Naval War College, focused on strategic decision making. He has served as a director for a number of non-profit organizations and currently sits on the Milgard Executive Counsel at the Milgard School of Business at the University of Washington. Mr. Stiefel is a member of three bar associations, in Washington State, Alaska and Washington, DC. We believe Mr. Stiefel is well-qualified to serve as a member of the Pubco Board due to his experience in the alcoholic beverage industry.

Craig McCallum has served as Chief Financial Officer of Heritage Distilling Company, Inc. on a contract basis since January 2023, and will transition into the role as an employee after the Business Combination. Mr. McCallum is a veteran Finance and Operations executive with over thirty-five years of experience across multiple industries. Mr. McCallum’s functional experience is broad in the areas of Accounting, FP&A, Human Resources, and Operations. He began his career in Public Accounting with Deloitte Touche from 1980 to 1985 and then moved to Ernst & Young where he was a Manager in the firm’s Entrepreneurial Services Group. From there he moved into private industry in the Technology Sector and was the first Controller at LapLink Software, Inc. until 1990. Mr. McCallum then became the CFO of Spry, Inc., an early-stage Internet Company that developed one of the first Internet browsers. Mr. McCallum helped lead the sale of this Company to CompuServe (later selling to AOL) after which he headed up CompuServe’s Internet Division. After the sale of CompuServe, Mr. McCallum helped found Encompass Ventures, a Northwest Venture Capital firm, where he was Managing Director from 1992 until 1997. Mr. McCallum was instrumental in raising the firm’s first fund and then successfully investing that fund into West Coast technology companies. More recently, Mr. McCallum worked in the regulated industry of legal Cannabis with non-plant touching product and technology companies. From 2016 to October 2019, Mr. McCallum served as Chief Financial Officer of MainStem, Inc., an early-stage technology company. Mr. McCallum established the company’s finance and operating systems, leading two rounds of private equity financing with industry leading firms. Mr. McCallum is a CPA and earned his Bachelor of Arts in Business/Accounting, with a Minor in Economics from Washington State University.

Key Employees

John Jensen has served as Controller for Heritage Distilling Company, Inc. since February 2023, and will continue in that role after the Business Combination. Mr. Jensen has 36 years of experience in the field of corporate finance and accounting, including 23 years as a Controller and Finance department leader for publicly traded companies. Most recently, from 2018 to 2022, he served as Controller and Treasurer for Kitsap County Consolidated Housing Authority. From 2004 to 2018 he served in multiple lead finance roles at National Oilwell Varco, Inc., first as Manager for Financial Reporting, then as U.S. Controller, then Director of Financial Reporting and ultimately as Vice President, Financial Reporting, overseeing SEC reporting, audits and planning. From 1997 to 2003 Mr. Jensen was Manager for Financial Reporting for NL Industries, a publicly traded global manufacturing and chemical firm. From 1995 to 1996 he served as Manager for Financial Reporting for Gundle / SLT Industries Inc., a publicly traded firm making liners for large landfill operations. There he oversaw all SEC and audit functions for the firm’s finance department. From 1990 to 1994 he was an Accounting Manager at Joy Environmental Technologies, Inc, managing the firm’s accounting department. Mr. Jensen began his career as a Senior Accountant at Deloitte from 1987 to 1990. Mr. Jensen holds a BA in Accounting from the University of Nebraska.

Jennifer Stiefel has been a co-founder, President and director of Heritage Distilling Company, Inc. and a director of its parent holding company, Heritage, since 2011. She will serve as CEO of the to-be-formed Tribal Beverage Network division and will co-chair that divisions’ advisory board, which will otherwise be comprised of members of partnering TBN tribes from around the country. Prior to founding Heritage, Mrs. Stiefel served in the United Senate as a staff member of the Senate Appropriations Committee. She subsequently taught elementary school in Virginia, acting as team lead for science. In her younger years she worked in her family’s manufacturing business in Alaska, growing up to work in all facets of the company. She holds a BA in Elementary Education from the University of Idaho and a Masters in Instructional Education from Central Michigan University. Mrs. Stiefel serves as a director for a number of non-profit organizations.

Independent Directors

The following description of the experiences of the expected independent directors of Pubco do not include a description for Rosemary L. Ripley, who is included in the section of this proxy statement/prospectus entitled “Directors, Officers, Executive Compensation and Corporate Governance of BWAC Prior To The Business Combination.”

Mark Breene served as Chief Executive Officer of Copalli Spirits, a sustainable rum brand produced in Belize from January 2021 to January 2023. From December 2016 to July 2019, Mr. Breene was Chief Executive Officer of Westland Distillery, a producer of American single malt whiskey owned by Remy Cointreau, where he was responsible for the brand’s global P&L, all aspects of the distilling & bottling operation, the brand image, and the go-to-market strategy. Mr. Breene was the Chief Marketing Officer for Remy Cointreau Americas from October 2011 to November 2016 and worked for Diageo PLC from March 1999 to October 2011. He first joined Diageo in the UK, serving as the UK Brand Director for their Gin & Whiskey portfolio, before relocating to America in 2001 to assume a global marketing role as Vice President of Global Marketing for Smirnoff Vodka. Subsequently, Mr. Breene was promoted to several positions within Diageo’s US business, managing at different times their Rum, Vodka, and Tequila portfolios as the Vice President of Marketing. Mr. Breene worked at Unilever in the UK from March 1996 to May 1999. Mr. Breene graduated from Nottingham Trent University and later attained his MBA from Brunel University in London. We believe Mr. Breene is well-qualified to serve as a member of the Pubco Board due to his experience in the alcoholic beverage industry.

Louise Firestone worked at LVMH Moet Hennessy Louis Vuitton Inc. (“LVMH”), a luxury goods retailer, as Senior Vice President, Legal Affairs and General Counsel from 2003 to July 2022 and as Vice President, Legal Affairs and General Counsel from 1999 to 2003, where she served as the strategic advisor to the Chairman, as a member of the Executive Management Team and a senior member of the Global Legal Team. She led M&A activity for the following wines and spirits acquisitions during that time: Newton Vineyards, Woodinville Whiskey Company, Armand de Brignac and Colgin Cellars. She also led the legal team for the acquisition of Belmond, a luxury hotel group, which posed significant regulatory challenges for LVMH with respect to US alcoholic beverage laws, both at the state and federal level. Ms. Firestone registered as a lobbyist in New York State to facilitate that acquisition. From 1997 to 1999, Ms. Firestone was General Counsel for Credit Suisse’s US operations and she also served as Credit Suisse First Boston’s Director, Legal & Compliance Department, and as Senior Staff Attorney in charge of the Corporate Banking legal function. From 1986 to 1991, Ms. Firestone held leadership roles in Citibank’s International & Regulatory Relations Unit and Global Finance North America. She started her professional career as an Associate with Cole & Deitz, where she worked from 1984 to 1986. Ms. Firestone was a member of the Board of Managers of Marc Jacobs Holdings, a fashion company, from October 2013 to July 2022, and of LG Distribution, a fashion company affiliate of Loro Piana, from March 2020 to July 2022. She was also on the Board of Directors of Warren Corporation, a U.S. based developer and manufacturer of quality food and beverage products, from November 2016 to July 2022, of Loro Piana & Co. Inc., the U.S. subsidiary of Loro Piana, an Italian company specialized in clothing and textile products, from November 2016 to July 2022, and of Tiffany & Co. (LVMH companies), a luxury jewelry and specialty design house, from January 2021 to July 2022. Ms. Firestone taught at Columbia Law School as a Lecturer in Law from 2016 to 2022. Ms. Firestone also served as a Board Member for the Classic State Company (New York City Off-Broadway Theater) from 1998 to 2007. Since 2014, she has been a member of the advisory board of Jhpiego, an affiliate of the Johns Hopkins University and an international health care organization, and has been a member of the board of March for our Lives, an organization dedicated to ending gun violence, since November 2022. She holds a BA in International Studies from The Johns Hopkins University, a Master of International Affairs (International Economics) from Columbia University School of International & Public Affairs, and a JD from Fordham University School of Law. We believe Ms. Firestone is well-qualified to serve as a member of the Pubco Board due to her experience in the alcoholic beverage industry and corporate governance experience.

Troy Alstead is the founder of Ocean5 and Table 47, concepts opened in 2017 for dining, entertainment and events. In February 2016, Mr. Alstead retired from Starbucks Corporation (Nasdaq: SBUX), an American coffee company and coffeehouse chain, after 24 years with the company, having most recently served as Chief Operating Officer. Mr. Alstead served as Chief Operating Officer beginning in 2014. From 2008 to 2014, Mr. Alstead served as that company’s Chief Financial Officer and Chief Administrative Officer. Additionally, Mr. Alstead served as Group President from 2013 until his promotion to Chief Operating Officer. Mr. Alstead joined Starbucks in 1992 and over the years served in a number of operational, general management, and finance roles. Mr. Alstead spent a decade in Starbucks’ international business, including roles as Senior Leader of Starbucks International, President Europe/Middle East/Africa headquartered in Amsterdam, and Chief Operating Officer of Starbucks Greater China, headquartered in Shanghai. Mr. Alstead is also a member of the board of directors of Levi Strauss & Co. (NYSE: LEVI), Harley-Davidson, Inc. (NYSE: HOG), Array Technologies Inc. (Nasdaq: ARRY), OYO Global and RASA Indian Grill. Mr. Alstead earned a B.A. in business administration from the University of Washington. We believe Mr. Alstead is well-qualified to serve as a member of the Pubco Board due to his expertise in the areas of finance and operations and his experience in the food and beverage industry.

Andrew Varga has been the founder of AV Train Consulting, a strategy and Marketing consulting firm primarily serving the pizza, wine and bourbon industries, since June 2015. Mr. Varga was the President of Zimmerman Advertising, an advertising firm, from July 2013 to February 2015. Mr. Varga served as Senior Vice President and Chief Marketing Officer of Papa John’s International, Inc. (Nasdaq: PZZA) from September 2009 to July 2013. From January 1988 to September 2009, Mr. Varga held the positions of Senior Vice President/Director of Marketing for Brown-Forman, a company in the production and distribution of alcoholic beverages, responsible for the company’s Wines and Spirits portfolio in the North American Region, Varga was Senior Vice President/Managing Director, Wines Marketing, with global responsibility for the wine portfolio, Vice President/Director of Corporate Strategy, leading Brown-Forman’s strategic planning process and reporting to the company’s Chairman and CEO, and various positions of increasing responsibility for Brown-Forman, including Brand Director for Korbel Champagne. Mr. Varga received a BBA degree from University of Kentucky and an M.B.A. degree from Queens College. We believe Mr. Varga is well-qualified to serve as a member of the Pubco Board due to his expertise in marketing and his experience in the food and beverage industry.

Christopher H. “Toby” Smith has been a director of Heritage since his election at its 2022 Annual Meeting. Mr. Smith is a lawyer and was a partner at Whitman & Ransom (now Winston & Strawn LLP) and was Counsel at Foley & Lardner LLP. Mr. Smith is licensed to practice law in New York, Connecticut and Washington, D.C. Mr. Smith founded and, since February 1986 has been, an attorney at Connecticut-based legal and financial advisory firm Alexander, Smith & Company, Inc. Mr. Smith has served numerous public and private enterprises nationally and internationally as Executive Chairman of the Board, Lead Director, Chief Executive Officer, Chief Financial Officer,

and General Counsel. Representative experience includes Puma USA, Sylvania International, Escada, London Fog, Medical Staffing Network, Barnes Engineering, Atkins Nutritionals, Thompson Media, and Oneida, Ltd. Mr. Smith has also served as Chief Executive Officer of the Wildlife Conservation Society, which is better known as the Bronx Zoo. Mr. Smith is a graduate of Williams College and Yale Law School. His post-graduate work included clerkships on the United States Court of Appeals in Washington, D.C. and the Supreme Court of Connecticut. He served as a Fellow of the Organization of American States and studied comparative law in Venezuela. We believe Mr. Smith is well-qualified to serve as a member of the Pubco Board due to his legal and corporate governance experience.

Eric S. Trevan has been a director of Heritage since 2022. Dr. Trevan has been an Assistant Professor at California State University San Marcos since 2020 and was previously a Visiting Scholar of Innovation, Business and Economic Policy for Tribal Nations at the Evergreen State College from 2016 to 2021. Since January 2019, he has also served as President of aLocal Solutions, an artificial intelligence market analytics company. Dr. Trevan is an economist and is regarded as a thought leader on Native economies and economic policy, specializing in complex financial arrangements that mediate public and private regulations, policies and economic resources. Since 2021, Dr. Trevan has served as Chairman of Twelve Clans Inc., the sovereign wealth fund of the Ho-Chunk Nation, has served since 2022 on the Boards of Directors of Gun Lake Investments, the non-gaming investment arm of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, has served since 2022 on the board of directors of Northern Initiatives, a non-profit Community Development Financial Institution, has served since 2017 on the board of directors of the Noo-Kayet Development Corporation, the economic development arm of the Port Gamble S’Klallam Tribe, and has served since 2019 on the board of directors of the Cheyenne and Arapaho Business Development Corporation of the Cheyenne and Arapaho Tribes. Dr. Trevan was formerly a Policy Advisor to the Treasury Tribal Advisory Committee at the U.S. Department of Treasury. Dr. Trevan has a PhD from Arizona State University Watts College of Public Solutions, Community Resources and Development (Local and Native Economies), a Master’s Degree in Administration (Public Administration) from Central Michigan University, and a Bachelor’s Degree in Public Administration/Economics from Western Michigan University. He is a Tribal citizen of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, Gun Lake Tribe in Michigan. We believe Mr. Trevan is well-qualified to serve as a member of the Pubco Board due to his expertise in Tribal operations and relations.

Laura Baumann is a director of Heritage and served as its Chief Legal Officer and General Counsel from January 2018 to July 2021, in addition to serving as the Secretary of Heritage during that same time period. She has served on the Heritage Board since July 2021. Ms. Baumann is currently a sole practitioner of corporate and securities law. From July 2021 to July 2022, she was the Chief Legal Officer at Volansi, Inc., a Silicon Valley-based start-up. Prior to joining Heritage, Ms. Baumann was Vice President — Legal Affairs at Avantax, Inc. (formerly known as Blucora, Inc.) (Nasdaq: AVTA). Before her work at Avantax, Inc., Ms. Baumann was a partner in the Seattle office of Miller Nash LLP, where she represented the predecessor to Heritage as one of her clients. Prior to Miller Nash LLP, Ms. Baumann was a partner at Impact Law Group in Seattle and was an associate at Davis Wright Tremaine LLP and Katten Muchin Rosenman LLP. Ms. Baumann has a JD from Hofstra University School of Law and a BA from State University of New York at Albany. We believe Ms. Baumann is well-qualified to serve as a member of the Pubco Board due to her legal and corporate governance experience.

Family Relationships

Justin Stiefel is the husband of Jennifer Stiefel. Other than that, there are no family relationships among any of the executive officers or directors of Pubco following the Business Combination.

Board Composition

Effective immediately following the Business Combination, pursuant to the Business Combination Agreement, all of Pubco’s current directors will resign and will not serve as members of the Pubco Board, other than Rosemary L. Ripley.

If the Proposed Charter is approved, upon the consummation of the Business Combination, the Pubco Board will consist nine directors, each serving on the Pubco Board for one (1)-year terms or until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.

The Proposed Charter that will be in effect upon the consummation of the Business Combination provide that only the Pubco Board can fill vacant directorships, including newly-created seats.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors and of certain board committees. Upon the consummation of the Business Combination, Pubco anticipates that each member of the Pubco Board, other than Justin Stiefel, will qualify as independent, as defined under the listing rules of Nasdaq.

Board Oversight of Risk

Upon the consummation of the Business Combination, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. For example, the Pubco audit committee will be responsible for overseeing the management of risks associated with Pubco’s financial reporting, accounting and auditing matters, and Pubco’s compensation committee will oversee the management of risks associated with Pubco’s compensation policies and programs.

Board Committees

Upon the consummation of the Business Combination, the Pubco Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The Pubco Board may establish other committees to facilitate the management of Pubco’s business. The Pubco Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Pubco Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Pubco Board. Each member of each committee of the Pubco Board is expected to qualify as an independent director in accordance with the listing standards of Nasdaq. Each committee of the Pubco Board will have a written charter approved by the Pubco Board. Upon the consummation of the Business Combination, copies of each charter will be posted on Pubco’s website at             . The inclusion of Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Heritage’s website into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the Pubco Board.

Audit Committee

Upon the consummation of the Business Combination, the members of Pubco’s audit committee will be Messrs.             , and             , each of whom can read and understand fundamental financial statements. Each of Messrs.             , and              is independent under the rules and regulations of the SEC and the listing rules of Nasdaq applicable to audit committee members.              will be the chair of the audit committee.              qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq. Pubco’s audit committee will assist the Pubco Board with its oversight of the following: the integrity of Pubco’s financial statements; Pubco’s compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; and the design and implementation of Pubco’s internal audit function and risk assessment and risk management. Among other things, Pubco’s audit committee will be responsible for reviewing and discussing with Pubco’s management the adequacy and effectiveness of Pubco’s disclosure controls and procedures. The audit committee will also discuss with Pubco’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of Pubco’s financial statements, and the results of the audit, quarterly reviews of Pubco’s financial statements and, as appropriate, will initiate inquiries into certain aspects of Pubco’s financial affairs. Pubco’s audit committee will be responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by Pubco’s employees of concerns regarding questionable accounting or auditing matters. In addition, Pubco’s audit committee will have direct responsibility for the appointment, compensation, retention and oversight of the work of Pubco’s independent registered public accounting firm. Pubco’s audit committee will have sole authority to approve the hiring and discharging of Pubco’s independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Pubco’s audit committee will review and oversee all related person transactions in accordance with Pubco’s policies and procedures.

Compensation Committee

Upon the consummation of the Business Combination, the members of Pubco’s compensation committee will be Messrs.             , and             .              will be the chair of the compensation committee. Each member of Pubco’s compensation committee will be considered independent under the rules and regulations of the SEC and the listing rules of Nasdaq applicable to compensation committee members. Pubco’s compensation committee will assist the Pubco Board in discharging certain of Pubco’s responsibilities with respect to compensating its executive officers, and the administration and review of its incentive plans for employees and other service providers, including its equity incentive plans, and certain other matters related to Pubco’s compensation programs.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the members of Pubco’s nominating and corporate governance committee will be Messrs.             , and             .              will be the chair of the nominating and corporate governance committee. Pubco’s nominating and corporate governance committee will assist the Pubco Board with its oversight of and identification of individuals qualified to become members of the Pubco Board, consistent with criteria approved by the Pubco Board, and selects, or recommends that the Pubco Board selects, director nominees, develops and recommends to the Pubco Board a set of corporate governance guidelines and oversees the evaluation of the Pubco Board.

Code of Conduct

Upon the consummation of the Business Combination, the Pubco Board will adopt a Code of Conduct. The Code of Conduct will apply to all of Pubco’s employees, officers and directors, as well as all of Pubco’s contractors, consultants, suppliers and agents in connection with their work for Pubco. Upon the consummation of the Business Combination, the full text of Pubco’s Code of Conduct will be posted on Pubco’s website at             . Pubco intends to disclose future amendments to, or waivers of, Pubco’s Code of Conduct, as and to the extent required by SEC regulations, at the same location on the post-combination company’s website identified above or in public filings. Information contained on Pubco’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on Pubco’s website to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Pubco’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Pubco Board or compensation committee.

EXECUTIVE COMPENSATION

BWAC Executive Compensation

Other than the monthly payment of $10,000 to NGEN MGT II, LLC, an affiliate of BWAC’s executive officers, for office space, administrative and support services, none of our executive officers or directors has received any cash (or non-cash) compensation for services rendered to us. Our sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors, review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time because the directors of the post-combination business will be responsible for determining executive and director compensation. Any compensation to be paid to our officers will be determined by our compensation committee.

BWAC does not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Heritage Executive Officer and Director Compensation

The following section describes the compensation that Heritage pays its named executive officers. “Officer” is defined in Rule 16a-1 of the Exchange Act to include those who perform a policy-making function, and “named executive officers” are defined by Item 402 of Regulation S-K to be the principal executive officer, the principal financial officer, and the other three most highly compensated executive officers, each of whose total compensation for the last fiscal year exceeded $100,000.

For 2022, Heritage had only two named executive officers rather than five because there are only two executive officers who perform a policy-making function for Heritage.

Compensation of Heritage’s executive officers for the fiscal years ended December 31, 2022 and December 31, 2021 was as follows:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total
Justin Stiefel	2022	$190,377	—	$	$	$
Chief Executive Officer; Treasurer	2021	153,072	—
Jennifer Stiefel	2022	176,300	—
President	2021	133,000	—

____________

(1)      Represents the aggregate grant date fair value of shares of restricted stock granted to the executive officer during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. These amounts do not reflect the actual value that will eventually be realized by the executive officer at the time the award becomes vested. For additional information regarding the assumptions used in calculating these amounts, see Note 7, “Stockholders Equity” to the consolidated financial statements of Heritage, and the discussion under the heading “Critical Accounting Policies – Stock-Based Compensation” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heritage,” each included elsewhere in this proxy statement/prospectus.

(2)      Represents amounts attributable to use of company automobile.

Outstanding Equity Awards at 2022 Year-End

The following table sets forth outstanding equity awards to Heritage’s named executive officers as of December 31, 2022.

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested(1) (g)	Market Value of Shares or Units of Stock that have not Vested(2) (h)
Justin Stiefel
Restricted Stock Unit Award(3)	—	—	—	46,750	$4,287,442.50
Restricted Stock Unit Award(4)	—	—	—	2,000	$183,420.00
Restricted Stock Unit Award(5)	—	—	—	3,815	$349,873.65
Restricted Stock Unit Award(6)	—	—	—	1,667	$152,880.57
Restricted Stock Unit Award(7)	—	—	—	2,250	$206,347.50
Restricted Stock Unit Award(5)	—	—	—	4,000	$366,840.00

Jennifer Stiefel
Restricted Stock Unit Award(3)	—	—	—	46,750	$4,287,442.50
Restricted Stock Unit Award(4)	—	—	—	2,000	$183,420.00
Restricted Stock Unit Award(5)	—	—	—	4,333	$397,379.43
Restricted Stock Unit Award(6)	—	—	—	1,667	$152,880.57
Restricted Stock Unit Award(7)	—	—	—	2,250	$206,347.50
Restricted Stock Unit Award(5)	—	—	—	4,000	$366,840.00

____________

(1)      All Restricted Stock Unit Awards are “double trigger” and both a service-based component and a liquidity-event component must be satisfied prior to an award being settled. The liquidity-event component of these Restricted Stock Unit Awards consists of (a) a Change of Control (as defined in the related Restricted Stock Unit Award), (b) the expiration of any lock-up in connection with an IPO (as defined in the related Restricted Stock Unit Award), (c) the Sale of a Heritage Brand (as defined in the related Restricted Stock Unit Award) or the sale a Heritage subsidiary or any entity in which Heritage has an ownership stake of no less than 10%, or upon the receipt by Heritage of a third-party valuation or outside investment valuing Heritage as a whole or any subsidiary, or any entity in which Heritage has an ownership stake of no less than 10% at $200 million or more, (d) the occurrence of a Qualified Financing (as defined in the related Restricted Stock Unit Award) or (e) the date that is one day prior to the tenth anniversary of the grant date. Upon settlement, the Restricted Stock Unit Awards are paid in shares of Heritage Common Stock.

(2)      The value reflected is based upon the fair market value of a share of the Heritage Common Stock of $91.71 on June 30, 2022 based upon a 409A valuation received by Heritage on such date.

(3)      As of December 31, 2022, 44,343 of the shares of Heritage Common Stock granted under this Restricted Stock Unit Award had met the service-based vesting requirement and will be settleable upon the fulfillment of the liquidity event requirement. An additional 516 shares of Heritage Common Stock vested between January 1 and February 1, 2023. The 1,891 unvested shares of Heritage Common Stock are subject to a monthly vesting schedule whereby approximately 171 shares of Heritage Common Stock will meet the service-based vesting requirement monthly until the service-based vesting requirement is met on January 1, 2024.

(4)      As of December 31, 2022, 1,958 of the shares of Heritage Common Stock granted under this Restricted Stock Unit Award had met the service-based vesting requirement and will be settleable upon the fulfillment of the liquidity event requirement. An additional 42 shares of Heritage Common Stock vested on January 1, 2023. As of the date hereof, this Restricted Stock Unit Award has met the service-based vesting requirement and will be settleable upon the fulfillment of the liquidity event requirement.

(5)      This Restricted Stock Unit Award has met the service-based vesting requirement and will be settleable upon the fulfillment of the liquidity event requirement.

(6)      As of December 31, 2022, 937 of the shares of Heritage Common Stock granted under this Restricted Stock Unit Award had met the service-based vesting requirement and will be settleable upon the fulfillment of the liquidity event requirement. An additional 70 shares of Heritage Common Stock vested between January 1 and February 1, 2023. The 660 unvested shares of Heritage Common Stock are subject to a monthly vesting schedule whereby approximately 34 shares of Heritage Common Stock will meet the service-based vesting requirement monthly until the service-based vesting requirement is met on September 1, 2024.

(7)      As of December 31, 2022, 703 of the shares of Heritage Common Stock granted under this Restricted Stock Unit Award had met the service-based vesting requirement and will be settleable upon the fulfillment of the liquidity event requirement. An additional 47 shares of Heritage Common Stock vested between January 1 and February 1, 2023. The 1,500 unvested shares are subject to a monthly vesting schedule whereby approximately 46 shares of Heritage Common Stock will meet the service-based vesting requirement monthly until the service-based vesting requirement is met on September 29, 2025.

Director Compensation

Equity Awards.    Heritage directors are eligible for equity awards through the Heritage Equity Plan. Directors Justin Stiefel, Jennifer Stiefel, and Jeffrey P. Wensel each received an initial Restricted Stock Unit Award of 2,000 restricted stock units in January 2019, which award is subject to a 48-month vesting schedule, vesting 25% on the one-year anniversary of the Vesting Commencement Date (as such term is defined in the award agreement) and 1/48th monthly thereafter until fully vested on the four-year anniversary of the Vesting Commencement Date. Director Laura Baumann received an initial Restricted Stock Unit Award of 2,000 restricted stock units in July 2021 at the commencement of her service as a director, which award is subject to a 48-month vesting schedule, vesting 25% on the one-year anniversary of the Vesting Commencement Date (as such term is defined in the award agreement) and 1/48th monthly thereafter until fully vested on the four-year anniversary of the Vesting Commencement Date. All restricted stock units granted under Restricted Stock Unit Awards are subject to a liquidity event requirement before settlement.

In December 2022, incumbent directors received a one-time Restricted Stock Unit Award of 1,000 restricted stock units for each year of past service to Heritage. Directors Justin Stiefel, Jennifer Stiefel, and Jeffrey P. Wensel each received 4,000 restricted stock units, Director Laura Baumann received 2,000 restricted stock units, and each of Directors Christopher (Toby) Smith and Eric Trevan received 500 restricted stock units. All December 2022 director awards were fully service-based vested at issuance and will be settleable upon the fulfillment of the liquidity event requirement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

BWAC Related Party Transactions

On August 5, 2020, the Sponsor paid $25,000 to cover certain of our offering costs in consideration for 3,593,750 Founder Shares. On November 9, 2020, the Sponsor returned to us for cancellation, at no cost, an aggregate of 718,750 Founder Shares, resulting in an aggregate of 2,875,000 Founder Shares outstanding and held by the Sponsor. On November 12, 2020, we effected a stock dividend of 0.1 shares for each share of Common Stock outstanding, resulting in an aggregate of 3,162,500 Founder Shares outstanding and held by the Sponsor. The Founder Shares included, after giving retroactive effect to the share surrender and stock dividend, an aggregate of up to 412,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of our issued and outstanding shares after the IPO (assuming the Sponsor did not purchase any Public Shares in the IPO). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 7,850 Founder Shares were forfeited and 404,650 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 3,154,650 Founder Shares outstanding on September 30, 2022.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of one year after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a business combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a Business Combination, or earlier, in either case, if, subsequent to a business combination, BWAC completes a liquidation, merger, stock exchange or other similar transaction which results in all of BWAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Since November 2020, we have agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits the Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to the closing of our IPO, the Sponsor loaned us $107,638.50 under an unsecured promissory note, which were used for a portion of the expenses of our IPO. The loans were fully repaid upon the closing of our IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds on a non-interest bearing basis as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

On April 14, 2022, the Sponsor advanced to BWAC $100,000 to be used for working capital purposes. On August 17, 2022, BWAC transferred the advance from the Sponsor to the second amended and restated promissory note (see Convertible Promissory Note — Related Party below). On October 13, 2022, the Sponsor advanced to BWAC $200,000 to be used for working capital purposes.

On November 9, 2021, our board of directors approved the extension of the date by which we have to consummate an initial business combination from November 17, 2021 to February 17, 2022. In connection with the extension, the Sponsor deposited into the Trust Account $0.10 for each of the 12,618,600 shares issued in the IPO, for a total of $1,261,860. We issued the Sponsor a non-interest bearing unsecured promissory note in the principal amount of $1,261,860. On February 17, 2022, the Sponsor deposited an additional $1,261,860 (representing $0.10 per public share) into our Trust Account. This second deposit allowed us to extend the date by which we have to complete our initial business combination from February 17, 2022 to May 17, 2022. In connection with the deposit, we amended the Sponsor Note previously issued to the Sponsor to increase the principal amount from $1,262,860 to $2,523,720. The Sponsor Note is payable by us upon the earlier of the consummation of the initial business combination or our liquidation on or before May 17, 2022. The Sponsor Note may be repaid in cash or convertible into private placement warrants at a price of $1.00 per private placement warrant. On May 12, 2022, we held a special meeting of stockholders in which a proposal to extend the date by which we must consummate an initial business combination from May 17, 2022 to August 17, 2022 was approved by the stockholders. In connection with this extension, we deposited $500,000 into the Trust Account on May 18, 2022. We amended and restated the Sponsor Note to increase the principal amount thereunder from $2,523,720 to $3,223,720, which included a drawdown of $500,000 for the extension and a drawdown of $200,000 for working capital needs. On August 17, 2022, we held a special meeting of stockholders in which our stockholders approved a second amendment to extend the date by which we must consummate an initial business combination from August 17, 2022 to February 17, 2023. On August 17, 2022, we amended and restated the Sponsor Note to increase the principal amount thereunder from $3,223,720 to $3,683,720, which included a drawdown of $360,000 for the extension and $100,000 for working capital purposes. On December 31, 2022, we amended and restated the Sponsor Note to increase the principal amount thereunder from $3,683,720 to $4,323,720.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration rights agreement with respect to the Founder Shares, Representative Shares, Public Warrants, Private Warrants, the warrants issuable upon conversion of working capital loans (if any) and extension loan (if any) and their underlying securities.

Heritage Related Party Transactions

Procedures for Approval of Related Party Transactions

A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which Heritage or its subsidiaries were or are a party, or in which Heritage or its subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of Heritage’s total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:

•        any person who is, or at any time during the applicable period was, one of Heritage’s executive officers or one of its directors;

•        any person who beneficially owns more than 5% of Heritage’s common stock;

•        any immediate family member of any of the foregoing; or

•        any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Heritage does not have a formal written policy for the review and approval of transactions with related parties. Its unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire board of directors of Heritage for any possible conflicts of interest. Heritage’s board of directors is responsible for review, approval, or ratification of “related-person transactions” involving Heritage and related persons.

Related Party Transactions

With the exception of the compensation arrangements for Heritage’s named executive officers and directors, which are describe above, and the transactions set forth below, Heritage was not a party to any related party transactions during the year ended December 31, 2022 or since December 31, 2022, and there are no currently proposed related-party transaction that is under consideration by Heritage.

During the year ended December 31, 2022, Heritage paid Summit Distillery, Inc. a $165,000 management fee relating to the licensure and management of Heritage’s Oregon distillery. 50% of the capital stock of Summit Distillery, Inc. is owned by Director Jeffrey P. Wensel (50%) and Glenn Keiper (50%).

At January 1, 2021, Justin Stiefel and Jennifer Stiefel, executive officers and directors of Heritage, were indebted to Heritage in an aggregate amount of $77,973.77 in respect of non-interest bearing loans. Such loans were repaid in full during the years ended December 31, 2021 and December 31, 2022.

Simultaneously with the execution of the Business Combination Agreement certain Heritage Securityholders entered into a voting agreement with BWAC and Heritage. For more information, please see “Proposal 1: The Business Combination Proposal — Ancillary Documents — Voting Agreements” of this proxy statement/prospectus.

Simultaneously with the execution of the Business Combination Agreement or in connection with the Closing, directors, executive officers, certain employees and stockholders of Heritage who own more than 10% of the issued and outstanding shares of Heritage Stock immediately prior to the Effective Time entered into a lock-up agreement with Pubco and the SPAC Representative. For more information, please see “Proposal 1: The Business Combination Proposal — Lock-Up Agreements” of this proxy statement/prospectus.

Related Person Transactions Policy Following the Business Combination

Effective upon the consummation of the Business Combination, the Pubco Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which Pubco or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of Pubco’s executive officers or one of Pubco’s directors;

•        any person who is known by Pubco to be the beneficial owner of more than 5% of Pubco’s voting shares;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Pubco’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Pubco’s voting shares; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Pubco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to Pubco’s audit committee charter, the audit committee will have the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes sets forth information with respect to the beneficial ownership of (i) BWAC, as of February 10, 2023, prior to the Business Combination, and (ii) Pubco, immediately following the completion of the Business Combination, assuming that no shares of Pubco Common Stock are redeemed (“non redemption”) and, alternatively, that 1,148,148 shares of Pubco Common Stock are redeemed in connection with the Business Combination (“max redemption”):

•        each person known by BWAC to be the beneficial owner of more than 5% of shares of Pubco Common Stock on such dates;

•        each current executive officer of BWAC and each member of BWAC’s board of directors, and all executive officers and directors of BWAC as a group;

•        each person who will become an executive officer or director of Pubco upon consummation of the Transactions and all of such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

Beneficial ownership of Common Stock pre-Business Combination is based on 6,487,070 shares of Common Stock issued and outstanding as of February 1, 2023.

The expected beneficial ownership of shares of Pubco Common Stock immediately following completion of the Business Combination assumes two scenarios:

•        Assuming No Redemptions:    This presentation assumes that no Public Stockholders of BWAC exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that 3,435,217 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $36.0 million out of the Trust Account based on an assumed redemption price of $10.49 per share that is calculated using the $44.2 million cash in the Trust Account divided by 4,213,453 shares of BWAC Common Stock subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. After a redemption of approximately $36.0 million out of the $44.2 million Trust Account, the available cash at Closing would be approximately $2.8 million. The Business Combination Agreement includes a condition to the Closing for Heritage’s benefit that the Pubco closing cash be at least equal to $10 million that can be waived prior to Closing by Heritage, however there is no guarantee that it would and, if it did not, the Business Combination would not be consummated if the condition is not met.

Both scenarios assume that there will be an aggregate of 6,487,070 shares of Common Stock issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been exchanged for shares of Pubco Common Stock upon completion of the Business Combination.

Both scenarios assume that, at the Closing, an estimated 5,369,562 shares of Pubco Common Stock will be issued to the Heritage Securityholders, based on the number of shares of Heritage outstanding on a fully-diluted and as-converted basis as of February 1, 2023. This estimated number of shares includes 4,000,000 CVR Escrow Shares, which will be deposited into the CVR Escrow Account in connection with the Closing but does not include the potential 3,000,000 Earnout Shares which may be issuable to Heritage Stockholders upon satisfaction of applicable earnout terms after the Closing.

The beneficial ownership information below: (i) excludes the shares underlying the Public Warrants and the Private Warrants; and (ii) excludes the shares of Pubco Common Stock expected to be reserved for issuance pursuant to the Incentive Plan, in each case, subject to the terms of the Business Combination Agreement to the extent such securities are exercisable within 60 days of February 1, 2023 and (iv) assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of each of Heritage, BWAC and Pubco are the same, upon consummation of the Business Combination, as the number of such securities outstanding and convertible or exercisable within 60 days as of February 1, 2023. The foregoing also assumes that upon issuance by Pubco upon consummation of the SPAC Merger, (i) 3,000,000 shares of Pubco Common Stock are issued to the Heritage Securityholders but withheld from distribution to the Heritage Securityholders and contributed into the CVR Escrow Account and (ii) 1,000,000 shares of Pubco Common Stock are issued to the Sponsor but withheld from distribution to the Sponsor and contributed into the CVR Escrow Account (such 1,000,000 shares of Pubco Common Stock, the “CVR Escrow Shares”). Based on the foregoing assumptions, we estimate that there would be 11,856,632 shares of Pubco Common Stock issued and outstanding immediately following the consummation of the business combination in the “no redemption” scenario, and 10,708,484 shares of Pubco Common Stock issued and outstanding immediately following the consummation of the business combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “Assuming No Redemption” and “Assuming Maximum Redemption” in the table that follows will be different.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to shares of Common Stock or shares of Pubco Common Stock owned by such stockholders.

	Prior to the Business Combination		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owners	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
Officers and Directors Prior to the Transactions:(1)
Rosemary L. Ripley(3)	3,154,650	48.6%	3,154,650	26.6%	3,154,650	29.5%
Peter S.H. Grubstein(3)	3,154,650	48.6%	3,154,650	26.6%	3,154,650	29.5%
Shay Murphy	—	—	—	—	—	—
Brad Oberwager	—	—	—	—	—	—
Kristopher Wood	—	—	—	—	—	—
Robert M. Chiste	—	—	—	—	—	—
All Directors and Officers as a group (6 individuals)	3,154,650	48.6%	3,154,650	26.6%	3,154,650	29.5%
Officers and Directors After the Transactions:(2)
Justin Stiefel	—	—	473,872	4.0%	473,872	4.4%
Craig McCallum	—	—	—	—	—	—
Rosemary L. Ripley	3,154,650	48.6%	3,154,650	26.6%	3,154,650	29.5%
Mark Breene	—	—	—	—	—	—
Louise Firestone	—	—	—	—	—	—
Troy Alstead	—	—	—	—	—	—
Andrew Varga	—	—	—	—	—	—
Christopher (Toby) Smith	—	—	—	—	—	—
Eric Trevan	—	—	—	—	—	—
Laura Baumann	—	—	—	—	—	—
All Directors and Officers as a group (10 individuals)	3,154,650	48.6%	3,628,522	30.6%	3,628,522	33.9%
Greater than 5% Holders:
Cowen Financial Products LLC(4)	550,000	8.5%	550,000	4.6%	550,000	5.1%
Sculptor Capital LP(5)	567,438	8.8%	567,438	4.8%	567,438	5.3%
Mizuho Financial Group(6)	885,932	13.7%	885,932	7.5%	885,932	8.3%
First Trust Capital Management L.P.(7)	1,038,690	16.0%	1,047,690	8.8%	1,038,690	9.7%
BWA Holdings LLC(3)	3,154,650	48.6%	3,154,650	26.6%	3,154,650	29.5%
Tiburon Opportunity Investment Fund L.P.(8)	—	—	1,613,588	13.0%	1,613,588	14.4%

____________

(1)      Unless otherwise indicated, the business address of each individual is c/o Better World Acquisition Corp., 775 Park Avenue, New York, New York 10021.

(2)      Unless otherwise indicated, the business address of each individual is c/o Heritage Distilling Group, Inc., 9668 Bujacich Rd., Gig Harbor, Washington 98332.

(3)      Represents securities held by the Sponsor, of which Rosemary L. Ripley and Peter S.H. Grubstein are managing members. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Ms. Ripley and Mr. Grubstein. Does not include any securities held by the Sponsor, of which each person is a member. Each such person disclaims beneficial ownership of the reported shares other than to the extent of his or her ultimate pecuniary interest therein. The securities beneficially owned by the Sponsor include (i) 500,000 shares of common stock to be placed into escrow at the closing of the Business Combination that only will be released to the Sponsor upon Pubco’s achievement of certain earnout milestones specified herein and (ii) 1,000,000 shares of common stock to be placed into escrow by the Sponsor at the closing of the Business Combination to support the CVRs, as described herein.

(4)      According to a Schedule 13G filed on May 25, 2022 by Cowen Financial Products LLC (“Cowen Financial”), Cowen Financial has sole voting power and sole dispositive power of the shares. The business address of Cowen Financial is 599 Lexington Avenue, New York, NY 10022.

(5)      According to a Schedule 13G filed on May 24, 2022, Sculptor Capital LP and certain of its affiliates share voting power over the shares. Its business address is 9 West 57 Street, 39 Floor, New York, NY 10019.

(6)      According to a Schedule 13G filed on February 14, 2022 by Mizuho Financial Group. Mizuho Financial Group, Inc. Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of said equity securities directly held by Mizuho Securities USA LLC which is their wholly-owned subsidiary. The address of the business office of each of these reporting persons is 1 – 5–5, Otemachi, Chiyoda — ku, Tokyo 100 – 8176, Japan.

(7)      According to a Schedule 13G/A filed on February 8, 2023, First Trust Capital Management L.P. has sole voting power and sole dispositive power over the shares. Its business address is 225 W. Wacker Drive, Suite 2100, Chicago, IL 60606.

(8)      Comprised of (i) 1,397,152 Pubco Shares to be issued upon the conversion of the Heritage convertible notes in connection with the Closing of the Business Combination, and (ii) 216,435 Pubco Shares underlying Heritage warrants, which are exercisable at any time after the Closing.

DESCRIPTION OF SECURITIES

Description of Pubco Securities upon Consummation of the Business Combination

The following summary of the material terms of Pubco’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of Pubco’s securities following the Business Combination. The Proposed Charter is described in “Proposal 2: The Charter Proposal,” and the full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus.

Following the Business Combination, pursuant to the Proposed Charter, the authorized capital stock of Pubco will consist of 150,000,000 shares of Common Stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of the capital stock of Pubco after the Business Combination. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Upon the Closing, the outstanding shares of Heritage Common Stock and BWAC Common Stock, each in accordance with the Business Combination Agreement, will be converted into Pubco Common Stock.

It is anticipated that, immediately after the Closing, Pubco will have a total of 11,856,632 shares of Pubco Common Stock issued and outstanding. The foregoing excludes any outstanding Pubco Warrants and assumes that (i) there are no redemptions of any shares by BWAC’s Public Stockholders in connection with the Business Combination and (ii) no awards are issued under the Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Heritage and BWAC’s existing stockholders in Pubco will be different.

Holders of record of shares of Pubco Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Proposed Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of Pubco Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will serve annual terms with all directors being elected in each year at the general annual meeting of the stockholders of Pubco. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Warrants

Each Pubco Warrant entitles the registered holder to purchase one share of Pubco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days following of the completion of an initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole share of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. Except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the Common Stock issuable upon exercise of the warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the warrants is not effective within ninety (90) days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five (5) years from the consummation of our initial business combination at 5:00 p.m., New York City time.

We may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Pubco Common Stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the Warrant Redemption Date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock which equal the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for these purposes means the volume weighted average price of the shares of the shares of Pubco Common Stock for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the shares of Pubco Common Stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Pubco Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a capitalization of shares, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of Pubco Common Stock at a price below their respective exercise prices.

In addition, if we issue additional shares of Pubco Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share, the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and the Market Value is below $9.20 per share, then the exercise price of each warrant will be adjusted such that the effective exercise price per full share will be equal to 115% of the higher of the Market Value and the price at which we issue the additional shares of Pubco Common Stock or equity-linked securities. This may make it more difficult for us to consummate an initial business combination with a target business.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Pubco Common Stock and any voting rights until they exercise their warrants and receive shares of Pubco Common Stock. After the issuance of shares of Pubco Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Pubco Common Stock held of record on all matters to be voted on by stockholders.

Except as described above, no warrants will be exercisable and we will not be obligated to issue shares of Pubco Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to shares of Pubco Common Stock issuable upon exercise of the warrants is current and shares of Pubco Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to shares of Pubco Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to shares of Pubco Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to shares of Pubco Common Stock issuable upon the exercise of the warrants is not current or if the shares of Pubco Common Stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of shares of Pubco Common Stock issued and outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying shares of Pubco Common Stock and not be able to take advantage of this provision.

No fractional shares of Pubco Common Stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of Pubco Common Stock(as a result of a subsequent capitalization of shares payable in Common Stock, or by a split up of the shares of Pubco Common Stock or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of shares of Pubco Common Stock to be issued to the warrant holder.

Pursuant to the Business Combination Agreement, the Heritage Financing/Interim Warrants will be assumed by Pubco and become a warrant to purchase shares of Pubco Common Stock, with the number of shares and exercise price thereof equitably adjusted in accordance with the Business Combination Agreement.

Each assumed Heritage Interim Warrant is exercisable at an exercise price equal to the Redemption Price, subject to adjustment as set forth therein. If at any time after the six (6) month anniversary of Closing, there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of Pubco Common Stock issuable upon exercise of the assumed Heritage Interim Warrants, holders of assumed Heritage Interim Warrants may exercise such Heritage Interim Warrants on a cashless basis. The Heritage Interim Warrants expire on July 31, 2027. In the event that (i) the closing price of Pubco Common Stock on a national stock exchange equals or exceeds 125% of the exercise price of the Heritage Interim Warrants or (ii) any such Heritage Interim Warrants have not been exercised prior to July 31, 2027, the Heritage Interim Warrants will be automatically cashlessly exercised. No fractional shares will be issued upon exercise of such warrants. If, upon exercise of such warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, at our election, either round up to the nearest whole number the number of shares of Pubco Common Stock to be issued to the warrant holder or make a cash payment to such warrant holder equal to the exercise price multiplied by such fraction.

Each assumed Heritage Financing Warrant is exercisable at an exercise price of $22.65 per share and entitles the holder thereof to purchase 3.97 shares of Pubco Common Stock (in each case, as equitably adjusted in accordance with the terms of the Business Combination Agreement based on an assumed Redemption Price of $10.80). In the event that the fair market value of one share of Pubco Common Stock is greater than the exercise price, warrant holders may exercise warrants on a cashless basis. The Heritage Financing Warrants will expire five (5) years from their date of issuance, or earlier upon liquidation. No fractional shares will be issued upon exercise of such warrants. If, upon exercise of such warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, make a cash payment to such warrant holder equal to the exercise price multiplied by such fraction.

Contingent Value Rights

In connection with the Business Combination, Pubco will issue to each Public Stockholder that did not redeem their Common Stock (other than shares of Common Stock held by the Sponsor or EBC), one share of Pubco Common Stock and one CVR for each Public Share not redeemed. Each CVR represents the contingent right to receive a pro rata portion of the CVR Escrow Shares if certain events set forth in the CVR Agreement, to be determined as of the CVR Settlement Date occur (or earlier, if a qualifying Change of Control (as that term is defined in the CVR Agreement) should occur) with each CVR Holder receiving a number of CVR Escrow Shares calculated as a function of the dollar volume-weighted average price for the shares of Pubco Common Stock during the thirty (30) trading days immediately preceding the CVR Settlement Date, the number of shares held by Public Stockholders that elect not to redeem their Public Shares in connection with the Redemption if the trading price of Pubco is below the price that would provide the CVR Holders with a 10% preferred return over the 18-month period after the closing of the Mergers (based on the Redemption Price per Public Share at Closing) at the CVR Settlement Date. Further, Pubco will use its commercially reasonable efforts have the CVRs quoted on OTC Pink Market at the Closing, so that such CVRs may be traded and exchanged prior to the CVR Settlement Date.

Our Transfer Agent and Warrant Agent

The transfer agent for shares of Pubco Common Stock and warrant agent for the Pubco Warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004.

Listing of Securities

It is currently expected that after the Closing, our shares of Pubco Common Stock and Pubco Warrants will be listed on Nasdaq under the symbols “CASK” and “CASKW,” respectively.

Description of BWAC Securities Prior to the Business Combination

Overview

We are currently authorized to issue 50,000,000 shares of BWAC Common Stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this proxy statement/prospectus, 6,487,070 shares of BWAC Common Stock are outstanding. No shares of preferred stock are currently outstanding.

BWAC Units

Each BWAC Unit consists of one share of BWAC Common Stock and one redeemable warrant. Each warrant entitles the holder to purchase one share of BWAC Common Stock. Each redeemable warrant entitles the holder thereof to purchase one share of BWAC Common Stock at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. The BWAC Common Stock and warrants began trading separately on December 28, 2020.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, the Sponsor, as well as all of our officers and directors, have agreed to vote their respective shares of BWAC Common Stock owned by them immediately prior to the IPO and any shares purchased in the IPO or following the IPO in the open market in favor of the proposed business combination.

We will consummate our initial business combination only if we have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of such business combination and, solely if a vote is held to approve a business combination, a majority of the outstanding shares of BWAC Common Stock voted are voted in favor of the business combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our Current Charter, if we do not consummate an initial business combination by August 17, 2023, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to an initial business combination, our Public Stockholders are entitled to share ratably in the trust account, based on the amount then held in the trust account.

The Sponsor, officers and directors have agreed to waive their rights to participate in any liquidation distribution from the Trust Account occurring upon our failure to consummate an initial business combination with respect to the Founder Shares. Our Sponsor, officers and directors will therefore not participate in any liquidation distribution from the trust account with respect to such shares. They will, however, participate in any liquidation distribution from the Trust Account with respect to any shares of BWAC Common Stock acquired in, or following, the IPO.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of BWAC Common Stock, except that Public Stockholders have the right to sell their shares to us in a tender offer or have their shares of BWAC Common Stock redeemed to cash equal to their pro rata share of the trust account in connection with the consummation of our business combination. Public Stockholders who sell or convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

There are no shares of preferred stock outstanding. Our Current Charter authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in the IPO. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of BWAC Common Stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the BWAC Common Stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Representative Shares

In August 2020, we issued to EBC 377,750 Representative Shares for nominal consideration. On November 9, 2020, EBC returned to us for cancellation, at no cost, an aggregate of 75,550 Representative Shares, resulting in an aggregate of 302,200 Representative Shares outstanding and held by EBC. On November 12, 2020, we effected a stock dividend of 0.1 shares for each share of BWAC Common Stock outstanding, resulting in an aggregate of 332,420 Representative Shares outstanding and held by EBC. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without our prior consent until the completion of our initial business combination. In addition, the holders of the Representative Shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of our initial business combination and (ii) to waive their rights to liquidating distributions from the trust account with respect to such shares if we fail to complete our initial business combination by August 17, 2023 from the closing of the IPO.

Warrants

As of the date of this proxy statement/prospectus, there are 17,904,180 Warrants, including 5,285,580 Private Warrants and 12,618,600 Public Warrants, currently outstanding. Each Warrant entitles the registered holder to purchase one share of BWAC Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of an initial business combination or 12 months from the closing of the IPO. However, no Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of BWAC Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of BWAC Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of BWAC Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of BWAC Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of BWAC Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of BWAC Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The Warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any additional warrants we issue to the Sponsor, officers, directors or their affiliates in payment of working capital loans made to us, are identical to the Public Warrants underlying the BWAC Units except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Sponsor or its permitted transferees.

We may call the warrants for redemption (excluding the Private Warrants and any additional warrants issued to the Sponsor, initial stockholders, officers, directors or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of BWAC Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of BWAC Common Stock underlying such warrants.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such Public Warrant.

The redemption criteria for our Public Warrants have been established at a price which is intended to provide Public Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of BWAC Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of BWAC Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of BWAC Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The Warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of BWAC Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of BWAC Common Stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of BWAC Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of BWAC Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the fair market value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the fair market value or (ii) the price at which we issue the additional shares of BWAC Common Stock or equity-linked securities.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of BWAC Common Stock and any voting rights until they exercise their Warrants and receive shares of BWAC Common Stock. After the issuance of shares of BWAC Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of BWAC Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of BWAC Common Stock to be issued to the Warrant holder.

Dividends

We have not paid any cash dividends on our shares of BWAC Common Stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for the BWAC Common Stock and the warrant agent for our warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004.

Capital Stock of Pubco after the Business Combination

The following summary sets forth the material terms of Pubco’s securities following the completion of the Business Combination. The following summary of the material terms of Pubco’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of DGCL, the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the rights and preferences of Pubco’s securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 155,000,000 shares, of which 150,000,000 shares will be shares of Common Stock, par value $0.0001 per share and 5,000,000 shares will be shares of preferred stock, par value $0.0001 per share.

After giving effect to the Business Combination and based on the number of shares of Common Stock and warrants issued and outstanding as of the record date, assuming no redemptions, Pubco will have issued and outstanding approximately 11,856,632 shares of Common Stock.

Common Stock

Voting.    Pursuant to Proposed Charter, holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Dividends.    The holders of Common Stock are entitled to receive dividends, as and if declared by Pubco’s Board out of legally available funds.

Liquidation Rights.    Upon Pubco’s liquidation or dissolution, the holders of Common Stock are entitled to their respective par value, and will then be entitled to share in those of Pubco’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Other Provisions.    None of the Common Stock has any pre-emptive or other subscription rights.

Preferred Stock

Pubco is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share. Pubco’s Board will be authorized, subject to limitations prescribed by DGCL and the Proposed Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. Pubco’s Board also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Pubco and may adversely affect the voting and other rights of the holders of Common Stock, which could have a negative impact on the market price of the Common Stock. Pubco has no current plan to issue any shares of preferred stock.

Warrants

Upon completion of the Business Combination, all of the warrants to purchase Common Stock will pursuant to their terms be automatically adjusted to represent the right to purchase an equal number of shares of Pubco’s Common Stock on the same terms and conditions as the original warrants. See the section titled “Description of Securities — Description of BWAC Capital Stock Prior to the Business Combination — Warrants” and “Description of Securities — Description of BWAC Share Capital Prior to the Business Combination — Contractual Arrangements with respect to the Certain Warrants” for terms and conditions of the warrants.

Exclusive Forum

The Proposed Charter provides that, to the fullest extent permitted by law, and unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Pubco to Pubco or Pubco’s stockholders, (iii) any action asserting a claim against Pubco, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the Bylaws, or (iv) any action asserting a claim against Pubco, its directors, officers or employees governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Anti-Takeover Effects of Provisions of the Proposed Charter and Bylaws

The provisions of the Proposed Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Common Stock.

The Proposed Charter and Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of Pubco’s Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of Pubco unless such takeover or change in control is approved by Pubco’s Board.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders.    The Proposed Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Proposed Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by applicable law, special meetings of the stockholders can only be called by the Chairman of the Board, Pubco’s Chief Executive Officer or by Pubco’s Board. Except as described above, stockholders are not permitted to call a special meeting or to require Pubco’s Board to call a special meeting.

Advance Notice Procedures.    The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Pubco’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws will not give Pubco’s Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Pubco.

Authorized but Unissued Shares.    Pubco’s authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Pubco’s Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations.    Pubco will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

•        prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•        on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Such provisions may encourage companies interested in acquiring Pubco to negotiate in advance with the Pubco Board because the stockholder approval requirement would be avoided if the Pubco Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

The Bylaws will limit the liability of Pubco’s directors and officers to the fullest extent permitted by the DGCL and provides that Pubco will provide them with customary indemnification and advancement and prepayment of expenses. Pubco expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to Pubco or on its behalf.

Transfer Agent and Registrar

The transfer agent will be Continental Stock Transfer & Trust Company.

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004

APPRAISAL RIGHTS

Public Stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

HOUSEHOLDING INFORMATION

Unless BWAC has received contrary instructions, BWAC may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if BWAC believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce BWAC’s expenses. However, if stockholders prefer to receive multiple sets of BWAC’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of BWAC’s disclosure documents, the stockholders should follow these instructions:

If the Common Stock is registered in the name of the stockholder, the stockholder should contact BWAC’s offices at Better World Acquisition Corp., 775 Park Avenue, New York, New York 10021. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for BWAC’s Securities is the Continental Stock Transfer & Trust Company.

SUBMISSION OF PROPOSALS

The BWAC Board is aware of no other matter that may be brought before the special stockholder meeting.

FUTURE PROPOSALS

For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the stockholders at Pubco’s 2023 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Bylaws. Since the 2023 annual meeting would be Pubco’s first annual meeting of stockholders, such proposals must be received by Pubco at its offices at c/o Heritage Distilling Group, Inc., 9668 Bujacich Rd., Gig Harbor, Washington 98332, a reasonable time before Pubco begins to print and mail the 2023 annual meeting proxy materials in order to be considered for inclusion in Pubco’s proxy materials for the 2023 annual meeting.

In addition, if the Business Combination is consummated, the Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to Pubco at 9668 Bujacich Rd., Gig Harbor, Washington 98332, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. Pubco’s Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

Pubco files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on BWAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

As of the date of this proxy statement/prospectus, Pubco has filed a registration statement on Form S-4 to register with the SEC securities that Pubco will issue in connection with the transactions contemplated by the Business Combination Agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pubco, as well as a proxy statement of BWAC for the Special Meeting.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to BWAC has been supplied by BWAC, and all such information relating to Heritage has been supplied by Heritage. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact BWAC via phone or in writing (at least five (5) business days prior to the Special Meeting):

Rosemary L. Ripley
Chief Executive Officer
775 Park Avenue
New York, New York 10021

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, has passed upon the validity of the securities offered in this proxy statement/prospectus.

EXPERTS

The financial statements of BWAC as of and for the year ended December 31, 2021 and as of December 31, 2020 and for the period from August 5, 2020 (Inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of BWAC to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Heritage Distilling Holding Company, Inc. as of December 31, 2021 and 2020 and for the two years in the period ended December 31, 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Heritage Distilling Holding Company, Inc. to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

BETTER WORLD ACQUISITION CORP.

Condensed Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-24
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2022 and 2021	F-25
Unaudited Condensed Statements of Changes in Stockholders’ Deficit for the three and nine months ended September 30, 2022 and 2021	F-26
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2022 and 2021	F-27
Notes to Condensed Financial Statements (Unaudited)	F-28

HERITAGE DISTILLING HOLDING COMPANY, INC.

Condensed Consolidated Unaudited Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2022 and December 31, 2021	F-69
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2022 and 2021	F-70
Unaudited Condensed Consolidated Statements of Stockholders’ Deficit for the nine months ended September 30, 2022 and 2021	F-71
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and 2021	F-73
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-74

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Better World Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Better World Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Melville, NY
March 31, 2022

BETTER WORLD ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$278,197	$1,023,178
Prepaid expenses and other current assets	30,805	125,435
Total Current Assets	309,002	1,148,613
Cash and marketable securities held in Trust Account	128,790,008	127,462,689
TOTAL ASSETS	$129,099,010	$128,611,302

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities – Accounts payable and accrued expenses	$1,440,668	$98,668
Convertible promissory note – related party, at fair value	958,400	—
Warrant liabilities	2,641,204	6,554,119
Total Liabilities	5,040,272	6,652,787

Commitments

Common stock subject to possible redemption, $0.0001 par value; 12,618,600 shares at $10.20 per share redemption value as of December 31, 2021 and 2020, respectively	128,709,720	127,447,860

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,487,070 shares issued and outstanding (excluding 12,618,600 shares subject to possible redemption) at December 31, 2021 and 2020, respectively	348	348
Accumulated deficit	(4,651,330)	(5,489,693)
Total Stockholders’ Deficit	(4,650,982)	(5,489,345)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$129,099,010	$128,611,302

The accompanying notes are an integral part of the financial statements.

BETTER WORLD ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from August 5, 2020 (Inception) Through December 31, 2020
Formation and operational costs	$2,181,611	$121,087
Loss from operations	(2,181,611)	(121,087)

Other income (expenses):
Interest earned on marketable securities held in Trust Account	64,088	11,521
Unrealized gain on marketable securities held in Trust Account	1,371	3,308
Change in fair value of Private Warrants liabilities	3,912,915	(4,069,896)
Change in fair value of convertible promissory note – related party	303,460	—
Transaction costs incurred in connection with Initial Public Offering	—	(11,564)
Total other income (expenses), net	$4,281,834	$(4,066,631)

Income (Loss) before provision for income taxes	2,100,223	(4,187,718)
Net income (loss)	$2,100,223	$(4,187,718)

Basic and diluted weighted average shares outstanding, redeemable common stock	12,618,600	3,729,603

Basic and diluted net income (loss) per share, redeemable common stock	$0.13	$(0.60)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,487,070	3,197,253

Basic and diluted net income (loss) per share, non-redeemable common stock	$0.13	$(0.60)

The accompanying notes are an integral part of the financial statements.

BETTER WORLD ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2021 AND FOR THE PERIOD FROM
AUGUST 5, 2020 THROUGH DECEMBER 31, 2020

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – August 5, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to the Sponsor	3,117,170	316	24,684	—	25,000
Issuance of Representative Shares	377,750	33	2,633	—	2,666
Accretion for common stock to redemption amount	—	—	(2,828,675)	(1,301,975)	(4,130,650)
Contribution in excess of fair value on sale of Private Warrants	—	—	2,801,357	—	2,801,357
Forfeiture of Founder Shares	(7,850)	(1)	1	—	—
Net loss	—	—	—	(4,187,718)	(4,187,718)
Balance – December 31, 2020	3,487,070	$348	$—	$(5,489,693)	$(5,489,345)
Accretion for common stock to redemption amount				(1,261,860)	(1,261,860)
Net income	—	—	—	2,100,223	2,100,223
Balance – December 31, 2021	3,487,070	$348	$—	$(4,651,330)	$(4,650,982)

The accompanying notes are an integral part of the financial statements.

BETTER WORLD ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from August 5, 2020 (Inception) Through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$2,100,223	$(4,187,718)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(64,088)	(11,521)
Unrealized gain on marketable securities held in Trust Account	(1,371)	(3,308)
Transaction costs incurred in connection with IPO	—	11,564
Change in fair value of convertible promissory note – related party	(303,460)	—
Change in fair value of warrant liabilities	(3,912,915)	4,069,896
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	94,630	(125,397)
Accounts payable and accrued expenses	1,342,000	98,668
Net cash used in operating activities	$(744,981)	$(147,816)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	$(1,261,860)	$(127,447,860)
Net cash used in investing activities	$(1,261,860)	$(127,447,860)

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	$—	$107,639
Proceeds from sale of Units, net of underwriting discounts paid	—	123,662,280
Proceeds from sale of Private Placements Warrants	—	5,285,580
Proceeds from convertible promissory note – related party	1,261,860	—
Repayment of promissory note – related party	—	(107,639)
Payment of offering costs	—	(329,006)
Net cash provided by financing activities	$1,261,860	$128,618,854

Net Change in Cash	$(744,981)	$1,023,178
Cash – Beginning of period	1,023,178	—
Cash – End of period	$278,197	$1,023,178

Non-Cash investing and financing activities:
Accretion for common stock subject to redemption amount	$1,261,860	$4,130,650
Offering costs paid by the Sponsor in exchange for issuance of founder shares	$—	$25,000
Issuance of Representative Shares	$—	$2,666

The accompanying notes are an integral part of the financial statements.

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Better World Acquisition Corp. (the “Company”) was incorporated in Delaware on August 5, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company is focused on target businesses in the healthy living industries that benefit from strong Environmental, Social and Governance (“ESG”) profiles. The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on November 12, 2020. On November 17, 2020, the Company consummated the Initial Public Offering of 11,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $110,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,800,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to BWA Holdings LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $4,800,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 17, 2020, an amount of $111,100,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

On November 17, 2020, the underwriters notified the Company of their intention to partially exercise their over-allotment option on November 19, 2020. As such, on November 19, 2020, the Company consummated the sale of an additional 1,618,600 Units, at $10.00 per Unit, generating gross proceeds of $16,186,000, and the sale of an additional 485,580 Private Warrants, at $1.00 per Private Warrant, generating gross proceeds of $485,580. A total of $16,347,860 of the net proceeds was deposited into the Trust Account on November 20, 2020, bringing the aggregate proceeds held in the Trust Account to $127,447,860. On November 9, 2021, in connection with the first extension of the date by which the Company has to consummate a Business Combination, a total of $1,261,860 was deposited into the Trust Account.

Transaction costs amounted to $2,880,354 consisting of $2,523,720 of underwriting fees, net of reimbursement and $356,634 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into a

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination. The Company will only complete a Business Combination if the post Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.20 per Public Share as of December 31, 2021, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 8) and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, irrespective of whether they vote for or against the proposed Business Combination.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

On November 9, 2021, the Company’s board of directors approved the first extension of the date by which the Company has to consummate a Business Combination (the “Combination Period”) from November 17, 2021 to February 17, 2022. In connection with the extension, the Sponsor deposited into the Trust Account $0.10 for each of the 12,618,600 shares issued in the Initial Public Offering, for a total of $1,261,860. The Company issued the Sponsor a non-interest bearing unsecured promissory note in the principal amount of $1,261,860 which is payable by the Company upon the earlier of the consummation of the Business Combination or the liquidation of the Company on or before February 17, 2022 (unless such date is extended by the Company’s board of directors to May 17, 2022). The Note may be repaid in cash or convertible into Private Warrants at a price of $1.00 per Private Warrant. On February 16, 2022, the Company’s board of directors approved the second extension of the date by which the Company has to consummate a Business Combination from February 17, 2022 to May 17, 2022. In connection with

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the second extension, the Sponsor deposited into the Trust Account an additional $1,261,860 ($0.10 per Public Share) on February 17, 2022, and the Company amended and restated the promissory note in its entirety solely to increase the principal amount thereunder from $1,261,860 to $2,523,720.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the amount of funds initially deposited into the Trust Account (initially $10.10 per share, subsequently increased by $0.10 per share in connection with each extension).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.10 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of December 31, 2021, the Company had $278,197 in its operating bank accounts outside the Trust Account, $128,790,008 of marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith. As of December 31, 2021, $80,288 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Until the consummation of a Business Combination, the Company will use the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company expects it will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and the Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 17, 2022.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities as well as the fair value of the convertible promissory note. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Cash and Marketable Securities Held in Trust Account

At December 31, 2021 and 2020, substantially all of the assets held in the Trust Account were held in a money market fund that invests in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in the interest earned on marketable securities held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined by using available market information.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2021 and December 31, 2020, respectively, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

On December 31, 2021 the common stock reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$126,186,000
Less:
Common stock issuance costs	$(2,868,790)
Plus:
Accretion of carrying value to redemption value	$5,392,510
Common stock subject to possible redemption	$128,709,720

Warrant Liabilities

The Company accounts for the Private Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the Private Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Warrants for periods where no observable traded price was available were valued by using a binomial lattice simulation model.

Convertible Promissory Note — Related Party

The Company accounts for its convertible promissory note under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible promissory note. Using fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash change in the fair value of the convertible promissory note in the statements of operations. The fair value of the option to convert the convertible promissory note into Private Warrants was valued by utilizing a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 17,904,180 shares of common stock in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then participate in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

Reconciliation of Net Income (Loss) per Common Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted income (loss) per common share is calculated as follows:

	Year Ended December 31, 2021		For the Period Ended August 5, 2020 (Inception) Through December 31, 2020
	Redeemable common stock	Non-redeemable common stock	Redeemable common stock	Non-redeemable common stock
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss), as adjusted	$1,645,500	$454,723	$(2,254,778)	$(1,932,940)
Denominator:
Basic and diluted weighted average shares outstanding	12,618,600	3,487,070	3,729,603	3,197,253
Basic and diluted net income (loss) per common share	$0.13	$0.13	$(0.60)	$(0.60)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 10).

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The impact of the adoption of ASU 2020-06 is being assessed by the Company; however no significant impact on the financial statements is anticipated.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one redeemable warrant (“Public Warrant”). In connection with the underwriters’ partial exercise of the over-allotment option on November 19, 2020, the Company sold an additional 1,618,600 Units, at a purchase price of $10.00 per Unit. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 8).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 4,800,000 Private Warrants at a price of $1.00 per Private Warrant for an aggregate purchase price of $4,800,000. The Sponsor purchased 3,975,000 Private Warrants and EarlyBirdCapital purchased 825,000 Private Warrants. In connection with the underwriters’ partial exercise of the over-allotment option on November 19, 2020, the Sponsor and EarlyBirdCapital purchased an additional 485,580 Private Warrants, at a purchase price of $1.00 per Private Warrant, for an aggregate purchase price of $485,580. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 8). The proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On August 5, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 3,593,750 shares of common stock (the “Founder Shares”). On November 9, 2020, the Sponsor returned to the Company for cancellation, at no cost, an aggregate of 718,750 Founder Shares, resulting in an aggregate of 2,875,000 Founder Shares outstanding and held by the Sponsor. On November 12, 2020, the Company effected a stock dividend of 0.1 shares for each share of common stock outstanding, resulting in an aggregate of 3,162,500 Founder Shares outstanding and held by the Sponsor. The Founder Shares included, after giving retroactive effect to the share surrender and stock dividend, an aggregate of up to 412,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 7,850 Founder Shares were forfeited and 404,650 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 3,154,650 Founder Shares outstanding as of December 31, 2021.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of one year after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due from the Sponsor

At the closing of the Initial Public Offering on November 17, 2020, an aggregate amount of $25,038 was due to the Company. Such amount was paid by the Sponsor to the Company and was included in the prepaid expenses and other current assets on the balance sheet at December 31, 2020. No balance remains outstanding as of December 31, 2021.

Administrative Services Agreement

The Company has agreed, commencing on November 12, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Company’s management a total of $10,000 per month for office space, utilities and secretarial support. For the year ended December 31, 2021, the Company incurred $120,000 in fees for these services. For the period from August 5, 2020 (inception) through December 31, 2020, the Company incurred $20,000 in fees for these services. At December 31, 2021 and 2020, fees of $0 and $20,000 are included in accounts payable and accrued expenses in the accompanying balance sheets, respectively.

Promissory Note — Related Party

On August 5, 2020, the Company issued an unsecured promissory note to the Sponsor (the “IPO Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. This IPO Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering. The outstanding balance under this IPO Promissory Note was repaid subsequent to the Initial Public Offering. As of December 31, 2021 and 2020, no balance is outstanding under this IPO Promissory Note. Borrowings under this IPO Promissory Note are no longer available.

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Each loan would be evidenced by promissory note. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (up to May 17, 2022 to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $1,261,860 ($0.10 per Public Share ), on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Warrants at a price of $1.00 per Private Warrant. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

Convertible Promissory Note — Related Party

On November 9, 2021, the Company issued a promissory note in the principal amount of $1,261,860 (the “Extension Payment”) to the Sponsor in connection with the Extension (as defined above). The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s Business Combination is consummated and (ii) the liquidation of the Company on or before May 17, 2022 or such later liquidation date as may be approved by the Company’s stockholders. At the election of the Sponsor, all or a portion of the unpaid principal amount of the Note may be converted into warrants of the Company, each warrant exercisable for one share of common stock of the Company upon the consummation of its Business Combination, equal to: (x) the portion of the principal amount of the Note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants. As of December 31, 2021, there was a $1,261,860 balance outstanding under the Convertible Promissory Note. The Convertible Promissory Note was valued using the fair value method. The fair value of the note as of December 31, 2021, was $958,400, which resulted in a change in fair value of the convertible promissory note of $303,460 recorded in the statements of operations for the year ended December 31, 2021 (see Note 10). On February 17, 2022, the Company amended and restated the Convertible Promissory Note in its entirety solely to increase the principal amount thereunder from $1,261,860 to $2,523,720.

NOTE 6 — COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on November 12, 2020, the holders of the Founder Shares and Representative Shares (as defined in Notes 5 and 8, respectively), as well as the holders of the Private Warrants (and underlying securities) and any warrants issued in payment of Working Capital Loans made to Company (and underlying securities) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Warrants and warrants issued in payment of working capital loans made to the Company (or underlying securities)

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS (cont.)

can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of which this prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement of which this prospectus forms a part. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On November 19, 2020, the underwriters partially exercised their over-allotment option to purchase an additional 1,618,600 Units at $10.00 per Unit and forfeited the remaining over-allotment option.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $4,416,510, (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other FINRA members that assist the Company in identifying and consummating a Business Combination.

Additionally, the Company will pay EarlyBirdCapital a cash fee equal to 1.0% of the total consideration payable in a Business Combination if EarlyBirdCapital introduces the Company to the target business with which the Company completes a Business Combination.

Legal Fee Agreements

The Company has engaged various law firms to provide legal due diligence services and business combination services related to a potential target company. All fees and expenses related to the various engagements will be deferred and are to be paid fully upon the closing of any Business Combination of the Company. The law firms will not be entitled to any fees or expense reimbursement if the Company does not consummate a Business Combination within its deadline. Deferred fees of $1,009,868 related to these legal services have been accrued as of December 31, 2021.

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2021 and 2020, there were 3,487,070 shares of common stock issued and outstanding, excluding 12,618,600 shares of common stock subject to possible redemption which are presented as temporary equity.

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — WARRANTS

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants (excluding the Private Warrants and any warrants underlying units issued upon conversion of the Working Capital Loans):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) Market Value or (ii) the price at which the Company issue the additional shares of common stock or equity-linked securities.

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — WARRANTS (cont.)

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Representative Shares

On August 5, 2020, the Company issued to EarlyBirdCapital 377,750 shares of common stock (the “Representative Shares”). On November 9, 2020, EarlyBirdCapital returned to the Company for cancellation, at no cost, an aggregate of 75,550 Representative Shares, resulting in an aggregate of 302,200 Representative Shares outstanding and held by EarlyBirdCapital. On November 12, 2020, the Company effected a stock dividend of 0.1 shares for each share of common stock outstanding, resulting in EarlyBirdCapital holding an aggregate of 332,420 Representative Shares. The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $2,666 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the Initial Public Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Initial Public Offering, except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners, provided that all securities so transferred remain subject to the lockup restriction above for the remainder of the time period.

NOTE 9 — INCOME TAX

The Company’s net deferred tax assets at December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Deferred tax asset
Net operating loss carryforward	$52,219	$25,402
Startup/organization expenses	416,002	—
Unrealized gain on marketable securities	(1,515)	(3,088)
Total deferred tax asset	466,706	22,314
Valuation Allowance	(466,706)	(22,314)
Deferred tax asset. net	$—	$—

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — INCOME TAX (cont.)

The income tax provision for the year ended December 31, 2021 and for the period from August 5, 2020 through December 31, 2020 consists of the following:

	Year Ended December 31, 2021	For the Period from August 5, 2020 Through December 31, 2020
Federal
Deferred	$(444,392)	$(22,314)

State and Local
Current	—	—
Deferred expense	—	—

Change in valuation allowance	444,392	22,314
Income tax provision	$—	$—

As of December 31, 2021 and 2020, the Company had a U.S. federal net operating loss carryover of $248,660 and $120,962, respectively, available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from August 5, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $22,314. For the year ended December 31, 2021, the change in the valuation allowance was $444,392.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020 is as follows:

	Year Ended December 31, 2021	Period from August 5, 2020 (Inception) Through December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of warrant liabilities	(39.1)%	(20.4)%
Change in fair value of convertible promissory note	(3.0)%	—%
Transaction costs incurred in connection with Initial Public Offering	—%	(0.1)%
Change in Valuation allowance	21.1%	(0.5)%
Income tax provision	—%	—%

The Company files income tax returns in the U.S. federal and New York jurisdiction and is subject to examination by the various taxing authorities.

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — INCOME TAX (cont.)

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.

NOTE 10 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$128,790,008	$127,462,689

Liabilities:
Warrant liabilities – Private Warrants	3	$2,641,204	$6,554,119
Convertible promissory note – related party	3	$958,400	$—

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — FAIR VALUE MEASUREMENTS (cont.)

Warrant Liabilities

The Private Warrants were accounted for as a liability in accordance with ASC 815-40 and are presented within warrant liability on the balance sheets. The warrant liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liability in the statements of operations.

The Private Warrants were valued using a binomial lattice model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of common stock and one Public Warrant) and (ii) the sale of Private Warrants, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to common stock subject to possible redemption. The Private Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The following are the inputs used by the Company in establishing the fair value of its Private Warrants at December 31, 2021 and 2020.

Input	December 31, 2020	December 31, 2021
Risk-free interest rate	0.40%	1.15%
Trading days per year	252	252
Expected volatility	17.9%	9.6%
Exercise price	$11.50	$11.50
Stock Price	$10.15	$10.17

On December 31, 2021 and 2020, the Private Warrants were determined to be $0.50 per warrant and $1.24 per warrant, respectively, for an aggregate value of $2.64 million and $6.55 million, respectively.

The following table presents the changes in the fair value of the warrant liabilities:

Private Placement
Fair value as of December 31, 2020	$6,554,119
Change in valuation inputs or other assumptions	(3,912,915)
Fair value as of December 31, 2021	$2,641,204

Convertible Promissory Note — Related Party

The fair value of the option to convert the convertible promissory note into Private Warrants was valued by utilizing a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.

The estimated fair value of the convertible promissory note was based on the following significant inputs:

December 31, 2021
Risk-free interest rate	1.29%
Time to Expiration (in years)	$5.38
Expected volatility	9.6%
Exercise price	$11.50
Dividend yield	0.00%
Stock Price	$10.17
Probability of transaction	75.00%

BETTER WORLD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of the Level 3 convertible promissory note:

Fair value as of January 1, 2021	$—
Proceeds received through Convertible Promissory Note	1,261,860
Change in fair value	(303,460)
Fair value as of December 31, 2021	$958,400

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2021 for the convertible promissory note.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Trust Extension

On February 16, 2022, the Company issued a press release announcing that its Sponsor has requested that the Company extend the date by which the Company has to consummate a Business Combination from February 17, 2022 to May 17, 2022 (the “Extension”). The Extension is the second of two three-month extensions permitted under the Company’s governing documents. In connection with the Extension, the Sponsor has notified the Company that it intends to deposit an aggregate of $1,261,860 (representing $0.10 per public share) into the Company’s Trust Account on or before February 17, 2022. The Extension provides the Company with additional time to complete its Business Combination.

On November 16, 2021, the Company had previously issued a promissory note (the “Note”) in the principal amount of $1,261,860 to the Company’s Sponsor. On February 17, 2022, the Company amended and restated the Note (the “Amended Note”) in its entirety solely to increase the principal amount thereunder from $1,262,860 to $2,523,720. On February 18, 2022, the Company issued a press release announcing that the Sponsor had deposited an additional $1,262,860 (representing $0.10 per public share) into the Company’s Trust Account for its public stockholders. This deposit enables the Company to extend the date by which the Company has to complete its Business Combination from February 17, 2022 to May 17, 2022.

BETTER WORLD ACQUISITION CORP.
CONDENSED BALANCE SHEETS (Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash	$83,760	$278,197
Prepaid expenses and other current assets	48,251	30,805
Total Current Assets	132,011	309,002

Cash and marketable securities held in Trust Account	44,203,481	128,790,008
TOTAL ASSETS	$44,335,492	$129,099,010

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities – Accounts payable and accrued expenses	$560,689	$430,800
Deferred legal fees	1,371,549	1,009,868
Convertible promissory note – related party, at fair value	913,900	958,400
Warrant Liabilities	422,846	2,641,204
Income taxes payable	27,528	—
Total Liabilities	3,296,512	5,040,272

Commitments and Contingencies (Note 6)

Common stock subject to possible redemption; $0.0001 par value; 4,213,453 shares at $10.49 per share redemption value as of September 30, 2022 and 12,618,600 shares at $10.20 per share redemption value as of December 31, 2021	44,203,481	128,709,720

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,487,070 shares issued and outstanding (excluding 4,213,453 and 12,618,600 shares subject to possible redemption) at September 30, 2022 and December 31, 2021, respectively	348	348
Accumulated deficit	(3,164,849)	(4,651,330)
Total Stockholders’ Deficit	(3,164,501)	(4,650,982)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$44,335,492	$129,099,010

The accompanying notes are an integral part of the unaudited condensed financial statements.

BETTER WORLD ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operational costs	$396,066	$735,695	$1,327,272	$1,148,802
Loss from operations	(396,066)	(735,695)	(1,327,272)	(1,148,802)

Other income (expense):
Interest earned on marketable securities held in Trust Account	254,709	23,138	423,734	58,976
Unrealized gain (loss) on marketable securities held in Trust Account	1,078	(4,654)	—	(5,829)
Change in fair value of Private Warrants liabilities	(106,018)	2,192,941	2,218,358	3,302,913
Change in fair value of convertible promissory note – related party	1,113,700	—	2,119,960	—
Other income, net	1,263,469	2,211,425	4,762,052	3,356,060

Income before provision for income taxes	867,403	1,475,730	3,434,780	2,207,258
Provision for income taxes	(23,249)	—	(27,528)	—
Net income	$844,154	$1,475,730	$3,407,252	$2,207,258

Basic and diluted weighted average shares outstanding, redeemable common stock	5,591,938	12,618,600	9,268,327	12,618,600
Basic and diluted net income per share, redeemable common stock	$0.09	$0.09	$0.27	$0.14
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,487,070	3,487,070	3,487,070	3,487,070
Basic and diluted net income per share, non-redeemable common stock	$0.09	$0.09	$0.27	$0.14

The accompanying notes are an integral part of the unaudited condensed financial statements.

BETTER WORLD ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	3,487,070	$348	$—	$(4,651,330)	$(4,650,982)
Accretion for common stock to redemption amount	—	—	—	(1,261,860)	(1,261,860)
Net income	—	—	—	1,647,395	1,647,395
Balance – March 31, 2022 (unaudited)	3,487,070	$348	—	$(4,265,795)	$(4,265,447)
Accretion for common stock to redemption amount	—	—	—	(500,000)	(500,000)
Net income	—	—	—	915,703	915,703
Balance – June 30, 2022 (unaudited)	3,487,070	$348	—	$(3,850,092)	$(3,849,744)
Accretion for common stock to redemption amount	—	—	(346,400)	(158,911)	(505,311)
Promissory note proceeds in excess of initial fair value	—	—	346,400	—	346,400
Net income	—	—	—	844,154	844,154
Balance – September 30, 2022 (unaudited)	3,487,070	$348	$—	$(3,164,849)	$(3,164,501)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2021	3,487,070	$348	$—	$(5,489,693)	$(5,489,345)
Net income	—	—	—	832,646	832,646
Balance – March 31, 2021 (unaudited)	3,487,070	$348	—	$(4,657,047)	$(4,656,699)
Net loss	—	—	—	(101,118)	(101,118)
Balance – June 30, 2021 (unaudited)	3,487,070	$348	—	$(4,758,165)	$(4,757,817)
Net income	—	—	—	1,475,730	1,475,730
Balance – September 30, 2021 (unaudited)	3,487,070	$348	$—	$(3,282,435)	$(3,282,087)

The accompanying notes are an integral part of the unaudited condensed financial statements.

BETTER WORLD ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$3,407,252	$2,207,258
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(423,734)	(58,976)
Unrealized gain on marketable securities held in Trust Account	—	5,829
Change in fair value of convertible promissory note – related party	(2,119,960)	—
Change in fair value of Private Warrant liabilities	(2,218,358)	(3,302,913)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(17,446)	45,890
Accounts payable and accrued expenses	129,889	574,639
Income taxes payable	27,528	—
Deferred legal fees payable	361,681	—
Net cash used in operating activities	(853,148)	(528,273)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(2,121,860)	—
Cash withdrawn from Trust Account to pay franchise taxes	358,711	—
Cash withdrawn from Trust Account in connection with redemption	86,773,410	—
Net cash provided by investing activities	85,010,261	—

Cash Flows from Financing Activities:
Advances from related party	100,000	—
Proceeds from promissory note – related party	—	107,639
Repayment of promissory note – related party	—	(107,639)
Proceeds from convertible promissory note – related party	2,321,860	—
Redemption of common stock	(86,773,410)	—
Net cash used in financing activities	(84,351,550)	—

Net Change in Cash	(194,437)	(528,273)
Cash – Beginning of period	278,197	1,023,178
Cash – End of period	$83,760	$494,905

Non-Cash investing and financing activities:
Conversion of advance to convertible promissory note – related party	$100,000	$—
Accretion for common stock to redemption amount	$1,928,271	$—
Promissory note proceeds in excess of initial fair value	$(338,900)	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN

Better World Acquisition Corp. (the “Company”) was incorporated in Delaware on August 5, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company is focused on target businesses in the healthy living industries that benefit from strong Environmental, Social and Governance (“ESG”) profiles. The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies.

As of September 30, 2022, the Company had not commenced any operations. All activity for the period from August 5, 2020 (inception) through September 30, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on November 12, 2020. On November 17, 2020, the Company consummated the Initial Public Offering of 11,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $110,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,800,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to BWA Holdings LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $4,800,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 17, 2020, an amount of $111,100,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

On November 17, 2020, the underwriters notified the Company of their intention to partially exercise their over-allotment option on November 19, 2020. As such, on November 19, 2020, the Company consummated the sale of an additional 1,618,600 Units, at $10.00 per Unit, generating gross proceeds of $16,186,000, and the sale of an additional 485,580 Private Warrants, at $1.00 per Private Warrant, generating gross proceeds of $485,580. A total of $16,347,860 of the net proceeds was deposited into the Trust Account on November 20, 2020, bringing the aggregate proceeds held in the Trust Account to $127,447,860. On November 9, 2021, in connection with the first extension of the date by which the Company has to consummate a Business Combination, a total of $1,261,860 was deposited into the Trust Account. On February 17, 2022, a total of $1,261,860 was deposited in the Trust Account in connection with the second extension of the date by which the Company has to consummate a Business Combination to May 17, 2022. On May 18, 2022, a total of $500,000 was deposited into the Trust Account in connection with a further extension of the date by which the Company has to consummate a Business Combination to August 17, 2022. On August 17, 2022, a total of $360,000 was deposited into the Trust Account in connection with a further extension of the date by which the Company has to consummate a Business Combination to February 17, 2023.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

Transaction costs amounted to $2,880,354 consisting of $2,523,720 of underwriting fees and $356,634 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.46 per Public Share as of September 30, 2022 and $10.20 per Public Share as of December 31, 2021, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 8) and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, irrespective of whether they vote for or against the proposed Business Combination.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

On November 9, 2021, the Company’s board of directors approved the first extension of the date by which the Company has to consummate a Business Combination from November 17, 2021 to February 17, 2022. In connection with the extension, the Sponsor deposited into the Trust Account $0.10 for each of the 12,618,600 shares issued in the Initial Public Offering, for a total of $1,261,860. The Company issued the Sponsor a non-interest bearing unsecured promissory note in the principal amount of $1,261,860 which is payable by the Company upon the earlier of the consummation of the Business Combination or the liquidation of the Company. The Note may be repaid in cash or convertible into Private Warrants at a price of $1.00 per Private Warrant. On February 16, 2022, the Company’s board of directors approved the second extension of the date by which the Company has to consummate a Business Combination from February 17, 2022 to May 17, 2022. In connection with the second extension, the Sponsor deposited into the Trust Account an additional $1,261,860 ($0.10 per Public Share) on February 17, 2022, and the Company amended and restated the promissory note in its entirety solely to increase the principal amount thereunder from $1,261,860 to $2,523,720. On May 12, 2022, the Company held a special meeting of stockholders in which a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination from May 17, 2022 to August 17, 2022 (the “Combination Period”) was approved by the stockholders. In connection with this extension, the Company deposited $500,000 into the Trust Account on May 18, 2022. The Company amended and restated the promissory note to increase the principal amount thereunder from $2,523,720 to $3,223,720, which included a drawdown of $500,000 for the extension and a drawdown of $200,000 for working capital needs. On August 17, 2022, the Company held a special meeting of stockholders in which the Company’s stockholders approved a second amendment to extend the date by which the Company must consummate a Business Combination from August 17, 2022 to February 17, 2023. On August 17, 2022, the Company amended and restated the promissory note to increase the principal amount thereunder from $3,223,720 to $3,683,720, which included a drawdown of $360,000 for the extension and $100,000 for working capital purposes.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the amount of funds initially deposited into the Trust Account (initially $10.10 per share, subsequently increased to $10.46 per share as of September 30, 2022 following extensions).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.10 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and the military conflict in the Ukraine and has concluded that while it is reasonably possible that the virus and the military conflict could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impacts are not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Liquidity and Going Concern

As of September 30, 2022, the Company had $83,760 in its operating bank accounts and $44,203,481 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith. As of September 30, 2022, $145,311 of the amount on deposit in the Trust Account represented accrued interest income, which can be withdrawn to pay the Company’s tax obligations.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND GOING CONCERN (cont.)

On May 13, 2022, July 1, 2022 and August 16, 2022, the Company withdrew $178,564, $66,751 and $113,396, respectively, of accrued interest from the Trust Account to pay certain tax obligations.

Until the consummation of a Business Combination, the Company will use the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company expects it will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and the Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until February 17, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension has not been requested by the Sponsor and approved by the Company’s stockholders, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2023. The Company intends to continue to search for and seek to complete a Business Combination before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this Quarterly Report on Form 10-Q.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2021, as filed with the SEC on March 31, 2022. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no effect on the reported results of operations. An adjustment has been made to the balance sheet for December 31, 2021 to reclassify the deferred legal fees balance from accrued expenses to a separate deferred legal fees line.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Two of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities as well as the fair value of the convertible promissory note. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Marketable Securities Held in Trust Account

At September 30, 2022, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S Treasury securities. At December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury Securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on marketable securities held in the Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of September 30, 2022, the Company has withdrawn $358,711 of interest income from the Trust Account to pay certain tax obligations.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2022 and December 31, 2021, respectively, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At September 30, 2022 and December 31, 2021, the common stock reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$126,186,000
Less:
Common stock issuance costs	(2,868,790)
Plus:
Accretion of carrying value to redemption value	5,392,510
Common stock subject to possible redemption – December 31, 2021	$128,709,720
Less:
Redemption of shares	(86,773,410)
Plus:
Accretion of carrying value to redemption value	2,267,171
Common stock subject to possible redemption – September 30, 2022	$44,203,481

Warrant Liabilities

The Company accounts for the Private Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Private Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Warrants for periods where no observable traded price was available are valued using a binomial lattice simulation model.

Convertible Promissory Note — Related Party

The Company accounts for its convertible promissory note under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible promissory note. Using fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash change in the fair value of the convertible promissory note in the statements of operations. The fair value of the option to convert the convertible promissory note into Private Warrants was valued by utilizing a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2022 and December 31, 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it.

The Company’s effective tax rate was 2.68% and 0.00% for the three months ended September 30, 2022 and 2021, respectively, and 0.80% and 0.00% for the nine months ended September 30, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months and nine months ended September 30, 2022 and 2021, due to changes in fair value in warrant liability, changes in the fair value of the convertible promissory note and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual, or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through September 30, 2022.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of common stock is excluded from income per common share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 17,904,180 shares of common stock in the aggregate. As of September 30, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then participate in the earnings of the Company. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.

Reconciliation of Net Income per Common Share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted net income per common share is calculated as follows:

	Three Months Ended September 30, 2022		Three Months Ended September 30, 2021		Nine Months Ended September 30, 2022		Nine Months Ended September 30, 2021
	Redeemable Common Stock	Non-Redeemable Common Stock	Redeemable Common Stock	Non-Redeemable Common Stock	Redeemable Common Stock	Non-Redeemable Common Stock	Redeemable Common Stock	Non-Redeemable Common Stock
Basic and diluted net income per common share
Numerator:
Allocation of net income, as adjusted	$519,931	$324,223	$1,156,217	319,513	$2,475,778	$931,474	$1,729,360	$477,898
Denominator:
Basic and diluted weighted average shares outstanding	5,591,938	3,487,070	12,618,600	3,487,070	9,268,327	3,487,070	12,618,600	3,487,070
Basic and diluted net income per common share	$0.09	$0.09	$0.09	$0.09	$0.27	$0.27	$0.14	$0.14

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation maximum coverage of $250,000. The Company has not experienced losses on these accounts.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company assessed the potential impact of ASU 2020-06 and determined it would not have a material impact on the condensed financial statements as presented.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one redeemable warrant (“Public Warrant”). In connection with the underwriters’ partial exercise of the over-allotment option on November 19, 2020, the Company sold an additional 1,618,600 Units, at a purchase price of $10.00 per Unit. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 4,800,000 Private Warrants at a price of $1.00 per Private Warrant for an aggregate purchase price of $4,800,000. The Sponsor purchased 3,975,000 Private Warrants and EarlyBirdCapital purchased 825,000 Private Warrants. In connection with the underwriters’ partial exercise of the over-allotment option on November 19, 2020, the Sponsor and EarlyBirdCapital purchased an additional 485,580 Private Warrants, at a purchase price of $1.00 per Private Warrant, for an aggregate purchase price of $485,580. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 8). The proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On August 5, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 3,593,750 shares of common stock (the “Founder Shares”). On November 9, 2020, the Sponsor returned to the Company for cancellation, at no cost, an aggregate of 718,750 Founder Shares, resulting in an aggregate of 2,875,000 Founder Shares outstanding and held by the Sponsor. On November 12, 2020, the Company effected a stock dividend of 0.1 shares for each share of common stock outstanding, resulting in an aggregate of 3,162,500 Founder Shares outstanding and held by the Sponsor. The Founder Shares included, after giving retroactive effect to the share surrender and stock dividend, an aggregate of up to 412,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 7,850 Founder Shares were forfeited, and 404,650 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 3,154,650 Founder Shares outstanding at September 30, 2022.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of one year after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due from Sponsor

At the closing of the Initial Public Offering on November 17, 2020, an aggregate amount of $25,038 was due to the Company. Such amount was paid by the Company to the Sponsor and was included in the prepaid expenses and other current assets on the balance sheet at December 31, 2020. No balance remains outstanding as of September 30, 2022.

Administrative Support Agreement

The Company has agreed, commencing on November 12, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Company’s management a total of $10,000 per month for office space, utilities and secretarial support. For the three and nine months ended September 30, 2022, the Company incurred $30,000 and $90,000, respectively, in fees for these services, of which such amounts are included in accrued expenses in the accompanying condensed balance sheets. For the three and nine months ended September 30, 2021, the Company incurred and paid $30,000 and $90,000, respectively, in fees for these services.

Promissory Note — Related Party

On August 5, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering. The outstanding balance under the Promissory Note was repaid subsequent to the Initial Public Offering. As of September 30, 2022 and December 31, 2021, respectively, no balance is outstanding under the Promissory Note. Borrowings under the Promissory Note are no longer available.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Each loan would be evidenced by promissory note. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On April 14, 2022 the Sponsor advanced to the Company $100,000 to be used for working capital purposes. On August 17, 2022, the Company transferred the advance from the Sponsor to the second amended and restated promissory note (see Convertible Promissory Note — Related Party below). On October 13, 2022, the Sponsor advanced to the Company $200,000 to be used for working capital purposes.

Related Party Extension Loans

As discussed in Note 1, the Company previously extended the period of time to consummate a Business Combination two times, each by an additional three months (to May 17, 2022 to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees deposited into the Trust Account $1,261,860 ($0.10 per Public Share), on or prior to the date of the applicable deadline, for each three-month extension. Payments were made in the form of a non-interest bearing, unsecured promissory note to be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Warrants at a price of $1.00 per Private Warrant. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination. On May 12, 2022, the Company held a special meeting of stockholders at which a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination from May 17, 2022 to August 17, 2022 was approved by stockholders. In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees deposited into the Trust Account $500,000. On August 15, 2022, the Company held a special meeting of stockholders at which a proposal to amend the Company’s amended and restated certificate of incorporation, as amended to extend the date by which the Company must consummate a Business Combination from August 17, 2022 to February 17, 2023 was approved by stockholders. In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees deposited into the Trust Account $360,000.

Convertible Promissory Note — Related Party

On November 9, 2021, the Company issued a promissory note in the principal amount of $1,261,860 to the Sponsor in connection with the Extension (“Convertible Promissory Note”) (as defined below). On February 17, 2022, April 14, 2022 and May 18, 2022, the Company amended and restated the Convertible Promissory Note to increase the principal amount thereunder from $1,261,860 to $3,223,720. On August 17, 2022 the Company amended and restated the Convertible Promissory Note to increase the principal amount thereunder from $3,223,720 to $3,683,720, which included $100,000 advanced by the Sponsor to the Company on April 14, 2022 and the payment of $360,000 for the extension from August 17, 2022 to November 17, 2022. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s Business Combination is consummated and (ii) the liquidation of the Company on or before February 17, 2023 or such later liquidation date as may be approved by the Company’s stockholders. On August 15, 2022, the Company held a special meeting of stockholders in which a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination from August 17, 2022 to February 17, 2023 was approved by

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

stockholders. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Note may be converted into warrants of the Company, each warrant exercisable for one share of common stock of the Company upon the consummation of its Business Combination, equal to: (x) the portion of the principal amount of the Note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants. As of September 30, 2022, there was a $3,683,720 balance outstanding under the Convertible Promissory Note. The Convertible Promissory Note was valued using the fair value method. The fair value of the note as of September 30, 2022, was $913,900, which resulted in a change in fair value of the convertible promissory note of $1,113,700 and $2,119,960 which was recorded in the statements of operations for the three and nine months ended September 30, 2022, respectively (see Note 9).

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on November 12, 2020, the holders of the Founder Shares and Representative Shares (as defined in Notes 5 and 8, respectively), as well as the holders of the Private Warrants (and underlying securities) and any warrants issued in payment of Working Capital Loans made to Company (and underlying securities) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Warrants and warrants issued in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of which this prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement of which this prospectus forms a part. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On November 19, 2020, the underwriters partially exercised their over-allotment option to purchase an additional 1,618,600 Units at $10.00 per Unit and forfeited the remaining over-allotment option.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $4,416,510, (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other FINRA members that assist the Company in identifying and consummating a Business Combination.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Additionally, the Company will pay EarlyBirdCapital a cash fee equal to 1.0% of the total consideration payable in a Business Combination if EarlyBirdCapital introduces the Company to the target business with which the Company completes a Business Combination.

Legal Fee Agreements

The Company has engaged various law firms to provide legal due diligence services and business combination services related to potential target companies. All fees and expenses related to the various engagements will be deferred and are to be paid fully upon the closing of any Business Combination. The law firms will not be entitled to any contingent fees or expense reimbursement if the Company does not consummate a Business Combination within its deadline. Deferred fees of $1,371,549 and $1,009,868 related to these legal services have been accrued as of September 30, 2022 and December 31, 2021, respectively.

Trust Extension

On February 16, 2022, the Company issued a press release announcing that its Sponsor has requested that the Company extend the date by which the Company has to consummate a Business Combination from February 17, 2022 to May 17, 2022 (the “Extension”). The Extension is the second of two three-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its Business Combination. On February 18, 2022, the Company issued a press release announcing that the Sponsor had deposited an additional $1,261,860 (representing $0.10 per public share) into the Trust Account for its public stockholders. On May 12, 2022, the Company held a special meeting of stockholders in which a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination from May 17, 2022 to August 17, 2022 was approved by the stockholders. In connection with this extension, the Company deposited $500,000 into the Trust Account on May 18, 2022. In connection with the extension amendment, stockholders holding approximately 5,586,910 shares of the Company’s redeemable common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.30 per share. On August 15, 2022, the Company held a special meeting of stockholders in which a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination from August 17, 2022 to February 17, 2023 was approved by the stockholders. In connection with this extension, the Company deposited $360,000 into the Trust Account on August 17, 2022. In connection with the extension amendment, stockholders holding approximately 2,818,237 shares of the Company’s redeemable common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.37 per share.

On November 16, 2021, the Company had previously issued a promissory note (the “Note”) in the principal amount of $1,261,860 to the Company’s Sponsor. On February 17, 2022, April 14, 2022, May 18, 2022, and August 17, 2022, the Company amended and restated the Note in its entirety to increase the principal amount thereunder from $1,262,860 to $3,683,720.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2022 and December 31, 2021, respectively, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At September 30, 2022 and December 31, 2021, there were 3,487,070 shares of common stock issued and outstanding, excluding 4,213,453 and 12,618,600 shares of common stock subject to possible redemption, respectively, which are presented as temporary equity. In connection with the extension on May 12, 2022, stockholders

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

holding 5,586,910 shares of the Company’s redeemable common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.30 per share. In connection with the extension on August 17, 2022, stockholders holding 2,818,237 shares of the Company’s redeemable stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.37 per share.

NOTE 8. WARRANTS

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants (excluding the Private Warrants and any warrants underlying units issued upon conversion of the Working Capital Loans):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 8. WARRANTS (cont.)

for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) Market Value or (ii) the price at which the Company issue the additional shares of common stock or equity-linked securities.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Representative Shares

On August 5, 2020, the Company issued to EarlyBirdCapital 377,750 shares of common stock (the “Representative Shares”). On November 9, 2020, EarlyBirdCapital returned to the Company for cancellation, at no cost, an aggregate of 75,550 Representative Shares, resulting in an aggregate of 302,200 Representative Shares outstanding and held by EarlyBirdCapital. On November 12, 2020, the Company effected a stock dividend of 0.1 shares for each share of common stock outstanding, resulting in EarlyBirdCapital holding an aggregate of 332,420 Representative Shares. The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $2,666 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the Initial Public Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Initial Public Offering, except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners, provided that all securities so transferred remain subject to the lockup restriction above for the remainder of the time period.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021, respectively, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$44,203,481	$128,790,008

Liabilities:
Warrant liabilities – Private Warrants	3	$422,846	$2,641,204
Convertible promissory note – related party	3	$913,900	$958,400

Warrant Liabilities

The Private Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

The Private Warrants were valued using a binomial lattice model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of common stock and one Public Warrant) and (ii) the sale of Private Warrants, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to common stock subject to possible redemption. The Private Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The following are the inputs used by the Company in establishing the fair value of its Private Warrants at September 30, 2022 and December 31, 2021.

Input	September 30, 2022	December 31, 2021
Risk-free interest rate	4.07%	1.15%
Trading days per year	252	252
Expected volatility	5.3%	9.6%
Exercise price	$11.50	$11.50
Stock Price	$10.35	$10.17

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

On December 31, 2021 and September 30, 2022, the Private Warrants were determined to be $0.50 per warrant and $0.08 per warrant, respectively, for an aggregate value of $2.64 million and $0.4 million, respectively.

The following table presents the changes in the fair value of the warrant liabilities:

Private Placement
Fair value as of December 31, 2021	$2,641,204
Change in valuation inputs or other assumptions	(1,744,591)
Fair value as of March 31, 2022	$896,613
Change in valuation inputs or other assumptions	(579,785)
Fair value as of June 30, 2022	$316,828
Change in valuation inputs or other assumptions	106,018
Fair value as of September 30, 2022	$422,846

Convertible Promissory Note — Related Party

The fair value of the option to convert the convertible promissory note into Private Warrants was valued by utilizing a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.

The estimated fair value of the convertible promissory note was based on the following significant inputs:

September 30, 2022
Risk-free interest rate	0.00%
Time to Expiration (in years)	1.38
Expected volatility	5.3%
Exercise price	$11.50
Dividend yield	0.00%
Stock Price	$10.35
Probability of transaction	25.00%

The following table presents the changes in the fair value of the Level 3 convertible promissory note:

Fair value as of January 1, 2021	$958,400
Proceeds received through Convertible Promissory Note	1,261,860
Change in fair value	(337,260)
Fair value as of March 31, 2022	$1,883,000
Proceeds received through Convertible Promissory Note	700,000
Change in fair value	(669,000)
Fair value as of June 30, 2022	$1,914,000
Conversion of Sponsor advance to Convertible Promissory Note	100,000
Proceeds received through Convertible Promissory Note	360,000
Change in fair value	(1,460,100)
Fair value as of September 30, 2022	913,900

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and nine months ended September 30, 2022 for the convertible promissory note.

BETTER WORLD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(Unaudited)

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Heritage Distilling Holding Company, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Heritage Distilling Holding Company, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2022.

Costa Mesa, California
February 14, 2023

Heritage Distilling Holding Company, Inc. Consolidated Balance Sheets December 31, 2021 and 2020
	2021	2020
ASSETS
Current Assets
Cash	$205,278	$205,406
Accounts Receivable	224,471	292,311
Inventory	4,326,906	4,800,456
Other Current Assets	956,232	746,672
Total Current Assets	5,712,887	6,044,845

Long Term Assets
Property and equipment, net of accumulated depreciation	8,199,826	8,590,392
Investment in Flavored Bourbon LLC	10,864,000	10,864,000
Other Long Term Assets	121,087	88,863
Total Long Term Assets	19,184,913	19,543,255
Total Assets	$24,897,800	$25,588,100

LIABILITIES
Current Liabilities
Accounts Payable	1,764,516	2,499,150
Accrued Payroll	684,327	302,698
Accrued Tax Liability	1,642,668	1,818,549
Other Current Liabilities	849,869	780,396
Capital Leases-Current	52,651	79,079
Notes Payable-Current	2,993,076	8,080,675
Accrued Interest-Current	50,556	166,542
Total Current Liabilities	8,037,663	13,727,089

Long Term Liabilities
Capital Leases, net of current portion	13,446	65,091
Notes Payable, net of current portion	11,214,358	364,710
Accrued Interest, net of current portion	422,089	—
Total Long Term Liabilities	11,649,893	429,801
Total Liabilities	19,687,556	14,156,890

Commitments and Contingencies (Note 8)

Stockholders’ Equity
Common Stock, par value $0.0001, 3,000,000 shares authorized, 668,987 and 659,227 shares issued and outstanding as of December 31, 2021 and 2020 respectively	67	66
Additional Paid-in-capital	30,988,018	29,989,844
Accumulated Deficit	(25,777,841)	(18,558,700)
Total Stockholders’ Equity	5,210,244	11,431,210
Total Liabilities & Stockholders’ Equity	$24,897,800	$25,588,100

The accompanying notes are an integral part of these Consolidated Financial Statements.

Heritage Distilling Holding Company, Inc. Consolidated Statement of Operations Year Ended December 31, 2021 and 2020
	2021	2020
REVENUE
Revenue, net	$8,286,923	$16,589,067
Cost of Goods Sold	6,048,596	12,033,097
Gross Profit	2,238,327	4,555,970

OPERATING EXPENSES
Sales and Marketing	3,923,934	6,033,189
General and Administrative	6,242,301	8,887,519
Total OPERATING EXPENSES	10,166,235	14,920,708
Operating Loss/Income	(7,927,908)	(10,364,738)

OTHER INCOME (EXPENSES)
PPP Loan Forgiveness	3,506,644	—
Other COVID Relief	7,540	37,940
Interest Expense	(2,659,647)	(1,571,153)
Loss on Conversion of Debt	(143,190)	—
Gain on spinoff of Flavored Bourbon LLC (Note 11)	—	22,583,141
Other Expense/Income	6,450	34,785
Total Other Income (Expense)	717,797	21,084,713
Income (Loss) before Income Taxes	(7,210,111)	10,719,974
Income Taxes	(9,030)	(4,758)
Net Income (Loss)	(7,219,141)	10,715,216
Less: Net Income Attributable to Noncontrolling Interest	—	(1,099,056)
Net Income Attributable to Heritage Distilling Holding Company	$(7,219,141)	$11,814,272
Net (loss) per share, basic	$(10.89)	$16.38
Net (loss) per share, diluted	$(10.89)	$15.66
Weighted common shares outstanding, basic	663,219	654,044
Weighted common shares outstanding, diluted	663,219	706,616

The accompanying notes are an integral part of these Consolidated Financial Statements.

Heritage Distilling Holding Company, Inc. Consolidated Statement of Stockholders’ Equity December 31, 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Number	Amount
Beginning Balance 12/31/20	659,407	$66	$29,989,844	$(18,558,700)	$11,431,210
Debt Converted Including Notes and Other	9,578	$1	$862,051		$862,052
Proceeds from Exercise of Stock Options	10	$0	$900		$900
Shares Repurchased	(8)	$(0)	$(720)		$(720)
Shares issued upon note issuance			$64,800		$64,800
Share-based Compensation			$73,217		$73,217
Warrants Issued			$375,000		$375,000
Convertible Note amended to Promissory Note			$(377,072)		$(377,072)
Net Loss				$(7,219,141)	$(7,219,141)
Ending Balance 12/31/21	668,987	$67	$30,988,020	$(25,777,841)	$5,210,246

The accompanying notes are an integral part of these Consolidated Financial Statements.

Heritage Distilling Holding Company, Inc. Consolidated Statement of Stockholders’ Equity — (Continued) December 31, 2020
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity	NonControlling Interest in Subsidiary	Total Equity
	Number	Amount
Beginning Balance 12/31/19	642,908	$64	$28,147,408	$(30,372,971)	$(2,225,499)	$14,444,270	$12,218,771
Control Change and Deconsolidation net of issuance costs of $207,532					$—	$(13,345,214)	$(13,345,214)
Shares issued upon note issuance	16,499	$2	$1,484,908		$1,484,910		$1,484,910
Share-based Compensation	—	$—	$107,527		$107,527		$107,527
Warrants Issued	—	$—	$250,000		$250,000		$250,000
Net Loss				$11,814,272	$11,814,272	$(1,099,056)	$10,715,216
Ending Balance 12/31/20	659,407	$66	$29,989,843	$(18,558,699)	$11,431,210	$—	$11,431,210

The accompanying notes are an integral part of these Consolidated Financial Statements.

Heritage Distilling Holding Company, Inc. Consolidated Statements of Cash Flows For the Twelve Months Ended December 31, 2021 and 2020
	2021	2020
Net Income (Loss)	$(7,219,141)	$10,715,216
Adjustments to reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation Expense	1,248,959	1,339,036
Loss on disposal of property and equipment	294,378	7,050
Non-cash Warrant issued	375,000	250,000
Loss on Conversion of Debt	143,190	—
Non-cash interest expense	671,498	1,087,337
Share-based Compensation	73,217	107,528
PPP Loan Forgiveness	(3,506,644)	—
Gain on spinoff of Flavored Bourbon LLC	—	(22,583,141)

Changes in operating assets/liabilities:
Accounts Receivable	67,840	653,326
Inventory	473,550	(483,409)
Other current assets	(209,560)	(617,847)
Other long-term Assets	(32,224)	186,549
Accounts Payable	(698,240)	1,030,457
Other current liabilities	208,095	(1,251,612)
Other long-term liabilities	422,089	(148,249)
Net Cash Used in Operating Activities	(7,687,993)	(9,707,759)

Cash Flow from Investing Activities
Reduction in cash due to spinoff of Flavored Bourbon LLC	—	(7,597,782)
Purchase of Property and Equipment	(1,189,165)	(2,473,820)
Net Cash Used in Investing Activities	(1,189,165)	(10,071,602)

Cash Flow from Financing Activities
Proceeds from Notes Payable	14,522,000	8,349,365
Debt Issuance Cost	(1,192,226)	—
Repayment of Notes Payable	(4,374,851)	(709,452)
Repayment of capital lease obligations	(78,073)	(180,223)
Other	180	—
Net Cash Provided by Financing Activities	8,877,030	7,459,690

Net decrease in cash
Cash – beginning of period	(128)	(12,319,671)
Cash – end of period	205,406	12,525,077
	$205,278	$205,406

Supplemental cash flow information related to interest paid & income taxes paid:
Cash paid during the period for:
Interest Expense	$1,258,185	$362,374
Income Tax Payments	$9,030	$4,758

Supplemental schedule of non-cash investing and financing activities:
Shares issued in lieu of interest	$0	$1,349,910
Shares issued upon conversion of debt	$862,052	$0
Shares issued upon note issuance	$64,800	$135,000
Modification of convertible notes	$377,072	$0
Conversion of accounts payable into debt	$0	$963,837
Reclass between ST & LT debt	$5,087,599	$8,080,675
Unpaid PPE additions at year end	$208,926	$172,532

The accompanying notes are an integral part of these Consolidated Financial Statements.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 1 — DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of operations — Heritage Distilling Holding Company (“HDHC” or the “Company”) is a Delaware corporation, for the purpose of investing in, managing, and/or operating businesses that are engaged in the production, sale, or distribution of alcoholic beverages. The Company is headquartered in Gig Harbor, Washington and has one wholly-owned subsidiary, Heritage Distilling Company, Inc. (“HDC”), that is included in the consolidated financial statements.

HDC has operated since 2011 as a craft distillery making a variety of whiskeys, vodkas, gins and rums and operates distillery tasting rooms in Washington and Oregon.

In June 2020, HDC’s ownership of BSB-Brown Sugar Bourbon LLC (“Flavored Bourbon LLC”), was reduced to 20% as a result of a corporate restructure (see note 11).

In March 2021, HDC’s ownership of Flavored Bourbon LLC, was further reduced to 15.1% to accommodate a celebrity investor. The accommodation of which was pro rata across all members of Flavored Bourbon LLC.

In December 2020, the Company’s wholly-owned subsidiary, GinCo LLC was dissolved.

Liquidity and Going Concern — The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company’s recurring net losses, negative working capital, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about its ability to continue as a going concern. During the twelve months ended December 31, 2021, the Company incurred a net loss of approximately $7.2 million and reported net cash used in operations of approximately $7.7 million. At December 31, 2021, the accumulated deficit was approximately $25.7 million and the stockholders’ deficiency was approximately $30.9 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to meet its obligations as they become due within one year from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities, and significant current debt.

As of December 31, 2021, the Company believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying consolidated financial statements. The Company issued an aggregate principal amount of $14.4 million in unsecured convertible notes, including the issuance of convertible promissory notes of $3.7 million subsequent to September 30, 2022, which generated net cash proceeds of approximately $10.7 million. These convertible notes will be converted into the Company’s shares in the certain events/transactions, including an initial public offering, a merger or other business combination of the Company with a public special purpose acquisition company (“SPAC”) or other material financing transactions in the future. At the date of issuance of these financial statements, the Company’s principal sources of liquidity consisted of approximately $195 thousand. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Management is focused on expanding the Company’s existing business, as well as its customer base, including its continuing efforts to generate revenue from the sale of products through the Company’s existing wholesale distribution partners as it grows its distribution footprint nationwide and as part of the Company’s planned retail expansion in concert with Native American Indian tribes. The Company cannot predict whether it will be successful in these efforts. The Company has put resources into expanding its sales team to increase sales and has been working with is current distributors on the growth plan to increase wholesale revenue. The Company has also executed agreements with additional tribes to advance its plans in that area, but the Company alone does not control the timing and pace of the execution of those agreements and the buildout of those future tribally owned locations. The Company has entered into a Business Combination Agreement with a Special Purpose Acquisition Company and is working to close on that merger transaction in Q2 2023 (the “deSPAC Merger”), with the intended purpose of the funds to be raised under that merger to increase sales efforts for the Company overall and to get the Company to a point where it is generating more cash than it is consuming in the operations of the business. However, the Company cannot guarantee that the envisions SPAC merger will be completed, or that because of SPAC redemptions prior to the merge that the amounts funds raised through the merger will be of sufficient quantity to allow the Company to fulfil its plans and achieve its growth objections.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 1 — DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As a result of the above, there is substantial doubt regarding the Company’s ability to continue as a going concern within one year from the date of issuance of these financial statements absent the completion of the aforementioned deSPAC merger. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption, complete a public offering or other alternative offering and thus maintain sufficient cash balances for its planned operations. Future business demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

Risks and Uncertainties

COVID-19

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of the financial statement. During the height of the COVID-19 crisis the Company, its operations and its products were all deemed “essential” by various levels of government entities, and thus, it experienced very few shutdowns. COVID-19 altered the behavior of consumers, which the Company continues to evaluate as the economy and consumers emerge from COVID-19 lockdowns, but it is too soon to tell what lingering economic impacts will result from such activities. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Global Conflict

Management continues to monitor the changing landscape of global conflicts and their potential impacts on its business. First among these concerns is the ongoing conflict in Ukraine, which has caused disruption in the grain, natural gas and fertilizer markets, the result of which is uncertainty in pricing for those commodities. Because the Company relies of grains for part of its raw inputs, these disruptions have the possibility of increasing supply costs for these raw materials. However, the Company sources all of its grain from local or known domestic suppliers, and it feels it has a good understanding of this market based on its history and relationship with the farmers and growers. The other potential conflict the Company is watching is that associated with threatened activity visa via China and Taiwan. Several years ago, the Company sourced its glass bottles from suppliers in China. It migrated this production from China to Taiwan beginning three years ago and the Company now has on hand more than two years of supply of its glass bottles at current utilization rates. In light of potential disruptions in Taiwan the Company has started to evaluate new producers who can produce glass bottles in other countries.

Inflation

There is a chance that the rate of inflation could remain relatively high for the foreseeable future. This could put cost pressure on the Company faster than it can raise prices on its products. In such cases the Company could lose money on products, or its margins or profits could decline. In other cases, consumers may choose to forgo making purchasers that they do not deem to be essential, thereby impacting the Company’s growth plans. Likewise, labor pressures could continue to increase as employees become increasingly focused on their own standard of living, putting upward labor costs on the Company before the Company has achieved some or all of its growth plans. Management continues to be focused on cost containment and is monitoring the risks associated with inflation and will continue to do so for the foreseeable future.

Interest Rates

Interest rates have been rising lately and there are no signs the increase in rates will stop, or that rates will go down in the near future. If the interest rates continue to rise or remain higher than recent history has allowed for, there is a risk it will cost more for the Company to conduct its business or to get access to credit. There is also a risk that consumers

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 1 — DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

will feel increased economic pressure and not willing to spend on the Company’s goods or services. There is also a risk that investors the Company hopes to persuade to join in its deSPAC merger will decide that the higher interest rate environment allows them to invest elsewhere with less risk. Management continues to be focused on interest rates in their impact on the business, the cost of borrowing and the potential impacts on its future capital raise efforts.

Principles of consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary and Flavored Bourbon LLC through June 2020. All intercompany balances have been eliminated in the consolidation process.

Use of estimates — The presentation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. The amounts estimated could differ from actual results.

Concentrations of risk — Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of accounts receivable and bank demand deposits that may, from time to time, exceed Federal Depository Insurance Corporation (“FDIC”) insurance limits.

The Company considers the concentration of credit risk associated with its accounts receivable to be commercially reasonable and believes that such concentration does not result in the significant risk of near-term severe adverse impacts. As of December 31, 2021 and December 31, 2020, the Company had customers that individually represented 10% or more of the Company’s accounts receivable. There were two and five individual customers that represented 70% and 82% of total accounts receivable, as of December 31, 2021 and December 31, 2020, respectively. There were two and three individual customer accounts that represented 20% and 42% of total revenue for December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company had three suppliers that individually represented 10% or more of the Company’s accounts payable. As of December 31, 2020, three suppliers individually represented 10% or more of the Company’s total accounts payable.

Accounts receivable — Accounts receivable are reported at net realizable value. Receivables consist of amounts due from distributors. In evaluating the collectability of individual receivable balances, the Company considers several factors, including the age of the balance, the customers’ historical payment history, its credit worthiness and economic trends. There was no allowance for doubtful accounts in 2021 and 2020.

Inventories — Inventories are stated at the lower of cost or net realizable value, with cost being determined under the weighted average method, and consist of raw materials, work-in-process, and finished goods. Costs associated with spirit production and other costs related to manufacturing of products for sale, are recorded as inventory. Work-in-process inventory is comprised of all accumulated costs of raw materials, direct labor, and manufacturing overhead to the respective stage of production. Finished goods and raw materials inventory includes the supplier cost, shipping charges, import fees, and federal excise taxes. Management routinely monitors inventory and periodically writes-off damaged and unsellable inventory. There was no valuation allowance as of December 31, 2021 and 2020.

The Company holds volumes of barreled whiskey, which will not be sold within one year due to the duration of the aging process. Consistent with industry practices, all barreled whiskey is classified as in process inventory and is included in current assets.

Property and equipment — Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives, three to twenty years of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the asset’s estimated useful life or the term of the lease. Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 1 — DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of long-lived assets — All of the Company’s long-lived assets held and used are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. When such an event occurs, future cash flows expected to result from the use of the asset and its eventual disposition is estimated. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the difference between the asset’s fair value and its carrying value. There were no impairments in 2021 and 2020.

Investments — Non-marketable equity investments of privately held companies are accounted for as equity securities without readily determinable fair value at cost minus impairment, as adjusted for observable price changes in orderly transactions for identical or similar investment of the same issue pursuant to Topic 321 Investments — Equity Securities (“ASC 321”) as the Company does not exert any significant influence over the operations of the investee company.

Segment reporting — The Company operates in a single segment. The segment reflects how the Company’s operations are evaluated by senior management and the structure of its internal financial reporting. Both financial and certain non-financial data are reported and evaluated to assist senior management with strategic planning.

Revenue recognition — The Company’s revenue consists primarily of the sale of spirits domestically in the United States. Customers consist primarily of wholesale distributors. The Company’s revenue generating activities have a single performance obligation and are recognized at the point in time when control transfers and the obligation has been fulfilled, which is when the related goods are shipped or delivered to the customer, depending upon the method of distribution and shipping terms. Revenue is measured as the amount of consideration the Company expects to receive in exchange for the sale of product. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Sales terms do not allow for a right of return unless the product is damaged. Historically, returns have not been material to the Company. Amounts billed to customers for shipping and handling are included in sales. The results of operations are affected by economic conditions, which can vary significantly by time of year and can be impacted by the consumer disposable income levels and spending habits.

Wholesale — The Company sells its spirits to wholesale distributors under purchase orders. The Company transfers control and recognizes revenue for these orders upon shipment of the spirits from the Company’s warehouse facilities. Payment terms to wholesale distributors typically range from 30 to 45 days. The Company pays depletion allowances to its wholesale distributors based on their sales to their customers which are recorded as a reduction of wholesale product revenue. The Company also pays certain incentives to distributors which are reflected net within revenues as variable consideration. The total amount of depletion allowances and sales incentives for fiscal year ended December 31, 2021 and 2020 were, $68,931 and $331,364

Direct to Consumer — The Company sells its spirits and other merchandise directly to consumers through spirits club memberships, at the Heritage Distilling tasting rooms and through the internet.

Spirits club membership sales are made under contracts with customers, which specify the quantity and timing of future shipments. Customer credit cards are charged in advance of quarterly spirit shipments in accordance with each contract. The Company transfers control and recognizes revenue for these contracts upon shipment of the spirits to the customer.

As of December 31, 2021 and 2020, the Company had deferred revenues of $280,761 and $0, respectively, included in the other current liabilities within the consolidated balance sheets. These performance obligations are expected to be satisfied within one year.

Tasting room and internet spirit sales are paid for at the time of sale. The Company transfers control and recognizes revenue for the spirits and merchandise when the product is either received by the customer (on-site tasting room sales) or upon shipment to the customer (internet sales).

The Company periodically offers discounts on spirits and other merchandise sold directly to consumers through spirits club memberships, at the Heritage Distilling tasting rooms and through the internet. All discounts are recorded as a reduction of retail product revenue.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 1 — DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table presents revenue disaggregated by sales channel:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Wholesale	$2,094,446	$10,671,848
Direct to consumer	5,316,322	5,762,428
Other	876,155	154,791
Total revenue	$8,286,923	$16,589,067

Substantially all revenue is recognized from sales or services transferred at a point in time when contract performance obligations are met. As such, the accompanying consolidated financial statements present financial information in a format which does not further disaggregate revenue, as there are no significant variations in economic factors affecting the nature, amount, timing, and uncertainty of cash flows.

Excise taxes — Excise taxes are levied on alcoholic beverages by governmental agencies. For imported alcoholic beverages, excise taxes are levied at time of removal from port of entry and are payable to U.S. Customs and Boarder Protection (CBP). For domestically produced alcoholic beverages, excise taxes are levied at the time of removal from a bonded production site and are payable to Alcohol and Tobacco Tax and Trade Bureau (TTB). These taxes are not collected from customers but are instead the responsibility of the Company. The Company’s accounting policy is to include excise taxes in cost of sales, which totaled $352,945 and $900,918 for the year ended December 31, 2021 and 2020.

Shipping and handling costs — Shipping and handling costs are included in cost of sales.

Income taxes — The Company follows Financial Accounting Standards Board Accounting Standards Codification 740, “Income Taxes” for establishing and classifying any tax provisions for uncertain tax positions. The Company’s policy is to recognize and include accrued interest and penalties related to unrecognized tax benefits in operating expenses. The Company is not aware of any entity level uncertain tax positions.

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enacted date.

Stock-based compensation — The Company measures compensation for all stock-based awards at fair value on the grant date and recognizes compensation expense over the service period on a straight-line basis for awards expected to vest.

The fair value of options granted is estimated on the grant date using the Black-Scholes option pricing model. The Company uses a third-party valuation firm to assist in calculating the fair value of the Company’s options. This valuation model requires the Company to make assumptions and judgment about the variables used in the calculation, including the volatility of the Company’s common stock and assumed risk-free interest rate, expected years until liquidity, and discount for lack of marketability. Forfeitures are accounted for and are recognized in calculating net expense in the period in which they occur. No compensation cost is recorded for options that do not vest, and stock-based compensation from vested options, whether forfeited or not, is not reversed.

Stock option awards generally vest on time based vesting schedules. Stock-based compensation expense is recognized based on the value of the portion of stock-based payment awards that is ultimately expected to vest and become exercisable during the period. The Company recognizes compensation expense for all stock-based payment awards made to employees, directors, and non-employees using a straight-line method, generally over a service period of four years.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 1 — DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company grants stock options to purchase common stock with exercise prices equal to the value of the underlying stock, as determined by the Board of Directors on the date the equity award was granted.

The Board of Directors determines the value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, and the lack of liquidity of the Company’s common stock.

The fair value of options granted to employees and non-employees during the periods ended December 31, 2021 and 2020, was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Expected volatility	44.32%	44.32%
Expected dividends	0%	0%
Expected term (in years)	3.50 – 5.50	3.50 – 5.50
Risk-free rate	1.49% – 2.86%	1.49% – 2.86%

Advertising — The Company expenses costs relating to advertising either as costs are incurred or the first time the advertising takes place. Advertising expense totaled $300,259 and $1,630,947 for 2021 and 2020.

Recently adopted accounting standards — In June 2016, the Financial Accounting Standards Board (“FASB”) FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. We adopted the standard effective January 1, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718), to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU simplifies the accounting for nonemployee share-based payments, aligning it more closely with the accounting for employee awards. The Company adopted this guidance effective January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820). The standard amends Topic 820, Fair Value Measurement. This standard modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. The Company adopted this guidance effective January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by removing certain exceptions to general principles in Topic 740 and clarifying and amending existing guidance. The Company adopted this guidance effective January 1, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments — Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivates and Hedging (Topic 815). This standard clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for purposes of applying the fair value measurement alternative. The Company adopted this guidance effective January 1, 2021. The adoption did not have a material impact on the consolidated financial statements.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 1 — DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent accounting standards — In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheets as a right-of-use asset and a lease liability. For statement of income purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting. Existing sale-leaseback guidance, including guidance for real estate, is replaced with a new model applicable to both lessees and lessors. The standard will be effective for years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20 and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). This standard reduces the number of accounting modes in ASC 470-20, that require separate accounting for embedded conversion features. As a result, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost as long as no other features require bifurcation and recognition as derivatives. By removing those separation models, the effective interest rate of convertible debt instruments will be closer to the coupon interest rate. Further, the diluted net income per share calculation for convertible instruments will require the Company to use the if-converted method. The treasury stock method should no longer be used to calculate diluted net income per share for convertible instruments. The amendment will be effective for the Company for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is evaluating its potential impact but does not expect the new standard to have a material impact on the Company’s results of operations or cash flows.

NOTE 2 — INVENTORIES

	2021	2020
Finished goods	$1,116,837	$1,167,406
Work-in-process	1,258,185	1,473,813
Raw materials	1,951,884	2,159,237
	$4,326,906	$4,800,456

NOTE 3 — PROPERTY AND EQUIPMENT, net

	Estimated Useful Lives (in years)	2021	2020
Machinery and equipment	5 to 20	$3,416,630	$3,681,803
Leasehold improvements	Lease Term	6,368,027	3,978,891
Computer and office equipment	3 to 10	2,234,428	1,970,479
Vehicles	5	171,629	188,427
Construction in progress	N/A	412,179	2,744,576
		12,602,893	12,564,176
Less: accumulated depreciation		(4,403,067)	(3,973,784)
		$8,199,826	$8,590,392

Depreciation expense related to property, plant, and equipment was $1,248,959 and $1,339,035 or the year ended December 31, 2021 and 2020. In 2021, the Company recognized a loss of $294,378 related to the disposal of property, plant and equipment and location close. In 2020, the company recognized a loss of $45,938 related to disposal of property, plant and equipment.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements

NOTE 4 — CONVERTIBLE NOTES

On September 3, 2019, HDHC entered into an agreement with a Florida company for the purpose of building and operating distilleries and associated tasting rooms and retail space branded as Heritage Distilling Company, Inc. throughout the state of Florida. As part of this agreement, HDHC entered into a $5,000,000 unsecured convertible promissory note as the borrower, with an interest rate of 6% per annum, simple interest calculated annually until converted into common stock or paid in full pursuant to the agreement. On June 30, 2020, the Company completed a debt for equity exchange pursuant to which HDC’s equity ownership in Flavored Bourbon LLC was reduced to 20% in exchange for the forgiveness of an outstanding payable due from HDC to Flavored Bourbon of approximately $6,400,000, and the termination and forgiveness of the $5,000,000 convertible shareholder note.

On November 16, 2017, HDC, as borrower, entered into a secured convertible promissory note in the initial principal sum of $500,000, plus $50,000 of initial interest capitalized into the principal (the “November 2017 Note”). Unless earlier converted into shares, the November 2017 Note is due upon the earlier of (i) the 5-year anniversary of the November 2017 Note, (ii) a change of control, or (iii) an event of default. The November 2017 Note did not accrue interest during the first 12 months (“Payment Free Period”); thereafter, interest accrues at a rate of 9% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. Starting 90 days after the expiration of the Payment Free Period, and every 90 days thereafter, HDC shall pay to the investor all then-accrued but unpaid interest. After the 1-year anniversary of the date of the November 2017 Note, the noteholder may voluntarily convert the principal or capitalized principal of the November 2017 Note into shares of stock at the lesser of (i) $60 per share or (ii) fair market value of a share. As of December 31, 2020, the balance, net of the debt discount, and accrued interest was $339,203 and $105,238, respectively. The note plus interest was paid in full in 2021.

In March and August 2020, the Company issued multiple unsecured convertible promissory notes (“March 2020 Notes” and “August 2020 Notes”, respectively) with a principal sum of $1,120,000 with an interest rate of 6% per annum, simple interest compounded annually with a maturity date of December 31, 2021. The outstanding amounts plus accrued and unpaid interest may at any time prior to the maturity date, be converted into shares of the Company’s common stock at the conversion price. Unless earlier converted into shares, the August 2020 Notes may automatically convert if (i) upon the closing of a private offering of common stock or one of its subsidiaries of at least $5,000,000, the note plus any accrued and unpaid interest will automatically convert into common stock at the lesser of $143.20, or a 20% discount off the price per share of common stock sold in private offering, if no less than $90 per share or (ii) if there is a merger, consolidation, acquisition, share exchange or other reorganization or corporate transaction following which 100% of the ownership of the Company changes, other than a transaction with an affiliate of the Company, before the earlier of the maturity date or conversion of the notes in a private offering, the outstanding principal amount plus any accrued but unpaid interest will convert into shares of common stock of the Company at a price per share equal to lesser of $143.20 or 20% of the effective price per share of the common stock in the change of control. The balance of these notes as of December 31, 2020, was $1,120,000. In 2021, all but one of the notes converted to shares of the Company. In aggregate, 9,578 shares of the Company’s stock were issued to investors. As of December 31, 2021, the Company had one investor that did not elect to convert and the convertible note payable balance, was $450,000 with accrued interest of $49,425. The loss on the conversion of debt was $143,900 for December 31, 2021.

All convertible notes are carried at their respective amortized costs and included in notes payable of the consolidated balance sheet.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements

NOTE 5 — BORROWINGS

	2021	2020
Loan agreement to a financial institution with a maximum principal of $13,000,000, with monthly escalating principal payments; interest of 16.5%; maturing January 15, 2025; collateralized by cash and cash equivalents, chattel paper, equipment, inventory, etc.	$12,500,000	$—
Loan under the Paycheck Protection Program (PPP) with 1% interest to be paid by January 2023.	2,269,456	3,776,100
In 2017 and 2020, the Company issued multiple convertible promissory notes with various interest rates and maturity dates. See note 4.	450,000	1,670,000
Loan agreement to a financial institution with a loan amount of $150,000, with monthly principal payments of $9,917; interest of 11.19%; maturing March 21, 2022; collateralized by business equipment, inventory, accounts receivable and other assets.	25,508	123,550
Loan agreement with a financial institution with maximum borrowings up to $1,500,000; variable interest of the prime rate of 3.250% per annum and 5.250% on the unpaid balance; maturing November 2021; collateralized by inventory chattel paper, accounts and general intangibles.	—	1,471,835
Note payable to a construction contractor to finance work on tenant improvements with escalating monthly principal payments; plus interest of 10% for the first six months and 12% for the final six months; maturing September 2021; collateralized by fixed assets, equipment and inventory.	—	983,114
Note payable to a lender with monthly interest payments a final payment of all outstanding principal plus $20,000; plus interest at 12%; maturing January 31, 2021; collateralized by title, fixed assets, equipment and inventory with a value up to $660,000.	—	500,000
Note payable to investor with monthly principal payments of $75,000; 10,000 shares of common stock in lieu of interest; maturing March 25, 2021; collateralized by accounts receivable.	—	450,000
Note payable to investor with monthly principal payments of $25,000; 3,333 shares of common stock in lieu of interest; maturing March 25, 2021; collateralized by accounts receivable.	—	150,000
Note payable to investor with monthly principal payments of $12,500; 1,666 shares of common stock in lieu of interest; maturing March 27, 2021; collateralized by accounts receivable.	—	75,000
	15,244,964	9,199,599
Less: debt issuance costs	(1,037,530)	(754,214)
	14,207,434	8,445,385
Less: current maturities	(2,993,076)	(8,080,675)
Notes payable, net of current maturities	$11,214,358	$364,710

The loan agreements have restrictive covenants requiring the Company to comply with certain financial ratios. The Company was not in compliance with their EBITDA covenants for one of their agreements which was waived.

In October 2020, the Company was granted a LOC with a financial institution of $1,500,000. Along with the loan a warrant was issued for consideration of signing personal guarantee, earning 1,388 shares per month until loan is paid in full. For the year ended December 31, 2021 and 2020, the warrant earned 4,164 shares and 2,776 shares, respectively. Loan was paid in full March 2021.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 5 — BORROWINGS (cont.)

In April 2020, the Company was granted a loan under the (PPP) offered by the SBA under the Coronavirus Aid, Relief and Economic Security Act (CARES Act), section 7(a)(36) of the Small Business Act for $3,776,100. The proceeds from the PPP loan may only be used to retain workers and maintain payroll or make mortgage interest, lease and utility payments and all or a portion of the loan may be forgiven if the proceeds are used in accordance with the terms of the program within the 8 or 24-week measurement period. The loan terms require the principal balance and 1% interest to be paid back within two years of the date of the note. In June 2021, the Company’s bank approved forgiveness of the loan in the amount of $3,776,100. In 2022, the forgiveness was partially rescinded by SBA and the Company recognized $1,506,644 as other income in 2021 leaving $2,269,456 in debt. The Company is currently in the process of disputing a portion if not all of the difference. The terms of the agreement state the Company has 18-24 months to repay the PPP loan, following the date of forgiveness, and are expecting to pay any remaining balance in 2023.

In January 2021, the Company was granted a loan under the second round of PPP loans for $2,000,000. The proceeds may only be used for qualified purposes and may be forgiven. The loan terms require the principal balance and 1% interest to be paid back within five years of the date of the note. In September 2021, the Company’s bank approved full forgiveness of the loan. During 2021, the Company had recognized the full $2,000,000 as other income.

In January 2022, the loan agreement with a financial institution with a principal amount of $150,000 was amended to increase the principal amount to $250,000, and an extended maturity date of June 2023.

The schedule of principal repayments is as follows:

Year Ending December 31,
2022	$2,994,964
2023	1,750,000
2024	2,925,000
2025	7,575,000
$15,244,964

NOTE 6 — STOCKHOLDERS’ EQUITY

Common stock — The key terms of common stock are summarized below:

Dividends — The holders of common stock are entitled to receive dividends if declared by the Board of Directors. No dividends have been declared since the inception of the Company.

Voting rights — The holders of founder common stock are entitled to four votes for each share of founders common stock and general common stock holders are entitled to one vote for each share of general common stock.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 6 — STOCKHOLDERS’ EQUITY (cont.)

Stock options — The Company’s 2018 Stock Incentive Plan was approved by the HDC Board and the HDC shareholders in March 2018. On April 27, 2019, in anticipation of the company’s reorganization on May 1, 2019, the HDHC Board and the HDHC sole stockholder approved HDHC’s 2019 Stock Incentive Plan (“2019 Plan”).

The 2019 Plan allows for the grant of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, and performance units to eligible participants for ten (10) years (until April 2029). The cost of awards under the 2019 Plan generally is based on the fair value of the award on its grant date. The maximum number of shares that may be utilized for awards under the 2019 Plan is 450,000.

Options Outstanding	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)
Outstanding at December 31, 2019	22,623	$90.00	5.99
Forfeited	(4,643)	$90.00
Outstanding at December 31, 2020	17,980	$90.00	4.83
Exercised	(10)	$90.00
Forfeited	(132)	$90.00
Outstanding at December 31, 2021	17,838	$90.00	3.82
Exercisable at December 31, 2021	16,038	$90.00	3.76
Remaining unvested at December 31, 2021	17,838	$90.00	3.82

ISOs require a recipient to remain in service to the Company, ISOs generally vest ratably over periods ranging from one to four years from the vesting start date of the grant and vesting of ISOs ceases upon termination of service to the Company. Vested ISOs are exercisable for three months after the date of termination of service. The terms and conditions of any ISO shall comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. The exercise price of each ISO is the fair market value of the Company’s stock on the applicable date of grant. The Company used the mean volatility estimate from Carta’s 409A valuation based on the median 5-year volumes of select peer companies. Fair value is estimated based on a combination of shares being sold at $90 up through February of 2019 and the last 409A completed in April of 2018 valuing the Company’s stock at $90 per share. No ISOs may be granted more than ten (10) years after the earlier of the approval by the Board or the stockholders of the 2019 Plan.

As of December 31, 2021, the Company had $67,047 of unrecognized compensation expense related to options expected to vest over a weighted average period of .67 years. The weighted average remaining contractual life of outstanding and exercisable options is 2.52 years.

Restricted stock awards — The RSUs granted in 2019 under the 2019 Plan were granted at the fair market value of the Company’s stock on the applicable date of grant. RSUs generally vest ratably over periods ranging from one to four years from the vesting start date of the grant. Upon termination of service to the Company, vesting of RSUs ceases, and most RSU grants are forfeited by the participant, unless the award agreement indicates otherwise. The majority of RSUs are “double trigger” and both the service-based component, and the liquidity-event component must be satisfied prior to an award being settled. Upon settlement, the RSU is paid in shares of the Company’s general common stock. The company recognizes the compensation expense for the restricted stock awards based on the fair value of the shares at the grant date amortized over the stated period for only those share that are not subject to the double trigger.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 6 — STOCKHOLDERS’ EQUITY (cont.)

The following table summarized the restricted stock activity for the periods ended December 31:

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Unvested and outstanding at December 31, 2019	152,989	$90.00
Issued	44,826	90.00
Cancelled/forfeited/expired	(1,400)	90.00
Unvested and outstanding at December 31, 2020	196,415	90.00
Issued	14,977	90.00
Cancelled/forfeited/expired	(25,796)	90.00
Unvested and outstanding at December 31, 2021	185,596	$90.00

For the periods ended December 31, 2021 and 2020, the Company recognized no stock-based compensation expense in connection with RSAs granted under the plans. Compensation expense for RSUs are recognized upon meeting both the time-vesting condition and the triggering event condition. As of December 31, 2021, the unrecognized compensation expense was $16,703,640.

Stock compensation expense

	2021	2020
Cost of Goods Sold	$10,623	$21,639
General and Administrative	62,593	85,888
Total Share-based Compensation	$73,217	$107,527

NOTE 7 — INCOME TAXES

The tax effects of significant items comprising the Company’s deferred taxes as of December 31 are as follows:

	2021	2020
Deferred Tax Assets
Reserves	$68,694	$47,524
Deferred rent	91,775	106,894
Net operating loss carryforwards	5,824,637	3,601,801
Credit carryforwards	91,614	59,497
Fixed asset basis	588,033	443,198
Other carryforwards	8,308	—
	6,673,061	4,258,914
Deferred Tax Liabilities
Investment in Flavored Bourbon LLC	(2,472,700)	(2,352,909)
Less: valuation allowance	(4,200,361)	(1,906,005)
Total deferred tax assets	$—	$—

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance. The change in the valuation allowance for the period ended December 31, 2021 was an increase of $2,294,356 and change in the valuation allowance for the period ended December 31, 2020 it was a decrease of ($2,269,874).

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 7 — INCOME TAXES (cont.)

At December 31, 2021 and December 31, 2020, the Company has federal net operating loss carryforwards of $26,537,194 and $16,715,310 respectively, which have an indefinite carryforward period. Under Sections 382 and 383 of the Code, substantial changes in our ownership may limit the amount of net operating loss and research and development credit carryforwards that could be used annually in the future to offset taxable income. The tax benefits related to future utilization of federal net operating loss carryforwards, credit carryovers, and other deferred tax assets may be limited or lost if the cumulative changes in ownership exceeds 50% within any three-year period. We have not completed a formal Section 382/383 analysis under the Code regarding the limitation of net operating loss and tax credit carryforwards. If a change in ownership were to have occurred, the annual limitation may result in a reduction of available tax attributes in a given tax year.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Due to its operating loss carry forward, the U.S. federal statute of limitations remains open for 2018 and onward. The Company has no ongoing or recently closed income tax examinations. The Company recognizes tax benefits from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits. Interest and penalties related to uncertain tax positions are classified as income tax expense.

In April 2020, the Company was granted a loan under the (PPP) offered by the SBA under the Coronavirus Aid, Relief and Economic Security Act (CARES Act), section 7(a)(36) of the Small Business Act. In the 2021 tax year, the Company was granted forgiveness in the amount of $3,506,644. The Company recorded this loan forgiveness within net income for the 2021 period, however this income is exempt for tax purposes.

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	2021	2020
Effective Tax Rate Reconciliation
Statutory Rate	21.0%	21.0%
State taxes	1.1%	(0.4)%
Permanent Items	(1.0)%	1.7%
True-ups and adjustments	0.0%	(2.3)%
Change in valuation allowance	(31.7)%	(19.8)%
Tax credits	0.4%	(0.2)%
Tax exempt income	10.2%	0.0%
Totals	0.0%	0.0%

The benefit from and provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 21% to earnings before taxes, primarily due to the effects of the valuation allowance, nondeductible items, state taxes, tax exempt income, true-up adjustments, and tax credits.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Operating lease obligations — The Company leased retail, office and warehouse space and has entered into various other agreements in conducting its business. Rent expense for 2021 and 2020 was $2,295,241 and $2,399,553. Deferred lease liabilities as of December 31, 2021 and 2020 was $405,638 and $496,516, respectively, and is included in other current liabilities of the consolidated balance sheet.

On April 15, 2020, the Company negotiated and terminated their lease agreement with Latitude 47 Commerce Center LLC, a Washington limited liability company for Building C at Latitude 47 in Gig Harbor WA. The Company paid the landlord $519,401 as consideration for the landlord’s agreement to terminate the building C lease.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements
NOTE 8 — COMMITMENTS AND CONTINGENCIES (cont.)

The schedule of minimum lease payments is as follows:

Year Ending December 31,
2022	$1,694,221
2023	1,587,606
2024	1,336,604
2025	1,131,786
2026	1,072,695
Thereafter	3,893,025
$10,715,938

Capital lease obligations — The Company entered into lease arrangements which are primarily for vehicles, equipment and software. The capital lease obligations as of December 31, 2021 and 2020 are $66,097 and $144,171, respectively.

The schedule of minimum lease payments is as follows:

Year Ending December 31,
2022	$52,651
2023	13,446
Total minimum lease payments	66,097
Less: amounts representing interest	(2,451)
Net minimum payments	63,646
Less current portion	(52,651)
Present value of minimum payments, less current portion	$10,995

NOTE 9 — RETIREMENT PLAN

The Company sponsors a roth 401(k) and profit-sharing plan (the “Plan”), in which all eligible employees may participate after completing 3 months of employment. No contributions have been made by the Company in 2021 and 2020.

NOTE 10 — RELATED-PARTY TRANSACTIONS

Each Class B Member of Flavored Bourbon LLC, contemporaneously with the initial Capital Contribution made by such Class B Member, made a loan to Flavored Bourbon LLC in cash equal to 4.032% of the amount of such Capital Contribution (a “Class B Related Party Term Loan”). The aggregate principal amount of all Class B Related Party Term Loans was $766,076. Class B Related Party Term Loans shall not be treated as Capital Contributions and shall not result in a credit to a Class B Member’s Capital Account. Each Class B Related Party Term Loan shall bear interest on the outstanding balance from the date of the loan at an annual rate equal to the applicable federal rate of interest for a mid-term loan obligation (1.69% as of December 31, 2019). Flavored Bourbon LLC shall have the right to prepay, in whole or in part, a Class B related Party Term Loan at any time; provided, that the Class B Related Party Term Loans, including all interest accrued thereon, shall be paid in full prior to the Company making any distributions to Unit Holders. The maturity of a Class B Related Party Term Loan will be the earlier of nine (9) years from the date of the Amended and Restated Limited Liability Company Agreement of Flavored Bourbon LLC or the dissolution and liquidation of Flavored Bourbon LLC. As a result of the spin out of Flavored Bourbon, the term loan balance was eliminated as of December 31, 2020.

Management Agreement — In October 6, 2014, the Company entered into a Management Agreement with Summit Distillery, Inc., an Oregon corporation, to open a new Heritage Distilling Company location in Eugene Oregon. The Company engaged Summit Distillery, Inc., to manage the Eugene location for an annual management fee. The principals and sole owners of Summit Distillery, Inc., are also shareholders of HDHC. For 2021 and 2020, the Company expensed $180,000 or a management fee to Summit Distilling, Inc.

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements

NOTE 11 — FLAVORED BOURBON TRANSACTION

On July 26, 2019, Heritage Distilling Company Inc contributed certain tangible and intangible assets with no carrying value to a newly formed entity Flavored Bourbon LLC in exchange for 510,000 Class A units representing 56.25% ownership. Flavored Bourbon LLC owns the Flavored Bourbon brand, with all related intangible assets, which it licenses to HDC, its majority owner.

Effective June 30, 2020, the Company completed a debt for equity exchange (see note 4), pursuant to which the Company exchanged 36.25% ownership in Flavored Bourbon LLC for $11,439,000 of debt repayable to Flavored Bourbon LLC. As a result the Company transferred control and deconsolidated Flavored Bourbon LLC, effective June 30, 2020. The transaction resulted in a gain of approximately $22,500,000 recorded in 2020 earnings. Upon deconsolidation, the Company recorded the initial fair value of its residual interest in Flavored Bourbon LLC at $10,864,000, based on observable transactions.

NOTE 12 — BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common stockholders. Basic net income (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period, plus the dilutive effect of the stock options, RSU awards and convertible common stock warrants, as applicable pursuant to the treasury stock method, and the convertible notes, as applicable pursuant to the if-converted method. The following table sets forth the computation of basic and diluted net income (loss) per share:

	2021	2020
Numerator:
Net income (loss) attributable to common stockholders – Basic	$(7,219,141)	$10,282,557
Convertible note interest	—	348,139
Net income (loss) attributable to common stockholders – Diluted	$(7,219,141)	$10,630,696

Denominator:
Weighted-average common shares outstanding – Basic(1)	663,219	654,044
Stock options	—	—
RSU awards	—	—
Warrants to purchase common stock	—	38,434
Convertible notes	—	14,138
Weighted-average common shares outstanding – Diluted(1)	663,219	706,616
Net income (loss per share) – Basic	$(10.89)	$15.72
Net income (loss per share) – Diluted	$(10.89)	$15.04

Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net income (loss) per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	2021	2020
Options to purchase common stock	17,838	17,980
Warrants to purchase common stock	77,291	—
Convertible notes	10,556	—
RSU awards	185,596	196,415

Heritage Distilling Holding Company, Inc. Notes to Consolidated Financial Statements

NOTE 13 — SUBSEQUENT EVENTS

For its Consolidated financial statements as of December 31, 2021 and December 31, 2020, the Company evaluated subsequent events through February 14, 2023, the date on which those financial statements were available to be issued. Other than the items noted below, there were no subsequent events identified for disclosure as of the date the financial statements were available to be issued.

Issuance of Convertible Promissory Notes — During 2022, the Company issued multiple convertible promissory notes to various investors with a principal sum of approximately $14.5 million with an interest rate of 29% per annum, simple interest compounded annually with a maturity date of July 31, 2024, be converted into shares of the Company’s common stock at the conversion price pursuant to the note agreements. In connection with the issuance of the convertible promissory notes, the Company issued 59,669 warrants to the holders of the convertible promissory notes, to purchase shares of the Company’s common stock at a price of $90 per share.

Business Combination Agreement — On December 9, 2022, the Company entered into a business combination agreement (the “Business Combination Agreement) with Better World Acquisition Corp. (“BWAC”), a publicly traded SPAC, HDH Newco, Inc., a wholly-owned subsidiary of BWAC (“Pubco”), BWA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), HD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”). Pursuant to the proposed terms in the Business Combination Agreement, the SPAC Merger Sub will merge with and into BWAC, with BWAC continuing as the surviving entity (the “SPAC Merger”) and the Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”). As a result of the Mergers, BWAC and the Company each will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company.

Pursuant to the proposed terms in the Business Combination Agreement, the existing shareholders of the Company will receive new shares of Pubco and BWAC security holders will exchange their securities of BWAC for securities of Pubco. The existing shareholders of the Company will be entitled to receive from Pubco, in aggregate, a number of shares of Pubco common stock with a value equal to $77.5 million, subject to adjustments for the Company’s closing debt (net of cash) and certain transaction bonuses (if any), with each share of Pubco common stock valued at $10.00 per share. In addition, certain the Company’s unsecured convertible promissory notes, certain warrants and each restricted stock unit award outstanding immediately prior to the effective time of the Mergers will be converted into the right to receive shares of Pubco common stock based on the conversion ratio in accordance with the Business Combination Agreement.

Heritage Distilling Holding Company, Inc. Condensed Consolidated Balance Sheets (unaudited)
	September 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash	$147,156	$205,278
Accounts Receivable	275,612	224,471
Inventory	4,372,733	4,326,906
Other Current Assets	409,514	956,232
Total Current Assets	5,205,015	5,712,887
Long Term Assets
Property and Equipment, net of accumulated depreciation	7,790,328	8,199,826
Investment in Flavored Bourbon LLC	10,864,000	10,864,000
Other Long Term Assets	183,587	121,087
Total Long Term Assets	18,837,915	19,184,913
Total Assets	$24,042,930	$24,897,800

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$2,217,805	$1,764,516
Accrued Payroll	992,975	684,327
Accrued Tax Liability	1,265,241	1,642,668
Other Current Liabilities	972,914	849,867
Capital Lease-Current	27,226	52,651
Notes Payable-Current	2,641,897	2,993,076
Accrued Interest-Current	287	50,556
Total Current Liabilities	8,118,345	8,037,661

Long Term Liabilities
Capital Lease, net of current portion	—	13,446
Notes Payable, net of current portion	18,332,411	11,214,358
Accrued Interest, net of current portion	2,068,955	422,089
Total Long Term Liabilities	20,401,366	11,649,893
Total Liabilities	28,519,711	19,687,556

Commitments and contingencies (Note 8)

Stockholders’ Equity (Deficit)
Common Stock, par value $0.0001 per share; 3,000,000 shares authorized; 668,880 and 668,987 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	67	67
Additional Paid-in-capital	33,058,737	30,988,020
Accumulated Deficit	(37,535,585)	(25,777,841)
Total Stockholders’ Equity (Deficit)	(4,476,781)	5,210,246
Total Liabilities & Stockholders’ Equity (Deficit)	$24,042,930	$24,897,800

The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Distilling Holding Company, Inc. Condensed Consolidated Statements of Operations (unaudited)
	Nine months ended September 30,
	2022	2021
REVENUE
Revenue, net	$5,315,308	$5,520,388
Cost of Goods Sold	3,282,803	4,569,819
Gross profit	2,032,505	950,569

OPERATING EXPENSES
Sales and Marketing	3,512,715	2,718,052
General and Administrative	6,594,582	3,988,972
Total operating expenses	10,107,297	6,707,024
Operating Loss	(8,074,792)	(5,756,455)

OTHER INCOME (EXPENSES)
PPP Loan Forgiveness	—	3,506,644
Other COVID Relief	—	7,540
Interest Expense	(3,681,282)	(2,031,132)
Loss on Conversion of Debt	—	(143,190)
Other Income	6,431	6,450
Total other income (expense)	(3,674,851)	1,346,312
Loss before income taxes	(11,749,643)	(4,410,143)
Income taxes	(8,101)	(5,056)
Net loss	$(11,757,744)	$(4,415,199)
Net loss per share, basic and diluted	$(17.58)	$(6.68)
Weighted common shares outstanding, basic and diluted	668,912	661,325

The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Distilling Holding Company, Inc. Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (unaudited)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Number	Amount
Beginning Balance December 31, 2021	668,987	$67	$30,988,020	$(25,777,841)	$5,210,246
Shares Repurchased	(107)	—	(9,630)	—	(9,630)
Share-based Compensation	—	—	33,347	—	33,347
Warrants Issued	—	—	2,047,000	—	2,047,000
Net loss	—	—	—	(11,757,744)	(11,757,744)
Ending Balance September 30, 2022	668,880	$67	$33,058,737	$(37,535,585)	$(4,476,781)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Distilling Holding Company, Inc. Condensed Consolidated Statements of Stockholders’ Equity (Deficit) — (Continued) (unaudited)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Number	Amount
Beginning Balance December 31, 2020	659,407	$66	$29,989,844	$(18,558,700)	$11,431,210
Debt Converted including Notes and Other	9,578	1	862,051	—	862,052
Proceeds from Exercise of Stock Options	10	—	900	—	900
Shares Repurchased	(8)	—	(720)	—	(720)
Shares issued upon note issuance	—	—	64,800	—	64,800
Share-based Compensation	—	—	72,315	—	72,315
Warrants Issued	—	—	375,000	—	375,000
Convertible Note amended to Promissory Note	—	—	(377,072)	—	(377,072)
Net Loss	—	—	—	(4,415,199)	(4,415,199)
Ending Balance September 30, 2021	668,987	$67	$30,987,118	$(22,973,899)	$8,013,286

The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Distilling Holding Company, Inc. Condensed Consolidated Statements of Cash flows (unaudited)
	Nine months ended September 30,
	2022	2021
Net loss	$(11,757,744)	$(4,415,199)
Adjustments to reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation Expense	958,332	918,733
Loss on disposal of property and equipment	9,833	488,385
Loss on Conversion of Debt	—	143,190
Non-cash Warrant issued	303,000	375,000
Non-cash interest expense	2,523,901	661,187
PPP Loan Forgiveness	—	(3,506,644)
Non-cash shares for Notes Payable	—	64,800
Non-cash Share-based Compensation	33,347	72,315

Changes in Operating Assets and Liabilities:
Accounts Receivable	(51,141)	(62,653)
Inventory	(45,827)	289,681
Other Current Assets	546,717	(851,977)
Other Long Term Assets	(62,500)	(32,224)
Other Current Liabilities	54,268	(222,520)
Accounts Payable	453,289	(983,201)
Net Cash Used in Operating Activities	(7,034,525)	(7,061,127)

Cash Flow from Investing Activities
Purchase of Property and Equipment	(583,667)	(1,095,498)
Proceeds from sale of equipment	25,000	—
Net Cash Used In Investing Activities	(558,667)	(1,095,498)

Cash flow from Financing Activities
Proceeds from Notes Payable	8,275,000	14,522,000
Debt Issuance Cost	(90,250)	(1,260,776)
Repayment of Notes Payable	(640,050)	(4,325,507)
Common Stock Shares Repurchased	(9,630)	—
Other	—	180
Net Cash Provided by Financing Activities	7,535,070	8,935,897

Net (decrease) increase in cash	(58,122)	779,272
Cash – beginning of period	205,278	205,406
Cash – end of period	$147,156	$984,678

Supplemental cash flow information related to interest paid & income taxes paid:
Cash paid during the period for:
Interest Expense	$1,157,381	$930,145
Income Tax Payments	$8,101	$5,056

Supplemental schedule of non-cash investing and financing activities:
Shares issued upon conversion of debt	$—	$862,052
Issuance of warrants in connection with convertible notes	$1,744,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 1 — DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION

Description of operations — Heritage Distilling Holding Company (“HDHC” or the “Company”) is a Delaware corporation, for the purpose of investing in, managing, and/or operating businesses that are engaged in the production, sale, or distribution of alcoholic beverages. The Company is headquartered in Gig Harbor, Washington and has one wholly owned subsidiary, Heritage Distilling Company, Inc., (“HDC”) that is included in the condensed consolidated financial statements.

HDC has operated since 2011 as a craft distillery making a variety of whiskeys, vodkas, gins and rums and operates distillery tasting rooms in Washington and Oregon.

Basis of Presentation — The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the Company’s wholly-owned subsidiary. All intercompany transactions and balances have been eliminated in the consolidation process.

Unaudited Interim Financial Information — The accompanying condensed consolidated balance sheet as of September 30, 2022, the condensed consolidated statement of operations and the condensed consolidated statements of stockholders’ equity (deficit), for the nine months ended September 30, 2022 and 2021, and the condensed consolidated statement of cash flows for the nine months ended September 30, 2022 and 2021 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2022 and the results of its operations and cash flows for the nine months ended September 30, 2022 and 2021. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2022 and 2021 are also unaudited. The results for the nine-month periods ended September 30, 2022 are not necessarily indicative of results to be expected for the year ending December 31, 2022, any other interim periods, or any future year or period.

The accompanying balance sheet as of December 31, 2021 has been derived from the Company’s audited financial statements for the year ended December 31, 2021. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and notes thereto as of December 31, 2021 and for each of the two years in the period ended December 31, 2021.

Liquidity and Going Concern — The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company’s recurring net losses, negative working capital, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about its ability to continue as a going concern. During the nine months ended September 30, 2022, the Company incurred a net loss of approximately $11.8 million and reported net cash used in operations of approximately $7.0 million. At September 30, 2022, the accumulated deficit was approximately $37.5 million and the stockholders’ deficit was approximately $4.5 million. In connection with these condensed consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to meet its obligations as they become due within one year from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities, and significant current debt obligations.

As of September 30, 2022, the Company believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying condensed consolidated financial statements. The Company issued an aggregate principal amount of $14.4 million in unsecured convertible notes, including the issuance of convertible promissory notes of $3.7 million subsequent to September 30, 2022 (see Note 12), which generated net cash proceeds of approximately $10.7 million. These convertible notes will be converted into the Company’s shares in the certain events/transactions, including an initial public offering, a merger or other business combination of the Company with a public special purpose acquisition company (“SPAC”) or other material financing transactions in the future.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 1 — DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION (cont.)

Management is focused on expanding the Company’s existing business, as well as its customer base, including its continuing efforts to generate revenue from the sale of products through the Company’s existing wholesale distribution partners as it grows its distribution footprint nationwide and as part of the Company’s planned retail expansion in concert with Native American Indian tribes. The Company cannot predict whether it will be successful in these efforts. The Company has put resources into expanding its sales team to increase sales and has been working with is current distributors on the growth plan to increase wholesale revenue. The Company has also executed agreements with additional tribes to advance its plans in that area, but the Company alone does not control the timing and pace of the execution of those agreements and the buildout of those future tribally owned locations. The Company has entered into a business combination agreement with a SPAC and is working to close on that merger transaction in the second quarter of 2023 (the “deSPAC Merger”), with the intended purpose of the funds to be raised under that merger to increase sales efforts for the Company overall and to get the Company to a point where it is generating more cash than it is consuming in the operations of the business. However, the Company cannot guarantee that the envisions SPAC merger will be completed, or that because of SPAC redemptions prior to the merge, the amounts of funds raised through the merger will be sufficient to allow the Company to fulfil its plans and achieve its growth objections.

As a result of the above, there is substantial doubt regarding the Company’s ability to continue as a going concern within one year from the date of issuance of these financial statements absent the completion of the aforementioned deSPAC Merger. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption, complete a public offering or other alternative offering and thus maintain sufficient cash balances for its planned operations. Future business demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

Risks and Uncertainties

COVID-19

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of the financial statement. During the height of the COVID-19 crisis the Company, its operations and its products were all deemed “essential” by various levels of government entities, and thus, it experienced very few shutdowns. COVID-19 altered the behavior of consumers, which the Company continues to evaluate as the economy and consumers emerge from COVID-19 lockdowns, but it is too soon to tell what lingering economic impacts will result from such activities. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Global Conflict

Management continues to monitor the changing landscape of global conflicts and their potential impacts on its business. First among these concerns is the ongoing conflict in Ukraine, which has caused disruption in the grain, natural gas and fertilizer markets, the result of which is uncertainty in pricing for those commodities. Because the Company relies of grains for part of its raw inputs, these disruptions have the possibility of increasing supply costs for these raw materials. However, the Company sources all of its grain from local or known domestic suppliers, and it

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 1 — DESCRIPTION OF OPERATIONS AND BASIS OF PRESENTATION (cont.)

feels it has a good understanding of this market based on its history and relationship with the farmers and growers. The other potential conflict the Company is watching is that associated with threatened activity visa via China and Taiwan. Several years ago, the Company sourced its glass bottles from suppliers in China. It migrated this production from China to Taiwan beginning three years ago and the Company now has on hand more than two years of supply of its glass bottles at current utilization rates. In light of potential disruptions in Taiwan the Company has started to evaluate new producers who can produce glass bottles in other countries.

Inflation

There is a chance that the rate of inflation could remain relatively high for the foreseeable future. This could put cost pressure on the Company faster than it can raise prices on its products. In such cases the Company could lose money on products, or its margins or profits could decline. In other cases, consumers may choose to forgo making purchasers that they do not deem to be essential, thereby impacting the Company’s growth plans. Likewise, labor pressures could continue to increase as employees become increasingly focused on their own standard of living, putting upward labor costs on the Company before the Company has achieved some or all of its growth plans. Management continues to be focused on cost containment and is monitoring the risks associated with inflation and will continue to do so for the foreseeable future.

Interest Rates

Interest rates have been rising lately and there are no signs the increase in rates will stop, or that rates will go down in the near future. If the interest rates continue to rise or remain higher than recent history has allowed for, there is a risk it will cost more for the Company to conduct its business or to get access to credit. There is also a risk that consumers will feel increased economic pressure and not willing to spend on the Company’s goods or services. There is also a risk that investors the Company hopes to persuade to join in its deSPAC merger will decide that the higher interest rate environment allows them to invest elsewhere with less risk. Management continues to be focused on interest rates in their impact on the business, the cost of borrowing and the potential impacts on its future capital raise efforts.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates — The presentation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements include the valuation of common stock, common stock warrants, and stock options. Actual results could differ from those estimates. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known.

Concentrations of credit risk — Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of accounts receivable, accounts payable and bank demand deposits that may, from time to time, exceed Federal Depository Insurance Corporation (“FDIC”) insurance limits.

The Company considers the concentration of credit risk associated with its accounts receivable to be commercially reasonable and believes that such concentration does not result in the significant risk of near-term severe adverse impacts. As of September 30, 2022 and December 31, 2021, the Company had customers that individually represented 10% or more of the Company’s accounts receivable. There were three and two individual customers that represented 66% and 70% of total accounts receivable, as of September 30, 2022 and December 31, 2021, respectively. There were one and two individual customer accounts that represented 10% and 24% of total revenue for the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, the Company had one supplier that individually represented 10% or more of the Company’s accounts payable. As of December 31, 2021, no supplier represented more than 10% of the Company’s total accounts payable.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts receivable — Accounts receivable are reported at net realizable value. Receivables consist of amounts due from distributors. In evaluating the collectability of individual receivable balances, the Company considers several factors, including the age of the balance, the customers’ historical payment history, its credit worthiness and economic trends. There was no allowance for doubtful accounts as of September 30, 2022 and December 31, 2020.

Inventories — Inventories are stated at the lower of cost or net realizable value, with cost being determined under the weighted average method, and consist of raw materials, work-in-process, and finished goods. Costs associated with spirit production and other costs related to manufacturing of products for sale, are recorded as inventory. Work-in-process inventory is comprised of all accumulated costs of raw materials, direct labor, and manufacturing overhead to the respective stage of production. Finished goods and raw materials inventory includes the supplier cost, shipping charges, import fees, and federal excise taxes. Management routinely monitors inventory and periodically writes-off damaged and unsellable inventory. There was no valuation allowance as of September 30, 2022 and December 31, 2020.

The Company holds volumes of barreled whiskey, which will not be sold within one year due to the duration of the aging process. Consistent with industry practices, all barreled whiskey is classified as work-in-process inventory and is included in current assets.

Property and equipment, net of accumulated depreciation — Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives, three to twenty years of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the asset’s estimated useful life or the term of the lease. Upon retirement or sale, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the condensed consolidated statements of operations. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized. Construction in progress is related to the construction or development of property and equipment that have not yet been placed in service for their intended use. When the asset is available for use, it is transferred from construction in progress to the appropriate category of property and equipment and depreciation on the item commences.

Impairment of long-lived assets — All of the Company’s long-lived assets held and used are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When such an event occurs, future cash flows expected to result from the use of the asset and its eventual disposition is estimated. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the difference between the asset’s fair value and its carrying value. The Company did not record any impairment losses on long-lived assets during the nine months ended September 30, 2022 or year ended December 31, 2021.

Investments — Non-marketable equity investments of privately held companies are accounted for as equity securities without readily determinable fair value at cost minus impairment, as adjusted for observable price changes in orderly transactions for identical or similar investment of the same issue pursuant to Topic 321 Investments — Equity Securities (“ASC 321”) as the Company does not exert any significant influence over the operations of the investee company.

Treasury stock — Treasury stock is shares of the Company’s own stock that have been issued and subsequently reacquired by the Company. Converting outstanding shares to treasury shares does not reduce the number of shares issued but does reduce the number of shares outstanding. These shares are not eligible to receive dividends.

The Company accounts for treasury stock under the cost method. Upon the retirement of treasury shares, the Company deducts the par value of the retired treasury shares from common stock and allocates the excess of cost over par as a deduction to additional paid-in capital based on the pro-rata portion of additional paid-in-capital, and the remaining excess as an increase to accumulated deficit. Retired treasury shares revert to the status of authorized but unissued shares. All shares repurchased to date have been retired. For the nine months ended September 30, 2022 and 2021, the Company repurchased 107 shares and 8 shares of common stock at a price of $90 per share, respectively.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment reporting — The Company operates in a single segment. The segment reflects how the Company’s operations are evaluated by senior management and the structure of its internal financial reporting. Both financial and certain non-financial data are reported and evaluated to assist senior management with strategic planning.

Revenue recognition — The Company’s revenue consists primarily of the sale of spirits domestically in the United States. Customers consist primarily of wholesale distributors. The Company’s revenue generating activities have a single performance obligation and are recognized at the point in time when control transfers and the obligation has been fulfilled, which is when the related goods are shipped or delivered to the customer, depending upon the method of distribution and shipping terms. Revenue is measured as the amount of consideration the Company expects to receive in exchange for the sale of a product. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Sales terms do not allow for a right of return unless the product is damaged. Historically, returns have not been material to the Company. Amounts billed to customers for shipping and handling are included in sales. The results of operations are affected by economic conditions, which can vary significantly by time of year and can be impacted by the consumer disposable income levels and spending habits.

Wholesale — The Company sells its spirits to wholesale distributors under purchase orders. The Company transfers control and recognizes revenue for these orders upon shipment of the spirits from the Company’s warehouse facilities. Payment terms to wholesale distributors typically range from 30 to 45 days. The Company pays depletion allowances to its wholesale distributors based on their sales to their customers which are recorded as a reduction of wholesale product revenue. The Company also pays certain incentives to distributors which are reflected net within revenues as variable consideration. The total amount of depletion allowances and sales incentives for the nine months ended September 30, 2022 and 2021 were $26,284 and $51,960, respectively.

Direct to Consumer — The Company sells its spirits and other merchandise directly to consumers through spirits club memberships, at the Heritage Distilling tasting rooms and through the internet.

Spirits club membership sales are made under contracts with customers, which specify the quantity and timing of future shipments. Customer credit cards are charged in advance of quarterly spirit shipments in accordance with each contract. The Company transfers control and recognizes revenue for these contracts upon shipment of the spirits to the customer. As of September 30, 2022 and December 31, 2021, the Company had deferred revenues of $439,289 and $280,761, respectively, included in other current liabilities within the condensed consolidated balance sheets. These performance obligations are expected to be satisfied within one year.

Tasting room and internet spirit sales are paid for at the time of sale. The Company transfers control and recognizes revenue for the spirits and merchandise when the product is either received by the customer (on-site tasting room sales) or upon shipment to the customer (internet sales).

The Company periodically offers discounts on spirits and other merchandise sold directly to consumers through spirits club memberships, at the Heritage Distilling tasting rooms and through the internet. All discounts are recorded as a reduction of retail product revenue.

The following table presents revenue disaggregated by sales channel:

	Nine Months Ended September 30,
	2022	2021
Wholesale	$1,202,228	$1,633,969
Direct to consumer	3,362,984	3,434,102
Other	750,096	452,317
Total revenue	$5,315,308	$5,520,388

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Substantially all revenue is recognized from sales or services transferred at a point in time when contract performance obligations are met. As such, the accompanying condensed consolidated financial statements present financial information in a format which does not further disaggregate revenue, as there are no significant variations in economic factors affecting the nature, amount, timing, and uncertainty of cash flows.

Excise taxes — Excise taxes are levied on alcoholic beverages by governmental agencies. For imported alcoholic beverages, excise taxes are levied at time of removal from port of entry and are payable to U.S. Customs and Boarder Protection (CBP). For domestically produced alcoholic beverages, excise taxes are levied at the time of removal from a bonded production site and are payable to Alcohol and Tobacco Tax and Trade Bureau (TTB). These taxes are not collected from customers but are instead the responsibility of the Company. The Company’s accounting policy is to include excise taxes in cost of goods sold, which totaled $125,243 and $248,389 for the nine months ended September 30, 2022 and 2021, respectively.

Shipping and handling costs — Shipping and handling costs are included in cost of goods sold.

Stock-based compensation — The Company measures compensation for all stock-based awards at fair value on the grant date and recognizes compensation expense over the service period on a straight-line basis for awards expected to vest.

The fair value of options granted is estimated on the grant date using the Black-Scholes option pricing model. The Company uses a third-party valuation firm to assist in calculating the fair value of the Company’s options. This valuation model requires the Company to make assumptions and judgment about the variables used in the calculation, including the volatility of the Company’s common stock and assumed risk-free interest rate, expected years until liquidity, and discount for lack of marketability. Forfeitures are accounted for and are recognized in calculating net expense in the period in which they occur. No compensation cost is recorded for options that do not vest, and stock-based compensation from vested options, whether forfeited or not, is not reversed.

The Company grants stock options to purchase common stock with exercise prices equal to the value of the underlying stock, as determined by the Company’s Board of Directors on the date the equity award was granted.

The Board of Directors determines the value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s stockholders, and the lack of liquidity of the Company’s common stock.

For the nine months ended September 30, 2022 and 2021, the Company did not grant any stock option awards.

Stock option awards generally vest on time-based vesting schedules. Stock-based compensation expense is recognized based on the value of the portion of stock-based payment awards that is ultimately expected to vest and become exercisable during the period. The Company recognizes compensation expense for all stock-based payment awards made to employees, directors, and non-employees using a straight-line method, generally over a service period of four years.

Advertising — The Company expenses costs relating to advertising either as costs are incurred or the first time the advertising takes place. Advertising expense totaled $1,027,069 and $104,250 for the nine months ended September 30, 2022 and 2021, respectively and were included in “Sales and marketing” in the condensed consolidated statements of operations.

Income taxes — The Company follows the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 740, “Income Taxes” for establishing and classifying any tax provisions for uncertain tax positions. The Company’s policy is to recognize and include accrued interest and penalties related to unrecognized tax benefits in operating expenses. The Company is not aware of any entity level uncertain tax positions.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enacted date.

Net loss per share attributable to common stockholders — The Company computed basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of common stock outstanding for the period, without consideration for potentially dilutive securities. The Company computes diluted net loss per common share after giving consideration to all potentially dilutive common stock, including stock options, RSU awards, and warrants to purchase common stock outstanding during the period determined using the treasury-stock method as well as convertible notes outstanding during the period determined using the if-converted method, except where the effect of including such securities would be antidilutive.

Recently adopted accounting pronouncements — In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20 and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). This standard reduces the number of accounting modes in ASC 470-20, that require separate accounting for embedded conversion features. As a result, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost as long as no other features require bifurcation and recognition as derivatives. By removing those separation models, the effective interest rate of convertible debt instruments will be closer to the coupon interest rate. Further, the diluted net income per share calculation for convertible instruments will require the Company to use the if-converted method. The treasury stock method should no longer be used to calculate diluted net income per share for convertible instruments. The Company adopted this guidance effective January 1, 2022. The adoption did not have a material impact on the condensed consolidated financial statements.

Recent accounting pronouncements — In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheets as a right-of-use asset and a lease liability. For statement of income purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting. Existing sale-leaseback guidance, including guidance for real estate, is replaced with a new model applicable to both lessees and lessors. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the condensed consolidated financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The standard will be effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the expected impact that the standard could have on its condensed consolidated financial statements and related disclosures.

NOTE 3 — INVENTORIES

Inventories consisted of the following:

	September 30, 2022	December 31, 2021

Finished goods	$1,175,636	$1,116,837
Work-in-process	1,196,177	1,258,185
Raw materials	2,000,920	1,951,884
Total	$4,372,733	$4,326,906

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)

NOTE 4 — PROPERTY AND EQUIPMENT, net

Property and equipment, net consisted of the following:

	Estimated Useful Lives (in Years)	September 30, 2022	December 31, 2021

Machinery and equipment	5 to 20	$3,288,874	$3,416,630
Leasehold improvements	Lease term	6,431,166	6,368,027
Computer and office equipment	3 to 10	2,564,449	2,234,428
Vehicles	5	171,629	171,629
Construction in progress	N/A	579,302	412,179
Total property and equipment		13,035,420	12,602,893
Less: accumulated depreciation		(5,245,092)	(4,403,067)
Property and equipment, net		$7,790,328	$8,199,826

Depreciation expenses related to property and equipment for the nine months ended September 30, 2022 and 2021 were $958,332 and $918,733, respectively. During the nine months ended September 30, 2022, the Company recognized a loss of $9,833 related to the disposal of property and equipment. During the nine months ended September 30, 2021, the Company recognized a loss of $488,385 related to disposal of property and equipment and a location close.

NOTE 5 — CONVERTIBLE NOTES

On November 16, 2017, HDC, as borrower, entered into a secured convertible promissory note in the initial principal sum of $500,000, plus $50,000 of initial interest capitalized into the principal (the “November 2017 Note”). Unless earlier converted into shares, the November 2017 Note is due upon the earlier of (i) the 5-year anniversary of the November 2017 Note, (ii) a change of control, or (iii) an event of default. The November 2017 Note did not accrue interest during the first 12 months (“Payment Free Period”); thereafter, interest accrues at a rate of 9% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. Starting 90 days after the expiration of the Payment Free Period, and every 90 days thereafter, HDC shall pay to the investor all then-accrued but unpaid interest. After the 1-year anniversary of the date of the November 2017 Note, the noteholder may voluntarily convert the principal or capitalized principal of the November 2017 Note into shares of common stock at the lesser of (i) $60 per share or (ii) fair market value of a share. The November 2017 Note plus accrued interest was paid in full in 2021.

In March and August 2020, the Company issued multiple unsecured convertible promissory notes (the “March 2020 Notes” and “August 2020 Notes”, respectively) with a principal sum of $1,120,000 with an interest rate of 6% per annum, simple interest compounded annually with a maturity date of December 31, 2021. The outstanding amounts plus accrued and unpaid interest may at any time prior to the maturity date, be converted into shares of the Company’s common stock at the conversion price. Unless earlier converted into shares, the August 2020 Notes may automatically convert if (i) upon the closing of a private offering of common stock or one of its subsidiaries of at least $5,000,000, the note plus any accrued and unpaid interest will automatically convert into common stock at the lesser of $143.20, or a 20% discount off the price per share of common stock sold in private offering, if no less than $90 per share or (ii) if there is a merger, consolidation, acquisition, share exchange or other reorganization or corporate transaction following which 100% of the ownership of the Company changes, other than a transaction with an affiliate of the Company, before the earlier of the maturity date or conversion of the notes in a private offering, the outstanding principal amount plus any accrued but unpaid interest will convert into shares of common stock of the Company at a price per share equal to lesser of $143.20 or 20% of the effective price per share of the common stock in the change of control.

In 2021, all but one of the notes were converted to shares of the Company at a discounted conversion price of $75 per share. In aggregate, 9,578 shares of the Company’s stock were issued to investors. As of December 31, 2021, the Company had one investor that did not elect to convert and the convertible note payable balance was $450,000 with accrued interest of $49,425. The loss on the conversion of debt was $143,190 during the nine months ended September 30, 2021. Subsequently, the remaining note plus accrued interest were paid in full in 2022.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 5 — CONVERTIBLE NOTES (cont.)

During April through July 2022, the Company issued multiple unsecured convertible promissory notes (the “2022 Notes”) with an aggregate principal sum of $10,833,750 and an interest rate of 29% per annum, simple interest compounded annually with a maturity date of July 31, 2024. The 2022 Notes are convertible, in whole or in part, into shares of the Company’s common stock at a conversion price of $90 per share at the option of the convertible note holders, at any time and from time to time. If the Company consummates an initial public offering (the “IPO”) or a deSPAC merger, the unpaid and accrued balances of the 2022 Notes will automatically convert into the Company’s common stock at a conversion price not lower than 70% of the price per share at which the Company’s common stock is sold in the IPO or at 75% of the redemption price per share related such deSPAC merger. The 2022 Notes also contain certain other covenants that, among other things, impose certain restrictions on indebtedness and investments. The 2022 Notes may be used for general corporate purposes, including working capital needs, capital expenditures, and the share repurchase program.

In addition, concurrent with the execution of the 2022 Notes, the Company issued 44,586 warrants to the convertible note holders in an amount equal to 50% of the cash proceeds from the 2022 Notes (see Note 7). The Company determined that these warrants are equity instruments in accordance with Topic 815 Derivatives and Hedging (“ASC 815”). These warrants were recognized at fair value of $1,744,000 on the issuance dates of the warrants using the Black-Scholes option-pricing model and were recorded as a debt discount and an increase in additional paid in capital on the Company’s condensed consolidated balance sheets. The resulting debt discount is being amortized to interest expense using the effective interest method over the terms of the 2022 Notes and included in Interest Expense in the Company’s condensed consolidated statements of operations. As of September 30, 2022, the convertible notes payable balance, net of debt issuance costs and discount, was $6,879,059 and the related accrued interest for the 2022 Notes was $1,007,406. As of September 31, 2022, the unamortized debt issuance costs and discount on the 2022 Notes was $3,954,691.

All convertible notes are carried at their respective amortized costs, net of debt issuance costs and discounts and included in notes payable of the Company’s condensed consolidated balance sheets. The accrued interests related to convertible notes are included in the accrued interest of the Company’s condensed consolidated balance sheets.

NOTE 6 — BORROWINGS

The borrowings consisted of the following:

	September 30, 2022	December 31, 2021
Loan agreement to a financial institution with a maximum principal of $13,000,000, with monthly escalating principal payments; interest of 10%; maturing January 15, 2025; collateralized by cash and cash equivalents, chattel paper, equipment, inventory, etc.	$12,500,000	$12,500,000
Convertible promissory notes with various interest rates and maturity dates. See Note 5.	10,833,750	450,000
Loan under the Pay check Protection Program (the PPP Loan) with 1% interest to be paid by January 2023.	2,269,456	2,269,456
Loan agreement to a financial institution with an original loan amount of $150,000, amended to $250,000 in January 2022 with new monthly principal payments of $16,528; interest of 13.982%; maturing June 26, 2023; collateralized by business equipment, inventory, accounts receivable and other assets.	124,330	25,508
	25,727,536	15,244,964
Less: debt issuance costs	(4,753,228)	(1,037,530)
	20,974,308	14,207,434
Less: current maturities	(2,641,897)	(2,993,076)
Total notes payable, net of current maturities	$18,332,411	$11,214,358

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 6 — BORROWINGS (cont.)

The loan agreements have restrictive covenants requiring the Company to comply with certain financial ratios. The Company was not in compliance with their EBITDA covenants for one of their agreements which was waived.

In April 2020, the Company was granted a loan under the Paycheck Protection Program (“PPP”) offered by the Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), section 7(a)(36) of the Small Business Act for $3,776,100. The proceeds from the PPP loan may only be used to retain workers and maintain payroll or make mortgage interest, lease and utility payments and all or a portion of the loan may be forgiven if the proceeds are used in accordance with the terms of the program within the 8 or 24-week measurement period. The loan terms require the principal balance and 1% interest to be paid back within two years of the date of the note. In June 2021, the Company’s bank approved forgiveness of the loan in the amount of $3,776,100. During the nine months ended of September 30, 2021, the forgiveness was partially rescinded by the SBA and the Company recognized $1,506,644 as other income in the condensed consolidated statements of operations, resulting in $2,269,456 in debt. The Company is currently in the process of disputing a portion if not all of the difference. The terms of the agreement state that the Company has 18-24 months to repay the PPP loan. Following the date of the forgiveness, the remaining balance of the PPP loan of $2,269,456 is expected to be repaid in 2023.

In January 2021, the Company was granted a loan under the second round of PPP loans for $2,000,000. The proceeds may only be used for qualified purposes and may be forgiven. The loan terms require the principal balance and 1% interest to be paid back within five years of the date of the note. During the nine months ended of September 30, 2021, the Company’s bank approved full forgiveness of the $2,000,000 loan and the Company recorded the full forgiveness as other income in the condensed consolidated statements of operations.

The schedule of principal repayments as of September 30, 2022 is as follows:

Years Ending	Amount
2022 (three months remaining)	$2,641,897
2023	1,750,000
2024	13,758,750
2025	7,575,000
$25,725,647

NOTE 7 — STOCKHOLDERS’ EQUITY

Common stock — The key terms of common stock are summarized below:

Dividends — The holders of common stock are entitled to receive dividends if declared by the Board of Directors. No dividends have been declared since the inception of the Company.

Voting rights — The holders of founder common stock are entitled to four votes for each share of founders common stock and general common stockholders are entitled to one vote for each share of general common stock.

Stock options — The Company’s 2018 Stock Incentive Plan was approved by the HDC Board and the HDC shareholders in March 2018. On April 27, 2019, in anticipation of the Company’s reorganization on May 1, 2019, the HDHC Board and the HDHC sole stockholder approved HDHC’s 2019 Stock Incentive Plan (the “2019 Plan”).

The 2019 Plan allows for the grant of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, and performance units to eligible participants for ten (10) years (until April 2029). The cost of awards under the 2019 Plan generally is based on the fair value of the award on its grant date. The maximum number of shares that may be utilized for awards under the 2019 Plan is 450,000.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY (cont.)

The following sets forth the outstanding common stock options and related activity for the nine months ended September 30, 2022:

Options Outstanding	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	17,838	$90.00	3.82	$—
Outstanding at September 30, 2022	17,838	$90.00	3.07	$—
Vested and exercisable at September 30, 2022	16,965	$90.00	3.04	$—

ISOs require a recipient to remain in service to the Company, ISOs generally vest ratably over periods ranging from one to four years from the vesting start date of the grant and vesting of ISOs ceases upon termination of service to the Company. Vested ISOs are exercisable for three months after the date of termination of service. The terms and conditions of any ISO shall comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. The exercise price of each ISO is the fair market value of the Company’s stock on the applicable date of grant. The Company used the mean volatility estimate from Carta’s 409A valuation based on the median 5-year volumes of select peer companies. Fair value is estimated based on a combination of shares being sold at $90 up through February of 2019 and the most recent 409A completed when these ISOs were issued in April of 2018 valuing the Company’s stock at $90 per share. No ISOs may be granted more than ten (10) years after the earlier of the approval by the Board or the stockholders of the 2019 Plan.

There were no grants in the nine months ended September 30, 2022. As of September 30, 2022, the Company had $30,868 of unrecognized compensation expense related to options expected to vest over a weighted average period of 0.6 years. The weighted average remaining contractual life of outstanding and exercisable options is 3.23 years.

The following table presents stock-based compensation expense included in the condensed consolidated statements of operations related to ISOs issued under the 2019 Plan:

	Nine Months Ended September 30,
	2022	2021
Cost of goods sold	$—	$10,647
Sales and marketing	—	11,390
General and administrative	33,347	50,278
Total share-based compensation	$33,347	$72,315

Restricted stock units — The RSUs granted in 2019 under the 2019 Plan were granted at the fair market value of the Company’s stock on the applicable date of grant. RSUs generally vest ratably over periods ranging from one to four years from the vesting start date of the grant. Upon termination of service to the Company, vesting of RSUs ceases, and most RSU grants are forfeited by the participant, unless the award agreement indicates otherwise. The majority of RSUs are “double trigger” and both the service-based component, and the liquidity-event component must be satisfied prior to an award being settled. Upon settlement, the RSU is paid in shares of the Company’s general common stock. The Company recognizes the compensation expense for the restricted stock units based on the fair value of the shares at the grant date amortized over the stated period for only those shares that are not subject to the double trigger.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 7 — STOCKHOLDERS’ EQUITY (cont.)

The following table summarized the restricted stock activity for the nine months ended September 30, 2022:

	Restricted Stock Units	Weighted- Average Exercise Price Per Share
Unvested and outstanding at December 31, 2021	185,596	$90.00
Issued	806	$90.00
Cancelled/forfeited/expired	(1,295)	$90.00
Unvested and outstanding at September 30, 2022	185,107	$90.00

During the nine months ended September 30, 2022 and 2021, the Company recognized no stock-based compensation expense in connection with RSUs granted under the plans. Compensation expense for RSUs are recognized upon meeting both the time-vesting condition and the triggering event condition. As of September 30, 2022, the unrecognized compensation expense for RSUs was $16,659,630.

Warrants — During 2022, the Company issued 44,586 warrants to purchase the Company’s common stock to certain convertible note holders in an amount equal to 50% of the cash proceeds from the 2022 Notes upon execution of the convertible note agreements (see Note 5). The Company determined that warrants are equity instruments in accordance with ASC 815. The fair value of the warrants at the dates of the issuance was approximately $1,744,000 and was recorded as a note discount and an increase in additional paid in capital. The exercise price of warrants is equal to: (i) if the Company consummates an IPO, 100% of the price per share at which the Company’s common stock is sold in the IPO, or (ii) if the Company consummates a deSPAC merger, 100% of the redemption price related to such deSPAC merger.

During 2022, the Company also issued 8,166 warrants to purchase the Company’s common stock to certain broker companies as part of consideration for services performed related to funding purposes. The warrants are exercisable, in whole or in part, into shares of the Company’s common stock at an exercise price of $90 per share at the option of the warrant holders, at any time. The Company determined that warrants are equity instruments in accordance with ASC 815. The fair value of the warrants at the date of the issuance was approximately $303,000 and was recorded as part of general and administrative in the condensed consolidated statements of operations and an increase in additional paid in capital in the condensed consolidated balance sheets.

The Company estimates the fair values of warrants using the Black-Scholes option-pricing model on the date of issuance. During the nine months ended September 30, 2022, the assumptions used in the Black-Scholes option pricing model were as follows:

September 30, 2022
Weighted average expected volatility	44.32%
Expected dividends	0%
Weighted average expected term (in years)	5.13
Risk-free interest rate	2.14% – 3.38%

As of September 30, 2022, 2,600 warrants were forfeited. As of September 30, 2022 and December 31, 2021, there were outstanding warrants of 127,443 and 71,063 to purchase shares of the Company’s common stock, respectively. As of September 30, 2022, the weighed-average remaining contractual term was 3.57 years for the outstanding warrants.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Operating lease obligations — The Company leases retail, office and warehouse space and has entered into various other agreements in conducting its business. Rent expenses for the nine months ended September 30, 2022 and 2021, were $1,568,465 and $1,713,723, respectively. Deferred lease liabilities as of September 30, 2022 and December 31, 2021 were $376,565 and $405,638, respectively, and are included in other current liabilities of the Company’s condensed consolidated balance sheets.

The schedule of minimum lease payments is as follows:

Years Ending	Amount
2022 (three months remaining)	$427,457
2023	1,587,606
2024	1,336,604
2025	1,131,786
2026	1,072,695
2027 and thereafter	3,893,025
Total	$9,449,173

Capital lease obligations — The Company entered into lease arrangements which are primarily for vehicles, equipment and software. The capital lease obligations, current as of September 30, 2022 and December 31, 2021 were $27,226 and $52,651, respectively. The capital obligations, non-current as of September 30, 2022 and December 31, 2021 were $0, and $13,446, respectively.

The schedule of minimum lease payments is as follows:

Years Ending	Amount
2022 (three months remaining)	$14,124
2023	13,670
Total minimum lease payments	27,794
Less: amounts representing interest	(568)
Net minimum payments	$27,226

NOTE 9 — RETIREMENT PLAN

The Company sponsors a Roth 401(k) and profit-sharing plan (the “Plan”), in which all eligible employees may participate after completing 3 months of employment. No contributions have been made by the Company during the nine months ended of September 30, 2022 and 2021.

NOTE 10 — RELATED-PARTY TRANSACTIONS

In October 6, 2014, the Company entered into a management agreement with Summit Distillery, Inc., an Oregon corporation, to open a new Heritage Distilling Company location in Eugene Oregon. The Company engaged Summit Distillery, Inc., to manage the Eugene location for an annual management fee. The principals and sole owners of Summit Distillery, Inc., are also shareholders of HDHC. For the nine months ended September 30, 2022 and 2021, the Company expensed a management fee of $105,000 and $135,000, respectively, to Summit Distilling, Inc.

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)

NOTE 11 — BASIC AND DILUTED NET Loss PER SHARE

The Company computes basic net income (loss) per share by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period. The Company computes diluted net income (loss) per share by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period, plus the dilutive effect of the stock options, RSU awards and convertible common stock warrants, as applicable pursuant to the treasury stock method, and the convertible notes, as applicable pursuant to the if-converted method. The following table sets forth the computation of basic and diluted net loss per share:

	Nine Months Ended September 30,
	2022	2021
Numerator:
Net loss attributable to common stockholders	$(11,757,744)	$(4,415,199)

Denominator:
Weighted-average common shares outstanding, basic and diluted	668,912	661,325

Net loss per share attributable to common stockholders, basic and diluted	$(17.58)	$(6.68)

Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Nine Months Ended September 30,
	2022	2021
Options to purchase common stock	17,838	17,838
Warrants to purchase common stock	127,443	71,063
Convertible notes	125,931	18,000
RSU awards	185,107	186,596
Total	456,319	292,497

NOTE 12 — Subsequent Events

For its condensed consolidated financial statements as of September 30, 2022 and for the nine months then ended, the Company evaluated subsequent events through February 14, 2023, the date on which those financial statements were available to be issued. Other than the items noted below, there were no subsequent events identified for disclosure as of the date the financial statements were available to be issued.

Issuance of Convertible Promissory Notes — During October to December 2022, the Company issued multiple convertible promissory notes to various investors with a principal sum of approximately $3.7 million with an interest rate of 29% per annum, simple interest compounded annually with a maturity date of July 31, 2024, be converted into shares of the Company’s common stock at the conversion price pursuant to the note agreements. In connection with the issuance of the convertible promissory notes, the Company issued 15,083 warrants to the holders of the convertible promissory notes, to purchase shares of the Company’s common stock at a price of $90 per share.

Business Combination Agreement — On December 9, 2022, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Better World Acquisition Corp. (“BWAC”), a publicly traded SPAC, HDH Newco, Inc., a wholly-owned subsidiary of BWAC (“Pubco”), BWA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), HD Merger Sub, Inc., a Delaware

Heritage Distilling Holding Company, Inc. Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 12 — Subsequent Events (cont.)

corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”). Pursuant to the proposed terms in the Business Combination Agreement, the SPAC Merger Sub will merge with and into BWAC, with BWAC continuing as the surviving entity (the “SPAC Merger”) and the Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”). As a result of the Mergers, BWAC and the Company each will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company.

Pursuant to the proposed terms in the Business Combination Agreement, the existing shareholders of the Company will receive new shares of Pubco and BWAC security holders will exchange their securities of BWAC for securities of Pubco. The existing shareholders of the Company will be entitled to receive from Pubco, in aggregate, a number of shares of Pubco common stock with a value equal to $77.5 million, subject to adjustments for the Company’s closing debt (net of cash) and certain transaction bonuses (if any), with each share of Pubco common stock valued at $10.00 per share. In addition, certain the Company’s unsecured convertible promissory notes, certain warrants and each restricted stock unit award outstanding immediately prior to the effective time of the Mergers will be converted into the right to receive shares of Pubco common stock based on the conversion ratio in accordance with the Business Combination Agreement.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

BETTER WORLD ACQUISITION CORP.,

as SPAC,

HDH NEWCO, INC.,
as Pubco,

BWA MERGER SUB, INC.,
as SPAC Merger Sub,

HD MERGER SUB, INC.,
as Company Merger Sub,

HERITAGE DISTILLING HOLDING COMPANY, INC.,
as the Company,

BWA HOLDINGS LLC,
in the capacity as the SPAC Representative,

and

JUSTIN STIEFEL,
in the capacity as the Holder Representative

Dated as of December 9, 2022

Annex A Page
Article I MERGERS		A-3

1.1	The SPAC Merger.	A-3
1.2	The Company Merger.	A-3
1.3	Effective Time.	A-3
1.4	Effect of the Mergers.	A-3
1.5	Governing Documents.	A-3
1.6	Directors and Officers of the Surviving Subsidiaries.	A-4
1.7	Amended SPAC Organizational Documents.	A-4
1.8	Participant Consideration.	A-4
1.9	Company Security Holder Merger Consideration.	A-4
1.10	Closing Calculations.	A-4
1.11	Earnout.	A-5
1.12	Contingent Value Rights.	A-8
1.13	Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub.	A-9
1.14	Effect of Company Merger on Issued Securities of the Company and Company Merger Sub.	A-10
1.15	Effect of Mergers on Issued and Outstanding Securities of Pubco.	A-11
1.16	Exchange Procedures.	A-11
1.17	Tax Consequences.	A-13
1.18	Taking of Necessary Action; Further Action.	A-13
1.19	Appraisal and Dissenter’s Rights.	A-13

Article II CLOSING		A-14

2.1	Closing.	A-14

Article III REPRESENTATIONS AND WARRANTIES OF SPAC		A-14

3.1	Organization and Standing.	A-14
3.2	Authorization; Binding Agreement.	A-14
3.3	Governmental Approvals.	A-15
3.4	Non-Contravention.	A-15
3.5	Capitalization.	A-15
3.6	SEC Filings and SPAC Financials.	A-16
3.7	Absence of Certain Changes.	A-17
3.8	Compliance with Laws.	A-17
3.9	Actions; Orders; Permits.	A-18
3.10	Taxes and Returns.	A-18
3.11	Employees and Employee Benefit Plans.	A-18
3.12	Properties.	A-19
3.13	Material Contracts.	A-19
3.14	Transactions with Affiliates.	A-19
3.15	Investment Company Act.	A-19
3.16	Finders and Brokers.	A-19
3.17	Certain Business Practices.	A-19
3.18	Insurance.	A-20
3.19	Independent Investigation.	A-20
3.20	Trust Account.	A-20
3.21	No Other Representations.	A-21

Annex A-i

Annex A Page
Article IV REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS		A-21

4.1	Organization and Standing.	A-21
4.2	Authorization; Binding Agreement.	A-21
4.3	Governmental Approvals.	A-22
4.4	Non-Contravention.	A-22
4.5	Capitalization.	A-22
4.6	Ownership of Merger Consideration.	A-22
4.7	Pubco and Merger Sub Activities.	A-22
4.8	Finders and Brokers.	A-23
4.9	Investment Company Act.	A-23
4.10	No Other Representations.	A-23

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-23

5.1	Organization and Standing.	A-23
5.2	Authorization; Binding Agreement.	A-23
5.3	Capitalization.	A-24
5.4	Subsidiaries.	A-25
5.5	Governmental Approvals.	A-25
5.6	Non-Contravention.	A-25
5.7	Financial Statements.	A-26
5.8	Absence of Certain Changes.	A-27
5.9	Compliance with Laws.	A-27
5.10	Company Permits.	A-27
5.11	Litigation.	A-27
5.12	Material Contracts.	A-28
5.13	Intellectual Property.	A-29
5.14	Taxes and Returns.	A-31
5.15	Real Property.	A-32
5.16	Personal Property.	A-33
5.17	Title to and Sufficiency of Assets.	A-33
5.18	Employee Matters.	A-33
5.19	Benefit Plans.	A-34
5.20	Environmental Matters.	A-36
5.21	Transactions with Related Persons.	A-36
5.22	Insurance.	A-37
5.23	Product Warranty and Liability.	A-37
5.24	Books and Records.	A-37
5.25	Top Customers and Suppliers.	A-37
5.26	Certain Business Practices.	A-38
5.27	Investment Company Act.	A-38
5.28	Finders and Brokers.	A-38
5.29	Independent Investigation.	A-38
5.30	Information Supplied.	A-38
5.31	No Other Representations.	A-39

Annex A-ii

Annex A Page
Article VI COVENANTS		A-39

6.1	Access and Information	A-39
6.2	Conduct of Business of the Company.	A-40
6.3	Conduct of Business of SPAC.	A-42
6.4	Financial Statements.	A-44
6.5	SPAC Public Filings.	A-44
6.6	No Solicitation.	A-45
6.7	No Trading.	A-45
6.8	Notification of Certain Matters.	A-45
6.9	Efforts.	A-46
6.10	Further Assurances.	A-47
6.11	The Registration Statement.	A-47
6.12	Required Company Stockholder Approval.	A-49
6.13	Public Announcements.	A-49
6.14	Confidential Information.	A-49
6.15	Documents and Information.	A-50
6.16	Post-Closing Board of Directors and Executive Officers.	A-50
6.17	Indemnification of Directors and Officers; Tail Insurance.	A-51
6.18	Trust Account Proceeds.	A-51
6.19	Transaction Financing.	A-51
6.20	Employment Agreements.	A-52
6.21	Written Consents of Pubco and the Merger Subs.	A-52
6.22	Restricted Stock Unit Awards.	A-52
6.23	Other Noteholder Lock-Up Agreements.	A-52

Article VII CLOSING CONDITIONS		A-52

7.1	Conditions to Each Party’s Obligations.	A-52
7.2	Conditions to Obligations of the Company.	A-53
7.3	Conditions to Obligations of the SPAC Parties.	A-55
7.4	Frustration of Conditions.	A-56

Article VIII TERMINATION AND EXPENSES		A-56

8.1	Termination.	A-56
8.2	Effect of Termination.	A-57
8.3	Fees and Expenses.	A-57

Article IX WAIVERS AND RELEASES		A-58

9.1	Waiver of Claims Against Trust.	A-58

Article X MISCELLANEOUS		A-59

10.1	Survival.	A-59
10.2	Non-Recourse.	A-59
10.3	Notices.	A-59
10.4	Binding Effect; Assignment.	A-60
10.5	Third Parties.	A-60
10.6	Arbitration.	A-61
10.7	Governing Law; Jurisdiction.	A-61
10.8	WAIVER OF JURY TRIAL.	A-61

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Annex A Page
10.9	Specific Performance.	A-62
10.10	Severability.	A-62
10.11	Amendment.	A-62
10.12	Waiver.	A-62
10.13	Entire Agreement.	A-62
10.14	Interpretation.	A-62
10.15	Counterparts.	A-63
10.16	SPAC Representative.	A-63
10.17	Holder Representative.	A-64
10.18	Legal Representation.	A-66

Article XI DEFINITIONS		A-67

11.1	Certain Definitions.	A-67
11.2	Section References.	A-78

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B-1	Form of Significant Company Holder Lock-Up Agreement
Exhibit B-2	Form of Other Noteholder Lock-Up Agreement
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Founder Registration Rights Amendment
Exhibit E	Form of Company Stockholder Registration Rights Agreement
Exhibit F	Form of Stock Escrow Amendment
Exhibit G	Sponsor Earnout Letter
Exhibit H	CVR Funding and Waiver Letter Agreement
Exhibit I	Form of Contribution Agreement
Exhibit J	Form of CVR Agreement

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 9, 2022, by and among (i) Better World Acquisition Corp., a Delaware corporation (together with its successors, “SPAC”), (ii) HDH Newco, Inc., a Delaware corporation and a wholly owned subsidiary of SPAC (“Pubco”), (iii) BWA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) HD Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Company Merger Sub” and, together with SPAC Merger Sub, the “Merger Subs”; and the Merger Subs, collectively with SPAC and Pubco, the “SPAC Parties”), (v) Heritage Distilling Holding Company, Inc., a Delaware corporation (together with its successors, the “Company”), (vi) BWA Holdings LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of SPAC and Pubco (other than the Company Stockholders (as defined below) as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”), and (vii) Justin Stiefel, in the capacity as the representative from and after the Effective Time for the Company Security Holders as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Holder Representative”). SPAC, Pubco, SPAC Merger Sub, Company Merger Sub, the Company, the SPAC Representative and the Holder Representative are sometimes referred to herein collectively as the “Parties” and each, a “Party”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, engages in the business of distilling craft spirits, including whiskeys, vodkas, gins and rums, for the wholesale market, operating Company-branded retail tasting rooms and collaborating with Native American Indian Tribes on product and retail operations of related activities on their lands;

B. Pubco is a newly incorporated Delaware corporation that is owned entirely by SPAC, and Pubco owns all of the issued and outstanding equity interests of SPAC Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below);

C. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which, among other things: (i) SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and in connection therewith (A) each share of SPAC Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holder thereof to receive, with respect to each share of SPAC Common Stock that is not redeemed or converted in the Closing Redemption (as defined below), one share of Pubco Common Stock (as defined below) and one CVR (as defined below) (subject to the holders of Founder Shares (as defined below) and Representative Shares (as defined below) waiving their right to receive CVRs for such shares pursuant to the CVR Funding and Waiver Letter (as defined below)), and (B) Pubco shall assume all of the outstanding SPAC Warrants (as defined below) and each SPAC Warrant shall become a warrant to purchase the same number of shares of Pubco Common Stock at the same exercise price during the same exercise period and otherwise on the same terms as the SPAC Warrant being assumed; (ii) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), and in connection therewith, (A) the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive shares of Pubco Common Stock as set forth herein, (B) holders of Company Interim Notes (as defined below) shall receive shares of Pubco Common Stock in accordance with Section 1.14(g), (C) Pubco shall assume all of the outstanding Company Financing/Interim Warrants (as defined below) and each Company Financing/Interim Warrant shall become a warrant to purchase shares of Pubco Common Stock with the number of shares and exercise price thereof adjusted as set forth in Section 1.14(f), (D) each Restricted Stock Unit Award (as defined below) outstanding immediately prior to the Effective Time, as amended in accordance with Section 6.22, shall be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted as set forth in Section 1.14(g), and (E) each Contributed Warrant (as defined below) shall be contributed to Pubco pursuant to the Contribution Agreement and shall be exchanged for a number of shares of Pubco Common Stock as set forth in Section 1.14(h), and (F) all outstanding Company Options and other Company Convertible Securities (as defined below) will be terminated; and (iii) as a result of such Mergers, SPAC and the Company each shall become wholly owned subsidiaries of Pubco, and Pubco shall become a publicly traded company;

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D. The board of directors of the Company has (i) determined that the Company Merger is fair, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Company Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Company Merger;

E. The boards of directors of Pubco, SPAC and the Merger Subs have each (i) determined that the respective Mergers to which they are a party are fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including such Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the applicable Merger;

F. SPAC has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and the Significant Company Holders;

G. Simultaneously with the execution and delivery of this Agreement, the Significant Company Holders have each entered into (i) a Lock-Up Agreement with Pubco, SPAC and the SPAC Representative, the form of which is attached as Exhibit B-1 hereto (each, a “Significant Holder Lock-Up Agreement”), and (ii) a Non-Competition and Non-Solicitation Agreement in favor of Pubco, SPAC, the Company and each of the other Covered Parties (as defined therein), the form of which is attached as Exhibit C hereto (each, a “Non-Competition Agreement”), each of which agreements described in clauses (i) and (ii) above shall become effective as of the Effective Time;

H. Prior to Closing, other holders of Company Interim Notes shall enter into a Lock-Up Agreement with Pubco, SPAC and the SPAC Representative, the form of which is attached as Exhibit B-2 hereto (each, an “Other Noteholder Lock-Up Agreement” and, collectively with the Significant Holder Lock-Up Agreements, the “Lock-Up Agreements”);

I. Prior to the Closing, Pubco, SPAC and the Sponsor shall enter into an amendment to the Registration Rights Agreement, dated as of November 12, 2020 (the “Founder Registration Rights Agreement”), by and among SPAC, the Sponsor and the IPO Underwriter, the form of which is attached as Exhibit D hereto (the “Founder Registration Rights Amendment”), pursuant to which Pubco shall assume the rights and obligations of SPAC under the Founder Registration Rights Agreement, which Founder Registration Rights Amendment shall become effective as of the Effective Time;

J. Prior to Closing, Pubco and certain Company Stockholders shall enter into a Registration Rights Agreement, the form of which is attached as Exhibit E hereto (the “Company Stockholder Registration Rights Agreement”), pursuant to which Pubco will agree to register for resale the shares of Pubco Common Stock held by such Company Stockholders following the Closing in accordance with the terms thereof;

K. Prior to the Closing, Pubco, SPAC, the Sponsor and Continental Stock Transfer & Trust Company shall enter into an amendment to the Stock Escrow Agreement, dated as of November 12, 2020 (the “Stock Escrow Agreement”), by and among SPAC, the Sponsor and Continental Stock Transfer & Trust Company, as escrow agent, the form of which is attached as Exhibit F hereto (the “Stock Escrow Amendment”), pursuant to which Pubco shall assume the rights and obligations of SPAC under the Stock Escrow Agreement, and which agreement shall be amended to reflect the transfers of the Founder Shares as contemplated by this Agreement and the Ancillary Documents, which Stock Escrow Amendment shall become effective as of the Effective Time;

L. Simultaneously with the execution and delivery of this Agreement, the Sponsor, Pubco, SPAC and the Company have entered into a letter agreement, a copy of which is attached as Exhibit G hereto (the “Sponsor Earnout Letter”), pursuant to which the Sponsor shall deposit 500,000 of its Founder Shares into escrow upon the Closing, with such Founder Shares to be subject to release to the Sponsor or forfeited to Pubco in accordance with the terms and subject to the conditions set forth therein, which Sponsor Earnout Letter shall become effective as of the Effective Time;

M. Simultaneously with the execution and delivery of this Agreement, the Sponsor, the IPO Underwriter, SPAC, the Company and Pubco have entered into a letter agreement, a copy of which is attached as Exhibit H hereto (the “CVR Funding and Waiver Letter”), pursuant to which (i) the Sponsor has agreed at the Closing to deposit into escrow

Annex A-2

with the CVR Escrow Agent an aggregate of 1,000,000 of its Founder Shares (the “Founder CVR Escrow Shares”), with such Founder CVR Escrow Shares (together with the Company CVR Escrow Shares (as defined herein)) to be held by the CVR Escrow Agent in accordance with the terms and conditions of Section 1.12 hereof and the CVR Escrow Agreement and the CVR Agreement, and (ii) the Sponsor and the IPO Underwriter have agreed to waive any rights to receive any CVRs for or with respect to their Founder Shares and Representative Shares (as defined below), which CVR Funding and Waiver Letter Agreement shall become effective as of the Merger Effective Time; and

N. Certain capitalized terms used and not otherwise defined herein have the meanings given to them in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGERS

1.1 The SPAC Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, SPAC Merger Sub and SPAC shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving corporation in the SPAC Merger. SPAC as the surviving corporation after the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (provided, that references to SPAC herein for periods after the Effective Time shall include SPAC Surviving Subsidiary).

1.2 The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger. The Company as the surviving corporation after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (provided, that references to the Company herein for periods after the Effective Time shall include Company Surviving Subsidiary), and together with SPAC Surviving Subsidiary, the “Surviving Subsidiaries” (provided, that notwithstanding the Company Merger, the Company shall not be included within the meaning of the term SPAC Parties for purposes of this Agreement).

1.3 Effective Time. Subject to the conditions of this Agreement, the Parties shall (a) cause the SPAC Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (b) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, with each of the Mergers to be consummated and effective simultaneously at 12:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and SPAC and specified in each of the SPAC Certificate of Merger and the Company Certificate of Merger (the “Effective Time”).

1.4 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

1.5 Governing Documents. At the Effective Time, (a) each of the certificate of incorporation and bylaws of SPAC Merger Sub shall become the certificate of incorporation and bylaws of SPAC Surviving Subsidiary, respectively, and (b) each of the certificate of incorporation and bylaws of Company Merger Sub shall become the certificate of

Annex A-3

incorporation and bylaws of Company Surviving Subsidiary, respectively, except that the name of Company Surviving Subsidiary in such certificate of incorporation and bylaws shall be changed to a name to be mutually agreed by SPAC and the Company prior to the Closing.

1.6 Directors and Officers of the Surviving Subsidiaries. At the Effective Time, the board of directors and executive officers of each Surviving Subsidiary shall be such individuals as shall be mutually agreed by SPAC and the Company prior to the date on which the Registration Statement is declared effective by the SEC, each to hold office in accordance with the respective certificates of incorporation and bylaws of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Amended SPAC Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Certificate of Incorporation and Bylaws in form and substance to be mutually agreed by SPAC and the Company (the “Amended Pubco Organizational Documents”), which shall, among other matters, amend Pubco’s Organizational Documents to (i) provide that the name of Pubco shall be changed to “Heritage Distilling Group, Inc.”, or such other name as mutually agreed to by SPAC and the Company, (ii) provide for the size and structure of the Post-Closing SPAC Board in accordance with Section 6.16, and (iii) otherwise be appropriate for a public company listed on Nasdaq.

1.8 Participant Consideration. The aggregate consideration to be paid to Company Security Holders pursuant to this Agreement and the terms of the Company Interim Notes, the Contribution Agreement and the Restricted Stock Unit Awards (as amended in accordance with Section 6.22 hereof), including as a result of the Company Merger (the “Participant Consideration”), shall be a number of shares of Pubco Common Stock equal to: (a) (i) Seventy-Seven Million Five Hundred Thousand U.S. Dollars ($77,500,000), minus (ii)(A) the amount of Closing Net Debt and (B) the aggregate amount of any Company Transaction Bonuses (such amount, the “Net Amount”), divided by (b) Ten U.S. Dollars ($10.00) (plus the assumption by Pubco of the outstanding Company Financing/Interim Warrants, which shall be in addition to the Participant Consideration).

1.9 Company Security Holder Merger Consideration. Each Company Stockholder shall receive for each share of Company Common Stock held (but excluding any Company Securities described in Section 1.14(b)) a number of shares of Pubco Common Stock equal to (a)(i) the Participant Consideration less (ii) the number of Company Interim Note Conversion Shares issuable to holders of Company Interim Notes, divided by (b) the number of Fully-Diluted Company Shares (the total portion of the Participant Consideration payable to all Company Stockholders (including holders of Contributed Warrants, but excluding holders of Company Financing/Interim Warrants) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”; provided, that the Stockholder Merger Consideration otherwise payable to Company Stockholders and holders of Contributed Warrants is subject to the withholding of their portion of the CVR Escrow Shares to be deposited in the CVR Escrow Account in accordance with Section 1.12, the CVR Agreement and the CVR Escrow Agreement. The Participant Consideration will be based on the Closing Statement delivered pursuant to Section 1.10. The holders of Company Financing/Interim Warrants that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Warrants as described in Section 1.14(f) with such terms and conditions as described in Section 1.14(f). The holders of Contributed Warrants shall receive a number of shares of Pubco Common Stock as described in Section 1.14(h). For the avoidance of doubt, other than holders of Company Financing/Interim Warrants who execute and deliver Assumed Warrant Agreements in accordance with Section 1.16(h), holders of Company Interim Notes, holders of Contributed Warrants and RSU Award Recipients, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Stock as of the Effective Time. Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Earnout Participants shall have the contingent right to receive Earnout Shares from Pubco as additional consideration if the applicable Earnout Milestones as set forth in Section 1.11 are satisfied.

1.10 Closing Calculations.

At least three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Debt and Company Transaction Bonuses as of the Reference Time, and the resulting Participant Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Heritage Companies, and bank statements and/or other evidence

Annex A-4

reasonably necessary to confirm such calculations. Promptly upon delivering the Closing Statement to SPAC, if requested by SPAC, the Company will meet with SPAC to review and discuss the Closing Statement and the Company will consider in good faith SPAC’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and SPAC both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement, and, as finally agreed upon in accordance with this Section 1.10, shall be the final determinations with respect to the amounts set forth therein.

1.11 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Earnout Participants shall have the contingent right to receive up to an additional Three Million (3,000,000) shares of Pubco Common Stock (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration from Pubco based on Pubco achieving certain Net Revenue milestones for each of the fiscal years 2023, 2024 and 2025 (each, an “Earnout Year”) and the performance of Pubco Common Stock during the three (3)-year period after the Closing (the “Earnout Period”). The Company Earnout Participants’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i) In the event that the Net Revenue of Pubco as reported in the audited financial statements set forth in the annual report of Pubco for the fiscal year ended December 31, 2023 filed with the SEC is equal to or exceeds Eighteen Million One Hundred Thousand Dollars ($18,100,000) (the “2023 Net Revenue Earnout Milestone”), then, subject to the terms and conditions of this Agreement, the Company Earnout Participants shall be entitled to receive an aggregate of Five Hundred Thousand (500,000) of the Earnout Shares (the “First Net Revenue Tranche”);

(ii) In the event that the VWAP of Pubco Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (the “First Price Earnout Milestone”), then, subject to the terms and conditions of this Agreement, the Company Earnout Participants shall be entitled to receive an aggregate of Five Hundred Thousand (500,000) of the Earnout Shares (the “First VWAP Tranche”);

(iii) In the event that the Net Revenue of Pubco as reported in the audited financial statements set forth in the annual report of Pubco for the fiscal year ended December 31, 2024 filed with the SEC is equal to or exceeds Twenty-Nine Million Three Hundred Thousand Dollars ($29,300,000) (the “2024 Net Revenue Earnout Milestone”), the Company Earnout Participants shall be entitled to receive (x) if the First Net Revenue Tranche has been previously earned and issued, an aggregate of Seven Hundred Fifty Thousand (750,000) of the Earnout Shares, and (y) if the First Net Revenue Tranche has not been previously earned and issued, an aggregate of One Million Two Hundred Fifty Thousand (1,250,000) of the Earnout Shares;

(iv) In the event that the VWAP of Pubco Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (the “Second Price Earnout Milestone” and, together with the First Price Earnout Milestone, the “Price Earnout Milestones”), then, subject to the terms and conditions of this Agreement, the Company Earnout Participants shall be entitled to receive (x) if the First VWAP Tranche has been previously earned and issued, an aggregate of Seven Hundred Fifty Thousand (750,000) of the Earnout Shares, and (y) if the First VWAP Tranche has not been previously earned and issued, an aggregate of One Million Two Hundred Fifty Thousand (1,250,000) of the Earnout Shares; and

(v) In the event that the Net Revenue of Pubco as reported in the audited financial statements set forth in the annual report of Pubco for the fiscal year ended December 31, 2025 filed with the SEC is equal to or exceeds Forty-Six Million Five Hundred Thousand Dollars ($46,500,000) (the “2025 Net Revenue Earnout Milestone” and, collectively with the 2023 Net Revenue Earnout Milestone and the 2024 Net Revenue Earnout Milestone, the “Net Revenue Earnout Milestones”), then, subject to the terms and conditions of this Agreement, the Company Earnout Participants shall be entitled to receive all unissued Earnout Shares.

Annex A-5

Notwithstanding anything to the contrary herein, in the event of a Change of Control of Pubco during the Earnout Period, the Company Earnout Participants shall be entitled to receive all Earnout Shares with respect to the Earnout Year in which such Change of Control is consummated plus all Earnout Shares with respect to each Earnout Year subsequent to the Earnout Year in which the Change of Control was consummated.

Except as set forth above, in the event that the applicable Earnout Milestones are not met during the applicable periods, the Company Stockholders shall not be entitled to receive the applicable portion of the Earnout Shares.

(b) With respect to the achievement of the Price Earnout Milestones, Pubco’s Chief Financial Officer (the “CFO”) shall monitor the VWAP of Pubco Common Stock on the principal securities exchange or securities market on which Pubco Common Stock is then traded on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing during the Earnout Period, the CFO will prepare and deliver to each of the Holder Representative and the SPAC Representative (each, a “Representative Party”) a written statement (each, a “Price Earnout Statement”) that sets forth (i) the VWAP of Pubco Common Stock on the principal securities exchange or securities market on which Pubco Common Stock is then traded on each Trading Day for such monthly anniversary period then ended and the preceding monthly period and (ii) whether a Price Earnout Milestone has been achieved during such monthly anniversary period. Each Representative Party will have ten (10) Business Days after its receipt of a Price Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related Pubco and Company personnel and advisors regarding questions concerning or disagreements with the Price Earnout Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Price Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of each Price Earnout Statement, then such Representative Party will have waived its right to contest such Price Earnout Statement and the calculation of the VWAP of Pubco Common Stock during the applicable portion of the Earnout Period (and whether a Price Earnout Milestone has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution within such ten (10) Business Day period, then upon the written request of either Representative Party the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.11(d).

(c) As soon as practicable (but in any event within twenty (20) Business Days) after the completion of the audited consolidated financial statements for Pubco and its Subsidiaries for each Earnout Year, the CFO will prepare and deliver to the Representative Parties a written statement (each, a “Net Revenue Earnout Statement” and any of a Price Earnout Statement or a Net Revenue Earnout Statement, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.11 of the Net Revenue for such Earnout Year and whether the applicable Net Revenue Earnout Milestone has been satisfied for such Earnout Year. Each Representative Party will have twenty (20) Business Days after its receipt of a Net Revenue Earnout Statement to review it. The Representative Parties, and their respective Representatives on their behalves, may make inquiries of the CFO and related personnel and advisors of Pubco and its Subsidiaries (including the Heritage Companies) regarding questions concerning or disagreements with the applicable Net Revenue Earnout Statement arising in the course of their review thereof, and Pubco and its Subsidiaries (including the Heritage Companies) shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Net Revenue Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within twenty (20) Business Days following the date of delivery of each Net Revenue Earnout Statement, then such Representative Party will have waived its right to contest such Net Revenue Earnout Statement and the determination of the Net Revenue for such Earnout Year (and whether the Net Revenue Earnout Milestone has been satisfied for such Earnout Year) as set forth therein. If such written statement is delivered by a Representative Party within such twenty (20) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of twenty (20) Business Day thereafter. If the Representative Parties do not reach a final resolution within such twenty (20) Business Day period, then, upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.11(d).

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(d) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.11 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.11(d). Each of the Holder Representative and the SPAC Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by Pubco. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the SPAC Representative and the Holder Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Holder Representative and the SPAC Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.11. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(e) If there is a final determination in accordance with this Section 1.11 that, subject to the following sentence (each such date on which a final determination is made, an “Earnout Record Date”), the Company Earnout Participants are entitled to receive any of the Earnout Shares for having achieved an Earnout Milestone, the applicable portion of the Earnout Shares will be due upon such final determination and Pubco will deliver such shares to the Company Earnout Participants within twenty (20) Business Days thereafter (each such date, an “Earnout Payment Date”), with each Company Earnout Participant receiving its Earnout Pro Rata Share of such Earnout Shares (rounded to the nearest whole share). As promptly as practicable following an Earnout Record Date, Pubco shall provide notice to each Company Earnout Participant, and, prior to the applicable Earnout Payment Date, each Company Earnout Participant shall be required to provide evidence reasonably satisfactory to Pubco of such Company Earnout Participant’s ownership on the Earnout Record Date of the shares of Pubco Common Stock received by such Company Earnout Participant on the Effective Date pursuant to Section 1.14 in order to be entitled to receive its Earnout Pro Rata Share of the Earnout Shares (rounded to the nearest whole share) to be delivered on such Earnout Payment Date. In the event any Company Earnout Participant fails to provide such evidence reasonably satisfactory to Pubco, the shares of Pubco Common Stock held by any such Company Earnout Participant shall be deemed to be Transferred Pubco Stock in accordance with Section 1.11(h).

(f) Each of the Company and, from and after the Closing, Pubco hereby agrees that (i) it will not change its or its Subsidiaries fiscal year end from December 31 for each of the 2023 or 2024 fiscal years, and (ii) until the final determination of whether the 2024 Net Revenue Earnout Milestone has been satisfied, it will use its best efforts to maintain a financial reporting system that enables the parties to calculate the Net Revenue for each Earnout Year purposes of this Section 1.11.

(g) Following the Closing (including during the Earnout Period and for the Earnout Years), Pubco and its Subsidiaries, including the Heritage Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Heritage Companies, will be permitted, following the Closing (including during the Earnout Period and for the Earnout Years), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the VWAP of Pubco Common Stock or the Net Revenue and the ability of the Company Earnout Participants to earn the Earnout Shares, and the Company Earnout Participants will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such

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decisions. Notwithstanding the foregoing, Pubco shall not, and shall cause its Subsidiaries, including the Heritage Companies, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

(h) Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, following the Closing, in the event any Company Earnout Participant (a “Transferring Stockholder”) sells, transfers or otherwise disposes of any shares of Pubco Common Stock held by such Transferring Stockholder as of the Closing (“Transferred Pubco Stock”), other than to a Permitted Transferee (as defined in the Lock-Up Agreements), then, upon any issuance of Earnout Shares to the Company Earnout Participants in accordance with this Section 1.11, the number of Earnout Shares issuable to such Transferring Stockholder, if any, shall be reduced by a percentage equal to (i) the total number of shares of such Transferred Pubco Stock sold, transferred, or otherwise disposed of by such Transferring Stockholder as of the date of the applicable payment of Earnout Shares, divided by (ii) the total number of shares of Pubco Common Stock held by the Transferring Stockholder as of the Closing (such deducted shares, the “Deducted Earnout Shares”); provided that any fractional shares shall be rounded down to the nearest whole share. By way of example, if a Transferring Stockholder was entitled to ten (10) Earnout Shares in accordance with this Section 1.11, held one hundred (100) shares of Pubco Common Stock as of the Closing, and sold or transferred thirty (30) shares of Pubco Common Stock following the Closing (other than to a Permitted Transferee (as defined in the Lock-Up Agreements), the Deducted Earnout Shares would equal three (3) with such Transferring Stockholder being issued seven (7) Earnout Shares ((30 ÷ 100 = 30%) x 10 = 7). For each issuance of Earnout Shares to the Company Earnout Participants in accordance with this Section 1.11, if any, the aggregate amount of all Deducted Earnout Shares (and, for the avoidance of doubt, any Earnout Shares that would otherwise be attributable to Dissenting Stockholders with respect to their Dissenting Shares), if any, shall be issued to the remaining non-Transferring Stockholders in accordance with their Earnout Pro Rata Share.

1.12 Contingent Value Rights.

(a) At the Closing, Pubco shall issue to the CVR Escrow Agent (as defined below), on behalf of the Company Stockholders and holders of Contributed Warrants, a number of shares of Pubco Common Stock equal to (i) Three Million (3,000,000) less (ii) the number of RSU CVR Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Company CVR Escrow Shares” and, collectively with the Sponsor CVR Escrow Shares, the “CVR Escrow Shares”) to be held in the CVR Escrow Account (as defined below) and disbursed therefrom in accordance with the terms of this Agreement, the CVR Agreement and the Escrow Agreement. The number of Company CVR Escrow Shares issued to the CVR Escrow Agent by Pubco on behalf of each Company Stockholder and holder of Contributed Warrants (collectively, the “Company Stockholder CVR Escrow Shares”) shall be a number of shares of Pubco Common Stock equal to such Company Stockholder’s or holder of Contributed Warrants’ Company Stockholder Pro Rata Share of the Company CVR Escrow Shares (rounded to the nearest whole share); provided that, any Company CVR Escrow Shares that otherwise would have been attributable to the Dissenting Shares of Dissenting Stockholders shall be issued to the CVR Escrow Agent by Pubco on behalf of each Company Stockholder and holder of Contributed Warrants that is not a Dissenting Stockholder in an amount equal to such Company Stockholder’s or holder of Contributed Warrants’ Company Stockholder Pro Rata Share (rounded to the nearest whole share).

(b) At or prior to the Closing, the Sponsor, the Holder Representative (on behalf of the Company Earnout Participants), Pubco and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Sponsor, the Holder Representative and Pubco), as escrow agent (the “CVR Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Sponsor, the Holder Representative and Pubco (the “CVR Escrow Agreement”), pursuant to which the CVR Escrow Shares shall be deposited into escrow with the CVR Escrow Agent by the Sponsor, the Company Stockholders and the holders of Contributed Warrants, to be held by the CVR Escrow Agent, along with any CVR Escrow Earnings thereon (together the “CVR Escrow Property”), in a segregated escrow account (the “CVR Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 1.12 and the CVR Escrow Agreement. The Sponsor, the Company Stockholders and the holders of Contributed Warrants shall be shown as registered owners of their applicable escrowed CVR Escrow Shares on the books and records of Pubco, and shall be entitled to exercise voting rights with respect to such escrowed CVR Escrow Shares, but any CVR Escrow Earnings on the CVR Escrow Shares while in the CVR Escrow Account shall be deposited into and retained in the CVR Escrow Account until disbursed therefrom in accordance with the terms of this Section 1.12 and the CVR Escrow Agreement and the CVR Agreement. The CVR Escrow Shares shall be allocated among the Sponsor, the Company Stockholders and the holders of Contributed

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Warrants pro rata based on the number of shares of Pubco Common Stock that they deposited, or that were deposited on their behalf, into the CVR Escrow Account at the Closing (their “CVR Escrow Share Allocation”), and any CVR Escrow Property that is disbursed to the Sponsor, the Company Stockholders and the holders of Contributed Warrants in accordance with the terms of this Section 1.12 and the CVR Escrow Agreement and the CVR Agreement shall also be allocated amongst them based on their respective CVR Escrow Share Allocation.

(c) In the event that any shares of Pubco Common Stock or other amounts become payable to the holders of CVRs in accordance with the terms of the CVR Agreement, the terms hereof and the CVR Escrow Agreement, then (i) the Sponsor, the Company Stockholders and the holders of Contributed Warrants shall together forfeit an aggregate amount of CVR Escrow Property equal (in amount and form) to the difference of (x) such shares of Pubco Common Stock and other amounts so payable to holders of CVRs, minus (y) the portion of the amounts payable to holders of CVRs attributable to the RSU CVR Shares that are forfeited by the holders of Restricted Stock Unit Awards (up a to a maximum amount attributable to the Sponsor, the Company Stockholders and the holders of Contributed Warrants equal to the total CVR Escrow Property contained in the CVR Escrow Account), and in accordance with the terms of the CVR Escrow Agreement and the CVR Agreement, the CVR Escrow Agent will transfer such CVR Escrow Property to Pubco, with any CVR Escrow Shares included in such transferred CVR Escrow Property to be cancelled by Pubco, and (ii) each holder of a Restricted Stock Unit Award will, in accordance with the RSU Award Amendments, have all or a portion of its RSU CVR Shares forfeited (and no longer subject to settlement) based on the proportion of the value of the RSU CVR Shares of such holder of a Restricted Stock Unit Award as compared to the aggregate sum of the value of (x) the RSU CVR Shares of the holders of all Restricted Stock Unit Awards and (y) the total CVR Escrow Property (up to a maximum amount for each holder of a Restricted Stock Unit Award equal to such holder’s total RSU CVR Shares). Upon such forfeiture of CVR Escrow Shares and RSU CVR Shares, Pubco will issue new shares of Pubco Common Stock and other property equal (in amount and form) to the amount of such forfeited CVR Escrow Property and RSU CVR Shares to the CVR Rights Agent for distribution to the holders of CVRs in accordance with the terms of the CVR Agreement (such newly issued shares of Pubco Common Stock and other securities or property included within the forfeited CVR Escrow Property and forfeited RSU CVR Shares, in any case, that are delivered to the CVR Rights Agent, the “CVR Property”). Pursuant to the CVR Agreement, the CVR Property will be distributed by the CVR Rights Agent to the holders of CVRs promptly after the CVR Rights Agent’s receipt of the CVR Property, with the CVR Property being allocated among all holders of CVRs pro rata, based on their respective number of CVRs held. In the event that there is a final determination in accordance with the terms of the CVR Agreement of the amount of the CVR Property, if any, payable to holders of CVRs, then any remaining CVR Escrow Property in the CVR Escrow Account after giving effect to the forfeiture of the CVR Escrow Property by the Sponsor, the Company Stockholders and the holders of Contributed Warrants will be distributed promptly thereafter by the CVR Escrow Agent from the CVR Escrow Account to the Sponsor, the Company Stockholders and the holders of Contributed Warrants pursuant to joint written instructions to be provided to the CVR Escrow Agent by Pubco, the Holder Representative and the Sponsor promptly (but in any event within five (5) Business Days) after such final determination.

1.13 Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of any SPAC Party or the Company:

(a) SPAC Units. At the Effective Time, every issued and outstanding SPAC Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Public Warrant in accordance with the terms of the SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.13 below.

(b) SPAC Common Stock. At the Effective Time, each issued and outstanding share of SPAC Common Stock (other than those described in Section 1.13(d) below, but including those described in Section 1.13(a) above) shall be converted automatically into and thereafter represent the right to receive (i) one (1) share of Pubco Common Stock and (ii) one (1) CVR (subject to (x) the withholding of the CVR Escrow Shares deposited in the CVR Escrow Account in accordance with the CVR Funding and Waiver Letter and (y) the waiver by the Sponsor and the IPO Underwriter of their rights to receive CVRs for their Founder Shares and Representative Shares pursuant to the CVR Funding and Waiver Letter), following which, all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

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(c) SPAC Warrants. At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of shares of SPAC Common Stock. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Warrants.

(d) Treasury Stock. At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares or by any direct or indirect Subsidiary of SPAC, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) SPAC Merger Sub Stock. At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

1.14 Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any SPAC Party or the Company:

(a) Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.11), with each Company Stockholder being entitled to receive its Company Stockholder Pro Rata Share of the Stockholder Merger Consideration (and its Earnout Pro Rata Share of any Earnout Shares after the Closing in accordance with Section 1.11), without interest, upon delivery of the Transmittal Documents in accordance with Section 1.16. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.19 below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.19 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.19.

(d) Company Options. Each outstanding Company Option (whether vested or unvested) shall be terminated prior to the Closing. From and after the date of this Agreement, the Company shall not issue any new awards under the Company Equity Plan.

(e) Company Interim Notes. Each Company Interim Note that is outstanding immediately prior to the Effective Time shall be converted in accordance with the terms of the Company Interim Notes into the right to receive such number of shares of Pubco Common Stock as is equal to the quotient of (i) the principal amount plus accrued and unpaid interest on such Company Interim Note at the Effective Time divided by (ii) the product of (A) the Redemption Price multiplied by (B) 0.75, with any fractional shares rounded down to the nearest whole share (such shares of Pubco Common Stock, the “Company Interim Note Conversion Shares”).

(f) Company Interim Warrants and Company Financing Warrants. Each outstanding (i) Company Interim Warrant shall be assumed by Pubco and exchanged for a warrant for shares of Pubco Common Stock (each, an “Assumed Interim Warrant” and, collectively, the “Assumed Interim Warrants”) and (ii) Company Financing Warrant shall be assumed by Pubco and exchanged for a warrant for shares of Pubco Common Stock (each, an “Assumed

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Financing Warrant” and, collectively, the “Assumed Financing Warrants” and, together with the Assumed Interim Warrants, each, an “Assumed Warrant” and, collectively, the “Assumed Warrants”). Each Assumed Interim Warrant shall: (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) fifty percent (50%) of the Subscription Amount of such Company Interim Warrant (as defined in the Company Interim Warrant), multiplied by (B) Redemption Price and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the Redemption Price. Each Assumed Financing Warrant shall (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock into which the Company Financing Warrant was convertible into immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) (A) the exercise price of such Company Financing Warrant immediately prior to the Effective Time divided by (B) the Conversion Ratio. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of the outstanding Assumed Warrants.

(g) Restricted Stock Unit Awards. Each Restricted Stock Unit Award, as amended by the RSU Award Amendments in accordance with Section 6.22, shall be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted as of the Closing to a number of RSU Shares equal to (as rounded down to the nearest whole number) the product of (i) the number of RSU Shares underlying the Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Conversion Ratio.

(h) Contributed Warrants. Each Contributed Warrant shall be contributed to Pubco and exchanged for such number of shares of Pubco Common Stock as the holder of such Contributed Warrant would have received pursuant to Section 1.14(a) if such Contributed Warrant had been exercised immediately prior to the Effective Time for the number of shares of Company Common Stock set forth in the Contribution Agreement.

(i) Other Company Convertible Securities. Any Company Convertible Security other than a Company Interim Warrant, Company Interim Note, Company Financing Warrant or Restricted Stock Unit Award, if not exercised or converted prior to the Effective Time into shares of Company Common Stock, shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into shares of Company Stock, or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(j) Company Merger Sub Shares. At the Effective Time, all shares of common stock of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal amount of shares of common stock of Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of capital stock in Company Surviving Subsidiary.

1.15 Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any SPAC Party or the Company, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.16 Exchange Procedures.

(a) Prior to the Effective Time, SPAC shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the stock certificates or other instruments representing the Company Stock (collectively, the “Company Certificates”). At the Effective Time, the holders of the Company Stock will surrender their Company Certificates, if any, and written acknowledgement of the termination of their rights to such Company Stock or, in the case of a lost, stolen or destroyed Company Certificate, upon delivery of Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.16(f), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.

(b) Certificates representing the shares of Pubco Common Stock shall be issued to the holders of Company Stock (subject to the withholding of the Escrow Shares) upon surrender of the Company Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and, if applicable, SPAC Certificates (or in the case of a lost, stolen or destroyed Company Certificate, upon delivery of a Lost Certificate

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Affidavit (and indemnity, if required) in the manner provided in Section 1.16(f)) for cancellation to the Exchange Agent, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates such certificates representing the number of shares of Pubco Common Stock for which their Company Stock are exchangeable at the Effective Time, and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Stockholder Merger Consideration pursuant to this Article I.

(c) At or prior to the Effective Time, Pubco shall send, or shall cause the Exchange Agent to send, to each Company Stockholder a letter of transmittal for use in exchanging Company Certificates for the applicable portion of the Stockholder Merger Consideration in form and substance to be mutually agreed by SPAC and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of Common Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange. Each Company Stockholder shall be entitled to receive its Company Stockholder Pro Rata Share of the Stockholder Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.11) in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.14(b) or 1.14(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or Pubco. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.11) attributable to such Company Certificate.

(d) If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Significant Holder Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or SPAC and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) All securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such SPAC Securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the shares of Pubco Common Stock, Pubco Warrants and CVRs so issued in exchange. To the extent that any share of SPAC Common Stock are represented by physical certificates (“SPAC Certificates”), the holders of such SPAC Common Stock will be provided a customary letter of transmittal by SPAC to send their SPAC Certificates (or in the case of a lost, stolen or destroyed SPAC Certificate, a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.16(f)) to the transfer agent for the shares of Pubco Common Stock, which shall be the same as the transfer agent for SPAC Common Stock, and such transfer agent will, upon receipt of completed documentation, issue the shares of Pubco Common Stock (and instruct the CVR Rights Agent to issue the CVRs) that are issuable in respect of the holder’s SPAC Common Stock. To the extent that any SPAC Securities are held in book entry, the issuance of shares of SPAC Common Stock, CVRs and Pubco Warrants will automatically be made by the transfer agent, CVR Rights Agent and warrant agent.

(f) In the event any Company Certificate or SPAC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or SPAC Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or SPAC Certificate, Pubco will issue or
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cause to be issued the number of shares of Pubco Common Stock for which such lost, stolen or destroyed Company Certificates or SPAC Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to this Agreement.

(g) If certificates representing the shares of Pubco Common Stock are to be issued in a name other than that in which the Company Certificates or, if applicable, SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or, if applicable, SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Pubco Common Stock in any name other than that of the registered holder of the Company Certificates or, if applicable, SPAC Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(h) Prior to the Effective Time, the Company shall send to each Company Financing/Interim Warrant holder a customary letter of transmittal in form and substance reasonably acceptable to Pubco which shall specify that the delivery of Assumed Warrants shall be effected in exchange for the Company Financing/Interim Warrants upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Financing/Interim Warrants are being converted into Assumed Warrants in accordance with the terms and conditions set forth in this Agreement without further obligation on the part of the Company or Pubco and that, following the Effective Time, the holder of such Company Financing/Interim Warrants will have no further rights or claims to any further equity in the Company other than such conversion. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such acknowledgments and Pubco shall not issue Assumed Warrants in exchange for any Company Financing/Interim Warrant until it shall have received from the holder thereof (i) such letter of transmittal, completed and duly executed by such holder, with respect to such Company Financing/Interim Warrant, and (ii) a duly executed counterpart to the agreement for the Assumed Warrant in form and substance to be mutually agreed by SPAC and the Company (an “Assumed Warrant Agreement”), which, among other matters, will release the Company from its obligations with respect to the applicable Company Financing/Interim Warrant.

(i) Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Common Stock.

1.17 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Mergers, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.18 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC, the Company, Pubco and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.19 Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Stockholder Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with

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respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give Pubco and SPAC Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Pubco and the SPAC Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Stockholder Merger Consideration shall be reduced by the Company Stockholder Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Stockholder Merger Consideration (or Earnout Shares) with respect to any Dissenting Shares.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to SPAC, 1345 Avenue of the Americas, New York, NY 10105, remotely by electronic exchange of signatures, on a date and at a time to be agreed upon by SPAC and the Company, which date shall be no later than the second (2nd) Business Day after all the conditions to the Closing set forth in this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform SPAC’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC, and (b) other than the Required SPAC Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.5 Capitalization.

(a) SPAC is authorized to issue 51,000,000 shares of capital stock, par value $0.0001 per share, of which 50,000,000 shares are SPAC Common Stock and 1,000,000 shares are SPAC Preferred Stock. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth in Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding shares of SPAC Preferred Stock. All outstanding shares of SPAC Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than any redemption of Public Stockholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

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(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed in Schedule 3.5(c). No Indebtedness of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

(e) Prior to giving effect to the Mergers, SPAC owns all of the issued and outstanding capital stock of Pubco, and other than Pubco and the Merger Subs, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

3.6 SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and SPAC has not taken any action prohibited by Section 402 of SOX regarding this Section 3.6(a). Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year that SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the SPAC Financials (defined below) or the SEC Reports) to (A) SPAC’s historical accounting of the SPAC Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) SPAC’s accounting or classification of SPAC’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of SPAC’s auditors, or (C) SPAC’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the SPAC Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Units, the SPAC Common Stock and the SPAC Public Warrants are listed on Nasdaq, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) SPAC maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents.

(c) Except for any SEC SPAC Accounting Changes, the financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Except for any SEC SPAC Accounting Changes or except to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC has no off-balance sheet arrangements.

(e) Since its incorporation, except as disclosed in the SEC Reports, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC to the Knowledge of SPAC, (ii) a “material weakness” in the internal controls over financial reporting of SPAC to the Knowledge of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(f) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

3.7 Absence of Certain Changes.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of an initial Business Combination as described in the IPO Prospectus, including the investigation of the Heritage Companies and those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in SPAC’s governing documents or the IPO Prospectus, there is no Contract binding upon any SPAC Party or to which any SPAC Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries.

(b) Each Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(c) Since December 31, 2021, SPAC has not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written or, to the Knowledge of SPAC, oral, notice alleging any violation of applicable Law in any material respect by SPAC.

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3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened material Action to which SPAC is subject which would reasonably be expected to have a Material Adverse Effect on SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.10 Taxes and Returns.

(a) SPAC has or will have timely filed, or caused to be timely filed, all federal, state and foreign material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. SPAC has complied in all material respects with all applicable Laws relating to Tax. There are no claims, assessments, audits, examinations, investigations or other Actions currently pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Action in respect of any Tax against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) SPAC has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(d) SPAC has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the SPAC Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on SPAC with respect to any period following the Closing Date.

(e) SPAC has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(f) SPAC is not: (i) a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) nor has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(g) SPAC is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

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3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth in Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $150,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or compete with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.16 Finders and Brokers. Except as set forth in Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Heritage Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

3.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

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(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

3.19 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Heritage Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Heritage Companies for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Heritage Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.20 Trust Account. As of the date hereof, there is at least $44 million in cash held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or are held as cash or cash equivalents. SPAC has performed all material obligations required to be performed by it to date, and is not in material default or breach, under the Trust Agreement, and to SPAC’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except to the extent necessary in connection with any Extensions, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate in any material respect or that would entitle any Person (other than Public Stockholders who shall have elected to redeem their shares of SPAC Common Stock pursuant to SPAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than to pay Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement and for prior redemptions of SPAC Common Stock by Public Stockholders in connection with prior amendments to the

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SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate and SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated herein. Following the Effective Time, no shareholders of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholders shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to any Redemption in compliance with SPAC’s Organizational Documents.

3.21 No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of SPAC), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC.

Article IV
REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS

Except as set forth in the SPAC Disclosure Schedules, each of Pubco and the Merger Subs represents and warrants to SPAC and the Company, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Pubco, Company Merger Sub and SPAC Merger Sub are each corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor any Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Subject to the adoption of the Amended Pubco Organizational Documents and delivery of the Written Consents in accordance with Section 6.21, each of Pubco and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and the Merger Subs and, subject to the delivery of the Written Consents in accordance with Section 6.21 no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the Amended Pubco Organizational Documents), on the part of Pubco or the Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or the Merger Subs is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

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4.3 Governmental Approvals. Except as otherwise set forth in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Pubco or the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not , individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

4.4 Non-Contravention. The execution and delivery by Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the adoption of the Amended Pubco Organizational Documents, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

4.5 Capitalization. Prior to giving effect to the Mergers and the Amended Pubco Organizational Documents, (i) Pubco is authorized to issue 1,000 shares of Pubco Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by SPAC, (ii) SPAC Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco, and (iii) Company Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the Mergers, other than Pubco’s ownership of the Merger Subs, Pubco and the Merger Subs do not have any Subsidiaries or own any equity interests in any other Person.

4.6 Ownership of Merger Consideration. All shares of Pubco Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Pubco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such Pubco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7 Pubco and Merger Sub Activities. Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of the Merger Subs) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated hereby and thereby, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Subs are not party to or bound by any Contract.

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4.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC Parties, the Heritage Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Merger Subs.

4.9 Investment Company Act. As of the date of this Agreement, Pubco is not an “investment company”, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meanings of the Investment Company Act.

4.10 No Other Representations. Except for the representations and warranties expressly made by Pubco and the Merger Subs in this Article IV (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of Pubco nor the Merger Subs nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to Pubco or the Merger Subs or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and each of Pubco and the Merger Subs hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco or either of the Merger Subs or any of their respective. Except for the representations and warranties expressly made by Pubco and the Merger Subs in this Article IV (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, each of Pubco and the Merger Subs hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of Pubco or a Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco or a Merger Sub.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the SPAC Parties, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Heritage Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 5.1 lists all jurisdictions in which any Heritage Company is qualified to conduct business and all names other than its legal name under which any Heritage Company does business. The Company has provided to SPAC accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Heritage Company is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement

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and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered to Pubco and SPAC include holders of Company Stock representing an aggregate of 80.48% of the outstanding shares of Company Common Stock (on an as-converted basis), and such Voting Agreements are in full force and effect.

5.3 Capitalization.

(a) The Company is authorized to issue: (i) 3,000,000 shares of Company Common Stock, of which 686,240 shares are issued and outstanding; and (ii) no shares of preferred stock. The Company has not designated any shares of Company Preferred Stock. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth in Schedule 5.3(a) along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) The Company has reserved 450,000 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 223,279 of such shares are reserved for issuance upon exercise of currently outstanding Company Options and settlement of currently outstanding Restricted Stock Unit Awards (y) 576 of such shares are currently issued and outstanding that were issued upon exercise of Company Options or settlement of Restricted Stock Unit Awards and Restricted Stock Awards previously granted under the Company Equity Plan, and (z) 226,596 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to SPAC complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 5.3(b) sets forth the beneficial and record owners of all outstanding Company Options and Restricted Stock Unit Awards (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than as set forth in Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth in Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter or in the Company Equity Plan, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, except with respect to the Company Convertible Securities set forth on Schedule 5.3(b), no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with

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the terms of the Company Equity Plan and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(d) Except as disclosed in the Company Financials, since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporation, partnership or a disregarded entity under the Code and any applicable state or non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Heritage Company. Except for the equity interests of the Subsidiaries listed in Schedule 5.4 or as otherwise disclosed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5 Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Heritage Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Heritage Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Heritage Company, as applicable) of this Agreement and each Ancillary Document to which any Heritage Company is or is required to be a party or otherwise bound, and the consummation by any Heritage Company of the transactions contemplated hereby and thereby and compliance by any Heritage Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Heritage Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Heritage Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Heritage Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Heritage Company under, (viii) give rise to any obligation to obtain any third party

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Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Heritage Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) consolidated financial statements of the Heritage Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Heritage Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholders’ equity and statements of cash flows for the fiscal years then ended, each audited pursuant to private company standards, (ii) when delivered in accordance with Section 6.4(a), the Audited Financial Statements, (iii) the consolidated financial statements, consisting of the consolidated balance sheet of the Heritage Companies as of September 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the nine months then ended, and (iv) when delivered in accordance with Section 6.4(a), the Reviewed Interim Financial Statements. True and correct copies of the Company Financials have been provided to SPAC. The Company Financials (i) accurately reflect in all material respects the books and records of the Heritage Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in nature or amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Heritage Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Heritage Companies for the periods indicated. No Heritage Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Heritage Company maintains accurate books and records reflecting in all material respects its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Heritage Company does not maintain any off-the-book accounts and that such Heritage Company’s assets are used only in accordance with such Heritage Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Heritage Company and to maintain accountability for such Heritage Company’s assets, (iv) access to such Heritage Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Heritage Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Heritage Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Heritage Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Heritage Company. In the past three (3) years, no Heritage Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Heritage Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Heritage Company has engaged in irregular accounting or auditing practices.

(c) The Heritage Companies do not have any Indebtedness other than the Indebtedness set forth in Schedule 5.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as set forth on Schedule 5.7(c), no Indebtedness of any Heritage Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Heritage Company, or (iii) the ability of the Heritage Companies to grant any Lien on their respective properties or assets.

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(d) Except as set forth in Schedule 5.7(d), no Heritage Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law) or (iii) Expenses of the Heritage Companies incurred in connection with the negotiation, preparation and/or execution of this Agreement or any of the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

(e) All financial projections with respect to the Heritage Companies that were delivered by or on behalf of the Company to SPAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Heritage Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Heritage Company arising from its business. To the Knowledge of the Company, except as set forth on Schedule 5.7(f), none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Heritage Companies (net of reserves) within ninety (90) days. The Accounts Receivable and any reserve for bad debts are reflected properly, in all material respects, on the books and records of the Heritage Companies.

5.8 Absence of Certain Changes. Except as set forth in Schedule 5.8 or reflected on the Audited Financial Statements, since December 31, 2021, each Heritage Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of SPAC.

5.9 Compliance with Laws. Except as set forth on Schedule 5.9, no Heritage Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Heritage Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10 Company Permits. Each Heritage Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Heritage Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed in Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Heritage Company is in violation in any material respect of the terms of any Company Permit, and no Heritage Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

5.11 Litigation. Except as described in Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three (3) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Heritage Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Heritage Company must be related to the Heritage Company’s business, equity securities or assets), its business, equity securities or assets. The items listed in Schedule 5.11, if finally determined adversely to the Heritage Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Heritage Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Heritage Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Heritage Company is a party or by which any Heritage Company, or any of its properties or assets are bound or affected (each Contract required to be set forth in Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Heritage Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Heritage Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Heritage Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Heritage Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments to or receipts by the Heritage Companies under such Contract or Contracts of at least $100,000 per year or $200,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer’s or Top Supplier’s relationship with any of the Heritage Companies);

(ix) obligates the Heritage Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between any Heritage Company and any directors, officers or employees of a Heritage Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Heritage Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Heritage Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Heritage Company or any manager, director or officer of any Heritage Company) with a power of attorney;

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(xiv) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Heritage Company, other than Off-the-Shelf Software;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Heritage Company and outside of the ordinary course of business and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Heritage Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Heritage Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Heritage Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Heritage Company, under such Company Material Contract; (v) no Heritage Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Heritage Company in any material respect; and (vi) no Heritage Company has waived any material rights under any such Company Material Contract.

5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign Patents, Trademarks, Copyrights, and Internet Assets owned or licensed by a Heritage Company or otherwise used or held for use by a Heritage Company in which a Heritage Company is the owner, applicant or assignee, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates, (E) and next action (if any) due in the next six months; and (ii) a brief, non-proprietary description of Trade Secrets used in the conduct of the business of the Heritage Companies and owned or purported to be owned by a Heritage Company (all of the foregoing, collectively, the “Company Owned IP”). Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Heritage Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due and owning from, but not yet paid by, a Heritage Company, if any. Except as set forth on Schedule 5.13(a), each Heritage Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Company Owned IP. No item of Company Owned IP that consists of a Patent or pending Patent application fails to identify all pertinent inventors. For each Patent and Patent application in the Company Registered IP, the Heritage Companies have obtained valid assignments of inventions from each known inventor. To the Knowledge of the Company, all Company Owned IP is valid, enforceable, in force, or, to the extent pending, seeks valid and enforceable rights, with all required fees, maintenance fees, renewal fees, and annuity fees having been paid timely. To the Knowledge of the Company, the Company or its representatives, for any Patent or Patent application in the Company Owned IP, have disclosed all material prior art to any applicable Intellectual Property Governmental Authority offices in connection with the prosecution of such Patents or Patent applications. Except as set forth in Schedule 5.13(a)(iii), all Company Owned IP is owned exclusively by the applicable Heritage Company without

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obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Owned IP, and such Heritage Company has obtained and recorded all assignments of all Company Owned IP with any applicable Intellectual Property offices or Governmental Authorities.

(b) Each Heritage Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Heritage Company (“Company In-Licensed IP”). The Company In-Licensed IP includes all of the licenses, sublicenses and other agreements or permissions to Intellectual Property necessary to operate the Heritage Companies as presently conducted. Except as set forth on Schedule 5.13(a)(ii), each Heritage Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Heritage Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Heritage Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Heritage Company after the Closing Date and any required permissions have been obtained. Except as set forth on Schedule 5.13(b), all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Heritage Company are, and to the Knowledge of the Company all Company In-Licensed IP is, valid, enforceable, in force and effect with all required fees and maintenance fees, renewal fees, and annuity fees having been paid timely, and the Company’s licensors have recorded, or have all assignments of all Company In-Licensed Intellectual Property with any applicable Intellectual Property offices or Governmental Authorities. To the Knowledge of the Company, the Heritage Company’s licensors’ Representatives have disclosed all material prior art to any applicable Company In-Licensed IP to Intellectual Property Governmental Authority offices in connection with the prosecution of such Patents or Patent application. Applications to register any Company In-Licensed Intellectual Property that are pending are in good standing, all without challenge of any kind other than office actions that may be issued by the applicable Intellectual Property office or governmental agency in the ordinary course of filing and prosecuting such applications. To the Knowledge of the Company, each Heritage Company licensor that is the owner of any Company In-Licensed IP has, and such Heritage Company’s licensor’s Representatives have, disclosed all material prior art to any applicable Intellectual Property Governmental Authority offices in connection with the prosecution of such Patents or Patent application. Except as set forth on Schedule 5.13(b), no Heritage Company is party to any Contract that requires a Heritage Company to assign to any Person all of its rights in any Intellectual Property developed by a Heritage Company under such Contract.

(c) Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Heritage Company is the licensor, including intra-company or affiliated company licenses (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due and owing to, but not yet paid to, a Heritage Company, if any. Each Heritage Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Heritage Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) Except as set forth on Schedule 5.13(d), no Action is pending or, to the Company’s Knowledge, threatened against a Heritage Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Company Owned IP or Company In-Licensed IP currently licensed pursuant to a Company IP License, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Except as set forth on Schedule 5.13(d), no Heritage Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Heritage Company, nor to the Knowledge of the Company is there a reasonable basis therefor. Except as set forth on Schedule 5.13(d), there are no Orders to which any Heritage Company is a party or its otherwise bound that (i) restrict the rights of a Heritage Company to use, transfer, license or enforce any Intellectual Property owned by a Heritage Company, (ii) restrict the conduct of the business of a Heritage Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Heritage Company. Except as set forth on Schedule 5.13(d), to the Knowledge of the Company, no Heritage Company is currently infringing or has been notified or alleged to have infringed, or has, in the past, infringed, misappropriated or

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violated any Intellectual Property of any other Person in connection with the conduct of the businesses of the Heritage Companies. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Company Owned IP or Company In-Licensed IP.

(e) Except as set forth on Schedule 5.13(e), all officers, directors, employees and independent contractors of a Heritage Company (and each of their respective Affiliates) have assigned to the Heritage Companies all Intellectual Property arising from the services performed for a Heritage Company by such Persons and, where applicable, all such assignments of Company Registered IP have been recorded, or the Company has all necessary legal authority to record such assignments. No current or former officers, employees or independent contractors of a Heritage Company have claimed any ownership interest in any Intellectual Property owned by a Heritage Company. To the Knowledge of the Company, there has been no violation of a Heritage Company’s policies or practices related to protection of Company Owned IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Heritage Company. The Company has made available to SPAC true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Heritage Company. To the Company’s Knowledge, none of the employees of any Heritage Company is obligated under any Contract, or subject to any Order, that would interfere with the use of such employee’s best efforts to promote the interests of the Heritage Companies, or that would conflict with the business of any Heritage Company as presently conducted or contemplated to be conducted after the Closing Date. Each Heritage Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of Material Company Owned IP.

(f) To the Knowledge of the Company, and except as set forth on Schedule 5.13(f), no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Heritage Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Heritage Company. Each Heritage Company has used commercially reasonable efforts, consistent with the practice of the industry in which the Heritage Companies operate, to comply in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Knowledge of the Company, and except as set forth on Schedule 5.13(f), the operation of the business of the Heritage Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) Except as set forth on Schedule 5.13(g), the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Heritage Company, or (ii) any Company IP License. Following the Closing, and except as set forth on Schedule 5.13(g), the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Heritage Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Heritage Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Heritage Companies would otherwise be required to pay in the absence of such transactions.

5.14 Taxes and Returns.

(a) Except as set forth on Schedule 5.14(a), each Heritage Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Heritage Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against a Heritage Company by a Governmental Authority in a jurisdiction where the Heritage Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(c) No Heritage Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Heritage Company in respect of any Tax, and no Heritage Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Heritage Company’s assets, other than Permitted Liens.

(e) Except as set forth on Schedule 5.14(e), each Heritage Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Heritage Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Heritage Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Since the date of the Audited Company Financials, no Heritage Company has made any material change in accounting method (except as required by a change in Law or GAAP) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Heritage Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Heritage Company has any Liability or potential Liability for the Taxes of another Person (other than another Heritage Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Heritage Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Heritage Company with respect to any period following the Closing Date.

(j) No Heritage Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Heritage Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Heritage Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Heritage Company for the operation of the business of a Heritage Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property

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Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, except as set forth on Schedule 5.15, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Heritage Company or any other party under any of the Company Real Property Leases, and no Heritage Company has received notice of any such condition. No Heritage Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Heritage Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth in Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Heritage Companies. The operation of each Heritage Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Heritage Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Heritage Company. The Company has provided to SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Heritage Company or any other party under any of the Company Personal Property Leases, and no Heritage Company has received notice of any such condition.

5.17 Title to and Sufficiency of Assets. Each Heritage Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth in Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Heritage Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Heritage Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Heritage Companies for use in the operation of the businesses of the Heritage Companies, and taken together, are in all material respects adequate and sufficient for the operation of the businesses of the Heritage Companies as currently conducted and as presently proposed to be conducted.

5.18 Employee Matters.

(a) No Heritage Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Heritage Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances), if any, that are pending or, to the Knowledge of the Company, threatened between any Heritage Company and Persons employed by or providing services as independent contractors to a Heritage Company. No current officer of a Heritage Company has provided any Heritage Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Heritage Company. Except as set forth on Schedule 5.18, no material (i) employee layoff, (ii) facility closure or shutdown (whether voluntary or by Law or Order), (iii) reduction-in-force, (iv) furlough, temporary layoff, (v) reduction in hours, salary or wages, or (vi) other workforce changes affecting Heritage Company employees has occurred since January 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Since January 1, 2020, no Heritage Company has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

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(b) Each Heritage Company, to the Knowledge of the Company, (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Heritage Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Heritage Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Heritage Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Heritage Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2021 and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ended December 31, 2022. Except as set forth in Schedule 5.18(c), (A) no employee is either (1) a party to a written employment Contract with a Heritage Company or (2) employed other than “at will”, and (B) to the Knowledge of the Company, the Heritage Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Heritage Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company, oral agreement or any applicable Law or practice. Except as set forth in Schedule 5.18(c), each Heritage Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Heritage Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to SPAC by the Company.

(d) Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Heritage Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth in Schedule 5.18(d) all of such independent contractors are a party to a written Contract with a Heritage Company. Except as set forth in Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with a Heritage Company, a copy of which has been provided to SPAC by the Company. To the Knowledge of the Company, for the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Heritage Company are bona fide independent contractors and not employees of a Heritage Company. Except as set forth in Schedule 5.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Heritage Company to pay severance or a termination fee.

5.19 Benefit Plans.

(a) Set forth in Schedule 5.19(a) is a true and complete list of each Benefit Plan of a Heritage Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Heritage Company has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Heritage Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

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(b) Each Company Benefit Plan is and has been operated at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Heritage Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Heritage Company, the Company has provided to SPAC accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred; (ii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as described in Section 413(c) of the Code) or (iv) otherwise subject to Title IV of ERISA or Section 412 of the Code. No Heritage Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Heritage Company immediately after the Closing Date. No Heritage Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There is no arrangement pursuant to which a Heritage Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Heritage Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Heritage Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(i) Except as set forth on Schedule 5.19(i), except to the extent required by Section 4980B of the Code or similar state Law, no Heritage Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such in Schedule 5.19(j). Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in each case, in all material respects, with the applicable provisions

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of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which any Heritage Company is a party or by which it is bound to compensate any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.

5.20 Environmental Matters. Except as set forth in Schedule 5.20:

(a) Each Heritage Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could materially and adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Heritage Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Heritage Company has assumed, contractually or by operation of Law, any material Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Heritage Company or any assets of a Heritage Company alleging either or both that a Heritage Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Heritage Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Heritage Company or any property currently or formerly owned, operated, or leased by any Heritage Company or any property to which a Heritage Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Heritage Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Heritage Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Heritage Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Heritage Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to SPAC all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Heritage Company.

5.21 Transactions with Related Persons. Except as set forth in Schedule 5.21, no Heritage Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Heritage Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Heritage Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Heritage Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Heritage Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth in Schedule 5.21, no Heritage Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property

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or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Heritage Company. The assets of the Heritage Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Heritage Companies do not include any payable or other obligation or commitment to any Related Person.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Heritage Company relating to a Heritage Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Heritage Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Heritage Company has any self-insurance or co-insurance programs. In the past three (3) years, no Heritage Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $40,000 made by a Heritage Company in the past five (5) years. Each Heritage Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Heritage Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Heritage Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23 Product Warranty and Liability.

(a) Each product manufactured, sold or delivered by any Heritage Company in conducting its business has been in all material respects in conformity with all product specifications all express and implied warranties and all applicable Laws. To the Company’s Knowledge, no Heritage Company has any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against in the Company Financials. No Heritage Company has sold any products or delivered any services that included a warranty for a period of longer than one year.

(b) To the Company’s Knowledge, no Heritage Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of a Heritage Company. No Heritage Company has committed any act or omission which would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of a Heritage Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Heritage Company.

5.24 Books and Records. All of the financial books and records of the Heritage Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects.

5.25 Top Customers and Suppliers. Schedule 5.25 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Heritage Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Heritage Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Heritage Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Heritage Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Heritage Company or intends to stop,

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decrease or limit materially its products or services to any Heritage Company or its usage or purchase of the products or services of any Heritage Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Heritage Company or seek to exercise any remedy against any Heritage Company, (iv) no Heritage Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Heritage Company with any Top Supplier or Top Customer.

5.26 Certain Business Practices.

(a) No Heritage Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Heritage Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Heritage Company or assist any Heritage Company in connection with any actual or proposed transaction.

(b) The operations of each Heritage Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Heritage Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Heritage Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Heritage Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Heritage Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.27 Investment Company Act. No Heritage Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

5.28 Finders and Brokers. Except as set forth in Schedule 5.28, no Heritage Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SPAC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither SPAC nor any of its Representatives have made any representation or warranty as to SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

5.30 Information Supplied. None of the information supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s stockholders and/or prospective investors with respect to the consummation of the

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transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

5.31 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Heritage Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC Parties or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC Parties or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Heritage Companies.

Article VI
COVENANTS

6.1 Access and Information

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.14, the Company shall give SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Heritage Companies, as SPAC or its Representatives may reasonably request regarding the Heritage Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Heritage Companies. Notwithstanding the foregoing, the Company shall not be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in a breach of any Contract between the Company and a third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any SPAC Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

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(b) During the Interim Period, subject to Section 6.14, SPAC shall give the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries. Notwithstanding the foregoing, SPAC shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in a breach of any Contract between SPAC and a third party, (C) violate any legally-binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC, on the one hand, and any Heritage Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

6.2 Conduct of Business of the Company.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Heritage Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2 and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that nothing in this Section 6.2(b)(ii) shall prevent the Company from issuing the Company Interim Notes;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate, provided that nothing in this Section 6.2(b)(iv) shall prevent the Company from issuing the Company Interim Notes;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any Action, investigation, audit or controversy relating to a material amount of Taxes, file any amended income or other material Tax Return, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Heritage Company customers or Tribal Beverage Network collaborators in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Heritage Company or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities (other than terminations of non-executive employees in the ordinary course of business, provided that the Company promptly notifies SPAC of any such terminations);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

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(xvi) make capital expenditures in excess of $200,000 (individually for any project (or set of related projects) or $500,000 in the aggregate), provided that the Company shall not be prohibited from (A) repairing existing fixed assets in the ordinary course of business consistent with past practice or (B) with advance notice to SPAC, making a capital expenditure in response to a requirement from a local, county or state Governmental Authority required to maintain or regain compliance with applicable Laws;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate other than (A) pursuant to the terms of a Company Material Contract or Company Benefit Plan or (B) in connection with the purchase of raw goods in the ordinary course of business consistent with past practice; provided that nothing in this Section 6.2(b)(xviii) shall prevent the Company from issuing the Company Interim Notes;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights other than in the ordinary course of business consistent with past practice;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of SPAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with SPAC’s current Organizational Documents or by amendment of SPAC’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (or as contemplated by any Transaction Financing), as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries, including Pubco and the Merger Subs, to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any Transaction Financing), up to aggregate additional Indebtedness during the Interim Period of $500,000, and (B) costs and expenses in connection with the Proxy Statement and the SPAC Special Meeting and the solicitation of proxies in connection therewith, including, without limitation, costs of printing and mailing the Proxy Statement, and (C) the costs and expenses necessary for an Extension (including to fund payments by SPAC to the Trust Account for (x) an automatic extension right in accordance with SPAC’s current Organizational Documents or (y) to incentivize Public Stockholders not to redeem their SPAC Common Stock in an Extension Redemption connection with an amendment of SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, “Extension Expenses”)), in each case, which, by its terms, is required to be paid or repaid in full at or prior to the Closing (or as otherwise mutually agreed in writing by SPAC and the Company);

(v) make or rescind any material election relating to Taxes, settle any Action, investigation, audit or controversy relating to Taxes, file any amended income or other material Tax Return, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(xiv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of SPAC Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Financial Statements.

(a) As soon as practicable following the date of this Agreement, the Company shall deliver to SPAC (i) the consolidated financial statements of the Heritage Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Heritage Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholders’ equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financial Statements”), and (ii) the PCAOB auditor reviewed consolidated financial statements, consisting of the consolidated balance sheet of the Heritage Companies as of the Interim Balance Sheet Date and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six months then ended (the “Reviewed Interim Financial Statements”). The Company shall use its commercially reasonable efforts (x) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Heritage Companies, SPAC and Pubco in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and/or the Proxy Statement and any other filings to be made by SPAC or Pubco with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (y) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(b) During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Heritage Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Heritage Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Heritage Companies that the Heritage Companies’ certified public accountants may issue.

6.5 SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the SPAC Units, the SPAC Common Stock and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Common Stock and the Pubco Public Warrants (and not the CVRs).

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6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Heritage Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Heritage Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC. For the avoidance of doubt, the sale and issuance by the Company of Company Interim Notes shall not constitute an Alternative Transaction.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from

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any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or

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if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC, Pubco and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and Pubco shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued to the holders of SPAC Securities and the Company Earnout Participants pursuant to the Mergers, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC stockholders for the matters to be acted upon at the SPAC Special Meeting and providing the Public Stockholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their shares of SPAC Common Stock redeemed (the “Closing Redemption”) in conjunction with the stockholder vote on the SPAC Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC stockholders to vote, at an extraordinary general meeting of SPAC stockholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Mergers (and, to the extent required, the issuance of any shares in connection with any Transaction Financing), by the holders of SPAC Common Stock in accordance with SPAC’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Pubco Organizational Documents, (iii) adoption and approval of a new equity incentive plan for Pubco in form and substance to be mutually agreed by SPAC and the Company (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Closing Redemption), (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.16 hereof, and (v) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “SPAC Stockholder Approval Matters”), and (vii) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of SPAC. If on the date for which the SPAC Special Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Stockholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the SPAC Special Meeting. In connection

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with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and SPAC and Pubco shall consider in good faith any such comments. The Company shall promptly provide SPAC and Pubco with such information concerning the Heritage Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein to the extent based solely on information supplied by SPAC, Merger Subs or Sponsor for inclusion or incorporation by reference in the Registration Statement or any SEC filings of SPAC or the Proxy Statement provided to SPAC’s stockholders.

(b) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Special Meeting and the Closing Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, SPAC, Pubco and, after the Closing, the SPAC Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents; provided, however, that SPAC shall not amend or supplement the Registration Statement without the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Each of Pubco and SPAC, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Special Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and SPAC shall consider in good faith any such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to SPAC’s stockholders and the Company Earnout Participants, and, pursuant thereto, shall call the SPAC Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Special Meeting and the Closing Redemption.

(f) SPAC shall use its commercially reasonable efforts to cause: (a) Pubco to satisfy all applicable listing requirements of Nasdaq and (b) the Pubco Common Stock issuable in accordance with this Agreement, including the Mergers, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

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6.12 Required Company Stockholder Approval. As promptly as practicable after the Registration Statement has become effective, the Company will either (i) call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, or (ii) use its reasonable best efforts to obtain a signed written consent in lieu of a meeting of its stockholders for the Required Company Stockholder Approval, and the Company shall take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

6.13 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing, announcement or other public communication concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of their respective Affiliates without the prior written consent of SPAC and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall promptly notify the other Parties of such obligation and shall use its commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Holder Representative and SPAC Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.14 Confidential Information.

(a) The Company and the Holder Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of SPAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, the Holder Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s sole cost and expense, a protective Order or other remedy or waive compliance

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with this Section 6.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.14(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Holder Representative shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Holder Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Each SPAC Party hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that a SPAC Party or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each SPAC Party shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at such SPAC Party’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the SPAC Parties and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.15 Documents and Information. After the Closing Date, Pubco shall, and shall cause its Subsidiaries (including the Surviving Subsidiaries) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the SPAC Parties and the Heritage Companies in existence on the Closing Date and make the same available for inspection and copying by the SPAC Representative and the Holder Representative during normal business hours of Pubco and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Pubco or its Subsidiaries (including any Heritage Company) without first advising the SPAC Representative and the Holder Representative in writing and giving the SPAC Representative and the Holder Representative a reasonable opportunity to obtain possession thereof.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) Immediately after the Closing, the Parties shall take all necessary action (including causing the directors of Pubco to resign) to designate and appoint to Pubco’s board of directors (the “Post-Closing Pubco Board”) nine (9) individuals as follows: (i) one (1) individual designated by SPAC prior to the Closing (the “SPAC Director”), which SPAC Director shall qualify as an independent director under Nasdaq rules, (ii) four individuals that are designated by the Company prior to the Closing, which initially shall be Justin Stiefel, Jennifer Stiefel, and two individuals to be designated by the Company reasonably in advance of the effectiveness of the Registration Statement,

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and (iii) four (4) individuals that are mutually agreed upon by the Company and SPAC acting reasonably, all of whom shall be required to qualify as independent directors under Nasdaq rules. At or prior to the Closing, Pubco will provide each director serving on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, to be effective upon the Closing (or if later, such director’s appointment).

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of a SPAC Party or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of a SPAC Party or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and a SPAC Party or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, SPAC or the Company the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of each SPAC Party’s and the Company’s directors and officers, Pubco or SPAC shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, SPAC’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiaries shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

6.18 Trust Account Proceeds. The Parties agree that at the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by SPAC from any Transaction Financing shall first be used to pay (i) SPAC’s accrued Expenses, (ii) SPAC’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by SPAC to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of SPAC or Extension Expenses and (iv) any other Liabilities of SPAC that are due and payable as of the Closing (such payment amounts, collectively, the “Closing Payments”). Such Expenses and Liabilities, as well as any Expenses that are required to be paid by delivery of SPAC’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Pubco and the Surviving Subsidiaries.

6.19 Transaction Financing. Without limiting anything to the contrary contained herein, during the Interim Period, SPAC may, but shall not be required to, enter into financing agreements (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as SPAC and the Company shall agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by SPAC, the Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Such Financing Agreements may include non-redemption agreements from existing Public Stockholders and backstop agreements and private placement subscription agreements (whether for equity or debt) with any investors. Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise mutually agreed in writing by the Company and SPAC (such

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agreement not to be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company or SPAC, during the Interim Period, SPAC shall not (i) reduce the committed investment amount to be received by SPAC under any Financing Agreement or reduce or impair the rights of SPAC under any Financing Agreement in any material respect or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, (x) in any material respect and (y) excluding any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

6.20 Employment Agreements. Prior to the effectiveness of the Registration Statement, the Company shall use its best efforts (a) to cause each of Justin Stiefel and Jennifer Stiefel to enter into employment agreements with Pubco (or a Heritage Company), which shall be upon terms consistent with those set forth on Schedule 6.20 and otherwise reasonably acceptable to SPAC, to be effective as of the Closing; and (b) to cause such other individuals as may be mutually agreed by the Company and SPAC to enter into employment agreements with Pubco (or a Heritage Company), with each such Employment Agreement to be effective as of the Closing and in form and substance mutually agreed by the Company and SPAC. All employment agreements entered into in accordance with this Section 6.20 are referred to herein as the “Employment Agreements”.

6.21 Written Consents of Pubco and the Merger Subs. Promptly (but in any event within two (2) Business Days) after the execution and delivery of this Agreement by the Parties, Pubco and each of the Merger Subs will obtain in accordance with the DGCL the written consent of its sole stockholder, approving its entry into this Agreement and the Ancillary Documents to which it is or is required to be a party, the consummation of the transactions contemplated hereby and thereby and the performance by it of its obligations hereunder and thereunder (collectively, the “Written Consents”), and deliver a copy of such Written Consents to the Company.

6.22 Restricted Stock Unit Awards. Following the date of this Agreement, the Company shall use its best efforts to amend the terms of the Restricted Stock Unit Awards to provide that (a) neither the Company’s entry into this Agreement nor the consummation of the transactions contemplated hereby, including the Mergers, will constitute an event that results in the settlement of the Restricted Stock Unit Awards pursuant to the documentation governing such Restricted Stock Unit Awards, (b) such Restricted Stock Unit Awards shall settle on the date on which Pubco issues the press release referenced in the last sentence of Section 2.3(a) of the CVR Agreement, (c) the aggregate number of RSU Shares underlying the Restricted Stock Unit Awards shall have a portion thereof equal to the number of RSU CVR Shares be subject to potential forfeiture based on the forfeiture required in connection with the CVRs by the CVR Agreement and this Agreement, (d) the Holder Representative shall represent such RSU Award Recipient from and after the Closing for purposes of this Agreement, including with respect to the provisions of Section 1.11 hereof, consistent with the provisions of Section 10.17 that apply to Company Stockholders, and (e) the number of RSU Shares underlying an RSU Award Recipient’s particular Restricted Stock Unit Award shall be calculated in accordance with such holder’s Company Stockholder/RSU Pro Rata Share, with such amendments to be made in form and substance reasonably acceptable to SPAC (the “RSU Award Amendments”).

6.23 Other Noteholder Lock-Up Agreements. Following the date of this Agreement, the Company shall use its commercially reasonable efforts to cause each holder of a Company Interim Note to enter into an Other Noteholder Lock-Up Agreement.

ARTICLE VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Stockholder Approval. The SPAC Stockholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the SPAC Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of SPAC at the SPAC Special Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Stockholder Approval”).

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(b) Required Company Stockholder Approval. Either (i) the Company Special Meeting shall have been held in accordance with the DGCL and the Company’s Organizational Documents, or (ii) the Company shall have obtained a signed written consent of its stockholders in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Company Stockholders (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Net Tangible Assets Test. SPAC shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Closing Redemption and any Transaction Financing) or upon the Closing after giving effect to the Transactions (including the Closing Redemption and any Transaction Financing).

(h) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(j) Nasdaq Listing. The shares of Pubco Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(k) CVR Agreement. The Parties shall have received a copy of the CVR Agreement, duly executed by Pubco, the Holder Representative, the Sponsor and the CVR Rights Agent.

(l) CVR Escrow Agreement. The Parties shall have received a copy of the CVR Escrow Agreement, duly executed by Pubco, the Holder Representative, the Sponsor and the CVR Escrow Agent.

7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the SPAC Parties set forth in this Agreement and in any certificate delivered by or on behalf of a SPAC Party pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

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(b) Agreements and Covenants. The SPAC Parties shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No SPAC Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Pubco Organizational Document Amendment. Prior to the Closing, Pubco shall have amended and restated its Organizational Documents in substantially the forms of the Amended Pubco Organizational Documents.

(e) Minimum Cash Condition. Upon the Closing, SPAC and Pubco shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption) and the proceeds of any Transaction Financing, following the payment or deduction of (i) SPAC’s and Pubco’s unpaid Expenses and Indebtedness and SPAC’s and Pubco’s other outstanding Liabilities due and payable at the Closing, including, without limitation, the Closing Payments, and (ii) the Heritage Companies’ Expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the Merger and any Transaction Financing, at least equal to Ten Million U.S. Dollars ($10,000,000).

(f) Certain Ancillary Documents. Each of the Sponsor Earnout Letter and the CVR Funding and Waiver Letter shall be in full force and effect in accordance with the terms thereof as of the Closing.

(g) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii) Secretary Certificate. SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each SPAC Party’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the board of directors of each SPAC Party authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which a SPAC Party is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Founder Registration Rights Amendment. The Company shall have received a copy of the Founder Registration Rights Amendment, duly executed by the parties thereto, and such Founder Registration Rights Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing.

(v) Company Stockholder Registration Rights Agreement. The Company shall have received a copy of the Company Stockholder Registration Rights Amendment, duly executed by Pubco, and such Company Stockholder Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vi) Stock Escrow Amendment. The Company shall have received a copy of the Stock Escrow Amendment, duly executed by Pubco, SPAC, the Sponsor and Continental Stock Transfer & Trust Company, and the Stock Escrow Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vii) Nasdaq Listing. The shares of Pubco Common Stock to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq, subject only to official notice of issuance.

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7.3 Conditions to Obligations of the SPAC Parties. In addition to the conditions specified in Section 7.1, the obligations of the SPAC Parties to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Heritage Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Heritage Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The CVR Funding and Waiver Letter, the Lock-Up Agreements and the Non-Competition Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Restricted Stock Award Units. The Restricted Stock Unit Awards shall have been amended in accordance with Section 6.22.

(f) Other Noteholder Lock-Up Agreements. The holders of Company Interim Notes that did not deliver Lock-Up Agreements at the time of the execution of this Agreement shall have executed and delivered to SPAC Other Noteholder Lock-Up Agreements.

(g) Closing Deliveries.

(i) Officer Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii) Secretary Certificate. The Company shall have delivered to SPAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Subsidiary Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Heritage Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Heritage Company’s jurisdiction of organization and from each other jurisdiction in which the Heritage Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. The Company shall have delivered to SPAC a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

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(v) Employment Agreements. SPAC shall have received the Employment Agreements, in each case effective as of the Closing, with each such Employment Agreement duly executed by the parties thereto.

(vi) Founder Registration Rights Amendment. SPAC shall have received a copy of the Founder Registration Rights Agreement, duly executed by the IPO Underwriter, and such Founder Registration Rights Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vii) Stock Escrow Amendment. SPAC shall have received a copy of the Stock Escrow Agreement, duly executed by Continental Stock Transfer & Trust Company, and such he Stock Escrow Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing.

(viii) Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities (including, without limitation, Company Options) or commitments therefor, except for the Company Financing/Interim Warrants and the Company Interim Notes.

(ix) Registered Agent Letter. SPAC shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from Pubco (or its nominees) from Closing.

(x) Termination or Amendment of Certain Contracts. SPAC shall have received evidence reasonably acceptable to SPAC that the Contracts involving the Heritage Companies and/or Company Security Holders or other Related Persons set forth in Schedule 7.3(g)(x) shall have been terminated with no further obligation or Liability of the Heritage Companies thereunder, or otherwise amended to the satisfaction of SPAC in its reasonable discretion.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Heritage Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows.

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by February 17, 2023 (the “Outside Date”) (provided, that (A) if SPAC seeks and obtains an Extension beyond SPAC’s current deadline to consummate a Business Combination of February 17, 2023, SPAC shall have the right by providing written notice thereof to the Company to extend the Outside Date for one or more an additional periods equal in the aggregate to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for SPAC to consummate its Business Combination pursuant to such Extension (after giving effect to any automatic extension rights that SPAC may obtain in such Extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents) and (iii) such period as determined by SPAC; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by the Company to SPAC, if (i) there has been a breach by a SPAC Party of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of a SPAC Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC is in material uncured breach of this Agreement;

(f) by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on SPAC, Pubco and the Merger Subs taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Heritage Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(h) by written notice by either SPAC or the Company to the other, if the SPAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s stockholders have duly voted, and the Required SPAC Stockholder Approval was not obtained; or

(i) by written notice by either SPAC or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, the Company has complied with its obligations under Section 6.12 in all material respects, and the Required Company Stockholder Approval was not obtained.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.13, 6.14, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Sections 1.11, 6.18, 9.1, 10.16 and 10.17, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses. With respect to the Company, Expenses

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shall include any payments relating to the Employment Agreements due at or prior to the Closing. Notwithstanding the foregoing, each of SPAC and the Company shall be responsible for fifty percent (50%) of all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”), and fees and expenses relating to the filing of, or the registration of securities pursuant to, the Registration Statement and/or Proxy Statement.

Article IX
WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and the Holder Representative hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of SPAC Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within twelve (12) months after the closing of the IPO (or up to eighteen (18) months after the closing of the IPO if SPAC exercises its two automatic three-month extension rights as described in the IPO Prospectus), which has since been extended to February 17, 2023 by amendment to SPAC’s Organizational Documents, and is subject to further extension by additional amendments to SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Holder Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Holder Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Holder Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company and the Holder Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company and the Holder Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Holder Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and the Holder Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Holder Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the Holder Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article X
MISCELLANEOUS

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties and their respective Representatives in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the SPAC Parties or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby

10.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any SPAC Party at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Better World Acquisition Corp.	Ellenoff Grossman & Schole LLP
775 Park Avenue	1345 Avenue of the Americas, 11th Floor
New York, New York 10021	New York, New York 10105
Attn: Rosemary L. Ripley, Chief Executive Officer	Attn: Stuart Neuhauser, Esq.
Telephone: (212) 450-9700	Matthew A. Gray, Esq.
Email: rosemary@betterworldspac.com	Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com;
mgray@egsllp.com
If to the SPAC Representative, to:	with a copy (which will not constitute notice) to:
BWA Sponsor LLC	Ellenoff Grossman & Schole LLP
775 Park Avenue	1345 Avenue of the Americas, 11th Floor
New York, New York 10021	New York, New York 10105
Attn: Rosemary L. Ripley, Chief Executive Officer	Attn: Stuart Neuhauser, Esq.
Telephone: (212) 450-9700	Matthew A. Gray, Esq.
Email: rosemary@betterworldspac.com	Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com;
mgray@egsllp.com

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If to the Company, to:	with a copy (which will not constitute notice) to:
Heritage Distilling Holding Company, Inc.	Pryor Cashman, LLP
9668 Bujacich Road	7 Times Square
Gig Harbor, WA 98332	New York, New York 10036
Attn: Justin Stiefel	Attn: M. Ali Panjwani, Esq.;
Eric M. Hellige, Esq.
Telephone No.: (253) 509-0008	Telephone No.: 212-421-4100
Email: justin@heritagedistilling.com	Email: ali.panjwani@pryorcashman.com;
ehellige@pryorcashman.com
If to the Holder Representative to:	with a copy (which will not constitute notice) to:
Heritage Distilling Holding Company, Inc.	Pryor Cashman, LLP
9668 Bujacich Road	7 Times Square
Gig Harbor, WA 98332	New York, New York 10036
Attn: Justin Stiefel	Attn: M. Ali Panjwani, Esq.;
Eric M. Hellige, Esq.
Telephone No.: (253) 509-0008	Telephone No.: 212-421-4100
Email: justin@heritagedistilling.com	Email: ali.panjwani@pryorcashman.com;
ehellige@pryorcashman.com
If to Pubco or any Surviving Subsidiary after the Closing, to:	with a copy (which will not constitute notice) to:
Heritage Distilling Group, Inc.	Pryor Cashman, LLP
9668 Bujacich Road	7 Times Square
Gig Harbor, WA 98332	New York, New York 10036
Attn: Justin Stiefel	Attn: M. Ali Panjwani, Esq.;
Eric M. Hellige, Esq.
Telephone No.: 253-509-0008	Telephone No.: 212-421-4100
Email: justin@heritagedistilling.com	Email: ali.panjwani@pryorcashman.com;
ehellige@pryorcashman.com
and	and
the SPAC Representative	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Email: sneuhauser@egsllp.com;
mgray@egsllp.com

10.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC and the Company (and after the Closing, the SPAC Representative and the Holder Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.17, and of each of the Sponsor, EGS and PC in Section 10.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement for purposes of such Sections and related enforcement provisions, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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10.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.6 and any dispute to be determined by the Independent Expert in accordance with Section 1.11) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

10.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Sections 1.11 and 10.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery (and if such court lacks jurisdiction, any other state or federal court located in the State of Delaware) (or in any appellate court thereof) (the “Specified Courts”). Subject to Sections 1.11 and 10.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.3. Nothing in this Section 10.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

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10.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, the Company, the SPAC Representative and the Holder Representative.

10.12 Waiver. SPAC on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Holder Representative on behalf of itself and the Company Earnout Participants, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the SPAC Representative or the Holder Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement by Pubco or SPAC after the Closing shall also require the prior written consent of the SPAC Representative.

10.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary

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course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to SPAC, its stockholders under the DGCL or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

10.15 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16 SPAC Representative.

(a) Each of SPAC and Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints BWA Holdings LLC, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether the Earnout Milestones have been achieved and Earnout Shares are to be issued under Section 1.11; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Holder Representative, shall be binding upon SPAC, Pubco, and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

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(b) The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco and SPAC shall jointly and severally indemnify, defend and hold harmless the SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Pubco and SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 10.16 shall survive the Closing and continue indefinitely.

(c) The Person serving as the SPAC Representative may resign upon ten (10) days’ prior written notice to Pubco, SPAC and the Holder Representative, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

10.17 Holder Representative.

(a) Each Company Earnout Participant, by delivery of a Letter of Transmittal or other documentation reasonably acceptable to SPAC and the Company, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Justin Stiefel, in the capacity as the Holder Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Holder Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Holder Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Holder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under the Holder Representative Documents, including: (i) controlling and making any determinations with respect to whether the Earnout Milestones have been achieved and Earnout Shares are to be issued under Section 1.11; (ii) terminating, amending or waiving on behalf of such Person any provision of any Holder Representative Document (provided, that any such action, if material to the rights and obligations of the Company Earnout Participants in the reasonable judgment of the Holder Representative, will be taken in the same manner with respect to all Company Earnout Participants unless otherwise agreed by each Company Earnout Participant who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Holder Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Holder Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Holder Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Earnout Participant under this Agreement and to distribute the same to the Company Earnout Participants in accordance with their Earnout Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Holder Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Holder Representative, including any agreement between the Holder Representative and

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the SPAC Representative, Pubco and/or SPAC, shall be binding upon each Company Earnout Participant and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.17 are irrevocable and coupled with an interest. The Holder Representative hereby accepts its appointment and authorization as the Holder Representative under this Agreement.

(b) Any other Person, including the SPAC Representative, Pubco, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Holder Representative as the acts of the Company Earnout Participants under any Holder Representative Documents. The SPAC Representative, Pubco, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Holder Representative as to (i) the settlement of any disputes with respect to the Earnout Milestones pursuant to Section 1.11, (ii) any payment instructions provided by the Holder Representative or (iii) any other actions required or permitted to be taken by the Holder Representative hereunder, and no Company Earnout Participant shall have any cause of action against the SPAC Representative, SPAC, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Holder Representative. The SPAC Representative, Pubco, SPAC, the Company shall not have any Liability to any Company Earnout Participant for any allocation or distribution among the Company Earnout Participants by the Holder Representative of payments made to or at the direction of the Holder Representative. All notices or other communications required to be made or delivered to a Company Earnout Participant under any Holder Representative Document shall be made to the Holder Representative for the benefit of such Company Earnout Participant, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Earnout Participant with respect thereto. All notices or other communications required to be made or delivered by a Company Earnout Participant shall be made by the Holder Representative (except for a notice under Section 10.17(d) of the replacement of the Holder Representative).

(c) The Holder Representative will act for the Company Earnout Participants on all of the matters set forth in this Agreement in the manner the Holder Representative believes to be in the best interest of the Company Earnout Participants, but the Holder Representative will not be responsible to the Company Earnout Participants for any Losses that any Company Earnout Participant may suffer by reason of the performance by the Holder Representative of the Holder Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Holder Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Earnout Participants shall jointly and severally indemnify, defend and hold the Holder Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Holder Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Holder Representative’s duties under any Holder Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Holder Representative. In no event shall the Holder Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Holder Representative shall not be liable for any act done or omitted under any Holder Representative Document as the Holder Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Holder Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Holder Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Holder Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Earnout Participants, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Holder Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Holder Representative under this Section 10.17 shall survive the Closing and continue indefinitely.

(d) If the Holder Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Earnout Participants shall, within ten (10) days after such death, disability, dissolution, resignation or other event,

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appoint a successor Holder Representative (by vote or written consent of the Company Stockholders holding in the aggregate an Earnout Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the SPAC Representative, Pubco and SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Holder Representative” for purposes of this Agreement.

10.18 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the SPAC Parties, the SPAC Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented SPAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, the SPAC Representative or their respective Affiliates in connection with matters in which such Persons are adverse to SPAC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Holder Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the SPAC Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of SPAC, the Company and/or the Holder Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of any SPAC Party, the Sponsor, the SPAC Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the SPAC Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the SPAC Representative, shall be controlled by the Sponsor and the SPAC Representative and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Pryor Cashman LLP (“PC”) may have, prior to the Closing, jointly represented the Company, the Holder Representative and the Company Stockholders in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, PC will be permitted in the future, after the Closing, to represent the Holder Representative, the Company Stockholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the SPAC Parties and the SPAC Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with PC’s future representation of one or more of the Holder Representative, the Company Stockholders or their respective Affiliates in which the interests of such Person are adverse to the interests of a SPAC Party, the SPAC Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by PC of the Company, the Holder Representative, the Company Stockholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Holder Representative and the Company Stockholders shall be deemed the clients of PC with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Holder Representative and the Company Stockholders, shall be controlled by the Holder Representative and the Company Stockholders and shall not pass to or be claimed by Pubco or a Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, Pubco and he Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Heritage Companies in the preparation of the Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Change of Control” means: (a) any acquisition on any date after the Closing by any Person/Group (that is not an Affiliate of Pubco or any Surviving Subsidiary) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of the capital stock of Pubco that, with the Pubco capital stock already held by such Person/Group, constitutes more than 50% of the total voting power of the Pubco capital stock; provided, however, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional Pubco capital stock (other than with respect to an acquisition that results in a Person/Group (that is not an Affiliate of Pubco or any Surviving Subsidiary) owning 100% of the outstanding Pubco capital stock) (i) by any Person/Group who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the Pubco capital stock or (ii) pursuant to a pro rata distribution by Sponsor or its Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or (b) any acquisition on any date after the Closing of Pubco by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of Pubco capital stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

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“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Heritage Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Heritage Companies as of such time.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate amount of (A) all Indebtedness of the Heritage Companies (excluding the Indebtedness specified on Schedule 11(a)-1), plus (B) the Liabilities of the Heritage Companies specified on Schedule 11(a)-2, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles. For the avoidance of doubt, the principal amount of, and accrued and unpaid interest on, the Company Interim Notes shall not constitute Closing Net Debt.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Heritage Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options, Company Financing/Interim Warrants, Contributed Warrants, Company Interim Notes, Restricted Stock Unit Awards and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Earnout Participants” means, collectively, Company Stockholders, holders of Company Interim Notes, holders of Contributed Warrants and RSU Award Recipients.

“Company Equity Plan” means, collectively, the Heritage Distilling Company, Inc. 2018 Stock Incentive Plan and the Heritage Distilling Holding Company, Inc. 2019 Stock Incentive Plan.

“Company Financing Warrant” means, the Warrants issued by the Company on March 18, 2022.

“Company Financing/Interim Warrants” means, collectively, the Company Financing Warrants and the Company Interim Warrants.

“Company Founder Common Stock” means the shares of Founders Common Stock (as defined in the Company Charter) issued to Justin Stiefel and Jennifer Stiefel.

“Company Interim Notes” means the Unsecured Convertible Promissory Notes issued by the Company between April 19, 2022 and November 8, 2022 in an aggregate invested amount equal to $10,075,000 (not including original issue discount and other fees included in the principal amount thereof), including any similar Unsecured Convertible Promissory Notes issued by the Company after the date hereof, up to an aggregate invested amount of $11,000,000.

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“Company Interim Warrants” means the Common Stock Purchase Warrants issued by the Company to the holders of Company Interim Notes.

“Company Option” means an option to purchase Company Stock that was granted pursuant to the Company Equity Plan.

“Company Securities” means, collectively, the Company Stock, the Company Options, the Company Interim Notes, the Restricted Stock Unit Awards and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means any shares of the Company Common Stock (including, for the avoidance of doubt, shares of Company Founder Common Stock).

“Company Stockholder Pro Rata Share” means, with respect to each Company Stockholder and holder of Contributed Warrants, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by Pubco to such Company Stockholder or holder of Contributed Warrants in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by Pubco to all Company Stockholders and holders of Contributed Warrants in accordance with the terms of this agreement (in each case of clauses (i) and (ii), excluding Dissenting Shares of Dissenting Stockholders).

“Company Stockholder/RSU Pro Rata Share” means, with respect to each Company Stockholder, holder of Contributed Warrants and RSU Award Recipient, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by Pubco to such Company Stockholder or holder of Contributed Warrants, or the RSU Shares issuable to such RSU Award Recipient upon settlement of such RSU Recipient’s Restricted Stock Unit Award (after giving effect to the RSU Award Amendments), in each case, as of the Closing in accordance with the terms of this Agreement, divided by (ii) the aggregate of the total Stockholder Merger Consideration payable by Pubco to all Company Stockholders and holders of Contributed Warrants, plus the total RSU Shares issuable to RSU Award Recipients upon settlement of the Restricted Stock Unit Awards, in each case, as of the Closing in accordance with the terms of this agreement.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Transaction Bonuses” means transaction bonuses, if any, to be paid to Company employees, as may be reasonably agreed by SPAC and the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributed Warrants” means those Warrants issued by the Company to the individuals party to the Contribution Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated on or around the date hereof, by and among the Company and the warrant holders party thereto, substantially in the form attached hereto as Exhibit I, pursuant to which such warrant holders agree to contribute the Contributed Warrants to Pubco in exchange for the Stockholder Merger Consideration that such warrant holder would have received had such Contributed Warrants been exercised immediately prior to the Effective Time for such number of shares of Company Common Stock set forth in the Contribution Agreement.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled

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Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Conversion Ratio” means (a)(i) the Net Amount divided by (ii) the Fully-Diluted Company Shares divided by (b) Ten U.S. Dollars ($10.00).

“Copyrights” means any original works of authorship, including mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“CVR” means a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of a holder of a CVR to receive, in certain circumstances, a contingent payment in the form of Pubco Common Stock (or such other form as provided for therein), up to a maximum among for all holders of CVRs equal to the aggregate value of the sum of (i) the total number of CVR Escrow Shares and CVR Escrow Earnings held in the CVR Escrow Account and (ii) the RSU CVR Shares, pursuant to the terms and conditions of the CVR Agreement.

“CVR Agreement” means that certain Contingent Value Rights Agreement, to be entered into prior to or in connection with the Closing, by and among the Holder Representative (on behalf of the Company Stockholders), Pubco, the Sponsor and Continental Stock Transfer & Trust Company, substantially in the form attached hereto as Exhibit J.

“CVR Escrow Earnings” means any special or other extraordinary dividends or distributions or other income paid or otherwise accruing to the CVR Escrow Shares during the time such CVR Escrow Shares are held in the CVR Escrow Account, as of the relevant date (but, for the avoidance of doubt, excluding ordinary cash dividends and distributions).

“CVR Rights Agent” means Continental Stock Transfer & Trust Company, in its capacity as the rights agent under the CVR Agreement, or such other rights agent appointed prior to the Closing by SPAC, the Sponsor and the Holder Representative, or any successor or replacement rights agent under the CVR Agreement in accordance with the terms thereof.

“DGCL” means the Delaware General Corporation Law, as amended on or prior to the date hereof.

“Earnout Coverage Percentage” means the applicable percentage for each Price Earnout Milestone and Net Revenue Earnout Milestone set forth in the following table:

2023	2024	2025
Earnout Coverage Percentage for 2023 Net Revenue Earnout Milestone = 10%	Earnout Coverage Percentage for 2024 Net Revenue Earnout Milestone = 10%	Earnout Coverage Percentage for 2025 Net Revenue Earnout Milestone = 20%
Earnout Coverage Percentage for First Price Earnout Milestone = 10%	Earnout Coverage Percentage for Second Price Earnout Milestone = 10%	N/A

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“Earnout Pro Rata Share” means, with respect to each (i) holder of Company Interim Notes, a number of Earnout Shares equal to the quotient of (A) the product of (1) such holder’s Subscription Amount (as defined in the Company Interim Note) multiplied by (2) the applicable Earnout Coverage Percentage divided by (B) the applicable Pubco Share Price, and (ii) Company Stockholder, holder of Contributed Warrants and RSU Award Recipient, a number of Earnout Shares equal to (A)(1) the number of Earnout Shares due on any Earnout Payment Date less (2) the number of Earnout Shares payable on any Earnout Payment Date to holders of Company Interim Notes in accordance with the terms of this Agreement multiplied by (B) such Company Stockholder’s, holder of Contributed Warrants’ or RSU Award Recipient’s Company Stockholder/RSU Pro Rata Share.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Heritage Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Shares” means those certain shares of SPAC Common Stock held by the Sponsor that were initially purchased by the Sponsor as founder shares (as such term is used in the IPO Prospectus) in a private placement prior to the closing of the IPO.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Shares” means the total number of issued and outstanding shares of Company Common Stock, treating all outstanding in-the-money Company Convertible Securities as fully vested and as if the Company Convertible Security had been exercised, exchanged or converted as of the Effective Time, but excluding any Company Securities described in Section 1.14(b) and securities issuable upon, or subject to, the settlement or exercise of the Company Financing/Interim Warrants and Company Interim Notes.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

Annex A-71

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation; provided, that the term “Hazardous Material” shall not include any high proof alcohol beverage products made, processed, stored, blended, packaged or sold by the Company irrespective of whether such products may be treated as hazardous materials pursuant to applicable Law.

“Heritage Company” and “Heritage Companies” means, individually and collectively, respectively, each of the Company and its direct and indirect Subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.11(b) or 1.11(c) from the other Representative Party referring such dispute to the Independent Expert.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the SPAC Representative and the Holder Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the regional office of the AAA covering the State of Delaware in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.11(d).

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of November 12, 2020, and filed with the SEC on November 17, 2020 (File Nos. 333-249374 and 333-250051).

“IPO Underwriter” means EarlyBirdCapital, Inc., as the representative of the underwriters in the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

Annex A-72

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Heritage Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic (including COVID-19) or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) with respect to SPAC, the consummation and effects of any Redemption; and (vii) any action taken by the Company at the written request or direction of SPAC, Pubco or a Merger Sub provided that any such action is taken by the Company in accordance with the express terms of such request or direction; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Nasdaq” means the Nasdaq Capital Market.

Annex A-73

“Net Revenue” means consolidated revenue (net of returns and allowance for doubtful accounts) of Pubco and its Subsidiaries, including the Heritage Companies, as determined in accordance with GAAP, consistently applied (for the avoidance of doubt, including periods prior to the Closing, but excluding the revenues of SPAC, if any, for periods prior to the Closing). Net Revenue will exclude (x) any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income and (y) any revenues that are non-recurring and earned outside of the ordinary course of business.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) mechanic’s, materialmen’s, carriers’, repairers’, workers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP), (g) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (h) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (i) Liens securing payment, or any other obligations, of the applicable Person (including with respect to Indebtedness of such Person existing as of the date of this Agreement or entered into after the date of this agreement in accordance with the terms of this Agreement), that shall be extinguished at or prior to the Closing and (j) Liens arising out of, under, or in connection with (i) the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (and other applicable foreign and domestic securities or similar Laws) and (ii) restrictions on transfer, hypothecation or similar actions contained in a Person’s governing documents (including the Company’s stockholders agreement).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

Annex A-74

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrants” means one whole non-redeemable warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Private Warrants.

“Pubco Public Warrants” means one whole redeemable warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Public Warrants.

“Pubco Securities” means the Pubco Common Stock, the Pubco Warrants and the CVRs, collectively.

“Pubco Share Price” means, for any Price Earnout Milestone or Net Revenue Earnout Milestone achieved in (i) 2023, $12.50 per share, (ii) 2024, $15.00 per share and (iii) 2025, $17.50 per share.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each share of SPAC Common Stock is redeemed or converted pursuant to the Closing Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing.

“Reference Time” means the close of business of the Company on the Business Day immediately prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by SPAC and Pubco hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative Shares” means the 332,420 shares of SPAC Common Stock that were issued to the IPO Underwriter and its designees prior to the consummation of the IPO.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Restricted Stock Awards” means an award of restricted stock granted under the Company Equity Plan.

“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock granted under the Company Equity Plan.

“RSU Award Recipient” means any recipient of a Restricted Stock Unit Award.

“RSU CVR Shares” means the RSU Shares that shall be reserved and subject to forfeiture for purposes of settlement of the CVR in accordance with the terms of the RSU Award Amendments and the CVR Agreement. The total number of RSU CVR Shares as of the Closing shall be a number equal to the product of (a) the aggregate Company Stockholder/RSU Pro Rata Shares of all RSU Award Recipients, multiplied by (b) 3,000,000 shares.

“RSU Shares” means the shares of Company Common Stock or, following the Closing, the shares of Pubco Common Stock, issuable upon settlement of the Restricted Stock Unit Awards.

Annex A-75

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder or holder of Company Interim Notes who (i) is an executive officer or director of the Company or (ii) owns more than ten percent (10%) of the issued and outstanding shares of the Company (treating any Company Convertible Securities on an as-converted to Company Common Stock basis).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Common Stock” means the shares of common stock, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Holder Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to the Company, the Holder Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Heritage Companies.

“SPAC Preferred Stock” means the preferred stock, par value $0.0001 per share, of SPAC.

“SPAC Private Warrants” means one whole non-redeemable warrant that were issued by SPAC in a private placement to the Sponsor and EarlyBirdCapital Inc. at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of SPAC Common Stock at a purchase price of $11.50 per share.

“SPAC Public Warrants” means one whole redeemable warrant that was included in as part of each SPAC Public Unit, entitling the holder thereof to purchase one (1) SPAC Common Stock at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Common Stock, the SPAC Preferred Stock and the SPAC Warrants, collectively.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriters) consisting of one (1) share of SPAC Common Stock and one (1) SPAC Public Warrant.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Sponsor” means BWA Holdings LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

Annex A-76

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) that are the subject of commercially reasonable ongoing efforts of the Person that owns or otherwise controls such information to maintain such information in confidence, which provides a competitive advantage to the Heritage Companies.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Pubco Common Stock are actually traded on the principal securities exchange or securities market on which the Pubco Common Stock are then traded.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 12, 2020, as it may be amended, by and between SPAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

Annex A-77

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2023 Net Revenue Earnout Milestone	1.11(a)(i)
2024 Net Revenue Earnout Milestone	1.11(a)(iii)
2025 Net Revenue Earnout Milestone	1.11(a)(v)
Accounts Receivable	5.7(f)
Acquisition Proposal	6.6(a)
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Pubco Organizational Documents	1.7
Antitrust Laws	6.9(b)
Assumed Warrant Agreement	1.16(h)
Assumed Warrant(s)	1.14(f)
Audited Financial Statements	6.4(a)
Business Combination	9.1
CFO	1.11(b)
Closing	2.1
Closing Date	2.1
Closing Filing	6.13(b)
Closing Payments	6.18
Closing Press Release	6.13(b)
Closing Redemption	6.11(a)
Closing Statement	1.10
Company	Preamble
Company Benefit Plan	5.19(a)
Company Certificate of Merger	1.3
Company Certificates	1.16(a)
Company CVR Escrow Shares	1.12(a)
Company Disclosure Schedules	Article V
Company Financials	5.7(a)
Company In-Licensed IP	5.13(b)
Company Interim Note Conversion Shares	1.14(e)
Company IP Licenses	5.13(a)
Company Material Contract	5.12(a)
Company Merger	Recitals
Company Merger Sub	Preamble
Company Owned IP	5.13(a)
Company Permits	5.10
Company Personal Property Leases	5.16
Company Real Property Leases	5.15
Company Special Meeting	6.12
Company Stockholder CVR Escrow Shares	1.12(a)
Company Stockholder Registration Rights Agreement	Recitals
Company Surviving Subsidiary	1.2
CVR Escrow Account	1.12(b)
CVR Escrow Agent	1.12(b)
CVR Escrow Agreement	1.12(b)
CVR Escrow Property	1.12(b)
CVR Escrow Share Allocation	1.12(b)
CVR Escrow Shares	1.12(a)

Annex A-78

Term	Section
CVR Funding and Waiver Letter	Recitals
CVR Property	1.12(c)
D&O Indemnified Persons	6.17(a)
D&O Tail Insurance	6.17(b)
Deducted Earnout Shares	1.11(h)
Dispute	10.6
Dissenting Shares	1.19
Dissenting Stockholder	1.19
Earnout Payment Date	1.11(e)
Earnout Period	1.11(a)
Earnout Record Date	1.11(e)
Earnout Shares	1.11(a)
Earnout Statement	1.11(c)
Earnout Year	1.11(a)
Effective Time	1.3
EGS	2.1
Employment Agreements	6.20
Enforceability Exceptions	3.2
Environmental Permits	5.20(a)
Exchange Agent	1.16(a)
Expenses	8.3
Extension	6.3(a)
Extension Expenses	6.3(b)(iv)
Extension Redemption	3.5(b)
Federal Securities Laws	6.7
Financing Agreements	6.19
First Net Revenue Tranche	1.11(a)(i)
First Price Earnout Milestone	1.11(a)(ii)
First VWAP Tranche	1.11(a)(ii)
Founder CVR Escrow Shares	Recitals
Founder Registration Rights Agreement	Recitals
Founder Registration Rights Amendment	Recitals
Holder Representative	Preamble
Holder Representative Documents	10.17(a)
Incentive Plan	6.11(a)
Interim Balance Sheet Date	5.7(a)
Interim Period	6.1(a)
Investment Company Act	3.15
Letter of Transmittal	1.16(c)
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	1.16(f)
Merger Subs	Preamble
Mergers	Recitals
Net Amount	1.8
Net Revenue Earnout Milestone	1.11(a)(v)
Net Revenue Earnout Statement	1.11(c)
Non-Competition Agreement	Recitals
OFAC	3.17(c)
Off-the-Shelf Software	5.13(a)
Other Noteholder Lock-Up Agreement	Recitals

Annex A-79

Term	Section
Outbound IP License	5.13(c)
Outside Date	8.1(b)
Participant Consideration	1.8
Party(ies)	Preamble
PC	10.18(b)
Post-Closing Pubco Board	6.16(a)
Price Earnout Milestones	1.11(a)(iv)
Price Earnout Statement	1.11(b)
Proxy Statement	6.11(a)
Pubco	Preamble
Public Certifications	3.6(a)
Public Stockholders	9.1
Redemption	3.5(b)
Registration Statement	6.11(a)
Related Person	5.21
Released Claims	9.1
Representative Party	1.11(b)
Required Company Stockholder Approval	7.1(b)
Required SPAC Stockholder Approval	7.1(a)
Reviewed Interim Financial Statements	6.4(a)
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Second Price Earnout Milestone	1.11(a)(iv)
Section 409A Plan	5.19(j)
Significant Holder Lock-Up Agreement	Recitals
Signing Filing	6.13(b)
Signing Press Release	6.13(b)
SPAC	Preamble
SPAC Certificate of Merger	1.3
SPAC Certificates	1.16(e)
SPAC Director	6.16(a)
SPAC Disclosure Schedules	Article III
SPAC Financials	3.6(c)
SPAC Material Contract	3.13(a)
SPAC Merger	Recitals
SPAC Merger Sub	Preamble
SPAC Merger Sub	Preamble
SPAC Parties	Preamble
SPAC Representative	Preamble
SPAC Representative Documents	10.16(a)
SPAC Special Meeting	6.11(a)
SPAC Stockholder Approval Matters	6.11(a)
SPAC Surviving Subsidiary	1.1
Sponsor Earnout Letter	Recitals
Stock Escrow Agreement	Recitals
Stock Escrow Amendment	Recitals
Stockholder Merger Consideration	1.9
Surviving Subsidiaries	1.2
Top Customers	5.25
Top Suppliers	5.25

Annex A-80

Term	Section
Transaction Financing	6.19
Transferred Pubco Stock	1.11(h)
Transferring Stockholder	1.11(h)
Transmittal Documents	1.16(c)
Voting Agreements	Recitals
Written Consents	6.21

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Annex A-81

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

SPAC:
BETTER WORLD ACQUISITION CORP.
By:	/s/ Rosemary Ripley
	Name:	Rosemary Ripley
	Title:	Chief Executive Officer
Pubco:
HDH NEWCO, INC.
By:	/s/ Peter S.H. Grubstein
	Name:	Peter S.H. Grubstein
	Title:	Secretary and Treasurer
SPAC Merger Sub:
BWA MERGER SUB, INC.
By:	/s/ Peter S.H. Grubstein
	Name:	Peter S.H. Grubstein
	Title:	Secretary and Treasurer
Company Merger Sub:
HD MERGER SUB, INC.
By:	/s/ Peter S.H. Grubstein
	Name:	Peter S.H. Grubstein
	Title:	Secretary and Treasurer
The SPAC Representative:
BWA SPONSOR LLC, solely in the capacity as the SPAC Representative hereunder
By:	/s/ Rosemary Ripley
	Name:	Rosemary Ripley
	Title:	Managing Member
By:	/s/ Peter S.H. Grubstein
	Name:	Peter S.H. Grubstein
	Title:	Managing Member
The Company:
HERITAGE DISTILLING HOLDING COMPANY, INC.
By:	/s/ Justin Stiefel
	Name:	Justin Stiefel
	Title:	Chief Executive Officer
The Holder Representative:
JUSTIN STIEFEL, solely in the capacity as the Holder Representative hereunder
By:	/s/ Justin Stiefel

Annex A-82

Annex B

Form of Proposed Charter

Annex B-1

Annex C

Form of Proposed Bylaws

Annex C-1

Annex D

HERITAGE DISTILLING GROUP, INC.

2023 EQUITY INCENTIVE PLAN

Article I
PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

Article II
ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

Article III
ADMINISTRATION AND DELEGATION

3.1               Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator may delegate its authority to one or more officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act. The acts of such delegates shall be treated as acts of the Administrator, and such delegates shall report regularly to the Administrator regarding the delegated duties and responsibilities and any Awards granted. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2               Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

Article IV
STOCK AVAILABLE FOR AWARDS

4.1               Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, no more than [•] shares of Common Stock shall be available for the grant of Awards under the Plan (the “Overall Share Limit”). Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2               Share Recycling. If all or any part of an Award expires, lapses or is terminated, surrendered, repurchased, canceled without having been fully exercised or forfeited, or exchanged for or settled in cash, in any case, in a manner that results in the Company not issuing any Shares covered by the Award or acquiring Shares at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares, the unused or reacquired Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

Annex D-1

4.3               Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [•] Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4               Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options, stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate in accordance with Applicable Laws. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant under such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for new Awards under the Plan and shall not reduce or affect the Overall Share Limit; provided that such new Awards shall not be made after the date grants could have been made under the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5               Non-Employee Director Compensation. The Board may make Awards to non-employee Directors from time to time, subject to the limitations in the Plan. The Board will determine the terms, conditions and amounts of all such non-employee Director Awards in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time. Notwithstanding the foregoing, the sum of any cash compensation, other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director may not exceed $250,000 in any calendar year. The Board may, in its discretion, make exceptions to this limit in extraordinary circumstances; provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

Article V
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1               General.

(a)         The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. All Options shall be separately designated as Incentive Stock Options or Non-Qualified Stock Options at the time of grant. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right.

(b)         A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose. A Stock Appreciation Right may be payable in cash, Shares valued at Fair Market Value or a combination of the two, as the Administrator may determine or provide in the Award Agreement.

5.2               Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value of one Share on the grant date of the Option or Stock Appreciation Right.

Annex D-2

5.3               Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator in accordance with Applicable Laws, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation and cease to be exercisable, unless the Administrator otherwise determines.

5.4               Vesting of Options and Stock Appreciation Rights. Each Option or Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option or Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on a performance goal, which may be based on the Performance Criteria, or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options and Stock Appreciation Rights may vary.

5.5               Exercise.

(a)         Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.6 of the exercise price for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.8 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

(b)         If an Option is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any Shares until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Change in Control in which such Option is not assumed, continued, or substituted, or (iii) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company or a Subsidiary, or, if no such definition, in accordance with the then current employment policies and guidelines of the Company or employing Subsidiary), the vested portion of any Option may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from the Participant’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any Shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5.5(b) will apply to all Awards and are hereby incorporated by reference into such Award Agreements.

5.6               Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)         cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)         if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

Annex D-3

(c)         to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value which meet the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);

(d)         to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date; or

(e)         to the extent permitted by the Administrator, any combination of the above payment forms.

5.7               Termination of Service.

(a)         General. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, or as otherwise determined by the Administrator, following a Participant’s Termination of Service (other than upon the Participant’s death or Disability), a Participant may exercise an Option or Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Option or Stock Appreciation Right as of the date of such Termination of Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the Participant’s Termination of Service or (ii) the expiration of the term of the Option or Stock Appreciation Right as set forth in the Award Agreement. If, after Termination of Service, the Participant does not exercise the Option or Stock Appreciation Right within the time specified in the Award Agreement, the Option or Stock Appreciation Right shall terminate and cease to be exercisable. Notwithstanding the foregoing, if the Termination of Service is by the Company or any Subsidiary for Cause, all outstanding Options and Stock Appreciation Rights (whether or not vested) shall immediately terminate and cease to be exercisable.

(b)         Extension of Termination Date. The Administrator may provide in a Participant’s Award Agreement that if the exercise of the Option or Stock Appreciation Right following the Participant’s Termination of Service would be prohibited because the issuance of Shares would violate the registration requirements under the Securities Act or any other federal or state securities law or the rules of any securities exchange or interdealer quotation system, then the Option or Stock Appreciation Right shall terminate on the earlier of (i) the expiration of the term of the Option or Stock Appreciation Right or (ii) the date three (3) months following the end of the period during which the exercise of the Option or Stock Appreciation Right would be in violation of such registration or other securities law requirements.

(c)         Disability of Participant. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, or as otherwise determined by the Administrator, following a Participant’s Termination of Service as a result of the Participant’s Disability, a Participant may exercise an Option or Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Option or Stock Appreciation Right as of the date of such Termination of Service) but only within such period of time ending on the earlier of (i) the date twelve (12) months following the Participant’s Termination of Service or (ii) the expiration of the term of the Option or Stock Appreciation Right as set forth in the Award Agreement. If, after Termination of Service, the Participant does not exercise the Option or Stock Appreciation Right within the time specified in the Award Agreement, the Option or Stock Appreciation Right shall terminate and cease to be exercisable.

(d)         Death of Participant. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, or as otherwise determined by the Administrator, following a Participant’s Termination of Service as a result of the Participant’s death, the Option or Stock Appreciation Right may be exercised (to the extent the Participant was entitled to exercise such Option or Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or Stock Appreciation Right by bequest or inheritance or by a person designated to exercise the Option or Stock Appreciation Right upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date twelve (12) months following the date of death or (ii) the expiration of the term of the Option or Stock Appreciation Right as set forth in the Award Agreement. If, after the Participant’s death, the Option or Stock Appreciation Right is not exercised within the time specified in the Award Agreement, the Option or Stock Appreciation Right shall terminate and cease to be exercisable.

5.8               Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive

Annex D-4

Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value of one Share on the Option’s grant date, and the term of the Option will not exceed five (5) years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers of Shares acquired under the Option made within (a) two (2) years from the grant date of the Option or (ii) one (1) year after the transfer of such Shares to the Participant, with such notice specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company, nor any Subsidiary, nor the Administrator, nor any of their Affiliates will be liable to a Participant, or any other party, if an Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason will be a Non-Qualified Stock Option.

Article VI
RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1               General.

(a)         The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase from the Participant all or part of such Shares at their issue price or other stated or formula price (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period(s) that the Administrator establishes for such Award.

(b)         The Administrator may grant Restricted Stock Units to any Service Provider, which Awards may be subject to vesting and forfeiture conditions, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2               Restricted Stock.

(a)         Stockholder Rights. Subject to any restrictions set forth in the Award Agreement, Participants holding Restricted Stock generally shall have the rights and privileges of a stockholder with respect to such Shares, including the right to vote such Shares, and the right to dividends as provided in Section 6.2(b).

(b)         Dividends. Participants holding Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.

(c)         Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Restricted Stock, together with a stock power endorsed in blank.

(d)         Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the grant date, rather than as of the date(s) upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service (along with proof of the timely filing thereof).

6.3               Restricted Stock Units.

(a)         Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

Annex D-5

(b)         Stockholder Rights. A Participant will not have any rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c)         Dividend Equivalents. Prior to settlement or forfeiture, Restricted Stock Units awarded under the Plan may, at the Administrator’s discretion, provide for a right to Dividend Equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one Share while the Restricted Stock Unit is outstanding. Dividend Equivalents may be converted into additional Restricted Stock Units. Settlement of Dividend Equivalents may be made in the form of cash, Shares, other securities, other property, or in a combination of the foregoing. Prior to distribution, any Dividend Equivalents shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.

Article VII
OTHER STOCK OR CASH BASED AWARDS

7.1               The Administrator may grant Other Stock or Cash Based Awards to any Service Provider, including Awards to receive Shares in the future or Awards to receive annual or other periodic or long-term cash bonus awards. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions.

7.2        Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

Article VIII
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS

8.1               Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award, the Award’s exercise price (if applicable), granting additional Awards to Participants, and making cash payments to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary, final, and binding on all persons, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2         Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property); reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, or dissolution; sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or sale or exchange of Shares or other securities of the Company; Change in Control; issuance of warrants or other rights to purchase Shares or other securities of the Company; other similar corporate transaction or event; other unusual or nonrecurring transaction or event affecting the Company or its financial statements; or any change in any Applicable Laws or accounting principles, the Administrator, is authorized to take action as it deems appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Administrator to be made available under the Plan or with respect to any Award, (y) facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles. The Administrator may take such action either in the Award Agreement or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Laws or accounting principles may be made within a reasonable period of time after such change). The Administrator’s action(s) may include, but shall not be limited to, any one or more of the following actions:

(a)To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

Annex D-6

(b)         To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)         To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and types of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)         To make adjustments in the number and type of shares (or other securities or property) subject to such Award and/or with respect to which new Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and type of shares which may be issued) and/or in the terms and conditions of (including the exercise or purchase price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)         To replace such Award with other rights or property selected by the Administrator; and/or

(f)          To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3               Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.

8.4               General.

(a)         Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares; dividend payment; increase or decrease in the number of shares of any class; or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s exercise or purchase price.

(b)         The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares.

(c)          The Administrator may treat Participants and Awards (or portions thereof) differently from other Participants or other Awards under this Article VIII, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

Article IX
GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1               Transferability. Except as the Administrator may determine or provide in an Award Agreement, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent for Awards other than Incentive Stock Options, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

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9.2               Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3               Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4               Default Vesting. Unless otherwise set forth in an individual Award Agreement, each Award shall vest over a four (4) year period, with one-quarter (1/4) of the Award vesting on the first annual anniversary of the date of grant, with the remainder of the Award vesting monthly thereafter.

9.5               Leaves of Absence.

(a)         Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any Employee’s unpaid leave of absence and will resume on the date the Employee returns to work on a regular schedule as determined by the Administrator; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the employing Subsidiary, although any leave of absence not provided for in the applicable employee manual of the Company or employing Subsidiary needs to be approved by the Administrator, or (ii) transfers between locations of the Company or between the Company, its parent, or any Subsidiary.

(b)         For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or employing Subsidiary is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for federal tax purposes as a Non-qualified Stock Option.

9.6               Other Change in Status. Subject to compliance with Applicable Laws, including Section 409A of the Code, in the event a Service Provider’s regular level of time commitment in the performance of services for the Company, its parent, or any Subsidiary is reduced (for example, and without limitation, if the Service Provider is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Service Provider, the Administrator has the right in its sole discretion to (a) make a corresponding reduction in the number of Shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (b) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Service Provider will have no right with respect to any portion of the Award that is so reduced or extended.

9.7               Effect of Termination of Service; Change in Status. The Administrator will determine, in its sole discretion, the effect of all matters and questions relating to any Termination of Service, including, without limitation, (a) whether a Termination of Service has occurred, (b) whether a Termination of Service resulted from a discharge for Cause, (c) whether a particular leave of absence constitutes a Termination of Service, (d) whether a change in a Participant’s Service Provider status affects an Award, and (e) the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under an Award, if applicable.

9.8               Withholding.

(a)         Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Laws to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant.

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(b)          Subject to Section 10.8 and any Company insider trading policy (including blackout periods), a Participant may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value (provided such delivery does not create adverse accounting consequences to the Company, as determined by the Administrator), (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Administrator of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Administrator’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Administrator may elect to instruct any broker determined acceptable to the Administrator for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee. Each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Administrator and instruction and authorization to such broker to complete the transactions described in the preceding sentence.

9.9               Amendment of Award; Repricing.

(a)         The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6.

(b)         The Administrator may, subject to approval by the stockholders of the Company if required by Applicable Laws, (i) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) take such other action that is considered a “repricing” for purposes of Applicable Laws.

9.10             Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Administrator’s satisfaction, (b) as determined by the Administrator, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares.

9.11             Acceleration. The Administrator may at any time provide that an Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

Article X
MISCELLANEOUS

10.1             No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

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10.2             No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3             Effective Date and Term of Plan. The Plan will become effective on the Effective Date and, unless earlier terminated by the Board, will remain in effect until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards or (b) the tenth (10th) anniversary of the earlier of the date the Plan is approved by the Board or the date the Plan is approved by the Company’s stockholders. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4             Amendment of Plan. The Board and the Administrator may each amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination or expiration of the Plan’s term. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5             Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employment, employee benefits or other matters.

10.6             Section 409A.

(a)          General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)         Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Termination of Service of a Participant. For purposes of this Plan or any Award Agreement relating to an Award that constitutes “nonqualified deferred compensation” under Section 409A, references to a “termination,” “termination of employment,” Termination of Service or like terms means a “separation from service” (within the meaning of Section 409A).

(c)         Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to such Participant’s “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will

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instead be paid (as set forth in the Award Agreement) on the day immediately following such delay period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

10.7              Limitations on Liability. Notwithstanding any other provision of the Plan or any Award Agreement, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan or any Award because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan or any Award unless arising from such person’s own fraud or bad faith.

10.8             Lock-Up Period. The Company may, at the request of any underwriter representative, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9             Data Privacy.

(a)         As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares or securities held by the Participant in the Company or its Subsidiaries and Affiliates; and any Award details, to implement, manage and administer the Plan and Awards (the “Data”).

(b)         The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the jurisdiction where the Participant is located or elsewhere, and the jurisdiction where the Participant is located may have different data privacy laws and protections than the jurisdiction where the recipient is located. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares.

(c)         The Company may cancel a Participant’s ability to participate in the Plan and, in the Administrator’s discretion, forfeit any outstanding Awards if the Participant withdraws the consents in this Section 10.9. For more information on the consequences of withdrawing consent, Participants may contact their local human resources representative.

10.10           Severability. If any portion of the Plan, or any action taken under it, is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11           Governing Documents. If any conflict occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

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10.12           Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13           Forfeiture Events; Claw-back Provisions.

(a)         The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a Participant’s Termination of Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries and Affiliates.

(b)         All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives related to an Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back, recovery, or recoupment policy as in effect from time to time, including any policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder). In addition, the Administrator may include such other claw-back, recovery, or recoupment provisions in an Award Agreement as it determines is necessary or appropriate.

10.14           Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15           Conformity to Securities Laws. As a condition for receiving any Award, each Participant acknowledges that the Plan and each Award is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16           Relationship to Other Benefits. The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. No payment under the Plan will be considered part of a Participant’s salary or compensation or taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, severance, resignation, redundancy or other end of service payments, or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.17           Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or any Award, including amounts to be paid under Section 9.5(b)(iii): (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any sale; (d) to the extent the Company or its designee receives sale proceeds that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for a sale at any particular price; and (f) in the event the proceeds of a sale are insufficient to satisfy the Participant’s obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

10.18           Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Administrator shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

10.19           Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Shares or whether any fractional Shares should be rounded, forfeited or otherwise eliminated.

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10.20           Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Participants will be entitled to the benefit of Rule 16b-3 (or any other rule promulgated under Section 16 of the Exchange Act) and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 10.20, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

Article XI
DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1             “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2            “Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

11.3             “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any country or other jurisdiction where Awards are granted.

11.4             “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents or Other Stock or Cash Based Awards.

11.5             “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the Plan.

11.6             “Board” means the Board of Directors of the Company.

11.7             “Cause” means (a) if a Participant is a party to a written offer letter, employment, severance, consulting, or similar agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “cause” as defined in the Relevant Agreement, and (b) if no Relevant Agreement exists, (i) the Participant’s dishonest statements or acts with respect to the Company or any of its Subsidiaries or Affiliates, or any of their current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of, or plea of guilty or nolo contendere to (A) a felony (or crime of similar magnitude under Applicable Laws outside the United States) or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company, which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any of its Subsidiaries or Affiliates; (v) the Participant’s violation of any provision of any agreement(s) between the Participant and the Company or any of its Subsidiaries or Affiliates relating to non-competition, non-solicitation, nondisclosure, confidentiality, assignment of inventions or other similar restrictive covenant; (vi) the Participant’s material violation of any written policies or codes of conduct of the Company or any of its Subsidiaries or Affiliates, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (vii) the Participant’s conduct that brings or is reasonably likely to bring the Company or any of its Subsidiaries or Affiliates negative publicity or into public disgrace, embarrassment, or disrepute.

11.8             “Change in Control” means and includes each of the following:

(a)         A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under

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common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)During any twelve (12) month period, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination; (ii) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (iii) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)        which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, where “Successor Entity” means the Company or the person that owns or controls all or substantially all of the Company’s assets as a result of the transaction or otherwise succeeds to the business of the Company, and

(B)         after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that constitutes “nonqualified deferred compensation” under Section 409A, to the extent necessary to avoid taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), shall be consistent with such regulation.

11.9             “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.10           “Committee” means one or more committees or subcommittees of the Board or otherwise consisting of one or more Directors (or executive officers, to the extent Applicable Laws permit). To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award that is otherwise validly granted under the Plan.

11.11           “Common Stock” means the common stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Administrator from time to time in substitution thereof.

11.12           “Company” means Heritage Distilling Group, Inc., a Delaware corporation, or any successor.

11.13             “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company (or its parent or Subsidiary); (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.

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11.14           “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.15           “Director” means a Board member.

11.16           “Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 5.7(c) hereof, the term “Disability” shall have the meaning ascribed to it within the meaning of Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Administrator. Except in situations where the Administrator is determining Disability for purposes of the term of an Incentive Stock Option, the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any of its Subsidiaries or Affiliates in which the Participant participates.

11.17           “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of cash dividends paid on Shares.

11.18           “Effective Date” means the date as of which this Plan is adopted by the Board, subject to the approval of the Plan by the Company’s stockholders in accordance with Section 422 of the Code and the regulations promulgated thereunder. If such approval is not obtained, this Plan and any Awards granted under the Plan shall be null and void and of no force and effect.

11.19           “Employee” means any employee of the Company or any of its Subsidiaries.

11.20           “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares or the share price of Common Stock and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.21           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.22           “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (a) if the Common Stock is readily tradable on an established securities market, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not readily tradable on an established securities market but is quoted on a national market or other quotation system, its Fair Market Value will be the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) if the Common Stock is not readily tradable on an established securities market, its Fair Market Value will be determined in good faith by the Administrator; provided, in any case the Administrator may determine the Fair Market Value in its discretion to the extent such determination does not constitute a “material revision” to the Plan under applicable stock exchange or stock market rules and regulations (or otherwise require stockholder approval).

Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time. In addition, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A to the extent necessary for an Award to comply with, or be exempt from, Section 409A. The Administrator’s determination of Fair Market Value shall be conclusive and binding on all persons.

11.23           “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

Annex D-15

11.24           “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.25           “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.26           “Option” means an option to purchase Shares.

11.27           “Other Stock or Cash Based Awards” means Awards of cash, Shares, or other property that are valued wholly or partially by referring to, or are otherwise based on, Shares.

11.28           “Overall Share Limit” has the meaning set forth in Section 4.1.

11.29           “Participant” means a Service Provider who has been granted an Award.

11.30           “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales; revenue; sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit); profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow, free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by the Board or Administrator whether or not listed herein, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Administrator may provide for exclusion of the impact of an event or occurrence which the Administrator determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event, (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.31           “Plan” means this Heritage Distilling Group, Inc. 2023 Equity Incentive Plan, as may be amended from time to time.

11.32           “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

Annex D-16

11.33           “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one or more Shares or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

11.34           “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35           “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.36           “Securities Act” means the Securities Act of 1933, as amended.

11.37           “Service Provider” means an Employee, Consultant or Director.

11.38           “Shares” means shares of Common Stock.

11.39           “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.40           “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.41           “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.42           “Termination of Service” means the date the Participant ceases to be a Service Provider.

***

Annex D-17

Annex E

December 5, 2022

Better World Acquisition Corp.

775 Park Avenue

New York, NY 10021

PERSONAL & CONFIDENTIAL

Attention:    Board of Directors

Ladies and Gentlemen:

On September 13, 2022 we understand that Better World Acquisition Corp., a Delaware corporation (the “Company”) entered into an agreement regarding a business combination with Heritage Distilling Company, Inc., a Delaware corporation (together with its subsidiaries to the extent reasonably applicable, the “Seller” or “Heritage”), which will result in 100% of the outstanding equity and equity equivalents of the Seller (including options, warrants or other securities that have the right to acquire or convert into equity securities of the Seller) being transacted with by the Company or an affiliate thereof based on a mutually agreeable structure (the “Transaction”).

You have asked us whether, in our opinion, the sale Consideration (“Transaction Consideration”) is fair to the Company shareholders, from a financial point of view (this “Opinion”). In reaching our Opinion, we have, among other things:

•        Reviewed certain terms of the proposed Transaction to the extent provided by the delivery of this opinion, certain exhibits and schedules referenced therein and filed with the Securities and Exchange Commission;

•        Discussed with the senior management of the Company the financial consequences of the Transaction;

•        Held meetings and/or conference calls with the senior management of the Company and the Seller to discuss the business and operations of the business;

•        Reviewed and analyzed financial statements and other financial and operating information of the Seller for the fiscal years ended 2020, 2021 and 2022 (YTD);

•        Reviewed financial projections prepared by the management teams of the Company and the Seller;

•        Considered financial and other publicly available information concerning companies engaged in the Spirits, Liquors, Alcohol Cocktails and Drink Mixes market segments and considered the financial characteristics and valuations of those companies whose equity securities trade in the public capital markets;

•        Reviewed and analyzed certain publicly available and proprietary information concerning the financial and operating characteristics and valuations of certain M&A transactions.

•        Considered and applied three conventional valuation methodologies to the Company’s

•        Public Market Comparable Methodology

•        Precedent Transaction Methodology

•        Discounted Cash Flow Methodology

•        Performed such other work we judged necessary to develop our valuation conclusions.

In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all information reviewed by us, and we have relied upon the assurances of the Company’s management that it is not aware of any facts that would make such information inaccurate or misleading. We have not assumed any responsibility for verifying and have not independently verified such information or undertaken an independent valuation or appraisal of the individual assets or liabilities (contingent or otherwise) of the Company or the Seller, and we have not evaluated the solvency of the Company or the Seller or their respective affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. We express no opinion as to the liquidation value of any entity or as to the tax or other consequences of the Transaction. We are not legal, tax or accounting advisors and have relied upon the Company and its legal, tax and accounting advisors to make its own assessment of all legal, tax and accounting matters relating to the Company’s business and the related Transaction.

The Company and the Seller were able to provide information about the expected future financial performance of the Seller’s business. The Company and Seller have advised us and we have assumed that (i) the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management with respect to future performance, and (ii) the Projections provide a reasonable basis upon which to analyze and evaluate the Transaction and form an opinion. We express no opinion with respect to the Projections or the assumptions on which they are based. In arriving at our opinion, we did attribute particular weighting to our analysis, specifically in consideration to different comparable groups as well as on the different methodologies. Each method of analysis has inherent strengths and weaknesses, and the nature of the available information may further affect the analytic value of particular methods. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion. We have not reviewed the books and records of the Seller or conducted a physical inspection of the properties or facilities of the Seller, nor have we assumed any responsibility for any such review or inspection. We have assumed that the Transaction will be consummated on the terms set forth in the merger agreement without waiver or modification of any material terms. We have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Transaction are true and correct, and that each party will perform all of the covenants and agreements required to be performed by it under the terms of the Transaction. Our opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring after the date hereof. In rendering our opinion, we have not been engaged to act as an agent of or fiduciary to the Company, the Seller or any other third party. We have prepared this report for the Company in connection with its review of the Transaction, and we will receive a fee from the Company for such services upon delivery of this opinion irrespective of our conclusions. This opinion does not constitute a recommendation to the Company as to whether the Company or its shareholders should approve the Transaction.

This opinion does not address (i) the terms of the Transaction except the fairness of the Transaction Consideration as expressly set forth in our opinion, (ii) the decision of the Board of Directors of the Company to proceed with the Transaction or the timing thereof, or (iii) the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for the Company. The financial and other terms of the Transaction were determined by the Board and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation received by any officers, directors or employees of any party to either the Transaction, or any class of such persons, or with respect to the fairness of any such compensation relative to the Transaction value or otherwise. We have assumed at the Company’s direction that in conducting the process leading up to the Transaction, the Board of Directors of the Company has complied with its fiduciary duties and that the decision of the Board of Directors of the Company to enter negotiations and execute the Transaction with the Seller was based on the exercise of appropriate business judgment.

Annex E-2

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Transaction.

Our opinion addresses only the fairness of the Transaction Consideration, from a financial point of view, and we do not express any views on any other terms of the Transaction, including without limitation the effect of any adjustments, escrows, indemnities or holdbacks provided for in the Transaction agreements.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Transaction. This Opinion may not be used for any other purpose without our prior written consent. This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s shareholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Transaction or otherwise. This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Transaction, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for acting as financial advisor to the Board in connection with the Transaction and rendering this Opinion, no portion of which is contingent upon the completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Transaction Consideration is fair from a financial point of view to the Company.

Respectfully submitted,

Noble Capital Markets, Inc.

Annex E-3